PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
Supplement dated April 27, 2020
to Prospectuses dated April 27, 2020
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
On March 27, 2020 (Date of Enactment), Congress passed and President Trump signed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans.
Waiver of Required Minimum Distributions (RMDs) for 2020
The requirement to take minimum distributions from defined contribution plans and IRAs is waived for 2020.  The waiver would apply to any RMD due from such an arrangement in 2020, even RMDs with respect to the 2019 tax year that are due in 2020.  For example, if an IRA owner turned age 70½ in 2019, they owe an RMD for the 2019 tax year but can wait until 4/1/20 to take it.  If they did not take that first RMD in 2019, the bill waives it, along with the requirement to take their second RMD (for the 2020 tax year) by the end of 2020.  The relief applies both to lifetime and post-death RMDs.  In that regard, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year.  It is unclear whether this treatment applies for the 10-year period imposed by the SECURE Act. Although also unclear, the 1-year election rule for life expectancy payments by an eligible beneficiary may be extended based on the position the IRS took in Notice 2009-82.
Withdrawals from Employer Plans and IRAs, including Roth IRAs
Relief is provided for “coronavirus-related distributions” from qualified plans and IRAs. The relief applies to such distributions made at any time during the 2020 calendar year, as follows:

•	Permits such distributions to be treated as in-service distributions, even if such amounts are not otherwise distributable from the plan under sections 401(k), 403(b), or 457, as applicable;

•	Provides an exception to the 10% early distribution penalty under Code section 72(t) (but not for the similar penalty tax under Code section 72(q) that applies to non-qualified annuities);

•	Exempts such distributions from the 402(f) notice requirements and mandatory 20% withholding applicable to eligible rollover distributions, as applicable;

•
Permits the individual to include income attributable to such distributions ratably over the three-year period beginning with the year the distribution would otherwise be taxable (this spreading would apply unless the taxpayer elects out); and

•
Permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution.

The distribution must come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e. , an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan.  The relief would be limited to aggregate distributions of $100,000.  See below for a description of who is eligible for the relief.
Plan Loans
The following relief is provided with respect to plan loans (if available under a contract) taken by any “qualified individual” who is affected by the coronavirus:

•
For loans made during the 180-day period beginning on the date of enactment, the maximum loan amount would be increased from $50,000 or 50% of the vested account balance to $100,000 or 100% of the vested account balance.  Note that Department of Labor regulations require that plan loans be secured by no more than half of the account balance.  It is not clear whether this is an impediment to increasing the loan limit to 100% of the account balance.  We understand that DOL is aware of this issue.

•
The due date for any repayment on a loan that otherwise is due between the date of enactment and December 31, 2020, would be delayed for one year.  This also would extend the maximum loan period (normally five years).

LPLOASAI                                             OPTIMUMX

Based on prior IRS guidance involving similar relief for natural disasters, all of the changes would be optional for plans See below for a description of who is eligible for the plan loan relief.
Eligible Individuals for Withdrawal and Loan Relief
The administrator of an eligible retirement plan may rely on an employee’s certification that the employee satisfies the conditions for eligibility.  The eligibility criteria for the relief remain the same, meaning the individual must fall within one of the following categories:

•	The individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

•	The individual’s spouse or dependent is diagnosed with such virus or disease; or

•
The individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury.

IRS Guidance
Extension of IRA Contribution Deadline
The deadline for making an IRA or Roth IRA contribution has been extended until July 15, 2020, the extended deadline for filing an individual’s 2019 tax return.

LPLOASAI                                             OPTIMUMX

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive, Shelton, Connecticut 06484
OPTIMUM XTRASM
Flexible Premium Deferred Annuities
PROSPECTUS: APRIL 27, 2020
This prospectus describes one flexible premium deferred annuity (the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”) exclusively through LPL Financial Corporation. If you are receiving this prospectus, it is because you currently own this prospectus. The Annuity was offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional. The Annuity or certain of its investment options and/or features may not be available in all states. In addition, the selling broker-dealer firm through which this Annuity is sold may decline to make available to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, the firm may restrict the optional benefits that it makes available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). The selling broker-dealer firm may not make available or may not recommend the Annuity based on certain criteria. Please speak to your financial professional for further details. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum XTra Annuity grants credits with respect to your Purchase Payments, the expenses of the Optimum XTra Annuity may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits that you receive under the Optimum XTra Annuity may be more than offset over time by the additional fees and charges associated with the credit.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the annual and semi-annual shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from us electronically anytime at our website www.prudential.com. You may elect to receive all future shareholder reports in paper free of charge by calling 1-888-778-2888. Your election to receive reports in paper will apply to all portfolios available under your contract.
THE SUB-ACCOUNTS
Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Advanced Series Trust and Wells Fargo Variable Trust. See the following page for a complete list of Sub-accounts.
PLEASE READ THIS PROSPECTUS
Please read this Prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
AVAILABLE INFORMATION
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under “Contents of Statement of Additional Information”. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may

LPLOASAI                                             OPTIMUMX

also be obtained through the SEC’s Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.
In compliance with U.S. law, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
The Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Government Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. OPTIMUM XTRASM IS A SERVICE MARK OR REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 or at www.prudentialannuities.com

Prospectus Dated: April 27, 2020	Statement of Additional Information Dated: April 27, 2020

LPLOASAI                                             OPTIMUMX

INVESTMENT OPTIONS
Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio
AST Balanced Asset Allocation Portfolio
AST BlackRock Low Duration Bond Portfolio
AST BlackRock/Loomis Sayles Bond Portfolio
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Bond Portfolio 2025
AST Bond Portfolio 2026
AST Bond Portfolio 2027
AST Bond Portfolio 2028
AST Bond Portfolio 2029
AST Bond Portfolio 2030
AST Bond Portfolio 2031
AST Capital Growth Asset Allocation Portfolio
AST Cohen & Steers Realty Portfolio
AST Government Money Market Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST Investment Grade Bond Portfolio
AST J.P. Morgan International Equity Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Growth Portfolio
AST Small-Cap Value Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Western Asset Core Plus Bond Portfolio

Wells Fargo Variable Trust:
Wells Fargo VT International Equity — Class 1
Wells Fargo VT Omega Growth — Class 1

(i)

(ii)

GLOSSARY OF TERMS
Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.
Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to the Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.
Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such purchase payments.
Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.
Annuitization: The application of Account Value to one of the available annuity options to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.
Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, and (b) the fifth anniversary of the Issue Date, whichever occurs first.
Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.
Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.
Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
Combination 5% Roll-up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.
Contingent Annuitant: The natural person named to become the Annuitant upon the death of Annuitant prior to the Annuity Date. A Contingent Annuitant may be named only in limited circumstances involving an Annuity issued to a Custodial Account or to a tax-qualified retirement plan.
Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.
Custodial Account: A trust or custodial account that qualifies as an individual retirement account as defined in Section 408(a) of the Code, including a Roth IRA that satisfies the definitions in Sections 408(a) and 408A of the Code.
Enhanced Beneficiary Protection Death Benefit: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.
Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.
Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation).
Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the laws of your state, and may vary depending on whether your purchase is a replacement or not.
Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.

1

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.
Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMIB.
Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMWB.
Guaranteed Return Option Plus 2008(GRO Plus 2008)/Highest Daily® Guaranteed Return Option (Highest Daily GRO)/Guaranteed Return Option Plus II (GRO Plus II)/Highest Daily® Guaranteed Return Option II (HD GRO II): Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.
Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals. We no longer offer HAV.
Highest Daily Lifetime® Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Highest Daily Lifetime Five.
Highest Daily Lifetime® Seven Income Benefit: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.
Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.
Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 6 Plus.
Highest Daily® Value Death Benefit (“HDV”): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.
Interim Value: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocations plus all interest credited to the MVA Fixed Allocations as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocations. The Interim Value does not include the effect of any MVA.
Issue Date: The effective date of your Annuity.
Key Life: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.
Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Lifetime Five.
MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

2

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or individual named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.
Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.
Spousal Highest Daily Lifetime® Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.
Spousal Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.
Spousal Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 6 Plus.
Spousal Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Spousal Lifetime Five.
Sub-account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.
Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.
Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.
Unit Value: Each Variable Sub-Account has a separate value for its Units (this is analogous to, but not the same as, the share price of a mutual fund).
Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued, not including any day: (1) trading on the NYSE is restricted; (2) an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or (3) the SEC, by order, permits the suspension or postponement for the protection of security holders.

3

SUMMARY OF CONTRACT FEES AND CHARGES
Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against the Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.
The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.
FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX E – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

TRANSACTION FEES AND CHARGES
CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY 1
OPTIMUM XTRA

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1
The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	OPTIMUM XTRA
Transfer Fee [2]	$15.00 maximum currently, $10.00
Tax Charge [3]	0% to 3.5%

2	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.

3
In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	OPTIMUM XTRA
Annual Maintenance Fee [4]	Lesser of $35 or 2% of Account Value
Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [6] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE	OPTIMUM XTRA
Mortality & Expense Risk Charge [6]	1.60%
Administration Charge [6]	0.15%
Settlement Service Charge [7]	1.40% (qualified); 1.00% (nonqualified)
Total Annual Charges of The Sub-accounts (excluding settlement service charge)	1.75%

4
Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.

5	These charges are deducted daily and apply to the Sub-accounts only.

6	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.

4

7
The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges. In general, we reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. However, we have no present intention of doing so. The total charge column depicts the sum of the applicable Insurance Charge and the charge for the particular optional benefit.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [9]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [10] for OPTIMUM XTRA
GRO PLUS II
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY GRO II
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
Maximum Charge [11] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.75% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [11] (assessed against greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.75% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
Maximum Charge [11] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.75% + 0.95%
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)
Maximum Charge [11] (assessed against Sub-account net assets)	0.75%	2.50%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	2.35%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Maximum Charge [11] (assessed against Sub-account net assets)	0.75%	2.50%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	2.35%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
Maximum Charge [11] (assessed against Sub-account net assets)	1.00%	2.75%
Current Charge (assessed against Sub-account net assets)	0.35%	2.10%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Maximum Charge [11] (assessed against PIV)	1.00%	1.75% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.75% + 0.50%

5

YOUR OPTIONAL BENEFIT FEES AND CHARGES [9]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [10] for OPTIMUM XTRA
LIFETIME FIVE INCOME BENEFIT
Maximum Charge [11] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
Maximum Charge [11] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.75%	2.50%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
Maximum Charge [11] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [11] (assessed against the PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the PWV)	0.60%	1.75% + 0.60%
HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [11] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [11] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [11] (assessed against the PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.75% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [11] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.75% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.75% + 0.90%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%

6

YOUR OPTIONAL BENEFIT FEES AND CHARGES [9]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [10] for OPTIMUM XTRA
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.25%	2.00%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.25%	2.00%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.50%	2.25%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.50%	2.25%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

8	GRO Plus II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The 2.35% total annual charge applies.
Highest Daily GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The 2.35% total annual charge applies.
Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.85% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Highest Daily Lifetime 6 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 1.20% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.95% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
GRO Plus 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. For elections prior to May 1, 2009, the charge is 0.35% of Sub-account assets, for a 2.10% total annual charge. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. This benefit is no longer available.
Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets, and 2.10% total annual charge applies. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. This benefit is no longer available.
Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.10% total annual charge applies. This benefit is no longer available for new elections.
Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. 0.50% of PIV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.
Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.50% total annual charge applies. This benefit is no longer available for new elections.
Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven: 0.60% of PWV is in addition to 1.75% annual charge. PWV is described in the Living Benefits section of this Prospectus. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven with LIA: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

7

Highest Daily Lifetime 7 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.90% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.00% total annual charge applies. This benefit is no longer available for new elections.
Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 0.25% charge results in 2.00% total annual charge. This benefit is no longer available for new elections.
Combination 5% Roll-Up and HAV Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 0.50% charge results in 2.25% total annual charge. This benefit is no longer available for new elections.
Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.25% total annual charge applies. This benefit is no longer available for new elections.

9
The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

10
Our reference in the fee table to “current and maximum” charge does not mean that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

11	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) for the year ended December 31, 2019 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL UNDERLYING PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Underlying Portfolio Operating Expense	0.58%	1.44%
The following are the total annual expenses for each underlying mutual fund (“Portfolio”) for the year ended December 31, 2019, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2019 and do not necessarily reflect the fees you may incur. The “Total Annual Underlying Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

8

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Academic Strategies Asset Allocation Portfolio*	0.63%	0.04%	0.11%	0.04%	0.00%	0.57%	1.39%	0.01%	1.38%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST BlackRock Low Duration Bond Portfolio*	0.48%	0.05%	0.25%	0.00%	0.00%	0.00%	0.78%	0.06%	0.72%
AST BlackRock/Loomis Sayles Bond Portfolio*	0.46%	0.03%	0.25%	0.03%	0.00%	0.00%	0.77%	0.04%	0.73%
AST Bond Portfolio 2020	0.47%	0.18%	0.25%	0.00%	0.00%	0.00%	0.90%	0.00%	0.90%
AST Bond Portfolio 2021*	0.47%	0.22%	0.25%	0.00%	0.00%	0.01%	0.95%	0.01%	0.94%
AST Bond Portfolio 2022*	0.47%	0.29%	0.25%	0.00%	0.00%	0.00%	1.01%	0.08%	0.93%
AST Bond Portfolio 2023*	0.47%	0.49%	0.25%	0.00%	0.00%	0.00%	1.21%	0.28%	0.93%
AST Bond Portfolio 2024*	0.47%	0.37%	0.25%	0.00%	0.00%	0.00%	1.09%	0.16%	0.93%
AST Bond Portfolio 2025*	0.47%	0.30%	0.25%	0.00%	0.00%	0.00%	1.02%	0.09%	0.93%
AST Bond Portfolio 2026	0.47%	0.13%	0.25%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2027	0.47%	0.15%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST Bond Portfolio 2028*	0.47%	0.53%	0.25%	0.00%	0.00%	0.00%	1.25%	0.32%	0.93%
AST Bond Portfolio 2029*	0.47%	0.46%	0.25%	0.00%	0.00%	0.00%	1.18%	0.25%	0.93%
AST Bond Portfolio 2030*	0.47%	0.72%	0.25%	0.00%	0.00%	0.00%	1.44%	0.51%	0.93%
AST Bond Portfolio 2031*	0.47%	0.08%	0.25%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST Cohen & Steers Realty Portfolio	0.83%	0.02%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Government Money Market Portfolio	0.30%	0.03%	0.25%	0.00%	0.00%	0.00%	0.58%	0.00%	0.58%
AST Hotchkis & Wiley Large-Cap Value Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.01%	0.82%
AST International Growth Portfolio*	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.02%	1.08%
AST International Value Portfolio	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Investment Grade Bond Portfolio*	0.47%	0.05%	0.25%	0.00%	0.00%	0.00%	0.77%	0.04%	0.73%
AST J.P. Morgan International Equity Portfolio	0.71%	0.05%	0.25%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Loomis Sayles Large-Cap Growth Portfolio*	0.71%	0.01%	0.25%	0.00%	0.00%	0.00%	0.97%	0.06%	0.91%
AST MFS Growth Allocation Portfolio	0.67%	0.06%	0.25%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST MFS Growth Portfolio*	0.71%	0.02%	0.25%	0.00%	0.00%	0.00%	0.98%	0.02%	0.96%
AST Mid-Cap Growth Portfolio	0.81%	0.02%	0.25%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.78%	0.94%	0.00%	0.94%
AST Small-Cap Growth Opportunities Portfolio	0.77%	0.03%	0.25%	0.00%	0.00%	0.01%	1.06%	0.00%	1.06%
AST Small-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Small-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.07%	1.07%	0.00%	1.07%
AST T. Rowe Price Large-Cap Growth Portfolio*	0.68%	0.01%	0.25%	0.00%	0.00%	0.00%	0.94%	0.04%	0.90%
AST T. Rowe Price Large-Cap Value Portfolio*	0.56%	0.01%	0.25%	0.00%	0.00%	0.00%	0.82%	0.01%	0.81%
AST Templeton Global Bond Portfolio	0.63%	0.06%	0.25%	0.00%	0.00%	0.00%	0.94%	0.00%	0.94%
AST WEDGE Capital Mid-Cap Value Portfolio*	0.78%	0.04%	0.25%	0.00%	0.00%	0.00%	1.07%	0.01%	1.06%
AST Western Asset Core Plus Bond Portfolio	0.50%	0.02%	0.25%	0.00%	0.00%	0.00%	0.77%	0.00%	0.77%
Wells Fargo VT International Equity Fund - Class 1*	0.80%	0.33%	0.00%	0.00%	0.00%	0.00%	1.13%	0.44%	0.69%
Wells Fargo VT Omega Growth Fund - Class 1*	0.60%	0.22%	0.00%	0.00%	0.00%	0.00%	0.82%	0.07%	0.75%

AST Academic Strategies Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Low Duration Bond Portfolio
The Manager has contractually agreed to waive 0.057% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio
The Manager has contractually agreed to waive 0.035% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

9

AST Bond Portfolio 2021
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2022
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2023
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2024
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2025
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2028
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2029
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2030
 The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2031
The Portfolio commenced operations on January 2, 2020. Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $200 million for the Portfolio for the fiscal period ending December 31, 2020.

AST Hotchkis & Wiley Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.009% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST International Growth Portfolio
The Manager has contractually agreed to waive 0.02% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Investment Grade Bond Portfolio
The Distributor has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of the Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.

AST Loomis Sayles Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.060% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Growth Portfolio
The Manager has contractually agreed to waive 0.0140% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0045% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.0373% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.0011% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0117% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST WEDGE Capital Mid-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

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Wells Fargo VT International Equity Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1 and 0.94% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Omega Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

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EXPENSE EXAMPLES
These examples are intended to help you compare the cost of investing in our Annuity with the cost of investing in other variable annuities.
Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5.0% return each year.
The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

▪	Insurance Charge

▪	Distribution Charge (if applicable)

▪	Contingent Deferred Sales Charge

▪	Annual Maintenance Fee

▪	The maximum combination of optional benefit charges
The examples also assume the following for the period shown:

▪	You allocate all of your Account Value to the Sub-account with the maximum gross total annual portfolio operating expenses, and those expenses remain the same each year*

▪	For each charge, we deduct the maximum charge rather than the current charge

▪	You make no withdrawals of your Account Value

▪	You make no transfers, or other transactions for which we charge a fee

▪	No Tax Charge applies

▪
You elect the Highest Daily Lifetime 6 Plus with Combination 5.0% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

▪	No purchase payment credit is granted under the Annuity.
Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.
Expense Examples are provided as follows: 2

	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,494	$2,597	$3,621	$6,279
If you annuitize your annuity at the end of the applicable time period: [1]	$594	$1,797	$3,021	$6,179
If you do not surrender your annuity:	$594	$1,797	$3,021	$6,179

1.	If you own Optimum Xtra, your ability to annuitize in the first 3 Annuity Years may be limited.

2.	Expense examples calculations for Optimum Xtra are not adjusted to reflect the purchase credit. If the purchase credit were reflected in the calculations, expenses would be higher.
For information relating to accumulation Unit Values pertaining to the sub-accounts, please see Appendix A – condensed Financial Information About Separate Account B.

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SUMMARY
Optimum XTra
This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your financial professional can also help you if you have questions.
What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial professional, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.
Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.
What does it mean that my variable annuity is “tax deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings or interest from your annuity until distributions are made from your Annuity. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 ½, you also may be subject to a 10% additional federal tax.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuity listed below. With the help of your financial professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuity described in this prospectus is:

▪	Optimum XTra
How do I purchase the variable annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
Optimum XTra	75	$10,000
The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the sections entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.
We may allow you to purchase an Annuity with an amount lower than the “Minimum Initial Purchase Payment” if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.
You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.
After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

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See “What Are Our Requirements for Purchasing the Annuity?” for more detail.
Where should I invest my money? With the help of your financial professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.
We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.
See “Investment Options,” and “Managing Your Account Value.”
How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the “Tax Considerations” section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.
You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.
See “Access to Account Value.”
Options for Guaranteed Lifetime Withdrawals. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.
As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

▪	Spousal Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 7 Plus

▪	Spousal Highest Daily Lifetime 7 Plus

▪	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

▪	Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Highest Daily Lifetime Seven

▪	Spousal Highest Daily Lifetime Seven

▪	Highest Daily Lifetime Seven with Lifetime Income Accelerator

▪	Highest Daily Lifetime Seven with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

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The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.
Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Guaranteed Return Option Plus II

▪	Highest Daily Guaranteed Return Option II

▪	Guaranteed Return Option Plus 2008*

▪	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.
What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. The annuity offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent’s age).
We also offer optional death benefits for an additional charge:

▪	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

▪
Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information.
How do I receive credits?
With Optimum XTra, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the amount of the purchase payment:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%
Please note that during the first 10 years, the total asset-based charges on the Optimum XTra annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum XTra annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State law, we may also take back credits if you return your Annuity under the “free-look” provision.
Please see the section entitled “Managing Your Account Value” for more information.
What are the Annuity’s Fees and Charges?
Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your Annuity has been in effect.

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
Optimum XTra	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

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Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contract.
Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.
Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less.
Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The Tax Charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay. Please see the section titled “Fees and Charges” for more information.
Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE	Optimum XTra
Mortality & Expense Risk Charge	1.60%
Administration Charge	0.15%
Total Insurance Charge	1.75%
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.
Costs to Sell and Administer Our Variable Annuity:
Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See “General Information”.
Other Information
Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS
WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. Please consult with a qualified investment professional if you wish to obtain investment advice. You bear the investment risk for amounts allocated to the Portfolios. Please see the “General Information” section of this Prospectus, under the heading “Fees and Payments Received by Prudential Annuities” for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.
The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.
The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans or other limited classes of investors permitted by the Code. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities (“Affiliated Portfolios”) and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates (“Prudential Companies”) receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser financial incentive factors in determining which portfolios to offer under the Annuity. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Prudential Annuities Life Assurance Corporation has selected the Portfolios for inclusion as investment options under this Annuity in Prudential Annuities Life Assurance Corporation’s role as the issuer of this Annuity, and Prudential Annuities Life Assurance Corporation does not provide investment advice or recommend any particular Portfolio. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.
When you purchase the Annuity, you will be required to participate in LPL’s asset allocation program which does not utilize all of the investment options available under the Annuity. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs: Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, GRO Plus 2008, GRO Plus II, Highest Daily GRO, Highest Daily GRO II, the Highest Daily Lifetime 7 Plus benefits, the Highest Daily Lifetime 6 Plus benefits, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, see Appendix C – “Additional Information on Asset Allocation Programs.” If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL’s asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

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Certain optional living benefits employ a predetermined formula, under which Account Value is transferred between your chosen Sub-accounts and a bond Sub-account (or between two bond Sub-accounts).  For example, with a Highest Daily Lifetime benefit, Account Value may be transferred between your selected Sub-accounts and the AST Investment Grade Bond Sub-account; or with a GRO benefit, Account Value may be transferred between your selected Sub-accounts and an AST bond Sub-Account with a target maturity date (or among AST bond Sub-accounts with different target maturity dates).
Whether or not you elected an optional benefit subject to a predetermined mathematical formula, you should be aware that the operation of the formula may result in large scale asset flows into and out of the Sub accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the Portfolios may be used as investments in Portfolios that are structured as funds-of-funds and made available as Permitted Sub-accounts. Because transfers among the Sub-accounts can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

(a)
a Portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the Portfolio’s investment strategy;

(b)
the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities or longer duration bonds) that otherwise would have been held;

(c)
a Portfolio may experience higher turnover and asset flows than it would have experienced without the formulas, which could result in higher transaction costs for the Portfolio compared to other similar funds;

(d)	a Portfolio may have low asset levels and high operating expense ratios (including the possibility that all assets may be transferred out of the Portfolio).
The asset flows caused by the formulas may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to a particular Sub-account and other Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to a particular Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.
The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.
Please consult the prospectus for the applicable Portfolio for additional information about these effects.
The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.
The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds.
The following table contains limited information about the Portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Academic Strategies Asset Allocation Portfolio	Seeks long-term capital appreciation.
AlphaSimplex Group, LLC
AQR Capital Management, LLC
CoreCommodity Management, LLC
First Quadrant, L.P.
Jennison Associates LLC
Morgan Stanley Investment Management Inc.
Pacific Investment Management Company, LLC
PGIM Investments LLC
QMA LLC
Western Asset Management Company, LLC
Western Asset Management Company Limited

AST Balanced Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST BlackRock Low Duration Bond Portfolio	Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited
AST BlackRock/Loomis Sayles Bond Portfolio	Seeks to maximize total return, consistent with preservation of capital and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited Loomis, Sayles & Company, L.P.
AST Bond Portfolio 2020	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2021	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2022	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2023	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2024	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2025	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2026	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2027	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2028	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2029	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2030	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2031	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Capital Growth Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Cohen & Steers Realty Portfolio	Seeks to maximize total return through investment in real estate securities.	Cohen & Steers Capital Management, Inc.
AST Government Money Market Portfolio	Seeks high current income and maintain high levels of liquidity.	PGIM Fixed Income
AST Hotchkis & Wiley Large-Cap Value Portfolio	Seeks current income and long-term growth of income, as well as capital appreciation.	Hotchkis & Wiley Capital Management, LLC
AST International Growth Portfolio	Seeks long-term capital growth.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
AST International Value Portfolio	Seeks capital growth.	Lazard Asset Management LLC LSV Asset Management
AST Investment Grade Bond Portfolio	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST J.P. Morgan International Equity Portfolio	Seeks capital growth.	J.P. Morgan Investment Management, Inc.
AST Loomis Sayles Large-Cap Growth Portfolio	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	Loomis, Sayles & Company, L.P.
AST MFS Growth Allocation Portfolio (formerly AST New Discovery Asset Allocation Portfolio)	Seeks total return.	Massachusetts Financial Services Company
AST MFS Growth Portfolio	Seeks long-term capital growth and future, rather than current income.	Massachusetts Financial Services Company
AST Mid-Cap Growth Portfolio	Seeks long-term growth of capital.	Massachusetts Financial Services Company Victory Capital Management Inc.
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	Seeks capital growth.	LSV Asset Management Neuberger Berman Investment Advisers LLC
AST Preservation Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST Small-Cap Growth Opportunities Portfolio	Seeks capital growth.	Victory Capital Management Inc. Wellington Management Company, LLP
AST Small-Cap Growth Portfolio	Seeks long-term capital growth.	Emerald Mutual Fund Advisers Trust UBS Asset Management (Americas) Inc.
AST Small-Cap Value Portfolio	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	J.P. Morgan Investment Management, Inc. LMCG Investments, LLC
AST T. Rowe Price Large-Cap Growth Portfolio
Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Value Portfolio	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio	Seeks to provide current income with capital appreciation and growth of income.	Franklin Advisers, Inc.
AST WEDGE Capital Mid-Cap Value Portfolio	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	WEDGE Capital Management LLP
AST Western Asset Core Plus Bond Portfolio	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	Western Asset Management Company, LLC Western Asset Management Company Limited
Wells Fargo VT International Equity Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Omega Growth Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
PGIM Fixed Income is a business unit of PGIM, Inc.
PGIM Investments LLC manages each of the portfolios of the Advanced Series Trust (AST).  AST Investment Services, Inc. serves as co-manager, along with PGIM Investments LLC, to many of the portfolios of AST.
QMA LLC formerly known as Quantitative Management Associates LLC.

WHAT ARE THE FIXED ALLOCATIONS?
The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), and the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the

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Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled “Do You Offer Dollar Cost Averaging?”
MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.
Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont, and Washington. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.
No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

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FEES AND CHARGES
The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.
The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.
WHAT ARE THE CONTRACT FEES AND CHARGES?
Contingent Deferred Sales Charge: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under “Summary of Contract Fees and Charges”. If you purchase Optimum XTra and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.
With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see “How Much Can I Withdraw as a Free Withdrawal?”). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.
For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.
We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.
Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Rated Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.
Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or

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when the Account Value is applied under an annuity option. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The Tax Charge currently ranges up to 3  1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.
We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the Tax Charge you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.
In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the Tax Charge you pay under the contract. We reserve the right to change these tax practices.
Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the Sub-account declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.
The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of the Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the sections entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a MVA Fixed Allocation. See "How Does the Market Value Adjustment Work?" in "Managing Your Account Value" for information about how the amount of a MVA is calculated if you withdraw or transfer Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period.
WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of

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your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a Tax Charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.
EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY
Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.
WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?
We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.
Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000 for Optimum Xtra. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.
We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold.
Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.
Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your financial professional’s broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.
Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75 for Optimum XTra. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% additional tax in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.
Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

▪
Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

▪
Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the

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Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus.

▪
Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY
MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

▪	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;

▪	a new Annuitant subsequent to the Annuity Date;

▪	for “nonqualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

▪	a change in Beneficiary if the Owner had previously made the designation irrevocable;

▪	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

▪	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.
There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.
If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us.
Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity. We accept assignments of nonqualified Annuities only.
We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

▪	a company(ies) that issues or manages viatical or structured settlements;

▪	an institutional investment company;

▪	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or

▪	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.
We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe.
For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.
Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.
Spousal Designations
If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect a different Beneficiary. Unless you elect a different Beneficiary, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.
Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer

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qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.
Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouse. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
Contingent Annuitant
Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.
Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.
MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements is typically longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any Tax Charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. However, where required by law, we will return your Purchase Payments applied during the right to cancel period if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum XTra, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.
MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.
MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program “The Systematic Investment Plan.” Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

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MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE
HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent purchase payments.)
Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any Tax Charge that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.
Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.
HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM XTRA ANNUITY?
We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made and the amount of the Purchase Payment according to the table below:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%
HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM XTRA ANNUITY?
Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.
Examples of Applying Credits
Initial Purchase Payment
Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 x .060) to your Account Value in the proportion that your Purchase Payment is allocated.
Initial Purchase Payment With Transfer of Assets
Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 × .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 × .080) to your Account Value on January 16, 2009.
Additional Purchase Payment in Annuity Year 1
Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 × .08) to your Account Value.
Additional Purchase Payment in Annuity Year 6
Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 × .01) to your Account Value.

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Recapture of XTra Credits
The amount of any Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, we will recapture Credits: (a) if you return the Annuity during the “free look” period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity’s death benefit (if allowed by State Law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the medically-related surrender provision of the Annuity.
General Information about Credits

▪	We do not consider Credits to be “investment in the contract” for income tax purposes.

▪	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.
ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation (as defined below). You may only allocate payments to DCA Fixed Allocations.
Currently, we charge $10.00 for each transfer after the twentieth (20th) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Government Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.
Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Government Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.
In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

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With respect to each Sub-account (other than the AST Government Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Government Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

▪
We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

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If we deny one or more transfer requests under the foregoing rules, we will inform you or your financial professional promptly of the circumstances concerning the denial.
There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a financial professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a financial professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.
Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.
The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owners’ TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.
A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.
DO YOU OFFER DOLLAR COST AVERAGING?
Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the DCA Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of Sub-account fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.
You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

▪	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

▪
You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

▪	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.
NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.
The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

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Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program (“DCA Fixed Allocations”). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
Account Value allocated to the DCA Fixed Allocations will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Government Money Market Sub-account. Transfers from DCA Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).
DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.
Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.
There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.
If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you elected automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.
ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
Yes. Certain “static asset allocation programs” are provided by LPL Financial Corporation, (“LPL”), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled “Additional Information on the Asset Allocation Programs.”
Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL financial professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL financial professional before electing any asset allocation program.
WHAT IS THE BALANCED INVESTMENT PROGRAM?
We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will

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have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to Sub-account fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.
Example
Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.
MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
Yes. Subject to our rules, your financial professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your financial professional has this authority, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your financial professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.
MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).
It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.
We or an affiliate of ours may provide administrative support to licensed, registered financial professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require financial professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the financial professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a financial professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.
Please Note: Annuities where your financial professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a financial professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a financial professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your financial professional. Your financial professional will be informed of all such restrictions on an ongoing basis. We may also require that your financial professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).
Limitations that we may impose on your financial professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.
HOW DO THE FIXED ALLOCATIONS WORK?
We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations, or the Benefit Fixed Rate Account). Fixed Allocations currently are

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offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.
The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.
A Guarantee Period for a Fixed Allocation begins:

▪	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

▪	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

▪	when you “renew” a Fixed Allocation by electing a new Guarantee Period.
To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.
The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.
Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Government Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.
HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.
HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

▪	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

▪	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.

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▪
“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the ICE BofAML 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

Source ICE Data Indices, LLC, used with permission. ICE Data Indices, LLC IS LICENSING THE ICE DATA INDICES AND RELATED DATA "AS IS," MAKES NO WARRANTIES REGARDING SAME, DOES NOT GUARANTEE THE SUITABILITY, QUALITY, ACCURACY, TIMELINESS, AND/OR COMPLETENESS OF THE ICE DATA INDICES OR ANY DATA INCLUDED IN, RELATED TO, OR DERIVED THEREFROM, ASSUMES NO LIABILITY IN CONNECTION WITH THEIR USE, AND DOES NOT SPONSOR, ENDORSE, OR RECOMMEND PRUDENTIAL, OR ANY OF ITS PRODUCTS OR SERVICES.
MVA Formula
The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:
[(1+I) / (1+J+0.0010)]^(N/365)
where:
I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
N is the number of days remaining in the original Guarantee Period.
The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.
If you surrender your Annuity under the right to cancel provision, the MVA formula is:
[(1 + I)/(1 + J)]^(N/365)
MVA Examples
The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

▪
You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

▪	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

▪	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).
Example Of Positive MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365 ) = [1.055/1.041]2 /= 1.027078
Interim Value = $57,881.25
Account Value after MVA = Interim Value × MVA Factor = $59,448.56
Example Of Negative MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345
Interim Value = $57,881.25
Account Value after MVA = Interim Value × MVA Factor = $56,164.78

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WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.
If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Government Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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ACCESS TO ACCOUNT VALUE
WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions (“RMD”). You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.
ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?
During The Accumulation Period
A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59  1/2, you may be subject to a 10% tax in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.
During The Annuitization Period
During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.
There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.
CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

▪
To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.

▪	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.
To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2.
Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.

3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.
You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.
Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).
To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

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CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.
You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.
You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.
Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.
The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.
If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.
If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

▪	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

▪
If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

▪
If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

▪	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.
Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.
DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% additional tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of “substantially equal periodic payments.” For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% additional tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t)/72(q), you must provide us with certain required information in

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writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% additional tax.
WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)
Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.
The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.
Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distributions if you own that benefit.
CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.
For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.
Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.
To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.
WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below. (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state.
We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision (or as otherwise stipulated by applicable State law); and (b) the amount of any Credits added in conjunction with any purchase payments received after our receipt of your request for a Medically-Related Surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above (if allowed by State law).

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This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

▪	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;

▪	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

▪	if the Owner is one or more natural persons, all such Owners must also be alive at such time;

▪	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us;

▪	no additional purchase payments can be made to the Annuity; and

▪	proceeds will only be sent by check or electronic fund transfer directly to the Owner.
A “Contingency Event” occurs if the Annuitant is:

▪	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or

▪	first diagnosed as having a “Fatal Illness” while your Annuity is in force.
The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. This waiver is not available in Massachusetts and New York.
WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.
You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first (“Latest Annuity Date”) and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.
Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.
Please note, with respect to Optimum XTra, you may not annuitize within the first three Annuity Years.
Option 1
Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 2
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 3
Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.
Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key

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lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.
We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.
HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.
You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.
If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.
Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday whichever occurs first, and the fifth anniversary of the Issue Date. If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.
Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).
HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the 2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

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LIVING BENEFITS
DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under an optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

▪	protecting a principal amount from decreases in value as of specified future dates due to investment performance;

▪	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

▪	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

▪	providing spousal continuation of certain benefits.
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option Plus 2008 (GRO Plus 2008)1
Highest Daily Guaranteed Return Option (Highest Daily GRO)1
Guaranteed Minimum Withdrawal Benefit (GMWB)1
Guaranteed Minimum Income Benefit (GMIB)1
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1
Highest Daily Lifetime Five Income Benefit1
Highest Daily Lifetime Seven Income Benefit1
Spousal Highest Daily Lifetime Seven Income Benefit1
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime 7 Plus Income Benefit1
Spousal Highest Daily Lifetime 7 Plus Income Benefit1
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 6 Plus Income Benefit1
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1
Spousal Highest Daily Lifetime 6 Plus Income Benefit1

1	No longer available for new elections.
Here is a general description of each kind of living benefit that exists under this Annuity:

▪
Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account. The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

▪
Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

▪
Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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▪
Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.
In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.
Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. We reserve the right to terminate such benefit if you allocate funds into non-permitted Investment Options. You should consult with your financial professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).
Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.
Termination of Existing Benefits and Election of New Benefits.
If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your

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participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

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▪	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”
GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix K of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held

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within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Special Considerations under GRO Plus II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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HIGHEST DAILY® GUARANTEED RETURN OPTION II (HD GRO II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

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▪	An additional guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.
HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix M of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The

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amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

▪
On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

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▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.
Special Considerations under HD GRO II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)
GRO Plus 2008 is no longer available for new elections.
Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

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EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

▪
The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value
GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix L to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix M to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.
Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018, an AST bond portfolio whose underlying investments generally mature in 2019, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond

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Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Guarantee Amount(s);

▪	The amount of time until the maturity of your Guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the Bond Portfolios;

▪	The discount rate used to determine the present value of your Guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.
You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance

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with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio.
GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Special Considerations under GRO Plus 2008
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.

▪	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

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Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

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Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

▪	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION (HD GRO)
We no longer permit new elections of Highest Daily GRO.
Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

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Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.
EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	the initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting initial guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).
The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.
Key Feature – Allocation of Account Value
HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

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In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Election/Cancellation of the Benefit
We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.
If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue) on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio.
Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.
Special Considerations under Highest Daily GRO
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.

▪
Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The formula is set forth in Appendix L of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation

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instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.
The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.
Key Feature – Protected Value
The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.
The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to Sub-account performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

▪	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).

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If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

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If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments).

You may elect to step-up your Protected Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

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Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.
Key Feature – Protected Annual Withdrawal Amount
The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.
The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

▪	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum XTra).

▪	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.
The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).
Example 2. Dollar-For-Dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

▪	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).

—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).
The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

▪	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12;

▪	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the maximum annual benefit
A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

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BENEFITS UNDER GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

▪	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

▪	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

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The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit
The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.
We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.
Termination of the Benefit
The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.
The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

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Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Charges under the Benefit

▪	Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
The Guaranteed Minimum Income Benefit is no longer available for new elections.
The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in Sub-account performance. There is an additional charge if you elected the GMIB benefit.
Key Feature – Protected Income Value
The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable Tax Charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.
The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.

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▪
As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments), minus the impact of any withdrawals after the date of the step-up.

▪	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

▪	A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.
Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

▪	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).

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The resulting Protected Income Value is: $239,506.64 X (1 – $7,500/$217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the dollar-for-dollar limit
A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

▪	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).
Key Feature – GMIB Annuity Payments
You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.
The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable Tax Charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.
On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.
GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period
Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

▪	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.
You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.
Other Important Considerations
You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase

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rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

▪	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

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Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

▪	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

▪
At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit
The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.
Termination of the Benefit
The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.
Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
Charges under the Benefit
Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to Sub-account performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.
The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.
LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not

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required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

▪	If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

▪	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.
The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).
Step-Up of the Protected Withdrawal Value
You may elect to step-up your Protected Withdrawal Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Withdrawal Value.
If you elected the Lifetime Five benefit on or after March 20, 2006:

▪	You are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit

▪	The Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up.
If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.
If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:

▪
the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

▪	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

▪
if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up
If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

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Key Feature – Annual Income Amount under the Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum XTra). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit
The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.
The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

▪
If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

▪
If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawal
The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

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Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.

▪	Annual Income Amount for future Annuity Years remains at $13,250

▪	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000
Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550

▪	Annual Withdrawal Amount for future Annuity Years remains at $18,550

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93.
Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

▪	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

▪	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489
Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623
Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

▪
Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

▪
Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal × Protected Withdrawal Value = $6,450/($263,000 – $18,550) × $246,450 = $6,503. Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

▪
If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining

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Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or

(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or

(3)
request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

▪
Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪	If you are taking your entire Annual Income Amount or Annual Withdrawal Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
Election of the Benefit
We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all

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guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such benefit may be more expensive.
Termination of the Benefit
The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.
The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Initial Protected withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).
Key Feature – Annual Income Amount under the Spousal Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity

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Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.
Step-Up of Annual Income Amount
You may elect to step-up your Annual Income Amount if, due to positive Sub-account performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.
Examples of Withdrawals and Step-Up
The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).
Example 1. Dollar-For-Dollar Reduction
If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250

▪	Annual Income Amount for future Annuity Years remains at $13,250
Example 2. Dollar-For-Dollar and Proportional Reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $0

▪	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750 / ($263,000 – $13,250) X $13,250 = $93

▪	Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

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Example 3. Step-Up of the Annual Income Amount
If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.
Benefits Under the Spousal Lifetime Five Benefit
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

▪
In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order

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for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations” and “Spousal – Assumption of Annuity” in this Prospectus.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.
Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

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HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT (HD5)
Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
The Highest Daily Lifetime Five benefit is no longer being offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.
The benefit guarantees that until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.
Key Feature – Total Protected Withdrawal Value
The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.
The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

▪
the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

▪	the Account Value.
If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.
The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;

(b)	200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c)	100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

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We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.
Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit
The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.
Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.
Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2006

▪	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.
Dollar-for-dollar reductions
On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.

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Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.
Benefits under the Highest Daily Lifetime Five Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would

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be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.
Other Important Considerations

▪	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

▪	You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

▪
Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

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▪
The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.
Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and

(b)	the sum of each Purchase Payment you made (including any Credits with respect to Optimum XTra) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Mathematical Formula Component of Highest Daily Lifetime Five
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine

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whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.
Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the mathematical formula, see the discussion regarding the 90% cap.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.
While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.
Depending on the results of the formula calculation we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or

▪
If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

▪
Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

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Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Total Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.
Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.
If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a mathematical formula. The formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The formula is found in Appendix D (page D-2). Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.
Under the formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and

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your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

▪
March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

▪
Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the transfer formula described above will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).
Once the 90% cap feature is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.
Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% Cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% Cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.
Important Considerations When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪	Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪
Because the charge for Highest Daily Lifetime Five is assessed against the daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (HD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
Highest Daily Lifetime Seven Income Benefit is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.
Highest Daily of Lifetime Seven that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account

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performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any

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amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to

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the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

▪
The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under The Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a

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withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.
We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven

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may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime Seven.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made (including any Credits for Optimum XTra) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is not available in the State of Washington.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see "Election of and Designations under the Benefit").
Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

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Mathematical Formula Component of Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-

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account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.
There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.
If you have elected this death benefit, you may not elect any other optional death benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this

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benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic Death Benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic Death Benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000: (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Program” section, above.
Highest Daily Lifetime Seven with Lifetime Income Accelerator.
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.
There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA.
If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA is based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.
Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond

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Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.
You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.
Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.
LIA Amount at the First Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount After the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

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Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.
We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven
If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The mathematical formula is found in Appendix G (page G-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations

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in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix G will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME®SEVEN INCOME BENEFIT (SHD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.
Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.

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The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or

(b)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual

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Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits). Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

▪	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

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Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

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Benefits Under The Spousal Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.
We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.
We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements.

▪
The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59  1/2 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59  1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made (including any Credits for Optimum XTra) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment

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options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal guarantee is not available in Washington State.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).
Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Spousal Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

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While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed

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the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.
There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.
If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.
For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal

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Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven
If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The formula is found in Appendix G (page G-4) of this prospectus. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix G will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

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Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (HD 7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any other living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.
Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.

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If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit.
If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the

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Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

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Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of highest daily auto step-up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My

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Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in

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that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – required minimum distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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▪	Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines. Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon

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our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”.
An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.
Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.
The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.
As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

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▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.
If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of

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the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.
In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from

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each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount After the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the

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Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (SHD7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.
We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined

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mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	All adjusted purchase payments made after one year following the effective date of the benefit.
If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

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Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59  1/2, 5% for ages 59  1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an

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Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of highest daily auto step-up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

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Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – required minimum distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Spousal Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under

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the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪	Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment

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Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.
Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

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Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.
If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other

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intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.
HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (HD 6 Plus)
Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.
Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

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Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated

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purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2; 5% for ages 59  1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

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Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My

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Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

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In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Highest Daily Lifetime 6 Plus
If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

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(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.
Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent's death.
Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not

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refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 × .2125%).
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.
Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

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An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is described below.
Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts will occur.
The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).
At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.
If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

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Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.
Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values

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we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

▪	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.
Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.
Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to

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retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.
We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 × .30%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

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Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount After the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.
Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

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Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).
If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.
Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent's death.
Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.
If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (SHD6 Plus)
Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.
We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our

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rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.
Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

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Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

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The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions.
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

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Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.
If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income

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Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied within 12 months prior to death.
Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.
Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.
Benefits Under Spousal Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent's death.
Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

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▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 × .2375%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

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Election of and Designations under the Benefit
Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program, for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a)

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plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT
WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
The Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”
BASIC DEATH BENEFIT
The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).
Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
For Optimum XTra Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

▪	The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals and

▪
The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death).

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.
OPTIONAL DEATH BENEFITS
Several optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, you are not permitted to elect an optional Death Benefit. With respect to Optimum XTra, under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your purchase payments.
Investment Restrictions may apply if you elect certain optional death benefits.

Enhanced Beneficiary Protection Optional Death Benefit
The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be

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available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit is purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation Of Enhanced Beneficiary Protection Optional Death Benefit
If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;
PLUS

2.	40% of your “Growth” under an Annuity, as defined below.
“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum XTra) reduced by the sum of all proportional withdrawals.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, the Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, Spousal Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.
Highest Anniversary Value Death Benefit (“HAV”)

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less. Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

Calculation of Highest Anniversary Value Death Benefit
The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or Spousal Highest Daily Lifetime 7 Plus benefit.

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Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.
See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.
Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value Death Benefit described above; and

3.	5% Roll-up described below.

The	calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

▪
all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

▪
the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

▪
the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

MINUS

▪	the sum of all withdrawals which reduce the 5% Roll-up proportionally.
The amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit
Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.
The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits.
See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.
Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

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▪
The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such anniversary.

▪
The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily® Value Death Benefit (“HDV”)

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.

The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death); and

2.	the HDV as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.
Key Terms Used with the Highest Daily Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any purchase payments (plus associated Credits or as otherwise provided for under applicable State law) since such date.

▪
The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000

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and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.
Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.
Annuities with Joint Owners
For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.
Annuities Owned by Entities
For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).
Where a contract is structured so that it is owned by a grantor trust, but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.
Can I Terminate the Optional Death Benefits? Do the Optional Death Benefits Terminate under other Circumstances?
You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue unless the Annuity is continued by a spouse Beneficiary (see “Spousal Assumption of Annuity” below). Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.
What are the Charges for the Optional Death Benefits?
For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.
Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.
PRUDENTIAL ANNUITIES’ ANNUITY REWARDS
What is the Annuity Rewards Benefit?
Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.
Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

t	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

t	MINUS any proportional withdrawals following the effective date of the benefit

t	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.
The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is

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greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.
PAYMENT OF DEATH BENEFITS
Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)
Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.
If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.
In the event of your death before the Annuity Date, the Death Benefit must be distributed:

▪	within five (5) years of the date of death (the “5 Year Deadline”); or

▪
as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.
Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.
Alternative Death Benefit Payment Options – Annuities held by Tax-Favored Plans
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.
For deaths occurring after 2019, H.R. 1865, the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)), impacts defined contribution plans and IRA balances death benefits paid starting in 2020. if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).

▪
If you die after a designated Beneficiary has been named, the death benefit must be fully distributed by December 31st of the year including the ten year anniversary of the date of death (the “Qualified Ten-Year Deadline”) with the exception of “eligible designated beneficiaries.” ”Eligible designated beneficiaries” may elect periodic payments not extending beyond the life expectancy of the eligible designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). Eligible designated beneficiaries generally include any designated beneficiary who is your surviving spouse, your child who has not reached majority, disabled and chronically ill beneficiaries (as specified by the Code) and any beneficiary who is not more than 10 years younger than you. In the case of a child who has not attained the age of majority, the Qualified Ten Year Deadline would apply as of the date the child attains the age of majority. The determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of your death.

•
If the eligible designated Beneficiary does not begin installments by December 31 st of the year following the year of death, then we require that the Beneficiary take the Death Benefit by the Qualified Ten-Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31 st of the year following the year of death, or December 31 st of the year in which you would have reached age 70  1 / 2 (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date), whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

•
If you die before a designated Beneficiary is named, the Death Benefit must be paid out by the Qualified Five-Year Deadline For Annuities. Where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31 st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be

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withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.
If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.
The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax adviser.
Beneficiary Continuation Option
Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)) and nonqualified Annuities.
Under the Beneficiary Continuation Option:

▪	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.

▪	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. The fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

▪
The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

▪	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

▪	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

▪
No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

▪	No additional purchase payments can be applied to the Annuity.

▪	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

▪
The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

▪	Withdrawals are not subject to CDSC.

▪
Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

▪
If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.
In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.
Spousal Assumption of Annuity
You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless designate a different Beneficiary. Unless you designate a different Beneficiary, the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional

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purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.
A surviving spouse’s ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.
See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.
When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Government Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.
Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be impacted by the Insurance Charge and may be subject to market fluctuations.
EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
There are certain exceptions to the amount of the Death Benefit.
Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).
Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, any applicable charge will continue to apply but the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits (for Optimum XTra) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

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VALUING YOUR INVESTMENT
HOW IS MY ACCOUNT VALUE DETERMINED?
During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.
WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.
HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the Sub-account fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.
Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.
Example
Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.
HOW DO YOU VALUE FIXED ALLOCATIONS?
During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.
WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day.
There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.
We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.
Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

▪	trading on the NYSE is restricted;

▪	an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

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▪	the SEC, by order, permits the suspension or postponement for the protection of security holders.
Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum XTra) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.
As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that customer funds will be deposited in a segregated bank account and held by the insurer until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. Neither will the amounts be reduced nor increased due to Sub-account fluctuations during that period. The monies in such suspense account may be subject to our general creditors.
Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum XTra) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions in Good Order. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.
Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, automatic rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.
In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.
Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the financial professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”
Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.
We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.
WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?
Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, generally the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances. Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner.  Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable.  Advisory fee deduction programs are not permitted if the Annuity is commission based or has a living benefit. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.
The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to Prudential Annuities Life Assurance Corporation by the Internal Revenue Services (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to Prudential that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to an additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.
If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

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Taxes on Annuity Payments
If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.
Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½;

•	the amount is paid on or after the death of you (or the death of the Annuitant when the owner is not an individual);

•	the amount received is attributable to your becoming disabled (as defined in the Code);

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59½ or five years and modification of payments during that time period will result in retroactive application of the 10% additional tax); or

•
the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction, as a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

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If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:

•	As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

•
Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted.

•
Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.

After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.

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Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death under Section 72(s) of the Code. See the “Death Benefits” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Sub-accounts Nonqualified Annuity must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may typically be purchased for use in connection with:

•	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

•	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

•	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

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•	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

•	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

•	Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.
You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2020 the contribution limit is $6,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. Beginning in 2020, there is no longer an age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

•	You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

•	Your rights as Owner are non-forfeitable;

•	You cannot sell, assign or pledge the Annuity;

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The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);

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The date on which required minimum distributions must begin cannot be later than April 1 st of the calendar year after the calendar year you turn age 70½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date); and

•	Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

•	A 10% early withdrawal additional tax described below;

•	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or

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•	Failure to take a Required Minimum Distribution, also described below.
SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $57,000 in 2020, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2020, this limit is $285,000;

•	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

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SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $19,500 in 2020 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

•	Contributions to a Roth IRA cannot be deducted from your gross income;

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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax).
The Code also permits the recharacterization of amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Under the Tax Cuts and Jobs Act of 2017, you may no longer recharacterize a conversion to a Roth IRA. It is still permissible to recharacterize a contribution made to a Roth IRA as a traditional IRA contribution, or a contribution to a traditional IRA as a Roth IRA contribution. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $19,500 in 2020. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

•	Your attainment of age 59½;

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•	Your severance of employment;

•	Your death;

•	Your total and permanent disability; or

•	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date), or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.
Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date ) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½ ( 72 for those who would have reached age 70 ½ after 2019). Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1)  the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2)  the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

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Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after 2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

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The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed by December 31st of the year that includes the 10 year anniversary of your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death ( i.e. , a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
The new law applies if you die after 2019, subject to several exceptions. In particular, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.

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Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse reaches age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.
10 % Additional Tax for Early Withdrawals from a Qualified Annuity You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½ or die;

•	the amount received is attributable to your becoming disabled; or

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generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59½ or five years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

•	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

•	For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

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Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans - Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.
Defined Benefit Plans and Money Purchase Pension Plans . If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with this Ruling, beginning in 2019, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Same Sex Marriages, Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

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GENERAL INFORMATION
HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.prudentialannuities.com or any other electronic means. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and Automatic Rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means. Beginning on January 1, 2021, paper copies of the annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on our website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
WHO IS PRUDENTIAL ANNUITIES?
Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut. It is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico and in all states except New York. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.
Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
Service Providers
Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2019, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030

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WHAT ARE SEPARATE ACCOUNTS?
The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.
Separate Account B
During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.
Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.
Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.
Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes of the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion.
If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available money market fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a money market fund for any continued and future investments.
Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.
Separate Account D
During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, are operated in accordance with the laws of Arizona, as of August 31, 2013.
There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in

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relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.
We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.
The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.
WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.
Voting Rights
We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting”, it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome.
We may, if required by state insurance regulations, disregard voting instructions if they would require shares to be voted so as to cause a change in the sub-classification or investment objectives of one or more of the available Variable Investment Options or to approve or disapprove an investment advisory contract for a Portfolio. In addition, we may disregard voting instructions that would require changes in the investment policy or investment adviser of one or more of the Portfolios associated with the available Variable Investment Options, provided that we reasonably disapprove such changes in accordance with applicable federal or state regulations. If we disregard Owner voting instructions, we will advise Owners of our action and the reasons for such action in the next available annual or semi-annual report.
We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.
Material Conflicts
In the future, it may become disadvantageous for Separate Accounts of variable life insurance and variable annuity contracts to invest in the same underlying Portfolios. Neither the companies that invest in the Portfolios nor the Portfolios currently foresee any such disadvantage. The Board of Directors for each Portfolio intends to monitor events in order to identify any material conflict between variable life insurance and variable annuity Contract Owners and to determine what action, if any, should be taken. Material conflicts could result from such things as:

(1)	changes in state insurance law;

(2)	changes in federal income tax law;

(3)	changes in the investment management of any Variable Investment Option; or

(4)	differences between voting instructions given by variable life insurance and variable annuity Contract Owners.

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Fees and Payments Received by Prudential Annuities
As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios’ advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see “Variable Investment Options” under “Investment Options” earlier in this prospectus.
We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio’s assets and are therefore borne by Owners.
We also receive administrative services payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which are referred to as “revenue sharing” payments. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are generally equal to an annual rate of 0.55% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.
In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity (not the Portfolios) may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, subadviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. For the annual period ended December 31, 2019, with regard to the total annual amounts that were paid (or as to which a payment amount was accrued) under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from $25,000.00 to $836,969.00. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.
In addition to the payments that we receive from underlying Portfolios and/or their affiliates, those same Portfolios and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.
WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).
Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms.
Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.
Under the selling agreements, cash compensation in the form of commissions is paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0% for Optimum XTra. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain Prudential Annuities products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under Prudential Annuities annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
We, or PAD, also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

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A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware (as of December 31, 2019) received cash compensation with respect to our annuity business during 2019 (or as to which a payment amount was accrued during 2019). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. During 2019, the least amount paid, and greatest amount paid, were $1.10 and $18,272,777.70, respectively.
Name of Firm:

Allstate Financial Srvcs, LLC	Kestra Investment Services	The Investment Center
AMERICAN PORTFOLIO FIN SVCS INC	KMS Financial Services, Inc.	TransAmerica Financial Advisors, Inc.
ASSOCIATED SECURITIES CORP	Lincoln Financial Advisors	Triad Advisors, Inc.
AXA Advisors, LLC	Lincoln Financial Securities Corporation	UBS Financial Services, Inc.
BBVA Securities, Inc.	Lincoln Investment Planning	United Planners Fin. Serv.
BFT Financial Group, LLC	LPL Financial Corporation	Waddell & Reed
Cadaret, Grant & Co., Inc.	M Holdings Securities, Inc	WATERSTONE FINANCIAL GROUP INC
Cambridge Investment Research, Inc.	MML Investors Services, Inc.	Wells Fargo Advisors LLC
Centaurus Financial, Inc.	Morgan Stanley Smith Barney	WELLS FARGO ADVISORS LLC - WEALTH
Cetera Advisor Network LLC	Mutual Service Corporation	Wells Fargo Investments LLC
CFD Investments, Inc.	Next Financial Group, Inc.	Woodbury Financial Services
Citizens Securities, Inc.	PNC Investments, LLC
Commonwealth Financial Network	ProEquities
Crown Capital Securities, L.P.	RBC CAPITAL MARKETS CORPORATION
CUNA Brokerage Svcs, Inc.	Robert W. Baird & Co. Inc.
CUSO Financial Services, L.P.	Royal Alliance Associates
Equity Services, Inc.	SA Stone Wealth Management
FSC Securities Corp.	SAGEPOINT FINANCIAL, INC.
Geneos Wealth Management, Inc.	Securian Financial Svcs, Inc.
H. Beck, Inc.	Securities America, Inc.
Hantz Financial Services,Inc.	Securities Service Network
Investacorp	Stifel Nicolaus & Co.
Janney Montgomery Scott, LLC.	TFS Securities, Inc.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudentialannuities.com.
FINANCIAL STATEMENTS
The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

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Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.
Internet
Access information about your Annuity through our website: www.prudentialannuities.com
Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system, and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your financial professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system, www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

174

LEGAL PROCEEDINGS
Litigation and Regulatory Matters
Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Prudential Annuities' results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on: the Separate Account; the ability of PAD to perform its contract with the Separate Account; or Prudential Annuities' ability to meet its obligations under the Contracts.

175

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:
General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

176

APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
ACCUMULATION UNIT VALUES

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential
Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.
Unit Prices and Numbers Of Units: The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges* assessed through a reduction in Unit Values, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account, which may include other variable annuities offered, as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, typically we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on Sub-account performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2020. This information reflects Sub-Account names as of December 31, 2019. Please refer to the "What Are the Investment Objectives and Policies of the Portfolio?" section of the prospectus for information on name changes.

* Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
** The remaining Unit Values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

A-1

Optimum XTRA
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.65715	$10.62342	8,125,948
01/01/2011 to 12/31/2011	$10.62342	$10.16021	5,875,413
01/01/2012 to 12/31/2012	$10.16021	$11.23660	5,884,306
01/01/2013 to 12/31/2013	$11.23660	$12.14110	5,528,716
01/01/2014 to 12/31/2014	$12.14110	$12.38416	5,179,509
01/01/2015 to 12/31/2015	$12.38416	$11.77568	4,428,306
01/01/2016 to 12/31/2016	$11.77568	$12.30311	5,115,774
01/01/2017 to 12/31/2017	$12.30311	$13.60970	5,435,676
01/01/2018 to 12/31/2018	$13.60970	$12.28244	4,345,473
01/01/2019 to 12/31/2019	$12.28244	$14.00500	4,229,850
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.90390	$10.92891	8,699,486
01/01/2011 to 12/31/2011	$10.92891	$10.60742	6,901,091
01/01/2012 to 12/31/2012	$10.60742	$11.72163	7,178,712
01/01/2013 to 12/31/2013	$11.72163	$13.54891	7,213,994
01/01/2014 to 12/31/2014	$13.54891	$14.17999	6,928,953
01/01/2015 to 12/31/2015	$14.17999	$13.99822	6,370,391
01/01/2016 to 12/31/2016	$13.99822	$14.62010	6,091,878
01/01/2017 to 12/31/2017	$14.62010	$16.50613	5,967,029
01/01/2018 to 12/31/2018	$16.50613	$15.41559	5,002,157
01/01/2019 to 12/31/2019	$15.41559	$18.08687	4,210,738
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$11.80100	$12.04650	1,296,102
01/01/2011 to 12/31/2011	$12.04650	$12.10217	1,090,180
01/01/2012 to 12/31/2012	$12.10217	$12.44836	906,164
01/01/2013 to 12/31/2013	$12.44836	$11.96463	703,101
01/01/2014 to 12/31/2014	$11.96463	$11.74380	547,508
01/01/2015 to 12/31/2015	$11.74380	$11.59403	857,210
01/01/2016 to 12/31/2016	$11.59403	$11.57816	799,501
01/01/2017 to 12/31/2017	$11.57816	$11.57019	750,772
01/01/2018 to 12/31/2018	$11.57019	$11.45132	578,536
01/01/2019 to 12/31/2019	$11.45132	$11.77079	620,442
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$13.03290	$13.79312	5,823,131
01/01/2011 to 12/31/2011	$13.79312	$13.98276	4,380,484
01/01/2012 to 12/31/2012	$13.98276	$15.01832	4,925,654
01/01/2013 to 12/31/2013	$15.01832	$14.48445	3,565,817
01/01/2014 to 12/31/2014	$14.48445	$14.83306	3,009,945
01/01/2015 to 12/31/2015	$14.83306	$14.26635	2,576,957
01/01/2016 to 12/31/2016	$14.26635	$14.60989	2,307,541
01/01/2017 to 12/31/2017	$14.60989	$14.98099	2,274,153
01/01/2018 to 12/31/2018	$14.98099	$14.62034	1,767,182
01/01/2019 to 12/31/2019	$14.62034	$15.68969	1,732,841

A-2

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.48306	$10.56341	9,541,918
01/01/2011 to 12/31/2011	$10.56341	$10.12691	6,564,135
01/01/2012 to 12/31/2012	$10.12691	$11.31486	7,253,930
01/01/2013 to 12/31/2013	$11.31486	$13.63820	8,307,070
01/01/2014 to 12/31/2014	$13.63820	$14.33687	8,547,398
01/01/2015 to 12/31/2015	$14.33687	$14.16113	9,055,976
01/01/2016 to 12/31/2016	$14.16113	$14.86507	10,531,864
01/01/2017 to 12/31/2017	$14.86507	$17.21852	11,826,324
01/01/2018 to 12/31/2018	$17.21852	$15.86384	10,463,119
01/01/2019 to 12/31/2019	$15.86384	$19.05375	9,457,556
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$18.63864	$23.56687	111,924
01/01/2011 to 12/31/2011	$23.56687	$24.68110	97,984
01/01/2012 to 12/31/2012	$24.68110	$27.97033	103,989
01/01/2013 to 12/31/2013	$27.97033	$28.34178	114,992
01/01/2014 to 12/31/2014	$28.34178	$36.45418	117,778
01/01/2015 to 12/31/2015	$36.45418	$37.55126	105,608
01/01/2016 to 12/31/2016	$37.55126	$38.67216	99,555
01/01/2017 to 12/31/2017	$38.67216	$40.37022	92,571
01/01/2018 to 12/31/2018	$40.37022	$37.77416	69,768
01/01/2019 to 12/31/2019	$37.77416	$48.69874	68,927
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.37644	$10.19747	3,952,695
01/01/2011 to 12/31/2011	$10.19747	$10.02162	3,134,616
01/01/2012 to 12/31/2012	$10.02162	$9.84639	2,455,891
01/01/2013 to 12/31/2013	$9.84639	$9.67421	1,802,602
01/01/2014 to 12/31/2014	$9.67421	$9.50498	1,296,519
01/01/2015 to 12/31/2015	$9.50498	$9.33860	1,151,161
01/01/2016 to 12/31/2016	$9.33860	$9.17554	841,993
01/01/2017 to 12/31/2017	$9.17554	$9.04623	749,560
01/01/2018 to 12/31/2018	$9.04623	$9.00255	809,235
01/01/2019 to 12/31/2019	$9.00255	$8.99456	812,577
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$10.35751	$11.51542	329,940
01/01/2011 to 12/31/2011	$11.51542	$10.84080	425,797
01/01/2012 to 12/31/2012	$10.84080	$12.44941	310,531
01/01/2013 to 12/31/2013	$12.44941	$17.10723	379,818
01/01/2014 to 12/31/2014	$17.10723	$19.11836	413,328
01/01/2015 to 12/31/2015	$19.11836	$17.31194	275,746
01/01/2016 to 12/31/2016	$17.31194	$20.39212	279,784
01/01/2017 to 12/31/2017	$20.39212	$23.88169	292,993
01/01/2018 to 12/31/2018	$23.88169	$20.14111	261,865
01/01/2019 to 12/31/2019	$20.14111	$25.63089	217,603
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$15.79563	$17.76929	425,028
01/01/2011 to 12/31/2011	$17.76929	$15.20229	278,398
01/01/2012 to 12/31/2012	$15.20229	$17.97783	225,134
01/01/2013 to 12/31/2013	$17.97783	$21.02934	314,013
01/01/2014 to 12/31/2014	$21.02934	$19.51986	326,012
01/01/2015 to 12/31/2015	$19.51986	$19.78207	473,313
01/01/2016 to 12/31/2016	$19.78207	$18.70224	457,159
01/01/2017 to 12/31/2017	$18.70224	$24.88572	398,555
01/01/2018 to 12/31/2018	$24.88572	$21.18863	357,085
01/01/2019 to 12/31/2019	$21.18863	$27.50285	294,031

A-3

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST International Value Portfolio
01/01/2010 to 12/31/2010	$17.49898	$19.09827	223,400
01/01/2011 to 12/31/2011	$19.09827	$16.40960	166,971
01/01/2012 to 12/31/2012	$16.40960	$18.81076	154,255
01/01/2013 to 12/31/2013	$18.81076	$22.07952	154,201
01/01/2014 to 12/31/2014	$22.07952	$20.23887	152,233
01/01/2015 to 12/31/2015	$20.23887	$20.04716	141,426
01/01/2016 to 12/31/2016	$20.04716	$19.81148	140,840
01/01/2017 to 12/31/2017	$19.81148	$23.90642	143,641
01/01/2018 to 12/31/2018	$23.90642	$19.69597	122,316
01/01/2019 to 12/31/2019	$19.69597	$23.22590	122,831
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$15.98943	$16.83610	185,707
01/01/2011 to 12/31/2011	$16.83610	$15.02818	114,544
01/01/2012 to 12/31/2012	$15.02818	$17.99969	173,844
01/01/2013 to 12/31/2013	$17.99969	$20.40126	175,509
01/01/2014 to 12/31/2014	$20.40126	$18.76843	156,627
01/01/2015 to 12/31/2015	$18.76843	$17.92460	171,675
01/01/2016 to 12/31/2016	$17.92460	$17.95183	137,075
01/01/2017 to 12/31/2017	$17.95183	$22.86516	132,045
01/01/2018 to 12/31/2018	$22.86516	$18.53875	105,632
01/01/2019 to 12/31/2019	$18.53875	$23.17284	89,273
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.33943	$14.51829	935,347
01/01/2011 to 12/31/2011	$14.51829	$14.13424	601,374
01/01/2012 to 12/31/2012	$14.13424	$15.58994	530,840
01/01/2013 to 12/31/2013	$15.58994	$20.92511	528,924
01/01/2014 to 12/31/2014	$20.92511	$22.73616	586,879
01/01/2015 to 12/31/2015	$22.73616	$24.58810	849,112
01/01/2016 to 12/31/2016	$24.58810	$25.50592	801,880
01/01/2017 to 12/31/2017	$25.50592	$33.32826	654,811
01/01/2018 to 12/31/2018	$33.32826	$31.86178	512,135
01/01/2019 to 12/31/2019	$31.86178	$41.20602	408,058
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.09613	$13.40401	285,466
01/01/2011 to 12/31/2011	$13.40401	$13.09159	256,621
01/01/2012 to 12/31/2012	$13.09159	$15.05961	275,009
01/01/2013 to 12/31/2013	$15.05961	$20.22726	302,283
01/01/2014 to 12/31/2014	$20.22726	$21.60425	310,671
01/01/2015 to 12/31/2015	$21.60425	$22.76053	252,986
01/01/2016 to 12/31/2016	$22.76053	$22.79055	271,152
01/01/2017 to 12/31/2017	$22.79055	$29.26922	229,822
01/01/2018 to 12/31/2018	$29.26922	$29.37245	187,944
01/01/2019 to 12/31/2019	$29.37245	$39.76100	123,550
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$16.51748	$19.44585	254,558
01/01/2011 to 12/31/2011	$19.44585	$18.53715	155,235
01/01/2012 to 12/31/2012	$18.53715	$21.78458	158,856
01/01/2013 to 12/31/2013	$21.78458	$28.29346	227,835
01/01/2014 to 12/31/2014	$28.29346	$31.00280	190,945
01/01/2015 to 12/31/2015	$31.00280	$28.72842	378,605
01/01/2016 to 12/31/2016	$28.72842	$28.69095	307,315
01/01/2017 to 12/31/2017	$28.69095	$35.82719	288,979
01/01/2018 to 12/31/2018	$35.82719	$33.66610	225,445
01/01/2019 to 12/31/2019	$33.66610	$43.05143	197,904

A-4

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.35507	$18.62218	179,576
01/01/2011 to 12/31/2011	$18.62218	$17.84214	124,275
01/01/2012 to 12/31/2012	$17.84214	$20.53196	124,963
01/01/2013 to 12/31/2013	$20.53196	$28.64693	168,627
01/01/2014 to 12/31/2014	$28.64693	$32.15645	158,533
01/01/2015 to 12/31/2015	$32.15645	$29.81278	177,875
01/01/2016 to 12/31/2016	$29.81278	$34.63206	193,618
01/01/2017 to 12/31/2017	$34.63206	$38.71972	181,114
01/01/2018 to 12/31/2018	$38.71972	$31.78356	153,490
01/01/2019 to 12/31/2019	$31.78356	$37.78993	121,120
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.60857	$11.52492	8,285,111
01/01/2011 to 12/31/2011	$11.52492	$11.43633	9,292,075
01/01/2012 to 12/31/2012	$11.43633	$12.40155	7,824,702
01/01/2013 to 12/31/2013	$12.40155	$13.30696	6,555,353
01/01/2014 to 12/31/2014	$13.30696	$13.82909	5,989,981
01/01/2015 to 12/31/2015	$13.82909	$13.60662	5,625,965
01/01/2016 to 12/31/2016	$13.60662	$14.10775	5,238,577
01/01/2017 to 12/31/2017	$14.10775	$15.26565	5,151,954
01/01/2018 to 12/31/2018	$15.26565	$14.57123	4,152,293
01/01/2019 to 12/31/2019	$14.57123	$16.42651	3,794,193
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$18.53020	$24.13141	246,378
01/01/2011 to 12/31/2011	$24.13141	$20.60086	210,184
01/01/2012 to 12/31/2012	$20.60086	$24.30271	191,077
01/01/2013 to 12/31/2013	$24.30271	$33.62227	181,082
01/01/2014 to 12/31/2014	$33.62227	$34.66609	186,288
01/01/2015 to 12/31/2015	$34.66609	$34.51405	195,786
01/01/2016 to 12/31/2016	$34.51405	$36.52219	171,551
01/01/2017 to 12/31/2017	$36.52219	$45.82130	142,243
01/01/2018 to 12/31/2018	$45.82130	$40.13360	123,030
01/01/2019 to 12/31/2019	$40.13360	$53.81687	105,942
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.06704	$16.17360	260,929
01/01/2011 to 12/31/2011	$16.17360	$15.73532	118,967
01/01/2012 to 12/31/2012	$15.73532	$17.34188	165,254
01/01/2013 to 12/31/2013	$17.34188	$23.03153	236,534
01/01/2014 to 12/31/2014	$23.03153	$23.49266	202,822
01/01/2015 to 12/31/2015	$23.49266	$23.26285	176,556
01/01/2016 to 12/31/2016	$23.26285	$25.61690	149,980
01/01/2017 to 12/31/2017	$25.61690	$31.18938	143,451
01/01/2018 to 12/31/2018	$31.18938	$28.06548	101,407
01/01/2019 to 12/31/2019	$28.06548	$35.87978	108,777
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.19615	$18.81140	370,330
01/01/2011 to 12/31/2011	$18.81140	$17.37801	308,621
01/01/2012 to 12/31/2012	$17.37801	$20.17416	230,213
01/01/2013 to 12/31/2013	$20.17416	$27.23459	221,981
01/01/2014 to 12/31/2014	$27.23459	$28.16759	202,133
01/01/2015 to 12/31/2015	$28.16759	$26.48183	259,454
01/01/2016 to 12/31/2016	$26.48183	$33.61805	242,656
01/01/2017 to 12/31/2017	$33.61805	$35.45812	225,326
01/01/2018 to 12/31/2018	$35.45812	$28.88615	198,835
01/01/2019 to 12/31/2019	$28.88615	$34.61865	152,576

A-5

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.10516	$14.91170	621,392
01/01/2011 to 12/31/2011	$14.91170	$14.40278	510,390
01/01/2012 to 12/31/2012	$14.40278	$16.63850	618,330
01/01/2013 to 12/31/2013	$16.63850	$23.54463	659,574
01/01/2014 to 12/31/2014	$23.54463	$25.06310	663,743
01/01/2015 to 12/31/2015	$25.06310	$26.98428	604,358
01/01/2016 to 12/31/2016	$26.98428	$27.22845	492,792
01/01/2017 to 12/31/2017	$27.22845	$36.88909	463,047
01/01/2018 to 12/31/2018	$36.88909	$37.64132	348,611
01/01/2019 to 12/31/2019	$37.64132	$47.42286	294,247
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.17114	$14.55081	285,605
01/01/2011 to 12/31/2011	$14.55081	$14.22615	245,098
01/01/2012 to 12/31/2012	$14.22615	$15.85005	280,404
01/01/2013 to 12/31/2013	$15.85005	$20.96545	214,589
01/01/2014 to 12/31/2014	$20.96545	$20.91949	156,711
01/01/2015 to 12/31/2015	$20.91949	$19.30705	139,425
01/01/2016 to 12/31/2016	$19.30705	$20.13234	137,737
01/01/2017 to 12/31/2017	$20.13234	$23.05522	141,739
01/01/2018 to 12/31/2018	$23.05522	$20.45014	124,021
01/01/2019 to 12/31/2019	$20.45014	$25.31020	724,067
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$13.60559	$14.13536	404,389
01/01/2011 to 12/31/2011	$14.13536	$14.46120	331,623
01/01/2012 to 12/31/2012	$14.46120	$14.95031	336,636
01/01/2013 to 12/31/2013	$14.95031	$14.13730	282,751
01/01/2014 to 12/31/2014	$14.13730	$13.96722	264,758
01/01/2015 to 12/31/2015	$13.96722	$13.08906	365,212
01/01/2016 to 12/31/2016	$13.08906	$13.42092	330,342
01/01/2017 to 12/31/2017	$13.42092	$13.45584	328,437
01/01/2018 to 12/31/2018	$13.45584	$13.48335	257,699
01/01/2019 to 12/31/2019	$13.48335	$13.45979	243,922
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$14.78929	$17.96107	245,356
01/01/2011 to 12/31/2011	$17.96107	$17.03811	194,504
01/01/2012 to 12/31/2012	$17.03811	$19.82140	208,652
01/01/2013 to 12/31/2013	$19.82140	$25.78743	167,490
01/01/2014 to 12/31/2014	$25.78743	$29.12877	144,781
01/01/2015 to 12/31/2015	$29.12877	$26.72763	91,045
01/01/2016 to 12/31/2016	$26.72763	$29.93629	78,055
01/01/2017 to 12/31/2017	$29.93629	$34.86421	75,827
01/01/2018 to 12/31/2018	$34.86421	$28.59041	52,413
01/01/2019 to 12/31/2019	$28.59041	$33.46801	50,532
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.19194	$10.79447	1,705,804
01/01/2011 to 12/31/2011	$10.79447	$11.24484	1,440,916
01/01/2012 to 12/31/2012	$11.24484	$11.91529	1,487,081
01/01/2013 to 12/31/2013	$11.91529	$11.53200	1,542,429
01/01/2014 to 12/31/2014	$11.53200	$12.14561	1,616,819
01/01/2015 to 12/31/2015	$12.14561	$12.08055	1,462,502
01/01/2016 to 12/31/2016	$12.08055	$12.48079	1,362,398
01/01/2017 to 12/31/2017	$12.48079	$13.03652	1,443,900
01/01/2018 to 12/31/2018	$13.03652	$12.51722	1,663,779
01/01/2019 to 12/31/2019	$12.51722	$13.81102	1,513,969

A-6

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.87354	$14.35045	30,964
01/01/2011 to 12/31/2011	$14.35045	$12.29637	35,489
01/01/2012 to 12/31/2012	$12.29637	$13.73358	36,307
01/01/2013 to 12/31/2013	$13.73358	$16.18366	19,432
01/01/2014 to 12/31/2014	$16.18366	$15.05763	7,726
01/01/2015 to 12/31/2015	$15.05763	$15.13370	14,858
01/01/2016 to 12/31/2016	$15.13370	$15.35346	4,499
01/01/2017 to 12/31/2017	$15.35346	$18.83547	9,490
01/01/2018 to 12/31/2018	$18.83547	$15.38428	1,966
01/01/2019 to 12/31/2019	$15.38428	$17.45834	1,965
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$15.38740	$19.39668	31,133
01/01/2011 to 12/31/2011	$19.39668	$18.03681	33,795
01/01/2012 to 12/31/2012	$18.03681	$21.39882	31,280
01/01/2013 to 12/31/2013	$21.39882	$29.47979	18,601
01/01/2014 to 12/31/2014	$29.47979	$30.14783	4,136
01/01/2015 to 12/31/2015	$30.14783	$30.10044	1,030
01/01/2016 to 12/31/2016	$30.10044	$29.80179	897
01/01/2017 to 12/31/2017	$29.80179	$39.51650	1,040
01/01/2018 to 12/31/2018	$39.51650	$39.02249	874
01/01/2019 to 12/31/2019	$39.02249	$52.67675	853
*Denotes the start date of these sub-accounts

A-7

Optimum XTRA
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus 2008 60 bps, EBP and Combo DB (3.10%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13005	$13.16057	0
01/01/2011 to 12/31/2011	$13.16057	$12.41420	0
01/01/2012 to 12/31/2012	$12.41420	$13.54029	0
01/01/2013 to 12/31/2013	$13.54029	$14.42933	0
01/01/2014 to 12/31/2014	$14.42933	$14.51596	0
01/01/2015 to 12/31/2015	$14.51596	$13.61308	0
01/01/2016 to 12/31/2016	$13.61308	$14.02797	0
01/01/2017 to 12/31/2017	$14.02797	$15.30526	0
01/01/2018 to 12/31/2018	$15.30526	$13.62168	0
01/01/2019 to 12/31/2019	$13.62168	$15.31873	0
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.95605	$13.01224	0
01/01/2011 to 12/31/2011	$13.01224	$12.45627	0
01/01/2012 to 12/31/2012	$12.45627	$13.57523	0
01/01/2013 to 12/31/2013	$13.57523	$15.47597	0
01/01/2014 to 12/31/2014	$15.47597	$15.97427	0
01/01/2015 to 12/31/2015	$15.97427	$15.55282	0
01/01/2016 to 12/31/2016	$15.55282	$16.02118	0
01/01/2017 to 12/31/2017	$16.02118	$17.84026	0
01/01/2018 to 12/31/2018	$17.84026	$16.43128	0
01/01/2019 to 12/31/2019	$16.43128	$19.01359	0
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.40905	$10.47972	0
01/01/2011 to 12/31/2011	$10.47972	$10.38386	0
01/01/2012 to 12/31/2012	$10.38386	$10.53367	0
01/01/2013 to 12/31/2013	$10.53367	$9.98519	0
01/01/2014 to 12/31/2014	$9.98519	$9.66635	0
01/01/2015 to 12/31/2015	$9.66635	$9.41194	0
01/01/2016 to 12/31/2016	$9.41194	$9.27010	0
01/01/2017 to 12/31/2017	$9.27010	$9.13658	0
01/01/2018 to 12/31/2018	$9.13658	$8.91775	0
01/01/2019 to 12/31/2019	$8.91775	$9.04075	0
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97237	$11.45287	0
01/01/2011 to 12/31/2011	$11.45287	$11.45138	0
01/01/2012 to 12/31/2012	$11.45138	$12.13007	0
01/01/2013 to 12/31/2013	$12.13007	$11.53809	0
01/01/2014 to 12/31/2014	$11.53809	$11.65358	0
01/01/2015 to 12/31/2015	$11.65358	$11.05423	0
01/01/2016 to 12/31/2016	$11.05423	$11.16528	0
01/01/2017 to 12/31/2017	$11.16528	$11.29200	0
01/01/2018 to 12/31/2018	$11.29200	$10.86790	0
01/01/2019 to 12/31/2019	$10.86790	$11.50264	0

A-8

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.50799	$10.26012	0
01/01/2011 to 12/31/2011	$10.26012	$11.53098	0
01/01/2012 to 12/31/2012	$11.53098	$11.82757	0
01/01/2013 to 12/31/2013	$11.82757	$10.90716	0
01/01/2014 to 12/31/2014	$10.90716	$11.01980	0
01/01/2015 to 12/31/2015	$11.01980	$10.79259	0
01/01/2016 to 12/31/2016	$10.79259	$10.61007	0
01/01/2017 to 12/31/2017	$10.61007	$10.36018	0
01/01/2018 to 12/31/2018	$10.36018	$10.09402	0
01/01/2019 to 12/31/2019	$10.09402	$9.91795	0
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18517	$9.95474	0
01/01/2011 to 12/31/2011	$9.95474	$11.44851	0
01/01/2012 to 12/31/2012	$11.44851	$11.79397	0
01/01/2013 to 12/31/2013	$11.79397	$10.68373	0
01/01/2014 to 12/31/2014	$10.68373	$10.99011	0
01/01/2015 to 12/31/2015	$10.99011	$10.81209	0
01/01/2016 to 12/31/2016	$10.81209	$10.68267	0
01/01/2017 to 12/31/2017	$10.68267	$10.44405	0
01/01/2018 to 12/31/2018	$10.44405	$10.14810	0
01/01/2019 to 12/31/2019	$10.14810	$10.17754	0
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99655	$10.86262	0
01/01/2011 to 12/31/2011	$10.86262	$12.66364	0
01/01/2012 to 12/31/2012	$12.66364	$13.10415	0
01/01/2013 to 12/31/2013	$13.10415	$11.80884	0
01/01/2014 to 12/31/2014	$11.80884	$12.32168	0
01/01/2015 to 12/31/2015	$12.32168	$12.15266	0
01/01/2016 to 12/31/2016	$12.15266	$12.01633	0
01/01/2017 to 12/31/2017	$12.01633	$11.82884	0
01/01/2018 to 12/31/2018	$11.82884	$11.46784	0
01/01/2019 to 12/31/2019	$11.46784	$11.67559	0
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99741	$11.86199	0
01/01/2012 to 12/31/2012	$11.86199	$12.16570	0
01/01/2013 to 12/31/2013	$12.16570	$10.63961	0
01/01/2014 to 12/31/2014	$10.63961	$11.37891	0
01/01/2015 to 12/31/2015	$11.37891	$11.25741	0
01/01/2016 to 12/31/2016	$11.25741	$11.10851	0
01/01/2017 to 12/31/2017	$11.10851	$10.93403	0
01/01/2018 to 12/31/2018	$10.93403	$10.57755	0
01/01/2019 to 12/31/2019	$10.57755	$10.85348	0
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99656	$10.26098	0
01/01/2013 to 12/31/2013	$10.26098	$8.92874	0
01/01/2014 to 12/31/2014	$8.92874	$9.74380	0
01/01/2015 to 12/31/2015	$9.74380	$9.69743	0
01/01/2016 to 12/31/2016	$9.69743	$9.57711	0
01/01/2017 to 12/31/2017	$9.57711	$9.43833	0
01/01/2018 to 12/31/2018	$9.43833	$9.12006	0
01/01/2019 to 12/31/2019	$9.12006	$9.41258	0

A-9

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99827	$8.63360	0
01/01/2014 to 12/31/2014	$8.63360	$9.58677	0
01/01/2015 to 12/31/2015	$9.58677	$9.55343	0
01/01/2016 to 12/31/2016	$9.55343	$9.43443	0
01/01/2017 to 12/31/2017	$9.43443	$9.29658	0
01/01/2018 to 12/31/2018	$9.29658	$8.94893	0
01/01/2019 to 12/31/2019	$8.94893	$9.36143	0
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99827	$11.15332	0
01/01/2015 to 12/31/2015	$11.15332	$11.02349	0
01/01/2016 to 12/31/2016	$11.02349	$10.94659	0
01/01/2017 to 12/31/2017	$10.94659	$10.80226	0
01/01/2018 to 12/31/2018	$10.80226	$10.38872	0
01/01/2019 to 12/31/2019	$10.38872	$10.94430	0
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99827	$9.80623	0
01/01/2016 to 12/31/2016	$9.80623	$9.70029	0
01/01/2017 to 12/31/2017	$9.70029	$9.62802	0
01/01/2018 to 12/31/2018	$9.62802	$9.23092	0
01/01/2019 to 12/31/2019	$9.23092	$9.84185	0
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99656	$9.74901	0
01/01/2017 to 12/31/2017	$9.74901	$9.70127	0
01/01/2018 to 12/31/2018	$9.70127	$9.28064	0
01/01/2019 to 12/31/2019	$9.28064	$9.95408	0
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99655	$9.90406	0
01/01/2018 to 12/31/2018	$9.90406	$9.39823	0
01/01/2019 to 12/31/2019	$9.39823	$10.16224	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99655	$9.53339	0
01/01/2019 to 12/31/2019	$9.53339	$10.37396	0
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99827	$11.08551	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22305	$13.42856	0
01/01/2011 to 12/31/2011	$13.42856	$12.69715	0
01/01/2012 to 12/31/2012	$12.69715	$13.99125	0
01/01/2013 to 12/31/2013	$13.99125	$16.63255	0
01/01/2014 to 12/31/2014	$16.63255	$17.24444	0
01/01/2015 to 12/31/2015	$17.24444	$16.79900	0
01/01/2016 to 12/31/2016	$16.79900	$17.39243	0
01/01/2017 to 12/31/2017	$17.39243	$19.87021	0
01/01/2018 to 12/31/2018	$19.87021	$18.05379	0
01/01/2019 to 12/31/2019	$18.05379	$21.38635	0

A-10

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.40918	$17.96929	0
01/01/2011 to 12/31/2011	$17.96929	$18.56085	0
01/01/2012 to 12/31/2012	$18.56085	$20.74479	0
01/01/2013 to 12/31/2013	$20.74479	$20.73150	0
01/01/2014 to 12/31/2014	$20.73150	$26.29962	0
01/01/2015 to 12/31/2015	$26.29962	$26.71902	0
01/01/2016 to 12/31/2016	$26.71902	$27.13992	0
01/01/2017 to 12/31/2017	$27.13992	$27.94359	0
01/01/2018 to 12/31/2018	$27.94359	$25.78519	0
01/01/2019 to 12/31/2019	$25.78519	$32.78597	0
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.79725	$9.49594	0
01/01/2011 to 12/31/2011	$9.49594	$9.20426	0
01/01/2012 to 12/31/2012	$9.20426	$8.91896	0
01/01/2013 to 12/31/2013	$8.91896	$8.64241	0
01/01/2014 to 12/31/2014	$8.64241	$8.37452	0
01/01/2015 to 12/31/2015	$8.37452	$8.11493	0
01/01/2016 to 12/31/2016	$8.11493	$7.86402	0
01/01/2017 to 12/31/2017	$7.86402	$7.64675	0
01/01/2018 to 12/31/2018	$7.64675	$7.50478	0
01/01/2019 to 12/31/2019	$7.50478	$7.39511	0
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64323	$13.86358	0
01/01/2011 to 12/31/2011	$13.86358	$12.87238	0
01/01/2012 to 12/31/2012	$12.87238	$14.57887	0
01/01/2013 to 12/31/2013	$14.57887	$19.75848	0
01/01/2014 to 12/31/2014	$19.75848	$21.77801	0
01/01/2015 to 12/31/2015	$21.77801	$19.44918	0
01/01/2016 to 12/31/2016	$19.44918	$22.59595	0
01/01/2017 to 12/31/2017	$22.59595	$26.10037	0
01/01/2018 to 12/31/2018	$26.10037	$21.70795	0
01/01/2019 to 12/31/2019	$21.70795	$27.24560	0
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.17748	$14.62059	0
01/01/2011 to 12/31/2011	$14.62059	$12.33678	0
01/01/2012 to 12/31/2012	$12.33678	$14.38838	0
01/01/2013 to 12/31/2013	$14.38838	$16.59947	0
01/01/2014 to 12/31/2014	$16.59947	$15.19619	0
01/01/2015 to 12/31/2015	$15.19619	$15.18873	0
01/01/2016 to 12/31/2016	$15.18873	$14.16281	0
01/01/2017 to 12/31/2017	$14.16281	$18.58746	0
01/01/2018 to 12/31/2018	$18.58746	$15.60723	0
01/01/2019 to 12/31/2019	$15.60723	$19.97990	0
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01017	$14.00437	0
01/01/2011 to 12/31/2011	$14.00437	$11.86763	0
01/01/2012 to 12/31/2012	$11.86763	$13.41682	0
01/01/2013 to 12/31/2013	$13.41682	$15.53203	0
01/01/2014 to 12/31/2014	$15.53203	$14.04147	0
01/01/2015 to 12/31/2015	$14.04147	$13.71730	0
01/01/2016 to 12/31/2016	$13.71730	$13.37024	0
01/01/2017 to 12/31/2017	$13.37024	$15.91286	0
01/01/2018 to 12/31/2018	$15.91286	$12.92900	0
01/01/2019 to 12/31/2019	$12.92900	$15.03680	0

A-11

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49292	$14.01250	0
01/01/2011 to 12/31/2011	$14.01250	$12.33613	0
01/01/2012 to 12/31/2012	$12.33613	$14.57203	0
01/01/2013 to 12/31/2013	$14.57203	$16.28950	0
01/01/2014 to 12/31/2014	$16.28950	$14.77971	0
01/01/2015 to 12/31/2015	$14.77971	$13.92117	0
01/01/2016 to 12/31/2016	$13.92117	$13.75130	0
01/01/2017 to 12/31/2017	$13.75130	$17.27530	0
01/01/2018 to 12/31/2018	$17.27530	$13.81283	0
01/01/2019 to 12/31/2019	$13.81283	$17.02851	0
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62536	$14.65080	0
01/01/2011 to 12/31/2011	$14.65080	$14.06769	0
01/01/2012 to 12/31/2012	$14.06769	$15.30274	0
01/01/2013 to 12/31/2013	$15.30274	$20.25752	0
01/01/2014 to 12/31/2014	$20.25752	$21.70836	0
01/01/2015 to 12/31/2015	$21.70836	$23.15422	0
01/01/2016 to 12/31/2016	$23.15422	$23.68955	0
01/01/2017 to 12/31/2017	$23.68955	$30.53120	0
01/01/2018 to 12/31/2018	$30.53120	$28.78440	0
01/01/2019 to 12/31/2019	$28.78440	$36.71486	0
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.06599	$13.18694	0
01/01/2011 to 12/31/2011	$13.18694	$12.70295	0
01/01/2012 to 12/31/2012	$12.70295	$14.41143	0
01/01/2013 to 12/31/2013	$14.41143	$19.09097	0
01/01/2014 to 12/31/2014	$19.09097	$20.11047	0
01/01/2015 to 12/31/2015	$20.11047	$20.89583	0
01/01/2016 to 12/31/2016	$20.89583	$20.63670	0
01/01/2017 to 12/31/2017	$20.63670	$26.14029	0
01/01/2018 to 12/31/2018	$26.14029	$25.86986	0
01/01/2019 to 12/31/2019	$25.86986	$34.53862	0
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.38949	$15.54700	0
01/01/2011 to 12/31/2011	$15.54700	$14.61725	0
01/01/2012 to 12/31/2012	$14.61725	$16.94144	0
01/01/2013 to 12/31/2013	$16.94144	$21.70117	0
01/01/2014 to 12/31/2014	$21.70117	$23.45251	0
01/01/2015 to 12/31/2015	$23.45251	$21.43332	0
01/01/2016 to 12/31/2016	$21.43332	$21.11199	0
01/01/2017 to 12/31/2017	$21.11199	$26.00234	0
01/01/2018 to 12/31/2018	$26.00234	$24.09615	0
01/01/2019 to 12/31/2019	$24.09615	$30.39031	0
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62025	$16.29160	0
01/01/2011 to 12/31/2011	$16.29160	$15.39509	0
01/01/2012 to 12/31/2012	$15.39509	$17.47213	0
01/01/2013 to 12/31/2013	$17.47213	$24.04318	0
01/01/2014 to 12/31/2014	$24.04318	$26.61810	0
01/01/2015 to 12/31/2015	$26.61810	$24.33885	0
01/01/2016 to 12/31/2016	$24.33885	$27.88603	0
01/01/2017 to 12/31/2017	$27.88603	$30.75045	0
01/01/2018 to 12/31/2018	$30.75045	$24.89284	0
01/01/2019 to 12/31/2019	$24.89284	$29.19038	0

A-12

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52501	$12.34846	0
01/01/2011 to 12/31/2011	$12.34846	$12.08545	0
01/01/2012 to 12/31/2012	$12.08545	$12.92493	0
01/01/2013 to 12/31/2013	$12.92493	$13.67814	0
01/01/2014 to 12/31/2014	$13.67814	$14.01961	0
01/01/2015 to 12/31/2015	$14.01961	$13.60453	0
01/01/2016 to 12/31/2016	$13.60453	$13.91232	0
01/01/2017 to 12/31/2017	$13.91232	$14.84798	0
01/01/2018 to 12/31/2018	$14.84798	$13.97656	0
01/01/2019 to 12/31/2019	$13.97656	$15.53961	0
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89182	$16.55835	0
01/01/2011 to 12/31/2011	$16.55835	$13.94177	0
01/01/2012 to 12/31/2012	$13.94177	$16.22057	0
01/01/2013 to 12/31/2013	$16.22057	$22.13279	0
01/01/2014 to 12/31/2014	$22.13279	$22.50637	0
01/01/2015 to 12/31/2015	$22.50637	$22.09974	0
01/01/2016 to 12/31/2016	$22.09974	$23.06515	0
01/01/2017 to 12/31/2017	$23.06515	$28.54176	0
01/01/2018 to 12/31/2018	$28.54176	$24.65318	0
01/01/2019 to 12/31/2019	$24.65318	$32.60459	0
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04163	$17.24021	0
01/01/2011 to 12/31/2011	$17.24021	$16.54311	0
01/01/2012 to 12/31/2012	$16.54311	$17.98110	0
01/01/2013 to 12/31/2013	$17.98110	$23.55268	0
01/01/2014 to 12/31/2014	$23.55268	$23.69407	0
01/01/2015 to 12/31/2015	$23.69407	$23.13991	0
01/01/2016 to 12/31/2016	$23.13991	$25.13236	0
01/01/2017 to 12/31/2017	$25.13236	$30.18043	0
01/01/2018 to 12/31/2018	$30.18043	$26.78194	0
01/01/2019 to 12/31/2019	$26.78194	$33.76856	0
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85035	$15.68915	0
01/01/2011 to 12/31/2011	$15.68915	$14.29482	0
01/01/2012 to 12/31/2012	$14.29482	$16.36639	0
01/01/2013 to 12/31/2013	$16.36639	$21.79095	0
01/01/2014 to 12/31/2014	$21.79095	$22.22779	0
01/01/2015 to 12/31/2015	$22.22779	$20.61035	0
01/01/2016 to 12/31/2016	$20.61035	$25.80596	0
01/01/2017 to 12/31/2017	$25.80596	$26.84564	0
01/01/2018 to 12/31/2018	$26.84564	$21.56740	0
01/01/2019 to 12/31/2019	$21.56740	$25.49245	0
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.06744	$14.66471	0
01/01/2011 to 12/31/2011	$14.66471	$13.97000	0
01/01/2012 to 12/31/2012	$13.97000	$15.91625	0
01/01/2013 to 12/31/2013	$15.91625	$22.21339	0
01/01/2014 to 12/31/2014	$22.21339	$23.32117	0
01/01/2015 to 12/31/2015	$23.32117	$24.76402	0
01/01/2016 to 12/31/2016	$24.76402	$24.64585	0
01/01/2017 to 12/31/2017	$24.64585	$32.93313	0
01/01/2018 to 12/31/2018	$32.93313	$33.14030	0
01/01/2019 to 12/31/2019	$33.14030	$41.17871	0

A-13

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.66662	$13.80136	0
01/01/2011 to 12/31/2011	$13.80136	$13.30836	0
01/01/2012 to 12/31/2012	$13.30836	$14.62320	0
01/01/2013 to 12/31/2013	$14.62320	$19.07708	0
01/01/2014 to 12/31/2014	$19.07708	$18.77362	0
01/01/2015 to 12/31/2015	$18.77362	$17.08848	0
01/01/2016 to 12/31/2016	$17.08848	$17.57483	0
01/01/2017 to 12/31/2017	$17.57483	$19.85080	0
01/01/2018 to 12/31/2018	$19.85080	$17.36443	0
01/01/2019 to 12/31/2019	$17.36443	$21.19611	0
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.02641	$11.29835	0
01/01/2011 to 12/31/2011	$11.29835	$11.40032	0
01/01/2012 to 12/31/2012	$11.40032	$11.62354	0
01/01/2013 to 12/31/2013	$11.62354	$10.84047	0
01/01/2014 to 12/31/2014	$10.84047	$10.56284	0
01/01/2015 to 12/31/2015	$10.56284	$9.76268	0
01/01/2016 to 12/31/2016	$9.76268	$9.87310	0
01/01/2017 to 12/31/2017	$9.87310	$9.76316	0
01/01/2018 to 12/31/2018	$9.76316	$9.64795	0
01/01/2019 to 12/31/2019	$9.64795	$9.49885	0
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.13774	$15.73630	0
01/01/2011 to 12/31/2011	$15.73630	$14.72293	0
01/01/2012 to 12/31/2012	$14.72293	$16.89226	0
01/01/2013 to 12/31/2013	$16.89226	$21.67487	0
01/01/2014 to 12/31/2014	$21.67487	$24.14704	0
01/01/2015 to 12/31/2015	$24.14704	$21.85209	0
01/01/2016 to 12/31/2016	$21.85209	$24.14015	0
01/01/2017 to 12/31/2017	$24.14015	$27.72910	0
01/01/2018 to 12/31/2018	$27.72910	$22.42476	0
01/01/2019 to 12/31/2019	$22.42476	$25.88986	0
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68115	$11.15714	0
01/01/2011 to 12/31/2011	$11.15714	$11.46346	0
01/01/2012 to 12/31/2012	$11.46346	$11.97982	0
01/01/2013 to 12/31/2013	$11.97982	$11.43506	0
01/01/2014 to 12/31/2014	$11.43506	$11.87818	0
01/01/2015 to 12/31/2015	$11.87818	$11.65231	0
01/01/2016 to 12/31/2016	$11.65231	$11.87343	0
01/01/2017 to 12/31/2017	$11.87343	$12.23216	0
01/01/2018 to 12/31/2018	$12.23216	$11.58249	0
01/01/2019 to 12/31/2019	$11.58249	$12.60409	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.93393	$14.33195	0
01/01/2011 to 12/31/2011	$14.33195	$12.11190	0
01/01/2012 to 12/31/2012	$12.11190	$13.34140	0
01/01/2013 to 12/31/2013	$13.34140	$15.50561	0
01/01/2014 to 12/31/2014	$15.50561	$14.22840	0
01/01/2015 to 12/31/2015	$14.22840	$14.10375	0
01/01/2016 to 12/31/2016	$14.10375	$14.11252	0
01/01/2017 to 12/31/2017	$14.11252	$17.07602	0
01/01/2018 to 12/31/2018	$17.07602	$13.75436	0
01/01/2019 to 12/31/2019	$13.75436	$15.39413	0

A-14

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.81728	$14.80196	0
01/01/2011 to 12/31/2011	$14.80196	$13.57541	0
01/01/2012 to 12/31/2012	$13.57541	$15.88417	0
01/01/2013 to 12/31/2013	$15.88417	$21.58224	0
01/01/2014 to 12/31/2014	$21.58224	$21.76809	0
01/01/2015 to 12/31/2015	$21.76809	$21.43518	0
01/01/2016 to 12/31/2016	$21.43518	$20.93173	0
01/01/2017 to 12/31/2017	$20.93173	$27.37507	0
01/01/2018 to 12/31/2018	$27.37507	$26.65916	0
01/01/2019 to 12/31/2019	$26.65916	$35.49313	0
*Denotes the start date of these sub-accounts

A-15

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS
Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations	minus	purchase payments – proportional withdrawals
Example with Sub-account increase
Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000
Examples with Sub-account decline
Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in Sub-account performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	-$5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000
In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

B-1

Example with Sub-account increase and withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000
Examples of Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-2

Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($ 80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.
Examples of Combination 5% Roll-up and Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

B-3

Example with withdrawals
Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.
Example with death after Death Benefit Target Date
Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.
Examples of Highest Daily Value Death Benefit Calculation
The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic

B-4

Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-5

APPENDIX C – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS
PROGRAM RULES

▪
You can elect an asset allocation program provided by LPL Financial Corporation, (“LPL”), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL’s evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit (“HD5”), the Lifetime Five Benefit (“LT5”), Spousal Lifetime Five Benefit (“SLT5”), the Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“HD7”), the Spousal Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“SHD7”), the Highest Daily Lifetime 6 Plus Benefits, Highest Daily GRO, GRO Plus II, Highest Daily GRO II or the Highest Daily Value Death Benefit (“HDV”), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

▪
Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

▪
Please see your program materials for a detailed description of LPL’s asset allocation program including the available model portfolios. You can obtain these materials from your LPL financial professional.

HOW THE ASSET ALLOCATION PROGRAM WORKS

▪
Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL financial professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

▪
Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

▪
Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

▪
Owner Changes in Choice of Model Portfolio: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

▪
You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

▪
You cannot participate in automatic rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any automatic rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

C-1

APPENDIX D – FORMULA UNDER HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT
We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪
a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

▪
Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

▪	V – the total value of all Permitted Sub-accounts in the Annuity.

▪	F – the total value of all Benefit Fixed Rate Account allocations.

▪
I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

▪	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

▪	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

▪	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

▪	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

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Example:
Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.
Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28
Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%
Since r (>) Cu (because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40
FORMULA FOR CONTRACTS WITH 90% CAP FEATURE
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
If you elect this feature, the following replaces the “Transfer Calculation” above.
Transfer Calculation:
The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:
If (F / (V + F) > .90) then T = F – (V + F) * .90
If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.
On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

▪	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

D-2

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min (F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

D-3

Age 65 “a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.26	9.29
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

D-4

APPENDIX E – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

Optimum XTra NY
Minimum Investment	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.75%
Distribution Charge	N/A
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year
Contract Credit
Yes. The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, and the amount of the Purchase Payment. For cumulative Purchase Payments $100,000 or greater, for the first 6 years of the Annuity is as follows: the credit percentages for each year, starting with the first, are 8%, 6%, 4%, 3%, 2%, and 1%. For cumulative Purchase Payments less than $100,000: 6%, 5%, 4%, 3%, 2%, and 1%. Recaptured in certain circumstances.

Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) (No MVA applied)
Medically-Related Surrender Feature	N/A
Optional Death Benefits (for an additional cost)(1)	HAV
Optional Living Benefits (for an additional cost)(2)
GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

Annuity Rewards(3)	Available after initial CDSC period
Annuitization Options
Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Medically Related Surrender	No

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.

(2)
For more information on these benefits, refer to the “Living Benefit” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA, and Highest Daily Lifetime 7 Plus with LIA are not currently available in New York.

(3)
The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

E-1

APPENDIX F – FORMULA UNDER GRO PLUS 2008
(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010.)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Next the formula calculates the following formula ratio:

r	=	(L – B) / V.
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu.
The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V*Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V*Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

F-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND
HIGHEST DAILY GRO
(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010.)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation
The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]
If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.
On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / V
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with

F-2

the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

F-3

APPENDIX G – FORMULA UNDER HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT
(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)
1. Formula for Contracts Issued on or after July 21, 2008
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min ((VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

G-1

2. Formula for Contracts Issued Prior to 7/21/08
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	V – the total value of all Permitted Sub-accounts in the annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

G-2

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula.
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

G-3

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the
AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

G-4

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

G-5

APPENDIX H – FORMULA FOR HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L - B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

H-1

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

H-2

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06

H-3

APPENDIX I – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES
Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts
If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Medically-Related Surrenders are not available.

Montana
If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Nevada	Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Medically Related Surrender is not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Fixed Allocations are not available.
Washington
If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available.
Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

I 1

 APPENDIX J – FORMULA FOR HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 6 Plus with LIA)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

J-1

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

J-2

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06.

J-3

APPENDIX K – FORMULA FOR GRO PLUS II
(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010.)
The following are the terms and definitions referenced in the transfer calculation formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

K-1

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

K-2

APPENDIX L – FORMULA FOR HIGHEST DAILY® GRO
Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

L-1

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

L-2

APPENDIX M – FORMULA FOR HIGHEST DAILY® GRO II
Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

M-1

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

M-2

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OPTIMUMX

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
Supplement dated April 27, 2020
to Prospectuses dated April 27, 2020
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
On March 27, 2020 (Date of Enactment), Congress passed and President Trump signed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans.
Waiver of Required Minimum Distributions (RMDs) for 2020
The requirement to take minimum distributions from defined contribution plans and IRAs is waived for 2020.  The waiver would apply to any RMD due from such an arrangement in 2020, even RMDs with respect to the 2019 tax year that are due in 2020.  For example, if an IRA owner turned age 70½ in 2019, they owe an RMD for the 2019 tax year but can wait until 4/1/20 to take it.  If they did not take that first RMD in 2019, the bill waives it, along with the requirement to take their second RMD (for the 2020 tax year) by the end of 2020.  The relief applies both to lifetime and post-death RMDs.  In that regard, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year.  It is unclear whether this treatment applies for the 10-year period imposed by the SECURE Act. Although also unclear, the 1-year election rule for life expectancy payments by an eligible beneficiary may be extended based on the position the IRS took in Notice 2009-82.
Withdrawals from Employer Plans and IRAs, including Roth IRAs
Relief is provided for “coronavirus-related distributions” from qualified plans and IRAs. The relief applies to such distributions made at any time during the 2020 calendar year, as follows:

•	Permits such distributions to be treated as in-service distributions, even if such amounts are not otherwise distributable from the plan under sections 401(k), 403(b), or 457, as applicable;

•	Provides an exception to the 10% early distribution penalty under Code section 72(t) (but not for the similar penalty tax under Code section 72(q) that applies to non-qualified annuities);

•	Exempts such distributions from the 402(f) notice requirements and mandatory 20% withholding applicable to eligible rollover distributions, as applicable;

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Permits the individual to include income attributable to such distributions ratably over the three-year period beginning with the year the distribution would otherwise be taxable (this spreading would apply unless the taxpayer elects out); and

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Permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution.

The distribution must come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e. , an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan.  The relief would be limited to aggregate distributions of $100,000.  See below for a description of who is eligible for the relief.
Plan Loans
The following relief is provided with respect to plan loans (if available under a contract) taken by any “qualified individual” who is affected by the coronavirus:

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For loans made during the 180-day period beginning on the date of enactment, the maximum loan amount would be increased from $50,000 or 50% of the vested account balance to $100,000 or 100% of the vested account balance.  Note that Department of Labor regulations require that plan loans be secured by no more than half of the account balance.  It is not clear whether this is an impediment to increasing the loan limit to 100% of the account balance.  We understand that DOL is aware of this issue.

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The due date for any repayment on a loan that otherwise is due between the date of enactment and December 31, 2020, would be delayed for one year.  This also would extend the maximum loan period (normally five years).

Based on prior IRS guidance involving similar relief for natural disasters, all of the changes would be optional for plans See below for a description of who is eligible for the plan loan relief.

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Eligible Individuals for Withdrawal and Loan Relief
The administrator of an eligible retirement plan may rely on an employee’s certification that the employee satisfies the conditions for eligibility.  The eligibility criteria for the relief remain the same, meaning the individual must fall within one of the following categories:

•	The individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

•	The individual’s spouse or dependent is diagnosed with such virus or disease; or

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The individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury.

IRS Guidance
Extension of IRA Contribution Deadline
The deadline for making an IRA or Roth IRA contribution has been extended until July 15, 2020, the extended deadline for filing an individual’s 2019 tax return.

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PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive, Shelton, Connecticut 06484
ADVANCED SERIES XTRA CREDIT EIGHTSM (“XT8”)SM
Flexible Premium Deferred Annuities
PROSPECTUS: APRIL 27, 2020
This prospectus describes a flexible premium deferred annuity (the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”). If you are receiving this prospectus, it is because you currently own this Annuity. The Annuity was offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. The Prospectus also describes the fees and charges you pay and product features such as the availability of certain bonus amounts and basic death benefit protection. These features are discussed more fully in the Prospectus. This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional. There may be differences in compensation among different annuity products that could influence a financial professional’s decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which the Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your financial professional for further details. The Annuity or certain of its investment options and/or features may not be available in all states. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix D. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because this Annuity grants credit amounts with respect to your Purchase Payments, the expenses of this Annuity may be higher than expenses for an annuity without a credit. In addition, the amount of the credits that you receive under this Annuity may be more than offset over time by the additional fees and charges associated with the credit. This Annuity is no longer offered for new sales, however, existing owners may continue to make purchase payments.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the annual and semi-annual shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from us electronically anytime at our website www.prudential.com. You may elect to receive all future shareholder reports in paper free of charge by calling 1-888-778-2888. Your election to receive reports in paper will apply to all portfolios available under your contract.
THE SUB-ACCOUNTS
Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, Nationwide Variable Insurance Trust, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.
PLEASE READ THIS PROSPECTUS
Please read this prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference. Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
AVAILABLE INFORMATION
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under “Contents of Statement of Additional Information”. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review

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and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How To Contact Us” later in this prospectus for our Service Office address.
In compliance with U.S. law, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Government Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. XTRA CREDIT® IS A REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 or at www.prudentialannuities.com.

Prospectus Dated: April 27, 2020	Statement of Additional Information Dated: April 27, 2020
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INVESTMENT OPTIONS
Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios
(e.g., AST Bond Portfolio 2025)

Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio
AST Advanced Strategies Portfolio
AST AllianzGI World Trends Portfolio
AST AQR Emerging Markets Equity Portfolio
AST AQR Large-Cap Portfolio
AST Balanced Asset Allocation Portfolio
AST BlackRock Global Strategies Portfolio
AST BlackRock Low Duration Bond Portfolio
AST BlackRock/Loomis Sayles Bond Portfolio
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Bond Portfolio 2025
AST Bond Portfolio 2026
AST Bond Portfolio 2027
AST Bond Portfolio 2028
AST Bond Portfolio 2029
AST Bond Portfolio 2030
AST Bond Portfolio 2031
AST Capital Growth Asset Allocation Portfolio
AST ClearBridge Dividend Growth Portfolio
AST Cohen & Steers Global Realty Portfolio
AST Cohen & Steers Realty Portfolio
AST Emerging Markets Equity Portfolio
AST Fidelity Institutional AM ® Quantitative Portfolio 1
AST Goldman Sachs Multi-Asset Portfolio
AST Goldman Sachs Small-Cap Value Portfolio
AST Government Money Market Portfolio
AST High Yield Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST Investment Grade Bond Portfolio
AST J.P. Morgan Global Thematic Portfolio
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio
AST Large-Cap Core Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio
AST QMA US Equity Alpha Portfolio
AST Quantitative Modeling Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Growth Portfolio

AST Small-Cap Value Portfolio
AST T. Rowe Price Asset Allocation Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST T. Rowe Price Natural Resources Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Wellington Management Hedged Equity Portfolio
AST Western Asset Core Plus Bond Portfolio
AST Western Asset Emerging Markets Debt Portfolio
AIM Variable Insurance Funds
(Invesco Variable Insurance Funds)
Invesco V.I. Diversified Dividend Fund — Series I shares
Invesco V.I. Health Care Fund – Series I shares
Invesco V.I. Mid Cap Growth Fund – Series I shares 2
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund — Series I shares
Invesco V.I. Technology Fund — Series I shares
Nationwide Variable Insurance Trust
NVIT Emerging Markets Fund Class D
Wells Fargo Variable Trust
Wells Fargo VT International Equity — Class 1
Wells Fargo VT Omega Growth — Class 1
Wells Fargo VT Small Cap Growth — Class 1

[1]	Fidelity Institutional AM is a registered service mark of FMR LLC. Used with permission.

[2]	Effective April 30, 2020, the Fund will merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I Shares.

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(ii)

GLOSSARY OF TERMS
Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.
Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) or a Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to take back under certain circumstances. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.
Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such Purchase Payments.
Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.
Annuitization: The application of Account Value to one of the available annuity options to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.
Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, and (b) the fifth anniversary of the Issue Date, whichever occurs first.
Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.
Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.
Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
Combination 5% Roll-Up and HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.
Contingent Annuitant: The natural person named to become the Annuitant upon the death of Annuitant prior to the Annuity Date. A Contingent Annuitant may be named only in limited circumstances involving an Annuity issued to a Custodial Account or to a tax-qualified retirement plan.
Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. See “Summary of Contract Fees and Charges” for details on the CDSC.
Custodial Account: A trust or custodial account that qualifies as an individual retirement account as defined in Section 408(a) of the Code, including a Roth IRA that satisfies the definitions in Sections 408(a) and 408A of the Code.
DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.
Enhanced Beneficiary Protection Death Benefit: We offer an Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death.
Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.
Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA

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Program”), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a fixed allocation. We no longer offer our 6 or 12 Month DCA Program.
Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the laws of your state, and may vary depending on whether your purchase is a replacement or not.
Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.
Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.
Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMIB.
Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMWB.
Guaranteed Return Option Plus 2008 (GRO Plus 2008)/Highest Daily® Guaranteed Return Option (HD GRO)/Guaranteed Return Option Plus II (GRO Plus II)/Highest Daily® Guaranteed Return Option II (HD GRO II): Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.
Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals. We no longer offer HAV.
Highest Daily Lifetime® Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Highest Daily Lifetime Five.
Highest Daily Lifetime® Seven Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.
Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.
Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 6 Plus.
Highest Daily® Value Death Benefit (“HDV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.
Interim Value: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation.
Issue Date: The effective date of your Annuity.

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Key Life: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.
Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Lifetime Five.
MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation. In addition to MVA Fixed Allocations that are subject to an MVA, Book Value Fixed Allocations may be used with our enhanced dollar cost averaging program, and are not subject to any MVA.
Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or individual named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.
Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.
Spousal Highest Daily Lifetime® Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime Seven.
Spousal Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Values are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime 7 Plus.
Spousal Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 6 Plus.
Spousal Lifetime Five® Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Spousal Lifetime Five.
Sub-Account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.
Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any Fixed Allocation.
Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.
Unit Value: Each Variable Sub-Account has a separate value for its Accumulation Units (this is analogous to, but not the same as, the share price of a mutual fund).
Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued, not including any day: (1) trading on the NYSE is restricted; (2) an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or (3) the SEC, by order, permits the suspension or postponement for the protection of security holders.

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SUMMARY OF CONTRACT FEES AND CHARGES
Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.
The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.
FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX D – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT.

TRANSACTION FEES AND CHARGES
CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY 1

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1
The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	XT8
Transfer Fee [2]
Maximum	$15.00
Current	$10.00
Tax Charge (current) [3]	0% to 3.5%

2	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.

3
In some states a tax is payable, either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES
FEE/CHARGE	XT8
Annual Maintenance Fee [4]	Lesser of $35 or 2% of Account Value

Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value

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ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [5] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [6]	1.60%
Administration Charge [6]	0.15%
Settlement Service Charge [7] Qualified: Nonqualified:	1.40% 1.00%
Total Annual Charges of the Sub-accounts (excluding settlement service charge)	1.75%

4
Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.

5	These charges are deducted daily and apply to the Sub-accounts only.

6	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.

7
The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges. We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. The Total Charge column depicts the sum of the 1.75% Insurance Charge and the charge for the particular optional benefit.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [8]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [9] for XT8
GRO PLUS II
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY GRO II
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
Maximum Charge [11] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.75% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [11] (assessed against greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.75% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
Maximum Charge [11] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.75% + 0.95%
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)
Maximum Charge [11] (assessed against Sub-account net assets)	0.75%	2.50%
Current Charge (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Maximum Charge [11] (assessed against Sub-account net assets)	0.75%	2.50%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [8]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [9] for XT8
Current Charge (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	2.35%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
Maximum Charge [11] (assessed against Sub-account net assets)	1.00%	2.75%
Current Charge (assessed against Sub-account net assets)	0.35%	2.10%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Maximum Charge [11] (assessed against PIV)	1.00%	1.75% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.75% + 0.50%
LIFETIME FIVE INCOME BENEFIT
Maximum Charge [11] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
Maximum Charge [11] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.75%	2.50%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
Maximum Charge [11] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [11] (assessed against PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against PWV)	0.60%	1.75% + 0.60%
HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY INCOME OPTION
Maximum Charge [11] (assessed against PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME SEVEN W/LIFETIME INCOME ACCELERATOR
Maximum Charge [11] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [11] (assessed against the PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.75% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY INCOME OPTION
Maximum Charge [11] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [8]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [9] for XT8
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.75% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.75% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION
Maximum Charge [11] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.25%	2.00%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.25%	2.00%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.50%	2.25%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [10] (assessed against Sub-account net assets)	0.50%	2.25%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
How Charge is Determined

8	GRO Plus II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.
Highest Daily GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.
Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is equal to 0.85% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime 6 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 1.20% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
GRO PLUS 2008: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1, 2009). This benefit is no longer available for new elections.
Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1, 2009). This benefit is no longer available for new elections.
Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.10%. This benefit is no longer available for new elections.

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Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. The current charge is 0.50% of PIV for GMIB and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.
Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.50%. This benefit is no longer available for new elections.
Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven With Beneficiary Income Option: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven With Lifetime Income Accelerator: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% in addition to 1.75% annual charge.
Spousal Highest Daily Lifetime Seven Income Benefit: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.75% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven With Beneficiary Income Option: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.75% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with Beneficiary Income Option: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.90% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.
Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.
Combination 5% roll-up and HAV Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.
Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.

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The Total Annual Charge includes the Insurance Charge assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

10
Our reference in the fee table to “current and maximum” charge does not mean that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

11	We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) for the year ended December 31, 2019 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL UNDERLYING PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Underlying Portfolio Operating Expense	0.58%	1.54%
The following are the total annual expenses for each underlying mutual fund (“Portfolio”) for the year ended December 31, 2019, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2019 and do not necessarily reflect the fees you may incur. The “Total Annual Underlying Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially

9

reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Academic Strategies Asset Allocation Portfolio*	0.63%	0.04%	0.11%	0.04%	0.00%	0.57%	1.39%	0.01%	1.38%
AST Advanced Strategies Portfolio*	0.64%	0.03%	0.24%	0.00%	0.00%	0.04%	0.95%	0.02%	0.93%
AST AllianzGI World Trends Portfolio*	0.75%	0.02%	0.25%	0.00%	0.00%	0.00%	1.02%	0.03%	0.99%
AST AQR Emerging Markets Equity Portfolio*	0.93%	0.16%	0.25%	0.00%	0.00%	0.00%	1.34%	0.01%	1.33%
AST AQR Large-Cap Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.02%	0.81%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST BlackRock Global Strategies Portfolio*	0.81%	0.07%	0.25%	0.00%	0.00%	0.00%	1.13%	0.02%	1.11%
AST BlackRock Low Duration Bond Portfolio*	0.48%	0.05%	0.25%	0.00%	0.00%	0.00%	0.78%	0.06%	0.72%
AST BlackRock/Loomis Sayles Bond Portfolio*	0.46%	0.03%	0.25%	0.03%	0.00%	0.00%	0.77%	0.04%	0.73%
AST Bond Portfolio 2020	0.47%	0.18%	0.25%	0.00%	0.00%	0.00%	0.90%	0.00%	0.90%
AST Bond Portfolio 2021*	0.47%	0.22%	0.25%	0.00%	0.00%	0.01%	0.95%	0.01%	0.94%
AST Bond Portfolio 2022*	0.47%	0.29%	0.25%	0.00%	0.00%	0.00%	1.01%	0.08%	0.93%
AST Bond Portfolio 2023*	0.47%	0.49%	0.25%	0.00%	0.00%	0.00%	1.21%	0.28%	0.93%
AST Bond Portfolio 2024*	0.47%	0.37%	0.25%	0.00%	0.00%	0.00%	1.09%	0.16%	0.93%
AST Bond Portfolio 2025*	0.47%	0.30%	0.25%	0.00%	0.00%	0.00%	1.02%	0.09%	0.93%
AST Bond Portfolio 2026	0.47%	0.13%	0.25%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2027	0.47%	0.15%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST Bond Portfolio 2028*	0.47%	0.53%	0.25%	0.00%	0.00%	0.00%	1.25%	0.32%	0.93%
AST Bond Portfolio 2029*	0.47%	0.46%	0.25%	0.00%	0.00%	0.00%	1.18%	0.25%	0.93%
AST Bond Portfolio 2030*	0.47%	0.72%	0.25%	0.00%	0.00%	0.00%	1.44%	0.51%	0.93%
AST Bond Portfolio 2031*	0.47%	0.08%	0.25%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST ClearBridge Dividend Growth Portfolio*	0.66%	0.01%	0.25%	0.00%	0.00%	0.01%	0.93%	0.01%	0.92%
AST Cohen & Steers Global Realty Portfolio*	0.83%	0.08%	0.25%	0.00%	0.00%	0.00%	1.16%	0.05%	1.11%
AST Cohen & Steers Realty Portfolio	0.83%	0.02%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Emerging Markets Equity Portfolio*	0.93%	0.20%	0.25%	0.00%	0.00%	0.00%	1.38%	0.08%	1.30%
AST Fidelity Institutional AM® Quantitative Portfolio*	0.65%	0.04%	0.25%	0.00%	0.00%	0.01%	0.95%	0.02%	0.93%
AST Goldman Sachs Multi-Asset Portfolio*	0.76%	0.05%	0.25%	0.00%	0.00%	0.02%	1.08%	0.15%	0.93%
AST Goldman Sachs Small-Cap Value Portfolio*	0.77%	0.02%	0.25%	0.00%	0.00%	0.00%	1.04%	0.01%	1.03%
AST Government Money Market Portfolio	0.30%	0.03%	0.25%	0.00%	0.00%	0.00%	0.58%	0.00%	0.58%
AST High Yield Portfolio	0.57%	0.06%	0.25%	0.00%	0.00%	0.00%	0.88%	0.00%	0.88%
AST Hotchkis & Wiley Large-Cap Value Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.01%	0.82%
AST International Growth Portfolio*	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.02%	1.08%
AST International Value Portfolio	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Investment Grade Bond Portfolio*	0.47%	0.05%	0.25%	0.00%	0.00%	0.00%	0.77%	0.04%	0.73%
AST J.P. Morgan Global Thematic Portfolio	0.76%	0.05%	0.25%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST J.P. Morgan International Equity Portfolio	0.71%	0.05%	0.25%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST J.P. Morgan Strategic Opportunities Portfolio*	0.81%	0.07%	0.25%	0.00%	0.00%	0.00%	1.13%	0.01%	1.12%
AST Large-Cap Core Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.02%	0.81%
AST Loomis Sayles Large-Cap Growth Portfolio*	0.71%	0.01%	0.25%	0.00%	0.00%	0.00%	0.97%	0.06%	0.91%
AST MFS Global Equity Portfolio*	0.82%	0.04%	0.25%	0.00%	0.00%	0.00%	1.11%	0.01%	1.10%
AST MFS Growth Allocation Portfolio	0.67%	0.06%	0.25%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST MFS Growth Portfolio*	0.71%	0.02%	0.25%	0.00%	0.00%	0.00%	0.98%	0.02%	0.96%
AST MFS Large-Cap Value Portfolio	0.66%	0.02%	0.25%	0.00%	0.00%	0.00%	0.93%	0.00%	0.93%

10

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Mid-Cap Growth Portfolio	0.81%	0.02%	0.25%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.78%	0.94%	0.00%	0.94%
AST Prudential Core Bond Portfolio	0.47%	0.01%	0.25%	0.00%	0.00%	0.00%	0.73%	0.00%	0.73%
AST Prudential Growth Allocation Portfolio	0.61%	0.01%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST QMA US Equity Alpha Portfolio	0.83%	0.03%	0.25%	0.18%	0.25%	0.00%	1.54%	0.00%	1.54%
AST Quantitative Modeling Portfolio	0.25%	0.01%	0.00%	0.00%	0.00%	0.89%	1.15%	0.00%	1.15%
AST Small-Cap Growth Opportunities Portfolio	0.77%	0.03%	0.25%	0.00%	0.00%	0.01%	1.06%	0.00%	1.06%
AST Small-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Small-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.07%	1.07%	0.00%	1.07%
AST T. Rowe Price Asset Allocation Portfolio*	0.62%	0.02%	0.25%	0.00%	0.00%	0.00%	0.89%	0.01%	0.88%
AST T. Rowe Price Large-Cap Growth Portfolio*	0.68%	0.01%	0.25%	0.00%	0.00%	0.00%	0.94%	0.04%	0.90%
AST T. Rowe Price Large-Cap Value Portfolio*	0.56%	0.01%	0.25%	0.00%	0.00%	0.00%	0.82%	0.01%	0.81%
AST T. Rowe Price Natural Resources Portfolio*	0.73%	0.06%	0.25%	0.00%	0.00%	0.00%	1.04%	0.02%	1.02%
AST Templeton Global Bond Portfolio	0.63%	0.06%	0.25%	0.00%	0.00%	0.00%	0.94%	0.00%	0.94%
AST WEDGE Capital Mid-Cap Value Portfolio*	0.78%	0.04%	0.25%	0.00%	0.00%	0.00%	1.07%	0.01%	1.06%
AST Wellington Management Hedged Equity Portfolio*	0.81%	0.03%	0.25%	0.00%	0.00%	0.03%	1.12%	0.06%	1.06%
AST Western Asset Core Plus Bond Portfolio	0.50%	0.02%	0.25%	0.00%	0.00%	0.00%	0.77%	0.00%	0.77%
AST Western Asset Emerging Markets Debt Portfolio	0.68%	0.17%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
Invesco V.I. Diversified Dividend Fund - Series I shares	0.48%	0.17%	0.00%	0.00%	0.00%	0.01%	0.66%	0.00%	0.66%
Invesco V.I. Health Care Fund – Series I shares	0.75%	0.22%	0.00%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
Invesco V.I. Mid Cap Growth Fund – Series I shares	0.75%	0.22%	0.00%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
Invesco Oppenheimer Discovery Mid Cap Growth Fund*	0.70%	0.17%	0.00%	0.00%	0.00%	0.00%	0.87%	0.07%	0.80%
Invesco V.I. Technology Fund – Series I shares	0.75%	0.24%	0.00%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
NVIT Emerging Markets Fund*	0.95%	0.30%	0.25%	0.00%	0.00%	0.00%	1.50%	0.05%	1.45%
Wells Fargo VT International Equity Fund - Class 1*	0.80%	0.33%	0.00%	0.00%	0.00%	0.00%	1.13%	0.44%	0.69%
Wells Fargo VT Omega Growth Fund - Class 1*	0.60%	0.22%	0.00%	0.00%	0.00%	0.00%	0.82%	0.07%	0.75%
Wells Fargo VT Small Cap Growth Fund - Class 1*	0.80%	0.13%	0.00%	0.00%	0.00%	0.01%	0.94%	0.00%	0.94%
*See notes immediately below for important information about this fund.

AST Academic Strategies Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Advanced Strategies Portfolio
The Manager has contractually agreed to waive 0.0222% of its investment management fees through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0020% of its investment management fees through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AllianzGI World Trends Portfolio
The Manager has contractually agreed to waive 0.029% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AQR Emerging Markets Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.330% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AQR Large-Cap Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.810% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

11

AST BlackRock Global Strategies Portfolio
The Manager has contractually agreed to waive 0.022% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Low Duration Bond Portfolio
The Manager has contractually agreed to waive 0.057% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio
The Manager has contractually agreed to waive 0.035% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2021
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2022
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2023
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2024
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2025
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2028
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2029
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2030
 The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2031
The Portfolio commenced operations on January 2, 2020. Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $200 million for the Portfolio for the fiscal period ending December 31, 2020.

AST ClearBridge Dividend Growth Portfolio
The Manager has contractually agreed to waive 0.012% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Cohen & Steers Global Realty Portfolio
The Manager has contractually agreed to waive 0.051% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Emerging Markets Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.300% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Fidelity Institutional AM® Quantitative Portfolio
The Manager has contractually agreed to waive 0.020% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

12

AST Goldman Sachs Multi-Asset Portfolio
The Manager has contractually agreed to waive 0.132% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees. The Manager has also contractually agreed to waive a portion of its investment management fee equal to the management fee of any acquired fund managed or subadvised by Goldman Sachs Asset Management, L.P.

AST Goldman Sachs Small-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Hotchkis & Wiley Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.009% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST International Growth Portfolio
The Manager has contractually agreed to waive 0.02% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Investment Grade Bond Portfolio
The Distributor has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of the Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.

AST J.P. Morgan Strategic Opportunities Portfolio
The Manager has contractually agreed to waive 0.011% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Large-Cap Core Portfolio
The Manager has contractually agreed to waive 0.015% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.810% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.060% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Global Equity Portfolio
The Manager has contractually agreed to waive 0.0067% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Growth Portfolio
The Manager has contractually agreed to waive 0.0140% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0045% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.0101% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.0373% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.0011% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0117% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Natural Resources Portfolio
The Manager has contractually agreed to waive 0.0152% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST WEDGE Capital Mid-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Wellington Management Hedged Equity Portfolio
The Manager has contractually agreed to waive 0.055% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

Invesco Oppenheimer Discovery Mid Cap Growth Fund
Invesco Advisers, Inc. (“Invesco” or the “Adviser”) has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding Acquired Fund Fees and Expenses and certain items discussed below) of Series I shares to 0.80% of the Fund’s average daily net assets (the “expense limit”). In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the numbers reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Unless Invesco continues the fee waiver agreements, they will terminate on May 31,2021. During its terms, the fee waiver agreements cannot be terminated or amended to increase the expense limits or reduce the advisory fee waiver without approval of the Board of Trustees.

NVIT Emerging Markets Fund
Nationwide Variable Insurance Trust (the “Trust”) and Nationwide Fund Advisors (the “Adviser”) have entered into a written contract waiving 0.05% of the management fee to which the Adviser would otherwise be entitled until April 30, 2021. The written contract may be changed or eliminated only with the consent of the Board of Trustees of the Trust.

Wells Fargo VT International Equity Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1 and 0.94% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Omega Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

13

Wells Fargo VT Small Cap Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1 and 1.20% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

14

EXPENSE EXAMPLES
These examples are intended to help you compare the cost of investing in our Annuity with the cost of investing in other variable annuities.
Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5.0% return each year.
The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

▪	Insurance Charge

▪	Contingent Deferred Sales Charge

▪	Annual Maintenance Fee

▪	The maximum combination of optional benefit charges
The examples also assume the following for the period shown:

▪	You allocate all of your Account Value to the Sub-account with the maximum gross total annual portfolio operating expenses, and those expenses remain the same each year*

▪	For each charge, we deduct the maximum charge rather than the current charge

▪	You make no withdrawals of Account Value

▪	You make no transfers, or other transactions for which we charge a fee

▪	No Tax Charge applies

▪
You elect the Highest Daily Lifetime 6 Plus with the Combination 5.0% Roll-Up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

▪	Expense example calculations are not adjusted to reflect the purchase credit. If the purchase credit were reflected in the calculations, expenses would be higher.
Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.
Expense Examples are provided as follows:

	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,474	$2,540	$3,530	$6,125
If you annuitize your annuity at the end of the applicable time period: [1]	$574	$1,740	$2,930	$6,025
If you do not surrender your annuity:	$574	$1,740	$2,930	$6,025

1	Your ability to annuitize in the first 3 Annuity Years may be limited.
For information relating to accumulation Unit Values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

15

SUMMARY
Advanced Series XTra Credit Eight (“XT8”)
This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.
What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial advisor will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.
Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals, or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.
What does it mean that my variable annuity is “tax deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings or interest from your annuity until distributions are made from your Annuity. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 ½, you also may be subject to a 10% additional federal tax.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
How do I purchase the XTra Credit Eight Variable Annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuity are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
XT8	75	$10,000
The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the sections entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.
We may allow you to purchase the Annuity with an amount lower than the “Minimum Initial Purchase Payment” if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.
You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.
After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your Annuity. You must cancel your Annuity in writing.
See “What Are Our Requirements for Purchasing One of the Annuities?” for more detail.
Where should I invest my money? With the help of your financial advisor, you choose where to invest your money within the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as

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balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.
You may also allocate money to a fixed rate account that earns interest guaranteed by our general assets. We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.
See “Investment Options,” and “Managing Your Account Value.”
How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.
You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.
See “Access to Account Value.”
Options for Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.
As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section a well as the Appendices to this prospectus for more information on each formula. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

▪	Spousal Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 7 Plus

▪	Spousal Highest Daily Lifetime 7 Plus

▪	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

▪	Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Highest Daily Lifetime Seven

▪	Spousal Highest Daily Lifetime Seven

▪	Highest Daily Lifetime Seven with Lifetime Income Accelerator

▪	Highest Daily Lifetime Seven with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.
Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections as well as the Appendices to this Prospectus for more information on each formula.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Guaranteed Return Option Plus II

▪	Highest Daily Guaranteed Return Option II

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▪	Guaranteed Return Option Plus 2008*

▪	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.
What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.
We also offer optional death benefits for an additional charge:

▪	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

▪
Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information. There are other optional living and death benefits that we previously offered, but are not currently available. See the applicable section of this Prospectus for details.
How do I receive credits?
With XT8, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made and the amount of your purchase payment:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%
Please note that during the first 10 years, the total based asset-based charges on the XT8 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT8 annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State Law, we may also take back credits if you return your annuity under the “free-look” provision.
Please see the section entitled “Managing Your Account Value” for more information.
What are the Annuity’s Fees and Charges?
Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long you have held your Annuity. The CDSC schedule is as follows:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
XT8	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%
Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contract.
Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.
Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is the lesser of $35.00 or 2% of your Account Value.

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Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The Tax Charge currently ranges up to 3 ½% of your Purchase Payments or Account Value and is designed to approximate the taxes that we are required to pay.
Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE	XT8
Mortality & Expense Risk Charge	1.60%
Administration Charge	0.15%
Total Insurance Charge	1.75%
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.
Costs to Sell and Administer Our Variable Annuity: Your financial professional may receive a commission for selling one of our variable annuities to you. We may also pay fees to your financial professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See “General Information”.
Other Information
Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS
WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives Policies chart below provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. Thus, if you selected particular optional benefits, you would be precluded from investing in certain portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. Please consult with a qualified investment professional if you wish to obtain investment advice. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning “Fees and Payments Received by Prudential Annuities” for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.
The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.
The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans or other limited classes of investors permitted by the Code.
However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities (“Affiliated Portfolios”) and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates (“Prudential Companies”) receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser financial incentive factors in determining which portfolios to offer under the Annuity. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Prudential Annuities Life Assurance Corporation has selected the Portfolios for inclusion as investment options under this Annuity in Prudential Annuities Life Assurance Corporation’s role as the issuer of this Annuity, and Prudential Annuities Life Assurance Corporation does not provide investment advice or recommend any particular Portfolio. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.
Stipulated Investment Options if you Elect Certain Optional Benefits
As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of “Permitted Sub-accounts”. Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.
While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our “Custom Portfolios Program” (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented

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only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.
Group I: Allowable Benefit Allocations

Optional Benefit Name*	Allowable Benefit Allocations:
Lifetime Five Income Benefit	AST Academic Strategies Asset Allocation Portfolio
Spousal Lifetime Five Income Benefit	AST Advanced Strategies Portfolio
Highest Daily Lifetime Five Income Benefit	AST AllianzGI World Trends Portfolio
Highest Daily Lifetime Seven Income Benefit	AST Balanced Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven Income Benefit	AST BlackRock Global Strategies Portfolio
Highest Daily Value Death Benefit	AST Capital Growth Asset Allocation Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option	AST Fidelity Institutional AM® Quantitative Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option	AST Goldman Sachs Multi-Asset Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator	AST J.P. Morgan Global Thematic Portfolio
Highest Daily Lifetime 7 Plus Income Benefit	AST J.P. Morgan Strategic Opportunities Portfolio
Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST MFS Growth Allocation Portfolio
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator	AST Preservation Asset Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus Income Benefit	AST Prudential Growth Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST T. Rowe Price Asset Allocation Portfolio
Highest Daily Lifetime 6 Plus	AST Wellington Management Hedged Equity Portfolio
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Spousal Highest Daily Lifetime 6 Plus
Highest Daily GRO II
GRO Plus II
Optional Benefit Name*	All investment options permitted, EXCEPT these:
Combo 5% Rollup & HAV Death Benefit	AST AQR Emerging Markets Equity Portfolio
Guaranteed Minimum Income Benefit	AST Western Asset Emerging Markets Debt Portfolio
Guaranteed Minimum Withdrawal Benefit	Invesco V.I. Technology
GRO/GRO PLUS/GRO PLUS 2008	Wells Fargo VT Small-Cap Growth
Highest Anniversary Value Death Benefit
Highest Daily GRO
Optional Benefit Name*	All investment options permitted, EXCEPT these:
GRO PLUS 2008	AST AQR Emerging Markets Equity Portfolio
Highest Daily GRO	AST Quantitative Modeling Portfolio
AST Western Asset Emerging Markets Debt Portfolio
Invesco V.I. Technology
Wells Fargo VT Small-Cap Growth

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
The following set of tables describes the second category (i.e., Group II below), under which:

(a)
you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST BlackRock/Loomis Sayles Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio and the AST Prudential Core Bond Portfolio).

(b)	you may allocate up to 80% in equity and other portfolios listed in the table below.

(c)
on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.

(d)
between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

(e)
if you are already participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

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Group II: Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials)

Optional Benefit Name*	Permitted Portfolios
Highest Daily Lifetime Seven	AST Academic Strategies Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven	AST Advanced Strategies Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option	AST AllianzGI World Trends Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option	AST Balanced Asset Allocation Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator	AST BlackRock Global Strategies Portfolio
Highest Daily Lifetime 7 Plus	AST BlackRock Low Duration Bond
Spousal Highest Daily Lifetime 7 Plus	AST BlackRock/Loomis Sayles Bond Portfolio
Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST Capital Growth Asset Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST ClearBridge Dividend Growth Portfolio
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator	AST Cohen & Steers Global Realty Portfolio
Highest Daily Lifetime 6 Plus	AST Cohen & Steers Realty Portfolio
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator	AST Emerging Markets Equity Portfolio
Spousal Highest Daily Lifetime 6 Plus	AST Fidelity Institutional AM® Quantitative Portfolio
GRO Plus II	AST Goldman Sachs Multi-Asset Portfolio
Highest Daily GRO II	AST Goldman Sachs Small-Cap Value Portfolio
AST Government Money Market Portfolio
AST High Yield Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST J.P. Morgan Global Thematic Portfolio
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio
AST QMA US Equity Alpha Portfolio
AST Small-Cap Growth Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Value Portfolio
AST T. Rowe Price Asset Allocation Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST T. Rowe Price Natural Resources Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Wellington Management Hedged Equity Portfolio
AST Western Asset Core Plus Bond Portfolio

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
Certain optional living benefits employ a predetermined formula, under which Account Value is transferred between your chosen Sub-accounts and a bond Sub-account (or between two bond Sub-accounts).  For example, with a Highest Daily Lifetime benefit, Account Value may be transferred between your selected Sub-accounts and the AST Investment Grade Bond Sub-account; or with a GRO benefit, Account Value may be transferred between your selected Sub-accounts and an AST bond Sub-Account with a target maturity date (or among AST bond Sub-accounts with different target maturity dates).

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Whether or not you elected an optional benefit subject to a predetermined mathematical formula, you should be aware that the operation of the formula may result in large scale asset flows into and out of the Sub accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the Portfolios may be used as investments in Portfolios that are structured as funds-of-funds and made available as Permitted Sub-accounts. Because transfers among the Sub-accounts can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

(a)
a Portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the Portfolio’s investment strategy;

(b)
the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities or longer duration bonds) that otherwise would have been held;

(c)
a Portfolio may experience higher turnover and asset flow than it would have experienced without the formulas, which could result in higher transaction costs for the Portfolio compared to other similar funds;

(d)	a Portfolio may have low asset levels and high operating expense ratios (including the possibility that all assets may be transferred out of the Portfolio).
The asset flows caused by the formulas may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to a particular Sub-account and other Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to a particular Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.
The efficient operation of the asset flows caused by a formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.
Please consult the prospectus for the applicable Portfolio for additional information about these effects.
The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Diversified Dividend Fund – Series I shares	Seeks to provide reasonable current income and long-term growth of income and capital.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Health Care Fund – Series I shares	Seeks long-term growth of capital.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Mid Cap Growth Fund – Series I shares	Seeks capital growth.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) - Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I shares	Seeks capital appreciation	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Technology Fund – Series I shares	Seeks long-term growth of capital.	Invesco Advisers, Inc.
AST Academic Strategies Asset Allocation Portfolio	Seeks long-term capital appreciation.
AlphaSimplex Group, LLC
AQR Capital Management, LLC
CoreCommodity Management, LLC
First Quadrant, L.P.
Jennison Associates LLC
Morgan Stanley Investment Management Inc.
Pacific Investment Management Company, LLC
PGIM Investments LLC
QMA LLC
Western Asset Management Company, LLC
Western Asset Management Company Limited

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Advanced Strategies Portfolio
Seeks a high level of absolute return by using traditional and non-traditional investment strategies and by investing in domestic and foreign equity and fixed income securities, derivative instruments and other investment companies.

Brown Advisory, LLC
Loomis, Sayles & Company, L.P.
LSV Asset Management
Pacific Investment Management Company, LLC
PGIM Fixed Income
PGIM Investments LLC
QMA LLC
T. Rowe Price Associates, Inc.
William Blair Investment Management, LLC

AST AllianzGI World Trends Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	Allianz Global Investors U.S. LLC
AST AQR Emerging Markets Equity Portfolio	Seeks long-term capital appreciation.	AQR Capital Management, LLC
AST AQR Large-Cap Portfolio	Seeks long-term capital appreciation.	AQR Capital Management, LLC
AST Balanced Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST BlackRock Global Strategies Portfolio	Seeks a high total return consistent with a moderate level of risk.	BlackRock Financial Management, Inc. BlackRock International Limited
AST BlackRock Low Duration Bond Portfolio	Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited
AST BlackRock/Loomis Sayles Bond Portfolio	Seeks to maximize total return, consistent with preservation of capital and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited Loomis, Sayles & Company, L.P.
AST Bond Portfolio 2020	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2021	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2022	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2023	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2024	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2025	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2026	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2027	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2028	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2029	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2030	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Bond Portfolio 2031	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Capital Growth Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST ClearBridge Dividend Growth Portfolio	Seeks income, capital preservation, and capital appreciation.	ClearBridge Investments, LLC
AST Cohen & Steers Global Realty Portfolio (formerly AST Global Real Estate Portfolio)	Seeks capital appreciation and income.	Cohen & Steers Asia Limited Cohen & Steers Capital Management, Inc. Cohen & Steers UK Limited
AST Cohen & Steers Realty Portfolio	Seeks to maximize total return through investment in real estate securities.	Cohen & Steers Capital Management, Inc.
AST Emerging Markets Equity Portfolio (formerly AST Parametric Emerging Markets Equity Portfolio)	Seeks long-term capital appreciation.	AQR Capital Management, LLC, J.P. Morgan Investment Management, Inc. Martin Currie Inc.
AST Fidelity Institutional AM® Quantitative Portfolio	Seeks long-term capital growth balanced by current income.	FIAM LLC
AST Goldman Sachs Multi-Asset Portfolio	Seeks to obtain a high level of total return consistent with its level of risk tolerance.	Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Small-Cap Value Portfolio	Seeks long-term capital appreciation.	Goldman Sachs Asset Management, L.P.
AST Government Money Market Portfolio	Seeks high current income and maintain high levels of liquidity.	PGIM Fixed Income
AST High Yield Portfolio	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	J.P. Morgan Investment Management, Inc. PGIM Fixed Income
AST Hotchkis & Wiley Large-Cap Value Portfolio	Seeks current income and long-term growth of income, as well as capital appreciation.	Hotchkis & Wiley Capital Management, LLC
AST International Growth Portfolio	Seeks long-term capital growth.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
AST International Value Portfolio	Seeks capital growth.	Lazard Asset Management LLC LSV Asset Management
AST Investment Grade Bond Portfolio	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST J.P. Morgan Global Thematic Portfolio	Seeks capital appreciation consistent with its specified level of risk tolerance.	J.P. Morgan Investment Management, Inc.
AST J.P. Morgan International Equity Portfolio	Seeks capital growth.	J.P. Morgan Investment Management, Inc.
AST J.P. Morgan Strategic Opportunities Portfolio	Seeks to maximize return compared to the benchmark through security selection and tactical asset allocation.	J.P. Morgan Investment Management, Inc.
AST Large-Cap Core Portfolio (formerly AST QMA Large-Cap Portfolio)	Seeks long-term capital appreciation.	QMA LLC J.P. Morgan Investment Management, Inc. Massachusetts Financial Services Company
AST Loomis Sayles Large-Cap Growth Portfolio	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	Loomis, Sayles & Company, L.P.
AST MFS Global Equity Portfolio	Seeks capital growth.	Massachusetts Financial Services Company
AST MFS Growth Allocation Portfolio (formerly AST New Discovery Asset Allocation Portfolio)	Seeks total return.	Massachusetts Financial Services Company
AST MFS Growth Portfolio	Seeks long-term capital growth and future, rather than current income.	Massachusetts Financial Services Company
AST MFS Large-Cap Value Portfolio	Seeks capital appreciation.	Massachusetts Financial Services Company
AST Mid-Cap Growth Portfolio	Seeks long-term growth of capital.	Massachusetts Financial Services Company Victory Capital Management Inc.
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	Seeks capital growth.	LSV Asset Management Neuberger Berman Investment Advisers LLC
AST Preservation Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST Prudential Core Bond Portfolio	Seeks to maximize total return consistent with the long-term preservation of capital.	PGIM Fixed Income
AST Prudential Growth Allocation Portfolio	Seeks total return.	PGIM Fixed Income QMA LLC

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST QMA US Equity Alpha Portfolio	Seeks long term capital appreciation.	QMA LLC
AST Quantitative Modeling Portfolio	Seeks a high potential return while attempting to mitigate downside risk during adverse market cycles.	PGIM Investments LLC QMA LLC
AST Small-Cap Growth Opportunities Portfolio	Seeks capital growth.	Victory Capital Management Inc. Wellington Management Company, LLP
AST Small-Cap Growth Portfolio	Seeks long-term capital growth.	Emerald Mutual Fund Advisers Trust UBS Asset Management (Americas) Inc.
AST Small-Cap Value Portfolio	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	J.P. Morgan Investment Management, Inc. LMCG Investments, LLC
AST T. Rowe Price Asset Allocation Portfolio	Seeks a high level of total return by investing primarily in a diversified portfolio of equity and fixed income securities.	T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio
Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Value Portfolio	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	T. Rowe Price Associates, Inc.
AST T. Rowe Price Natural Resources Portfolio
Seeks long-term capital growth primarily through the investment in common stocks of companies that own or develop natural resources (such as energy products, precious metals and forest products) and other basic commodities.
T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio	Seeks to provide current income with capital appreciation and growth of income.	Franklin Advisers, Inc.
AST WEDGE Capital Mid-Cap Value Portfolio	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	WEDGE Capital Management LLP
AST Wellington Management Hedged Equity Portfolio
Seeks to outperform a mix of 50% Russell 3000 Index, 20% MSCI Europe, Australasia and the Far East (EAFE) Index, and 30% Bank of America Merrill Lynch Three-Month US Treasury Bill Index over a full market cycle by preserving capital in adverse markets utilizing an options strategy while maintaining equity exposure to benefit from up markets through investments in the Portfolio’s subadviser’s equity investment strategies
Wellington Management Company LLP
AST Western Asset Core Plus Bond Portfolio	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	Western Asset Management Company, LLC Western Asset Management Company Limited
AST Western Asset Emerging Markets Debt Portfolio	Seeks to maximize total return.	Western Asset Management Company, LLC Western Asset Management Company Limited
NVIT Emerging Markets Fund – Class D	Seeks long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.	Nationwide Fund Advisors/Lazard Asset Management LLC and Standard Life Investments (Corporate Funds) Limited
Wells Fargo VT International Equity Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Omega Growth Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Small Cap Growth Fund - Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
FIAM LLC is a business unit of FMR LLC (also known as Fidelity Investments).
Fidelity Institutional AM is a registered service mark of FMR LLC. Used with permission.
PGIM Fixed Income is a business unit of PGIM, Inc.
PGIM Investments LLC manages each of the portfolios of the Advanced Series Trust (AST).  AST Investment Services, Inc. serves as co-manager, along with PGIM Investments LLC, to many of the portfolios of AST.
QMA LLC formerly known as Quantitative Management Associates LLC.
Personnel of Goldman Sachs Asset Management International, an affiliate of Goldman Sachs Asset Management, L.P., may perform certain delegated responsibilities for GSAM, may act on behalf of GSAM, or may perform functions that otherwise support the sub-advisory services provided to the Portfolio.
WHAT ARE THE FIXED ALLOCATIONS?
The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), and the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled “Do You Offer Dollar Cost Averaging?” We no longer offer our 6 or 12 Month DCA Program.

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MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula (including a description of Strips) along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.
MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.
No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.
DCA Fixed Rate Options. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

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FEES AND CHARGES
The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.
The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.
WHAT ARE THE CONTRACT FEES AND CHARGES?
Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown under “Summary of Contract Fees and Charges”. If you purchase the Annuity and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.
With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see “How Much Can I Withdraw as a Free Withdrawal?”). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.
For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.
We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.
Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations) whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.
Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is designed to approximate the taxes that we are required to pay and is

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assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The Tax Charge currently ranges up to 3  1/2%. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.
We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the Tax Charge you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.
In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the Tax Charge you pay under the contract. We reserve the right to change these tax practices.
Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the Sub-account declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.
The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and the Protected Withdrawal Value and taken out of the Sub-accounts, periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.
WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation. See "How Does the Market Value Adjustment Work?" in "Managing Your Account Value" for information about how the amount of an MVA is calculated if you withdraw or transfer Account Value from a MVA Fixed Allocation more than 30 days before the end of a Guarantee Period.
WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a Tax Charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.

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EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY
Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.
WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?
We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.
Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.
We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold.
Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Speculative Investing – Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.
Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your financial professional’s broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.
Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% tax in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.
 Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

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Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies

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before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term “Successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as a “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY
MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

▪	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;

▪	a new Annuitant subsequent to the Annuity Date;

▪	for “nonqualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

▪	a change in Beneficiary if the Owner had previously made the designation irrevocable;

▪	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

▪	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.
There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.
If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.
We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

▪	a company(ies) that issues or manages viatical or structured settlements;

▪	an institutional investment company;

▪	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or

▪	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.
We implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.
We accept assignments of nonqualified Annuities only.
Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.
Spousal Designations
If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect a different Beneficiary. Unless you elect a different Beneficiary, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.
Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

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Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
Contingent Annuitant
Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.
Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.
MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements typically is longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any Tax Charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. If you return your Annuity, we will not return any XTra Credits we applied to your Annuity based on your Purchase Payments.
MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional Purchase Payments may be made at anytime before the Annuity Date or prior to the Account Value being reduced to zero. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.
MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program the “Systematic Investment Plan.” Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.
MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE
HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent Purchase Payments.)
Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any Tax Charge that may apply. You can allocate purchase payment to one or more Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain available optional benefits.
Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.
HOW DO I RECEIVE CREDITS UNDER THE XT8 ANNUITY?
We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, and the amount of the Purchase Payment according to the table below:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%
HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT8 ANNUITY?
Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.
If your Annuity is being funded with an initial Purchase Payments that includes a transfer of assets, as we define through our administrative procedures, and the total initial Purchase Payment equals or exceeds $100,000, we will Credit you with the higher Credit described in the chart above.
Examples of Applying Credits
Initial Purchase Payment
Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 X .060) to your Account Value in the proportion that your Purchase Payment is allocated.
Initial Purchase Payment With Transfer of Assets
Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 X .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 X .080) to your Account Value on January 16, 2009.
Additional Purchase Payment in Annuity Year 1
Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 X .08) to your Account Value.

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 Additional Purchase Payment in Annuity Year 6
Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 X .01) to your Account Value.
Recapture of XTra Credits
The amount of any XTra Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any XTra Credits.
We obtained an exemptive order from the SEC that allows us to recapture the XTra Credit amounts under this Annuity (a) if you return the Annuity during the “free look” period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity’s death benefit (if allowed by State law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the Medically-Related Surrender provision of the Annuity. We have determined not to recapture Credits under that order. Thus, we will not recapture Credits granted within 12 months prior to death or a Medically-Related Surrender.
General Information about Credits

▪	We do not consider Credits to be “investment in the contract” for income tax purposes.

▪	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.
ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate Purchase Payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.
Currently, we charge $10.00 for each transfer after the twentieth (20th) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging program (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from a MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves one of our systematic programs, such as asset allocation and automated withdrawals.
Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance.
In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

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With respect to each Sub-account (other than the AST Government Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals and (ii) do not categorize as a transfer the first transfer

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that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

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We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your financial professional promptly of the circumstances concerning the denial.
There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a financial professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a financial professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.
Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.
The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.
A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.
DO YOU OFFER DOLLAR COST AVERAGING?
Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of Sub-account fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.
You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

▪	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).

▪
You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

▪	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.
NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts. This will

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reduce the effective rate of return on the Fixed Allocation or a DCA Fixed Rate Option over the Guarantee Period or the duration of the program, respectively.
The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.
Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional Purchase Payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.
Under our current Dollar Cost Averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Government Money Market Sub-account, unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.
6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE “6 OR 12 MONTH DCA PROGRAM”)-We no longer offer our 6 or 12 Month DCA Program. The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.
The key features of this Program are as follows:

▪	You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.

▪
As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus). In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

▪
Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a “last-in, first-out” basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to “last-in, first-out” means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

▪
The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

▪	We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

▪	The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

▪
If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios

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Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a “Permitted Sub-account” for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

▪
If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

▪
If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

▪	We impose no fee for your participation in the 6 or 12 Month DCA Program.

▪
You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Government Money Market Sub-account.

▪
You cannot utilize “rate lock” with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

▪
We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

▪
The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

▪	The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the “Enhanced Dollar Cost Averaging Program.”
NOTE: When a 6 or 12 Month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA Fixed Rate Option.
HOW DO THE FIXED ALLOCATIONS WORK?
We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.
The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888 or at www.prudentialannuities.com.
A Guarantee Period for a Fixed Allocation begins:

▪	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

▪	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

▪	when you “renew” a Fixed Allocation by electing a new Guarantee Period.
To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

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Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Government Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.
HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.
WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.
If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value in the Fixed Allocation to the AST Government Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.
DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), which is available if you have elected one of the Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.
Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.
There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.
If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined

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mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.
ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
We currently do not offer any asset allocation programs for use with your Annuity.
WHAT IS THE BALANCED INVESTMENT PROGRAM?
We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to Sub-account fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.
Example
Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.
MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
Yes. Subject to our rules, your financial professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your financial professional has this authority, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your financial professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.
MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).
It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fee charged for the services.
We or an affiliate of ours may provide administrative support to licensed, registered financial professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require financial professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the financial professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a financial professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.
Please Note: Annuities where your financial professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a financial professional or third party

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investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a financial professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your financial professional. Your financial professional will be informed of all such restrictions on an ongoing basis. We may also require that your financial professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).
Limitations that we may impose on your financial professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.
HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
If you transfer or withdraw Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated.

▪	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

▪	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.

▪
“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the ICE BofAML 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

Source ICE Data Indices, LLC, used with permission. ICE Data Indices, LLC IS LICENSING THE ICE DATA INDICES AND RELATED DATA "AS IS," MAKES NO WARRANTIES REGARDING SAME, DOES NOT GUARANTEE THE SUITABILITY, QUALITY, ACCURACY, TIMELINESS, AND/OR COMPLETENESS OF THE ICE DATA INDICES OR ANY DATA INCLUDED IN, RELATED TO, OR DERIVED THEREFROM, ASSUMES NO LIABILITY IN CONNECTION WITH THEIR USE, AND DOES NOT SPONSOR, ENDORSE, OR RECOMMEND PRUDENTIAL, OR ANY OF ITS PRODUCTS OR SERVICES.
MVA Formula
The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:
[(1+I)/(1+J+0.0010)]^(N/365)
where:
I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
N is the number of days remaining in the original Guarantee Period.
The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.
If you surrender your Annuity under the right to cancel provision, the MVA formula is:
[(1 + I)/(1 + J)]^(N/365)

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MVA Examples
The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

▪
You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

▪	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

▪	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).
Example of Positive MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 = 1.027078
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $59,448.56
Example of Negative MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

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ACCESS TO ACCOUNT VALUE
WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions (“RMD”). You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.
ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?
During the Accumulation Period
A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59  1/2, you may be subject to a 10% tax in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.
During the Annuitization Period
During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.
There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.
CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

▪
To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

▪	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.
To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2.
Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.

3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.
You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.
Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).
To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

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CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.
You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.
You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.
Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.
The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.
If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.
If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

▪	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

▪
If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

▪
If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

▪	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.
DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% additional tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of “substantially equal periodic payments”. For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% additional tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity

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must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% additional tax.
WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)
Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.
The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.
Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distributions if you own that benefit.
CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.
For purposes of calculating any applicable CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.
Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.
To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.
WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value.
This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

▪	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;

▪	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

▪	if the Owner is one or more natural persons, all such Owners must also be alive at such time;

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▪	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us;

▪	no additional Purchase Payments can be made to the Annuity; and

▪	proceeds will only be sent by check or electronic fund transfer directly to the Owner.
A “Contingency Event” occurs if the Annuitant is:

▪	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or

▪	first diagnosed as having a “Fatal Illness” while your Annuity is in force.
The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. This waiver is not available in Massachusetts and New York.
WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.
You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first (“Latest Annuity Date”) and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.
Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.
You may not annuitize within the first three Annuity Years.
Option 1
Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 2
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 3
Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.
Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.
We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

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HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.
You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

▪
Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

▪
If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.
Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).
HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the 2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

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LIVING BENEFITS
DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under an optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

▪	protecting a principal amount from decreases in value as of specified future dates due to investment performance;

▪	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

▪	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

▪	providing spousal continuation of certain benefits.
The “living benefits” are as follows:
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option Plus 2008 (GRO Plus 2008)1
Highest Daily Guaranteed Return Option (Highest Daily GRO)1
Guaranteed Minimum Withdrawal Benefit (GMWB)1
Guaranteed Minimum Income Benefit (GMIB)1
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1
Highest Daily Lifetime Five Income Benefit1
Highest Daily Lifetime Seven Income Benefit1
Spousal Highest Daily Lifetime Seven Income Benefit1
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1
Highest Daily Lifetime 7 Plus Income Benefit1
Spousal Highest Daily Lifetime 7 Plus Income Benefit1
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 6 Plus Income Benefit1
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1
Spousal Highest Daily Lifetime 6 Plus Income Benefit1

1	No longer available for new elections.
Here is a general description of each kind of living benefit that exists under this Annuity:

▪
Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

▪
Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

▪
Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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▪
Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.
In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.
Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your financial professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).
Termination of Existing Benefits and Election of New Benefits
If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.
Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus

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II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

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▪	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”
GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix J of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account,

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in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

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Election/Cancellation of the Benefit
GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis. There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under GRO Plus II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION II (HD GRO II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO

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II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

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Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

▪	An additional guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.
HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a

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new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

▪
On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

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▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel. There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under HD GRO II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will

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commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)
GRO Plus 2008 is no longer available for new elections.
Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

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EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

▪
The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value
GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix E to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix K to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.
Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018, an AST bond portfolio whose underlying investments generally mature in 2019, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount

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rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows (please see Appendix E). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Guarantee Amount(s);

▪	The amount of time until the maturity of your Guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the Bond Portfolios;

▪	The discount rate used to determine the present value of your Guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The Bond Portfolios are available only with these benefits, and you may not allocate Purchase Payments and transfer Account Value to or from the Bond Portfolios.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.
You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio.

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GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Special Considerations under GRO Plus 2008
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.

▪	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix E in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph,

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we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

▪	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION (HD GRO)
We no longer permit new elections of Highest Daily GRO.
Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

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EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting initial guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.
Key Feature – Allocation of Account Value
HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix K of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond

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portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Election/Cancellation of the Benefit
We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.
If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to

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your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio.
Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.
Special Considerations under Highest Daily GRO
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.

▪
Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annual charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The formula is set forth in Appendix K of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an

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AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

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March 19, 2010 – a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

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Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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Please be aware that because of the way the 90% cap feature rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.
The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.
Key Feature – Protected Value
The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.
The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to Sub-account performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

▪	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).

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If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

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If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments).

 You may elect to step-up your Protected Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.
Key Feature – Protected Annual Withdrawal Amount.
The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the

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Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.
The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

▪
If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

▪	Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payments).

▪	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.
The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

▪	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).

—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).
The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

▪	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12.

—	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the Maximum Annual Benefit
A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).
Benefits Under GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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▪
If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

▪	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

▪	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

▪
The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit
The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.
We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.
Termination of the Benefit
The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.
The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.
Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Charges under the Benefit

▪	Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume

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imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
The Guaranteed Minimum Income Benefit is no longer available for new elections.
The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in Sub-account performance. There is an additional charge if you elected the GMIB benefit.
Key Feature – Protected Income Value
The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable Tax Charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.
The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments (and any Credit that is applied to such Purchase Payments) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments (and any Credit that is applied to such Purchase Payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the

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stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments (and any Credit that is applied to such Purchase Payments), minus the impact of any withdrawals after the date of the step-up.

▪	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

▪
If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

▪	A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.
Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

▪	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).
The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

▪
The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

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Example 3. Reset of the dollar-for-dollar limit
A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

▪	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).
Key Feature – GMIB Annuity Payments
You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.
Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.
The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable Tax Charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.
On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.
GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period
Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

▪
If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

▪	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.
You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.
Other Important Considerations
You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your

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Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

▪	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

▪
Where allowed by law, we reserve the right to limit subsequent Purchase Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

▪	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

▪
At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit
The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.
Termination of the Benefit
The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.
Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
Charges under the Benefit
Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to Sub-account performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.
The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
No charge applies after the Annuity Date.
LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the

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benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

▪	If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value was your initial Purchase Payment.

▪	If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.
The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).
Step-Up of the Protected Withdrawal Value
You may elect to step-up your Protected Withdrawal Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Withdrawal Value.

▪	You are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit.

▪	The Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up.
 If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.
If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:

▪
the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

▪	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

▪
if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up
If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.
Key Feature – Annual Income Amount under the Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including

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any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current Annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (and any associated Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit
The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.
 \The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

▪
If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

▪
If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals
The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).
Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.

▪	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

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Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93
Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

▪	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

▪	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489
Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623.
Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

▪
Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

▪
Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 – $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

▪
If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase^ Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or

(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or

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(3)
request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

▪
Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪	If you are taking your entire Annual Income Amount or Annual Withdrawal Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
Election of the Benefit
We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.
Termination of the Benefit
The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

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The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this Prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Initial Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional Purchase Payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).
Key Feature – Annual Income Amount under the Spousal Lifetime Five Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.
Step-Up of Annual Income Amount
You may elect to step-up your Annual Income Amount if, due to positive Sub-account performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for

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new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current Annuity year. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.
Examples of withdrawals and step-up
The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).
Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.

▪	Annual Income Amount for future Annuity Years remains at $13,250
Example 2. Dollar-for-dollar and proportional reductions
If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $0

▪	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪
Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-up of the Annual Income Amount
If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.
Benefits Under the Spousal Lifetime Five Benefit
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further Purchase Payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

▪
There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

▪
In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations”, and “Spousal Assumption of Annuity” in this Prospectus.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit

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and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit
The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT (HD5)
Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA Program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.
The benefit guarantees that until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic

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withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix C to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.
Key Feature – Total Protected Withdrawal Value
The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.
The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

▪
the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

▪	the Account Value.
If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.
The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;

(b)	200% of all Purchase Payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c)	100% of all Purchase Payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.
We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent Purchase Payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.
Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit
The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.
Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.
Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

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If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2006.

▪	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.
Dollar-for-dollar reductions
On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

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Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credit).
Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

•
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

•
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.
Benefits Under the Highest Daily Lifetime Five Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

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(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.
Other Important Considerations

▪	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the mathematical formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

▪	You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

▪
Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

▪
The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

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Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.
Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and

(b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Mathematical Formula Component of Highest Daily Lifetime Five
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.
Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix C to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day

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and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the mathematical formula, see the discussion regarding the 90% cap.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.
While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.
Depending on the results of the formula calculation we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or

▪
If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

▪
Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.
Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Total Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).

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Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.
Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.
If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a mathematical formula. The formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The formula is found in Appendix C. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.
Under the formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

▪
March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

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▪
Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the transfer formula described above will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).
Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.
Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% Cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% Cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.
Important Considerations When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪	Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪
Because the charge for Highest Daily Lifetime Five is assessed against the daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (HD 7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
Highest Daily Lifetime Seven Income Benefit is no longer available for new elections.
The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.
Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix J to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

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Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or

(b)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and

(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account

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Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and

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additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

▪
The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under the Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.
We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been be allocated to the permitted Sub-accounts.

▪
You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional Purchase Payments may be subject to new investment limitations.

▪
The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime Seven.
For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected

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Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see "Election of and Designations under the Benefit").
Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

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If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
 Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

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Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.
There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.
If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

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The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Highest Daily Lifetime Seven with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.
There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA.
If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA was based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new. Benefit becomes active.
Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.
You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

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You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.
Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.
LIA Amount at the First Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount After the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment

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for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.
We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven
If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The mathematical formula is found in Appendix F (page F-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix F will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers

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might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (SHD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.
Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.
The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix F to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.

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If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and

(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-

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up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

▪	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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\\

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

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Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional Purchase Payments may be subject to new investment limitations.

▪
The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit.
We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59  1/2 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59  1/2 years old at the time of election.

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We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).
Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Spousal Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula

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component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

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▪	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.
There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven Benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven Benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.
If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.
For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

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If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven
If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The formula is found in Appendix F (page F-4) of this prospectus. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix F will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing The Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (HD 7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.
Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest

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Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and

(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit.
If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

(b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

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Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less

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than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 ½ and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000
Less ratio of 1.31%	$78.6
Annual Income Amount for future Annuity Years	$5,921.4
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 ½ and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009	Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 1, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (Proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is

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designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amount will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a

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required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪
Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal

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Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations Under the Benefit
We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.
An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the

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AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix G.
Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.
The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.
As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to

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increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

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If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 ½ (72 for those who would have reached age 70 ½ after 2019).. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.
If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

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If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.
In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can

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become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in ““Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount After the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals in Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

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Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (SHD7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus must have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.
We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

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Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and

(c)	All adjusted Purchase Payments made after one year following the effective date of the benefit.
If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first

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Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59  1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

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Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income) Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

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**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

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Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Spousal Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

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You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the

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Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations Under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.
Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

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Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.
If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with Purchase Payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other

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intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.
HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (HD 6 Plus)
Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.
Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

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Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for

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ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2; 5% for ages 59  1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the

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excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009	Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes

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your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

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Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Highest Daily Lifetime 6 Plus
If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits Under Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years,

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or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 × .2125%).
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations Under the Benefit
For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.
Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined

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mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the “Bond Sub-account”), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.
An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix I.
Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.
The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.
If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

▪
September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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▪
September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

▪
On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

▪
Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.
Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

▪	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.
Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant

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portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.
Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.
We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%).

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If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount After the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in

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subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.
Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).
If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.
Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.
Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.
If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

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SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (SHD6 Plus)
Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.
We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.
Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.

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If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing

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a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions.
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted

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for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009	Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

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▪	The Account Value at benefit election was $105,000

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

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Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.
If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.
Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits Under Spousal Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.

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Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

▪
Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will

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be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

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How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT
WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
The Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”
BASIC DEATH BENEFIT
The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your Purchase Payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).
Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
The basic Death Benefit is the greater of:

▪	The sum of all Purchase Payments (not including any Credits) less the sum of all proportional withdrawals and

▪
The sum of your Account Value in the Sub-accounts, your Interim Value in the Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death).

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.
OPTIONAL DEATH BENEFITS
Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. We reserve the right to cease offering any optional death benefit.
Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus Suite of benefits, you are not permitted to elect an optional Death Benefit. Under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your Purchase Payments.
Investment Restrictions may apply if you elect certain optional death benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit.
Enhanced Beneficiary Protection Optional Death Benefit
The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

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The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.
Calculation of Enhanced Beneficiary Protection Optional Death Benefit
If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;
PLUS

2.	40% of your “Growth” under an Annuity, as defined below.
“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death if allowed by applicable State law) reduced by the sum of all proportional withdrawals.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.
The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.
The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, the Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, Spousal Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus.
See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.
Highest Anniversary Value Death Benefit (“HAV”)
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less.
Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.
Calculation of Highest Anniversary Value Death Benefit
The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:
1.the basic Death Benefit described above; and
2.the Highest Anniversary Value as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected the “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus benefit.

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Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.
See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.
Combination 5% Roll-up and Highest Anniversary Value Death Benefit
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.
Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.
Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value Death Benefit described above; and

3.	5% Roll-up described below.
The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

▪
all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

▪
the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

▪
the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

MINUS

▪	the sum of all withdrawals which reduce the 5% Roll-up proportionally.
The amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.
The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits. See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.
Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

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▪
The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such anniversary.

▪
The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law)

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily® Value Death Benefit (“HDV”)
The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.
If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.
The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.
the basic Death Benefit described above (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law); and

2.	the HDV as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

 The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.
Key Terms Used with the Highest Daily Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any Purchase Payments (plus associated Credits or as otherwise provided for under applicable State law) since such date.

▪
The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

▪
Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000

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and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.
Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.
Annuities with Joint Owners
For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.
Annuities Owned by Entities
For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.
Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?
You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits, and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.
What are the charges for the optional Death Benefits?
For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.
Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.
PRUDENTIAL ANNUITIES’ ANNUITY REWARDS
What is the Annuity Rewards Benefit?
Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.
Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

s	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

s	MINUS any proportional withdrawals following the effective date of the benefit

s	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.
The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater

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than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.
PAYMENT OF DEATH BENEFITS
Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)
Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.
If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.
In the event of your death before the Annuity Date, the Death Benefit must be distributed:

▪	within five (5) years of the date of death (the “5 Year Deadline”); or

▪
as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.
Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.
Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.
For deaths occurring after 2019, H.R. 1865, the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)), impacts defined contribution plans and IRA balances death benefits paid starting in 2020. if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).

▪
If you die after a designated Beneficiary has been named, the death benefit must be fully distributed by December 31st of the year including the ten year anniversary of the date of death (the “Qualified Ten-Year Deadline”) with the exception of “eligible designated beneficiaries.” ”Eligible designated beneficiaries” may elect periodic payments not extending beyond the life expectancy of the eligible designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). Eligible designated beneficiaries generally include any designated beneficiary who is your surviving spouse, your child who has not reached majority, disabled and chronically ill beneficiaries (as specified by the Code) and any beneficiary who is not more than 10 years younger than you. In the case of a child who has not attained the age of majority, the Qualified Ten Year Deadline would apply as of the date the child attains the age of majority. The determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of your death.

•
If the eligible designated Beneficiary does not begin installments by December 31 st of the year following the year of death, then we require that the Beneficiary take the Death Benefit by the Qualified Ten-Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31 st of the year following the year of death, or December 31 st of the year in which you would have reached age 70  1 / 2 (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date), whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

•
If you die before a designated Beneficiary is named, the Death Benefit must be paid out by the Qualified Five-Year Deadline For Annuities. Where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31 st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

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For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.
If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.
The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax adviser.
Beneficiary Continuation Option
Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.
Under the Beneficiary Continuation Option:

▪	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.

▪	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. The fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

▪
The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

▪	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

▪	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

▪
No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

▪	No additional Purchase Payments can be applied to the Annuity.

▪	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

▪
The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

▪	Withdrawals are not subject to CDSC.

▪
Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

▪
If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.
In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.
Spousal Assumption of Annuity
You may name your spouse as your Beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

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A surviving spouse’s ability to continue ownership of the Annuity may be impacted (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.
See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.
When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Government Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.
Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be impacted by the Insurance Charge and may be subject to Sub-account fluctuations.
Exceptions to Amount of Death Benefit
There are certain exceptions to the amount of the Death Benefit.
Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).
Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, any applicable charge will continue to apply but the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

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VALUING YOUR INVESTMENT
HOW IS MY ACCOUNT VALUE DETERMINED?
During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.
WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.
HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.
Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.
Example
Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.
HOW DO YOU VALUE FIXED ALLOCATIONS?
During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to a MVA Fixed Allocation plus all interest credited to a MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program, and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.
WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day.
 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.
There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate

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based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.
Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

▪	trading on the NYSE is restricted;

▪	an emergency, as determined by the SEC, exists as determined by the SEC making redemption or valuation of securities held in the separate account impractical; or

▪	the SEC, by order, permits the suspension or postponement for the protection of security holders.
Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.
As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that customer funds will be deposited in a segregated bank account and held by the insurer until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors.
Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions in Good Order. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.
Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, automatic rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.
In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.
Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the financial professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”
Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.
We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.
Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of

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those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances. Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner.  Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable.  Advisory fee deduction programs are not permitted if the Annuity is commission based or has a living benefit. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.
The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to Prudential Annuities Life Assurance Corporation by the Internal Revenue Services (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to Prudential that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to an additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.
If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.
Taxes on Annuity Payments

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If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.
Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½;

•	the amount is paid on or after the death of you (or the death of the Annuitant when the owner is not an individual);

•	the amount received is attributable to your becoming disabled (as defined in the Code);

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59½ or five years and modification of payments during that time period will result in retroactive application of the 10% additional tax); or

•
the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction, as a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

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If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:

•	As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

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Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted.

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Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.

After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.
Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a

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natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death under Section 72(s) of the Code. See the “Death Benefits” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Sub-accounts Nonqualified Annuity must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may typically be purchased for use in connection with:

•	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

•	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

•	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

•	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

•	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

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•	Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.
You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2020 the contribution limit is $6,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. Beginning in 2020, there is no longer an age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

•	You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

•	Your rights as Owner are non-forfeitable;

•	You cannot sell, assign or pledge the Annuity;

•
The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);

•
The date on which required minimum distributions must begin cannot be later than April 1 st of the calendar year after the calendar year you turn age 70½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date); and

•	Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

•	A 10% early withdrawal additional tax described below;

•	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or

•	Failure to take a Required Minimum Distribution, also described below.
SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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•
If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $57,000 in 2020, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2020, this limit is $285,000;

•	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

•
SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $19,500 in 2020 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

•	Contributions to a Roth IRA cannot be deducted from your gross income;

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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

•
If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax).
The Code also permits the recharacterization of amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Under the Tax Cuts and Jobs Act of 2017, you may no longer recharacterize a conversion to a Roth IRA. It is still permissible to recharacterize a contribution made to a Roth IRA as a traditional IRA contribution, or a contribution to a traditional IRA as a Roth IRA contribution. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $19,500 in 2020. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

•	Your attainment of age 59½;

•	Your severance of employment;

•	Your death;

•	Your total and permanent disability; or

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•	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date), or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.
Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date ) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½ ( 72 for those who would have reached age 70 ½ after 2019). Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1)  the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2)  the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after

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2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

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The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed by December 31st of the year that includes the 10 year anniversary of your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death ( i.e. , a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
The new law applies if you die after 2019, subject to several exceptions. In particular, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.

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Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse reaches age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

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A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.
10 % Additional Tax for Early Withdrawals from a Qualified Annuity You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½ or die;

•	the amount received is attributable to your becoming disabled; or

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generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59½ or five years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

•	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

•	For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans - Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

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Defined Benefit Plans and Money Purchase Pension Plans . If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with this Ruling, beginning in 2019, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Same Sex Marriages, Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

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GENERAL INFORMATION
HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.prudentialannuities.com or any other electronic means. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and Automatic Rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means. Beginning on January 1, 2021, paper copies of the annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on our website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
WHO IS PRUDENTIAL ANNUITIES?
Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut. It is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico and in all states except New York. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.
Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
Service Providers
Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2019, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030

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WHAT ARE SEPARATE ACCOUNTS?
The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.
Separate Account B
During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.
Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.
Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.
Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.
We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes of the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.
If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available money market fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a money market fund for any continued and future investments.
Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.
Separate Account D
During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, are operated in accordance with the laws of Arizona, as of August 31, 2013.
There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have

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the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.
We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.
The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.
WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.
Voting Rights
We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting”, it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome.
We may, if required by state insurance regulations, disregard voting instructions if they would require shares to be voted so as to cause a change in the sub-classification or investment objectives of one or more of the available Variable Investment Options or to approve or disapprove an investment advisory contract for a Portfolio. In addition, we may disregard voting instructions that would require changes in the investment policy or investment adviser of one or more of the Portfolios associated with the available Variable Investment Options, provided that we reasonably disapprove such changes in accordance with applicable federal or state regulations. If we disregard Owner voting instructions, we will advise Owners of our action and the reasons for such action in the next available annual or semi-annual report.
We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.
Material Conflicts
In the future, it may become disadvantageous for Separate Accounts of variable life insurance and variable annuity contracts to invest in the same underlying Portfolios. Neither the companies that invest in the Portfolios nor the Portfolios currently foresee any such disadvantage. The Board of Directors for each Portfolio intends to monitor events in order to identify any material conflict between variable life insurance and variable annuity Contract Owners and to determine what action, if any, should be taken. Material conflicts could result from such things as:
(1) changes in state insurance law;
(2) changes in federal income tax law;
(3) changes in the investment management of any Variable Investment Option; or
(4) differences between voting instructions given by variable life insurance and variable annuity Contract Owners.

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Fees and Payments Received by Prudential Annuities
As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios’ advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see “Variable Investment Options” under “Investment Options” earlier in this prospectus.
We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio’s assets and are therefore borne by Owners.
We also receive administrative services payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which are referred to as “revenue sharing” payments. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are generally equal to an annual rate of 0.55% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.
In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity (not the Portfolios) may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, subadviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. For the annual period ended December 31, 2019, with regard to the total annual amounts that were paid (or as to which a payment amount was accrued) under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from $25,000.00 to $836,969.00. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.
In addition to the payments that we receive from underlying Portfolios and/or their affiliates, those same Portfolios and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.
WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).
Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms.
Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.
Under the selling agreements, cash compensation in the form of commissions is paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 6.0%. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain Prudential Annuities products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under Prudential Annuities annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
We, or PAD, also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

179

A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware (as of December 31, 2019) received cash compensation with respect to our annuity business during 2019 (or as to which a payment amount was accrued during 2019). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. During 2019, the least amount paid, and greatest amount paid, were $1.10 and $18,272,777.70, respectively.
Name of firm:

Allstate Financial Srvcs, LLC	Kestra Investment Services	The Investment Center
AMERICAN PORTFOLIO FIN SVCS INC	KMS Financial Services, Inc.	TransAmerica Financial Advisors, Inc.
ASSOCIATED SECURITIES CORP	Lincoln Financial Advisors	Triad Advisors, Inc.
AXA Advisors, LLC	Lincoln Financial Securities Corporation	UBS Financial Services, Inc.
BBVA Securities, Inc.	Lincoln Investment Planning	United Planners Fin. Serv.
BFT Financial Group, LLC	LPL Financial Corporation	Waddell & Reed
Cadaret, Grant & Co., Inc.	M Holdings Securities, Inc	WATERSTONE FINANCIAL GROUP INC
Cambridge Investment Research, Inc.	MML Investors Services, Inc.	Wells Fargo Advisors LLC
Centaurus Financial, Inc.	Morgan Stanley Smith Barney	WELLS FARGO ADVISORS LLC - WEALTH
Cetera Advisor Network LLC	Mutual Service Corporation	Wells Fargo Investments LLC
CFD Investments, Inc.	Next Financial Group, Inc.	Woodbury Financial Services
Citizens Securities, Inc.	PNC Investments, LLC
Commonwealth Financial Network	ProEquities
Crown Capital Securities, L.P.	RBC CAPITAL MARKETS CORPORATION
CUNA Brokerage Svcs, Inc.	Robert W. Baird & Co. Inc.
CUSO Financial Services, L.P.	Royal Alliance Associates
Equity Services, Inc.	SA Stone Wealth Management
FSC Securities Corp.	SAGEPOINT FINANCIAL, INC.
Geneos Wealth Management, Inc.	Securian Financial Svcs, Inc.
H. Beck, Inc.	Securities America, Inc.
Hantz Financial Services,Inc.	Securities Service Network
Investacorp	Stifel Nicolaus & Co.
Janney Montgomery Scott, LLC.	TFS Securities, Inc.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudentialannuities.com.
FINANCIAL STATEMENTS
The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

180

Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.
Internet
Access information about your Annuity through our website: www.prudentialannuities.com
Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system, and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your financial professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system, www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

181

LEGAL PROCEEDINGS
Litigation and Regulatory Matters
Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Prudential Annuities' results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on: the Separate Account; the ability of PAD to perform its contract with the Separate Account; or Prudential Annuities' ability to meet its obligations under the Contracts.

182

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:
General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

183

APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices and Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges* assessed through a reduction in Unit Values, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account, which may include other variable annuities offered, as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, typically we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on Sub-account performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2020. This information reflects Sub-Account names as of December 31, 2019. Please refer to the "What Are the Investment Objectives and Policies of the Portfolio?" section of the prospectus for information on name changes.

* Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
** The remaining Unit Values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

A-1

ADVANCED SERIES XTRA CREDIT EIGHTSM ("XT8")
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.65715	$10.62342	8,125,948
01/01/2011 to 12/31/2011	$10.62342	$10.16021	5,875,413
01/01/2012 to 12/31/2012	$10.16021	$11.23660	5,884,306
01/01/2013 to 12/31/2013	$11.23660	$12.14110	5,528,716
01/01/2014 to 12/31/2014	$12.14110	$12.38416	5,179,509
01/01/2015 to 12/31/2015	$12.38416	$11.77568	4,428,306
01/01/2016 to 12/31/2016	$11.77568	$12.30311	5,115,774
01/01/2017 to 12/31/2017	$12.30311	$13.60970	5,435,676
01/01/2018 to 12/31/2018	$13.60970	$12.28244	4,345,473
01/01/2019 to 12/31/2019	$12.28244	$14.00500	4,229,850
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$9.79867	$10.94686	5,137,092
01/01/2011 to 12/31/2011	$10.94686	$10.76756	3,694,717
01/01/2012 to 12/31/2012	$10.76756	$12.02278	4,319,358
01/01/2013 to 12/31/2013	$12.02278	$13.76807	4,466,220
01/01/2014 to 12/31/2014	$13.76807	$14.35329	4,186,938
01/01/2015 to 12/31/2015	$14.35329	$14.21546	4,159,391
01/01/2016 to 12/31/2016	$14.21546	$14.95984	4,179,308
01/01/2017 to 12/31/2017	$14.95984	$17.18671	4,334,893
01/01/2018 to 12/31/2018	$17.18671	$15.89051	3,720,485
01/01/2019 to 12/31/2019	$15.89051	$19.02523	3,336,966
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$8.66143	$9.52404	3,744,133
01/01/2011 to 12/31/2011	$9.52404	$9.18770	2,822,961
01/01/2012 to 12/31/2012	$9.18770	$9.95484	3,000,554
01/01/2013 to 12/31/2013	$9.95484	$10.99734	2,844,187
01/01/2014 to 12/31/2014	$10.99734	$11.36017	2,575,009
01/01/2015 to 12/31/2015	$11.36017	$11.14282	2,487,132
01/01/2016 to 12/31/2016	$11.14282	$11.47536	2,059,418
01/01/2017 to 12/31/2017	$11.47536	$13.10531	1,838,246
01/01/2018 to 12/31/2018	$13.10531	$11.85723	1,388,173
01/01/2019 to 12/31/2019	$11.85723	$13.75231	1,360,967
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$9.99855	$10.08662	395
01/01/2014 to 12/31/2014	$10.08662	$9.60035	818
01/01/2015 to 12/31/2015	$9.60035	$7.96783	3,167
01/01/2016 to 12/31/2016	$7.96783	$8.87524	3,416
01/01/2017 to 12/31/2017	$8.87524	$11.76814	2,591
01/01/2018 to 12/31/2018	$11.76814	$9.36950	2,577
01/01/2019 to 12/31/2019	$9.36950	$10.84459	2,541
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99855	$11.62919	156
01/01/2014 to 12/31/2014	$11.62919	$12.93054	8,101
01/01/2015 to 12/31/2015	$12.93054	$12.92367	5,346
01/01/2016 to 12/31/2016	$12.92367	$14.05695	6,271
01/01/2017 to 12/31/2017	$14.05695	$16.86894	6,250
01/01/2018 to 12/31/2018	$16.86894	$15.22412	5,936
01/01/2019 to 12/31/2019	$15.22412	$18.33502	5,522

A-2

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.90390	$10.92891	8,699,486
01/01/2011 to 12/31/2011	$10.92891	$10.60742	6,901,091
01/01/2012 to 12/31/2012	$10.60742	$11.72163	7,178,712
01/01/2013 to 12/31/2013	$11.72163	$13.54891	7,213,994
01/01/2014 to 12/31/2014	$13.54891	$14.17999	6,928,953
01/01/2015 to 12/31/2015	$14.17999	$13.99822	6,370,391
01/01/2016 to 12/31/2016	$13.99822	$14.62010	6,091,878
01/01/2017 to 12/31/2017	$14.62010	$16.50613	5,967,029
01/01/2018 to 12/31/2018	$16.50613	$15.41559	5,002,157
01/01/2019 to 12/31/2019	$15.41559	$18.08687	4,210,738
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99855	$9.16071	186,720
01/01/2012 to 12/31/2012	$9.16071	$10.07084	329,722
01/01/2013 to 12/31/2013	$10.07084	$10.96850	394,788
01/01/2014 to 12/31/2014	$10.96850	$11.30407	406,475
01/01/2015 to 12/31/2015	$11.30407	$10.77295	361,094
01/01/2016 to 12/31/2016	$10.77295	$11.32163	337,401
01/01/2017 to 12/31/2017	$11.32163	$12.52694	389,330
01/01/2018 to 12/31/2018	$12.52694	$11.65698	287,604
01/01/2019 to 12/31/2019	$11.65698	$13.47108	257,025
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$11.80100	$12.04650	1,296,102
01/01/2011 to 12/31/2011	$12.04650	$12.10217	1,090,180
01/01/2012 to 12/31/2012	$12.10217	$12.44836	906,164
01/01/2013 to 12/31/2013	$12.44836	$11.96463	703,101
01/01/2014 to 12/31/2014	$11.96463	$11.74380	547,508
01/01/2015 to 12/31/2015	$11.74380	$11.59403	857,210
01/01/2016 to 12/31/2016	$11.59403	$11.57816	799,501
01/01/2017 to 12/31/2017	$11.57816	$11.57019	750,772
01/01/2018 to 12/31/2018	$11.57019	$11.45132	578,536
01/01/2019 to 12/31/2019	$11.45132	$11.77079	620,442
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$13.03290	$13.79312	5,823,131
01/01/2011 to 12/31/2011	$13.79312	$13.98276	4,380,484
01/01/2012 to 12/31/2012	$13.98276	$15.01832	4,925,654
01/01/2013 to 12/31/2013	$15.01832	$14.48445	3,565,817
01/01/2014 to 12/31/2014	$14.48445	$14.83306	3,009,945
01/01/2015 to 12/31/2015	$14.83306	$14.26635	2,576,957
01/01/2016 to 12/31/2016	$14.26635	$14.60989	2,307,541
01/01/2017 to 12/31/2017	$14.60989	$14.98099	2,274,153
01/01/2018 to 12/31/2018	$14.98099	$14.62034	1,767,182
01/01/2019 to 12/31/2019	$14.62034	$15.68969	1,732,841
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.48306	$10.56341	9,541,918
01/01/2011 to 12/31/2011	$10.56341	$10.12691	6,564,135
01/01/2012 to 12/31/2012	$10.12691	$11.31486	7,253,930
01/01/2013 to 12/31/2013	$11.31486	$13.63820	8,307,070
01/01/2014 to 12/31/2014	$13.63820	$14.33687	8,547,398
01/01/2015 to 12/31/2015	$14.33687	$14.16113	9,055,976
01/01/2016 to 12/31/2016	$14.16113	$14.86507	10,531,864
01/01/2017 to 12/31/2017	$14.86507	$17.21852	11,826,324
01/01/2018 to 12/31/2018	$17.21852	$15.86384	10,463,119
01/01/2019 to 12/31/2019	$15.86384	$19.05375	9,457,556

A-3

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99855	$11.65291	31,689
01/01/2014 to 12/31/2014	$11.65291	$13.00714	77,924
01/01/2015 to 12/31/2015	$13.00714	$12.32303	59,576
01/01/2016 to 12/31/2016	$12.32303	$13.91121	159,813
01/01/2017 to 12/31/2017	$13.91121	$16.18384	149,332
01/01/2018 to 12/31/2018	$16.18384	$15.14147	104,115
01/01/2019 to 12/31/2019	$15.14147	$19.49291	140,838
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$8.11100	$9.57883	151,468
01/01/2011 to 12/31/2011	$9.57883	$8.93719	88,211
01/01/2012 to 12/31/2012	$8.93719	$11.13416	113,541
01/01/2013 to 12/31/2013	$11.13416	$11.41493	120,665
01/01/2014 to 12/31/2014	$11.41493	$12.77679	124,541
01/01/2015 to 12/31/2015	$12.77679	$12.54197	95,667
01/01/2016 to 12/31/2016	$12.54197	$12.43328	78,979
01/01/2017 to 12/31/2017	$12.43328	$13.54615	87,874
01/01/2018 to 12/31/2018	$13.54615	$12.68106	64,019
01/01/2019 to 12/31/2019	$12.68106	$15.58966	60,046
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$18.63864	$23.56687	111,924
01/01/2011 to 12/31/2011	$23.56687	$24.68110	97,984
01/01/2012 to 12/31/2012	$24.68110	$27.97033	103,989
01/01/2013 to 12/31/2013	$27.97033	$28.34178	114,992
01/01/2014 to 12/31/2014	$28.34178	$36.45418	117,778
01/01/2015 to 12/31/2015	$36.45418	$37.55126	105,608
01/01/2016 to 12/31/2016	$37.55126	$38.67216	99,555
01/01/2017 to 12/31/2017	$38.67216	$40.37022	92,571
01/01/2018 to 12/31/2018	$40.37022	$37.77416	69,768
01/01/2019 to 12/31/2019	$37.77416	$48.69874	68,927
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$8.83094	$9.92266	4,948,687
01/01/2011 to 12/31/2011	$9.92266	$9.60257	3,579,527
01/01/2012 to 12/31/2012	$9.60257	$10.43766	4,166,207
01/01/2013 to 12/31/2013	$10.43766	$11.76870	3,954,033
01/01/2014 to 12/31/2014	$11.76870	$11.92722	3,548,387
01/01/2015 to 12/31/2015	$11.92722	$11.83453	3,314,206
01/01/2016 to 12/31/2016	$11.83453	$12.12241	3,455,101
01/01/2017 to 12/31/2017	$12.12241	$13.87279	3,458,948
01/01/2018 to 12/31/2018	$13.87279	$12.57314	2,715,627
01/01/2019 to 12/31/2019	$12.57314	$14.82385	2,613,441
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$9.17971	$10.06507	2,606,302
01/01/2011 to 12/31/2011	$10.06507	$9.83904	2,336,688
01/01/2012 to 12/31/2012	$9.83904	$10.64584	2,364,544
01/01/2013 to 12/31/2013	$10.64584	$11.48677	2,165,383
01/01/2014 to 12/31/2014	$11.48677	$11.74187	1,933,669
01/01/2015 to 12/31/2015	$11.74187	$11.43142	1,810,382
01/01/2016 to 12/31/2016	$11.43142	$11.82219	1,514,534
01/01/2017 to 12/31/2017	$11.82219	$13.04258	1,539,086
01/01/2018 to 12/31/2018	$13.04258	$11.90876	1,105,668
01/01/2019 to 12/31/2019	$11.90876	$13.57499	1,066,052

A-4

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$16.43866	$20.47422	129,429
01/01/2011 to 12/31/2011	$20.47422	$20.37828	104,405
01/01/2012 to 12/31/2012	$20.37828	$23.16251	115,043
01/01/2013 to 12/31/2013	$23.16251	$31.59005	157,388
01/01/2014 to 12/31/2014	$31.59005	$33.27127	133,833
01/01/2015 to 12/31/2015	$33.27127	$30.89292	110,086
01/01/2016 to 12/31/2016	$30.89292	$37.73307	98,235
01/01/2017 to 12/31/2017	$37.73307	$41.59308	99,635
01/01/2018 to 12/31/2018	$41.59308	$35.11413	78,766
01/01/2019 to 12/31/2019	$35.11413	$42.30916	68,762
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.37644	$10.19747	3,952,695
01/01/2011 to 12/31/2011	$10.19747	$10.02162	3,134,616
01/01/2012 to 12/31/2012	$10.02162	$9.84639	2,455,891
01/01/2013 to 12/31/2013	$9.84639	$9.67421	1,802,602
01/01/2014 to 12/31/2014	$9.67421	$9.50498	1,296,519
01/01/2015 to 12/31/2015	$9.50498	$9.33860	1,151,161
01/01/2016 to 12/31/2016	$9.33860	$9.17554	841,993
01/01/2017 to 12/31/2017	$9.17554	$9.04623	749,560
01/01/2018 to 12/31/2018	$9.04623	$9.00255	809,235
01/01/2019 to 12/31/2019	$9.00255	$8.99456	812,577
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$14.14141	$15.76963	372,390
01/01/2011 to 12/31/2011	$15.76963	$15.98574	364,824
01/01/2012 to 12/31/2012	$15.98574	$17.88465	373,793
01/01/2013 to 12/31/2013	$17.88465	$18.83343	284,857
01/01/2014 to 12/31/2014	$18.83343	$18.97716	193,814
01/01/2015 to 12/31/2015	$18.97716	$17.98062	124,285
01/01/2016 to 12/31/2016	$17.98062	$20.38674	136,303
01/01/2017 to 12/31/2017	$20.38674	$21.52750	96,141
01/01/2018 to 12/31/2018	$21.52750	$20.72868	62,505
01/01/2019 to 12/31/2019	$20.72868	$23.48188	60,552
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$10.35751	$11.51542	329,940
01/01/2011 to 12/31/2011	$11.51542	$10.84080	425,797
01/01/2012 to 12/31/2012	$10.84080	$12.44941	310,531
01/01/2013 to 12/31/2013	$12.44941	$17.10723	379,818
01/01/2014 to 12/31/2014	$17.10723	$19.11836	413,328
01/01/2015 to 12/31/2015	$19.11836	$17.31194	275,746
01/01/2016 to 12/31/2016	$17.31194	$20.39212	279,784
01/01/2017 to 12/31/2017	$20.39212	$23.88169	292,993
01/01/2018 to 12/31/2018	$23.88169	$20.14111	261,865
01/01/2019 to 12/31/2019	$20.14111	$25.63089	217,603
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$15.79563	$17.76929	425,028
01/01/2011 to 12/31/2011	$17.76929	$15.20229	278,398
01/01/2012 to 12/31/2012	$15.20229	$17.97783	225,134
01/01/2013 to 12/31/2013	$17.97783	$21.02934	314,013
01/01/2014 to 12/31/2014	$21.02934	$19.51986	326,012
01/01/2015 to 12/31/2015	$19.51986	$19.78207	473,313
01/01/2016 to 12/31/2016	$19.78207	$18.70224	457,159
01/01/2017 to 12/31/2017	$18.70224	$24.88572	398,555
01/01/2018 to 12/31/2018	$24.88572	$21.18863	357,085
01/01/2019 to 12/31/2019	$21.18863	$27.50285	294,031

A-5

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST International Value Portfolio
01/01/2010 to 12/31/2010	$17.49898	$19.09827	223,400
01/01/2011 to 12/31/2011	$19.09827	$16.40960	166,971
01/01/2012 to 12/31/2012	$16.40960	$18.81076	154,255
01/01/2013 to 12/31/2013	$18.81076	$22.07952	154,201
01/01/2014 to 12/31/2014	$22.07952	$20.23887	152,233
01/01/2015 to 12/31/2015	$20.23887	$20.04716	141,426
01/01/2016 to 12/31/2016	$20.04716	$19.81148	140,840
01/01/2017 to 12/31/2017	$19.81148	$23.90642	143,641
01/01/2018 to 12/31/2018	$23.90642	$19.69597	122,316
01/01/2019 to 12/31/2019	$19.69597	$23.22590	122,831
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$8.63217	$9.65296	2,099,781
01/01/2011 to 12/31/2011	$9.65296	$9.43023	1,614,883
01/01/2012 to 12/31/2012	$9.43023	$10.52347	1,676,781
01/01/2013 to 12/31/2013	$10.52347	$12.02268	1,947,729
01/01/2014 to 12/31/2014	$12.02268	$12.56407	1,729,141
01/01/2015 to 12/31/2015	$12.56407	$12.21485	1,553,113
01/01/2016 to 12/31/2016	$12.21485	$12.62766	1,344,530
01/01/2017 to 12/31/2017	$12.62766	$14.51108	1,335,429
01/01/2018 to 12/31/2018	$14.51108	$13.20485	1,028,840
01/01/2019 to 12/31/2019	$13.20485	$15.49463	994,770
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$15.98943	$16.83610	185,707
01/01/2011 to 12/31/2011	$16.83610	$15.02818	114,544
01/01/2012 to 12/31/2012	$15.02818	$17.99969	173,844
01/01/2013 to 12/31/2013	$17.99969	$20.40126	175,509
01/01/2014 to 12/31/2014	$20.40126	$18.76843	156,627
01/01/2015 to 12/31/2015	$18.76843	$17.92460	171,675
01/01/2016 to 12/31/2016	$17.92460	$17.95183	137,075
01/01/2017 to 12/31/2017	$17.95183	$22.86516	132,045
01/01/2018 to 12/31/2018	$22.86516	$18.53875	105,632
01/01/2019 to 12/31/2019	$18.53875	$23.17284	89,273
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$14.20207	$14.97484	4,994,247
01/01/2011 to 12/31/2011	$14.97484	$14.74746	3,977,587
01/01/2012 to 12/31/2012	$14.74746	$16.04225	3,829,637
01/01/2013 to 12/31/2013	$16.04225	$17.50043	3,462,249
01/01/2014 to 12/31/2014	$17.50043	$18.13108	3,177,278
01/01/2015 to 12/31/2015	$18.13108	$17.78125	2,824,592
01/01/2016 to 12/31/2016	$17.78125	$18.14126	2,384,308
01/01/2017 to 12/31/2017	$18.14126	$19.98884	2,262,013
01/01/2018 to 12/31/2018	$19.98884	$18.63046	1,739,410
01/01/2019 to 12/31/2019	$18.63046	$20.97851	1,739,091
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.33943	$14.51829	935,347
01/01/2011 to 12/31/2011	$14.51829	$14.13424	601,374
01/01/2012 to 12/31/2012	$14.13424	$15.58994	530,840
01/01/2013 to 12/31/2013	$15.58994	$20.92511	528,924
01/01/2014 to 12/31/2014	$20.92511	$22.73616	586,879
01/01/2015 to 12/31/2015	$22.73616	$24.58810	849,112
01/01/2016 to 12/31/2016	$24.58810	$25.50592	801,880
01/01/2017 to 12/31/2017	$25.50592	$33.32826	654,811
01/01/2018 to 12/31/2018	$33.32826	$31.86178	512,135
01/01/2019 to 12/31/2019	$31.86178	$41.20602	408,058

A-6

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$16.67123	$18.35279	118,460
01/01/2011 to 12/31/2011	$18.35279	$17.46724	117,512
01/01/2012 to 12/31/2012	$17.46724	$21.12163	124,134
01/01/2013 to 12/31/2013	$21.12163	$26.48669	154,845
01/01/2014 to 12/31/2014	$26.48669	$26.96790	125,007
01/01/2015 to 12/31/2015	$26.96790	$26.10762	149,136
01/01/2016 to 12/31/2016	$26.10762	$27.47602	123,010
01/01/2017 to 12/31/2017	$27.47602	$33.43249	144,725
01/01/2018 to 12/31/2018	$33.43249	$29.70658	123,621
01/01/2019 to 12/31/2019	$29.70658	$37.93040	89,865
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99855	$10.31667	463,129
01/01/2013 to 12/31/2013	$10.31667	$12.05335	472,377
01/01/2014 to 12/31/2014	$12.05335	$12.45104	452,235
01/01/2015 to 12/31/2015	$12.45104	$12.08130	486,795
01/01/2016 to 12/31/2016	$12.08130	$12.38336	452,038
01/01/2017 to 12/31/2017	$12.38336	$14.17395	457,856
01/01/2018 to 12/31/2018	$14.17395	$12.77230	399,178
01/01/2019 to 12/31/2019	$12.77230	$15.40523	407,317
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.09613	$13.40401	285,466
01/01/2011 to 12/31/2011	$13.40401	$13.09159	256,621
01/01/2012 to 12/31/2012	$13.09159	$15.05961	275,009
01/01/2013 to 12/31/2013	$15.05961	$20.22726	302,283
01/01/2014 to 12/31/2014	$20.22726	$21.60425	310,671
01/01/2015 to 12/31/2015	$21.60425	$22.76053	252,986
01/01/2016 to 12/31/2016	$22.76053	$22.79055	271,152
01/01/2017 to 12/31/2017	$22.79055	$29.26922	229,822
01/01/2018 to 12/31/2018	$29.26922	$29.37245	187,944
01/01/2019 to 12/31/2019	$29.37245	$39.76100	123,550
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99855	$10.19294	0
01/01/2013 to 12/31/2013	$10.19294	$13.47007	21,063
01/01/2014 to 12/31/2014	$13.47007	$14.58654	25,568
01/01/2015 to 12/31/2015	$14.58654	$14.22763	166,564
01/01/2016 to 12/31/2016	$14.22763	$15.85876	152,994
01/01/2017 to 12/31/2017	$15.85876	$18.28388	165,302
01/01/2018 to 12/31/2018	$18.28388	$16.13891	65,652
01/01/2019 to 12/31/2019	$16.13891	$20.50995	83,730
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$16.51748	$19.44585	254,558
01/01/2011 to 12/31/2011	$19.44585	$18.53715	155,235
01/01/2012 to 12/31/2012	$18.53715	$21.78458	158,856
01/01/2013 to 12/31/2013	$21.78458	$28.29346	227,835
01/01/2014 to 12/31/2014	$28.29346	$31.00280	190,945
01/01/2015 to 12/31/2015	$31.00280	$28.72842	378,605
01/01/2016 to 12/31/2016	$28.72842	$28.69095	307,315
01/01/2017 to 12/31/2017	$28.69095	$35.82719	288,979
01/01/2018 to 12/31/2018	$35.82719	$33.66610	225,445
01/01/2019 to 12/31/2019	$33.66610	$43.05143	197,904

A-7

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.35507	$18.62218	179,576
01/01/2011 to 12/31/2011	$18.62218	$17.84214	124,275
01/01/2012 to 12/31/2012	$17.84214	$20.53196	124,963
01/01/2013 to 12/31/2013	$20.53196	$28.64693	168,627
01/01/2014 to 12/31/2014	$28.64693	$32.15645	158,533
01/01/2015 to 12/31/2015	$32.15645	$29.81278	177,875
01/01/2016 to 12/31/2016	$29.81278	$34.63206	193,618
01/01/2017 to 12/31/2017	$34.63206	$38.71972	181,114
01/01/2018 to 12/31/2018	$38.71972	$31.78356	153,490
01/01/2019 to 12/31/2019	$31.78356	$37.78993	121,120
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$9.11477	$10.94971	575,179
01/01/2011 to 12/31/2011	$10.94971	$8.57738	282,385
01/01/2012 to 12/31/2012	$8.57738	$9.93805	278,402
01/01/2013 to 12/31/2013	$9.93805	$9.78588	308,384
01/01/2014 to 12/31/2014	$9.78588	$9.16444	281,538
01/01/2015 to 12/31/2015	$9.16444	$7.49785	208,673
01/01/2016 to 12/31/2016	$7.49785	$8.27755	168,029
01/01/2017 to 12/31/2017	$8.27755	$10.27833	190,421
01/01/2018 to 12/31/2018	$10.27833	$8.67908	137,029
01/01/2019 to 12/31/2019	$8.67908	$9.66540	136,885
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.60857	$11.52492	8,285,111
01/01/2011 to 12/31/2011	$11.52492	$11.43633	9,292,075
01/01/2012 to 12/31/2012	$11.43633	$12.40155	7,824,702
01/01/2013 to 12/31/2013	$12.40155	$13.30696	6,555,353
01/01/2014 to 12/31/2014	$13.30696	$13.82909	5,989,981
01/01/2015 to 12/31/2015	$13.82909	$13.60662	5,625,965
01/01/2016 to 12/31/2016	$13.60662	$14.10775	5,238,577
01/01/2017 to 12/31/2017	$14.10775	$15.26565	5,151,954
01/01/2018 to 12/31/2018	$15.26565	$14.57123	4,152,293
01/01/2019 to 12/31/2019	$14.57123	$16.42651	3,794,193
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01847	$10.06887	68,332
01/01/2012 to 12/31/2012	$10.06887	$10.59579	127,200
01/01/2013 to 12/31/2013	$10.59579	$10.16961	131,237
01/01/2014 to 12/31/2014	$10.16961	$10.59719	254,998
01/01/2015 to 12/31/2015	$10.59719	$10.38389	282,766
01/01/2016 to 12/31/2016	$10.38389	$10.63198	236,361
01/01/2017 to 12/31/2017	$10.63198	$11.03886	262,174
01/01/2018 to 12/31/2018	$11.03886	$10.75653	276,572
01/01/2019 to 12/31/2019	$10.75653	$11.59915	322,007
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$8.26542	$9.66542	8,008,178
01/01/2011 to 12/31/2011	$9.66542	$8.90649	5,066,553
01/01/2012 to 12/31/2012	$8.90649	$9.88102	5,946,493
01/01/2013 to 12/31/2013	$9.88102	$11.36096	5,941,905
01/01/2014 to 12/31/2014	$11.36096	$12.18883	5,862,480
01/01/2015 to 12/31/2015	$12.18883	$11.90215	8,135,066
01/01/2016 to 12/31/2016	$11.90215	$12.87482	8,091,611
01/01/2017 to 12/31/2017	$12.87482	$14.68642	10,986,199
01/01/2018 to 12/31/2018	$14.68642	$13.33208	8,500,409
01/01/2019 to 12/31/2019	$13.33208	$15.61096	8,318,008

A-8

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99855	$11.66876	0
01/01/2014 to 12/31/2014	$11.66876	$13.21199	0
01/01/2015 to 12/31/2015	$13.21199	$13.18105	1,258
01/01/2016 to 12/31/2016	$13.18105	$14.35667	2,859
01/01/2017 to 12/31/2017	$14.35667	$17.12655	3,647
01/01/2018 to 12/31/2018	$17.12655	$15.62197	5,270
01/01/2019 to 12/31/2019	$15.62197	$19.21476	2,374
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$10.78726	$12.19354	93,648
01/01/2011 to 12/31/2011	$12.19354	$12.39470	80,817
01/01/2012 to 12/31/2012	$12.39470	$14.46745	119,164
01/01/2013 to 12/31/2013	$14.46745	$18.82386	96,916
01/01/2014 to 12/31/2014	$18.82386	$21.67803	132,779
01/01/2015 to 12/31/2015	$21.67803	$21.95449	128,612
01/01/2016 to 12/31/2016	$21.95449	$24.77356	122,940
01/01/2017 to 12/31/2017	$24.77356	$29.75736	102,896
01/01/2018 to 12/31/2018	$29.75736	$26.83159	71,013
01/01/2019 to 12/31/2019	$26.83159	$32.81171	63,417
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99855	$8.89388	34,097
01/01/2012 to 12/31/2012	$8.89388	$9.88784	34,416
01/01/2013 to 12/31/2013	$9.88784	$11.89068	807
01/01/2014 to 12/31/2014	$11.89068	$12.44210	1,920
01/01/2015 to 12/31/2015	$12.44210	$12.24277	17,419
01/01/2016 to 12/31/2016	$12.24277	$12.78960	22,923
01/01/2017 to 12/31/2017	$12.78960	$14.85220	29,060
01/01/2018 to 12/31/2018	$14.85220	$13.63837	43,295
01/01/2019 to 12/31/2019	$13.63837	$16.24103	39,472
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$18.53020	$24.13141	246,378
01/01/2011 to 12/31/2011	$24.13141	$20.60086	210,184
01/01/2012 to 12/31/2012	$20.60086	$24.30271	191,077
01/01/2013 to 12/31/2013	$24.30271	$33.62227	181,082
01/01/2014 to 12/31/2014	$33.62227	$34.66609	186,288
01/01/2015 to 12/31/2015	$34.66609	$34.51405	195,786
01/01/2016 to 12/31/2016	$34.51405	$36.52219	171,551
01/01/2017 to 12/31/2017	$36.52219	$45.82130	142,243
01/01/2018 to 12/31/2018	$45.82130	$40.13360	123,030
01/01/2019 to 12/31/2019	$40.13360	$53.81687	105,942
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.06704	$16.17360	260,929
01/01/2011 to 12/31/2011	$16.17360	$15.73532	118,967
01/01/2012 to 12/31/2012	$15.73532	$17.34188	165,254
01/01/2013 to 12/31/2013	$17.34188	$23.03153	236,534
01/01/2014 to 12/31/2014	$23.03153	$23.49266	202,822
01/01/2015 to 12/31/2015	$23.49266	$23.26285	176,556
01/01/2016 to 12/31/2016	$23.26285	$25.61690	149,980
01/01/2017 to 12/31/2017	$25.61690	$31.18938	143,451
01/01/2018 to 12/31/2018	$31.18938	$28.06548	101,407
01/01/2019 to 12/31/2019	$28.06548	$35.87978	108,777

A-9

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.19615	$18.81140	370,330
01/01/2011 to 12/31/2011	$18.81140	$17.37801	308,621
01/01/2012 to 12/31/2012	$17.37801	$20.17416	230,213
01/01/2013 to 12/31/2013	$20.17416	$27.23459	221,981
01/01/2014 to 12/31/2014	$27.23459	$28.16759	202,133
01/01/2015 to 12/31/2015	$28.16759	$26.48183	259,454
01/01/2016 to 12/31/2016	$26.48183	$33.61805	242,656
01/01/2017 to 12/31/2017	$33.61805	$35.45812	225,326
01/01/2018 to 12/31/2018	$35.45812	$28.88615	198,835
01/01/2019 to 12/31/2019	$28.88615	$34.61865	152,576
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$13.97352	$15.31268	3,463,609
01/01/2011 to 12/31/2011	$15.31268	$15.34357	2,695,482
01/01/2012 to 12/31/2012	$15.34357	$17.10929	3,129,497
01/01/2013 to 12/31/2013	$17.10929	$19.63957	3,355,844
01/01/2014 to 12/31/2014	$19.63957	$20.43046	3,188,704
01/01/2015 to 12/31/2015	$20.43046	$20.08131	3,663,572
01/01/2016 to 12/31/2016	$20.08131	$21.21916	3,400,347
01/01/2017 to 12/31/2017	$21.21916	$24.06103	3,533,446
01/01/2018 to 12/31/2018	$24.06103	$22.37848	2,969,586
01/01/2019 to 12/31/2019	$22.37848	$26.56989	2,800,873
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.10516	$14.91170	621,392
01/01/2011 to 12/31/2011	$14.91170	$14.40278	510,390
01/01/2012 to 12/31/2012	$14.40278	$16.63850	618,330
01/01/2013 to 12/31/2013	$16.63850	$23.54463	659,574
01/01/2014 to 12/31/2014	$23.54463	$25.06310	663,743
01/01/2015 to 12/31/2015	$25.06310	$26.98428	604,358
01/01/2016 to 12/31/2016	$26.98428	$27.22845	492,792
01/01/2017 to 12/31/2017	$27.22845	$36.88909	463,047
01/01/2018 to 12/31/2018	$36.88909	$37.64132	348,611
01/01/2019 to 12/31/2019	$37.64132	$47.42286	294,247
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.17114	$14.55081	285,605
01/01/2011 to 12/31/2011	$14.55081	$14.22615	245,098
01/01/2012 to 12/31/2012	$14.22615	$15.85005	280,404
01/01/2013 to 12/31/2013	$15.85005	$20.96545	214,589
01/01/2014 to 12/31/2014	$20.96545	$20.91949	156,711
01/01/2015 to 12/31/2015	$20.91949	$19.30705	139,425
01/01/2016 to 12/31/2016	$19.30705	$20.13234	137,737
01/01/2017 to 12/31/2017	$20.13234	$23.05522	141,739
01/01/2018 to 12/31/2018	$23.05522	$20.45014	124,021
01/01/2019 to 12/31/2019	$20.45014	$25.31020	724,067
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$25.82705	$30.56553	357,381
01/01/2011 to 12/31/2011	$30.56553	$25.55121	250,885
01/01/2012 to 12/31/2012	$25.55121	$26.01136	225,332
01/01/2013 to 12/31/2013	$26.01136	$29.48688	171,665
01/01/2014 to 12/31/2014	$29.48688	$26.54854	181,973
01/01/2015 to 12/31/2015	$26.54854	$21.06185	146,095
01/01/2016 to 12/31/2016	$21.06185	$25.78798	131,094
01/01/2017 to 12/31/2017	$25.78798	$27.94932	91,022
01/01/2018 to 12/31/2018	$27.94932	$22.88481	58,665
01/01/2019 to 12/31/2019	$22.88481	$26.27668	70,307

A-10

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$13.60559	$14.13536	404,389
01/01/2011 to 12/31/2011	$14.13536	$14.46120	331,623
01/01/2012 to 12/31/2012	$14.46120	$14.95031	336,636
01/01/2013 to 12/31/2013	$14.95031	$14.13730	282,751
01/01/2014 to 12/31/2014	$14.13730	$13.96722	264,758
01/01/2015 to 12/31/2015	$13.96722	$13.08906	365,212
01/01/2016 to 12/31/2016	$13.08906	$13.42092	330,342
01/01/2017 to 12/31/2017	$13.42092	$13.45584	328,437
01/01/2018 to 12/31/2018	$13.45584	$13.48335	257,699
01/01/2019 to 12/31/2019	$13.48335	$13.45979	243,922
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$14.78929	$17.96107	245,356
01/01/2011 to 12/31/2011	$17.96107	$17.03811	194,504
01/01/2012 to 12/31/2012	$17.03811	$19.82140	208,652
01/01/2013 to 12/31/2013	$19.82140	$25.78743	167,490
01/01/2014 to 12/31/2014	$25.78743	$29.12877	144,781
01/01/2015 to 12/31/2015	$29.12877	$26.72763	91,045
01/01/2016 to 12/31/2016	$26.72763	$29.93629	78,055
01/01/2017 to 12/31/2017	$29.93629	$34.86421	75,827
01/01/2018 to 12/31/2018	$34.86421	$28.59041	52,413
01/01/2019 to 12/31/2019	$28.59041	$33.46801	50,532
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$8.74433	$9.84876	494,408
01/01/2011 to 12/31/2011	$9.84876	$9.34222	549,724
01/01/2012 to 12/31/2012	$9.34222	$10.18879	573,378
01/01/2013 to 12/31/2013	$10.18879	$12.06299	1,015,167
01/01/2014 to 12/31/2014	$12.06299	$12.50429	870,202
01/01/2015 to 12/31/2015	$12.50429	$12.20777	795,843
01/01/2016 to 12/31/2016	$12.20777	$12.77729	715,823
01/01/2017 to 12/31/2017	$12.77729	$14.26080	594,553
01/01/2018 to 12/31/2018	$14.26080	$13.30971	424,779
01/01/2019 to 12/31/2019	$13.30971	$15.76467	445,241
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.19194	$10.79447	1,705,804
01/01/2011 to 12/31/2011	$10.79447	$11.24484	1,440,916
01/01/2012 to 12/31/2012	$11.24484	$11.91529	1,487,081
01/01/2013 to 12/31/2013	$11.91529	$11.53200	1,542,429
01/01/2014 to 12/31/2014	$11.53200	$12.14561	1,616,819
01/01/2015 to 12/31/2015	$12.14561	$12.08055	1,462,502
01/01/2016 to 12/31/2016	$12.08055	$12.48079	1,362,398
01/01/2017 to 12/31/2017	$12.48079	$13.03652	1,443,900
01/01/2018 to 12/31/2018	$13.03652	$12.51722	1,663,779
01/01/2019 to 12/31/2019	$12.51722	$13.81102	1,513,969
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$9.99855	$10.38171	2,753
01/01/2013 to 12/31/2013	$10.38171	$9.37029	425
01/01/2014 to 12/31/2014	$9.37029	$9.33099	425
01/01/2015 to 12/31/2015	$9.33099	$8.88492	1,492
01/01/2016 to 12/31/2016	$8.88492	$9.65562	1,559
01/01/2017 to 12/31/2017	$9.65562	$10.36956	424
01/01/2018 to 12/31/2018	$10.36956	$9.50791	424
01/01/2019 to 12/31/2019	$9.50791	$10.72872	424

A-11

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99295	$9.11548	22,541
01/01/2012 to 12/31/2012	$9.11548	$10.63260	19,661
01/01/2013 to 12/31/2013	$10.63260	$13.68889	19,004
01/01/2014 to 12/31/2014	$13.68889	$15.17470	15,796
01/01/2015 to 12/31/2015	$15.17470	$15.21723	13,055
01/01/2016 to 12/31/2016	$15.21723	$17.16652	10,497
01/01/2017 to 12/31/2017	$17.16652	$18.31331	11,898
01/01/2018 to 12/31/2018	$18.31331	$16.62830	8,908
01/01/2019 to 12/31/2019	$16.62830	$20.43671	5,998
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$13.40964	$13.87243	21,332
01/01/2011 to 12/31/2011	$13.87243	$14.16855	20,251
01/01/2012 to 12/31/2012	$14.16855	$16.82915	13,718
01/01/2013 to 12/31/2013	$16.82915	$23.23838	21,230
01/01/2014 to 12/31/2014	$23.23838	$27.32266	22,948
01/01/2015 to 12/31/2015	$27.32266	$27.69355	9,230
01/01/2016 to 12/31/2016	$27.69355	$24.09151	6,781
01/01/2017 to 12/31/2017	$24.09151	$27.41752	6,249
01/01/2018 to 12/31/2018	$27.41752	$27.17861	4,454
01/01/2019 to 12/31/2019	$27.17861	$35.38258	1,455
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04990	$9.75916	4,386
01/01/2013 to 12/31/2013	$9.75916	$13.13761	2,175
01/01/2014 to 12/31/2014	$13.13761	$13.94508	11,038
01/01/2015 to 12/31/2015	$13.94508	$13.86633	12,670
01/01/2016 to 12/31/2016	$13.86633	$13.72723	12,127
01/01/2017 to 12/31/2017	$13.72723	$16.52135	10,303
01/01/2018 to 12/31/2018	$16.52135	$15.32428	11,158
01/01/2019 to 12/31/2019	$15.32428	$20.22642	4,688
Invesco V.I. Technology Fund - Series I
01/01/2010 to 12/31/2010	$9.61246	$11.45649	11,371
01/01/2011 to 12/31/2011	$11.45649	$10.68746	5,242
01/01/2012 to 12/31/2012	$10.68746	$11.68435	4,697
01/01/2013 to 12/31/2013	$11.68435	$14.36647	5,557
01/01/2014 to 12/31/2014	$14.36647	$15.67495	8,562
01/01/2015 to 12/31/2015	$15.67495	$16.45022	8,708
01/01/2016 to 12/31/2016	$16.45022	$16.04096	3,922
01/01/2017 to 12/31/2017	$16.04096	$21.29847	13,138
01/01/2018 to 12/31/2018	$21.29847	$20.82854	9,224
01/01/2019 to 12/31/2019	$20.82854	$27.80641	4,367
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12643	$9.72540	9,863
01/01/2017 to 12/31/2017	$9.72540	$13.48264	7,544
01/01/2018 to 12/31/2018	$13.48264	$10.89969	6,561
01/01/2019 to 12/31/2019	$10.89969	$13.12722	3,831

A-12

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$11.06463	$12.39391	11,182
01/01/2011 to 12/31/2011	$12.39391	$10.36103	557
01/01/2012 to 12/31/2012	$10.36103	$12.45935	451
01/01/2013 to 12/31/2013	$12.45935	$14.55106	121
01/01/2014 to 12/31/2014	$14.55106	$13.47935	12
01/01/2015 to 12/31/2015	$13.47935	$13.68929	0
01/01/2016 to 12/31/2016	$13.68929	$12.96849	0
01/01/2017 to 12/31/2017	$12.96849	$17.30569	0
01/01/2018 to 12/31/2018	$17.30569	$14.82293	0
01/01/2019 to 12/31/2019	$14.82293	$19.27964	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.87354	$14.35045	30,964
01/01/2011 to 12/31/2011	$14.35045	$12.29637	35,489
01/01/2012 to 12/31/2012	$12.29637	$13.73358	36,307
01/01/2013 to 12/31/2013	$13.73358	$16.18366	19,432
01/01/2014 to 12/31/2014	$16.18366	$15.05763	7,726
01/01/2015 to 12/31/2015	$15.05763	$15.13370	14,858
01/01/2016 to 12/31/2016	$15.13370	$15.35346	4,499
01/01/2017 to 12/31/2017	$15.35346	$18.83547	9,490
01/01/2018 to 12/31/2018	$18.83547	$15.38428	1,966
01/01/2019 to 12/31/2019	$15.38428	$17.45834	1,965
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$15.38740	$19.39668	31,133
01/01/2011 to 12/31/2011	$19.39668	$18.03681	33,795
01/01/2012 to 12/31/2012	$18.03681	$21.39882	31,280
01/01/2013 to 12/31/2013	$21.39882	$29.47979	18,601
01/01/2014 to 12/31/2014	$29.47979	$30.14783	4,136
01/01/2015 to 12/31/2015	$30.14783	$30.10044	1,030
01/01/2016 to 12/31/2016	$30.10044	$29.80179	897
01/01/2017 to 12/31/2017	$29.80179	$39.51650	1,040
01/01/2018 to 12/31/2018	$39.51650	$39.02249	874
01/01/2019 to 12/31/2019	$39.02249	$52.67675	853
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59324	$12.24268	54,823
01/01/2011 to 12/31/2011	$12.24268	$11.50642	42,833
01/01/2012 to 12/31/2012	$11.50642	$12.22155	10,081
01/01/2013 to 12/31/2013	$12.22155	$18.07846	4,391
01/01/2014 to 12/31/2014	$18.07846	$17.46465	2,194
01/01/2015 to 12/31/2015	$17.46465	$16.70685	1,501
01/01/2016 to 12/31/2016	$16.70685	$17.74542	4,353
01/01/2017 to 12/31/2017	$17.74542	$21.99327	2,479
01/01/2018 to 12/31/2018	$21.99327	$21.92477	6,375
01/01/2019 to 12/31/2019	$21.92477	$26.99340	1,245
*Denotes the start date of these sub-accounts

A-13

ADVANCED SERIES XTRA CREDIT EIGHTSM ("XT8")
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus 2008 60 bps, EBP and Combo DB (3.10%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13005	$13.16057	0
01/01/2011 to 12/31/2011	$13.16057	$12.41420	0
01/01/2012 to 12/31/2012	$12.41420	$13.54029	0
01/01/2013 to 12/31/2013	$13.54029	$14.42933	0
01/01/2014 to 12/31/2014	$14.42933	$14.51596	0
01/01/2015 to 12/31/2015	$14.51596	$13.61308	0
01/01/2016 to 12/31/2016	$13.61308	$14.02797	0
01/01/2017 to 12/31/2017	$14.02797	$15.30526	0
01/01/2018 to 12/31/2018	$15.30526	$13.62168	0
01/01/2019 to 12/31/2019	$13.62168	$15.31873	0
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$12.32565	$13.58084	0
01/01/2011 to 12/31/2011	$13.58084	$13.17530	0
01/01/2012 to 12/31/2012	$13.17530	$14.50859	0
01/01/2013 to 12/31/2013	$14.50859	$16.38667	0
01/01/2014 to 12/31/2014	$16.38667	$16.84866	0
01/01/2015 to 12/31/2015	$16.84866	$16.45739	0
01/01/2016 to 12/31/2016	$16.45739	$17.08192	0
01/01/2017 to 12/31/2017	$17.08192	$19.35592	0
01/01/2018 to 12/31/2018	$19.35592	$17.64865	0
01/01/2019 to 12/31/2019	$17.64865	$20.84004	0
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$11.85320	$12.85482	0
01/01/2011 to 12/31/2011	$12.85482	$12.23076	0
01/01/2012 to 12/31/2012	$12.23076	$13.06952	0
01/01/2013 to 12/31/2013	$13.06952	$14.23979	0
01/01/2014 to 12/31/2014	$14.23979	$14.50757	0
01/01/2015 to 12/31/2015	$14.50757	$14.03452	0
01/01/2016 to 12/31/2016	$14.03452	$14.25536	0
01/01/2017 to 12/31/2017	$14.25536	$16.05716	0
01/01/2018 to 12/31/2018	$16.05716	$14.32719	0
01/01/2019 to 12/31/2019	$14.32719	$16.38871	0
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99741	$11.52006	0
01/01/2014 to 12/31/2014	$11.52006	$12.63307	0
01/01/2015 to 12/31/2015	$12.63307	$12.45284	0
01/01/2016 to 12/31/2016	$12.45284	$13.35941	0
01/01/2017 to 12/31/2017	$13.35941	$15.81238	0
01/01/2018 to 12/31/2018	$15.81238	$14.07331	0
01/01/2019 to 12/31/2019	$14.07331	$16.71618	0

A-14

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.95605	$13.01224	0
01/01/2011 to 12/31/2011	$13.01224	$12.45627	0
01/01/2012 to 12/31/2012	$12.45627	$13.57523	0
01/01/2013 to 12/31/2013	$13.57523	$15.47597	0
01/01/2014 to 12/31/2014	$15.47597	$15.97427	0
01/01/2015 to 12/31/2015	$15.97427	$15.55282	0
01/01/2016 to 12/31/2016	$15.55282	$16.02118	0
01/01/2017 to 12/31/2017	$16.02118	$17.84026	0
01/01/2018 to 12/31/2018	$17.84026	$16.43128	0
01/01/2019 to 12/31/2019	$16.43128	$19.01359	0
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99741	$9.07593	0
01/01/2012 to 12/31/2012	$9.07593	$9.84016	0
01/01/2013 to 12/31/2013	$9.84016	$10.56998	0
01/01/2014 to 12/31/2014	$10.56998	$10.74377	0
01/01/2015 to 12/31/2015	$10.74377	$10.09832	0
01/01/2016 to 12/31/2016	$10.09832	$10.46719	0
01/01/2017 to 12/31/2017	$10.46719	$11.42295	0
01/01/2018 to 12/31/2018	$11.42295	$10.48272	0
01/01/2019 to 12/31/2019	$10.48272	$11.94770	0
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.40905	$10.47972	0
01/01/2011 to 12/31/2011	$10.47972	$10.38386	0
01/01/2012 to 12/31/2012	$10.38386	$10.53367	0
01/01/2013 to 12/31/2013	$10.53367	$9.98519	0
01/01/2014 to 12/31/2014	$9.98519	$9.66635	0
01/01/2015 to 12/31/2015	$9.66635	$9.41194	0
01/01/2016 to 12/31/2016	$9.41194	$9.27010	0
01/01/2017 to 12/31/2017	$9.27010	$9.13658	0
01/01/2018 to 12/31/2018	$9.13658	$8.91775	0
01/01/2019 to 12/31/2019	$8.91775	$9.04075	0
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97237	$11.45287	0
01/01/2011 to 12/31/2011	$11.45287	$11.45138	0
01/01/2012 to 12/31/2012	$11.45138	$12.13007	0
01/01/2013 to 12/31/2013	$12.13007	$11.53809	0
01/01/2014 to 12/31/2014	$11.53809	$11.65358	0
01/01/2015 to 12/31/2015	$11.65358	$11.05423	0
01/01/2016 to 12/31/2016	$11.05423	$11.16528	0
01/01/2017 to 12/31/2017	$11.16528	$11.29200	0
01/01/2018 to 12/31/2018	$11.29200	$10.86790	0
01/01/2019 to 12/31/2019	$10.86790	$11.50264	0
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.50799	$10.26012	0
01/01/2011 to 12/31/2011	$10.26012	$11.53098	0
01/01/2012 to 12/31/2012	$11.53098	$11.82757	0
01/01/2013 to 12/31/2013	$11.82757	$10.90716	0
01/01/2014 to 12/31/2014	$10.90716	$11.01980	0
01/01/2015 to 12/31/2015	$11.01980	$10.79259	0
01/01/2016 to 12/31/2016	$10.79259	$10.61007	0
01/01/2017 to 12/31/2017	$10.61007	$10.36018	0
01/01/2018 to 12/31/2018	$10.36018	$10.09402	0
01/01/2019 to 12/31/2019	$10.09402	$9.91795	0

A-15

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18517	$9.95474	0
01/01/2011 to 12/31/2011	$9.95474	$11.44851	0
01/01/2012 to 12/31/2012	$11.44851	$11.79397	0
01/01/2013 to 12/31/2013	$11.79397	$10.68373	0
01/01/2014 to 12/31/2014	$10.68373	$10.99011	0
01/01/2015 to 12/31/2015	$10.99011	$10.81209	0
01/01/2016 to 12/31/2016	$10.81209	$10.68267	0
01/01/2017 to 12/31/2017	$10.68267	$10.44405	0
01/01/2018 to 12/31/2018	$10.44405	$10.14810	0
01/01/2019 to 12/31/2019	$10.14810	$10.17754	0
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99655	$10.86262	0
01/01/2011 to 12/31/2011	$10.86262	$12.66364	0
01/01/2012 to 12/31/2012	$12.66364	$13.10415	0
01/01/2013 to 12/31/2013	$13.10415	$11.80884	0
01/01/2014 to 12/31/2014	$11.80884	$12.32168	0
01/01/2015 to 12/31/2015	$12.32168	$12.15266	0
01/01/2016 to 12/31/2016	$12.15266	$12.01633	0
01/01/2017 to 12/31/2017	$12.01633	$11.82884	0
01/01/2018 to 12/31/2018	$11.82884	$11.46784	0
01/01/2019 to 12/31/2019	$11.46784	$11.67559	0
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99741	$11.86199	0
01/01/2012 to 12/31/2012	$11.86199	$12.16570	0
01/01/2013 to 12/31/2013	$12.16570	$10.63961	0
01/01/2014 to 12/31/2014	$10.63961	$11.37891	0
01/01/2015 to 12/31/2015	$11.37891	$11.25741	0
01/01/2016 to 12/31/2016	$11.25741	$11.10851	0
01/01/2017 to 12/31/2017	$11.10851	$10.93403	0
01/01/2018 to 12/31/2018	$10.93403	$10.57755	0
01/01/2019 to 12/31/2019	$10.57755	$10.85348	0
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99656	$10.26098	0
01/01/2013 to 12/31/2013	$10.26098	$8.92874	0
01/01/2014 to 12/31/2014	$8.92874	$9.74380	0
01/01/2015 to 12/31/2015	$9.74380	$9.69743	0
01/01/2016 to 12/31/2016	$9.69743	$9.57711	0
01/01/2017 to 12/31/2017	$9.57711	$9.43833	0
01/01/2018 to 12/31/2018	$9.43833	$9.12006	0
01/01/2019 to 12/31/2019	$9.12006	$9.41258	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99827	$8.63360	0
01/01/2014 to 12/31/2014	$8.63360	$9.58677	0
01/01/2015 to 12/31/2015	$9.58677	$9.55343	0
01/01/2016 to 12/31/2016	$9.55343	$9.43443	0
01/01/2017 to 12/31/2017	$9.43443	$9.29658	0
01/01/2018 to 12/31/2018	$9.29658	$8.94893	0
01/01/2019 to 12/31/2019	$8.94893	$9.36143	0
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99827	$11.15332	0
01/01/2015 to 12/31/2015	$11.15332	$11.02349	0
01/01/2016 to 12/31/2016	$11.02349	$10.94659	0
01/01/2017 to 12/31/2017	$10.94659	$10.80226	0
01/01/2018 to 12/31/2018	$10.80226	$10.38872	0
01/01/2019 to 12/31/2019	$10.38872	$10.94430	0

A-16

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99827	$9.80623	0
01/01/2016 to 12/31/2016	$9.80623	$9.70029	0
01/01/2017 to 12/31/2017	$9.70029	$9.62802	0
01/01/2018 to 12/31/2018	$9.62802	$9.23092	0
01/01/2019 to 12/31/2019	$9.23092	$9.84185	0
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99656	$9.74901	0
01/01/2017 to 12/31/2017	$9.74901	$9.70127	0
01/01/2018 to 12/31/2018	$9.70127	$9.28064	0
01/01/2019 to 12/31/2019	$9.28064	$9.95408	0
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99655	$9.90406	0
01/01/2018 to 12/31/2018	$9.90406	$9.39823	0
01/01/2019 to 12/31/2019	$9.39823	$10.16224	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99655	$9.53339	0
01/01/2019 to 12/31/2019	$9.53339	$10.37396	0
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99827	$11.08551	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22305	$13.42856	0
01/01/2011 to 12/31/2011	$13.42856	$12.69715	0
01/01/2012 to 12/31/2012	$12.69715	$13.99125	0
01/01/2013 to 12/31/2013	$13.99125	$16.63255	0
01/01/2014 to 12/31/2014	$16.63255	$17.24444	0
01/01/2015 to 12/31/2015	$17.24444	$16.79900	0
01/01/2016 to 12/31/2016	$16.79900	$17.39243	0
01/01/2017 to 12/31/2017	$17.39243	$19.87021	0
01/01/2018 to 12/31/2018	$19.87021	$18.05379	0
01/01/2019 to 12/31/2019	$18.05379	$21.38635	0
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99741	$11.51597	0
01/01/2014 to 12/31/2014	$11.51597	$12.67778	0
01/01/2015 to 12/31/2015	$12.67778	$11.84596	0
01/01/2016 to 12/31/2016	$11.84596	$13.18948	0
01/01/2017 to 12/31/2017	$13.18948	$15.13412	0
01/01/2018 to 12/31/2018	$15.13412	$13.96361	0
01/01/2019 to 12/31/2019	$13.96361	$17.72973	0
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$13.83710	$16.11694	0
01/01/2011 to 12/31/2011	$16.11694	$14.83108	0
01/01/2012 to 12/31/2012	$14.83108	$18.22257	0
01/01/2013 to 12/31/2013	$18.22257	$18.42533	0
01/01/2014 to 12/31/2014	$18.42533	$20.34025	0
01/01/2015 to 12/31/2015	$20.34025	$19.69197	0
01/01/2016 to 12/31/2016	$19.69197	$19.25399	0
01/01/2017 to 12/31/2017	$19.25399	$20.69011	0
01/01/2018 to 12/31/2018	$20.69011	$19.10108	0
01/01/2019 to 12/31/2019	$19.10108	$23.15982	0

A-17

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.40918	$17.96929	0
01/01/2011 to 12/31/2011	$17.96929	$18.56085	0
01/01/2012 to 12/31/2012	$18.56085	$20.74479	0
01/01/2013 to 12/31/2013	$20.74479	$20.73150	0
01/01/2014 to 12/31/2014	$20.73150	$26.29962	0
01/01/2015 to 12/31/2015	$26.29962	$26.71902	0
01/01/2016 to 12/31/2016	$26.71902	$27.13992	0
01/01/2017 to 12/31/2017	$27.13992	$27.94359	0
01/01/2018 to 12/31/2018	$27.94359	$25.78519	0
01/01/2019 to 12/31/2019	$25.78519	$32.78597	0
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$12.20980	$13.53094	0
01/01/2011 to 12/31/2011	$13.53094	$12.91499	0
01/01/2012 to 12/31/2012	$12.91499	$13.84484	0
01/01/2013 to 12/31/2013	$13.84484	$15.39597	0
01/01/2014 to 12/31/2014	$15.39597	$15.38885	0
01/01/2015 to 12/31/2015	$15.38885	$15.05958	0
01/01/2016 to 12/31/2016	$15.05958	$15.21461	0
01/01/2017 to 12/31/2017	$15.21461	$17.17303	0
01/01/2018 to 12/31/2018	$17.17303	$15.34913	0
01/01/2019 to 12/31/2019	$15.34913	$17.84807	0
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$11.77559	$12.73412	0
01/01/2011 to 12/31/2011	$12.73412	$12.27761	0
01/01/2012 to 12/31/2012	$12.27761	$13.10141	0
01/01/2013 to 12/31/2013	$13.10141	$13.94210	0
01/01/2014 to 12/31/2014	$13.94210	$14.05587	0
01/01/2015 to 12/31/2015	$14.05587	$13.49615	0
01/01/2016 to 12/31/2016	$13.49615	$13.76635	0
01/01/2017 to 12/31/2017	$13.76635	$14.97955	0
01/01/2018 to 12/31/2018	$14.97955	$13.48838	0
01/01/2019 to 12/31/2019	$13.48838	$15.16441	0
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.66908	$15.56268	0
01/01/2011 to 12/31/2011	$15.56268	$15.27738	0
01/01/2012 to 12/31/2012	$15.27738	$17.12565	0
01/01/2013 to 12/31/2013	$17.12565	$23.03614	0
01/01/2014 to 12/31/2014	$23.03614	$23.92881	0
01/01/2015 to 12/31/2015	$23.92881	$21.91285	0
01/01/2016 to 12/31/2016	$21.91285	$26.39800	0
01/01/2017 to 12/31/2017	$26.39800	$28.69999	0
01/01/2018 to 12/31/2018	$28.69999	$23.89436	0
01/01/2019 to 12/31/2019	$23.89436	$28.39498	0
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.79725	$9.49594	0
01/01/2011 to 12/31/2011	$9.49594	$9.20426	0
01/01/2012 to 12/31/2012	$9.20426	$8.91896	0
01/01/2013 to 12/31/2013	$8.91896	$8.64241	0
01/01/2014 to 12/31/2014	$8.64241	$8.37452	0
01/01/2015 to 12/31/2015	$8.37452	$8.11493	0
01/01/2016 to 12/31/2016	$8.11493	$7.86402	0
01/01/2017 to 12/31/2017	$7.86402	$7.64675	0
01/01/2018 to 12/31/2018	$7.64675	$7.50478	0
01/01/2019 to 12/31/2019	$7.50478	$7.39511	0

A-18

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$12.42778	$13.66839	0
01/01/2011 to 12/31/2011	$13.66839	$13.66579	0
01/01/2012 to 12/31/2012	$13.66579	$15.07864	0
01/01/2013 to 12/31/2013	$15.07864	$15.66047	0
01/01/2014 to 12/31/2014	$15.66047	$15.56322	0
01/01/2015 to 12/31/2015	$15.56322	$14.54328	0
01/01/2016 to 12/31/2016	$14.54328	$16.26347	0
01/01/2017 to 12/31/2017	$16.26347	$16.93831	0
01/01/2018 to 12/31/2018	$16.93831	$16.08443	0
01/01/2019 to 12/31/2019	$16.08443	$17.97054	0
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64323	$13.86358	0
01/01/2011 to 12/31/2011	$13.86358	$12.87238	0
01/01/2012 to 12/31/2012	$12.87238	$14.57887	0
01/01/2013 to 12/31/2013	$14.57887	$19.75848	0
01/01/2014 to 12/31/2014	$19.75848	$21.77801	0
01/01/2015 to 12/31/2015	$21.77801	$19.44918	0
01/01/2016 to 12/31/2016	$19.44918	$22.59595	0
01/01/2017 to 12/31/2017	$22.59595	$26.10037	0
01/01/2018 to 12/31/2018	$26.10037	$21.70795	0
01/01/2019 to 12/31/2019	$21.70795	$27.24560	0
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.17748	$14.62059	0
01/01/2011 to 12/31/2011	$14.62059	$12.33678	0
01/01/2012 to 12/31/2012	$12.33678	$14.38838	0
01/01/2013 to 12/31/2013	$14.38838	$16.59947	0
01/01/2014 to 12/31/2014	$16.59947	$15.19619	0
01/01/2015 to 12/31/2015	$15.19619	$15.18873	0
01/01/2016 to 12/31/2016	$15.18873	$14.16281	0
01/01/2017 to 12/31/2017	$14.16281	$18.58746	0
01/01/2018 to 12/31/2018	$18.58746	$15.60723	0
01/01/2019 to 12/31/2019	$15.60723	$19.97990	0
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01017	$14.00437	0
01/01/2011 to 12/31/2011	$14.00437	$11.86763	0
01/01/2012 to 12/31/2012	$11.86763	$13.41682	0
01/01/2013 to 12/31/2013	$13.41682	$15.53203	0
01/01/2014 to 12/31/2014	$15.53203	$14.04147	0
01/01/2015 to 12/31/2015	$14.04147	$13.71730	0
01/01/2016 to 12/31/2016	$13.71730	$13.37024	0
01/01/2017 to 12/31/2017	$13.37024	$15.91286	0
01/01/2018 to 12/31/2018	$15.91286	$12.92900	0
01/01/2019 to 12/31/2019	$12.92900	$15.03680	0
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$12.16138	$13.41280	0
01/01/2011 to 12/31/2011	$13.41280	$12.92372	0
01/01/2012 to 12/31/2012	$12.92372	$14.22346	0
01/01/2013 to 12/31/2013	$14.22346	$16.02680	0
01/01/2014 to 12/31/2014	$16.02680	$16.51844	0
01/01/2015 to 12/31/2015	$16.51844	$15.83863	0
01/01/2016 to 12/31/2016	$15.83863	$16.14951	0
01/01/2017 to 12/31/2017	$16.14951	$18.30405	0
01/01/2018 to 12/31/2018	$18.30405	$16.42608	0
01/01/2019 to 12/31/2019	$16.42608	$19.00976	0

A-19

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49292	$14.01250	0
01/01/2011 to 12/31/2011	$14.01250	$12.33613	0
01/01/2012 to 12/31/2012	$12.33613	$14.57203	0
01/01/2013 to 12/31/2013	$14.57203	$16.28950	0
01/01/2014 to 12/31/2014	$16.28950	$14.77971	0
01/01/2015 to 12/31/2015	$14.77971	$13.92117	0
01/01/2016 to 12/31/2016	$13.92117	$13.75130	0
01/01/2017 to 12/31/2017	$13.75130	$17.27530	0
01/01/2018 to 12/31/2018	$17.27530	$13.81283	0
01/01/2019 to 12/31/2019	$13.81283	$17.02851	0
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$11.58448	$12.04709	0
01/01/2011 to 12/31/2011	$12.04709	$11.70153	0
01/01/2012 to 12/31/2012	$11.70153	$12.55354	0
01/01/2013 to 12/31/2013	$12.55354	$13.50654	0
01/01/2014 to 12/31/2014	$13.50654	$13.80106	0
01/01/2015 to 12/31/2015	$13.80106	$13.34875	0
01/01/2016 to 12/31/2016	$13.34875	$13.43245	0
01/01/2017 to 12/31/2017	$13.43245	$14.59776	0
01/01/2018 to 12/31/2018	$14.59776	$13.41777	0
01/01/2019 to 12/31/2019	$13.41777	$14.90129	0
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62536	$14.65080	0
01/01/2011 to 12/31/2011	$14.65080	$14.06769	0
01/01/2012 to 12/31/2012	$14.06769	$15.30274	0
01/01/2013 to 12/31/2013	$15.30274	$20.25752	0
01/01/2014 to 12/31/2014	$20.25752	$21.70836	0
01/01/2015 to 12/31/2015	$21.70836	$23.15422	0
01/01/2016 to 12/31/2016	$23.15422	$23.68955	0
01/01/2017 to 12/31/2017	$23.68955	$30.53120	0
01/01/2018 to 12/31/2018	$30.53120	$28.78440	0
01/01/2019 to 12/31/2019	$28.78440	$36.71486	0
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$13.27122	$14.40934	0
01/01/2011 to 12/31/2011	$14.40934	$13.52593	0
01/01/2012 to 12/31/2012	$13.52593	$16.13062	0
01/01/2013 to 12/31/2013	$16.13062	$19.95026	0
01/01/2014 to 12/31/2014	$19.95026	$20.03370	0
01/01/2015 to 12/31/2015	$20.03370	$19.12817	0
01/01/2016 to 12/31/2016	$19.12817	$19.85495	0
01/01/2017 to 12/31/2017	$19.85495	$23.82857	0
01/01/2018 to 12/31/2018	$23.82857	$20.88027	0
01/01/2019 to 12/31/2019	$20.88027	$26.29450	0
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99742	$10.22042	0
01/01/2013 to 12/31/2013	$10.22042	$11.77696	0
01/01/2014 to 12/31/2014	$11.77696	$11.99833	0
01/01/2015 to 12/31/2015	$11.99833	$11.48206	0
01/01/2016 to 12/31/2016	$11.48206	$11.60783	0
01/01/2017 to 12/31/2017	$11.60783	$13.10425	0
01/01/2018 to 12/31/2018	$13.10425	$11.64516	0
01/01/2019 to 12/31/2019	$11.64516	$13.85288	0

A-20

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.06599	$13.18694	0
01/01/2011 to 12/31/2011	$13.18694	$12.70295	0
01/01/2012 to 12/31/2012	$12.70295	$14.41143	0
01/01/2013 to 12/31/2013	$14.41143	$19.09097	0
01/01/2014 to 12/31/2014	$19.09097	$20.11047	0
01/01/2015 to 12/31/2015	$20.11047	$20.89583	0
01/01/2016 to 12/31/2016	$20.89583	$20.63670	0
01/01/2017 to 12/31/2017	$20.63670	$26.14029	0
01/01/2018 to 12/31/2018	$26.14029	$25.86986	0
01/01/2019 to 12/31/2019	$25.86986	$34.53862	0
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99742	$10.14073	0
01/01/2013 to 12/31/2013	$10.14073	$13.21718	0
01/01/2014 to 12/31/2014	$13.21718	$14.11619	0
01/01/2015 to 12/31/2015	$14.11619	$13.57959	0
01/01/2016 to 12/31/2016	$13.57959	$14.92909	0
01/01/2017 to 12/31/2017	$14.92909	$16.97634	0
01/01/2018 to 12/31/2018	$16.97634	$14.77765	0
01/01/2019 to 12/31/2019	$14.77765	$18.52209	0
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.38949	$15.54700	0
01/01/2011 to 12/31/2011	$15.54700	$14.61725	0
01/01/2012 to 12/31/2012	$14.61725	$16.94144	0
01/01/2013 to 12/31/2013	$16.94144	$21.70117	0
01/01/2014 to 12/31/2014	$21.70117	$23.45251	0
01/01/2015 to 12/31/2015	$23.45251	$21.43332	0
01/01/2016 to 12/31/2016	$21.43332	$21.11199	0
01/01/2017 to 12/31/2017	$21.11199	$26.00234	0
01/01/2018 to 12/31/2018	$26.00234	$24.09615	0
01/01/2019 to 12/31/2019	$24.09615	$30.39031	0
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62025	$16.29160	0
01/01/2011 to 12/31/2011	$16.29160	$15.39509	0
01/01/2012 to 12/31/2012	$15.39509	$17.47213	0
01/01/2013 to 12/31/2013	$17.47213	$24.04318	0
01/01/2014 to 12/31/2014	$24.04318	$26.61810	0
01/01/2015 to 12/31/2015	$26.61810	$24.33885	0
01/01/2016 to 12/31/2016	$24.33885	$27.88603	0
01/01/2017 to 12/31/2017	$27.88603	$30.75045	0
01/01/2018 to 12/31/2018	$30.75045	$24.89284	0
01/01/2019 to 12/31/2019	$24.89284	$29.19038	0
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$14.69150	$17.40696	0
01/01/2011 to 12/31/2011	$17.40696	$13.44847	0
01/01/2012 to 12/31/2012	$13.44847	$15.36717	0
01/01/2013 to 12/31/2013	$15.36717	$14.92387	0
01/01/2014 to 12/31/2014	$14.92387	$13.78384	0
01/01/2015 to 12/31/2015	$13.78384	$11.12211	0
01/01/2016 to 12/31/2016	$11.12211	$12.11048	0
01/01/2017 to 12/31/2017	$12.11048	$14.83200	0
01/01/2018 to 12/31/2018	$14.83200	$12.35101	0
01/01/2019 to 12/31/2019	$12.35101	$13.56568	0

A-21

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52501	$12.34846	0
01/01/2011 to 12/31/2011	$12.34846	$12.08545	0
01/01/2012 to 12/31/2012	$12.08545	$12.92493	0
01/01/2013 to 12/31/2013	$12.92493	$13.67814	0
01/01/2014 to 12/31/2014	$13.67814	$14.01961	0
01/01/2015 to 12/31/2015	$14.01961	$13.60453	0
01/01/2016 to 12/31/2016	$13.60453	$13.91232	0
01/01/2017 to 12/31/2017	$13.91232	$14.84798	0
01/01/2018 to 12/31/2018	$14.84798	$13.97656	0
01/01/2019 to 12/31/2019	$13.97656	$15.53961	0
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$12.07061	$13.92132	0
01/01/2011 to 12/31/2011	$13.92132	$12.65212	0
01/01/2012 to 12/31/2012	$12.65212	$13.84326	0
01/01/2013 to 12/31/2013	$13.84326	$15.69806	0
01/01/2014 to 12/31/2014	$15.69806	$16.61055	0
01/01/2015 to 12/31/2015	$16.61055	$15.99708	0
01/01/2016 to 12/31/2016	$15.99708	$17.06725	0
01/01/2017 to 12/31/2017	$17.06725	$19.20211	0
01/01/2018 to 12/31/2018	$19.20211	$17.19041	0
01/01/2019 to 12/31/2019	$17.19041	$19.85236	0
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99741	$11.55927	0
01/01/2014 to 12/31/2014	$11.55927	$12.90825	0
01/01/2015 to 12/31/2015	$12.90825	$12.70104	0
01/01/2016 to 12/31/2016	$12.70104	$13.64445	0
01/01/2017 to 12/31/2017	$13.64445	$16.05407	0
01/01/2018 to 12/31/2018	$16.05407	$14.44126	0
01/01/2019 to 12/31/2019	$14.44126	$17.51853	0
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$12.71614	$14.17651	0
01/01/2011 to 12/31/2011	$14.17651	$14.21278	0
01/01/2012 to 12/31/2012	$14.21278	$16.36114	0
01/01/2013 to 12/31/2013	$16.36114	$20.99544	0
01/01/2014 to 12/31/2014	$20.99544	$23.84669	0
01/01/2015 to 12/31/2015	$23.84669	$23.81905	0
01/01/2016 to 12/31/2016	$23.81905	$26.50938	0
01/01/2017 to 12/31/2017	$26.50938	$31.40651	0
01/01/2018 to 12/31/2018	$31.40651	$27.92722	0
01/01/2019 to 12/31/2019	$27.92722	$33.68245	0
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99741	$8.81153	0
01/01/2012 to 12/31/2012	$8.81153	$9.66136	0
01/01/2013 to 12/31/2013	$9.66136	$11.45894	0
01/01/2014 to 12/31/2014	$11.45894	$11.82560	0
01/01/2015 to 12/31/2015	$11.82560	$11.47623	0
01/01/2016 to 12/31/2016	$11.47623	$11.82446	0
01/01/2017 to 12/31/2017	$11.82446	$13.54344	0
01/01/2018 to 12/31/2018	$13.54344	$12.26469	0
01/01/2019 to 12/31/2019	$12.26469	$14.40467	0

A-22

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89182	$16.55835	0
01/01/2011 to 12/31/2011	$16.55835	$13.94177	0
01/01/2012 to 12/31/2012	$13.94177	$16.22057	0
01/01/2013 to 12/31/2013	$16.22057	$22.13279	0
01/01/2014 to 12/31/2014	$22.13279	$22.50637	0
01/01/2015 to 12/31/2015	$22.50637	$22.09974	0
01/01/2016 to 12/31/2016	$22.09974	$23.06515	0
01/01/2017 to 12/31/2017	$23.06515	$28.54176	0
01/01/2018 to 12/31/2018	$28.54176	$24.65318	0
01/01/2019 to 12/31/2019	$24.65318	$32.60459	0
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04163	$17.24021	0
01/01/2011 to 12/31/2011	$17.24021	$16.54311	0
01/01/2012 to 12/31/2012	$16.54311	$17.98110	0
01/01/2013 to 12/31/2013	$17.98110	$23.55268	0
01/01/2014 to 12/31/2014	$23.55268	$23.69407	0
01/01/2015 to 12/31/2015	$23.69407	$23.13991	0
01/01/2016 to 12/31/2016	$23.13991	$25.13236	0
01/01/2017 to 12/31/2017	$25.13236	$30.18043	0
01/01/2018 to 12/31/2018	$30.18043	$26.78194	0
01/01/2019 to 12/31/2019	$26.78194	$33.76856	0
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85035	$15.68915	0
01/01/2011 to 12/31/2011	$15.68915	$14.29482	0
01/01/2012 to 12/31/2012	$14.29482	$16.36639	0
01/01/2013 to 12/31/2013	$16.36639	$21.79095	0
01/01/2014 to 12/31/2014	$21.79095	$22.22779	0
01/01/2015 to 12/31/2015	$22.22779	$20.61035	0
01/01/2016 to 12/31/2016	$20.61035	$25.80596	0
01/01/2017 to 12/31/2017	$25.80596	$26.84564	0
01/01/2018 to 12/31/2018	$26.84564	$21.56740	0
01/01/2019 to 12/31/2019	$21.56740	$25.49245	0
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.06008	$13.03448	0
01/01/2011 to 12/31/2011	$13.03448	$12.88181	0
01/01/2012 to 12/31/2012	$12.88181	$14.16646	0
01/01/2013 to 12/31/2013	$14.16646	$16.03817	0
01/01/2014 to 12/31/2014	$16.03817	$16.45477	0
01/01/2015 to 12/31/2015	$16.45477	$15.95134	0
01/01/2016 to 12/31/2016	$15.95134	$16.62435	0
01/01/2017 to 12/31/2017	$16.62435	$18.59264	0
01/01/2018 to 12/31/2018	$18.59264	$17.05354	0
01/01/2019 to 12/31/2019	$17.05354	$19.96946	0
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.06744	$14.66471	0
01/01/2011 to 12/31/2011	$14.66471	$13.97000	0
01/01/2012 to 12/31/2012	$13.97000	$15.91625	0
01/01/2013 to 12/31/2013	$15.91625	$22.21339	0
01/01/2014 to 12/31/2014	$22.21339	$23.32117	0
01/01/2015 to 12/31/2015	$23.32117	$24.76402	0
01/01/2016 to 12/31/2016	$24.76402	$24.64585	0
01/01/2017 to 12/31/2017	$24.64585	$32.93313	0
01/01/2018 to 12/31/2018	$32.93313	$33.14030	0
01/01/2019 to 12/31/2019	$33.14030	$41.17871	0

A-23

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.66662	$13.80136	0
01/01/2011 to 12/31/2011	$13.80136	$13.30836	0
01/01/2012 to 12/31/2012	$13.30836	$14.62320	0
01/01/2013 to 12/31/2013	$14.62320	$19.07708	0
01/01/2014 to 12/31/2014	$19.07708	$18.77362	0
01/01/2015 to 12/31/2015	$18.77362	$17.08848	0
01/01/2016 to 12/31/2016	$17.08848	$17.57483	0
01/01/2017 to 12/31/2017	$17.57483	$19.85080	0
01/01/2018 to 12/31/2018	$19.85080	$17.36443	0
01/01/2019 to 12/31/2019	$17.36443	$21.19611	0
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$13.65782	$15.94178	0
01/01/2011 to 12/31/2011	$15.94178	$13.14348	0
01/01/2012 to 12/31/2012	$13.14348	$13.19587	0
01/01/2013 to 12/31/2013	$13.19587	$14.75363	0
01/01/2014 to 12/31/2014	$14.75363	$13.10067	0
01/01/2015 to 12/31/2015	$13.10067	$10.25022	0
01/01/2016 to 12/31/2016	$10.25022	$12.37837	0
01/01/2017 to 12/31/2017	$12.37837	$13.23207	0
01/01/2018 to 12/31/2018	$13.23207	$10.68455	0
01/01/2019 to 12/31/2019	$10.68455	$12.09963	0
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.02641	$11.29835	0
01/01/2011 to 12/31/2011	$11.29835	$11.40032	0
01/01/2012 to 12/31/2012	$11.40032	$11.62354	0
01/01/2013 to 12/31/2013	$11.62354	$10.84047	0
01/01/2014 to 12/31/2014	$10.84047	$10.56284	0
01/01/2015 to 12/31/2015	$10.56284	$9.76268	0
01/01/2016 to 12/31/2016	$9.76268	$9.87310	0
01/01/2017 to 12/31/2017	$9.87310	$9.76316	0
01/01/2018 to 12/31/2018	$9.76316	$9.64795	0
01/01/2019 to 12/31/2019	$9.64795	$9.49885	0
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.13774	$15.73630	0
01/01/2011 to 12/31/2011	$15.73630	$14.72293	0
01/01/2012 to 12/31/2012	$14.72293	$16.89226	0
01/01/2013 to 12/31/2013	$16.89226	$21.67487	0
01/01/2014 to 12/31/2014	$21.67487	$24.14704	0
01/01/2015 to 12/31/2015	$24.14704	$21.85209	0
01/01/2016 to 12/31/2016	$21.85209	$24.14015	0
01/01/2017 to 12/31/2017	$24.14015	$27.72910	0
01/01/2018 to 12/31/2018	$27.72910	$22.42476	0
01/01/2019 to 12/31/2019	$22.42476	$25.88986	0
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$12.67309	$14.07793	0
01/01/2011 to 12/31/2011	$14.07793	$13.17080	0
01/01/2012 to 12/31/2012	$13.17080	$14.16651	0
01/01/2013 to 12/31/2013	$14.16651	$16.54211	0
01/01/2014 to 12/31/2014	$16.54211	$16.91161	0
01/01/2015 to 12/31/2015	$16.91161	$16.28365	0
01/01/2016 to 12/31/2016	$16.28365	$16.80965	0
01/01/2017 to 12/31/2017	$16.80965	$18.50445	0
01/01/2018 to 12/31/2018	$18.50445	$17.03173	0
01/01/2019 to 12/31/2019	$17.03173	$19.89605	0

A-24

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68115	$11.15714	0
01/01/2011 to 12/31/2011	$11.15714	$11.46346	0
01/01/2012 to 12/31/2012	$11.46346	$11.97982	0
01/01/2013 to 12/31/2013	$11.97982	$11.43506	0
01/01/2014 to 12/31/2014	$11.43506	$11.87818	0
01/01/2015 to 12/31/2015	$11.87818	$11.65231	0
01/01/2016 to 12/31/2016	$11.65231	$11.87343	0
01/01/2017 to 12/31/2017	$11.87343	$12.23216	0
01/01/2018 to 12/31/2018	$12.23216	$11.58249	0
01/01/2019 to 12/31/2019	$11.58249	$12.60409	0
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99257	$9.03075	0
01/01/2012 to 12/31/2012	$9.03075	$10.38878	0
01/01/2013 to 12/31/2013	$10.38878	$13.19123	0
01/01/2014 to 12/31/2014	$13.19123	$14.42215	0
01/01/2015 to 12/31/2015	$14.42215	$14.26380	0
01/01/2016 to 12/31/2016	$14.26380	$15.87055	0
01/01/2017 to 12/31/2017	$15.87055	$16.69879	0
01/01/2018 to 12/31/2018	$16.69879	$14.95278	0
01/01/2019 to 12/31/2019	$14.95278	$18.12507	0
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$12.66344	$12.92059	0
01/01/2011 to 12/31/2011	$12.92059	$13.01541	0
01/01/2012 to 12/31/2012	$13.01541	$15.24673	0
01/01/2013 to 12/31/2013	$15.24673	$20.76436	0
01/01/2014 to 12/31/2014	$20.76436	$24.07845	0
01/01/2015 to 12/31/2015	$24.07845	$24.06992	0
01/01/2016 to 12/31/2016	$24.06992	$20.65221	0
01/01/2017 to 12/31/2017	$20.65221	$23.18143	0
01/01/2018 to 12/31/2018	$23.18143	$22.66175	0
01/01/2019 to 12/31/2019	$22.66175	$29.09721	0
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04952	$9.66770	0
01/01/2013 to 12/31/2013	$9.66770	$12.83580	0
01/01/2014 to 12/31/2014	$12.83580	$13.43735	0
01/01/2015 to 12/31/2015	$13.43735	$13.17774	0
01/01/2016 to 12/31/2016	$13.17774	$12.86671	0
01/01/2017 to 12/31/2017	$12.86671	$15.27360	0
01/01/2018 to 12/31/2018	$15.27360	$13.97112	0
01/01/2019 to 12/31/2019	$13.97112	$18.18711	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12605	$9.67131	0
01/01/2017 to 12/31/2017	$9.67131	$13.22435	0
01/01/2018 to 12/31/2018	$13.22435	$10.54296	0
01/01/2019 to 12/31/2019	$10.54296	$12.52325	0

A-25

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.93393	$14.33195	0
01/01/2011 to 12/31/2011	$14.33195	$12.11190	0
01/01/2012 to 12/31/2012	$12.11190	$13.34140	0
01/01/2013 to 12/31/2013	$13.34140	$15.50561	0
01/01/2014 to 12/31/2014	$15.50561	$14.22840	0
01/01/2015 to 12/31/2015	$14.22840	$14.10375	0
01/01/2016 to 12/31/2016	$14.10375	$14.11252	0
01/01/2017 to 12/31/2017	$14.11252	$17.07602	0
01/01/2018 to 12/31/2018	$17.07602	$13.75436	0
01/01/2019 to 12/31/2019	$13.75436	$15.39413	0
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.81728	$14.80196	0
01/01/2011 to 12/31/2011	$14.80196	$13.57541	0
01/01/2012 to 12/31/2012	$13.57541	$15.88417	0
01/01/2013 to 12/31/2013	$15.88417	$21.58224	0
01/01/2014 to 12/31/2014	$21.58224	$21.76809	0
01/01/2015 to 12/31/2015	$21.76809	$21.43518	0
01/01/2016 to 12/31/2016	$21.43518	$20.93173	0
01/01/2017 to 12/31/2017	$20.93173	$27.37507	0
01/01/2018 to 12/31/2018	$27.37507	$26.65916	0
01/01/2019 to 12/31/2019	$26.65916	$35.49313	0
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59286	$12.16470	0
01/01/2011 to 12/31/2011	$12.16470	$11.27634	0
01/01/2012 to 12/31/2012	$11.27634	$11.81227	0
01/01/2013 to 12/31/2013	$11.81227	$17.23328	0
01/01/2014 to 12/31/2014	$17.23328	$16.41928	0
01/01/2015 to 12/31/2015	$16.41928	$15.49094	0
01/01/2016 to 12/31/2016	$15.49094	$16.22852	0
01/01/2017 to 12/31/2017	$16.22852	$19.83785	0
01/01/2018 to 12/31/2018	$19.83785	$19.50272	0
01/01/2019 to 12/31/2019	$19.50272	$23.68148	0
*Denotes the start date of these sub-accounts

A-26

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS
Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. Each example assumes that no Credits have been applied to the Account Value. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations	minus	purchase payments – proportional withdrawals
Example with Sub-account increase
Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000
Examples with Sub-account decline
Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in Sub-account performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	-$5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000
In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

B-1

Example with Sub-account increase and withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000
Examples of Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-2

Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.
Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 – $3,350) * $1,650/($45,000 – $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

B-3

Example with death after Death Benefit Target Date
Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.
Examples of Highest Daily Value Death Benefit Calculation
The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-4

Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

B-5

APPENDIX C – FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪
a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

▪
Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

▪	V – the total value of all Permitted Sub-accounts in the Annuity.

▪	F – the total value of all Benefit Fixed Rate Account allocations.

▪
I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

▪	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

▪	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

▪	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

▪	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

C-1

Example:
Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.
Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28
Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%
Since r > Cu (because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40
FORMULA FOR CONTRACTS WITH 90% CAP FEATURE
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
If you elect this feature, the following replaces the “Transfer Calculation” above.
Transfer Calculation:
The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:
If (F / (V + F) > .90) then T = F – (V + F) * .90
If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.
On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

▪	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min(MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min(F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

C-2

Age 65 “a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

C-3

APPENDIX D – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

XTra Credit EIGHT NY

Minimum Investment	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.75%
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year
Contract Credit
Yes. The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, for the first 6 years of the contract. Currently the credit percentages for each year starting with the first year are: If the Purchase Payments are 100,000+: 8%, 6%, 4%, 3%, 2%, 1% and if the Purchase Payments are < $100,000: 6%, 5%, 4%, 3%, 2%, and 1%.

Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable); no MVA applied.
Optional Death Benefits (for an additional cost)[1]	HAV
Optional Living Benefits (for an additional cost)[2]
Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus.

Annuity Rewards[3]	Available after initial CDSC period
Annuitization Options
Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Medically-Related Surrender Feature	Not Available

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.

(2)
For more information on these benefits, refer to the “Living Benefit Programs” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.

(3)
The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

For more information about variations applicable to annuities approved for sale by the New York State Insurance Department, please refer to your annuity contract.

D-1

APPENDIX E – FORMULA UNDER GRO PLUS 2008
(THE FOLLOWING FORMULA ALSO APPLIES TO ELECTIONS OF HD GRO IF HD GRO WAS ELECTED PRIOR TO JULY 16, 2010)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Next the formula calculates the following formula ratio:

r	=	(L – B) / V.
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu.
The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V*Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V*Ct] / (1 – C t))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

E-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND HIGHEST DAILY GRO
(IF ELECTED PRIOR TO JULY 16, 2010)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation
The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]
If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.
On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / V
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the

E-2

AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

E-3

APPENDIX F – FORMULA UNDER HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT
(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1.	Formula for Contracts Issued on or after July 21, 2008
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min ((VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the elected Sub-accounts and Fixed Rate Options to the Transfer Account
T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the Transfer Account to the elected Sub-accounts

2.	Formula for Contracts Issued Prior to 7/21/08
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	V – the total value of all Permitted Sub-accounts in the annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

3.	Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula.
Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
Transfer Calculation:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Feature: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4.	Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Feature: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX G – FORMULA FOR HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

G-1

DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+  VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

G-2

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06

G-3

APPENDIX H – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES
Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix D.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts
If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Medically Related Surrenders are not available.

Montana
If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Nevada	Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Medically Related Surrender is not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Fixed Allocations are not available.
Washington
If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available.
Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

H-1

APPENDIX I – FORMULA FOR HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 6 Plus with LIA)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

I-1

DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described below.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

I-2

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06.

I-3

APPENDIX J – FORMULA FOR GRO PLUS II (AND HD GRO II, IF ELECTED PRIOR TO JULY 16, 2010)
The following are the terms and definitions referenced in the transfer calculation formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

J-1

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

J-2

APPENDIX K – FORMULA FOR HIGHEST DAILY® GRO
Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

K-1

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

K-2

APPENDIX L – FORMULA FOR HIGHEST DAILY® GRO II
Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

L-1

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

L-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS XT8PROS (APRIL 27, 2020).

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE
ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive
Shelton, Connecticut 06484
Telephone: 1-888-PRU-2888
http://www.prudentialannuities.com

   Variable Annuity Distributed by:

   PRUDENTIAL ANNUITIES
   DISTRIBUTORS, INC.
   A Prudential Financial Company
   One Corporate Drive
   Shelton, Connecticut 06484
   Telephone: 203-926-1888
   http://www.prudentialannuities.com

MAILING ADDRESSES:
Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a
Statement of Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

ASXT8PROS

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
Supplement dated April 27, 2020
to Prospectuses dated April 27, 2020
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
On March 27, 2020 (Date of Enactment), Congress passed and President Trump signed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans.
Waiver of Required Minimum Distributions (RMDs) for 2020
The requirement to take minimum distributions from defined contribution plans and IRAs is waived for 2020.  The waiver would apply to any RMD due from such an arrangement in 2020, even RMDs with respect to the 2019 tax year that are due in 2020.  For example, if an IRA owner turned age 70½ in 2019, they owe an RMD for the 2019 tax year but can wait until 4/1/20 to take it.  If they did not take that first RMD in 2019, the bill waives it, along with the requirement to take their second RMD (for the 2020 tax year) by the end of 2020.  The relief applies both to lifetime and post-death RMDs.  In that regard, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year.  It is unclear whether this treatment applies for the 10-year period imposed by the SECURE Act. Although also unclear, the 1-year election rule for life expectancy payments by an eligible beneficiary may be extended based on the position the IRS took in Notice 2009-82.
Withdrawals from Employer Plans and IRAs, including Roth IRAs
Relief is provided for “coronavirus-related distributions” from qualified plans and IRAs. The relief applies to such distributions made at any time during the 2020 calendar year, as follows:

•	Permits such distributions to be treated as in-service distributions, even if such amounts are not otherwise distributable from the plan under sections 401(k), 403(b), or 457, as applicable;

•	Provides an exception to the 10% early distribution penalty under Code section 72(t) (but not for the similar penalty tax under Code section 72(q) that applies to non-qualified annuities);

•	Exempts such distributions from the 402(f) notice requirements and mandatory 20% withholding applicable to eligible rollover distributions, as applicable;

•
Permits the individual to include income attributable to such distributions ratably over the three-year period beginning with the year the distribution would otherwise be taxable (this spreading would apply unless the taxpayer elects out); and

•
Permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution.

The distribution must come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e. , an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan.  The relief would be limited to aggregate distributions of $100,000.  See below for a description of who is eligible for the relief.
Plan Loans
The following relief is provided with respect to plan loans (if available under a contract) taken by any “qualified individual” who is affected by the coronavirus:

•
For loans made during the 180-day period beginning on the date of enactment, the maximum loan amount would be increased from $50,000 or 50% of the vested account balance to $100,000 or 100% of the vested account balance.  Note that Department of Labor regulations require that plan loans be secured by no more than half of the account balance.  It is not clear whether this is an impediment to increasing the loan limit to 100% of the account balance.  We understand that DOL is aware of this issue.

•
The due date for any repayment on a loan that otherwise is due between the date of enactment and December 31, 2020, would be delayed for one year.  This also would extend the maximum loan period (normally five years).

Based on prior IRS guidance involving similar relief for natural disasters, all of the changes would be optional for plans See below for a description of who is eligible for the plan loan relief.

COREPROS

Eligible Individuals for Withdrawal and Loan Relief
The administrator of an eligible retirement plan may rely on an employee’s certification that the employee satisfies the conditions for eligibility.  The eligibility criteria for the relief remain the same, meaning the individual must fall within one of the following categories:

•	The individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

•	The individual’s spouse or dependent is diagnosed with such virus or disease; or

•
The individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury.

IRS Guidance
Extension of IRA Contribution Deadline
The deadline for making an IRA or Roth IRA contribution has been extended until July 15, 2020, the extended deadline for filing an individual’s 2019 tax return.

COREPROS

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive, Shelton, Connecticut 06484
ADVANCED SERIES ADVISOR PLANSM III (“ASAP IIISM”)
ADVANCED SERIES APEX IISM (“APEX IISM”)
ADVANCED SERIES XTRA CREDIT SIXSM (“ASXT6SM”) OR (“XT6”)
ADVANCED SERIES LIFEVEST IISM (“ASL IISM”)
Flexible Premium Deferred Annuities
PROSPECTUS: APRIL 27, 2020
This prospectus describes four different flexible premium deferred annuities (the “Annuities” or the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”). If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered for new sales. These Annuities were offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional.
This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. There may also be differences in the compensation paid to your financial professional for each Annuity. Differences in compensation among different annuity products could influence a financial professional’s decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Selling broker-dealer firms may not offer all the Annuities described in this prospectus and/or may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your financial professional for further details. Each annuity or certain of its investment options and/or features may not be available in all states. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix G. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the XT6 annuity grants credits with respect to your purchase payments, the expenses of the XT6 annuity may be higher than expenses for an annuity without a credit. In addition, the amount of the credits that you receive under the XT6 annuity may be more than offset over time by the additional fees and charges associated with the credit.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the annual and semi-annual shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from us electronically anytime at our website www.prudential.com. You may elect to receive all future shareholder reports in paper free of charge by calling 1-888-778-2888. Your election to receive reports in paper will apply to all portfolios available under your contract.
THE SUB-ACCOUNTS
Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, Nationwide Variable Insurance Trust, ProFunds VP, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.
PLEASE READ THIS PROSPECTUS
Please read this prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which

COREPROS

might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
AVAILABLE INFORMATION
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below—see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.
In compliance with U.S. law, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Government Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ADVANCED SERIES ADVISOR PLANSM III, APEX IISM, XTRA CREDIT(R) AND LIFEVEST IISM ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 or WWW.PRUDENTIALANNUITIES.COM

Prospectus Dated: April 27, 2020	Statement of Additional Information Dated: April 27, 2020
COREPROS	ASAP3SAI, APEX2SAI, XT6SAI, ASL2SAI

COREPROS

INVESTMENT OPTIONS
Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio
AST Advanced Strategies Portfolio
AST AllianzGI World Trends Portfolio
AST AQR Emerging Markets Equity Portfolio
AST AQR Large-Cap Portfolio
AST Balanced Asset Allocation Portfolio
AST BlackRock Global Strategies Portfolio
AST BlackRock Low Duration Bond Portfolio
AST BlackRock/Loomis Sayles Bond Portfolio
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Bond Portfolio 2025
AST Bond Portfolio 2026
AST Bond Portfolio 2027
AST Bond Portfolio 2028
AST Bond Portfolio 2029
AST Bond Portfolio 2030
AST Bond Portfolio 2031
AST Capital Growth Asset Allocation Portfolio
AST ClearBridge Dividend Growth Portfolio
AST Cohen & Steers Global Realty Portfolio
AST Cohen & Steers Realty Portfolio
AST Emerging Markets Equity Portfolio
AST Fidelity Institutional AM ® Quantitative Portfolio 1
AST Goldman Sachs Multi-Asset Portfolio
AST Goldman Sachs Small-Cap Value Portfolio
AST Government Money Market Portfolio
AST High Yield Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST Investment Grade Bond Portfolio
AST J.P. Morgan Global Thematic Portfolio
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio
AST Jennison Large-Cap Growth Portfolio
AST Large-Cap Core Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio
AST QMA US Equity Alpha Portfolio
AST Quantitative Modeling Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Growth Portfolio
AST Small-Cap Value Portfolio
AST T. Rowe Price Asset Allocation Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST T. Rowe Price Natural Resources Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Wellington Management Hedged Equity Portfolio
AST Western Asset Core Plus Bond Portfolio
AST Western Asset Emerging Markets Debt Portfolio
AIM Variable Insurance Funds
(Invesco Variable Insurance Funds)
Invesco V.I. Diversified Dividend Fund — Series I shares

Invesco V.I. Health Care Fund – Series I shares
Invesco V.I. Mid Cap Growth Fund – Series I shares 2
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund — Series I shares
Invesco V.I. Technology Fund — Series I shares
Nationwide Variable Insurance Trust
NVIT Emerging Markets Fund Class D
ProFunds VP
Access VP High Yield
Asia 30
Banks
Basic Materials
Bear
Biotechnology
Bull
Consumer Goods
Consumer Services
Europe 30
Financials
Health Care
Industrials
Internet
Japan
Large-Cap Growth
Large-Cap Value
Mid-Cap Growth
Mid-Cap Value
NASDAQ-100
Oil & Gas
Pharmaceuticals
Precious Metals
Real Estate
Rising Rates Opportunity
Semiconductor
Short Mid-Cap
Short NASDAQ-100
Short Small-Cap
Small-Cap Growth
Small-Cap Value
Technology
Telecommunications
U.S. Government Plus
UltraBull
UltraMid-Cap
UltraNASDAQ-100
UltraSmall-Cap
Utilities
The Prudential Series Fund
PSF SP International Growth Portfolio — Class I*
Wells Fargo Variable Trust
Wells Fargo VT International Equity — Class 1
Wells Fargo VT Omega Growth — Class 1
Wells Fargo VT Small Cap Growth — Class 1

[1]	Fidelity Institutional AM is a registered service mark of FMR LLC. Used with permission.

[2]	Effective April 30, 2020, the Fund will merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I Shares.

*	No longer offered for new investment. See description regarding the Portfolio in “Investment Options.”

(i)

(ii)

APPENDIX P – FORMULA FOR HIGHEST DAILY GRO	P-1
APPENDIX Q – FORMULA FOR HIGHEST DAILY GRO II	Q-1

(iii)

GLOSSARY OF TERMS
Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.
Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.
Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.
Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.
Annuitization: The application of Account Value to one of the available annuity options to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.
Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday and (b) the fifth anniversary of the Issue Date, whichever occurs first. With respect to Annuities issued prior to November 20, 2006, please see the section of this Prospectus entitled “How and When Do I Choose the Annuity Payment Option?”.
Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.
Beneficiary Annuity: If you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus, you may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity.
Benefit Fixed Rate Account: A fixed investment option that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate purchase payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.
Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
Combination 5% Roll-Up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.
Contingent Annuitant: The natural person named to become the Annuitant upon the death of Annuitant prior to the Annuity Date. A Contingent Annuitant may be named only in limited circumstances involving an Annuity issued to a Custodial Account or to a tax-qualified retirement plan.
Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among ASAP III, APEX II and XT6. There is no CDSC for ASL II. See “Summary of Contract Fees and Charges” for details on the CDSC for each Annuity.
Custodial Account: A trust or custodial account that qualifies as an individual retirement account as defined in Section 408(a) of the Code, including a Roth IRA that satisfies the definitions in Sections 408(a) and 408A of the Code.
DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.
Enhanced Beneficiary Protection Death Benefit: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.
Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of the funds to be transferred is a Fixed Allocation. We no longer offer our 6 or 12 Month DCA Program.
Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the laws of your state, and may vary depending on whether your purchase is a replacement or not.
Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.
Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.
Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMIB.
Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMWB.
Guaranteed Return Option Plus (GRO Plus)/Guaranteed Return Option Plus 2008 (GRO Plus 2008)/Guaranteed Return Option (GRO)/Highest Daily® Guaranteed Return Option (Highest Daily GRO)/Guaranteed Return Option Plus II (GRO Plus II)/Highest Daily® Guaranteed Return Option II (HD GRO II) Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.
Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals. We no longer offer HAV.
Highest Daily Lifetime® Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Highest Daily Lifetime Five.
Highest Daily Lifetime® Seven Income Benefit: An optional benefit for an additional charge that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.
Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.
Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 6 Plus.
Highest Daily® Value Death Benefit (“HDV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Interim Value: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.
Issue Date: The effective date of your Annuity.
Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.
Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Lifetime Five.
MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.
Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or individual named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.
Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.
Spousal Highest Daily Lifetime® Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.
Spousal Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.
Spousal Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 6 Plus.
Spousal Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Spousal Lifetime Five.
Sub-account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.
Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation. No CDSC applies to the ASL II Annuity.
Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.
Unit Value: Each Variable Sub-Account has a separate value for its Units (this is analogous to, but not the same as, the share price of a mutual fund).
Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued, not including any day: (1) trading on the NYSE is restricted; (2) an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or (3) the SEC, by order, permits the suspension or postponement for the protection of security holders.

SUMMARY OF CONTRACT FEES AND CHARGES
Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.
The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.
FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX G – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT.
FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN MINNESOTA, PLEASE REFER TO APPENDIX K – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES.

TRANSACTION FEES AND CHARGES
CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY 1
ASAP III

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9
7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%
APEX II

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5
8.5%	8.0%	7.0%	6.0%	0.0%
XT6
For Annuities issued prior to November 20, 2006, the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.5%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%
For Annuities issued on or after November 20, 2006, the following schedule applies

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%
ASL II
There is no CDSC for this Annuity

1
The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGE (assessed against each Annuity)
FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
TRANSFER FEE [2] MAXIMUM CURRENT	$15.00	$15.00	$15.00	$15.00
	$10.00	$10.00	$10.00	$10.00
TAX CHARGE (CURRENT) [3]	0% to 3.5%	0% to 3.5%	0% to 3.5%	0% to 3.5%

2	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.

3
In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
Annual Maintenance Fee [4]	Lesser of $35 or 2% of Account Value[5]	Lesser of $35 or 2% of Account Value[5]	Lesser of $35 or 2% of Account Value[5]	Lesser of $35 or 2% of Account Value
Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [6] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [7,9]	0.50%	1.50%	1.50%	0.50%
Administration Charge [7,9]	0.15%	0.15%	0.15%	0.15%
Distribution Charge [8,9]	0.60% in Annuity Years 1-8	N/A	N/A	1.00% in Annuity Years 1-10
Total Annual Charges Of the Sub-accounts (excluding settlement service charge)	1.25% in Annuity Years 1-8; 0.65% in Annuity Years 9 and later	1.65%	1.65%	1.65% in Annuity Years 1-10; 0.65% in Annuity Years 11 and later
Settlement Service Charge [9]	1.40% (qualified); 1.00% (nonqualified)	1.40% (qualified); 1.00% (nonqualified)	1.40% (qualified); 1.00% (nonqualified)	1.40% (qualified); 1.00% (nonqualified)

4.
Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.

5.	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.

6.	These charges are deducted daily and apply to the Sub-accounts only.

7.	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus

8.	The Distribution Charge is 0.00% in Annuity Years 9+ for ASAP III and in Annuity Years 11+ for XT6

9.
The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for ASAP III	TOTAL ANNUAL CHARGE [11] for APEX II	TOTAL ANNUAL CHARGE [11] for ASL II	TOTAL ANNUAL CHARGE [11] for XT6
GRO PLUS II
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY GRO II
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for ASAP III	TOTAL ANNUAL CHARGE [11] for APEX II	TOTAL ANNUAL CHARGE [11] for ASL II	TOTAL ANNUAL CHARGE [11] for XT6
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
Maximum Charge [13] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.25% + 0.85%	1.65% + 0.85%	1.65% + 0.85%	1.65% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [13] (assessed against greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.25% + 1.20%	1.65% + 1.20%	1.65% + 1.20%	1.65% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
Maximum Charge [13] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% +1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
GUARANTEED RETURN OPTION (GRO)/GRO PLUS
Maximum Charge [13] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%	1.90%
GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)
Maximum Charge [13] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%	2.40%
Current Charge (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Current and Maximum Charge [13] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
Maximum Charge [13] (assessed against Sub-account net assets)	1.00%	2.25%	2.65%	2.65%	2.65%
Current Charge (assessed against Sub-account net assets)	0.35%	1.60%	2.00%	2.00%	2.00%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Maximum Charge [13] (assessed against PIV)	1.00%	1.25% + 1.00%	1.65% + 1.00%	1.65% + 1.00%	1.65% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.25% + 0.50%	1.65% + 0.50%	1.65% + 0.50%	1.65 + 0.50%
LIFETIME FIVE INCOME BENEFIT
Maximum Charge [13] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
Maximum Charge [13] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%	2.40%

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for ASAP III	TOTAL ANNUAL CHARGE [11] for APEX II	TOTAL ANNUAL CHARGE [11] for ASL II	TOTAL ANNUAL CHARGE [11] for XT6
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
Maximum Charge [13] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [13] (assessed against the PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.60%	1.25% + 0.60%	1.65% + 0.60%	1.65% + 0.60%	1.65% + 0.60%
HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [13] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [13] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [13] (assessed against the PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENFEFICIARY INCOME BENEFIT (BIO)
Maximum Charge [13] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.25% + 0.90%	1.65% + 0.90%	1.65% + 0.90%	1.65% + 0.90%

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for ASAP III	TOTAL ANNUAL CHARGE [11] for APEX II	TOTAL ANNUAL CHARGE [11] for ASL II	TOTAL ANNUAL CHARGE [11] for XT6
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed Against the Greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%	1.90%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [12] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.40%	1.65%	2.05%	2.05%	2.05%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [12] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.80%	2.05%	2.45%	2.45%	2.45%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.50%	1.75%	2.15%	2.15%	2.15%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
How Charge is Determined

10
GRO Plus II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 6 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Guaranteed Return Option/GRO Plus: Charge for each benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
GRO Plus 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.
Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For ASAP III, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For XT6, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 2.00% total annual charge applies in Annuity Years 1-8 and is 1.40% thereafter. For APEX II and ASL II, 2.40% total annual charge applies in all Annuity Years, and for XT6, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.
Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven with LIA: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). For ASAP III, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For APEX II and ASL II, 2.05% total annual charge applies in all Annuity Years, and for XT6, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter. This benefit is no longer available for new elections.
Combination 5% Roll-Up and HAV Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity Years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For APEX II and ASL II, 2.45% total annual charge applies in all Annuity Years, and for XT6, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter. This benefit is no longer available for new elections.
Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity Years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.

11
The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

12
Our reference in the fee table to “current and maximum” charge does not mean that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

13	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) for the year ended December 31, 2019 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL UNDERLYING PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Underlying Portfolio Operating Expense	0.58%	1.79%
The following are the total annual expenses for each underlying mutual fund (“Portfolio”) for the year ended December 31, 2019, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2019 and do not necessarily reflect the fees you may incur. The “Total Annual Underlying Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Academic Strategies Asset Allocation Portfolio*	0.63%	0.04%	0.11%	0.04%	0.00%	0.57%	1.39%	0.01%	1.38%
AST Advanced Strategies Portfolio*	0.64%	0.03%	0.24%	0.00%	0.00%	0.04%	0.95%	0.02%	0.93%
AST AllianzGI World Trends Portfolio*	0.75%	0.02%	0.25%	0.00%	0.00%	0.00%	1.02%	0.03%	0.99%
AST AQR Emerging Markets Equity Portfolio*	0.93%	0.16%	0.25%	0.00%	0.00%	0.00%	1.34%	0.01%	1.33%
AST AQR Large-Cap Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.02%	0.81%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST BlackRock Global Strategies Portfolio*	0.81%	0.07%	0.25%	0.00%	0.00%	0.00%	1.13%	0.02%	1.11%
AST BlackRock Low Duration Bond Portfolio*	0.48%	0.05%	0.25%	0.00%	0.00%	0.00%	0.78%	0.06%	0.72%
AST BlackRock/Loomis Sayles Bond Portfolio*	0.46%	0.03%	0.25%	0.03%	0.00%	0.00%	0.77%	0.04%	0.73%
AST Bond Portfolio 2020	0.47%	0.18%	0.25%	0.00%	0.00%	0.00%	0.90%	0.00%	0.90%
AST Bond Portfolio 2021*	0.47%	0.22%	0.25%	0.00%	0.00%	0.01%	0.95%	0.01%	0.94%
AST Bond Portfolio 2022*	0.47%	0.29%	0.25%	0.00%	0.00%	0.00%	1.01%	0.08%	0.93%
AST Bond Portfolio 2023*	0.47%	0.49%	0.25%	0.00%	0.00%	0.00%	1.21%	0.28%	0.93%
AST Bond Portfolio 2024*	0.47%	0.37%	0.25%	0.00%	0.00%	0.00%	1.09%	0.16%	0.93%
AST Bond Portfolio 2025*	0.47%	0.30%	0.25%	0.00%	0.00%	0.00%	1.02%	0.09%	0.93%

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Bond Portfolio 2026	0.47%	0.13%	0.25%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2027	0.47%	0.15%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST Bond Portfolio 2028*	0.47%	0.53%	0.25%	0.00%	0.00%	0.00%	1.25%	0.32%	0.93%
AST Bond Portfolio 2029*	0.47%	0.46%	0.25%	0.00%	0.00%	0.00%	1.18%	0.25%	0.93%
AST Bond Portfolio 2030*	0.47%	0.72%	0.25%	0.00%	0.00%	0.00%	1.44%	0.51%	0.93%
AST Bond Portfolio 2031*	0.47%	0.08%	0.25%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST ClearBridge Dividend Growth Portfolio*	0.66%	0.01%	0.25%	0.00%	0.00%	0.01%	0.93%	0.01%	0.92%
AST Cohen & Steers Global Realty Portfolio*	0.83%	0.08%	0.25%	0.00%	0.00%	0.00%	1.16%	0.05%	1.11%
AST Cohen & Steers Realty Portfolio	0.83%	0.02%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Emerging Markets Equity Portfolio*	0.93%	0.20%	0.25%	0.00%	0.00%	0.00%	1.38%	0.08%	1.30%
AST Fidelity Institutional AM® Quantitative Portfolio*	0.65%	0.04%	0.25%	0.00%	0.00%	0.01%	0.95%	0.02%	0.93%
AST Goldman Sachs Multi-Asset Portfolio*	0.76%	0.05%	0.25%	0.00%	0.00%	0.02%	1.08%	0.15%	0.93%
AST Goldman Sachs Small-Cap Value Portfolio*	0.77%	0.02%	0.25%	0.00%	0.00%	0.00%	1.04%	0.01%	1.03%
AST Government Money Market Portfolio	0.30%	0.03%	0.25%	0.00%	0.00%	0.00%	0.58%	0.00%	0.58%
AST High Yield Portfolio	0.57%	0.06%	0.25%	0.00%	0.00%	0.00%	0.88%	0.00%	0.88%
AST Hotchkis & Wiley Large-Cap Value Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.01%	0.82%
AST International Growth Portfolio*	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.02%	1.08%
AST International Value Portfolio	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Investment Grade Bond Portfolio*	0.47%	0.05%	0.25%	0.00%	0.00%	0.00%	0.77%	0.04%	0.73%
AST J.P. Morgan Global Thematic Portfolio	0.76%	0.05%	0.25%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST J.P. Morgan International Equity Portfolio	0.71%	0.05%	0.25%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST J.P. Morgan Strategic Opportunities Portfolio*	0.81%	0.07%	0.25%	0.00%	0.00%	0.00%	1.13%	0.01%	1.12%
AST Jennison Large-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Large-Cap Core Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.02%	0.81%
AST Loomis Sayles Large-Cap Growth Portfolio*	0.71%	0.01%	0.25%	0.00%	0.00%	0.00%	0.97%	0.06%	0.91%
AST MFS Global Equity Portfolio*	0.82%	0.04%	0.25%	0.00%	0.00%	0.00%	1.11%	0.01%	1.10%
AST MFS Growth Allocation Portfolio	0.67%	0.06%	0.25%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST MFS Growth Portfolio*	0.71%	0.02%	0.25%	0.00%	0.00%	0.00%	0.98%	0.02%	0.96%
AST MFS Large-Cap Value Portfolio	0.66%	0.02%	0.25%	0.00%	0.00%	0.00%	0.93%	0.00%	0.93%
AST Mid-Cap Growth Portfolio	0.81%	0.02%	0.25%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.78%	0.94%	0.00%	0.94%
AST Prudential Core Bond Portfolio	0.47%	0.01%	0.25%	0.00%	0.00%	0.00%	0.73%	0.00%	0.73%
AST Prudential Growth Allocation Portfolio	0.61%	0.01%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST QMA US Equity Alpha Portfolio	0.83%	0.03%	0.25%	0.18%	0.25%	0.00%	1.54%	0.00%	1.54%
AST Quantitative Modeling Portfolio	0.25%	0.01%	0.00%	0.00%	0.00%	0.89%	1.15%	0.00%	1.15%
AST Small-Cap Growth Opportunities Portfolio	0.77%	0.03%	0.25%	0.00%	0.00%	0.01%	1.06%	0.00%	1.06%
AST Small-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Small-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.07%	1.07%	0.00%	1.07%
AST T. Rowe Price Asset Allocation Portfolio*	0.62%	0.02%	0.25%	0.00%	0.00%	0.00%	0.89%	0.01%	0.88%
AST T. Rowe Price Large-Cap Growth Portfolio*	0.68%	0.01%	0.25%	0.00%	0.00%	0.00%	0.94%	0.04%	0.90%
AST T. Rowe Price Large-Cap Value Portfolio*	0.56%	0.01%	0.25%	0.00%	0.00%	0.00%	0.82%	0.01%	0.81%
AST T. Rowe Price Natural Resources Portfolio*	0.73%	0.06%	0.25%	0.00%	0.00%	0.00%	1.04%	0.02%	1.02%
AST Templeton Global Bond Portfolio	0.63%	0.06%	0.25%	0.00%	0.00%	0.00%	0.94%	0.00%	0.94%
AST WEDGE Capital Mid-Cap Value Portfolio*	0.78%	0.04%	0.25%	0.00%	0.00%	0.00%	1.07%	0.01%	1.06%
AST Wellington Management Hedged Equity Portfolio*	0.81%	0.03%	0.25%	0.00%	0.00%	0.03%	1.12%	0.06%	1.06%
AST Western Asset Core Plus Bond Portfolio	0.50%	0.02%	0.25%	0.00%	0.00%	0.00%	0.77%	0.00%	0.77%

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Western Asset Emerging Markets Debt Portfolio	0.68%	0.17%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
Invesco V.I. Diversified Dividend Fund - Series I shares	0.48%	0.17%	0.00%	0.00%	0.00%	0.01%	0.66%	0.00%	0.66%
Invesco V.I. Health Care Fund – Series I shares	0.75%	0.22%	0.00%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
Invesco V.I. Mid Cap Growth Fund – Series I shares	0.75%	0.22%	0.00%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
Invesco Oppenheimer Discovery Mid Cap Growth Fund*	0.70%	0.17%	0.00%	0.00%	0.00%	0.00%	0.87%	0.07%	0.80%
Invesco V.I. Technology Fund – Series I shares	0.75%	0.24%	0.00%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
NVIT Emerging Markets Fund*	0.95%	0.30%	0.25%	0.00%	0.00%	0.00%	1.50%	0.05%	1.45%
Access VP High Yield Fund*	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	0.05%	1.68%
ProFund VP Asia 30*	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	0.04%	1.68%
ProFund VP Banks*	0.75%	0.70%	0.25%	0.00%	0.00%	0.00%	1.70%	0.02%	1.68%
ProFund VP Basic Materials*	0.75%	0.71%	0.25%	0.00%	0.00%	0.00%	1.71%	0.03%	1.68%
ProFund VP Bear*	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	0.06%	1.68%
ProFund VP Biotechnology*	0.75%	0.63%	0.25%	0.00%	0.00%	0.00%	1.63%	0.00%	1.63%
ProFund VP Bull*	0.75%	0.70%	0.25%	0.00%	0.00%	0.00%	1.70%	0.02%	1.68%
ProFund VP Consumer Goods*	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	0.05%	1.68%
ProFund VP Consumer Services*	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	0.04%	1.68%
ProFund VP Europe 30*	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	0.11%	1.68%
ProFund VP Financials*	0.75%	0.71%	0.25%	0.00%	0.00%	0.00%	1.71%	0.03%	1.68%
ProFund VP Health Care*	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	0.04%	1.68%
ProFund VP Industrials*	0.75%	0.71%	0.25%	0.00%	0.00%	0.00%	1.71%	0.03%	1.68%
ProFund VP Internet*	0.75%	0.69%	0.25%	0.00%	0.00%	0.00%	1.69%	0.01%	1.68%
ProFund VP Japan*	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	0.06%	1.68%
ProFund VP Large-Cap Growth*	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	0.05%	1.68%
ProFund VP Large-Cap Value*	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	0.06%	1.68%
ProFund VP Mid-Cap Growth*	0.75%	0.75%	0.25%	0.00%	0.00%	0.00%	1.75%	0.07%	1.68%
ProFund VP Mid-Cap Value*	0.75%	0.75%	0.25%	0.00%	0.00%	0.00%	1.75%	0.07%	1.68%
ProFund VP NASDAQ-100*	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	0.04%	1.68%
ProFund VP Oil & Gas*	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	0.04%	1.68%
ProFund VP Pharmaceuticals*	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	0.06%	1.68%
ProFund VP Precious Metals*	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	0.04%	1.68%
ProFund VP Real Estate*	0.75%	0.71%	0.25%	0.00%	0.00%	0.00%	1.71%	0.03%	1.68%
ProFund VP Rising Rates Opportunity*	0.75%	0.70%	0.25%	0.00%	0.00%	0.00%	1.70%	0.02%	1.68%
ProFund VP Semiconductor*	0.75%	0.67%	0.25%	0.00%	0.00%	0.00%	1.67%	0.00%	1.67%
ProFund VP Short Mid-Cap*	0.75%	0.66%	0.25%	0.00%	0.00%	0.00%	1.66%	0.00%	1.66%
ProFund VP Short NASDAQ-100*	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	0.05%	1.68%
ProFund VP Short Small-Cap*	0.75%	0.77%	0.25%	0.00%	0.00%	0.00%	1.77%	0.09%	1.68%
ProFund VP Small-Cap Growth*	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	0.05%	1.68%
ProFund VP Small-Cap Value*	0.75%	0.75%	0.25%	0.00%	0.00%	0.00%	1.75%	0.07%	1.68%
ProFund VP Technology*	0.75%	0.62%	0.25%	0.00%	0.00%	0.00%	1.62%	0.00%	1.62%
ProFund VP Telecommunications*	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	0.08%	1.68%
ProFund VP U.S. Government Plus*	0.50%	0.69%	0.25%	0.00%	0.00%	0.00%	1.44%	0.06%	1.38%
ProFund VP UltraBull*	0.75%	0.62%	0.25%	0.00%	0.00%	0.00%	1.62%	0.00%	1.62%
ProFund VP UltraMid-Cap*	0.75%	0.71%	0.25%	0.00%	0.00%	0.00%	1.71%	0.03%	1.68%
ProFund VP UltraNASDAQ-100*	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	0.08%	1.68%
ProFund VP UltraSmall-Cap*	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	0.08%	1.68%
ProFund VP Utilities*	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	0.06%	1.68%
PSF SP International Growth Portfolio - Class I*	0.85%	0.39%	0.00%	0.00%	0.00%	0.00%	1.24%	0.23%	1.01%

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
Wells Fargo VT International Equity Fund - Class 1*	0.80%	0.33%	0.00%	0.00%	0.00%	0.00%	1.13%	0.44%	0.69%
Wells Fargo VT Omega Growth Fund - Class 1*	0.60%	0.22%	0.00%	0.00%	0.00%	0.00%	0.82%	0.07%	0.75%
Wells Fargo VT Small Cap Growth Fund - Class 1*	0.80%	0.13%	0.00%	0.00%	0.00%	0.01%	0.94%	0.00%	0.94%
*See notes immediately below for important information about this fund.

AST Academic Strategies Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Advanced Strategies Portfolio
The Manager has contractually agreed to waive 0.0222% of its investment management fees through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0020% of its investment management fees through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AllianzGI World Trends Portfolio
The Manager has contractually agreed to waive 0.029% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AQR Emerging Markets Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.330% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AQR Large-Cap Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.810% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Global Strategies Portfolio
The Manager has contractually agreed to waive 0.022% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Low Duration Bond Portfolio
The Manager has contractually agreed to waive 0.057% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio
The Manager has contractually agreed to waive 0.035% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2021
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2022
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2023
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2024
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2025
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2028
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2029
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2030
 The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2031
The Portfolio commenced operations on January 2, 2020. Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $200 million for the Portfolio for the fiscal period ending December 31, 2020.

AST ClearBridge Dividend Growth Portfolio
The Manager has contractually agreed to waive 0.012% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Cohen & Steers Global Realty Portfolio
The Manager has contractually agreed to waive 0.051% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Emerging Markets Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.300% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Fidelity Institutional AM® Quantitative Portfolio
The Manager has contractually agreed to waive 0.020% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio
The Manager has contractually agreed to waive 0.132% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees. The Manager has also contractually agreed to waive a portion of its investment management fee equal to the management fee of any acquired fund managed or subadvised by Goldman Sachs Asset Management, L.P.

AST Goldman Sachs Small-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Hotchkis & Wiley Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.009% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST International Growth Portfolio
The Manager has contractually agreed to waive 0.02% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Investment Grade Bond Portfolio
The Distributor has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of the Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.

AST J.P. Morgan Strategic Opportunities Portfolio
The Manager has contractually agreed to waive 0.011% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Large-Cap Core Portfolio
The Manager has contractually agreed to waive 0.015% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.810% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.060% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Global Equity Portfolio
The Manager has contractually agreed to waive 0.0067% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Growth Portfolio
The Manager has contractually agreed to waive 0.0140% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0045% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.0101% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.0373% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.0011% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0117% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Natural Resources Portfolio
The Manager has contractually agreed to waive 0.0152% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST WEDGE Capital Mid-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Wellington Management Hedged Equity Portfolio
The Manager has contractually agreed to waive 0.055% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

Invesco Oppenheimer Discovery Mid Cap Growth Fund
Invesco Advisers, Inc. (“Invesco” or the “Adviser”) has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding Acquired Fund Fees and Expenses and certain items discussed below) of Series I shares to 0.80% of the Fund’s average daily net assets (the “expense limit”). In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the numbers reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Unless Invesco continues the fee waiver agreements, they will terminate on May 31,2021. During its terms, the fee waiver agreements cannot be terminated or amended to increase the expense limits or reduce the advisory fee waiver without approval of the Board of Trustees.

NVIT Emerging Markets Fund
Nationwide Variable Insurance Trust (the “Trust”) and Nationwide Fund Advisors (the “Adviser”) have entered into a written contract waiving 0.05% of the management fee to which the Adviser would otherwise be entitled until April 30, 2021. The written contract may be changed or eliminated only with the consent of the Board of Trustees of the Trust.

Access VP High Yield Fund
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Asia 30
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Banks
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Basic Materials
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Bear
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Biotechnology
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Bull
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Consumer Goods
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Consumer Services
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Europe 30
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Financials
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Health Care
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Industrials
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Internet
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Japan
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Large-Cap Growth
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Large-Cap Value
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Mid-Cap Growth
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Mid-Cap Value
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP NASDAQ-100
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Oil & Gas
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Pharmaceuticals
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Precious Metals
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Real Estate
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Rising Rates Opportunity
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Semiconductor
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Short Mid-Cap
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Short NASDAQ-100
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Short Small-Cap
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Small-Cap Growth
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Small-Cap Value
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Technology
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Telecommunications
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP U.S. Government Plus
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP UltraBull
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP UltraMid-Cap
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP UltraNASDAQ-100
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP UltraSmall-Cap
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

ProFund VP Utilities
ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Government Money Market) through April 30, 2021. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Government Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Government Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Government Money Market’s future yield.

PSF SP International Growth Portfolio - Class I
The Manager has contractually agreed to waive 0.019% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.010% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

Wells Fargo VT International Equity Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1 and 0.94% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Omega Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Small Cap Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1 and 1.20% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

EXPENSE EXAMPLES
These examples are intended to help you compare the cost of investing in our Annuity with the cost of investing in other variable annuities.
Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5.0% return each year.
The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

▪	Insurance Charge

▪	Distribution Charge (if applicable)

▪	Contingent Deferred Sales Charge (when and if applicable)

▪	Annual Maintenance Fee

▪	The maximum combination of optional benefit charges
The examples also assume the following for the period shown:

▪	You allocate all of your Account Value to the Sub-account with the maximum gross total annual portfolio operating expenses, and those expenses remain the same each year*

▪	For each charge, we deduct the maximum charge rather than the current charge

▪	You make no withdrawals of Account Value

▪	You make no transfers, or other transactions for which we charge a fee

▪	No Tax Charge applies

▪
You elect the Highest Daily Lifetime 6 Plus with Combination 5.0% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

▪	For the XT6 example, no purchase payment credit is granted under the Annuity

▪	For the APEX II example, no loyalty credit applies

▪	For the ASAP III example, no loyalty credit applies
Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.
Expense Examples are provided as follows:

	ASAP III
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,329	$2,404	$3,452	$5,959
If you annuitize your annuity at the end of the applicable time period: [2]	$579	$1,754	$2,952	$5,959
If you do not surrender your annuity:	$579	$1,754	$2,952	$5,959

	APEX II
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,469	$2,567	$3,131	$6,362
If you annuitize your annuity at the end of the applicable time period: [2]	$619	$1,867	$3,131	$6,362
If you do not surrender your annuity:	$619	$1,867	$3,131	$6,362

	ASL II [1]
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$619	$1,867	$3,131	$6,362
If you annuitize your annuity at the end of the applicable time period:	$619	$1,867	$3,131	$6,362
If you do not surrender your annuity:	$619	$1,867	$3,131	$6,362

	XT6 – Contracts issued on or after November 20, 2006 [3]
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,519	$2,667	$3,731	$6,462
If you annuitize your annuity at the end of the applicable time period: [2]	$619	$1,867	$3,131	$6,362
If you do not surrender your annuity:	$619	$1,867	$3,131	$6,362

	XT6 – Contracts issued before November 20, 2006 [3]
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,519	$2,717	$3,831	$6,562
If you annuitize your annuity at the end of the applicable time period: [2]	$619	$1,867	$3,131	$6,362
If you do not surrender your annuity:	$619	$1,867	$3,131	$6,362

1	There is no CDSC for ASL II. See “Summary of Contract Fees and Charges” for the CDSC schedule for each Annuity.

2	If you own XT6, your ability to annuitize in the first 3 Annuity Years may be limited. If you own ASAP III or APEX II, your ability to annuitize in the first Annuity Year may be limited.

3
XT6 Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense examples calculations for XT6 Annuities are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

SUMMARY
Advanced Series Advisor Plan III (“ASAP III”)
Advanced Series APEX II (“APEX II”)
Advanced Series XTra Credit Six (“XT6”)
Advanced Series LifeVest II (“ASL II”)
This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your financial professional can also help you if you have questions.
What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial professional, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.
Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.
What does it mean that my variable annuity is “tax deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings or interest from your annuity until distributions are made from your Annuity. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 ½, you also may be subject to a 10% additional federal tax.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

▪	Advanced Series Advisor Plan III (“ASAP III”)

▪	Advanced Series APEX II (“APEX II”)

▪	Advanced Series XTra Credit Six (“XT6”)

▪	Advanced Series LifeVest II (“ASL II”)
How do I purchase one of the variable annuities? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age For Initial Purchase	Minimum Initial Purchase Payment
ASAP III	80	$1,000
APEX II	85	$10,000
XT6	75	$10,000
ASL II	85	$15,000
The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the sections entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.
You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.
See “What Are Our Requirements for Purchasing One of the Annuities?” for more detail.
Where should I invest my money? With the help of your financial professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.
We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.
See “Investment Options,” and “Managing Your Account Value.”
How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge. See the “Tax Considerations” section of this Prospectus for more information on the treatment of withdrawals and annuity payments.
You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.
See “Access to Account Value.”
Options for Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value.
These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.
As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

▪	Spousal Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 7 Plus

▪	Spousal Highest Daily Lifetime 7 Plus

▪	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

▪	Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Highest Daily Lifetime Seven

▪	Spousal Highest Daily Lifetime Seven

▪	Highest Daily Lifetime Seven with Lifetime Income Accelerator

▪	Highest Daily Lifetime Seven with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.
Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Guaranteed Return Option Plus II

▪	Highest Daily Guaranteed Return Option II

▪	Guaranteed Return Option Plus (GRO Plus)*

▪	Guaranteed Return Option (GRO)*

▪	Guaranteed Return Option Plus 2008*

▪	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.
What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent’s age).
We also have optional death benefits for an additional charge:

▪	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

▪
Combination 5% Roll-Up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information.
How do I receive credits?
With XT6, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made:
For annuities issued on or after February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.50%	*
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

*	For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.
Please note that during the first 10 years, the total asset-based charges on the XT6 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT6 annuity is higher and is deducted for a longer period of time as compared to our other annuities. Unless prohibited by applicable State law, we may take back credits applied within 12 months of death or a Medically-Related Surrender. We may also take back credits if you return your Annuity under the “free-look” provision.
For ASAP III annuities issued on or after February 13, 2006, and APEX II annuities issued on or after June 20, 2005, we apply a “loyalty credit” at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For ASAP III, the credit is 0.50%. For APEX II, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.
Please see the section entitled “Managing Your Account Value” for more information.

What are the Annuity’s Fees and Charges?
Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and the applicable CDSC percentage (as indicated in the table below) depends on the Annuity Year in which the purchase payment is withdrawn. The CDSC is different depending on which annuity you purchase:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
ASAP III	7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%	—	—
APEX II	8.5%	8.0%	7.0%	6.0%	0.0%	—	—	—	—	—	—
XT6*	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%
ASL II – There is no CDSC for this Annuity

*
For annuities issued before November 20, 2006, the schedule is as follows: Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+: 0.0%.

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contract.
Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.
Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for XT6, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.
Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The Tax Charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay. Please see the section titled "Fees and Charges" for more information.
Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you hold:

FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
Mortality & Expense Risk Charge	0.50%	1.50%	1.50%	0.50%
Administration Charge	0.15%	0.15%	0.15%	0.15%
Total Insurance Charge	0.65%	1.65%	1.65%	0.65%
Distribution Charge: For ASAP III and XT6, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the daily net assets allocated to the Sub-accounts and is equal to the following:

FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
Distribution Charge	0.60% in Annuity Years 1-8	N/A	N/A	1.00% in Annuity Years 1-10
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and Expenses Incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity: Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See “General Information”.
Other Information: Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

INVESTMENT OPTIONS
WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio’s investment objective and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. Please consult with a qualified investment professional if you wish to obtain investment advice. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading “Fees and Payments Received by Prudential Annuities” for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.
The name of the adviser/sub-adviser for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.
The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans or other limited classes of investors permitted by the Code. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities (“Affiliated Portfolios”) and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates (“Prudential Companies”) receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser financial incentive factors in determining which portfolios to offer under the Annuity. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Prudential Annuities has selected the Portfolios for inclusion as investment options under this Annuity in Prudential Annuities’ role as the issuer of this Annuity, and Prudential Annuities does not provide investment advice or recommend any particular Portfolio. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.
Effective May 1, 2004, the SP International Growth Portfolio (formerly the SP William Blair International Growth Portfolio) was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP International Growth Sub-account prior to May 1, 2004 or if you purchased your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP International Growth Sub-account.
Stipulated Investment Options if you Elect Certain Optional Benefits
As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of “Permitted Sub-accounts”. Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted Investment Options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our “Custom Portfolios Program” (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.
Group I: Allowable Benefit Allocations

Optional Benefit Name*	Allowable Benefit Allocations:
GRO Plus II	AST Academic Strategies Asset Allocation Portfolio
Highest Daily GRO II	AST Advanced Strategies Portfolio
Highest Daily Lifetime Five Income Benefit	AST AllianzGI World Trends Portfolio
Highest Daily Lifetime Seven Income Benefit	AST Balanced Asset Allocation Portfolio
Highest Daily Lifetime 7 Plus Income Benefit	AST BlackRock Global Strategies Portfolio
Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST Capital Growth Asset Allocation Portfolio
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator	AST Fidelity Institutional AM® Quantitative Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option	AST Goldman Sachs Multi-Asset Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator	AST J.P. Morgan Global Thematic Portfolio
Highest Daily Lifetime 6 Plus	AST J.P. Morgan Strategic Opportunities Portfolio
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator	AST MFS Growth Allocation Portfolio
Highest Daily Value Death Benefit	AST Preservation Asset Allocation Portfolio
Lifetime Five Income Benefit	AST Prudential Growth Allocation Portfolio
Spousal Highest Daily Lifetime Seven Income Benefit	AST T. Rowe Price Asset Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus Income Benefit Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST Wellington Management Hedged Equity Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
Spousal Highest Daily Lifetime 6 Plus
Spousal Lifetime Five Income Benefit
Optional Benefit Name*	All Investment Options Permitted, EXCEPT These:
Combo 5% Rollup & HAV Death Benefit	Access VP High Yield
Guaranteed Minimum Income Benefit	AST AQR Emerging Markets Equity Portfolio
Guaranteed Minimum Withdrawal Benefit	AST Western Asset Emerging Markets Debt Portfolio
Highest Anniversary Value Death Benefit	Invesco V.I. Technology
ProFund VP Biotechnology
ProFund VP Internet
ProFund VP Semiconductor
ProFund VP Short Mid-Cap
ProFund VP Short Small-Cap
ProFund VP Technology
ProFund VP UltraBull
ProFund VP UltraNASDAQ-100
ProFund VP UltraSmall-Cap
All Investment Options Permitted, EXCEPT These:
GRO PLUS 2008	Access VP High Yield
Highest Daily GRO	AST AQR Emerging Markets Equity Portfolio
AST Quantitative Modeling Portfolio
AST Western Asset Emerging Markets Debt Portfolio
Invesco V.I. Technology
ProFund VP Asia 30
ProFund VP Biotechnology
ProFund VP Internet
ProFund VP NASDAQ-100
ProFund VP Precious Metals

ProFund VP Semiconductor
ProFund VP Short Mid-Cap
ProFund VP Short NASDAQ-100
ProFund VP Short Small-Cap
ProFund VP Technology
ProFund VP UltraBull
ProFund VP Ultra Mid-Cap
ProFund VP UltraNASDAQ-100
ProFund VP UltraSmall-Cap
Wells Fargo VT Small-Cap Growth
All Investment Options Permitted, EXCEPT These:
GRO/GRO PLUS	Access VP High Yield
AST AQR Emerging Markets Equity Portfolio
AST Quantitative Modeling Portfolio
AST Western Asset Emerging Markets Debt Portfolio
Invesco V.I. Technology
ProFund VP Biotechnology
ProFund VP Internet
ProFund VP Semiconductor
ProFund VP Short Mid-Cap
ProFund VP Short Small-Cap
ProFund VP Technology
ProFund VP UltraBull
ProFund VP UltraNASDAQ-100
ProFund VP UltraSmall-Cap

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
The following set of tables describes the second category (i.e., Group II below), under which:

(a)
you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST BlackRock/Loomis Sayles Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio and/or the AST Prudential Core Bond Portfolio).

(b)	you may allocate up to 80% in equity and other portfolios listed in the table below.

(c)
on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.

(d)
between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

(e)
if you are already participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

Group II: Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials)

Optional Benefit Name*	Permitted Portfolios
Highest Daily Lifetime Seven	AST Academic Strategies Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven	AST Advanced Strategies Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option	AST AllianzGI World Trends Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option	AST Balanced Asset Allocation Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator	AST BlackRock Global Strategies Portfolio
Highest Daily Lifetime 7 Plus Spousal	AST BlackRock Low Duration Bond Portfolio
Highest Daily Lifetime 7 Plus	AST BlackRock/Loomis Sayles Bond Portfolio
Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST Capital Growth Asset Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST ClearBridge Dividend Growth Portfolio
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator	AST Cohen & Steers Global Realty Portfolio
Highest Daily Lifetime 6 Plus	AST Cohen & Steers Realty Portfolio
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator	AST Emerging Markets Equity Portfolio
Spousal Highest Daily Lifetime 6 Plus	AST Fidelity Institutional AM® Quantitative Portfolio
GRO Plus II	AST Goldman Sachs Multi-Asset Portfolio
Highest Daily GRO II	AST Goldman Sachs Small-Cap Value Portfolio
AST Government Money Market Portfolio
AST High Yield Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST J.P. Morgan Global Thematic Portfolio
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio
AST Jennison Large-Cap Growth Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio
AST QMA US Equity Alpha Portfolio
AST Small-Cap Growth Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Value Portfolio
AST T. Rowe Price Asset Allocation Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST T. Rowe Price Natural Resources Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Wellington Management Hedged Equity Portfolio
AST Western Asset Core Plus Bond Portfolio

The following additional Portfolios are available subject to certain restrictions:

ProFund VP**
Consumer Goods
Consumer Services
Financials
Health Care
Industrials
Large-Cap Growth
Large-Cap Value
Mid-Cap Growth
Mid-Cap Value
Real Estate
Small-Cap Growth
Small-Cap Value
Telecommunications
Utilities

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.

**	For ASAP III, XT6, and ASL II Annuities issued beginning on May 26, 2008, we limit the Owner’s ability to invest in the ProFund VP Portfolios. Specifically:

▪
We will not permit those who acquire an ASAP III, XT6, or ASL II Annuity on or after May 26, 2008 (including beneficiaries who acquire such an Annuity under the Beneficiary Continuation Option) to invest in any ProFund VP Portfolio; and

▪	Those who acquired an ASAP III, XT6, or ASL II Annuity prior to May 26, 2008 may invest in any ProFund VP Portfolio without being subject to the above restrictions; and

▪
Those who currently hold an APEX II Annuity, or who acquired an APEX II Annuity after May 26, 2008, may invest in any ProFund VP Portfolio (except that beneficiaries who acquire an APEX II Annuity on or after May 26, 2008 under the Beneficiary Continuation Option may not invest in any ProFund VP Portfolio).

Certain optional living benefits employ a predetermined formula, under which Account Value is transferred between your chosen Sub-accounts and a bond Sub-account (or between two bond Sub-accounts).  For example, with a Highest Daily Lifetime benefit, Account Value may be transferred between your selected Sub-accounts and the AST Investment Grade Bond Sub-account; or with a GRO benefit, Account Value may be transferred between your selected Sub-accounts and an AST Bond Sub-Account with a target maturity date (or among AST Bond Sub-accounts with different target maturity dates).
Whether or not you elected an optional benefit subject to a predetermined mathematical formula, you should be aware that the operation of the formula may result in large scale asset flows into and out of the Sub accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the Portfolios may be used as investments in Portfolios that are structured as funds-of-funds and made available as Permitted Sub-accounts. Because transfers among the Sub-accounts can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

(a)
a Portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the Portfolio’s investment strategy;

(b)
the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities or longer duration bonds) that otherwise would have been held;

(c)
a Portfolio may experience higher turnover and asset flows than it would have experienced without the formulas, which could result in higher transaction costs and asset flows for the Portfolio compared to other similar funds

(d)	a Portfolio may have low asset levels and high operating expense ratios (including the possibility that all assets may be transferred out of the Portfolio).
The asset flows caused by the formulas may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to a particular Sub-account and other Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to a particular Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.
The efficient operation of the asset flows caused by a formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.
Please consult the prospectus for the applicable Portfolio for additional information about these effects.
The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
Access VP High Yield Fund	Seeks to provide investment results that correspond generally to the total return of the high yield market consistent with maintaining reasonable liquidity.	ProFund Advisors LLC
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Diversified Dividend Fund – Series I shares	Seeks to provide reasonable current income and long-term growth of income and capital.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Health Care Fund – Series I shares	Seeks long-term growth of capital.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Mid Cap Growth Fund – Series I shares	Seeks capital growth.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) - Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I shares	Seeks capital appreciation	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Technology Fund – Series I shares	Seeks long-term growth of capital.	Invesco Advisers, Inc.
AST Academic Strategies Asset Allocation Portfolio	Seeks long-term capital appreciation.
AlphaSimplex Group, LLC
AQR Capital Management, LLC
CoreCommodity Management, LLC
First Quadrant, L.P.
Jennison Associates LLC
Morgan Stanley Investment Management Inc.
Pacific Investment Management Company, LLC
PGIM Investments LLC
QMA LLC
Western Asset Management Company, LLC
Western Asset Management Company Limited

AST Advanced Strategies Portfolio
Seeks a high level of absolute return by using traditional and non-traditional investment strategies and by investing in domestic and foreign equity and fixed income securities, derivative instruments and other investment companies.

Brown Advisory, LLC
Loomis, Sayles & Company, L.P.
LSV Asset Management
Pacific Investment Management Company, LLC
PGIM Fixed Income
PGIM Investments LLC
QMA LLC
T. Rowe Price Associates, Inc.
William Blair Investment Management, LLC

AST AllianzGI World Trends Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	Allianz Global Investors U.S. LLC
AST AQR Emerging Markets Equity Portfolio	Seeks long-term capital appreciation.	AQR Capital Management, LLC
AST AQR Large-Cap Portfolio	Seeks long-term capital appreciation.	AQR Capital Management, LLC
AST Balanced Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST BlackRock Global Strategies Portfolio	Seeks a high total return consistent with a moderate level of risk.	BlackRock Financial Management, Inc. BlackRock International Limited
AST BlackRock Low Duration Bond Portfolio	Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited
AST BlackRock/Loomis Sayles Bond Portfolio	Seeks to maximize total return, consistent with preservation of capital and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited Loomis, Sayles & Company, L.P.
AST Bond Portfolio 2020	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2021	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Bond Portfolio 2022	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2023	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2024	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2025	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2026	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2027	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2028	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2029	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2030	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2031	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Capital Growth Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST ClearBridge Dividend Growth Portfolio	Seeks income, capital preservation, and capital appreciation.	ClearBridge Investments, LLC
AST Cohen & Steers Global Realty Portfolio (formerly AST Global Real Estate Portfolio)	Seeks capital appreciation and income.	Cohen & Steers Asia Limited Cohen & Steers Capital Management, Inc. Cohen & Steers UK Limited
AST Cohen & Steers Realty Portfolio	Seeks to maximize total return through investment in real estate securities.	Cohen & Steers Capital Management, Inc.
AST Emerging Markets Equity Portfolio (formerly AST Parametric Emerging Markets Equity Portfolio)	Seeks long-term capital appreciation.	AQR Capital Management, LLC, J.P. Morgan Investment Management, Inc. Martin Currie Inc.
AST Fidelity Institutional AM® Quantitative Portfolio	Seeks long-term capital growth balanced by current income.	FIAM LLC
AST Goldman Sachs Multi-Asset Portfolio	Seeks to obtain a high level of total return consistent with its level of risk tolerance.	Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Small-Cap Value Portfolio	Seeks long-term capital appreciation.	Goldman Sachs Asset Management, L.P.
AST Government Money Market Portfolio	Seeks high current income and maintain high levels of liquidity.	PGIM Fixed Income
AST High Yield Portfolio	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	J.P. Morgan Investment Management, Inc. PGIM Fixed Income
AST Hotchkis & Wiley Large-Cap Value Portfolio	Seeks current income and long-term growth of income, as well as capital appreciation.	Hotchkis & Wiley Capital Management, LLC
AST International Growth Portfolio	Seeks long-term capital growth.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
AST International Value Portfolio	Seeks capital growth.	Lazard Asset Management LLC LSV Asset Management

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Investment Grade Bond Portfolio	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST J.P. Morgan Global Thematic Portfolio	Seeks capital appreciation consistent with its specified level of risk tolerance.	J.P. Morgan Investment Management, Inc.
AST J.P. Morgan International Equity Portfolio	Seeks capital growth.	J.P. Morgan Investment Management, Inc.
AST J.P. Morgan Strategic Opportunities Portfolio	Seeks to maximize return compared to the benchmark through security selection and tactical asset allocation.	J.P. Morgan Investment Management, Inc.
AST Jennison Large-Cap Growth Portfolio	Seeks long-term growth of capital.	Jennison Associates LLC
AST Large-Cap Core Portfolio (formerly AST QMA Large-Cap Portfolio)	Seeks long-term capital appreciation.	QMA LLC J.P. Morgan Investment Management, Inc. Massachusetts Financial Services Company
AST Loomis Sayles Large-Cap Growth Portfolio	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	Loomis, Sayles & Company, L.P.
AST MFS Global Equity Portfolio	Seeks capital growth.	Massachusetts Financial Services Company
AST MFS Growth Allocation Portfolio (formerly AST New Discovery Asset Allocation Portfolio)	Seeks total return.	Massachusetts Financial Services Company
AST MFS Growth Portfolio	Seeks long-term capital growth and future, rather than current income.	Massachusetts Financial Services Company
AST MFS Large-Cap Value Portfolio	Seeks capital appreciation.	Massachusetts Financial Services Company
AST Mid-Cap Growth Portfolio	Seeks long-term growth of capital.	Massachusetts Financial Services Company Victory Capital Management Inc.
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	Seeks capital growth.	LSV Asset Management Neuberger Berman Investment Advisers LLC
AST Preservation Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST Prudential Core Bond Portfolio	Seeks to maximize total return consistent with the long-term preservation of capital.	PGIM Fixed Income
AST Prudential Growth Allocation Portfolio	Seeks total return.	PGIM Fixed Income QMA LLC
AST QMA US Equity Alpha Portfolio	Seeks long term capital appreciation.	QMA LLC
AST Quantitative Modeling Portfolio	Seeks a high potential return while attempting to mitigate downside risk during adverse market cycles.	PGIM Investments LLC QMA LLC
AST Small-Cap Growth Opportunities Portfolio	Seeks capital growth.	Victory Capital Management Inc. Wellington Management Company, LLP
AST Small-Cap Growth Portfolio	Seeks long-term capital growth.	Emerald Mutual Fund Advisers Trust UBS Asset Management (Americas) Inc.
AST Small-Cap Value Portfolio	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	J.P. Morgan Investment Management, Inc. LMCG Investments, LLC
AST T. Rowe Price Asset Allocation Portfolio	Seeks a high level of total return by investing primarily in a diversified portfolio of equity and fixed income securities.	T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio
Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Value Portfolio	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	T. Rowe Price Associates, Inc.
AST T. Rowe Price Natural Resources Portfolio
Seeks long-term capital growth primarily through the investment in common stocks of companies that own or develop natural resources (such as energy products, precious metals and forest products) and other basic commodities.
T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio	Seeks to provide current income with capital appreciation and growth of income.	Franklin Advisers, Inc.
AST WEDGE Capital Mid-Cap Value Portfolio	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	WEDGE Capital Management LLP

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Wellington Management Hedged Equity Portfolio
Seeks to outperform a mix of 50% Russell 3000 Index, 20% MSCI Europe, Australasia and the Far East (EAFE) Index, and 30% Bank of America Merrill Lynch Three-Month US Treasury Bill Index over a full market cycle by preserving capital in adverse markets utilizing an options strategy while maintaining equity exposure to benefit from up markets through investments in the Portfolio’s subadviser’s equity investment strategies.
Wellington Management Company LLP
AST Western Asset Core Plus Bond Portfolio	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	Western Asset Management Company, LLC Western Asset Management Company Limited
AST Western Asset Emerging Markets Debt Portfolio	Seeks to maximize total return.	Western Asset Management Company, LLC Western Asset Management Company Limited
NVIT Emerging Markets Fund – Class D	Seeks long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.	Nationwide Fund Advisors/Lazard Asset Management LLC and Standard Life Investments (Corporate Funds) Limited
ProFund VP Asia 30	Seeks investment results, before fees and expenses that correspond to the performance of the ProFunds Asia 30 Index.	ProFund Advisors LLC
ProFund VP Banks	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. BanksSM Index.	ProFund Advisors LLC
ProFund VP Basic Materials	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. Basic MaterialsSM Index.	ProFund Advisors LLC
ProFund VP Bear	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the S&P 500®.	ProFund Advisors LLC
ProFund VP Biotechnology	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. BiotechnologySM Index.	ProFund Advisors LLC
ProFund VP Bull	Seeks investment results, before fees and expenses that correspond to the performance of the S&P 500®.	ProFund Advisors LLC
ProFund VP Consumer Goods	Seeks investment results, before fees and expenses,that correspond to the performance of the Dow Jones U.S. Consumer GoodsSM Index.	ProFund Advisors LLC
ProFund VP Consumer Services	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. Consumer ServicesSM Index.	ProFund Advisors LLC
ProFund VP Europe 30	Seeks investment results, before fees and expenses that correspond to the performance of the ProFunds Europe 30 Index.	ProFund Advisors LLC
ProFund VP Financials	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. FinancialsSM Index.	ProFund Advisors LLC
ProFund VP Health Care	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. Health CareSM Index.	ProFund Advisors LLC
ProFund VP Industrials	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. IndustrialsSM Index.	ProFund Advisors LLC
ProFund VP Internet	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones Internet CompositeSM Index.	ProFund Advisors LLC
ProFund VP Japan	Seeks investment results, before fees and expenses, that correspond to the performance of the Nikkei 225 Stock Average.	ProFund Advisors LLC
ProFund VP Large-Cap Growth	Seeks investment results, before fees and expenses that correspond to the performance of the S&P 500® Growth Index.	ProFund Advisors LLC
ProFund VP Large-Cap Value	Seeks investment results, before fees and expenses that correspond to the performance of the S&P 500® Value Index.	ProFund Advisors LLC
ProFund VP Mid-Cap Growth	Seeks investment results, before fees and expenses that correspond to the performance of the S&P MidCap 400® Growth Index.	ProFund Advisors LLC
ProFund VP Mid-Cap Value	Seeks investment results, before fees and expenses that correspond to the performance of the S&P MidCap 400® Value Index.	ProFund Advisors LLC

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
ProFund VP NASDAQ-100	Seeks investment results, before fees and expenses that correspond to the performance of the NASDAQ-100® Index.	ProFund Advisors LLC
ProFund VP Oil & Gas	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. Oil & Gas℠ Index.	ProFund Advisors LLC
ProFund VP Pharmaceuticals	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Select PharmaceuticalsSM Index.	ProFund Advisors LLC
ProFund VP Precious Metals	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones Precious MetalsSM Index.	ProFund Advisors LLC
ProFund VP Real Estate	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. Real EstateSM Index.	ProFund Advisors LLC
ProFund VP Rising Rates Opportunity
Seeks daily investment results, before fees and expenses, that correspond to one and one-quarter times the inverse (-1.25x) of the daily price movement of the most recently issued 30-year U.S. Treasury Bond.
ProFund Advisors LLC
ProFund VP Semiconductor	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. Semiconductors Index℠ .	ProFund Advisors LLC
ProFund VP Short Mid-Cap	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the S&P MidCap 400®.	ProFund Advisors LLC
ProFund VP Short NASDAQ-100	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the NASDAQ-100® Index.	ProFund Advisors LLC
ProFund VP Short Small-Cap	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the Russell 2000® Index.	ProFund Advisors LLC
ProFund VP Small-Cap Growth	Seeks investment results, before fees and expenses that correspond to the performance of the S&P SmallCap 600® Growth Index®.	ProFund Advisors LLC
ProFund VP Small-Cap Value	Seeks investment results, before fees and expenses that correspond to the performance of the S&P SmallCap 600® Value Index.	ProFund Advisors LLC
ProFund VP Technology	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. TechnologySM Index.	ProFund Advisors LLC
ProFund VP Telecommunications	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Select TelecommunicationsSM Index.	ProFund Advisors LLC
ProFund VP U.S. Government Plus	Seeks daily investment results, before fees and expenses, that correspond to one and one-quarter times (1.25x) the daily movement of the most recently issued 30-year U.S. Treasury bond.	ProFund Advisors LLC
ProFund VP UltraBull	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the S&P 500®.	ProFund Advisors LLC
ProFund VP UltraMid-Cap	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the S&P MidCap 400®.	ProFund Advisors LLC
ProFund VP UltraNASDAQ-100	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the NASDAQ-100® Index.	ProFund Advisors LLC
ProFund VP UltraSmall-Cap	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the Russell 2000® Index.	ProFund Advisors LLC
ProFund VP Utilities	Seeks investment results, before fees and expenses that correspond to the performance of the Dow Jones U.S. UtilitiesSM Index.	ProFund Advisors LLC
PSF SP International Growth Portfolio – Class I	Seeks long-term growth of capital.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
Wells Fargo VT International Equity Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Omega Growth Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
Wells Fargo VT Small Cap Growth Fund - Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
FIAM LLC is a business unit of FMR LLC (also known as Fidelity Investments).
Fidelity Institutional AM is a registered service mark of FMR LLC. Used with permission.
Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.
PGIM Fixed Income is a business unit of PGIM, Inc.
PGIM Investments LLC manages each of the portfolios of the Advanced Series Trust (AST).  AST Investment Services, Inc. serves as co-manager, along with PGIM Investments LLC, to many of the portfolios of AST.
PGIM Investments LLC manages each of the portfolios of the Prudential Series Fund (PSF).
QMA LLC formerly known as Quantitative Management Associates LLC.
Personnel of Goldman Sachs Asset Management International, an affiliate of Goldman Sachs Asset Management, L.P., may perform certain delegated responsibilities for GSAM, may act on behalf of GSAM, or may perform functions that otherwise support the sub-advisory services provided to the Portfolio.
WHAT ARE THE FIXED ALLOCATIONS?
The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), and the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled “Do You Offer Dollar Cost Averaging?” We no longer offer our 6 or 12 Month DCA Program.
MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest as long as you remain invested for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate as long as you remain invested for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.
MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.
No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.
DCA Fixed Rate Options. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

FEES AND CHARGES
The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and, in the case of XT6, ASAP III and APEX II to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.
The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including, for ASAP III, XT6 and APEX II, appreciation on amounts that represent any Credits.
WHAT ARE THE CONTRACT FEES AND CHARGES?
Contingent Deferred Sales Charge (“CDSC”): We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for ASAP III, APEX II and XT6 are shown under “Summary of Contract Fees and Charges”. No CDSC is deducted from ASL II Annuities. If you purchase XT6 and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.
With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see “How Much Can I Withdraw as a Free Withdrawal?”). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.
For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.
We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.
Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to ASAP III, APEX II and ASL II, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to XT6, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The Tax Charge currently ranges up to 3  1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.
We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the Tax Charge you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.
In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the Tax Charge you pay under the contract. We reserve the right to change these tax practices.
Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the Sub-account declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.
The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
Distribution Charge: For ASAP III and XT6, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges” on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to XT6, the costs associated with offering Credits which are funded through Prudential Annuities general account. The Distribution Charge is deducted against your Annuity’s Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge. Please refer to the section entitled “Valuing Your Investment” for more information about how the units are impacted when the Distribution Charge decreases to 0.00%.
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and Expenses Incurred by the Portfolios: Each portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are assessed against each portfolio’s net assets, and reflected daily by each portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the portfolios, which can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations.

A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation. See "How Does the Market Value Adjustment Work?" in "Managing Your Account Value" for information about how the amount of an MVA is calculated if you withdraw or transfer Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period.
WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.
EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

PURCHASING YOUR ANNUITY
Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.
WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?
We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.
Initial Purchase Payment: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows: $1,000 for ASAP III, $10,000 for XT6 and APEX II and $15,000 for ASL II. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.
We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in “Additional Purchase Payments,” below.
Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.
Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your financial professional’s broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.
Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for ASAP III, age 75 for XT6 and age 85 for APEX II and ASL II. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 ½, you may be subject to a 10% tax in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.
“Beneficiary” Annuity
If you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements, you may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this Prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a “Beneficiary Continuation Option”.
Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent’s death, using Table 1 in IRS Publication 590-B. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent’s death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 ½ (72 for those who would have reached age 70 ½ after 2019). However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see “Required Distributions Upon Your Death for Qualified Annuity Contracts” in the Tax Considerations section of this Prospectus.
For nonqualified Annuities, distributions must begin within one year of the decedent’s death. For additional information regarding the tax considerations applicable to beneficiaries of a nonqualified Annuity see “Required Distributions Upon Your Death for Nonqualified Annuity Contracts” in the Tax Considerations section of this Prospectus.
You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.
The Annuity may provide a basic Death Benefit upon death, and you may name “successors” who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.
Please note the following additional limitations for a Beneficiary Annuity:

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No additional purchase payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple “Transfer of Assets” or “TOA’s” into a single contract as part of this “Beneficiary” Annuity. You may not elect any optional living or death benefits. Annuity Rewards is not available.

▪	You may not annuitize the Annuity; no annuity options are available.

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You may participate only in the following programs: Automatic Rebalancing, Dollar Cost Averaging (but not the 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.

▪	You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A “beneficiary annuity” may not be co-owned.

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If the Annuity is funded by means of transfer from another “Beneficiary Annuity” with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another “Beneficiary Annuity” where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

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The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, an estate or a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and (3) the beneficiaries of the trust who are beneficiaries with respect to the trust’s interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

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If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

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If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

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Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term “Successor” is used.
Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

MANAGING YOUR ANNUITY
MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

▪	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;

▪	a new Annuitant subsequent to the Annuity Date;

▪	for “nonqualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

▪	a change in Beneficiary if the Owner had previously made the designation irrevocable;

▪	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

▪	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.
There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.
If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. We accept assignments of nonqualified Annuities only.
Unless prohibited by applicable State Law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.
We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

▪	a company(ies) that issues or manages viatical or structured settlements;

▪	an institutional investment company;

▪	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or

▪	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.
We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe.
For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.
Death Benefit Suspension upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.
Spousal Designations
If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you designate a different Beneficiary. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.
Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code (“Code”) (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.
Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
Contingent Annuitant
Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.
Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.
MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any Tax Charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. With respect to XT6, if you return your Annuity, we will not return any XTra Credits we applied your Annuity based on your purchase payments.
MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.
Additional Purchase payments may be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1 million, as described in more detail in “Purchasing Your Annuity – Initial Purchase Payment”.
MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program “the Systematic Investment Plan.” Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

MANAGING YOUR ACCOUNT VALUE
HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent purchase payments.)
Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any Tax Charge that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.
Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional purchase payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Unless you tell us otherwise, purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program.
HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE ASAP III AND APEX II ANNUITIES?
We apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity Year (“fifth Annuity Anniversary”). With respect to ASAP III, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to APEX II, for annuities issued between June 20, 2005 and February 12, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For APEX II Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.
If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.
HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE ASAP III AND APEX II ANNUITIES?
Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the “hierarchy” described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows: (a) if you participate in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), any Loyalty Credit will be invested in accordance with such Program, (b) if you participate in an asset allocation program (see Appendix D for a description of such programs), in accordance with that program, (c) in accordance with your standing allocation instructions (d) if you participate in the Systematic Investment Plan, in accordance with that Plan, (e) if you participate in an automatic rebalancing program, in accordance with that program (f) in accordance with how your most recent purchase payment was allocated and (g) otherwise in accordance with your instructions, if items (a) through (f) above are not permitted or applicable.
Example of Applying the Loyalty Credit with respect to ASAP III.
Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.
Example of Applying the Loyalty Credit with respect to APEX II.
Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.
HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?
We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:
For annuities issued on or after February 13, 2006 (subject to state availability):

ANNUITY YEAR	CREDIT
1	6.50%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%
For annuities issued prior to February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.00%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%
Credits Applied to Purchase Payments for Designated Class of Annuity Owner
Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all purchase payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2%; Year 11+: 0.0%.
The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodian-ship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with Prudential Annuities Distributors, Inc., a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.
All other terms and conditions of the Annuity apply to Owners in the designated class.
HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?
Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

Examples of Applying Credits
Initial Purchase Payment
Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.
Additional Purchase Payment in Annuity Year 2
Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.
Additional Purchase Payment in Annuity Year 6
Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.
The amount of any XTra Credits applied to your XT6 Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

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any XTra Credits applied to your Account Value on purchase payments made within the 12 months before the Owner’s (or Annuitant’s if entity owned) date of death will be taken back (to the extent allowed by state law);

▪
the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any XTra Credits payable on purchase payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision (to the extent allowed by State law); and

▪	if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any XTra Credits.
The Account Value may be substantially reduced if Prudential Annuities takes back the XTra Credit amount under these circumstances. The amount we take back will equal the XTra Credit, without adjustment up or down for investment performance. Therefore, any gain on the XTra Credit amount will not be taken back. But if there was a loss on the XTra Credit, the amount we take back will still equal amount of the XTra Credit. We do not deduct a CDSC in any situation where we take back the XTra Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.
General Information about Credits

▪	We do not consider Credits to be “investment in the contract” for income tax purposes.

▪	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.
ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.
Currently, any transfer involving the ProFunds VP Sub-accounts must be received by us no later than 3:00 p.m. Eastern time (or one hour prior to any announced closing of the applicable securities exchange) to be processed on the current Valuation Day. The “cut-off” time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically, including through Prudential Annuities’ Internet website (www.prudentialannuities.com)
Currently, we charge $10.00 for each transfer after the 20th transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging program (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Government Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.
Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Government Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.
In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

▪
With respect to each Sub-account (other than the AST Government Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;(ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Government Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

▪
We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your financial professional promptly of the circumstances concerning the denial.
Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a financial professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a financial professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.
Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.
A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.
DO YOU OFFER DOLLAR COST AVERAGING?
Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of Sub-account fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.
You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

▪	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).

▪
You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

▪	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.
NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts. This will reduce the effective rate of return on the Fixed Allocation or a DCA Fixed Rate Option over the Guarantee Period or the duration of the program, respectively.
The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.
Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program on the APEX II product. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established, and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional purchase payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.
Under our current Dollar Cost Averaging program used with Fixed Allocations, Account Value allocated to the Fixed Allocations will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Government Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.
6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE “6 OR 12 MONTH DCA PROGRAM”). WE NO LONGER OFFER OUR 6 OR 12 MONTH DCA PROGRAM.
The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.
The key features of this Program are as follows:

▪	You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.

▪
As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

▪
Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a “last-in, first-out” basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to “last-in, first-out” means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

▪
The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

▪	We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

▪	The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

▪
If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a “Permitted Sub-account” for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

▪
If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

▪
If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

▪	We impose no fee for your participation in the 6 or 12 Month DCA Program.

▪
You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Government Money Market Sub-account.

▪
You cannot utilize “rate lock” with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

▪
We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

▪
The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

▪	The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the “Enhanced Dollar Cost Averaging Program.”
NOTE: When a 6 or 12 month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA fixed rate option.
DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.
Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.
There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.
If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.
ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
We currently do not offer any asset allocation programs for use with your Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to December 5, 2005, see the Appendix D entitled, “Additional Information on the Asset Allocation Programs” for more information on how the programs are administered.
WHAT IS THE BALANCED INVESTMENT PROGRAM?
We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to Sub-account fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.
Example
Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.
MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
Yes. Subject to our rules, your financial professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your financial professional has this authority, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your financial professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.
MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).
It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.
We or an affiliate of ours may provide administrative support to licensed, registered financial professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require financial professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the financial professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a financial professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.
Please Note: Annuities where your financial professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a financial professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a financial professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your financial professional. Your financial professional will be informed of all such restrictions on an ongoing basis. We may also require that your financial professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).
Limitations that we may impose on your financial professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.
HOW DO THE FIXED ALLOCATIONS WORK?
We credit a fixed interest rate to the Fixed Allocation so long as you remain invested for a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.
The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change so long as you remain invested for the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888 or at www.prudentialannuities.com.
A Guarantee Period for a Fixed Allocation begins:

▪	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

▪	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

▪	when you “renew” a Fixed Allocation by electing a new Guarantee Period.
To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Government Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.
HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rate we credit for a Fixed Allocation may be subject to a minimum rate which may vary by state. Please refer to the Statement of Additional Information. In certain states, the interest rate may be subject to a minimum under state law or regulation.
HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

▪	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

▪	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.

▪
“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the ICE BofAML 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

Source ICE Data Indices, LLC, used with permission. ICE Data Indices, LLC IS LICENSING THE ICE DATA INDICES AND RELATED DATA "AS IS," MAKES NO WARRANTIES REGARDING SAME, DOES NOT GUARANTEE THE SUITABILITY, QUALITY, ACCURACY, TIMELINESS, AND/OR COMPLETENESS OF THE ICE DATA INDICES OR ANY DATA INCLUDED IN, RELATED TO, OR DERIVED THEREFROM, ASSUMES NO LIABILITY IN CONNECTION WITH THEIR USE, AND DOES NOT SPONSOR, ENDORSE, OR RECOMMEND PRUDENTIAL, OR ANY OF ITS PRODUCTS OR SERVICES.
MVA Formula
The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:
[(1+I)/(1+J+0.0010)]^(N/365)
where:
I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
N is the number of days remaining in the original Guarantee Period.
The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. The factor is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.
If you surrender your Annuity under the right to cancel provision, the MVA formula is:
[(1 + I)/(1 + J)]^(N/365)
MVA Examples
The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

▪
You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

▪	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

▪	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).
Example of Positive MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 = 1.027078
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $59,448.56
Example of Negative MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $56,164.78.
WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.
If you do not specify how you want a Fixed Allocation to be allocated on its maturity date, we will then transfer the Account Value in the Fixed Allocation to the AST Government Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE
WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions (“RMD”). You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.
If you participate in certain Lifetime Guaranteed Minimum Withdrawal Benefits, and you take a withdrawal deemed to be Excess Income that brings your Account Value to zero, both the benefit and the Annuity itself may terminate. See “Living Benefits” later in this prospectus for more information.
ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?
During the Accumulation Period
For federal income tax purposes, a distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 ½, you may be subject to a 10% tax in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.
During the Annuitization Period
During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.
There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.
CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

▪
To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

▪	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.
To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2.
Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments, as described in “Fees, Charges and Deductions – Contingent Deferred Sales Charge (“CDSC”)” earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis. (This step does not apply if all Purchase Payments have been previously withdrawn.)

3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.
You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.
Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).
To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.
CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.
You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.
You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.
Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.
The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.
If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.
If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

▪	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

▪
If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount, Protected Annual Withdrawal Amount, or LIA Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

▪
If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Annual Withdrawal Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

▪	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.
DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% additional tax on distributions made prior to age 59 ½ if you elect to receive distributions as a series of “substantially equal periodic payments”. For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% additional tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 ½ that are not subject to the 10% additional tax.
WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)
Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA will be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.
The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.
CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.
For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.
Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.
To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.
WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to XT6, (a) the amount of any XTra Credits applied within 12 months prior to your request to surrender your Annuity (or as otherwise stipulated by applicable State law); and (b) the amount of any XTra Credits added in conjunction with any purchase payments received after our receipt of your request for a Medically-Related Surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back XTra Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

▪	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;

▪	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

▪	if the Owner is one or more natural persons, all such Owners must also be alive at such time;

▪	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us;

▪	no additional purchase payments can be made to the Annuity; and

▪	proceeds will only be sent by check or electronic fund transfer directly to the Owner.
A “Contingency Event” occurs if the Annuitant is:

▪	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or

▪	first diagnosed as having a “Fatal Illness” while your Annuity is in force.
The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts and New York.
WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.
You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first (“Latest Annuity Date”) and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.
Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.
Please note, with respect to XT6, you may not annuitize within the first three Annuity Years and with respect to ASAP III and APEX II, you may not annuitize within the first Annuity Year. With respect to the ASL II Annuity, you may annuitize immediately, if you wish.
For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.
Option 1
Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 2
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 3
Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the insurance charge assessed to cover the risk that Key Lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.
We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.
HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.
You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.
For Annuities issued prior to November 20, 2006:

▪
if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant’s 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

▪	unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.
If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.
For Annuities issued on or after November 20, 2006:

▪
Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

▪
If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).
HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the 2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

LIVING BENEFITS
DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under an optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

▪	protecting a principal amount from decreases in value as of specified future dates due to investment performance;

▪	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

▪	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

▪	providing spousal continuation of certain benefits.
The “living benefits” are as follows:
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option (GRO)1
Guaranteed Return Option Plus (GRO Plus)1
Guaranteed Return Option Plus 2008 (GRO Plus 2008)1
Highest Daily Guaranteed Return Option (Highest Daily GRO)1
Guaranteed Minimum Withdrawal Benefit (GMWB)1
Guaranteed Minimum Income Benefit (GMIB)1
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1
Highest Daily Lifetime Five Income Benefit1
Highest Daily Lifetime Seven Income Benefit1
Spousal Highest Daily Lifetime Seven Income Benefit1
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime 7 Plus Income Benefit1
Spousal Highest Daily Lifetime 7 Plus Income Benefit1
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 6 Plus Income Benefit1
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1
Spousal Highest Daily Lifetime 6 Plus Income Benefit1

(1)	No longer available for new elections.
Here is a general description of each kind of living benefit that exists under this Annuity:

▪
Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

▪
Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

▪
Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.
In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.
Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your financial professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).
Termination of Existing Benefits and Election of New Benefits
If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period to make a new benefit election (you may elect a new benefit beginning on the next Valuation Day) provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.
Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit and the Plus40 Optional Life Insurance Rider. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

▪	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

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For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”
GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix O of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

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March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) –the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.
There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under GRO Plus II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your

Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION II (HD GRO II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit or the Plus40 Optional Life Insurance Rider. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

▪	An additional guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.
HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix Q of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

▪
On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.
There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under HD GRO II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
GUARANTEED RETURN OPTION PLUS (GRO Plus)
GRO Plus is no longer available for election.
GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the “maturity date”) and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the “Enhanced Protected Principal Value”) guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee. If the maturity date of any guarantee under GRO Plus is not a Valuation Day, and we are required to contribute an amount to your Account Value with respect to that maturing guarantee, we would contribute such an amount on the next Valuation Day.
The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.
The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.
Key Feature – Protected Principal Value/Enhanced Protected Principal Value
The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

▪
Base Guarantee: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

▪
Enhanced Guarantee: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its “maturity date”), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an “auto step-up” feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the benefit (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the Protected Principal Value and Enhanced Protected Principal Value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate an enhanced guarantee, any amounts held in the MVA Fixed Allocations for the enhanced guarantee will be liquidated, on the Valuation Day the request is processed, (which may result in a market value adjustment), and such amounts will be transferred according to the rules described in “Termination of the Benefit/ Enhanced Guarantee”. Termination of an enhanced guarantee will not result in termination of the base guarantee. If you have elected the enhanced guarantee, on the guarantee’s maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.
If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the “Base Guarantee” and the Enhanced Protected Principal Value is referred to as the “Step-Up Guarantee” in the rider we issue for this benefit.
Withdrawals under your Annuity
Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the benefit (adjusted for any subsequent purchase payments and, with respect to XT6, any Credits applied to such purchase payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the “dollar-for-dollar limit”). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.
Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit, however, any partial withdrawals in payment of charges for the Plus40 Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under XT6); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the Dollar-for-dollar limit
A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79)

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Key Feature – Allocation of Account Value
GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix L.
If your Account Value is greater than or equal to the reallocation trigger, then:

▪	your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and

▪
if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts will be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time;

▪
if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Government Money Market Sub-account; and

▪	a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.
If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).
At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Sub-accounts;

▪	The amount invested in, and interest earned within, the MVA Fixed Allocations;

▪	The current crediting rates associated with MVA Fixed Allocations;

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.
You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.
Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value.

Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.
You should be aware of the following potential ramifications of the formula:

▪
Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

▪
As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

▪	Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.
Election of the Benefit
We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. Please note that if you terminate a living benefit such as GRO Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit/Enhanced Guarantee
You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.
Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Government Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).
In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.
The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.
Special Considerations under the Guaranteed Return Option Plus
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations may be in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

▪
You cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to an MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

▪
Transfers from MVA Fixed Allocations made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

▪
Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.

▪	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit
We currently deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of this prospectus entitled “Your Optional Benefit Fees and Charges.”
GUARANTEED RETURN OPTION (GRO)
GRO is no longer available for election.
GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the “maturity date”) guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”).
The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.
The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.
Key Feature – Protected Principal Value
Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).
We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the “Guaranteed Amount” in the rider we issue for this benefit.
Key Feature – Allocation of Account Value
GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix M. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).
Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);

▪	The amount of time until the maturity of your Guarantee(s);

▪	The amount invested in, and the performance of, the Sub-accounts;

▪	The amount invested in, and interest earned within, the MVA Fixed Allocations;

▪	The current crediting rates associated with MVA Fixed Allocations;

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.
You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.
You should be aware of the following potential ramifications of the formula:

▪
A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

▪
As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

▪
If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

▪
If your Account Value is greater than or equal to the reallocation trigger, and Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

▪	Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.
Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.
Election of the Benefit
We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. Please note that if you terminate a living benefit such as GRO and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Restart of the Benefit
Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to re-start the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit. – see “Charges under the Benefit” below.

As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.
Termination of the Benefit
The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Government Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).
In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.
The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.
The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.
Special Considerations under the Guaranteed Return Option. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elected to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

▪
Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

▪
Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

▪
Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪	Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as “investment in the contract” for income tax purposes.

▪
Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Government Money Market Portfolio, unless we receive at our Office prior instructions from you.

▪	Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.

▪	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit
We deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.
With respect to XT6 and APEX II, effective November 18, 2002, Prudential Annuities changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between February 4, 2002 and November 15, 2002 for XT6 and APEX II and subsequent to November 15, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the benefit was elected.
Owners who purchased an ASAP III Annuity between April 1, 2003 and September 30, 2003 or an ASL II Annuity between February 4, 2002 and November 15, 2002 (the “Promotional Period”) will not be charged the 0.25% annual fee for the Guaranteed Return Option benefit (or the fee for GRO Plus, if that benefit was elected and the Annuity was acquired during the Promotional Period) if elected at any time while their Annuity is in effect.

▪
Prudential Annuities will not charge the 0.25% annual fee for the entire period that the benefit remains in effect, including any extension of the benefit’s maturity date resulting from the Owner’s election to restart the 7-year benefit duration, regardless of when the Owner elects to participate in the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was during the Promotional Period).

▪
Owners who complete the initial 7-year benefit duration OR terminate the benefit before the benefit’s maturity date, will not be charged the 0.25% annual fee for participating in the benefit if they re-elect the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).

▪
All other terms and conditions of your Annuity and the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period) apply to Owners who qualify for the waiver of the 0.25% annual fee.

▪	Owners who purchase an Annuity after the completion of the Promotional Period do not qualify for the 0.25% annual fee waiver.
GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)
GRO Plus 2008 is no longer available for new elections.
Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.
EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

▪
The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value
GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix H to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix P to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.
Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018, an AST bond portfolio whose underlying investments generally mature in 2019, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond Portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows (please see Appendix H). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Guarantee Amount(s);

▪	The amount of time until the maturity of your Guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the Bond Portfolios;

▪	The discount rate used to determine the present value of your Guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.
You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money-market portfolio.
GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current account value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first valuation day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Special Considerations under GRO Plus 2008
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.

▪	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix H in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

▪	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION (HD GRO)
We no longer permit new elections of Highest Daily GRO.
Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.
EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting initial guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.
Key Feature – Allocation of Account Value
HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Election/Cancellation of the Benefit
We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.
If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money-market portfolio.
Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current account value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.
Special Considerations under Highest Daily GRO
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.

▪
Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annual charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY® GRO
If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The formula is set forth in Appendix P of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

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March 19, 2010 – a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.
The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.
Key Feature – Protected Value
The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.
The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under XT6) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to Sub-account performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

▪	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under XT6).

▪
If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

▪
If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments under XT6).

You may elect to step-up your Protected Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.
Key Feature – Protected Annual Withdrawal Amount
The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.
The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

▪
If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

▪	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under XT6).

▪	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.
The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

▪	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).

—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).
The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

▪	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12.

—	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit
A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).
Benefits under GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

▪	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

▪	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

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The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit
The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.
We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.
Termination of the Benefit
The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.
The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.
Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Charges under the Benefit

▪	Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 ½ (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
The Guaranteed Minimum Income Benefit is no longer available for new elections.
The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in Sub-account performance. There is an additional charge if you elected the GMIB benefit.
Key Feature – Protected Income Value
The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable Tax Charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.
The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6) made after the waiting period begins ("Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment in the case of XT6) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of XT6), minus the impact of any withdrawals after the date of the step-up.

▪	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

▪	A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.
Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

▪	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).
The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the dollar-for-dollar limit
A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

▪	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).
Key Feature – GMIB Annuity Payments
You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.
Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.
The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable Tax Charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.
On the date that you elect to begin receiving GMIB annuity payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.
GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period
Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

▪	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.
You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.
Other Important Considerations
You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased

GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

▪	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

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Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

▪	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

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At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit
The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.
Termination of the Benefit
The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.
Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
Charges under the Benefit
Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to Sub-account performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.
The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
No charge applies after the Annuity Date.
LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

▪	If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value was your initial Purchase Payment.

▪	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.
The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).
Step-Up of the Protected Withdrawal Value
You may elect to step-up your Protected Withdrawal Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Withdrawal Value.
If you elected the Lifetime Five benefit on or after March 20, 2006:

▪	You are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit

▪	The Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up.
If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

▪	You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five benefit

▪	The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary of the preceding step-up
In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.
If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

▪
the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

▪	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

▪
the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up

▪	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more

▪
if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up
In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.
Key Feature – Annual Income Amount under the Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to XT6). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.
The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

▪
If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

▪
If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals
The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).
Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.

▪	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000
Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93
Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

▪	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

▪	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489
Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623.
Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

▪
Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

▪
Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 – $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits under the Lifetime Five Benefit

▪
If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or

(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or

(3)
request that, as of the date annuity payments are to begin, we payout any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

▪
Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪	If you are taking your entire Annual Income Amount or Annual Withdrawal Amount through the Systematic Withdrawal Program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit
We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit, on the Valuation Day after you have cancelled the Lifetime Five benefit provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.
Termination of the Benefit
The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.
The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 ½ (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Life Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Initial Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

Key Feature – Annual Income Amount under the Spousal Lifetime Five Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.
Step-Up of Annual Income Amount
You may elect to step-up your Annual Income Amount if, due to positive Sub-account performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (plus any Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.
Examples of withdrawals and step-up
The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a),(b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).
Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.

▪	Annual Income Amount for future Annuity Years remains at $13,250
Example 2. Dollar-for-dollar and proportional reductions
If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $0

▪	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪
Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-up of the Annual Income Amount
If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.
BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

▪
There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

▪
In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations”, and “Spousal Assumption of Annuity” in this Prospectus.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit
The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT (HD5)
Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.
The benefit guarantees that until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix F to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.
Key Feature – Total Protected Withdrawal Value
The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.
The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

▪
the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

▪	the Account Value.
If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.
The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;

(b)	200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c)	100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.
We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.
Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit
The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.
Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.
Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2006.

▪	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

Dollar-for-dollar reductions
On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to XT6).
Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the highest quarterly value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

■
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits under the Highest Daily Lifetime Five Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.
Other Important Considerations

▪	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the mathematical formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

▪	You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

▪
Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

▪
The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

▪
The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.
Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and

b)	the sum of each Purchase Payment you made (including any Credits with respect to XT6) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount.
Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Mathematical Formula Component of Highest Daily Lifetime Five
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.
Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix F to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the mathematical formula, see the discussion regarding the 90% cap.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.
While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.
Depending on the results of the formula calculation we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or

▪
If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

▪
Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.
Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Total Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.
Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Optional 90% Cap Feature for the Formula under Highest Daily Lifetime Five
If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a mathematical formula. The formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The formula is found in Appendix F. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.
Under the formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

▪
March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

▪
Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the transfer formula described above will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).
Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.
Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your annuity.
Important Considerations When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪	Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪
Because the charge for Highest Daily Lifetime Five is assessed against the daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (HD 7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
Highest Daily Lifetime Seven Income Benefit is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit or the Plus40 Life Insurance Rider. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.
Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

a)	the Account Value; or

b)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual

Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount-$6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

■
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

■
The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under the Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

1)	apply your Account Value to any Annuity option available; or

2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.
We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime Seven.
For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount.
Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see "Election of and Designations under the Benefit").
Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.
There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.
If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Highest Daily Lifetime Seven with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.
There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA.
If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA was based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.
Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.
Eligibility Requirements for LIA Amount Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in .the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.
Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.
LIA Amount at the First Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals in Excess of the LIA Amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.
We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.
Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven
If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The mathematical formula is found in Appendix I. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix I will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing the Formula

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (SHD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.
Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.
The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account

Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

1)	the Account Value; or

2)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

1)	the Account Value; or

2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit.

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

▪	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

■
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

1)	apply your Account Value to any Annuity option available; or

2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

▪
The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59  1/2 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59  1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second
Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).
Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Spousal Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily

Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.
There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.
If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.
For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven
If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The formula is found in Appendix I of this prospectus (page I-4). Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap ). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix I will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Considerations When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (HD 7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.
Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

1)	the Periodic Value described above or,

2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit.
If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity

Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2 , 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account Value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amount will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal.
In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations Under the Benefit
We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.
An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix J.
Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.
The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.
As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.
If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.
Highest Daily Lifetime 7 Plus with Lifetime Income AcceleratorSm
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.
In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the First Lifetime Withdrawal.
If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount After the First Lifetime Withdrawal.
If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals in Excess of the LIA Amount.
If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (SHD7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.
We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	All adjusted purchase payments made after one year following the effective date of the benefit.
If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59  1/2, 5% for ages 59  1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Spousal Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income

Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95 th birthday will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

▪
The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations Under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.
Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts And The AST Investment Grade Bond Sub-account
See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.
If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income

Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.
HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (HD 6 Plus)
Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Plus40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.
Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the death benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.
Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2; 5% for ages 59  1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 1, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Highest Daily Lifetime 6 Plus
If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This death benefit may not be available in all States.
Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
(i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.
Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment

Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the “Bond Sub-account”), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.
An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix N.
Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.
The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.
If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

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Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.
Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

▪	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.
Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.
Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.
We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount after the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.
Withdrawals in Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).
If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.
Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.
Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.
If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (SHD6 Plus)
Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.
We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.
Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of Proportional Reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus
If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.
Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits under Spousal Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

▪
Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income

Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts And The AST Investment Grade Bond Sub-Account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

DEATH BENEFIT
WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”
BASIC DEATH BENEFIT
Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, with respect to XT6, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (see “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).
Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
For ASAP III, APEX II and XT6 Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

▪	The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals and

▪
The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6, if allowed by applicable State law).

For ASL II Annuities issued before July 21, 2008, where death occurs before the decedent’s age 85, the basic Death Benefit is the greater of:

▪	The sum of all purchase payments less the sum of all proportional withdrawals and

▪	The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.
For ASL II Annuities issued before July 21, 2008 where death occurs after the decedent’s age 85, the Death Benefit is (a) your Account Value (for Annuities other than those issued in New York) or (b) your Account Value in the Sub-accounts plus your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (for Annuities issued in New York only).
For ASL II Annuities issued on or after July 21, 2008 the basic Death Benefit is the greater of:

▪	The sum of all purchase payments less the sum of all proportional withdrawals and

▪	The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments for purposes of calculating the basic Death Benefit.
OPTIONAL DEATH BENEFITS
Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.
Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five,

Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits, you are not permitted to elect an optional Death Benefit. With respect to XT6, under certain circumstances, each optional Death Benefit that you elect may be reduced by the amount of Credits applied to your purchase payments.
Investment restrictions may apply if you elect certain optional death benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit.
Enhanced Beneficiary Protection Optional Death Benefit
The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.
The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.
Calculation of Enhanced Beneficiary Protection Optional Death Benefit
If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;
PLUS

2.	40% of your “Growth” under an Annuity, as defined below.
“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all purchase payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6, if allowed by applicable State law) reduced by the sum of all proportional withdrawals.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.
The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.
The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Certain terms and conditions may differ between jurisdictions. With respect to XT6, APEX II and ASL II, please see Appendix E for a description of the Enhanced Beneficiary Protection Optional Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, the Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, Spousal Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus.
See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.
Highest Anniversary Value Death Benefit (“HAV”)
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the annuitant must be age 79 or less.
Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.
Calculation of Highest Anniversary Value Death Benefit
The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected the “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus Benefit. With respect to XT6, APEX II and ASL II, please see Appendix E for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.
Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.
See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.
Combination 5% Roll-up and Highest Anniversary Value Death Benefit
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.
Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.
Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
The Combination 5% Roll-up And HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value Death Benefit described above; and

3.	5% Roll-up described below.
The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date the 5% roll up is equal to:

▪
all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

▪
the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

▪
the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

MINUS

▪	the sum of all withdrawals which reduce the 5% Roll-up proportionally.
In the case of XT6, as indicated, the amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances, if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit

Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer annuity anniversaries before the Death Benefit Target Date is reached.
The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits. In the case OF XT6, APEX II AND ASL II, please see Appendix E for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.
See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.
Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

▪
The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such anniversary.

▪
The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law)

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily® Value Death Benefit (“HDV”)
The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.
If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.
The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.
the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law); and

2.	the HDV as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any purchase payments (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such date.

▪
The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law).

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.
Annuities with Joint Owners
For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).
Annuities Owned by Entities
For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract
Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?
You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.
What are the charges for the optional Death Benefits?
For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.
Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.
PRUDENTIAL ANNUITIES’ ANNUITY REWARDS
What is the Annuity Rewards Benefit in ASAP III, APEX II and XT6?
Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.
Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

▪	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

▪	MINUS any proportional withdrawals following the effective date of the benefit

▪	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.
The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available under ASL II or if your Annuity is held as a Beneficiary Annuity.
PAYMENT OF DEATH BENEFITS
Alternative Death Benefit Payment Options – Annuities Owned By Individuals (not associated with Tax-Favored Plans) Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.
If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.
In the event of your death before the Annuity Date, the Death Benefit must be distributed:

▪	within five (5) years of the date of death (the “5 Year Deadline”); or

▪
as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.
If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

▪	as a lump sum payment; or

▪
Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.
Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.
For deaths occurring after 2019, H.R. 1865, the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)), impacts defined contribution plans and IRA balances death benefits paid starting in 2020. if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).

▪
If you die after a designated Beneficiary has been named, the death benefit must be fully distributed by December 31st of the year including the ten year anniversary of the date of death (the “Qualified Ten-Year Deadline”) with the exception of “eligible designated beneficiaries.” ”Eligible designated beneficiaries” may elect periodic payments not extending beyond the life expectancy of the eligible designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). Eligible designated beneficiaries generally include any designated beneficiary who is your surviving spouse, your child who has not reached majority, disabled and chronically ill beneficiaries (as specified by the Code) and any beneficiary who is not more than 10 years younger than you. In the case of a child who has not attained the age of majority, the Qualified Ten Year Deadline would apply as of the date the child attains the age of majority. The determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of your death.

•
If the eligible designated Beneficiary does not begin installments by December 31 st of the year following the year of death, then we require that the Beneficiary take the Death Benefit by the Qualified Ten-Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31 st of the year following the year of death, or December 31 st of the year in which you would have reached age 70  1 / 2 (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date), whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

•
If you die before a designated Beneficiary is named, the Death Benefit must be paid out by the Qualified Five-Year Deadline For Annuities. Where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31 st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.
If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.
The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax adviser.
Beneficiary Continuation Option
Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.
Under the Beneficiary Continuation Option:

▪	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.

▪	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. The fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

▪
The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

▪	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

▪	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

▪
No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

▪	No additional purchase payments can be applied to the Annuity.

▪	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

▪
The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

▪	Withdrawals are not subject to CDSC.

▪
Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

▪
If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.
In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.
Spousal Assumption of Annuity
You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity, (if available under your Annuity) the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.
A surviving spouse’s ability to continue ownership of the Annuity may be impacted (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.
See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.
When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Government Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.
Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be impacted by the Insurance Charge and may be subject to Sub-account fluctuations.
Exceptions to Amount of Death Benefit
There are certain exceptions to the amount of the Death Benefit.
Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).
Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, any applicable charge will continue to apply but the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for XT6) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.
Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

VALUING YOUR INVESTMENT
HOW IS MY ACCOUNT VALUE DETERMINED?
During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.
WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.
HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.
Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.
Example
Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.
HOW DO YOU VALUE FIXED ALLOCATIONS?
During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.
WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day.
There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.
Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

•	trading on the NYSE is restricted;

•	an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

•	the SEC, by order, permits the suspension or postponement for the protection of security holders.
Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to XT6) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.
As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that customer funds will be deposited in a segregated bank account and held by the insurer until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors.
Additional Purchase Payments: We will apply any additional purchase payments (and any associated Credit with respect to XT6) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions in Good Order. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.
Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, automatic rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.
In addition, if you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.
Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the financial professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”
Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.
We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.
Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The “cut-off” time for such financial transactions involving a ProFunds VP Sub-account will be extended to  1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through Prudential Annuities’ Internet website (www.prudentialannuities.com). You cannot request a transaction (other than a redemption order) involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable “cut-off” time and 4:00 p.m. Eastern Time Owners attempting to process a purchase order or transfer request between the applicable “cut-off” time and 4:00 p.m. Eastern Time, are informed that their transactions cannot be processed as requested. We will not process the trade until we receive further instructions from you. However, Owners receiving the “cut-off” message may process a purchase order or transfer request up until 4:00 p.m. Eastern Time on that same day with respect to any other available investment option under their Annuity, other than ProFunds. Transactions received after 4:00 p.m. Eastern Time will be treated as received by us on the next Valuation Day.
WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?
Distribution Charge Applicable to ASAP III and XT6: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a lower daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the same Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of units and unit price will not affect your Account Value at the time that the transaction is processed. However, beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.
Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

TAX CONSIDERATIONS
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances.
Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner.  Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable.  Advisory fee deduction programs are not permitted if the Annuity is commission based or has a living benefit. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.
The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to Prudential Annuities Life Assurance Corporation by the Internal Revenue Services (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to Prudential that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to an additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.
If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.
Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.
Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½;

•	the amount is paid on or after the death of you (or the death of the Annuitant when the owner is not an individual);

•	the amount received is attributable to your becoming disabled (as defined in the Code);

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59½ or five years and modification of payments during that time period will result in retroactive application of the 10% additional tax); or

•
the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction, as a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:

•	As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

•
Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted.

•
Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.

After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.
Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death under Section 72(s) of the Code. See the “Death Benefits” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Sub-accounts Nonqualified Annuity must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may typically be purchased for use in connection with:

•	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

•	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

•	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

•	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

•	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

•	Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.
You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2020 the contribution limit is $6,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. Beginning in 2020, there is no longer an age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

•	You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

•	Your rights as Owner are non-forfeitable;

•	You cannot sell, assign or pledge the Annuity;

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The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);

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The date on which required minimum distributions must begin cannot be later than April 1 st of the calendar year after the calendar year you turn age 70½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date); and

•	Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

•	A 10% early withdrawal additional tax described below;

•	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or

•	Failure to take a Required Minimum Distribution, also described below.
SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $57,000 in 2020, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2020, this limit is $285,000;

•	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

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SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $19,500 in 2020 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

•	Contributions to a Roth IRA cannot be deducted from your gross income;

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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax).
The Code also permits the recharacterization of amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Under the Tax Cuts and Jobs Act of 2017, you may no longer recharacterize a conversion to a Roth IRA. It is still permissible to recharacterize a contribution made to a Roth IRA as a traditional IRA contribution, or a contribution to a traditional IRA as a Roth IRA contribution. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $19,500 in 2020. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

•	Your attainment of age 59½;

•	Your severance of employment;

•	Your death;

•	Your total and permanent disability; or

•	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date), or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.
Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date ) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½ ( 72 for those who would have reached age 70 ½ after 2019). Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1)  the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2)  the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after

2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

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The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed by December 31st of the year that includes the 10 year anniversary of your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death ( i.e. , a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
The new law applies if you die after 2019, subject to several exceptions. In particular, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.

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Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse reaches age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.
10 % Additional Tax for Early Withdrawals from a Qualified Annuity You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½ or die;

•	the amount received is attributable to your becoming disabled; or

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59½ or five years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

•	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

•	For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans - Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans . If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with this Ruling, beginning in 2019, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Same Sex Marriages, Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

GENERAL INFORMATION
HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.prudentialannuities.com or any other electronic means. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and Automatic Rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means. Beginning on January 1, 2021, paper copies of the annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on our website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
WHO IS PRUDENTIAL ANNUITIES?
Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut. It is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico and in all states except New York. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.
Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
Service Providers
Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2019, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030

WHAT ARE SEPARATE ACCOUNTS?
The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.
Separate Account B
During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.
Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.
Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.
Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes of the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.
If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available money market fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a money market fund for any continued and future investments.
Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.
Separate Account D
During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, are operated in accordance with the laws of Arizona, as of August 31, 2013.
There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.
We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.
The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.
WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.
Voting Rights
We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting”, it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome.
We may, if required by state insurance regulations, disregard voting instructions if they would require shares to be voted so as to cause a change in the sub-classification or investment objectives of one or more of the available Variable Investment Options or to approve or disapprove an investment advisory contract for a Portfolio. In addition, we may disregard voting instructions that would require changes in the investment policy or investment adviser of one or more of the Portfolios associated with the available Variable Investment Options, provided that we reasonably disapprove such changes in accordance with applicable federal or state regulations. If we disregard Owner voting instructions, we will advise Owners of our action and the reasons for such action in the next available annual or semi-annual report.
We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.
Material Conflicts
In the future, it may become disadvantageous for Separate Accounts of variable life insurance and variable annuity contracts to invest in the same underlying Portfolios. Neither the companies that invest in the Portfolios nor the Portfolios currently foresee any such disadvantage. The Board of Directors for each Portfolio intends to monitor events in order to identify any material conflict between variable life insurance and variable annuity Contract Owners and to determine what action, if any, should be taken. Material conflicts could result from such things as:

(1)	changes in state insurance law;

(2)	changes in federal income tax law;

(3)	changes in the investment management of any Variable Investment Option; or

(4)	differences between voting instructions given by variable life insurance and variable annuity Contract Owners.

Fees and Payments Received by Prudential Annuities
As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios’ advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see “Variable Investment Options” under “Investment Options” earlier in this prospectus.
We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio’s assets and are therefore borne by Owners.
We also receive administrative services payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which are referred to as “revenue sharing” payments. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are generally equal to an annual rate of 0.55% of the average assets allocated to the Portfolio under the Annuity (in certain cases, however, this amount may be equal to an annual rate of 0.60% of the average assets allocated to the Portfolio). We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.
In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity (not the Portfolios) may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, subadviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. For the annual period ended December 31, 2019, with regard to the total annual amounts that were paid (or as to which a payment amount was accrued) under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from $25,000.00 to $836,969.00. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.
In addition to the payments that we receive from underlying Portfolios and/or their affiliates, those same Portfolios and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.
WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).
Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker-dealers who are registered under the Exchange Act (“firms”). Applications for each Annuity are solicited by registered representatives of those firms.
Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.
Under the selling agreements, cash compensation in the form of commissions is paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for ASAP III, 6.0% for XT6, 5.5% for APEX II and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain Prudential Annuities products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under Prudential Annuities annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
We, or PAD, also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware (as of December 31, 2019) received cash compensation with respect to our annuity business during 2019 (or as to which a payment amount was accrued during 2019). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. During 2019, the least amount paid, and greatest amount paid, were $1.10 and $18,272,777.70, respectively.
Name of Firm:

Allstate Financial Srvcs, LLC	Kestra Investment Services	The Investment Center
AMERICAN PORTFOLIO FIN SVCS INC	KMS Financial Services, Inc.	TransAmerica Financial Advisors, Inc.
ASSOCIATED SECURITIES CORP	Lincoln Financial Advisors	Triad Advisors, Inc.
AXA Advisors, LLC	Lincoln Financial Securities Corporation	UBS Financial Services, Inc.
BBVA Securities, Inc.	Lincoln Investment Planning	United Planners Fin. Serv.
BFT Financial Group, LLC	LPL Financial Corporation	Waddell & Reed
Cadaret, Grant & Co., Inc.	M Holdings Securities, Inc	WATERSTONE FINANCIAL GROUP INC
Cambridge Investment Research, Inc.	MML Investors Services, Inc.	Wells Fargo Advisors LLC
Centaurus Financial, Inc.	Morgan Stanley Smith Barney	WELLS FARGO ADVISORS LLC - WEALTH
Cetera Advisor Network LLC	Mutual Service Corporation	Wells Fargo Investments LLC
CFD Investments, Inc.	Next Financial Group, Inc.	Woodbury Financial Services
Citizens Securities, Inc.	PNC Investments, LLC
Commonwealth Financial Network	ProEquities
Crown Capital Securities, L.P.	RBC CAPITAL MARKETS CORPORATION
CUNA Brokerage Svcs, Inc.	Robert W. Baird & Co. Inc.
CUSO Financial Services, L.P.	Royal Alliance Associates
Equity Services, Inc.	SA Stone Wealth Management
FSC Securities Corp.	SAGEPOINT FINANCIAL, INC.
Geneos Wealth Management, Inc.	Securian Financial Svcs, Inc.
H. Beck, Inc.	Securities America, Inc.
Hantz Financial Services,Inc.	Securities Service Network
Investacorp	Stifel Nicolaus & Co.
Janney Montgomery Scott, LLC.	TFS Securities, Inc.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudentialannuities.com.
FINANCIAL STATEMENTS
The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.
Internet
Access information about your Annuity through our website: www.prudentialannuities.com
Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system, and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your financial professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system, www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS
Litigation and Regulatory Matters
Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Prudential Annuities' results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on: the Separate Account; the ability of PAD to perform its contract with the Separate Account; or Prudential Annuities' ability to meet its obligations under the Contracts.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:
General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.
Unit Prices and Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, assessed through a reduction in unit values, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account, which may include other variable annuities offered, as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, typically we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on Sub-account performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2020. This information reflects Sub-Account names as of December 31, 2019. Please refer to the "What Are the Investment Objectives and Policies of the Portfolio?" section of the prospectus for information on name changes.

*	Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.

**
The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

ASAP III
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits - Cliff M&E (0.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ACCESS VP High Yield Fund
04/02/2012 to 12/31/2012	$16.54958	$17.81424	220,857
01/01/2013 to 12/31/2013	$17.81424	$19.47151	177,692
01/01/2014 to 12/31/2014	$19.47151	$19.79748	122,048
01/01/2015 to 12/31/2015	$19.79748	$19.69911	109,726
01/01/2016 to 12/31/2016	$19.69911	$21.33287	387,339
01/01/2017 to 12/31/2017	$21.33287	$22.21067	147,947
01/01/2018 to 12/31/2018	$22.21067	$21.93050	86,241
01/01/2019 to 12/31/2019	$21.93050	$24.49638	102,965
AST Academic Strategies Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$11.79413	$12.15841	2,137,936
01/01/2013 to 12/31/2013	$12.15841	$13.28419	3,302,095
01/01/2014 to 12/31/2014	$13.28419	$13.70177	4,233,346
01/01/2015 to 12/31/2015	$13.70177	$13.17454	4,275,666
01/01/2016 to 12/31/2016	$13.17454	$13.91823	7,653,121
01/01/2017 to 12/31/2017	$13.91823	$15.56812	17,046,560
01/01/2018 to 12/31/2018	$15.56812	$14.20813	17,277,340
01/01/2019 to 12/31/2019	$14.20813	$16.38199	26,202,776
AST Advanced Strategies Portfolio
04/02/2012 to 12/31/2012	$12.55485	$12.96731	1,334,388
01/01/2013 to 12/31/2013	$12.96731	$15.01604	2,104,605
01/01/2014 to 12/31/2014	$15.01604	$15.82972	2,745,392
01/01/2015 to 12/31/2015	$15.82972	$15.85314	3,307,487
01/01/2016 to 12/31/2016	$15.85314	$16.86949	6,413,451
01/01/2017 to 12/31/2017	$16.86949	$19.59683	12,611,396
01/01/2018 to 12/31/2018	$19.59683	$18.32279	15,572,908
01/01/2019 to 12/31/2019	$18.32279	$22.18286	21,318,284
AST AllianzGI World Trends Portfolio
04/02/2012 to 12/31/2012	$10.45327	$10.53923	674,619
01/01/2013 to 12/31/2013	$10.53923	$11.77322	834,112
01/01/2014 to 12/31/2014	$11.77322	$12.29780	1,249,619
01/01/2015 to 12/31/2015	$12.29780	$12.19758	1,625,752
01/01/2016 to 12/31/2016	$12.19758	$12.70180	3,094,012
01/01/2017 to 12/31/2017	$12.70180	$14.66782	9,654,552
01/01/2018 to 12/31/2018	$14.66782	$13.42047	10,931,891
01/01/2019 to 12/31/2019	$13.42047	$15.73953	16,449,140
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$9.99946	$10.18312	60,465
01/01/2014 to 12/31/2014	$10.18312	$9.80073	109,425
01/01/2015 to 12/31/2015	$9.80073	$8.22532	47,725
01/01/2016 to 12/31/2016	$8.22532	$9.26433	55,438
01/01/2017 to 12/31/2017	$9.26433	$12.42109	212,225
01/01/2018 to 12/31/2018	$12.42109	$10.00085	195,123
01/01/2019 to 12/31/2019	$10.00085	$11.70496	117,469

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99946	$11.71778	10,832
01/01/2014 to 12/31/2014	$11.71778	$13.17469	23,505
01/01/2015 to 12/31/2015	$13.17469	$13.31510	46,084
01/01/2016 to 12/31/2016	$13.31510	$14.64438	46,376
01/01/2017 to 12/31/2017	$14.64438	$17.76975	71,453
01/01/2018 to 12/31/2018	$17.76975	$16.21771	74,390
01/01/2019 to 12/31/2019	$16.21771	$19.75026	73,656
AST Balanced Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$12.46312	$12.68301	1,758,212
01/01/2013 to 12/31/2013	$12.68301	$14.82427	2,849,628
01/01/2014 to 12/31/2014	$14.82427	$15.68843	3,274,796
01/01/2015 to 12/31/2015	$15.68843	$15.66066	4,187,549
01/01/2016 to 12/31/2016	$15.66066	$16.53880	8,248,576
01/01/2017 to 12/31/2017	$16.53880	$18.88058	21,352,492
01/01/2018 to 12/31/2018	$18.88058	$17.83171	25,969,719
01/01/2019 to 12/31/2019	$17.83171	$21.15566	35,476,617
AST BlackRock Global Strategies Portfolio
04/02/2012 to 12/31/2012	$9.90989	$10.26034	288,996
01/01/2013 to 12/31/2013	$10.26034	$11.29992	425,554
01/01/2014 to 12/31/2014	$11.29992	$11.77602	507,630
01/01/2015 to 12/31/2015	$11.77602	$11.34851	694,939
01/01/2016 to 12/31/2016	$11.34851	$12.05951	841,502
01/01/2017 to 12/31/2017	$12.05951	$13.49228	1,865,355
01/01/2018 to 12/31/2018	$13.49228	$12.69656	1,757,828
01/01/2019 to 12/31/2019	$12.69656	$14.83669	2,478,633
AST BlackRock Low Duration Bond Portfolio
04/02/2012 to 12/31/2012	$20.16296	$20.73224	2,313,544
01/01/2013 to 12/31/2013	$20.73224	$20.14971	2,801,507
01/01/2014 to 12/31/2014	$20.14971	$19.99945	2,847,394
01/01/2015 to 12/31/2015	$19.99945	$19.96538	2,661,208
01/01/2016 to 12/31/2016	$19.96538	$20.16033	2,499,016
01/01/2017 to 12/31/2017	$20.16033	$20.37142	2,658,656
01/01/2018 to 12/31/2018	$20.37142	$20.38931	2,645,887
01/01/2019 to 12/31/2019	$20.38931	$21.19276	2,959,786
AST BlackRock/Loomis Sayles Bond Portfolio
04/02/2012 to 12/31/2012	$27.43311	$29.01718	3,550,533
01/01/2013 to 12/31/2013	$29.01718	$28.29890	3,800,767
01/01/2014 to 12/31/2014	$28.29890	$29.30456	3,324,750
01/01/2015 to 12/31/2015	$29.30456	$28.50038	3,258,429
01/01/2016 to 12/31/2016	$28.50038	$29.51247	4,058,167
01/01/2017 to 12/31/2017	$29.51247	$30.59987	7,460,536
01/01/2018 to 12/31/2018	$30.59987	$30.19918	7,727,763
01/01/2019 to 12/31/2019	$30.19918	$32.77077	10,806,181
AST Capital Growth Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$12.12989	$12.24267	2,189,962
01/01/2013 to 12/31/2013	$12.24267	$14.92172	4,132,517
01/01/2014 to 12/31/2014	$14.92172	$15.86168	5,683,698
01/01/2015 to 12/31/2015	$15.86168	$15.84275	7,368,448
01/01/2016 to 12/31/2016	$15.84275	$16.81594	14,217,154
01/01/2017 to 12/31/2017	$16.81594	$19.69547	31,659,316
01/01/2018 to 12/31/2018	$19.69547	$18.35014	38,132,142
01/01/2019 to 12/31/2019	$18.35014	$22.28672	52,396,972

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99946	$11.76419	41,775
01/01/2014 to 12/31/2014	$11.76419	$13.27839	124,317
01/01/2015 to 12/31/2015	$13.27839	$12.72095	145,353
01/01/2016 to 12/31/2016	$12.72095	$14.52061	321,093
01/01/2017 to 12/31/2017	$14.52061	$17.08132	606,226
01/01/2018 to 12/31/2018	$17.08132	$16.16109	613,623
01/01/2019 to 12/31/2019	$16.16109	$21.03838	1,025,168
AST Cohen & Steers Global Realty Portfolio
04/02/2012 to 12/31/2012	$10.47217	$11.70019	98,682
01/01/2013 to 12/31/2013	$11.70019	$12.12952	127,240
01/01/2014 to 12/31/2014	$12.12952	$13.72846	158,568
01/01/2015 to 12/31/2015	$13.72846	$13.62700	168,685
01/01/2016 to 12/31/2016	$13.62700	$13.65961	244,948
01/01/2017 to 12/31/2017	$13.65961	$15.04823	611,852
01/01/2018 to 12/31/2018	$15.04823	$14.24590	610,169
01/01/2019 to 12/31/2019	$14.24590	$17.70940	881,472
AST Cohen & Steers Realty Portfolio
04/02/2012 to 12/31/2012	$32.32997	$33.53009	329,212
01/01/2013 to 12/31/2013	$33.53009	$34.35587	382,035
01/01/2014 to 12/31/2014	$34.35587	$44.68361	429,106
01/01/2015 to 12/31/2015	$44.68361	$46.54348	402,779
01/01/2016 to 12/31/2016	$46.54348	$48.46744	423,296
01/01/2017 to 12/31/2017	$48.46744	$51.16020	579,401
01/01/2018 to 12/31/2018	$51.16020	$48.40949	550,843
01/01/2019 to 12/31/2019	$48.40949	$63.10821	674,662
AST Fidelity Institutional AM® Quantitative Portfolio
04/02/2012 to 12/31/2012	$10.94895	$11.25745	866,029
01/01/2013 to 12/31/2013	$11.25745	$12.83510	1,273,659
01/01/2014 to 12/31/2014	$12.83510	$13.15347	1,441,419
01/01/2015 to 12/31/2015	$13.15347	$13.19745	2,020,598
01/01/2016 to 12/31/2016	$13.19745	$13.66941	4,218,381
01/01/2017 to 12/31/2017	$13.66941	$15.81771	10,072,819
01/01/2018 to 12/31/2018	$15.81771	$14.49737	11,485,083
01/01/2019 to 12/31/2019	$14.49737	$17.28372	17,271,679
AST Goldman Sachs Multi-Asset Portfolio
04/02/2012 to 12/31/2012	$11.17188	$11.27089	478,143
01/01/2013 to 12/31/2013	$11.27089	$12.29732	762,432
01/01/2014 to 12/31/2014	$12.29732	$12.71119	923,241
01/01/2015 to 12/31/2015	$12.71119	$12.51374	1,118,730
01/01/2016 to 12/31/2016	$12.51374	$13.08586	1,798,867
01/01/2017 to 12/31/2017	$13.08586	$14.59787	7,497,732
01/01/2018 to 12/31/2018	$14.59787	$13.47892	8,186,085
01/01/2019 to 12/31/2019	$13.47892	$15.53673	13,346,281
AST Goldman Sachs Small-Cap Value Portfolio
04/02/2012 to 12/31/2012	$35.84503	$36.54808	191,758
01/01/2013 to 12/31/2013	$36.54808	$50.40332	231,304
01/01/2014 to 12/31/2014	$50.40332	$53.68012	235,413
01/01/2015 to 12/31/2015	$53.68012	$50.40109	225,702
01/01/2016 to 12/31/2016	$50.40109	$62.24760	285,453
01/01/2017 to 12/31/2017	$62.24760	$69.38111	515,226
01/01/2018 to 12/31/2018	$69.38111	$59.23375	578,140
01/01/2019 to 12/31/2019	$59.23375	$72.16979	829,808

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Government Money Market Portfolio
04/02/2012 to 12/31/2012	$15.28117	$15.20802	4,933,586
01/01/2013 to 12/31/2013	$15.20802	$15.10943	5,545,728
01/01/2014 to 12/31/2014	$15.10943	$15.01092	7,009,676
01/01/2015 to 12/31/2015	$15.01092	$14.91290	7,119,880
01/01/2016 to 12/31/2016	$14.91290	$14.81638	6,852,795
01/01/2017 to 12/31/2017	$14.81638	$14.77056	7,080,832
01/01/2018 to 12/31/2018	$14.77056	$14.86481	9,658,303
01/01/2019 to 12/31/2019	$14.86481	$15.01788	10,608,543
AST High Yield Portfolio
04/02/2012 to 12/31/2012	$23.75241	$25.63707	2,018,684
01/01/2013 to 12/31/2013	$25.63707	$27.29926	2,050,214
01/01/2014 to 12/31/2014	$27.29926	$27.81549	1,005,691
01/01/2015 to 12/31/2015	$27.81549	$26.65008	949,073
01/01/2016 to 12/31/2016	$26.65008	$30.55351	1,149,758
01/01/2017 to 12/31/2017	$30.55351	$32.62333	1,375,246
01/01/2018 to 12/31/2018	$32.62333	$31.76641	1,143,321
01/01/2019 to 12/31/2019	$31.76641	$36.38826	1,502,243
AST Hotchkis & Wiley Large-Cap Value Portfolio
04/02/2012 to 12/31/2012	$23.06155	$23.95472	260,603
01/01/2013 to 12/31/2013	$23.95472	$33.28529	358,350
01/01/2014 to 12/31/2014	$33.28529	$37.61471	443,673
01/01/2015 to 12/31/2015	$37.61471	$34.44205	446,128
01/01/2016 to 12/31/2016	$34.44205	$41.02324	578,942
01/01/2017 to 12/31/2017	$41.02324	$48.57917	797,292
01/01/2018 to 12/31/2018	$48.57917	$41.43184	854,236
01/01/2019 to 12/31/2019	$41.43184	$53.31484	1,112,927
AST International Growth Portfolio
04/02/2012 to 12/31/2012	$20.91208	$21.44012	868,007
01/01/2013 to 12/31/2013	$21.44012	$25.35990	1,229,002
01/01/2014 to 12/31/2014	$25.35990	$23.80315	1,559,437
01/01/2015 to 12/31/2015	$23.80315	$24.39293	1,572,634
01/01/2016 to 12/31/2016	$24.39293	$23.31893	1,595,691
01/01/2017 to 12/31/2017	$23.31893	$31.37470	1,743,680
01/01/2018 to 12/31/2018	$31.37470	$27.01463	1,743,956
01/01/2019 to 12/31/2019	$27.01463	$35.45730	1,828,366
AST International Value Portfolio
04/02/2012 to 12/31/2012	$19.31092	$19.94731	252,102
01/01/2013 to 12/31/2013	$19.94731	$23.67546	316,370
01/01/2014 to 12/31/2014	$23.67546	$21.94480	331,237
01/01/2015 to 12/31/2015	$21.94480	$21.98043	377,249
01/01/2016 to 12/31/2016	$21.98043	$21.96444	494,250
01/01/2017 to 12/31/2017	$21.96444	$26.79999	822,800
01/01/2018 to 12/31/2018	$26.79999	$22.32870	916,090
01/01/2019 to 12/31/2019	$22.32870	$26.62527	1,088,517
AST J.P. Morgan Global Thematic Portfolio
04/02/2012 to 12/31/2012	$10.98160	$11.14168	740,025
01/01/2013 to 12/31/2013	$11.14168	$12.87147	854,130
01/01/2014 to 12/31/2014	$12.87147	$13.60168	918,602
01/01/2015 to 12/31/2015	$13.60168	$13.37178	975,931
01/01/2016 to 12/31/2016	$13.37178	$13.97800	1,719,405
01/01/2017 to 12/31/2017	$13.97800	$16.24201	6,648,154
01/01/2018 to 12/31/2018	$16.24201	$14.94645	7,931,523
01/01/2019 to 12/31/2019	$14.94645	$17.73454	12,223,123

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
04/02/2012 to 12/31/2012	$24.31812	$25.69220	411,454
01/01/2013 to 12/31/2013	$25.69220	$29.44603	493,919
01/01/2014 to 12/31/2014	$29.44603	$27.39256	519,707
01/01/2015 to 12/31/2015	$27.39256	$26.45402	521,224
01/01/2016 to 12/31/2016	$26.45402	$26.78990	574,859
01/01/2017 to 12/31/2017	$26.78990	$34.50274	990,407
01/01/2018 to 12/31/2018	$34.50274	$28.28957	1,069,922
01/01/2019 to 12/31/2019	$28.28957	$35.75683	1,395,418
AST J.P. Morgan Strategic Opportunities Portfolio
04/02/2012 to 12/31/2012	$25.69496	$26.48459	585,499
01/01/2013 to 12/31/2013	$26.48459	$29.21518	767,639
01/01/2014 to 12/31/2014	$29.21518	$30.60670	859,092
01/01/2015 to 12/31/2015	$30.60670	$30.35229	946,248
01/01/2016 to 12/31/2016	$30.35229	$31.31259	1,876,926
01/01/2017 to 12/31/2017	$31.31259	$34.88664	3,882,804
01/01/2018 to 12/31/2018	$34.88664	$32.88202	4,291,651
01/01/2019 to 12/31/2019	$32.88202	$37.44070	6,773,310
AST Jennison Large-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$13.65688	$13.04213	58,325
01/01/2013 to 12/31/2013	$13.04213	$17.68598	65,274
01/01/2014 to 12/31/2014	$17.68598	$19.24099	128,247
01/01/2015 to 12/31/2015	$19.24099	$21.14871	249,434
01/01/2016 to 12/31/2016	$21.14871	$20.70363	268,009
01/01/2017 to 12/31/2017	$20.70363	$27.93897	516,342
01/01/2018 to 12/31/2018	$27.93897	$27.30930	635,688
01/01/2019 to 12/31/2019	$27.30930	$35.97736	885,783
AST Loomis Sayles Large-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$22.74611	$21.76758	1,731,133
01/01/2013 to 12/31/2013	$21.76758	$29.54365	2,203,644
01/01/2014 to 12/31/2014	$29.54365	$32.45986	2,714,814
01/01/2015 to 12/31/2015	$32.45986	$35.49674	2,592,109
01/01/2016 to 12/31/2016	$35.49674	$37.23259	2,470,649
01/01/2017 to 12/31/2017	$37.23259	$49.19383	2,633,786
01/01/2018 to 12/31/2018	$49.19383	$47.55886	2,377,615
01/01/2019 to 12/31/2019	$47.55886	$62.19491	2,417,759
AST MFS Global Equity Portfolio
04/02/2012 to 12/31/2012	$17.86001	$18.96384	487,708
01/01/2013 to 12/31/2013	$18.96384	$24.04688	572,282
01/01/2014 to 12/31/2014	$24.04688	$24.75789	583,483
01/01/2015 to 12/31/2015	$24.75789	$24.23662	644,028
01/01/2016 to 12/31/2016	$24.23662	$25.79174	728,361
01/01/2017 to 12/31/2017	$25.79174	$31.73317	1,338,201
01/01/2018 to 12/31/2018	$31.73317	$28.51437	1,471,313
01/01/2019 to 12/31/2019	$28.51437	$36.81555	1,930,018
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99947	$10.39473	708,550
01/01/2013 to 12/31/2013	$10.39473	$12.28049	870,847
01/01/2014 to 12/31/2014	$12.28049	$12.82758	761,976
01/01/2015 to 12/31/2015	$12.82758	$12.58598	817,085
01/01/2016 to 12/31/2016	$12.58598	$13.04467	1,066,092
01/01/2017 to 12/31/2017	$13.04467	$15.09732	1,764,647
01/01/2018 to 12/31/2018	$15.09732	$13.75755	1,860,088
01/01/2019 to 12/31/2019	$13.75755	$16.77934	2,457,279

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Portfolio
04/02/2012 to 12/31/2012	$10.32846	$10.34321	636,569
01/01/2013 to 12/31/2013	$10.34321	$14.04784	825,258
01/01/2014 to 12/31/2014	$14.04784	$15.17211	864,288
01/01/2015 to 12/31/2015	$15.17211	$16.16312	862,289
01/01/2016 to 12/31/2016	$16.16312	$16.36507	974,945
01/01/2017 to 12/31/2017	$16.36507	$21.25152	1,377,403
01/01/2018 to 12/31/2018	$21.25152	$21.56670	1,370,389
01/01/2019 to 12/31/2019	$21.56670	$29.52114	1,656,767
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99947	$10.23520	3,880
01/01/2013 to 12/31/2013	$10.23520	$13.67722	57,164
01/01/2014 to 12/31/2014	$13.67722	$14.97664	66,490
01/01/2015 to 12/31/2015	$14.97664	$14.77167	148,850
01/01/2016 to 12/31/2016	$14.77167	$16.64891	328,700
01/01/2017 to 12/31/2017	$16.64891	$19.40894	716,459
01/01/2018 to 12/31/2018	$19.40894	$17.32502	808,983
01/01/2019 to 12/31/2019	$17.32502	$22.26366	1,177,073
AST Mid-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$6.90822	$6.98274	1,209,969
01/01/2013 to 12/31/2013	$6.98274	$9.17056	1,866,674
01/01/2014 to 12/31/2014	$9.17056	$10.16119	2,054,799
01/01/2015 to 12/31/2015	$10.16119	$9.52113	4,086,768
01/01/2016 to 12/31/2016	$9.52113	$9.61489	4,450,159
01/01/2017 to 12/31/2017	$9.61489	$12.14029	6,921,815
01/01/2018 to 12/31/2018	$12.14029	$11.53645	7,167,080
01/01/2019 to 12/31/2019	$11.53645	$14.91768	8,973,251
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
04/02/2012 to 12/31/2012	$39.77785	$40.81741	466,775
01/01/2013 to 12/31/2013	$40.81741	$57.58674	593,491
01/01/2014 to 12/31/2014	$57.58674	$65.36528	632,089
01/01/2015 to 12/31/2015	$65.36528	$61.27996	588,881
01/01/2016 to 12/31/2016	$61.27996	$71.98029	595,116
01/01/2017 to 12/31/2017	$71.98029	$81.37387	775,668
01/01/2018 to 12/31/2018	$81.37387	$67.54927	770,390
01/01/2019 to 12/31/2019	$67.54927	$81.21333	962,049
AST Parametric Emerging Markets Equity Portfolio
04/02/2012 to 12/31/2012	$10.21367	$10.44338	357,478
01/01/2013 to 12/31/2013	$10.44338	$10.39868	493,261
01/01/2014 to 12/31/2014	$10.39868	$9.84738	674,967
01/01/2015 to 12/31/2015	$9.84738	$8.14703	685,583
01/01/2016 to 12/31/2016	$8.14703	$9.09464	896,852
01/01/2017 to 12/31/2017	$9.09464	$11.41888	2,403,364
01/01/2018 to 12/31/2018	$11.41888	$9.75082	2,611,601
01/01/2019 to 12/31/2019	$9.75082	$10.98055	4,114,575
AST Preservation Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$13.02623	$13.41813	2,759,599
01/01/2013 to 12/31/2013	$13.41813	$14.55895	3,852,365
01/01/2014 to 12/31/2014	$14.55895	$15.29958	3,583,397
01/01/2015 to 12/31/2015	$15.29958	$15.22193	4,194,357
01/01/2016 to 12/31/2016	$15.22193	$15.95874	6,948,644
01/01/2017 to 12/31/2017	$15.95874	$17.46135	12,393,167
01/01/2018 to 12/31/2018	$17.46135	$16.85466	14,490,335
01/01/2019 to 12/31/2019	$16.85466	$19.21341	21,372,711

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Prudential Core Bond Portfolio
04/02/2012 to 12/31/2012	$10.22030	$10.73524	47,835
01/01/2013 to 12/31/2013	$10.73524	$10.41874	108,559
01/01/2014 to 12/31/2014	$10.41874	$10.97842	99,867
01/01/2015 to 12/31/2015	$10.97842	$10.87776	225,318
01/01/2016 to 12/31/2016	$10.87776	$11.26197	520,399
01/01/2017 to 12/31/2017	$11.26197	$11.82342	1,503,205
01/01/2018 to 12/31/2018	$11.82342	$11.65058	2,031,690
01/01/2019 to 12/31/2019	$11.65058	$12.70387	3,311,312
AST Prudential Growth Allocation Portfolio
04/02/2012 to 12/31/2012	$10.49369	$10.65702	1,403,349
01/01/2013 to 12/31/2013	$10.65702	$12.39040	1,933,476
01/01/2014 to 12/31/2014	$12.39040	$13.44202	2,980,642
01/01/2015 to 12/31/2015	$13.44202	$13.27284	4,688,196
01/01/2016 to 12/31/2016	$13.27284	$14.51766	10,784,874
01/01/2017 to 12/31/2017	$14.51766	$16.74513	45,066,148
01/01/2018 to 12/31/2018	$16.74513	$15.37220	53,882,013
01/01/2019 to 12/31/2019	$15.37220	$18.20126	80,921,646
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99946	$11.75760	0
01/01/2014 to 12/31/2014	$11.75760	$13.46149	9,545
01/01/2015 to 12/31/2015	$13.46149	$13.58030	10,783
01/01/2016 to 12/31/2016	$13.58030	$14.95673	15,565
01/01/2017 to 12/31/2017	$14.95673	$18.04136	24,926
01/01/2018 to 12/31/2018	$18.04136	$16.64184	51,327
01/01/2019 to 12/31/2019	$16.64184	$20.69831	38,312
AST QMA US Equity Alpha Portfolio
04/02/2012 to 12/31/2012	$15.80818	$16.10960	612,973
01/01/2013 to 12/31/2013	$16.10960	$21.19484	717,679
01/01/2014 to 12/31/2014	$21.19484	$24.68161	719,720
01/01/2015 to 12/31/2015	$24.68161	$25.27620	674,237
01/01/2016 to 12/31/2016	$25.27620	$28.84006	744,456
01/01/2017 to 12/31/2017	$28.84006	$35.02833	1,224,013
01/01/2018 to 12/31/2018	$35.02833	$31.94005	1,197,136
01/01/2019 to 12/31/2019	$31.94005	$39.49592	1,322,962
AST Quantitative Modeling Portfolio
04/02/2012 to 12/31/2012	$9.91977	$10.07382	44,971
01/01/2013 to 12/31/2013	$10.07382	$12.24997	315,728
01/01/2014 to 12/31/2014	$12.24997	$12.96155	852,665
01/01/2015 to 12/31/2015	$12.96155	$12.89666	1,827,546
01/01/2016 to 12/31/2016	$12.89666	$13.62285	1,892,173
01/01/2017 to 12/31/2017	$13.62285	$15.99640	2,728,811
01/01/2018 to 12/31/2018	$15.99640	$14.85453	2,995,190
01/01/2019 to 12/31/2019	$14.85453	$17.88737	3,084,360
AST Small-Cap Growth Opportunities Portfolio
04/02/2012 to 12/31/2012	$14.56534	$13.88888	662,024
01/01/2013 to 12/31/2013	$13.88888	$19.42995	878,841
01/01/2014 to 12/31/2014	$19.42995	$20.25743	1,058,177
01/01/2015 to 12/31/2015	$20.25743	$20.39441	1,095,306
01/01/2016 to 12/31/2016	$20.39441	$21.82195	1,095,490
01/01/2017 to 12/31/2017	$21.82195	$27.68356	1,418,074
01/01/2018 to 12/31/2018	$27.68356	$24.52057	1,458,312
01/01/2019 to 12/31/2019	$24.52057	$33.24867	1,762,794

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$28.72466	$27.70495	191,153
01/01/2013 to 12/31/2013	$27.70495	$37.20616	252,009
01/01/2014 to 12/31/2014	$37.20616	$38.37610	252,894
01/01/2015 to 12/31/2015	$38.37610	$38.42630	270,848
01/01/2016 to 12/31/2016	$38.42630	$42.78718	339,888
01/01/2017 to 12/31/2017	$42.78718	$52.67592	530,286
01/01/2018 to 12/31/2018	$52.67592	$47.93408	556,315
01/01/2019 to 12/31/2019	$47.93408	$61.96647	780,185
AST Small-Cap Value Portfolio
04/02/2012 to 12/31/2012	$28.71618	$29.40995	610,153
01/01/2013 to 12/31/2013	$29.40995	$40.14664	755,633
01/01/2014 to 12/31/2014	$40.14664	$41.98705	805,379
01/01/2015 to 12/31/2015	$41.98705	$39.91627	803,339
01/01/2016 to 12/31/2016	$39.91627	$51.23806	730,558
01/01/2017 to 12/31/2017	$51.23806	$54.64572	803,223
01/01/2018 to 12/31/2018	$54.64572	$45.01897	784,653
01/01/2019 to 12/31/2019	$45.01897	$54.55683	893,539
AST T. Rowe Price Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$31.72796	$32.68345	689,338
01/01/2013 to 12/31/2013	$32.68345	$37.93685	984,990
01/01/2014 to 12/31/2014	$37.93685	$39.90630	1,389,809
01/01/2015 to 12/31/2015	$39.90630	$39.66363	1,975,437
01/01/2016 to 12/31/2016	$39.66363	$42.37872	3,601,806
01/01/2017 to 12/31/2017	$42.37872	$48.59065	8,854,325
01/01/2018 to 12/31/2018	$48.59065	$45.70185	10,588,658
01/01/2019 to 12/31/2019	$45.70185	$54.86895	14,229,608
AST T. Rowe Price Large-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$21.38939	$20.76320	513,794
01/01/2013 to 12/31/2013	$20.76320	$29.71001	702,609
01/01/2014 to 12/31/2014	$29.71001	$31.98018	815,771
01/01/2015 to 12/31/2015	$31.98018	$34.81718	1,108,704
01/01/2016 to 12/31/2016	$34.81718	$35.52458	1,275,764
01/01/2017 to 12/31/2017	$35.52458	$48.66519	2,125,459
01/01/2018 to 12/31/2018	$48.66519	$50.21669	2,324,032
01/01/2019 to 12/31/2019	$50.21669	$63.97437	2,998,277
AST T. Rowe Price Large-Cap Value Portfolio
04/02/2012 to 12/31/2012	$13.75931	$13.79344	438,321
01/01/2013 to 12/31/2013	$13.79344	$18.44915	515,533
01/01/2014 to 12/31/2014	$18.44915	$18.61487	500,642
01/01/2015 to 12/31/2015	$18.61487	$17.37246	492,716
01/01/2016 to 12/31/2016	$17.37246	$18.31746	539,391
01/01/2017 to 12/31/2017	$18.31746	$21.21087	863,277
01/01/2018 to 12/31/2018	$21.21087	$19.02617	935,862
01/01/2019 to 12/31/2019	$19.02617	$23.81142	6,507,396
AST T. Rowe Price Natural Resources Portfolio
04/02/2012 to 12/31/2012	$55.90911	$53.89981	197,579
01/01/2013 to 12/31/2013	$53.89981	$61.78578	214,813
01/01/2014 to 12/31/2014	$61.78578	$56.25253	246,794
01/01/2015 to 12/31/2015	$56.25253	$45.12754	243,343
01/01/2016 to 12/31/2016	$45.12754	$55.87055	268,555
01/01/2017 to 12/31/2017	$55.87055	$61.22893	508,598
01/01/2018 to 12/31/2018	$61.22893	$50.69899	506,332
01/01/2019 to 12/31/2019	$50.69899	$58.86473	790,403

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Templeton Global Bond Portfolio
04/02/2012 to 12/31/2012	$19.99147	$20.63724	866,451
01/01/2013 to 12/31/2013	$20.63724	$19.73350	1,057,340
01/01/2014 to 12/31/2014	$19.73350	$19.71444	1,171,818
01/01/2015 to 12/31/2015	$19.71444	$18.68194	1,103,519
01/01/2016 to 12/31/2016	$18.68194	$19.36935	1,107,507
01/01/2017 to 12/31/2017	$19.36935	$19.63657	1,390,332
01/01/2018 to 12/31/2018	$19.63657	$19.89846	1,352,053
01/01/2019 to 12/31/2019	$19.89846	$20.08621	1,590,385
AST WEDGE Capital Mid-Cap Value Portfolio
04/02/2012 to 12/31/2012	$16.39757	$17.01874	218,161
01/01/2013 to 12/31/2013	$17.01874	$22.38888	257,877
01/01/2014 to 12/31/2014	$22.38888	$25.57298	311,302
01/01/2015 to 12/31/2015	$25.57298	$23.72778	266,712
01/01/2016 to 12/31/2016	$23.72778	$26.87288	361,197
01/01/2017 to 12/31/2017	$26.87288	$31.64574	502,593
01/01/2018 to 12/31/2018	$31.64574	$26.24363	519,584
01/01/2019 to 12/31/2019	$26.24363	$31.06475	723,755
AST Wellington Management Hedged Equity Portfolio
04/02/2012 to 12/31/2012	$11.04545	$11.02468	596,164
01/01/2013 to 12/31/2013	$11.02468	$13.19869	1,095,380
01/01/2014 to 12/31/2014	$13.19869	$13.83470	1,402,528
01/01/2015 to 12/31/2015	$13.83470	$13.65786	1,473,627
01/01/2016 to 12/31/2016	$13.65786	$14.45462	2,482,243
01/01/2017 to 12/31/2017	$14.45462	$16.31293	4,259,105
01/01/2018 to 12/31/2018	$16.31293	$15.39650	4,457,377
01/01/2019 to 12/31/2019	$15.39650	$18.44049	5,775,830
AST Western Asset Core Plus Bond Portfolio
04/02/2012 to 12/31/2012	$12.00536	$12.61449	845,235
01/01/2013 to 12/31/2013	$12.61449	$12.34542	772,270
01/01/2014 to 12/31/2014	$12.34542	$13.14798	1,243,823
01/01/2015 to 12/31/2015	$13.14798	$13.22403	1,531,862
01/01/2016 to 12/31/2016	$13.22403	$13.81477	2,469,176
01/01/2017 to 12/31/2017	$13.81477	$14.59080	5,417,683
01/01/2018 to 12/31/2018	$14.59080	$14.16731	9,309,786
01/01/2019 to 12/31/2019	$14.16731	$15.80649	13,056,084
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$9.99947	$10.42474	13,747
01/01/2013 to 12/31/2013	$10.42474	$9.51458	31,671
01/01/2014 to 12/31/2014	$9.51458	$9.58076	58,298
01/01/2015 to 12/31/2015	$9.58076	$9.22504	49,794
01/01/2016 to 12/31/2016	$9.22504	$10.13715	52,495
01/01/2017 to 12/31/2017	$10.13715	$11.00812	228,137
01/01/2018 to 12/31/2018	$11.00812	$10.20707	171,241
01/01/2019 to 12/31/2019	$10.20707	$11.64658	227,998
Invesco V.I. Diversified Dividend Fund - Series I
04/02/2012 to 12/31/2012	$10.20053	$10.83280	119,059
01/01/2013 to 12/31/2013	$10.83280	$14.10256	179,854
01/01/2014 to 12/31/2014	$14.10256	$15.80810	235,186
01/01/2015 to 12/31/2015	$15.80810	$16.02985	262,725
01/01/2016 to 12/31/2016	$16.02985	$18.28497	278,046
01/01/2017 to 12/31/2017	$18.28497	$19.72404	300,747
01/01/2018 to 12/31/2018	$19.72404	$18.11100	256,970
01/01/2019 to 12/31/2019	$18.11100	$22.50813	200,955

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Health Care Fund - Series I
04/02/2012 to 12/31/2012	$17.86411	$18.97945	105,051
01/01/2013 to 12/31/2013	$18.97945	$26.50075	141,248
01/01/2014 to 12/31/2014	$26.50075	$31.50696	177,897
01/01/2015 to 12/31/2015	$31.50696	$32.29234	177,262
01/01/2016 to 12/31/2016	$32.29234	$28.40589	155,110
01/01/2017 to 12/31/2017	$28.40589	$32.68826	131,582
01/01/2018 to 12/31/2018	$32.68826	$32.76843	128,694
01/01/2019 to 12/31/2019	$32.76843	$43.13733	121,681
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.05020	$9.83336	88,471
01/01/2013 to 12/31/2013	$9.83336	$13.38563	148,359
01/01/2014 to 12/31/2014	$13.38563	$14.36743	127,514
01/01/2015 to 12/31/2015	$14.36743	$14.44624	133,202
01/01/2016 to 12/31/2016	$14.44624	$14.46110	116,451
01/01/2017 to 12/31/2017	$14.46110	$17.59873	121,423
01/01/2018 to 12/31/2018	$17.59873	$16.50761	138,513
01/01/2019 to 12/31/2019	$16.50761	$22.03220	151,985
Invesco V.I. Technology Fund - Series I
04/02/2012 to 12/31/2012	$7.72644	$6.93655	94,613
01/01/2013 to 12/31/2013	$6.93655	$8.62425	127,602
01/01/2014 to 12/31/2014	$8.62425	$9.51515	115,638
01/01/2015 to 12/31/2015	$9.51515	$10.09754	142,556
01/01/2016 to 12/31/2016	$10.09754	$9.95624	144,780
01/01/2017 to 12/31/2017	$9.95624	$13.36692	176,558
01/01/2018 to 12/31/2018	$13.36692	$13.21924	157,914
01/01/2019 to 12/31/2019	$13.21924	$17.84553	154,532
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12674	$9.76934	535,703
01/01/2017 to 12/31/2017	$9.76934	$13.69451	543,952
01/01/2018 to 12/31/2018	$13.69451	$11.19573	533,818
01/01/2019 to 12/31/2019	$11.19573	$13.63472	463,758
ProFund VP Asia 30
04/02/2012 to 12/31/2012	$21.46761	$21.47350	69,246
01/01/2013 to 12/31/2013	$21.47350	$24.52800	75,828
01/01/2014 to 12/31/2014	$24.52800	$23.98641	68,176
01/01/2015 to 12/31/2015	$23.98641	$21.59539	67,296
01/01/2016 to 12/31/2016	$21.59539	$21.59271	59,498
01/01/2017 to 12/31/2017	$21.59271	$28.50573	85,937
01/01/2018 to 12/31/2018	$28.50573	$23.05329	63,191
01/01/2019 to 12/31/2019	$23.05329	$28.92832	65,084
ProFund VP Banks
04/02/2012 to 12/31/2012	$5.19208	$5.26866	79,600
01/01/2013 to 12/31/2013	$5.26866	$6.98561	54,459
01/01/2014 to 12/31/2014	$6.98561	$7.66037	151,473
01/01/2015 to 12/31/2015	$7.66037	$7.57757	127,458
01/01/2016 to 12/31/2016	$7.57757	$9.27726	252,087
01/01/2017 to 12/31/2017	$9.27726	$10.86866	218,311
01/01/2018 to 12/31/2018	$10.86866	$8.86511	145,249
01/01/2019 to 12/31/2019	$8.86511	$12.01572	128,707

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Basic Materials
04/02/2012 to 12/31/2012	$17.13962	$16.64861	54,721
01/01/2013 to 12/31/2013	$16.64861	$19.58915	95,961
01/01/2014 to 12/31/2014	$19.58915	$19.79000	64,938
01/01/2015 to 12/31/2015	$19.79000	$16.92405	64,844
01/01/2016 to 12/31/2016	$16.92405	$19.92338	93,929
01/01/2017 to 12/31/2017	$19.92338	$24.33829	94,753
01/01/2018 to 12/31/2018	$24.33829	$19.90968	86,285
01/01/2019 to 12/31/2019	$19.90968	$23.28508	72,989
ProFund VP Bear
04/02/2012 to 12/31/2012	$5.39555	$5.11497	137,439
01/01/2013 to 12/31/2013	$5.11497	$3.73245	355,838
01/01/2014 to 12/31/2014	$3.73245	$3.17983	231,199
01/01/2015 to 12/31/2015	$3.17983	$3.00362	188,249
01/01/2016 to 12/31/2016	$3.00362	$2.59463	198,391
01/01/2017 to 12/31/2017	$2.59463	$2.11469	180,171
01/01/2018 to 12/31/2018	$2.11469	$2.18613	241,873
01/01/2019 to 12/31/2019	$2.18613	$1.67351	378,185
ProFund VP Biotechnology
04/02/2012 to 12/31/2012	$11.86472	$14.14636	73,076
01/01/2013 to 12/31/2013	$14.14636	$23.67027	107,333
01/01/2014 to 12/31/2014	$23.67027	$30.50694	133,431
01/01/2015 to 12/31/2015	$30.50694	$31.30910	129,864
01/01/2016 to 12/31/2016	$31.30910	$26.29149	106,852
01/01/2017 to 12/31/2017	$26.29149	$32.00915	104,038
01/01/2018 to 12/31/2018	$32.00915	$29.65414	91,069
01/01/2019 to 12/31/2019	$29.65414	$34.30981	78,445
ProFund VP Bull
04/02/2012 to 12/31/2012	$12.29615	$12.34101	393,941
01/01/2013 to 12/31/2013	$12.34101	$15.90907	397,809
01/01/2014 to 12/31/2014	$15.90907	$17.61835	760,993
01/01/2015 to 12/31/2015	$17.61835	$17.42362	423,471
01/01/2016 to 12/31/2016	$17.42362	$18.98285	355,667
01/01/2017 to 12/31/2017	$18.98285	$22.50760	316,009
01/01/2018 to 12/31/2018	$22.50760	$20.98601	235,267
01/01/2019 to 12/31/2019	$20.98601	$26.87118	196,841
ProFund VP Consumer Goods Portfolio
04/02/2012 to 12/31/2012	$14.99522	$15.12268	62,051
01/01/2013 to 12/31/2013	$15.12268	$19.29901	60,904
01/01/2014 to 12/31/2014	$19.29901	$21.13436	79,124
01/01/2015 to 12/31/2015	$21.13436	$21.87108	87,237
01/01/2016 to 12/31/2016	$21.87108	$22.49915	68,573
01/01/2017 to 12/31/2017	$22.49915	$25.71839	70,448
01/01/2018 to 12/31/2018	$25.71839	$21.76834	48,713
01/01/2019 to 12/31/2019	$21.76834	$27.37134	47,247
ProFund VP Consumer Services
04/02/2012 to 12/31/2012	$12.01906	$12.81987	33,687
01/01/2013 to 12/31/2013	$12.81987	$17.81439	92,785
01/01/2014 to 12/31/2014	$17.81439	$19.90402	58,099
01/01/2015 to 12/31/2015	$19.90402	$20.70202	100,543
01/01/2016 to 12/31/2016	$20.70202	$21.42854	58,701
01/01/2017 to 12/31/2017	$21.42854	$25.19995	58,268
01/01/2018 to 12/31/2018	$25.19995	$25.18921	56,716
01/01/2019 to 12/31/2019	$25.18921	$31.19150	57,175

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Europe 30
04/02/2012 to 12/31/2012	$9.67140	$10.31427	183,383
01/01/2013 to 12/31/2013	$10.31427	$12.46427	264,298
01/01/2014 to 12/31/2014	$12.46427	$11.31241	215,221
01/01/2015 to 12/31/2015	$11.31241	$10.01642	198,350
01/01/2016 to 12/31/2016	$10.01642	$10.72862	197,132
01/01/2017 to 12/31/2017	$10.72862	$12.76008	226,655
01/01/2018 to 12/31/2018	$12.76008	$10.88551	144,290
01/01/2019 to 12/31/2019	$10.88551	$12.73850	162,222
ProFund VP Financials
04/02/2012 to 12/31/2012	$6.78527	$7.00624	114,186
01/01/2013 to 12/31/2013	$7.00624	$9.19359	186,474
01/01/2014 to 12/31/2014	$9.19359	$10.31365	181,847
01/01/2015 to 12/31/2015	$10.31365	$10.09347	195,122
01/01/2016 to 12/31/2016	$10.09347	$11.56425	188,858
01/01/2017 to 12/31/2017	$11.56425	$13.57905	238,851
01/01/2018 to 12/31/2018	$13.57905	$12.08340	177,816
01/01/2019 to 12/31/2019	$12.08340	$15.63876	160,954
ProFund VP Health Care
04/02/2012 to 12/31/2012	$10.96616	$11.65900	128,314
01/01/2013 to 12/31/2013	$11.65900	$16.18833	207,388
01/01/2014 to 12/31/2014	$16.18833	$19.89460	270,049
01/01/2015 to 12/31/2015	$19.89460	$20.75816	284,139
01/01/2016 to 12/31/2016	$20.75816	$19.78767	224,976
01/01/2017 to 12/31/2017	$19.78767	$23.77169	221,459
01/01/2018 to 12/31/2018	$23.77169	$24.66388	248,807
01/01/2019 to 12/31/2019	$24.66388	$29.25028	202,418
ProFund VP Industrials
04/02/2012 to 12/31/2012	$14.16157	$14.43821	21,050
01/01/2013 to 12/31/2013	$14.43821	$19.82217	50,850
01/01/2014 to 12/31/2014	$19.82217	$20.79174	43,236
01/01/2015 to 12/31/2015	$20.79174	$19.95009	41,542
01/01/2016 to 12/31/2016	$19.95009	$23.29843	63,562
01/01/2017 to 12/31/2017	$23.29843	$28.33174	67,240
01/01/2018 to 12/31/2018	$28.33174	$24.55376	47,391
01/01/2019 to 12/31/2019	$24.55376	$31.83275	47,937
ProFund VP Internet
04/02/2012 to 12/31/2012	$29.81170	$30.87078	15,792
01/01/2013 to 12/31/2013	$30.87078	$46.52962	27,156
01/01/2014 to 12/31/2014	$46.52962	$46.74583	21,065
01/01/2015 to 12/31/2015	$46.74583	$55.89433	41,075
01/01/2016 to 12/31/2016	$55.89433	$58.60226	24,263
01/01/2017 to 12/31/2017	$58.60226	$79.21173	28,412
01/01/2018 to 12/31/2018	$79.21173	$82.57682	26,649
01/01/2019 to 12/31/2019	$82.57682	$96.82708	21,290
ProFund VP Japan
04/02/2012 to 12/31/2012	$7.88762	$8.04493	96,223
01/01/2013 to 12/31/2013	$8.04493	$11.84800	121,931
01/01/2014 to 12/31/2014	$11.84800	$12.15075	97,188
01/01/2015 to 12/31/2015	$12.15075	$12.77302	138,612
01/01/2016 to 12/31/2016	$12.77302	$12.74253	95,620
01/01/2017 to 12/31/2017	$12.74253	$14.99587	108,456
01/01/2018 to 12/31/2018	$14.99587	$13.16454	82,224
01/01/2019 to 12/31/2019	$13.16454	$15.69453	80,010

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Large-Cap Growth
04/02/2012 to 12/31/2012	$12.83785	$12.77618	132,986
01/01/2013 to 12/31/2013	$12.77618	$16.58549	222,473
01/01/2014 to 12/31/2014	$16.58549	$18.60783	289,356
01/01/2015 to 12/31/2015	$18.60783	$19.18142	250,498
01/01/2016 to 12/31/2016	$19.18142	$20.01260	202,866
01/01/2017 to 12/31/2017	$20.01260	$24.91135	206,775
01/01/2018 to 12/31/2018	$24.91135	$24.28832	143,270
01/01/2019 to 12/31/2019	$24.28832	$31.10171	151,543
ProFund VP Large-Cap Value
04/02/2012 to 12/31/2012	$10.87109	$11.03654	162,295
01/01/2013 to 12/31/2013	$11.03654	$14.24242	134,528
01/01/2014 to 12/31/2014	$14.24242	$15.63192	265,861
01/01/2015 to 12/31/2015	$15.63192	$14.79497	194,928
01/01/2016 to 12/31/2016	$14.79497	$16.96711	202,387
01/01/2017 to 12/31/2017	$16.96711	$19.12167	188,929
01/01/2018 to 12/31/2018	$19.12167	$16.97797	152,164
01/01/2019 to 12/31/2019	$16.97797	$21.88974	136,084
ProFund VP Mid-Cap Growth
04/02/2012 to 12/31/2012	$16.16582	$16.23989	162,542
01/01/2013 to 12/31/2013	$16.23989	$21.05928	174,753
01/01/2014 to 12/31/2014	$21.05928	$22.15511	163,134
01/01/2015 to 12/31/2015	$22.15511	$22.07355	186,057
01/01/2016 to 12/31/2016	$22.07355	$24.75396	164,683
01/01/2017 to 12/31/2017	$24.75396	$29.09543	147,359
01/01/2018 to 12/31/2018	$29.09543	$25.44313	130,102
01/01/2019 to 12/31/2019	$25.44313	$31.40572	119,002
ProFund VP Mid-Cap Value
04/02/2012 to 12/31/2012	$15.35563	$15.79337	120,789
01/01/2013 to 12/31/2013	$15.79337	$20.73660	193,984
01/01/2014 to 12/31/2014	$20.73660	$22.70025	148,093
01/01/2015 to 12/31/2015	$22.70025	$20.69789	106,849
01/01/2016 to 12/31/2016	$20.69789	$25.56887	170,877
01/01/2017 to 12/31/2017	$25.56887	$28.09773	106,840
01/01/2018 to 12/31/2018	$28.09773	$24.20448	91,879
01/01/2019 to 12/31/2019	$24.20448	$29.83812	90,654
ProFund VP NASDAQ-100
04/02/2012 to 12/31/2012	$8.44528	$8.00581	237,480
01/01/2013 to 12/31/2013	$8.00581	$10.67982	457,085
01/01/2014 to 12/31/2014	$10.67982	$12.41477	428,820
01/01/2015 to 12/31/2015	$12.41477	$13.25345	419,427
01/01/2016 to 12/31/2016	$13.25345	$13.85955	274,058
01/01/2017 to 12/31/2017	$13.85955	$17.95172	369,355
01/01/2018 to 12/31/2018	$17.95172	$17.50102	261,970
01/01/2019 to 12/31/2019	$17.50102	$23.76866	245,566
ProFund VP Oil & Gas
04/02/2012 to 12/31/2012	$22.00148	$21.39359	117,969
01/01/2013 to 12/31/2013	$21.39359	$26.37068	142,506
01/01/2014 to 12/31/2014	$26.37068	$23.35223	164,063
01/01/2015 to 12/31/2015	$23.35223	$17.77804	230,957
01/01/2016 to 12/31/2016	$17.77804	$21.93451	227,441
01/01/2017 to 12/31/2017	$21.93451	$21.10051	203,858
01/01/2018 to 12/31/2018	$21.10051	$16.72330	164,099
01/01/2019 to 12/31/2019	$16.72330	$18.02925	123,052

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Pharmaceuticals
04/02/2012 to 12/31/2012	$9.80464	$10.49077	60,941
01/01/2013 to 12/31/2013	$10.49077	$13.71886	55,848
01/01/2014 to 12/31/2014	$13.71886	$16.26831	92,394
01/01/2015 to 12/31/2015	$16.26831	$16.88077	117,398
01/01/2016 to 12/31/2016	$16.88077	$16.14515	68,933
01/01/2017 to 12/31/2017	$16.14515	$17.70185	73,179
01/01/2018 to 12/31/2018	$17.70185	$16.49612	55,865
01/01/2019 to 12/31/2019	$16.49612	$18.69011	52,705
ProFund VP Precious Metals
04/02/2012 to 12/31/2012	$18.77717	$16.39230	298,418
01/01/2013 to 12/31/2013	$16.39230	$10.10607	326,483
01/01/2014 to 12/31/2014	$10.10607	$7.64416	475,057
01/01/2015 to 12/31/2015	$7.64416	$5.09960	760,919
01/01/2016 to 12/31/2016	$5.09960	$7.89451	574,072
01/01/2017 to 12/31/2017	$7.89451	$8.25733	343,317
01/01/2018 to 12/31/2018	$8.25733	$7.09843	350,023
01/01/2019 to 12/31/2019	$7.09843	$10.29484	605,999
ProFund VP Real Estate
04/02/2012 to 12/31/2012	$21.26954	$22.34453	61,378
01/01/2013 to 12/31/2013	$22.34453	$22.21991	70,779
01/01/2014 to 12/31/2014	$22.21991	$27.59787	110,898
01/01/2015 to 12/31/2015	$27.59787	$27.50732	101,839
01/01/2016 to 12/31/2016	$27.50732	$28.89304	74,741
01/01/2017 to 12/31/2017	$28.89304	$31.01624	67,000
01/01/2018 to 12/31/2018	$31.01624	$29.05818	54,454
01/01/2019 to 12/31/2019	$29.05818	$36.59429	60,590
ProFund VP Rising Rates Opportunity
04/02/2012 to 12/31/2012	$2.91642	$2.48861	587,817
01/01/2013 to 12/31/2013	$2.48861	$2.87984	675,015
01/01/2014 to 12/31/2014	$2.87984	$1.99535	1,232,465
01/01/2015 to 12/31/2015	$1.99535	$1.95092	753,860
01/01/2016 to 12/31/2016	$1.95092	$1.83830	551,666
01/01/2017 to 12/31/2017	$1.83830	$1.60891	510,664
01/01/2018 to 12/31/2018	$1.60891	$1.66497	382,978
01/01/2019 to 12/31/2019	$1.66497	$1.36607	276,431
ProFund VP Semiconductor
04/02/2012 to 12/31/2012	$7.81803	$6.42474	31,526
01/01/2013 to 12/31/2013	$6.42474	$8.51972	20,934
01/01/2014 to 12/31/2014	$8.51972	$11.38706	47,528
01/01/2015 to 12/31/2015	$11.38706	$10.98775	49,386
01/01/2016 to 12/31/2016	$10.98775	$13.94108	69,965
01/01/2017 to 12/31/2017	$13.94108	$18.77522	56,974
01/01/2018 to 12/31/2018	$18.77522	$16.74395	44,338
01/01/2019 to 12/31/2019	$16.74395	$24.91518	59,238
ProFund VP Short Mid-Cap
04/02/2012 to 12/31/2012	$3.94930	$3.66941	100,195
01/01/2013 to 12/31/2013	$3.66941	$2.63579	12,164
01/01/2014 to 12/31/2014	$2.63579	$2.29291	40,123
01/01/2015 to 12/31/2015	$2.29291	$2.23913	24,945
01/01/2016 to 12/31/2016	$2.23913	$1.77543	29,667
01/01/2017 to 12/31/2017	$1.77543	$1.50184	49,318
01/01/2018 to 12/31/2018	$1.50184	$1.65568	39,770
01/01/2019 to 12/31/2019	$1.65568	$1.29668	18,689

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Short NASDAQ-100
04/02/2012 to 12/31/2012	$2.56683	$2.56183	60,242
01/01/2013 to 12/31/2013	$2.56183	$1.79678	76,359
01/01/2014 to 12/31/2014	$1.79678	$1.43903	48,202
01/01/2015 to 12/31/2015	$1.43903	$1.24327	72,141
01/01/2016 to 12/31/2016	$1.24327	$1.11094	181,490
01/01/2017 to 12/31/2017	$1.11094	$0.82512	224,779
01/01/2018 to 12/31/2018	$0.82512	$0.79616	255,381
01/01/2019 to 12/31/2019	$0.79616	$0.56900	140,974
ProFund VP Short Small-Cap
04/02/2012 to 12/31/2012	$3.82924	$3.56496	322,040
01/01/2013 to 12/31/2013	$3.56496	$2.43499	25,593
01/01/2014 to 12/31/2014	$2.43499	$2.19578	54,092
01/01/2015 to 12/31/2015	$2.19578	$2.16357	46,092
01/01/2016 to 12/31/2016	$2.16357	$1.68537	62,604
01/01/2017 to 12/31/2017	$1.68537	$1.43654	85,866
01/01/2018 to 12/31/2018	$1.43654	$1.57540	68,600
01/01/2019 to 12/31/2019	$1.57540	$1.23989	46,228
ProFund VP Small-Cap Growth
04/02/2012 to 12/31/2012	$16.94079	$16.92600	95,690
01/01/2013 to 12/31/2013	$16.92600	$23.61368	246,118
01/01/2014 to 12/31/2014	$23.61368	$23.97002	137,811
01/01/2015 to 12/31/2015	$23.97002	$24.09350	168,091
01/01/2016 to 12/31/2016	$24.09350	$28.78066	146,587
01/01/2017 to 12/31/2017	$28.78066	$32.30234	125,794
01/01/2018 to 12/31/2018	$32.30234	$30.24674	89,702
01/01/2019 to 12/31/2019	$30.24674	$35.79482	76,449
ProFund VP Small-Cap Value
04/02/2012 to 12/31/2012	$13.70346	$13.91615	112,333
01/01/2013 to 12/31/2013	$13.91615	$19.03447	133,615
01/01/2014 to 12/31/2014	$19.03447	$20.01025	104,867
01/01/2015 to 12/31/2015	$20.01025	$18.23453	94,036
01/01/2016 to 12/31/2016	$18.23453	$23.32939	151,586
01/01/2017 to 12/31/2017	$23.32939	$25.42900	105,005
01/01/2018 to 12/31/2018	$25.42900	$21.67162	84,243
01/01/2019 to 12/31/2019	$21.67162	$26.38899	74,899
ProFund VP Technology
04/02/2012 to 12/31/2012	$7.23746	$6.47042	119,530
01/01/2013 to 12/31/2013	$6.47042	$8.04774	98,883
01/01/2014 to 12/31/2014	$8.04774	$9.44377	151,597
01/01/2015 to 12/31/2015	$9.44377	$9.60780	202,812
01/01/2016 to 12/31/2016	$9.60780	$10.72365	168,876
01/01/2017 to 12/31/2017	$10.72365	$14.40264	177,994
01/01/2018 to 12/31/2018	$14.40264	$13.98012	156,306
01/01/2019 to 12/31/2019	$13.98012	$20.16494	142,513
ProFund VP Telecommunications
04/02/2012 to 12/31/2012	$5.75266	$6.42939	61,052
01/01/2013 to 12/31/2013	$6.42939	$7.15850	49,347
01/01/2014 to 12/31/2014	$7.15850	$7.15222	66,854
01/01/2015 to 12/31/2015	$7.15222	$7.21387	65,108
01/01/2016 to 12/31/2016	$7.21387	$8.71921	139,094
01/01/2017 to 12/31/2017	$8.71921	$8.47873	126,171
01/01/2018 to 12/31/2018	$8.47873	$7.15106	89,499
01/01/2019 to 12/31/2019	$7.15106	$8.15381	73,258

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP U.S. Government Plus
04/02/2012 to 12/31/2012	$19.10723	$21.19966	127,132
01/01/2013 to 12/31/2013	$21.19966	$17.03654	127,113
01/01/2014 to 12/31/2014	$17.03654	$23.08528	199,538
01/01/2015 to 12/31/2015	$23.08528	$21.64137	124,443
01/01/2016 to 12/31/2016	$21.64137	$21.43494	109,120
01/01/2017 to 12/31/2017	$21.43494	$23.31636	112,457
01/01/2018 to 12/31/2018	$23.31636	$21.90777	86,676
01/01/2019 to 12/31/2019	$21.90777	$25.73125	66,240
ProFund VP UltraBull
04/02/2012 to 12/31/2012	$7.17079	$7.21671	80,003
01/01/2013 to 12/31/2013	$7.21671	$12.04891	217,693
01/01/2014 to 12/31/2014	$12.04891	$14.75247	148,741
01/01/2015 to 12/31/2015	$14.75247	$14.23403	127,196
01/01/2016 to 12/31/2016	$14.23403	$16.77212	93,818
01/01/2017 to 12/31/2017	$16.77212	$23.49834	121,567
01/01/2018 to 12/31/2018	$23.49834	$19.72499	98,008
01/01/2019 to 12/31/2019	$19.72499	$31.38786	88,941
ProFund VP UltraMid-Cap
04/02/2012 to 12/31/2012	$14.58148	$14.92856	50,522
01/01/2013 to 12/31/2013	$14.92856	$25.30433	82,594
01/01/2014 to 12/31/2014	$25.30433	$28.99706	86,748
01/01/2015 to 12/31/2015	$28.99706	$26.17300	95,014
01/01/2016 to 12/31/2016	$26.17300	$35.86125	103,555
01/01/2017 to 12/31/2017	$35.86125	$45.91039	92,367
01/01/2018 to 12/31/2018	$45.91039	$33.40056	67,228
01/01/2019 to 12/31/2019	$33.40056	$49.04169	57,967
ProFund VP UltraNASDAQ-100
04/02/2012 to 12/31/2012	$2.00958	$1.79738	1,001,085
01/01/2013 to 12/31/2013	$1.79738	$3.19725	2,805,778
01/01/2014 to 12/31/2014	$3.19725	$4.31486	3,540,961
01/01/2015 to 12/31/2015	$4.31486	$4.86993	3,654,654
01/01/2016 to 12/31/2016	$4.86993	$5.25551	3,100,750
01/01/2017 to 12/31/2017	$5.25551	$8.78935	2,625,821
01/01/2018 to 12/31/2018	$8.78935	$7.89085	2,459,337
01/01/2019 to 12/31/2019	$7.89085	$14.08502	638,284
ProFund VP UltraSmall-Cap
04/02/2012 to 12/31/2012	$9.54444	$9.59152	85,808
01/01/2013 to 12/31/2013	$9.59152	$17.78702	98,985
01/01/2014 to 12/31/2014	$17.78702	$18.62200	69,753
01/01/2015 to 12/31/2015	$18.62200	$16.10045	88,254
01/01/2016 to 12/31/2016	$16.10045	$22.32907	116,281
01/01/2017 to 12/31/2017	$22.32907	$27.77443	92,610
01/01/2018 to 12/31/2018	$27.77443	$20.15599	70,378
01/01/2019 to 12/31/2019	$20.15599	$29.50271	55,579
ProFund VP Utilities
04/02/2012 to 12/31/2012	$12.58345	$12.70843	122,282
01/01/2013 to 12/31/2013	$12.70843	$14.30671	139,022
01/01/2014 to 12/31/2014	$14.30671	$17.89278	230,133
01/01/2015 to 12/31/2015	$17.89278	$16.63832	145,740
01/01/2016 to 12/31/2016	$16.63832	$19.02243	166,540
01/01/2017 to 12/31/2017	$19.02243	$20.90980	182,084
01/01/2018 to 12/31/2018	$20.90980	$21.37243	170,466
01/01/2019 to 12/31/2019	$21.37243	$26.09083	160,971

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
PSF SP International Growth Portfolio
04/02/2012 to 12/31/2012	$13.16589	$13.62951	47,487
01/01/2013 to 12/31/2013	$13.62951	$16.09589	59,473
01/01/2014 to 12/31/2014	$16.09589	$15.07745	59,533
01/01/2015 to 12/31/2015	$15.07745	$15.48379	69,852
01/01/2016 to 12/31/2016	$15.48379	$14.83221	43,276
01/01/2017 to 12/31/2017	$14.83221	$20.01328	55,561
01/01/2018 to 12/31/2018	$20.01328	$17.33526	42,978
01/01/2019 to 12/31/2019	$17.33526	$22.79965	36,949
Wells Fargo VT International Equity Fund - Class 1
04/02/2012 to 12/31/2012	$14.94950	$15.19251	99,237
01/01/2013 to 12/31/2013	$15.19251	$18.10304	111,142
01/01/2014 to 12/31/2014	$18.10304	$17.03214	110,933
01/01/2015 to 12/31/2015	$17.03214	$17.30996	166,509
01/01/2016 to 12/31/2016	$17.30996	$17.75740	147,868
01/01/2017 to 12/31/2017	$17.75740	$22.02768	155,207
01/01/2018 to 12/31/2018	$22.02768	$18.19433	135,358
01/01/2019 to 12/31/2019	$18.19433	$20.87830	119,123
Wells Fargo VT Omega Growth Fund - Class 1
04/02/2012 to 12/31/2012	$16.83955	$16.74343	118,310
01/01/2013 to 12/31/2013	$16.74343	$23.32445	126,037
01/01/2014 to 12/31/2014	$23.32445	$24.12008	114,255
01/01/2015 to 12/31/2015	$24.12008	$24.35173	106,941
01/01/2016 to 12/31/2016	$24.35173	$24.37925	86,987
01/01/2017 to 12/31/2017	$24.37925	$32.68691	81,122
01/01/2018 to 12/31/2018	$32.68691	$32.64186	80,911
01/01/2019 to 12/31/2019	$32.64186	$44.55658	86,490
Wells Fargo VT Small Cap Growth Fund - Class 1
04/02/2012 to 12/31/2012	$13.53821	$12.56149	80,840
01/01/2013 to 12/31/2013	$12.56149	$18.78899	81,681
01/01/2014 to 12/31/2014	$18.78899	$18.35443	91,566
01/01/2015 to 12/31/2015	$18.35443	$17.75472	109,834
01/01/2016 to 12/31/2016	$17.75472	$19.06896	106,228
01/01/2017 to 12/31/2017	$19.06896	$23.89723	118,878
01/01/2018 to 12/31/2018	$23.89723	$24.09111	122,945
01/01/2019 to 12/31/2019	$24.09111	$29.99263	109,780
*Denotes the start date of these sub-accounts

ASAP III
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps
(2.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ACCESS VP High Yield Fund
01/01/2010 to 12/31/2010	$12.10644	$13.71569	0
01/01/2011 to 12/31/2011	$13.71569	$13.71964	0
01/01/2012 to 12/31/2012	$13.71964	$15.24172	0
01/01/2013 to 12/31/2013	$15.24172	$16.32444	0
01/01/2014 to 12/31/2014	$16.32444	$16.26354	0
01/01/2015 to 12/31/2015	$16.26354	$15.85687	0
01/01/2016 to 12/31/2016	$15.85687	$16.82735	0
01/01/2017 to 12/31/2017	$16.82735	$17.16814	0
01/01/2018 to 12/31/2018	$17.16814	$16.60842	0
01/01/2019 to 12/31/2019	$16.60842	$18.17834	0
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.30096	$10.13796	212,391
01/01/2011 to 12/31/2011	$10.13796	$9.60734	105,066
01/01/2012 to 12/31/2012	$9.60734	$10.52750	134,457
01/01/2013 to 12/31/2013	$10.52750	$11.27066	66,527
01/01/2014 to 12/31/2014	$11.27066	$11.39098	69,109
01/01/2015 to 12/31/2015	$11.39098	$10.73212	47,914
01/01/2016 to 12/31/2016	$10.73212	$11.11043	28,473
01/01/2017 to 12/31/2017	$11.11043	$12.17815	17,360
01/01/2018 to 12/31/2018	$12.17815	$10.88922	3,982
01/01/2019 to 12/31/2019	$10.88922	$12.30258	9,074
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$9.46245	$10.47437	131,942
01/01/2011 to 12/31/2011	$10.47437	$10.20875	48,552
01/01/2012 to 12/31/2012	$10.20875	$11.29424	57,706
01/01/2013 to 12/31/2013	$11.29424	$12.81546	25,222
01/01/2014 to 12/31/2014	$12.81546	$13.23787	28,188
01/01/2015 to 12/31/2015	$13.23787	$12.99050	18,223
01/01/2016 to 12/31/2016	$12.99050	$13.54584	5,076
01/01/2017 to 12/31/2017	$13.54584	$15.42017	6,537
01/01/2018 to 12/31/2018	$15.42017	$14.12574	1,853
01/01/2019 to 12/31/2019	$14.12574	$16.75753	3,351
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$8.49370	$9.25415	113,621
01/01/2011 to 12/31/2011	$9.25415	$8.84571	45,096
01/01/2012 to 12/31/2012	$8.84571	$9.49637	48,074
01/01/2013 to 12/31/2013	$9.49637	$10.39472	22,804
01/01/2014 to 12/31/2014	$10.39472	$10.63926	35,167
01/01/2015 to 12/31/2015	$10.63926	$10.34018	20,596
01/01/2016 to 12/31/2016	$10.34018	$10.55147	15,543
01/01/2017 to 12/31/2017	$10.55147	$11.94013	16,202
01/01/2018 to 12/31/2018	$11.94013	$10.70343	6,295
01/01/2019 to 12/31/2019	$10.70343	$12.30036	12,748

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99779	$11.55654	0
01/01/2014 to 12/31/2014	$11.55654	$12.73194	0
01/01/2015 to 12/31/2015	$12.73194	$12.60863	0
01/01/2016 to 12/31/2016	$12.60863	$13.58917	0
01/01/2017 to 12/31/2017	$13.58917	$16.15870	0
01/01/2018 to 12/31/2018	$16.15870	$14.44864	0
01/01/2019 to 12/31/2019	$14.44864	$17.24162	0
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.53889	$10.42969	803,521
01/01/2011 to 12/31/2011	$10.42969	$10.03042	368,297
01/01/2012 to 12/31/2012	$10.03042	$10.98237	447,452
01/01/2013 to 12/31/2013	$10.98237	$12.57823	326,622
01/01/2014 to 12/31/2014	$12.57823	$13.04346	360,939
01/01/2015 to 12/31/2015	$13.04346	$12.75826	265,506
01/01/2016 to 12/31/2016	$12.75826	$13.20323	215,387
01/01/2017 to 12/31/2017	$13.20323	$14.77042	214,914
01/01/2018 to 12/31/2018	$14.77042	$13.66744	122,984
01/01/2019 to 12/31/2019	$13.66744	$15.88887	157,742
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99779	$9.10428	6,280
01/01/2012 to 12/31/2012	$9.10428	$9.91691	23,922
01/01/2013 to 12/31/2013	$9.91691	$10.70194	18,253
01/01/2014 to 12/31/2014	$10.70194	$10.92829	8,630
01/01/2015 to 12/31/2015	$10.92829	$10.31939	9,739
01/01/2016 to 12/31/2016	$10.31939	$10.74584	2,606
01/01/2017 to 12/31/2017	$10.74584	$11.78131	3,924
01/01/2018 to 12/31/2018	$11.78131	$10.86203	712
01/01/2019 to 12/31/2019	$10.86203	$12.43761	680
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$11.06876	$11.19562	33,522
01/01/2011 to 12/31/2011	$11.19562	$11.14460	14,026
01/01/2012 to 12/31/2012	$11.14460	$11.35821	8,601
01/01/2013 to 12/31/2013	$11.35821	$10.81693	4,268
01/01/2014 to 12/31/2014	$10.81693	$10.52015	2,997
01/01/2015 to 12/31/2015	$10.52015	$10.29075	2,287
01/01/2016 to 12/31/2016	$10.29075	$10.18269	853
01/01/2017 to 12/31/2017	$10.18269	$10.08240	2,027
01/01/2018 to 12/31/2018	$10.08240	$9.88682	318
01/01/2019 to 12/31/2019	$9.88682	$10.06973	404
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$11.56672	$12.12932	259,444
01/01/2011 to 12/31/2011	$12.12932	$12.18375	94,206
01/01/2012 to 12/31/2012	$12.18375	$12.96596	96,756
01/01/2013 to 12/31/2013	$12.96596	$12.39041	59,772
01/01/2014 to 12/31/2014	$12.39041	$12.57245	59,859
01/01/2015 to 12/31/2015	$12.57245	$11.98120	34,602
01/01/2016 to 12/31/2016	$11.98120	$12.15770	27,891
01/01/2017 to 12/31/2017	$12.15770	$12.35273	31,329
01/01/2018 to 12/31/2018	$12.35273	$11.94430	13,139
01/01/2019 to 12/31/2019	$11.94430	$12.70060	18,873

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.53758	$10.33978	6,929
01/01/2011 to 12/31/2011	$10.33978	$11.67421	0
01/01/2012 to 12/31/2012	$11.67421	$12.03026	305,082
01/01/2013 to 12/31/2013	$12.03026	$11.14560	288,796
01/01/2014 to 12/31/2014	$11.14560	$11.31294	135,552
01/01/2015 to 12/31/2015	$11.31294	$11.13110	95,794
01/01/2016 to 12/31/2016	$11.13110	$10.99356	92,715
01/01/2017 to 12/31/2017	$10.99356	$10.78420	91,200
01/01/2018 to 12/31/2018	$10.78420	$10.55618	200,218
01/01/2019 to 12/31/2019	$10.55618	$10.42009	0
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.21385	$10.03213	100,282
01/01/2011 to 12/31/2011	$10.03213	$11.59086	8,944
01/01/2012 to 12/31/2012	$11.59086	$11.99630	7,256
01/01/2013 to 12/31/2013	$11.99630	$10.91742	685,862
01/01/2014 to 12/31/2014	$10.91742	$11.28268	352,471
01/01/2015 to 12/31/2015	$11.28268	$11.15140	403,648
01/01/2016 to 12/31/2016	$11.15140	$11.06894	348,328
01/01/2017 to 12/31/2017	$11.06894	$10.87183	139,509
01/01/2018 to 12/31/2018	$10.87183	$10.61314	138,038
01/01/2019 to 12/31/2019	$10.61314	$10.69338	147,256
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99706	$10.91308	64,449
01/01/2011 to 12/31/2011	$10.91308	$12.78135	706,219
01/01/2012 to 12/31/2012	$12.78135	$13.28736	323,557
01/01/2013 to 12/31/2013	$13.28736	$12.02971	15,261
01/01/2014 to 12/31/2014	$12.02971	$12.61048	444,243
01/01/2015 to 12/31/2015	$12.61048	$12.49526	557,426
01/01/2016 to 12/31/2016	$12.49526	$12.41229	489,067
01/01/2017 to 12/31/2017	$12.41229	$12.27525	307,363
01/01/2018 to 12/31/2018	$12.27525	$11.95626	269,958
01/01/2019 to 12/31/2019	$11.95626	$12.22937	132,278
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99779	$11.91683	329,141
01/01/2012 to 12/31/2012	$11.91683	$12.27885	414,448
01/01/2013 to 12/31/2013	$12.27885	$10.78850	45,625
01/01/2014 to 12/31/2014	$10.78850	$11.59161	42,773
01/01/2015 to 12/31/2015	$11.59161	$11.52098	183,525
01/01/2016 to 12/31/2016	$11.52098	$11.42126	187,600
01/01/2017 to 12/31/2017	$11.42126	$11.29385	152,536
01/01/2018 to 12/31/2018	$11.29385	$10.97682	122,280
01/01/2019 to 12/31/2019	$10.97682	$11.31554	61,504
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99707	$10.30890	155,312
01/01/2013 to 12/31/2013	$10.30890	$9.01217	1,001,752
01/01/2014 to 12/31/2014	$9.01217	$9.88053	492,219
01/01/2015 to 12/31/2015	$9.88053	$9.87923	80,752
01/01/2016 to 12/31/2016	$9.87923	$9.80184	116,312
01/01/2017 to 12/31/2017	$9.80184	$9.70455	67,958
01/01/2018 to 12/31/2018	$9.70455	$9.42113	66,791
01/01/2019 to 12/31/2019	$9.42113	$9.76850	12,524

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99853	$8.67375	405,665
01/01/2014 to 12/31/2014	$8.67375	$9.67604	251,870
01/01/2015 to 12/31/2015	$9.67604	$9.68723	11,220
01/01/2016 to 12/31/2016	$9.68723	$9.61091	2,402
01/01/2017 to 12/31/2017	$9.61091	$9.51434	285,129
01/01/2018 to 12/31/2018	$9.51434	$9.20120	354,679
01/01/2019 to 12/31/2019	$9.20120	$9.66999	179,160
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99853	$11.20509	52,018
01/01/2015 to 12/31/2015	$11.20509	$11.12625	616,068
01/01/2016 to 12/31/2016	$11.12625	$11.09981	20,400
01/01/2017 to 12/31/2017	$11.09981	$11.00416	4,794
01/01/2018 to 12/31/2018	$11.00416	$10.63230	152,354
01/01/2019 to 12/31/2019	$10.63230	$11.25284	67,220
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99853	$9.85185	197,716
01/01/2016 to 12/31/2016	$9.85185	$9.79057	609,579
01/01/2017 to 12/31/2017	$9.79057	$9.76249	371,735
01/01/2018 to 12/31/2018	$9.76249	$9.40361	370,354
01/01/2019 to 12/31/2019	$9.40361	$10.07263	166,412
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99707	$9.79419	472,773
01/01/2017 to 12/31/2017	$9.79419	$9.79143	377,625
01/01/2018 to 12/31/2018	$9.79143	$9.41066	260,667
01/01/2019 to 12/31/2019	$9.41066	$10.14034	140,381
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99706	$9.94987	5,739
01/01/2018 to 12/31/2018	$9.94987	$9.48576	28,544
01/01/2019 to 12/31/2019	$9.48576	$10.30467	202
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99706	$9.57789	16,223
01/01/2019 to 12/31/2019	$9.57789	$10.47071	5,428
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99853	$11.13698	3,818
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.13340	$10.08079	749,579
01/01/2011 to 12/31/2011	$10.08079	$9.57590	281,330
01/01/2012 to 12/31/2012	$9.57590	$10.60110	358,749
01/01/2013 to 12/31/2013	$10.60110	$12.66095	307,488
01/01/2014 to 12/31/2014	$12.66095	$13.18758	309,371
01/01/2015 to 12/31/2015	$13.18758	$12.90656	223,785
01/01/2016 to 12/31/2016	$12.90656	$13.42429	190,478
01/01/2017 to 12/31/2017	$13.42429	$15.40780	227,152
01/01/2018 to 12/31/2018	$15.40780	$14.06462	88,137
01/01/2019 to 12/31/2019	$14.06462	$16.73811	162,951
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99779	$11.56161	0
01/01/2014 to 12/31/2014	$11.56161	$12.78708	109
01/01/2015 to 12/31/2015	$12.78708	$12.00361	60
01/01/2016 to 12/31/2016	$12.00361	$13.42687	6,961
01/01/2017 to 12/31/2017	$13.42687	$15.47778	4,467
01/01/2018 to 12/31/2018	$15.47778	$14.34747	2,554
01/01/2019 to 12/31/2019	$14.34747	$18.30168	1,822

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$8.00312	$9.36504	52,578
01/01/2011 to 12/31/2011	$9.36504	$8.65780	13,704
01/01/2012 to 12/31/2012	$8.65780	$10.68709	16,463
01/01/2013 to 12/31/2013	$10.68709	$10.85615	8,942
01/01/2014 to 12/31/2014	$10.85615	$12.04000	10,387
01/01/2015 to 12/31/2015	$12.04000	$11.71043	7,446
01/01/2016 to 12/31/2016	$11.71043	$11.50305	2,198
01/01/2017 to 12/31/2017	$11.50305	$12.41820	2,063
01/01/2018 to 12/31/2018	$12.41820	$11.51801	353
01/01/2019 to 12/31/2019	$11.51801	$14.03016	917
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$10.03793	$12.57604	51,647
01/01/2011 to 12/31/2011	$12.57604	$13.05025	12,690
01/01/2012 to 12/31/2012	$13.05025	$14.65360	15,675
01/01/2013 to 12/31/2013	$14.65360	$14.71225	10,375
01/01/2014 to 12/31/2014	$14.71225	$18.75029	11,401
01/01/2015 to 12/31/2015	$18.75029	$19.13773	10,065
01/01/2016 to 12/31/2016	$19.13773	$19.52915	6,021
01/01/2017 to 12/31/2017	$19.52915	$20.20052	5,250
01/01/2018 to 12/31/2018	$20.20052	$18.72723	2,722
01/01/2019 to 12/31/2019	$18.72723	$23.92231	2,548
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$8.52775	$9.49433	188,595
01/01/2011 to 12/31/2011	$9.49433	$9.10412	91,985
01/01/2012 to 12/31/2012	$9.10412	$9.80498	102,678
01/01/2013 to 12/31/2013	$9.80498	$10.95414	41,823
01/01/2014 to 12/31/2014	$10.95414	$10.99993	53,089
01/01/2015 to 12/31/2015	$10.99993	$10.81453	34,729
01/01/2016 to 12/31/2016	$10.81453	$10.97648	18,268
01/01/2017 to 12/31/2017	$10.97648	$12.44675	22,075
01/01/2018 to 12/31/2018	$12.44675	$11.17679	7,963
01/01/2019 to 12/31/2019	$11.17679	$13.05677	5,186
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$9.00197	$9.77984	111,962
01/01/2011 to 12/31/2011	$9.77984	$9.47291	37,760
01/01/2012 to 12/31/2012	$9.47291	$10.15559	41,636
01/01/2013 to 12/31/2013	$10.15559	$10.85741	29,512
01/01/2014 to 12/31/2014	$10.85741	$10.99681	19,617
01/01/2015 to 12/31/2015	$10.99681	$10.60805	15,694
01/01/2016 to 12/31/2016	$10.60805	$10.87050	4,240
01/01/2017 to 12/31/2017	$10.87050	$11.88329	4,803
01/01/2018 to 12/31/2018	$11.88329	$10.75022	2,047
01/01/2019 to 12/31/2019	$10.75022	$12.14210	3,243
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$9.73159	$12.00975	32,918
01/01/2011 to 12/31/2011	$12.00975	$11.84432	10,130
01/01/2012 to 12/31/2012	$11.84432	$13.33909	12,406
01/01/2013 to 12/31/2013	$13.33909	$18.02596	9,636
01/01/2014 to 12/31/2014	$18.02596	$18.81140	8,718
01/01/2015 to 12/31/2015	$18.81140	$17.30670	5,653
01/01/2016 to 12/31/2016	$17.30670	$20.94566	4,784
01/01/2017 to 12/31/2017	$20.94566	$22.87762	5,637
01/01/2018 to 12/31/2018	$22.87762	$19.13594	6,248
01/01/2019 to 12/31/2019	$19.13594	$22.84579	9,224

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.14193	$9.87566	56,299
01/01/2011 to 12/31/2011	$9.87566	$9.61656	49,295
01/01/2012 to 12/31/2012	$9.61656	$9.36198	40,412
01/01/2013 to 12/31/2013	$9.36198	$9.11388	11,715
01/01/2014 to 12/31/2014	$9.11388	$8.87231	8,866
01/01/2015 to 12/31/2015	$8.87231	$8.63713	3,453
01/01/2016 to 12/31/2016	$8.63713	$8.40890	1,448
01/01/2017 to 12/31/2017	$8.40890	$8.21443	1,342
01/01/2018 to 12/31/2018	$8.21443	$8.09956	1,049
01/01/2019 to 12/31/2019	$8.09956	$8.01821	359
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$10.02053	$11.07190	56,851
01/01/2011 to 12/31/2011	$11.07190	$11.12104	18,231
01/01/2012 to 12/31/2012	$11.12104	$12.32797	31,773
01/01/2013 to 12/31/2013	$12.32797	$12.86318	11,852
01/01/2014 to 12/31/2014	$12.86318	$12.84256	18,616
01/01/2015 to 12/31/2015	$12.84256	$12.05668	10,600
01/01/2016 to 12/31/2016	$12.05668	$13.54509	7,515
01/01/2017 to 12/31/2017	$13.54509	$14.17238	9,328
01/01/2018 to 12/31/2018	$14.17238	$13.52072	5,117
01/01/2019 to 12/31/2019	$13.52072	$15.17631	4,936
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$7.54954	$8.31669	4,760
01/01/2011 to 12/31/2011	$8.31669	$7.75798	3,241
01/01/2012 to 12/31/2012	$7.75798	$8.82726	12,829
01/01/2013 to 12/31/2013	$8.82726	$12.01890	34,651
01/01/2014 to 12/31/2014	$12.01890	$13.30894	26,370
01/01/2015 to 12/31/2015	$13.30894	$11.94096	11,313
01/01/2016 to 12/31/2016	$11.94096	$13.93711	3,272
01/01/2017 to 12/31/2017	$13.93711	$16.17314	4,542
01/01/2018 to 12/31/2018	$16.17314	$13.51420	5,360
01/01/2019 to 12/31/2019	$13.51420	$17.04029	757
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$9.74679	$10.86433	42,682
01/01/2011 to 12/31/2011	$10.86433	$9.20971	14,523
01/01/2012 to 12/31/2012	$9.20971	$10.79114	13,807
01/01/2013 to 12/31/2013	$10.79114	$12.50726	28,143
01/01/2014 to 12/31/2014	$12.50726	$11.50304	24,466
01/01/2015 to 12/31/2015	$11.50304	$11.55074	5,355
01/01/2016 to 12/31/2016	$11.55074	$10.82055	3,691
01/01/2017 to 12/31/2017	$10.82055	$14.26668	4,450
01/01/2018 to 12/31/2018	$14.26668	$12.03521	2,354
01/01/2019 to 12/31/2019	$12.03521	$15.47855	1,302
AST International Value Portfolio
01/01/2010 to 12/31/2010	$10.46155	$11.31318	49,149
01/01/2011 to 12/31/2011	$11.31318	$9.63147	11,615
01/01/2012 to 12/31/2012	$9.63147	$10.93943	25,404
01/01/2013 to 12/31/2013	$10.93943	$12.72279	12,457
01/01/2014 to 12/31/2014	$12.72279	$11.55530	6,767
01/01/2015 to 12/31/2015	$11.55530	$11.34104	7,158
01/01/2016 to 12/31/2016	$11.34104	$11.10522	3,877
01/01/2017 to 12/31/2017	$11.10522	$13.27831	4,072
01/01/2018 to 12/31/2018	$13.27831	$10.83881	1,306
01/01/2019 to 12/31/2019	$10.83881	$12.66431	714

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$8.46513	$9.37955	204,130
01/01/2011 to 12/31/2011	$9.37955	$9.07934	79,044
01/01/2012 to 12/31/2012	$9.07934	$10.03896	86,248
01/01/2013 to 12/31/2013	$10.03896	$11.36421	52,088
01/01/2014 to 12/31/2014	$11.36421	$11.76723	71,138
01/01/2015 to 12/31/2015	$11.76723	$11.33538	46,627
01/01/2016 to 12/31/2016	$11.33538	$11.61143	25,632
01/01/2017 to 12/31/2017	$11.61143	$13.22136	21,926
01/01/2018 to 12/31/2018	$13.22136	$11.92035	7,024
01/01/2019 to 12/31/2019	$11.92035	$13.85930	20,127
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$10.15489	$10.59475	37,715
01/01/2011 to 12/31/2011	$10.59475	$9.37053	12,895
01/01/2012 to 12/31/2012	$9.37053	$11.12040	15,160
01/01/2013 to 12/31/2013	$11.12040	$12.48870	9,996
01/01/2014 to 12/31/2014	$12.48870	$11.38377	11,150
01/01/2015 to 12/31/2015	$11.38377	$10.77225	5,676
01/01/2016 to 12/31/2016	$10.77225	$10.69008	2,859
01/01/2017 to 12/31/2017	$10.69008	$13.49167	2,811
01/01/2018 to 12/31/2018	$13.49167	$10.83795	7,602
01/01/2019 to 12/31/2019	$10.83795	$13.42316	10,324
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$10.77493	$11.25727	55,706
01/01/2011 to 12/31/2011	$11.25727	$10.98501	32,627
01/01/2012 to 12/31/2012	$10.98501	$11.83978	45,485
01/01/2013 to 12/31/2013	$11.83978	$12.79771	26,599
01/01/2014 to 12/31/2014	$12.79771	$13.13745	28,919
01/01/2015 to 12/31/2015	$13.13745	$12.76605	20,294
01/01/2016 to 12/31/2016	$12.76605	$12.90558	17,992
01/01/2017 to 12/31/2017	$12.90558	$14.09020	10,757
01/01/2018 to 12/31/2018	$14.09020	$13.01165	3,350
01/01/2019 to 12/31/2019	$13.01165	$14.51741	2,025
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.27678	$11.13674	5,980
01/01/2011 to 12/31/2011	$11.13674	$10.91390	1,722
01/01/2012 to 12/31/2012	$10.91390	$12.23773	2,198
01/01/2013 to 12/31/2013	$12.23773	$16.26131	777
01/01/2014 to 12/31/2014	$16.26131	$17.33496	3,190
01/01/2015 to 12/31/2015	$17.33496	$18.67019	2,334
01/01/2016 to 12/31/2016	$18.67019	$17.91035	838
01/01/2017 to 12/31/2017	$17.91035	$23.68491	2,053
01/01/2018 to 12/31/2018	$23.68491	$22.68224	637
01/01/2019 to 12/31/2019	$22.68224	$29.28034	416
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$8.75100	$10.20198	63,578
01/01/2011 to 12/31/2011	$10.20198	$9.84132	22,561
01/01/2012 to 12/31/2012	$9.84132	$10.75523	21,520
01/01/2013 to 12/31/2013	$10.75523	$14.30364	4,048
01/01/2014 to 12/31/2014	$14.30364	$15.39934	11,540
01/01/2015 to 12/31/2015	$15.39934	$16.50120	7,022
01/01/2016 to 12/31/2016	$16.50120	$16.96076	6,056
01/01/2017 to 12/31/2017	$16.96076	$21.96017	6,166
01/01/2018 to 12/31/2018	$21.96017	$20.80046	2,911
01/01/2019 to 12/31/2019	$20.80046	$26.65435	4,710

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$11.01460	$12.01462	12,938
01/01/2011 to 12/31/2011	$12.01462	$11.33026	5,269
01/01/2012 to 12/31/2012	$11.33026	$13.57495	3,362
01/01/2013 to 12/31/2013	$13.57495	$16.86726	2,723
01/01/2014 to 12/31/2014	$16.86726	$17.01638	2,686
01/01/2015 to 12/31/2015	$17.01638	$16.32267	7,087
01/01/2016 to 12/31/2016	$16.32267	$17.02128	4,698
01/01/2017 to 12/31/2017	$17.02128	$20.52220	4,191
01/01/2018 to 12/31/2018	$20.52220	$18.06696	3,182
01/01/2019 to 12/31/2019	$18.06696	$22.85731	368
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99780	$10.25246	10,230
01/01/2013 to 12/31/2013	$10.25246	$11.86864	7,334
01/01/2014 to 12/31/2014	$11.86864	$12.14784	7,401
01/01/2015 to 12/31/2015	$12.14784	$11.67915	5,389
01/01/2016 to 12/31/2016	$11.67915	$11.86182	4,205
01/01/2017 to 12/31/2017	$11.86182	$13.45301	5,197
01/01/2018 to 12/31/2018	$13.45301	$12.01091	2,305
01/01/2019 to 12/31/2019	$12.01091	$14.35435	2,448
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$9.57631	$10.51457	8,723
01/01/2011 to 12/31/2011	$10.51457	$10.17560	3,745
01/01/2012 to 12/31/2012	$10.17560	$11.59783	12,102
01/01/2013 to 12/31/2013	$11.59783	$15.43518	16,542
01/01/2014 to 12/31/2014	$15.43518	$16.33491	14,230
01/01/2015 to 12/31/2015	$16.33491	$17.05167	2,029
01/01/2016 to 12/31/2016	$17.05167	$16.91817	934
01/01/2017 to 12/31/2017	$16.91817	$21.52919	1,385
01/01/2018 to 12/31/2018	$21.52919	$21.40599	375
01/01/2019 to 12/31/2019	$21.40599	$28.71161	1,144
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99780	$10.15815	0
01/01/2013 to 12/31/2013	$10.15815	$13.30115	0
01/01/2014 to 12/31/2014	$13.30115	$14.27186	0
01/01/2015 to 12/31/2015	$14.27186	$13.79315	7,799
01/01/2016 to 12/31/2016	$13.79315	$15.23403	6,154
01/01/2017 to 12/31/2017	$15.23403	$17.40332	3,319
01/01/2018 to 12/31/2018	$17.40332	$15.22009	151
01/01/2019 to 12/31/2019	$15.22009	$19.16512	1,321
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$11.11365	$12.96425	39,965
01/01/2011 to 12/31/2011	$12.96425	$12.24544	10,818
01/01/2012 to 12/31/2012	$12.24544	$14.25851	13,842
01/01/2013 to 12/31/2013	$14.25851	$18.34920	17,574
01/01/2014 to 12/31/2014	$18.34920	$19.92208	17,554
01/01/2015 to 12/31/2015	$19.92208	$18.29144	14,778
01/01/2016 to 12/31/2016	$18.29144	$18.10069	12,109
01/01/2017 to 12/31/2017	$18.10069	$22.39656	7,815
01/01/2018 to 12/31/2018	$22.39656	$20.85164	6,184
01/01/2019 to 12/31/2019	$20.85164	$26.42043	6,072

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.99449	$10.80842	36,557
01/01/2011 to 12/31/2011	$10.80842	$10.26100	11,055
01/01/2012 to 12/31/2012	$10.26100	$11.69951	14,944
01/01/2013 to 12/31/2013	$11.69951	$16.17424	7,481
01/01/2014 to 12/31/2014	$16.17424	$17.98951	9,475
01/01/2015 to 12/31/2015	$17.98951	$16.52548	4,991
01/01/2016 to 12/31/2016	$16.52548	$19.02161	3,171
01/01/2017 to 12/31/2017	$19.02161	$21.07256	2,861
01/01/2018 to 12/31/2018	$21.07256	$17.13819	3,683
01/01/2019 to 12/31/2019	$17.13819	$20.19026	6,123
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$8.99348	$10.70514	34,990
01/01/2011 to 12/31/2011	$10.70514	$8.30910	11,571
01/01/2012 to 12/31/2012	$8.30910	$9.53876	15,406
01/01/2013 to 12/31/2013	$9.53876	$9.30664	3,091
01/01/2014 to 12/31/2014	$9.30664	$8.63575	8,003
01/01/2015 to 12/31/2015	$8.63575	$7.00055	8,802
01/01/2016 to 12/31/2016	$7.00055	$7.65794	3,957
01/01/2017 to 12/31/2017	$7.65794	$9.42210	3,474
01/01/2018 to 12/31/2018	$9.42210	$7.88276	7,523
01/01/2019 to 12/31/2019	$7.88276	$8.69830	7,441
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.21746	$10.99832	172,519
01/01/2011 to 12/31/2011	$10.99832	$10.81406	76,467
01/01/2012 to 12/31/2012	$10.81406	$11.61910	85,882
01/01/2013 to 12/31/2013	$11.61910	$12.35322	28,140
01/01/2014 to 12/31/2014	$12.35322	$12.72038	44,324
01/01/2015 to 12/31/2015	$12.72038	$12.40101	24,783
01/01/2016 to 12/31/2016	$12.40101	$12.74020	15,124
01/01/2017 to 12/31/2017	$12.74020	$13.65999	18,272
01/01/2018 to 12/31/2018	$13.65999	$12.91841	6,777
01/01/2019 to 12/31/2019	$12.91841	$14.42989	9,759
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01771	$10.05292	0
01/01/2012 to 12/31/2012	$10.05292	$10.48178	623
01/01/2013 to 12/31/2013	$10.48178	$9.96795	925
01/01/2014 to 12/31/2014	$9.96795	$10.29191	2,813
01/01/2015 to 12/31/2015	$10.29191	$9.99230	2,701
01/01/2016 to 12/31/2016	$9.99230	$10.13767	4,190
01/01/2017 to 12/31/2017	$10.13767	$10.42943	4,138
01/01/2018 to 12/31/2018	$10.42943	$10.06905	1,392
01/01/2019 to 12/31/2019	$10.06905	$10.75841	2,224
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$7.98180	$9.24834	333,228
01/01/2011 to 12/31/2011	$9.24834	$8.44414	126,388
01/01/2012 to 12/31/2012	$8.44414	$9.28208	162,969
01/01/2013 to 12/31/2013	$9.28208	$10.57462	77,591
01/01/2014 to 12/31/2014	$10.57462	$11.24123	76,565
01/01/2015 to 12/31/2015	$11.24123	$10.87624	94,663
01/01/2016 to 12/31/2016	$10.87624	$11.65761	51,733
01/01/2017 to 12/31/2017	$11.65761	$13.17643	85,245
01/01/2018 to 12/31/2018	$13.17643	$11.85114	18,712
01/01/2019 to 12/31/2019	$11.85114	$13.74976	33,824

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99779	$11.59582	0
01/01/2014 to 12/31/2014	$11.59582	$13.00911	0
01/01/2015 to 12/31/2015	$13.00911	$12.85986	0
01/01/2016 to 12/31/2016	$12.85986	$13.87907	783
01/01/2017 to 12/31/2017	$13.87907	$16.40574	694
01/01/2018 to 12/31/2018	$16.40574	$14.82650	694
01/01/2019 to 12/31/2019	$14.82650	$18.06933	0
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$7.94826	$8.90228	3,799
01/01/2011 to 12/31/2011	$8.90228	$8.96646	1,298
01/01/2012 to 12/31/2012	$8.96646	$10.36979	2,513
01/01/2013 to 12/31/2013	$10.36979	$13.36883	1,248
01/01/2014 to 12/31/2014	$13.36883	$15.25490	2,992
01/01/2015 to 12/31/2015	$15.25490	$15.30800	2,014
01/01/2016 to 12/31/2016	$15.30800	$17.11590	912
01/01/2017 to 12/31/2017	$17.11590	$20.37152	674
01/01/2018 to 12/31/2018	$20.37152	$18.19932	206
01/01/2019 to 12/31/2019	$18.19932	$22.05166	784
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99779	$8.83900	0
01/01/2012 to 12/31/2012	$8.83900	$9.73657	0
01/01/2013 to 12/31/2013	$9.73657	$11.60165	0
01/01/2014 to 12/31/2014	$11.60165	$12.02837	0
01/01/2015 to 12/31/2015	$12.02837	$11.72728	0
01/01/2016 to 12/31/2016	$11.72728	$12.13909	0
01/01/2017 to 12/31/2017	$12.13909	$13.96800	0
01/01/2018 to 12/31/2018	$13.96800	$12.70828	0
01/01/2019 to 12/31/2019	$12.70828	$14.99501	0
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$9.08857	$11.72754	35,005
01/01/2011 to 12/31/2011	$11.72754	$9.92006	19,569
01/01/2012 to 12/31/2012	$9.92006	$11.59520	17,162
01/01/2013 to 12/31/2013	$11.59520	$15.89484	14,881
01/01/2014 to 12/31/2014	$15.89484	$16.23810	15,001
01/01/2015 to 12/31/2015	$16.23810	$16.01880	5,061
01/01/2016 to 12/31/2016	$16.01880	$16.79606	2,415
01/01/2017 to 12/31/2017	$16.79606	$20.88035	1,601
01/01/2018 to 12/31/2018	$20.88035	$18.11988	409
01/01/2019 to 12/31/2019	$18.11988	$24.07528	1,427
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$9.75581	$12.95635	8,672
01/01/2011 to 12/31/2011	$12.95635	$12.49008	3,795
01/01/2012 to 12/31/2012	$12.49008	$13.63906	9,240
01/01/2013 to 12/31/2013	$13.63906	$17.94803	10,329
01/01/2014 to 12/31/2014	$17.94803	$18.13954	9,004
01/01/2015 to 12/31/2015	$18.13954	$17.79751	6,659
01/01/2016 to 12/31/2016	$17.79751	$19.41953	5,436
01/01/2017 to 12/31/2017	$19.41953	$23.42807	3,755
01/01/2018 to 12/31/2018	$23.42807	$20.88714	5,088
01/01/2019 to 12/31/2019	$20.88714	$26.45831	4,928

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$9.58927	$11.76195	57,699
01/01/2011 to 12/31/2011	$11.76195	$10.76637	18,951
01/01/2012 to 12/31/2012	$10.76637	$12.38397	25,564
01/01/2013 to 12/31/2013	$12.38397	$16.56507	26,533
01/01/2014 to 12/31/2014	$16.56507	$16.97573	21,303
01/01/2015 to 12/31/2015	$16.97573	$15.81362	9,112
01/01/2016 to 12/31/2016	$15.81362	$19.89168	6,621
01/01/2017 to 12/31/2017	$19.89168	$20.78882	4,728
01/01/2018 to 12/31/2018	$20.78882	$16.77946	2,542
01/01/2019 to 12/31/2019	$16.77946	$19.92520	454
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.13977	$11.00983	148,995
01/01/2011 to 12/31/2011	$11.00983	$10.93119	63,515
01/01/2012 to 12/31/2012	$10.93119	$12.07721	75,183
01/01/2013 to 12/31/2013	$12.07721	$13.73628	37,483
01/01/2014 to 12/31/2014	$13.73628	$14.15850	60,719
01/01/2015 to 12/31/2015	$14.15850	$13.78912	52,048
01/01/2016 to 12/31/2016	$13.78912	$14.43737	21,444
01/01/2017 to 12/31/2017	$14.43737	$16.22147	26,356
01/01/2018 to 12/31/2018	$16.22147	$14.94814	3,863
01/01/2019 to 12/31/2019	$14.94814	$17.58541	1,667
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$11.25044	$12.68409	16,377
01/01/2011 to 12/31/2011	$12.68409	$12.13926	5,215
01/01/2012 to 12/31/2012	$12.13926	$13.89483	7,212
01/01/2013 to 12/31/2013	$13.89483	$19.48226	20,350
01/01/2014 to 12/31/2014	$19.48226	$20.54887	17,245
01/01/2015 to 12/31/2015	$20.54887	$21.92147	13,928
01/01/2016 to 12/31/2016	$21.92147	$21.91782	6,911
01/01/2017 to 12/31/2017	$21.91782	$29.42329	6,189
01/01/2018 to 12/31/2018	$29.42329	$29.74669	7,217
01/01/2019 to 12/31/2019	$29.74669	$37.13361	7,450
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.71389	$9.53865	49,989
01/01/2011 to 12/31/2011	$9.53865	$9.24057	18,206
01/01/2012 to 12/31/2012	$9.24057	$10.20079	15,220
01/01/2013 to 12/31/2013	$10.20079	$13.36948	1,249
01/01/2014 to 12/31/2014	$13.36948	$13.21798	881
01/01/2015 to 12/31/2015	$13.21798	$12.08727	1,539
01/01/2016 to 12/31/2016	$12.08727	$12.48882	249
01/01/2017 to 12/31/2017	$12.48882	$14.17145	358
01/01/2018 to 12/31/2018	$14.17145	$12.45435	7,482
01/01/2019 to 12/31/2019	$12.45435	$15.27299	13,111
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$12.71188	$14.90652	92,333
01/01/2011 to 12/31/2011	$14.90652	$12.34701	29,413
01/01/2012 to 12/31/2012	$12.34701	$12.45393	34,645
01/01/2013 to 12/31/2013	$12.45393	$13.98862	20,962
01/01/2014 to 12/31/2014	$13.98862	$12.47908	20,951
01/01/2015 to 12/31/2015	$12.47908	$9.80926	13,030
01/01/2016 to 12/31/2016	$9.80926	$11.90065	11,545
01/01/2017 to 12/31/2017	$11.90065	$12.78034	12,554
01/01/2018 to 12/31/2018	$12.78034	$10.36795	6,930
01/01/2019 to 12/31/2019	$10.36795	$11.79557	12,648

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$10.72580	$11.04139	39,047
01/01/2011 to 12/31/2011	$11.04139	$11.19265	17,715
01/01/2012 to 12/31/2012	$11.19265	$11.46495	17,456
01/01/2013 to 12/31/2013	$11.46495	$10.74223	6,107
01/01/2014 to 12/31/2014	$10.74223	$10.51570	6,879
01/01/2015 to 12/31/2015	$10.51570	$9.76424	3,304
01/01/2016 to 12/31/2016	$9.76424	$9.92035	1,920
01/01/2017 to 12/31/2017	$9.92035	$9.85528	3,730
01/01/2018 to 12/31/2018	$9.85528	$9.78455	1,059
01/01/2019 to 12/31/2019	$9.78455	$9.67800	1,018
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$9.30030	$11.19159	30,309
01/01/2011 to 12/31/2011	$11.19159	$10.51941	11,640
01/01/2012 to 12/31/2012	$10.51941	$12.12549	14,025
01/01/2013 to 12/31/2013	$12.12549	$15.63078	20,604
01/01/2014 to 12/31/2014	$15.63078	$17.49445	17,595
01/01/2015 to 12/31/2015	$17.49445	$15.90529	2,372
01/01/2016 to 12/31/2016	$15.90529	$17.65210	1,863
01/01/2017 to 12/31/2017	$17.65210	$20.37024	1,999
01/01/2018 to 12/31/2018	$20.37024	$16.55057	529
01/01/2019 to 12/31/2019	$16.55057	$19.19663	1,160
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$8.42174	$9.39871	54,929
01/01/2011 to 12/31/2011	$9.39871	$8.83383	15,323
01/01/2012 to 12/31/2012	$8.83383	$9.54601	21,695
01/01/2013 to 12/31/2013	$9.54601	$11.19851	19,797
01/01/2014 to 12/31/2014	$11.19851	$11.50181	22,610
01/01/2015 to 12/31/2015	$11.50181	$11.12617	44,847
01/01/2016 to 12/31/2016	$11.12617	$11.53879	25,137
01/01/2017 to 12/31/2017	$11.53879	$12.76096	13,915
01/01/2018 to 12/31/2018	$12.76096	$11.80014	4,502
01/01/2019 to 12/31/2019	$11.80014	$13.84863	6,795
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$9.99485	$10.48873	80,747
01/01/2011 to 12/31/2011	$10.48873	$10.82644	33,098
01/01/2012 to 12/31/2012	$10.82644	$11.36669	41,891
01/01/2013 to 12/31/2013	$11.36669	$10.90030	64,111
01/01/2014 to 12/31/2014	$10.90030	$11.37520	62,478
01/01/2015 to 12/31/2015	$11.37520	$11.21067	33,189
01/01/2016 to 12/31/2016	$11.21067	$11.47629	21,828
01/01/2017 to 12/31/2017	$11.47629	$11.87776	19,379
01/01/2018 to 12/31/2018	$11.87776	$11.29955	27,945
01/01/2019 to 12/31/2019	$11.29955	$12.35327	26,590
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99269	$9.05901	392
01/01/2012 to 12/31/2012	$9.05901	$10.46967	544
01/01/2013 to 12/31/2013	$10.46967	$13.35563	311
01/01/2014 to 12/31/2014	$13.35563	$14.66956	2,501
01/01/2015 to 12/31/2015	$14.66956	$14.57590	1,134
01/01/2016 to 12/31/2016	$14.57590	$16.29288	869
01/01/2017 to 12/31/2017	$16.29288	$17.22246	661
01/01/2018 to 12/31/2018	$17.22246	$15.49370	56
01/01/2019 to 12/31/2019	$15.49370	$18.86786	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$10.66998	$10.93718	1,668
01/01/2011 to 12/31/2011	$10.93718	$11.06847	716
01/01/2012 to 12/31/2012	$11.06847	$13.02623	948
01/01/2013 to 12/31/2013	$13.02623	$17.82249	634
01/01/2014 to 12/31/2014	$17.82249	$20.76303	1,245
01/01/2015 to 12/31/2015	$20.76303	$20.85203	590
01/01/2016 to 12/31/2016	$20.85203	$17.97399	434
01/01/2017 to 12/31/2017	$17.97399	$20.26855	170
01/01/2018 to 12/31/2018	$20.26855	$19.90675	70
01/01/2019 to 12/31/2019	$19.90675	$25.67842	43
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04964	$9.69828	1,134
01/01/2013 to 12/31/2013	$9.69828	$12.93620	91
01/01/2014 to 12/31/2014	$12.93620	$13.60549	224
01/01/2015 to 12/31/2015	$13.60549	$13.40463	152
01/01/2016 to 12/31/2016	$13.40463	$13.14890	139
01/01/2017 to 12/31/2017	$13.14890	$15.68083	163
01/01/2018 to 12/31/2018	$15.68083	$14.41070	46
01/01/2019 to 12/31/2019	$14.41070	$18.84636	0
Invesco V.I. Technology Fund - Series I
01/01/2010 to 12/31/2010	$9.92411	$11.71979	0
01/01/2011 to 12/31/2011	$11.71979	$10.83310	0
01/01/2012 to 12/31/2012	$10.83310	$11.73485	0
01/01/2013 to 12/31/2013	$11.73485	$14.29647	0
01/01/2014 to 12/31/2014	$14.29647	$15.45581	0
01/01/2015 to 12/31/2015	$15.45581	$16.07162	0
01/01/2016 to 12/31/2016	$16.07162	$15.52857	0
01/01/2017 to 12/31/2017	$15.52857	$20.43005	0
01/01/2018 to 12/31/2018	$20.43005	$19.79516	0
01/01/2019 to 12/31/2019	$19.79516	$26.18495	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12618	$9.68937	171
01/01/2017 to 12/31/2017	$9.68937	$13.31024	99
01/01/2018 to 12/31/2018	$13.31024	$10.66105	63
01/01/2019 to 12/31/2019	$10.66105	$12.72227	39
ProFund VP Asia 30
01/01/2010 to 12/31/2010	$15.59572	$17.29428	0
01/01/2011 to 12/31/2011	$17.29428	$12.29119	0
01/01/2012 to 12/31/2012	$12.29119	$13.81637	0
01/01/2013 to 12/31/2013	$13.81637	$15.46404	0
01/01/2014 to 12/31/2014	$15.46404	$14.81798	0
01/01/2015 to 12/31/2015	$14.81798	$13.07202	0
01/01/2016 to 12/31/2016	$13.07202	$12.80804	0
01/01/2017 to 12/31/2017	$12.80804	$16.56972	0
01/01/2018 to 12/31/2018	$16.56972	$13.12879	0
01/01/2019 to 12/31/2019	$13.12879	$16.14298	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Banks
01/01/2010 to 12/31/2010	$3.88032	$4.09238	0
01/01/2011 to 12/31/2011	$4.09238	$2.91824	0
01/01/2012 to 12/31/2012	$2.91824	$3.78970	0
01/01/2013 to 12/31/2013	$3.78970	$4.92360	0
01/01/2014 to 12/31/2014	$4.92360	$5.29044	0
01/01/2015 to 12/31/2015	$5.29044	$5.12799	0
01/01/2016 to 12/31/2016	$5.12799	$6.15215	0
01/01/2017 to 12/31/2017	$6.15215	$7.06297	0
01/01/2018 to 12/31/2018	$7.06297	$5.64432	0
01/01/2019 to 12/31/2019	$5.64432	$7.49647	0
ProFund VP Basic Materials
01/01/2010 to 12/31/2010	$10.16158	$12.83016	8,573
01/01/2011 to 12/31/2011	$12.83016	$10.47311	2,409
01/01/2012 to 12/31/2012	$10.47311	$11.06006	3,899
01/01/2013 to 12/31/2013	$11.06006	$12.75162	3,745
01/01/2014 to 12/31/2014	$12.75162	$12.62291	3,075
01/01/2015 to 12/31/2015	$12.62291	$10.57730	2,187
01/01/2016 to 12/31/2016	$10.57730	$12.20194	58
01/01/2017 to 12/31/2017	$12.20194	$14.60694	3
01/01/2018 to 12/31/2018	$14.60694	$11.70693	6
01/01/2019 to 12/31/2019	$11.70693	$13.41602	10
ProFund VP Bear
01/01/2010 to 12/31/2010	$8.07070	$6.45830	0
01/01/2011 to 12/31/2011	$6.45830	$5.72891	0
01/01/2012 to 12/31/2012	$5.72891	$4.65112	0
01/01/2013 to 12/31/2013	$4.65112	$3.32562	0
01/01/2014 to 12/31/2014	$3.32562	$2.77618	0
01/01/2015 to 12/31/2015	$2.77618	$2.56955	0
01/01/2016 to 12/31/2016	$2.56955	$2.17499	0
01/01/2017 to 12/31/2017	$2.17499	$1.73706	0
01/01/2018 to 12/31/2018	$1.73706	$1.75941	0
01/01/2019 to 12/31/2019	$1.75941	$1.31971	0
ProFund VP Biotechnology
01/01/2010 to 12/31/2010	$12.16165	$12.44337	0
01/01/2011 to 12/31/2011	$12.44337	$12.90906	0
01/01/2012 to 12/31/2012	$12.90906	$17.68189	0
01/01/2013 to 12/31/2013	$17.68189	$28.99117	0
01/01/2014 to 12/31/2014	$28.99117	$36.61348	0
01/01/2015 to 12/31/2015	$36.61348	$36.81954	0
01/01/2016 to 12/31/2016	$36.81954	$30.29782	0
01/01/2017 to 12/31/2017	$30.29782	$36.14675	0
01/01/2018 to 12/31/2018	$36.14675	$32.80896	0
01/01/2019 to 12/31/2019	$32.80896	$37.19554	0
ProFund VP Bull
01/01/2010 to 12/31/2010	$8.31410	$9.11192	0
01/01/2011 to 12/31/2011	$9.11192	$8.87100	0
01/01/2012 to 12/31/2012	$8.87100	$9.83482	0
01/01/2013 to 12/31/2013	$9.83482	$12.42327	0
01/01/2014 to 12/31/2014	$12.42327	$13.48112	0
01/01/2015 to 12/31/2015	$13.48112	$13.06382	0
01/01/2016 to 12/31/2016	$13.06382	$13.94726	0
01/01/2017 to 12/31/2017	$13.94726	$16.20516	0
01/01/2018 to 12/31/2018	$16.20516	$14.80355	0
01/01/2019 to 12/31/2019	$14.80355	$18.57367	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Consumer Goods Portfolio
01/01/2010 to 12/31/2010	$9.46249	$10.81128	180
01/01/2011 to 12/31/2011	$10.81128	$11.25646	0
01/01/2012 to 12/31/2012	$11.25646	$12.14741	0
01/01/2013 to 12/31/2013	$12.14741	$15.19028	0
01/01/2014 to 12/31/2014	$15.19028	$16.30023	84
01/01/2015 to 12/31/2015	$16.30023	$16.52910	45
01/01/2016 to 12/31/2016	$16.52910	$16.66252	54
01/01/2017 to 12/31/2017	$16.66252	$18.66452	0
01/01/2018 to 12/31/2018	$18.66452	$15.47775	0
01/01/2019 to 12/31/2019	$15.47775	$19.06997	0
ProFund VP Consumer Services
01/01/2010 to 12/31/2010	$8.02702	$9.48580	212
01/01/2011 to 12/31/2011	$9.48580	$9.74275	0
01/01/2012 to 12/31/2012	$9.74275	$11.58005	0
01/01/2013 to 12/31/2013	$11.58005	$15.76796	0
01/01/2014 to 12/31/2014	$15.76796	$17.26297	0
01/01/2015 to 12/31/2015	$17.26297	$17.59365	0
01/01/2016 to 12/31/2016	$17.59365	$17.84564	0
01/01/2017 to 12/31/2017	$17.84564	$20.56528	0
01/01/2018 to 12/31/2018	$20.56528	$20.14043	5
01/01/2019 to 12/31/2019	$20.14043	$24.43767	14
ProFund VP Europe 30
01/01/2010 to 12/31/2010	$9.35507	$9.34720	0
01/01/2011 to 12/31/2011	$9.34720	$8.29118	0
01/01/2012 to 12/31/2012	$8.29118	$9.41041	0
01/01/2013 to 12/31/2013	$9.41041	$11.14315	0
01/01/2014 to 12/31/2014	$11.14315	$9.90971	0
01/01/2015 to 12/31/2015	$9.90971	$8.59761	0
01/01/2016 to 12/31/2016	$8.59761	$9.02399	0
01/01/2017 to 12/31/2017	$9.02399	$10.51737	0
01/01/2018 to 12/31/2018	$10.51737	$8.79059	0
01/01/2019 to 12/31/2019	$8.79059	$10.07985	0
ProFund VP Financials
01/01/2010 to 12/31/2010	$5.11801	$5.52707	4,649
01/01/2011 to 12/31/2011	$5.52707	$4.63648	1,408
01/01/2012 to 12/31/2012	$4.63648	$5.62952	2,549
01/01/2013 to 12/31/2013	$5.62952	$7.23833	843
01/01/2014 to 12/31/2014	$7.23833	$7.95677	765
01/01/2015 to 12/31/2015	$7.95677	$7.63014	470
01/01/2016 to 12/31/2016	$7.63014	$8.56660	437
01/01/2017 to 12/31/2017	$8.56660	$9.85744	0
01/01/2018 to 12/31/2018	$9.85744	$8.59407	0
01/01/2019 to 12/31/2019	$8.59407	$10.89896	0
ProFund VP Health Care
01/01/2010 to 12/31/2010	$9.56502	$9.57649	1,966
01/01/2011 to 12/31/2011	$9.57649	$10.26602	599
01/01/2012 to 12/31/2012	$10.26602	$11.73274	768
01/01/2013 to 12/31/2013	$11.73274	$15.96320	486
01/01/2014 to 12/31/2014	$15.96320	$19.22325	835
01/01/2015 to 12/31/2015	$19.22325	$19.65385	372
01/01/2016 to 12/31/2016	$19.65385	$18.35883	399
01/01/2017 to 12/31/2017	$18.35883	$21.61250	859
01/01/2018 to 12/31/2018	$21.61250	$21.96977	424
01/01/2019 to 12/31/2019	$21.96977	$25.53063	676

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Industrials
01/01/2010 to 12/31/2010	$8.34939	$10.05872	294
01/01/2011 to 12/31/2011	$10.05872	$9.61784	201
01/01/2012 to 12/31/2012	$9.61784	$10.84161	230
01/01/2013 to 12/31/2013	$10.84161	$14.58510	182
01/01/2014 to 12/31/2014	$14.58510	$14.99040	190
01/01/2015 to 12/31/2015	$14.99040	$14.09396	82
01/01/2016 to 12/31/2016	$14.09396	$16.12915	23
01/01/2017 to 12/31/2017	$16.12915	$19.22023	0
01/01/2018 to 12/31/2018	$19.22023	$16.31988	0
01/01/2019 to 12/31/2019	$16.31988	$20.73201	0
ProFund VP Internet
01/01/2010 to 12/31/2010	$12.50815	$16.47262	0
01/01/2011 to 12/31/2011	$16.47262	$14.92872	0
01/01/2012 to 12/31/2012	$14.92872	$17.40449	0
01/01/2013 to 12/31/2013	$17.40449	$25.70526	0
01/01/2014 to 12/31/2014	$25.70526	$25.30468	0
01/01/2015 to 12/31/2015	$25.30468	$29.64798	0
01/01/2016 to 12/31/2016	$29.64798	$30.46047	0
01/01/2017 to 12/31/2017	$30.46047	$40.34729	0
01/01/2018 to 12/31/2018	$40.34729	$41.20965	0
01/01/2019 to 12/31/2019	$41.20965	$47.34846	0
ProFund VP Japan
01/01/2010 to 12/31/2010	$7.84478	$7.13792	0
01/01/2011 to 12/31/2011	$7.13792	$5.66062	0
01/01/2012 to 12/31/2012	$5.66062	$6.77490	0
01/01/2013 to 12/31/2013	$6.77490	$9.77687	0
01/01/2014 to 12/31/2014	$9.77687	$9.82487	0
01/01/2015 to 12/31/2015	$9.82487	$10.12021	0
01/01/2016 to 12/31/2016	$10.12021	$9.89345	0
01/01/2017 to 12/31/2017	$9.89345	$11.40936	0
01/01/2018 to 12/31/2018	$11.40936	$9.81306	0
01/01/2019 to 12/31/2019	$9.81306	$11.46353	0
ProFund VP Large-Cap Growth
01/01/2010 to 12/31/2010	$8.77558	$9.66948	243
01/01/2011 to 12/31/2011	$9.66948	$9.70839	0
01/01/2012 to 12/31/2012	$9.70839	$10.65259	0
01/01/2013 to 12/31/2013	$10.65259	$13.55061	0
01/01/2014 to 12/31/2014	$13.55061	$14.89691	291
01/01/2015 to 12/31/2015	$14.89691	$15.04705	189
01/01/2016 to 12/31/2016	$15.04705	$15.38399	161
01/01/2017 to 12/31/2017	$15.38399	$18.76567	134
01/01/2018 to 12/31/2018	$18.76567	$17.92586	0
01/01/2019 to 12/31/2019	$17.92586	$22.49246	0
ProFund VP Large-Cap Value
01/01/2010 to 12/31/2010	$7.76427	$8.53333	0
01/01/2011 to 12/31/2011	$8.53333	$8.20132	0
01/01/2012 to 12/31/2012	$8.20132	$9.21468	0
01/01/2013 to 12/31/2013	$9.21468	$11.65220	0
01/01/2014 to 12/31/2014	$11.65220	$12.53158	347
01/01/2015 to 12/31/2015	$12.53158	$11.62181	246
01/01/2016 to 12/31/2016	$11.62181	$13.06061	191
01/01/2017 to 12/31/2017	$13.06061	$14.42376	176
01/01/2018 to 12/31/2018	$14.42376	$12.54736	0
01/01/2019 to 12/31/2019	$12.54736	$15.85185	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Mid-Cap Growth
01/01/2010 to 12/31/2010	$9.52628	$11.90955	504
01/01/2011 to 12/31/2011	$11.90955	$11.25901	209
01/01/2012 to 12/31/2012	$11.25901	$12.64592	508
01/01/2013 to 12/31/2013	$12.64592	$16.06886	234
01/01/2014 to 12/31/2014	$16.06886	$16.56468	412
01/01/2015 to 12/31/2015	$16.56468	$16.17135	257
01/01/2016 to 12/31/2016	$16.17135	$17.77114	71
01/01/2017 to 12/31/2017	$17.77114	$20.46882	0
01/01/2018 to 12/31/2018	$20.46882	$17.53668	0
01/01/2019 to 12/31/2019	$17.53668	$21.21071	0
ProFund VP Mid-Cap Value
01/01/2010 to 12/31/2010	$9.02401	$10.58167	0
01/01/2011 to 12/31/2011	$10.58167	$9.89740	0
01/01/2012 to 12/31/2012	$9.89740	$11.23062	200
01/01/2013 to 12/31/2013	$11.23062	$14.44910	0
01/01/2014 to 12/31/2014	$14.44910	$15.49889	0
01/01/2015 to 12/31/2015	$15.49889	$13.84722	0
01/01/2016 to 12/31/2016	$13.84722	$16.76276	0
01/01/2017 to 12/31/2017	$16.76276	$18.05104	0
01/01/2018 to 12/31/2018	$18.05104	$15.23483	0
01/01/2019 to 12/31/2019	$15.23483	$18.40288	0
ProFund VP NASDAQ-100
01/01/2010 to 12/31/2010	$10.30690	$11.86466	0
01/01/2011 to 12/31/2011	$11.86466	$11.71907	0
01/01/2012 to 12/31/2012	$11.71907	$13.25968	0
01/01/2013 to 12/31/2013	$13.25968	$17.33281	0
01/01/2014 to 12/31/2014	$17.33281	$19.74313	0
01/01/2015 to 12/31/2015	$19.74313	$20.65281	0
01/01/2016 to 12/31/2016	$20.65281	$21.16385	0
01/01/2017 to 12/31/2017	$21.16385	$26.86292	0
01/01/2018 to 12/31/2018	$26.86292	$25.65813	0
01/01/2019 to 12/31/2019	$25.65813	$34.14602	0
ProFund VP Oil & Gas
01/01/2010 to 12/31/2010	$11.44751	$13.12381	3,236
01/01/2011 to 12/31/2011	$13.12381	$13.06368	1,649
01/01/2012 to 12/31/2012	$13.06368	$13.08508	1,244
01/01/2013 to 12/31/2013	$13.08508	$15.80465	467
01/01/2014 to 12/31/2014	$15.80465	$13.71351	420
01/01/2015 to 12/31/2015	$13.71351	$10.22954	170
01/01/2016 to 12/31/2016	$10.22954	$12.36771	69
01/01/2017 to 12/31/2017	$12.36771	$11.65872	84
01/01/2018 to 12/31/2018	$11.65872	$9.05293	0
01/01/2019 to 12/31/2019	$9.05293	$9.56369	0
ProFund VP Pharmaceuticals
01/01/2010 to 12/31/2010	$9.17992	$8.97928	471
01/01/2011 to 12/31/2011	$8.97928	$10.15225	350
01/01/2012 to 12/31/2012	$10.15225	$11.05420	309
01/01/2013 to 12/31/2013	$11.05420	$14.16494	244
01/01/2014 to 12/31/2014	$14.16494	$16.45940	425
01/01/2015 to 12/31/2015	$16.45940	$16.73507	110
01/01/2016 to 12/31/2016	$16.73507	$15.68440	31
01/01/2017 to 12/31/2017	$15.68440	$16.85145	0
01/01/2018 to 12/31/2018	$16.85145	$15.38552	0
01/01/2019 to 12/31/2019	$15.38552	$17.08083	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Precious Metals
01/01/2010 to 12/31/2010	$13.30910	$17.22331	0
01/01/2011 to 12/31/2011	$17.22331	$13.54580	0
01/01/2012 to 12/31/2012	$13.54580	$11.26779	0
01/01/2013 to 12/31/2013	$11.26779	$6.80660	0
01/01/2014 to 12/31/2014	$6.80660	$5.04456	0
01/01/2015 to 12/31/2015	$5.04456	$3.29734	0
01/01/2016 to 12/31/2016	$3.29734	$5.00209	0
01/01/2017 to 12/31/2017	$5.00209	$5.12692	0
01/01/2018 to 12/31/2018	$5.12692	$4.31814	0
01/01/2019 to 12/31/2019	$4.31814	$6.13666	0
ProFund VP Real Estate
01/01/2010 to 12/31/2010	$8.05179	$9.77409	1,103
01/01/2011 to 12/31/2011	$9.77409	$9.96760	292
01/01/2012 to 12/31/2012	$9.96760	$11.36922	356
01/01/2013 to 12/31/2013	$11.36922	$11.07811	132
01/01/2014 to 12/31/2014	$11.07811	$13.48278	184
01/01/2015 to 12/31/2015	$13.48278	$13.16804	0
01/01/2016 to 12/31/2016	$13.16804	$13.55407	0
01/01/2017 to 12/31/2017	$13.55407	$14.25821	0
01/01/2018 to 12/31/2018	$14.25821	$13.08754	0
01/01/2019 to 12/31/2019	$13.08754	$16.14999	0
ProFund VP Rising Rates Opportunity
01/01/2010 to 12/31/2010	$7.00453	$5.72599	4,321
01/01/2011 to 12/31/2011	$5.72599	$3.48386	1,971
01/01/2012 to 12/31/2012	$3.48386	$3.15603	2,279
01/01/2013 to 12/31/2013	$3.15603	$3.57870	529
01/01/2014 to 12/31/2014	$3.57870	$2.42966	714
01/01/2015 to 12/31/2015	$2.42966	$2.32777	245
01/01/2016 to 12/31/2016	$2.32777	$2.14925	331
01/01/2017 to 12/31/2017	$2.14925	$1.84336	215
01/01/2018 to 12/31/2018	$1.84336	$1.86888	159
01/01/2019 to 12/31/2019	$1.86888	$1.50250	475
ProFund VP Semiconductor
01/01/2010 to 12/31/2010	$7.85569	$8.59647	0
01/01/2011 to 12/31/2011	$8.59647	$8.04261	0
01/01/2012 to 12/31/2012	$8.04261	$7.50255	0
01/01/2013 to 12/31/2013	$7.50255	$9.74877	0
01/01/2014 to 12/31/2014	$9.74877	$12.76759	0
01/01/2015 to 12/31/2015	$12.76759	$12.07179	0
01/01/2016 to 12/31/2016	$12.07179	$15.00934	0
01/01/2017 to 12/31/2017	$15.00934	$19.80855	0
01/01/2018 to 12/31/2018	$19.80855	$17.30775	0
01/01/2019 to 12/31/2019	$17.30775	$25.23603	0
ProFund VP Short Mid-Cap
01/01/2010 to 12/31/2010	$6.41915	$4.63389	0
01/01/2011 to 12/31/2011	$4.63389	$4.14022	0
01/01/2012 to 12/31/2012	$4.14022	$3.26642	0
01/01/2013 to 12/31/2013	$3.26642	$2.29905	0
01/01/2014 to 12/31/2014	$2.29905	$1.95970	0
01/01/2015 to 12/31/2015	$1.95970	$1.87524	0
01/01/2016 to 12/31/2016	$1.87524	$1.45706	0
01/01/2017 to 12/31/2017	$1.45706	$1.20776	0
01/01/2018 to 12/31/2018	$1.20776	$1.30466	0
01/01/2019 to 12/31/2019	$1.30466	$1.00127	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Short NASDAQ-100
01/01/2010 to 12/31/2010	$6.31530	$4.84536	0
01/01/2011 to 12/31/2011	$4.84536	$4.22311	0
01/01/2012 to 12/31/2012	$4.22311	$3.33818	0
01/01/2013 to 12/31/2013	$3.33818	$2.29408	0
01/01/2014 to 12/31/2014	$2.29408	$1.80043	0
01/01/2015 to 12/31/2015	$1.80043	$1.52404	0
01/01/2016 to 12/31/2016	$1.52404	$1.33445	0
01/01/2017 to 12/31/2017	$1.33445	$0.97117	0
01/01/2018 to 12/31/2018	$0.97117	$0.91816	0
01/01/2019 to 12/31/2019	$0.91816	$0.64311	0
ProFund VP Short Small-Cap
01/01/2010 to 12/31/2010	$6.38882	$4.41913	0
01/01/2011 to 12/31/2011	$4.41913	$3.91123	0
01/01/2012 to 12/31/2012	$3.91123	$3.08529	0
01/01/2013 to 12/31/2013	$3.08529	$2.06488	0
01/01/2014 to 12/31/2014	$2.06488	$1.82458	0
01/01/2015 to 12/31/2015	$1.82458	$1.76159	0
01/01/2016 to 12/31/2016	$1.76159	$1.34459	0
01/01/2017 to 12/31/2017	$1.34459	$1.12318	0
01/01/2018 to 12/31/2018	$1.12318	$1.20690	0
01/01/2019 to 12/31/2019	$1.20690	$0.93066	0
ProFund VP Small-Cap Growth
01/01/2010 to 12/31/2010	$8.88147	$10.87056	396
01/01/2011 to 12/31/2011	$10.87056	$10.71862	38
01/01/2012 to 12/31/2012	$10.71862	$11.73641	287
01/01/2013 to 12/31/2013	$11.73641	$16.04442	45
01/01/2014 to 12/31/2014	$16.04442	$15.95866	222
01/01/2015 to 12/31/2015	$15.95866	$15.71790	176
01/01/2016 to 12/31/2016	$15.71790	$18.39886	47
01/01/2017 to 12/31/2017	$18.39886	$20.23570	0
01/01/2018 to 12/31/2018	$20.23570	$18.56419	0
01/01/2019 to 12/31/2019	$18.56419	$21.52714	0
ProFund VP Small-Cap Value
01/01/2010 to 12/31/2010	$8.43094	$10.02174	509
01/01/2011 to 12/31/2011	$10.02174	$9.35637	300
01/01/2012 to 12/31/2012	$9.35637	$10.57953	318
01/01/2013 to 12/31/2013	$10.57953	$14.17975	119
01/01/2014 to 12/31/2014	$14.17975	$14.60657	343
01/01/2015 to 12/31/2015	$14.60657	$13.04229	180
01/01/2016 to 12/31/2016	$13.04229	$16.35158	56
01/01/2017 to 12/31/2017	$16.35158	$17.46552	0
01/01/2018 to 12/31/2018	$17.46552	$14.58331	0
01/01/2019 to 12/31/2019	$14.58331	$17.40032	0
ProFund VP Technology
01/01/2010 to 12/31/2010	$10.54187	$11.36414	0
01/01/2011 to 12/31/2011	$11.36414	$10.91244	0
01/01/2012 to 12/31/2012	$10.91244	$11.71758	0
01/01/2013 to 12/31/2013	$11.71758	$14.28098	0
01/01/2014 to 12/31/2014	$14.28098	$16.42113	0
01/01/2015 to 12/31/2015	$16.42113	$16.37003	0
01/01/2016 to 12/31/2016	$16.37003	$17.90473	0
01/01/2017 to 12/31/2017	$17.90473	$23.56521	0
01/01/2018 to 12/31/2018	$23.56521	$22.41076	0
01/01/2019 to 12/31/2019	$22.41076	$31.67495	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Telecommunications
01/01/2010 to 12/31/2010	$8.98228	$10.11607	239
01/01/2011 to 12/31/2011	$10.11607	$10.03242	0
01/01/2012 to 12/31/2012	$10.03242	$11.37923	0
01/01/2013 to 12/31/2013	$11.37923	$12.41471	0
01/01/2014 to 12/31/2014	$12.41471	$12.15414	0
01/01/2015 to 12/31/2015	$12.15414	$12.01216	0
01/01/2016 to 12/31/2016	$12.01216	$14.22752	0
01/01/2017 to 12/31/2017	$14.22752	$13.55740	0
01/01/2018 to 12/31/2018	$13.55740	$11.20282	0
01/01/2019 to 12/31/2019	$11.20282	$12.51668	0
ProFund VP U.S. Government Plus
01/01/2010 to 12/31/2010	$10.07149	$10.79532	1,744
01/01/2011 to 12/31/2011	$10.79532	$15.08391	1,541
01/01/2012 to 12/31/2012	$15.08391	$14.82628	1,014
01/01/2013 to 12/31/2013	$14.82628	$11.67453	0
01/01/2014 to 12/31/2014	$11.67453	$15.50146	41
01/01/2015 to 12/31/2015	$15.50146	$14.23920	10
01/01/2016 to 12/31/2016	$14.23920	$13.82021	0
01/01/2017 to 12/31/2017	$13.82021	$14.73158	705
01/01/2018 to 12/31/2018	$14.73158	$13.56140	0
01/01/2019 to 12/31/2019	$13.56140	$15.60768	0
ProFund VP UltraBull
01/01/2010 to 12/31/2010	$5.40000	$6.42242	0
01/01/2011 to 12/31/2011	$6.42242	$5.95043	0
01/01/2012 to 12/31/2012	$5.95043	$7.46736	0
01/01/2013 to 12/31/2013	$7.46736	$12.21682	0
01/01/2014 to 12/31/2014	$12.21682	$14.65692	0
01/01/2015 to 12/31/2015	$14.65692	$13.85706	0
01/01/2016 to 12/31/2016	$13.85706	$16.00031	0
01/01/2017 to 12/31/2017	$16.00031	$21.96759	0
01/01/2018 to 12/31/2018	$21.96759	$18.06628	0
01/01/2019 to 12/31/2019	$18.06628	$28.16997	0
ProFund VP UltraMid-Cap
01/01/2010 to 12/31/2010	$6.47935	$9.44138	0
01/01/2011 to 12/31/2011	$9.44138	$7.93699	0
01/01/2012 to 12/31/2012	$7.93699	$10.23666	0
01/01/2013 to 12/31/2013	$10.23666	$17.00253	0
01/01/2014 to 12/31/2014	$17.00253	$19.09142	0
01/01/2015 to 12/31/2015	$19.09142	$16.88502	0
01/01/2016 to 12/31/2016	$16.88502	$22.67126	0
01/01/2017 to 12/31/2017	$22.67126	$28.44221	0
01/01/2018 to 12/31/2018	$28.44221	$20.27254	0
01/01/2019 to 12/31/2019	$20.27254	$29.16687	0
ProFund VP UltraNASDAQ-100
01/01/2010 to 12/31/2010	$8.00922	$10.54353	0
01/01/2011 to 12/31/2011	$10.54353	$10.14211	0
01/01/2012 to 12/31/2012	$10.14211	$13.20530	0
01/01/2013 to 12/31/2013	$13.20530	$23.01756	0
01/01/2014 to 12/31/2014	$23.01756	$30.43881	0
01/01/2015 to 12/31/2015	$30.43881	$33.66335	0
01/01/2016 to 12/31/2016	$33.66335	$35.59987	0
01/01/2017 to 12/31/2017	$35.59987	$58.34435	0
01/01/2018 to 12/31/2018	$58.34435	$51.31880	0
01/01/2019 to 12/31/2019	$51.31880	$89.76030	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP UltraSmall-Cap
01/01/2010 to 12/31/2010	$4.97732	$7.19282	0
01/01/2011 to 12/31/2011	$7.19282	$5.68351	0
01/01/2012 to 12/31/2012	$5.68351	$7.16565	0
01/01/2013 to 12/31/2013	$7.16565	$13.02136	0
01/01/2014 to 12/31/2014	$13.02136	$13.35807	0
01/01/2015 to 12/31/2015	$13.35807	$11.31658	0
01/01/2016 to 12/31/2016	$11.31658	$15.37972	0
01/01/2017 to 12/31/2017	$15.37972	$18.74660	0
01/01/2018 to 12/31/2018	$18.74660	$13.32845	0
01/01/2019 to 12/31/2019	$13.32845	$19.11646	0
ProFund VP Utilities
01/01/2010 to 12/31/2010	$10.11650	$10.43461	3,356
01/01/2011 to 12/31/2011	$10.43461	$11.93753	1,527
01/01/2012 to 12/31/2012	$11.93753	$11.63686	2,109
01/01/2013 to 12/31/2013	$11.63686	$12.83661	2,367
01/01/2014 to 12/31/2014	$12.83661	$15.73122	2,574
01/01/2015 to 12/31/2015	$15.73122	$14.33376	508
01/01/2016 to 12/31/2016	$14.33376	$16.05897	299
01/01/2017 to 12/31/2017	$16.05897	$17.29810	0
01/01/2018 to 12/31/2018	$17.29810	$17.32285	0
01/01/2019 to 12/31/2019	$17.32285	$20.72147	0
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$9.93001	$11.02130	24
01/01/2011 to 12/31/2011	$11.02130	$9.12924	0
01/01/2012 to 12/31/2012	$9.12924	$10.87734	0
01/01/2013 to 12/31/2013	$10.87734	$12.58723	0
01/01/2014 to 12/31/2014	$12.58723	$11.55330	0
01/01/2015 to 12/31/2015	$11.55330	$11.62581	0
01/01/2016 to 12/31/2016	$11.62581	$10.91306	0
01/01/2017 to 12/31/2017	$10.91306	$14.42996	0
01/01/2018 to 12/31/2018	$14.42996	$12.24582	0
01/01/2019 to 12/31/2019	$12.24582	$15.78187	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$8.90535	$10.71758	2,060
01/01/2011 to 12/31/2011	$10.71758	$9.09947	775
01/01/2012 to 12/31/2012	$9.09947	$10.06979	1,130
01/01/2013 to 12/31/2013	$10.06979	$11.75758	873
01/01/2014 to 12/31/2014	$11.75758	$10.83929	538
01/01/2015 to 12/31/2015	$10.83929	$10.79431	346
01/01/2016 to 12/31/2016	$10.79431	$10.85107	295
01/01/2017 to 12/31/2017	$10.85107	$13.19046	152
01/01/2018 to 12/31/2018	$13.19046	$10.67423	50
01/01/2019 to 12/31/2019	$10.67423	$12.00230	0
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$10.92687	$13.71576	1,684
01/01/2011 to 12/31/2011	$13.71576	$12.63749	457
01/01/2012 to 12/31/2012	$12.63749	$14.85539	898
01/01/2013 to 12/31/2013	$14.85539	$20.27800	821
01/01/2014 to 12/31/2014	$20.27800	$20.54751	819
01/01/2015 to 12/31/2015	$20.54751	$20.32717	134
01/01/2016 to 12/31/2016	$20.32717	$19.94169	161
01/01/2017 to 12/31/2017	$19.94169	$26.20089	26
01/01/2018 to 12/31/2018	$26.20089	$25.63489	3
01/01/2019 to 12/31/2019	$25.63489	$34.28794	3

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59299	$12.19082	0
01/01/2011 to 12/31/2011	$12.19082	$11.35290	0
01/01/2012 to 12/31/2012	$11.35290	$11.94780	0
01/01/2013 to 12/31/2013	$11.94780	$17.51176	0
01/01/2014 to 12/31/2014	$17.51176	$16.76213	0
01/01/2015 to 12/31/2015	$16.76213	$15.88786	0
01/01/2016 to 12/31/2016	$15.88786	$16.72136	0
01/01/2017 to 12/31/2017	$16.72136	$20.53485	0
01/01/2018 to 12/31/2018	$20.53485	$20.28222	0
01/01/2019 to 12/31/2019	$20.28222	$24.74240	0
*Denotes the start date of these sub-accounts

APEX II
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ACCESS VP High Yield Fund
01/01/2010 to 12/31/2010	$12.69830	$14.53399	627,620
01/01/2011 to 12/31/2011	$14.53399	$14.68710	1,447,058
01/01/2012 to 12/31/2012	$14.68710	$16.48448	880,304
01/01/2013 to 12/31/2013	$16.48448	$17.83668	528,834
01/01/2014 to 12/31/2014	$17.83668	$17.95275	298,989
01/01/2015 to 12/31/2015	$17.95275	$17.68377	173,339
01/01/2016 to 12/31/2016	$17.68377	$18.95821	223,472
01/01/2017 to 12/31/2017	$18.95821	$19.54026	160,140
01/01/2018 to 12/31/2018	$19.54026	$19.09859	55,759
01/01/2019 to 12/31/2019	$19.09859	$21.11851	131,640
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.69733	$10.67839	133,580,486
01/01/2011 to 12/31/2011	$10.67839	$10.22319	102,346,558
01/01/2012 to 12/31/2012	$10.22319	$11.31782	108,178,074
01/01/2013 to 12/31/2013	$11.31782	$12.24138	100,174,797
01/01/2014 to 12/31/2014	$12.24138	$12.49905	87,606,755
01/01/2015 to 12/31/2015	$12.49905	$11.89713	68,782,936
01/01/2016 to 12/31/2016	$11.89713	$12.44263	58,214,019
01/01/2017 to 12/31/2017	$12.44263	$13.77806	54,102,792
01/01/2018 to 12/31/2018	$13.77806	$12.44714	33,516,521
01/01/2019 to 12/31/2019	$12.44714	$14.20721	28,389,584
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$9.83646	$11.00020	68,974,007
01/01/2011 to 12/31/2011	$11.00020	$10.83106	55,424,347
01/01/2012 to 12/31/2012	$10.83106	$12.10614	63,361,367
01/01/2013 to 12/31/2013	$12.10614	$13.87770	63,758,948
01/01/2014 to 12/31/2014	$13.87770	$14.48241	59,078,042
01/01/2015 to 12/31/2015	$14.48241	$14.35789	52,619,003
01/01/2016 to 12/31/2016	$14.35789	$15.12506	46,176,929
01/01/2017 to 12/31/2017	$15.12506	$17.39421	41,774,384
01/01/2018 to 12/31/2018	$17.39421	$16.09882	31,714,658
01/01/2019 to 12/31/2019	$16.09882	$19.29424	23,219,379
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$8.68011	$9.55431	54,818,248
01/01/2011 to 12/31/2011	$9.55431	$9.22617	46,132,040
01/01/2012 to 12/31/2012	$9.22617	$10.00670	48,879,191
01/01/2013 to 12/31/2013	$10.00670	$11.06575	45,150,001
01/01/2014 to 12/31/2014	$11.06575	$11.44247	40,205,928
01/01/2015 to 12/31/2015	$11.44247	$11.23501	40,797,665
01/01/2016 to 12/31/2016	$11.23501	$11.58210	35,232,688
01/01/2017 to 12/31/2017	$11.58210	$13.24060	32,661,609
01/01/2018 to 12/31/2018	$13.24060	$11.99194	22,626,183
01/01/2019 to 12/31/2019	$11.99194	$13.92257	17,014,853

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$9.99863	$10.09535	48,359
01/01/2014 to 12/31/2014	$10.09535	$9.61837	82,633
01/01/2015 to 12/31/2015	$9.61837	$7.99094	118,874
01/01/2016 to 12/31/2016	$7.99094	$8.90998	119,085
01/01/2017 to 12/31/2017	$8.90998	$11.82619	171,113
01/01/2018 to 12/31/2018	$11.82619	$9.42540	104,234
01/01/2019 to 12/31/2019	$9.42540	$10.92042	93,307
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99863	$11.63729	58,666
01/01/2014 to 12/31/2014	$11.63729	$12.95262	125,345
01/01/2015 to 12/31/2015	$12.95262	$12.95892	117,691
01/01/2016 to 12/31/2016	$12.95892	$14.10972	159,404
01/01/2017 to 12/31/2017	$14.10972	$16.94933	119,700
01/01/2018 to 12/31/2018	$16.94933	$15.31237	94,423
01/01/2019 to 12/31/2019	$15.31237	$18.46005	59,494
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.94508	$10.98534	124,066,065
01/01/2011 to 12/31/2011	$10.98534	$10.67303	99,522,684
01/01/2012 to 12/31/2012	$10.67303	$11.80621	107,656,583
01/01/2013 to 12/31/2013	$11.80621	$13.66059	103,827,389
01/01/2014 to 12/31/2014	$13.66059	$14.31143	95,621,538
01/01/2015 to 12/31/2015	$14.31143	$14.14234	86,642,320
01/01/2016 to 12/31/2016	$14.14234	$14.78547	78,766,981
01/01/2017 to 12/31/2017	$14.78547	$16.70974	71,824,281
01/01/2018 to 12/31/2018	$16.70974	$15.62167	58,267,332
01/01/2019 to 12/31/2019	$15.62167	$18.34721	41,419,273
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99863	$9.16694	2,940,794
01/01/2012 to 12/31/2012	$9.16694	$10.08792	4,644,573
01/01/2013 to 12/31/2013	$10.08792	$10.99833	5,783,459
01/01/2014 to 12/31/2014	$10.99833	$11.34639	5,607,802
01/01/2015 to 12/31/2015	$11.34639	$10.82434	4,694,270
01/01/2016 to 12/31/2016	$10.82434	$11.38710	3,995,171
01/01/2017 to 12/31/2017	$11.38710	$12.61216	4,167,482
01/01/2018 to 12/31/2018	$12.61216	$11.74818	2,880,799
01/01/2019 to 12/31/2019	$11.74818	$13.59029	2,150,471
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$12.18946	$12.45587	20,255,855
01/01/2011 to 12/31/2011	$12.45587	$12.52601	18,155,075
01/01/2012 to 12/31/2012	$12.52601	$12.89740	15,540,231
01/01/2013 to 12/31/2013	$12.89740	$12.40869	10,724,539
01/01/2014 to 12/31/2014	$12.40869	$12.19212	7,424,203
01/01/2015 to 12/31/2015	$12.19212	$12.04895	5,743,361
01/01/2016 to 12/31/2016	$12.04895	$12.04444	4,782,679
01/01/2017 to 12/31/2017	$12.04444	$12.04825	4,425,882
01/01/2018 to 12/31/2018	$12.04825	$11.93676	3,457,086
01/01/2019 to 12/31/2019	$11.93676	$12.28225	3,266,906

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$13.64570	$14.45644	75,211,006
01/01/2011 to 12/31/2011	$14.45644	$14.67015	60,233,010
01/01/2012 to 12/31/2012	$14.67015	$15.77284	65,143,645
01/01/2013 to 12/31/2013	$15.77284	$15.22753	54,477,871
01/01/2014 to 12/31/2014	$15.22753	$15.61000	44,662,030
01/01/2015 to 12/31/2015	$15.61000	$15.02887	35,594,616
01/01/2016 to 12/31/2016	$15.02887	$15.40633	31,191,104
01/01/2017 to 12/31/2017	$15.40633	$15.81374	31,072,056
01/01/2018 to 12/31/2018	$15.81374	$15.44871	23,336,011
01/01/2019 to 12/31/2019	$15.44871	$16.59544	18,589,194
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.52235	$10.61785	141,306,019
01/01/2011 to 12/31/2011	$10.61785	$10.18954	100,099,910
01/01/2012 to 12/31/2012	$10.18954	$11.39642	113,717,767
01/01/2013 to 12/31/2013	$11.39642	$13.75050	125,316,122
01/01/2014 to 12/31/2014	$13.75050	$14.46969	121,728,074
01/01/2015 to 12/31/2015	$14.46969	$14.30680	113,394,276
01/01/2016 to 12/31/2016	$14.30680	$15.03316	101,590,172
01/01/2017 to 12/31/2017	$15.03316	$17.43090	96,062,997
01/01/2018 to 12/31/2018	$17.43090	$16.07583	76,708,296
01/01/2019 to 12/31/2019	$16.07583	$19.32808	53,109,424
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99863	$11.66303	342,569
01/01/2014 to 12/31/2014	$11.66303	$13.03167	1,094,841
01/01/2015 to 12/31/2015	$13.03167	$12.35889	1,140,121
01/01/2016 to 12/31/2016	$12.35889	$13.96591	2,377,940
01/01/2017 to 12/31/2017	$13.96591	$16.26395	2,283,114
01/01/2018 to 12/31/2018	$16.26395	$15.23198	1,639,341
01/01/2019 to 12/31/2019	$15.23198	$19.62936	1,295,056
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$8.12305	$9.60279	2,343,259
01/01/2011 to 12/31/2011	$9.60279	$8.96863	1,365,221
01/01/2012 to 12/31/2012	$8.96863	$11.18481	1,941,296
01/01/2013 to 12/31/2013	$11.18481	$11.47853	2,026,740
01/01/2014 to 12/31/2014	$11.47853	$12.86101	1,953,120
01/01/2015 to 12/31/2015	$12.86101	$12.63753	1,635,442
01/01/2016 to 12/31/2016	$12.63753	$12.54068	1,419,231
01/01/2017 to 12/31/2017	$12.54068	$13.67692	1,403,628
01/01/2018 to 12/31/2018	$13.67692	$12.81654	941,166
01/01/2019 to 12/31/2019	$12.81654	$15.77225	677,391
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$18.32376	$23.19228	2,674,245
01/01/2011 to 12/31/2011	$23.19228	$24.31338	2,210,944
01/01/2012 to 12/31/2012	$24.31338	$27.58177	2,291,954
01/01/2013 to 12/31/2013	$27.58177	$27.97660	2,083,185
01/01/2014 to 12/31/2014	$27.97660	$36.02098	2,044,785
01/01/2015 to 12/31/2015	$36.02098	$37.14280	1,780,125
01/01/2016 to 12/31/2016	$37.14280	$38.29038	1,533,707
01/01/2017 to 12/31/2017	$38.29038	$40.01231	1,307,651
01/01/2018 to 12/31/2018	$40.01231	$37.47763	931,793
01/01/2019 to 12/31/2019	$37.47763	$48.36565	708,509

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$8.86502	$9.97110	68,927,498
01/01/2011 to 12/31/2011	$9.97110	$9.65922	53,951,634
01/01/2012 to 12/31/2012	$9.65922	$10.50993	57,684,295
01/01/2013 to 12/31/2013	$10.50993	$11.86226	55,226,008
01/01/2014 to 12/31/2014	$11.86226	$12.03410	48,707,547
01/01/2015 to 12/31/2015	$12.03410	$11.95275	43,313,556
01/01/2016 to 12/31/2016	$11.95275	$12.25600	37,720,170
01/01/2017 to 12/31/2017	$12.25600	$14.03986	34,730,103
01/01/2018 to 12/31/2018	$14.03986	$12.73758	24,505,788
01/01/2019 to 12/31/2019	$12.73758	$15.03295	18,545,672
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$9.19947	$10.09710	50,682,089
01/01/2011 to 12/31/2011	$10.09710	$9.88042	43,785,652
01/01/2012 to 12/31/2012	$9.88042	$10.70150	45,432,815
01/01/2013 to 12/31/2013	$10.70150	$11.55860	40,182,442
01/01/2014 to 12/31/2014	$11.55860	$11.82726	35,662,590
01/01/2015 to 12/31/2015	$11.82726	$11.52638	30,217,247
01/01/2016 to 12/31/2016	$11.52638	$11.93250	26,668,380
01/01/2017 to 12/31/2017	$11.93250	$13.17763	26,236,829
01/01/2018 to 12/31/2018	$13.17763	$12.04439	17,675,332
01/01/2019 to 12/31/2019	$12.04439	$13.74355	13,878,980
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.18580	$18.93317	3,471,178
01/01/2011 to 12/31/2011	$18.93317	$18.86366	2,549,765
01/01/2012 to 12/31/2012	$18.86366	$21.46286	2,633,520
01/01/2013 to 12/31/2013	$21.46286	$29.30171	3,094,420
01/01/2014 to 12/31/2014	$29.30171	$30.89259	2,931,970
01/01/2015 to 12/31/2015	$30.89259	$28.71342	2,517,413
01/01/2016 to 12/31/2016	$28.71342	$35.10662	2,308,568
01/01/2017 to 12/31/2017	$35.10662	$38.73731	2,130,539
01/01/2018 to 12/31/2018	$38.73731	$32.73675	1,589,335
01/01/2019 to 12/31/2019	$32.73675	$39.48472	1,201,995
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.42178	$10.25242	50,307,852
01/01/2011 to 12/31/2011	$10.25242	$10.08558	50,902,069
01/01/2012 to 12/31/2012	$10.08558	$9.92007	39,894,836
01/01/2013 to 12/31/2013	$9.92007	$9.75615	29,504,243
01/01/2014 to 12/31/2014	$9.75615	$9.59539	25,524,289
01/01/2015 to 12/31/2015	$9.59539	$9.43719	23,153,087
01/01/2016 to 12/31/2016	$9.43719	$9.28187	20,723,986
01/01/2017 to 12/31/2017	$9.28187	$9.16030	16,486,250
01/01/2018 to 12/31/2018	$9.16030	$9.12553	14,577,153
01/01/2019 to 12/31/2019	$9.12553	$9.12673	11,977,760
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$13.47425	$15.04083	12,605,729
01/01/2011 to 12/31/2011	$15.04083	$15.26232	11,922,775
01/01/2012 to 12/31/2012	$15.26232	$17.09273	10,459,161
01/01/2013 to 12/31/2013	$17.09273	$18.01778	8,393,440
01/01/2014 to 12/31/2014	$18.01778	$18.17376	5,236,999
01/01/2015 to 12/31/2015	$18.17376	$17.23689	3,602,852
01/01/2016 to 12/31/2016	$17.23689	$19.56326	3,765,331
01/01/2017 to 12/31/2017	$19.56326	$20.67893	2,918,552
01/01/2018 to 12/31/2018	$20.67893	$19.93195	2,034,537
01/01/2019 to 12/31/2019	$19.93195	$22.60229	1,901,269

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.78382	$9.77580	5,307,829
01/01/2011 to 12/31/2011	$9.77580	$9.21256	4,698,568
01/01/2012 to 12/31/2012	$9.21256	$10.59036	4,248,181
01/01/2013 to 12/31/2013	$10.59036	$14.56755	5,494,376
01/01/2014 to 12/31/2014	$14.56755	$16.29672	5,782,801
01/01/2015 to 12/31/2015	$16.29672	$14.77183	4,317,804
01/01/2016 to 12/31/2016	$14.77183	$17.41780	3,949,844
01/01/2017 to 12/31/2017	$17.41780	$20.41923	3,761,572
01/01/2018 to 12/31/2018	$20.41923	$17.23861	3,259,259
01/01/2019 to 12/31/2019	$17.23861	$21.95970	2,534,729
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$15.91046	$17.91664	7,241,298
01/01/2011 to 12/31/2011	$17.91664	$15.34398	5,734,722
01/01/2012 to 12/31/2012	$15.34398	$18.16395	4,942,527
01/01/2013 to 12/31/2013	$18.16395	$21.26858	4,582,698
01/01/2014 to 12/31/2014	$21.26858	$19.76196	3,989,471
01/01/2015 to 12/31/2015	$19.76196	$20.04771	3,324,751
01/01/2016 to 12/31/2016	$20.04771	$18.97262	2,931,676
01/01/2017 to 12/31/2017	$18.97262	$25.27111	3,021,102
01/01/2018 to 12/31/2018	$25.27111	$21.53882	2,629,968
01/01/2019 to 12/31/2019	$21.53882	$27.98572	1,942,537
AST International Value Portfolio
01/01/2010 to 12/31/2010	$14.73896	$16.10237	3,649,081
01/01/2011 to 12/31/2011	$16.10237	$13.84955	2,916,031
01/01/2012 to 12/31/2012	$13.84955	$15.89231	2,668,328
01/01/2013 to 12/31/2013	$15.89231	$18.67292	2,705,225
01/01/2014 to 12/31/2014	$18.67292	$17.13364	2,548,306
01/01/2015 to 12/31/2015	$17.13364	$16.98867	2,467,892
01/01/2016 to 12/31/2016	$16.98867	$16.80599	2,319,732
01/01/2017 to 12/31/2017	$16.80599	$20.30026	2,283,395
01/01/2018 to 12/31/2018	$20.30026	$16.74197	1,830,771
01/01/2019 to 12/31/2019	$16.74197	$19.76268	1,522,077
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$8.65097	$9.68393	38,344,545
01/01/2011 to 12/31/2011	$9.68393	$9.47005	31,542,321
01/01/2012 to 12/31/2012	$9.47005	$10.57870	33,772,279
01/01/2013 to 12/31/2013	$10.57870	$12.09823	34,620,680
01/01/2014 to 12/31/2014	$12.09823	$12.65595	31,218,936
01/01/2015 to 12/31/2015	$12.65595	$12.31681	27,733,638
01/01/2016 to 12/31/2016	$12.31681	$12.74599	24,643,505
01/01/2017 to 12/31/2017	$12.74599	$14.66178	23,750,547
01/01/2018 to 12/31/2018	$14.66178	$13.35565	18,355,932
01/01/2019 to 12/31/2019	$13.35565	$15.68750	13,246,229
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.85552	$14.60401	5,905,133
01/01/2011 to 12/31/2011	$14.60401	$13.04913	4,359,903
01/01/2012 to 12/31/2012	$13.04913	$15.64529	4,428,816
01/01/2013 to 12/31/2013	$15.64529	$17.75076	4,647,244
01/01/2014 to 12/31/2014	$17.75076	$16.34657	4,276,895
01/01/2015 to 12/31/2015	$16.34657	$15.62754	3,960,328
01/01/2016 to 12/31/2016	$15.62754	$15.66712	3,354,922
01/01/2017 to 12/31/2017	$15.66712	$19.97550	3,518,759
01/01/2018 to 12/31/2018	$19.97550	$16.21247	2,855,876
01/01/2019 to 12/31/2019	$16.21247	$20.28579	2,206,545

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.53898	$13.23474	46,748,068
01/01/2011 to 12/31/2011	$13.23474	$13.04707	38,241,675
01/01/2012 to 12/31/2012	$13.04707	$14.20695	39,470,209
01/01/2013 to 12/31/2013	$14.20695	$15.51404	35,738,716
01/01/2014 to 12/31/2014	$15.51404	$16.08944	31,774,661
01/01/2015 to 12/31/2015	$16.08944	$15.79510	27,488,735
01/01/2016 to 12/31/2016	$15.79510	$16.13133	23,910,429
01/01/2017 to 12/31/2017	$16.13133	$17.79229	21,459,090
01/01/2018 to 12/31/2018	$17.79229	$16.60010	14,411,061
01/01/2019 to 12/31/2019	$16.60010	$18.71130	9,906,695
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.29064	$11.26617	473,823
01/01/2011 to 12/31/2011	$11.26617	$11.15393	755,324
01/01/2012 to 12/31/2012	$11.15393	$12.63560	1,110,275
01/01/2013 to 12/31/2013	$12.63560	$16.96244	1,223,206
01/01/2014 to 12/31/2014	$16.96244	$18.26808	1,330,655
01/01/2015 to 12/31/2015	$18.26808	$19.87733	2,148,045
01/01/2016 to 12/31/2016	$19.87733	$19.26374	1,599,569
01/01/2017 to 12/31/2017	$19.26374	$25.73532	1,813,210
01/01/2018 to 12/31/2018	$25.73532	$24.90062	1,442,816
01/01/2019 to 12/31/2019	$24.90062	$32.47411	1,204,562
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.86212	$12.79307	17,364,094
01/01/2011 to 12/31/2011	$12.79307	$12.46741	14,080,420
01/01/2012 to 12/31/2012	$12.46741	$13.76555	11,942,585
01/01/2013 to 12/31/2013	$13.76555	$18.49514	9,091,584
01/01/2014 to 12/31/2014	$18.49514	$20.11628	9,720,568
01/01/2015 to 12/31/2015	$20.11628	$21.77709	7,424,343
01/01/2016 to 12/31/2016	$21.77709	$22.61288	6,587,463
01/01/2017 to 12/31/2017	$22.61288	$29.57790	5,433,449
01/01/2018 to 12/31/2018	$29.57790	$28.30541	3,958,406
01/01/2019 to 12/31/2019	$28.30541	$36.64388	2,896,616
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$15.37175	$16.93954	3,612,405
01/01/2011 to 12/31/2011	$16.93954	$16.13853	3,114,124
01/01/2012 to 12/31/2012	$16.13853	$19.53485	3,437,135
01/01/2013 to 12/31/2013	$19.53485	$24.52181	3,984,432
01/01/2014 to 12/31/2014	$24.52181	$24.99282	3,982,260
01/01/2015 to 12/31/2015	$24.99282	$24.22021	3,944,892
01/01/2016 to 12/31/2016	$24.22021	$25.51562	3,423,715
01/01/2017 to 12/31/2017	$25.51562	$31.07864	3,333,656
01/01/2018 to 12/31/2018	$31.07864	$27.64337	2,650,577
01/01/2019 to 12/31/2019	$27.64337	$35.33185	1,908,630
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99864	$10.32369	5,908,428
01/01/2013 to 12/31/2013	$10.32369	$12.07379	6,987,054
01/01/2014 to 12/31/2014	$12.07379	$12.48482	5,942,954
01/01/2015 to 12/31/2015	$12.48482	$12.12641	5,278,987
01/01/2016 to 12/31/2016	$12.12641	$12.44216	4,364,208
01/01/2017 to 12/31/2017	$12.44216	$14.25569	3,983,721
01/01/2018 to 12/31/2018	$14.25569	$12.85908	3,073,391
01/01/2019 to 12/31/2019	$12.85908	$15.52572	2,574,574

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$9.75127	$10.81643	5,238,425
01/01/2011 to 12/31/2011	$10.81643	$10.57498	4,289,955
01/01/2012 to 12/31/2012	$10.57498	$12.17716	4,420,398
01/01/2013 to 12/31/2013	$12.17716	$16.37229	4,361,903
01/01/2014 to 12/31/2014	$16.37229	$17.50467	3,793,575
01/01/2015 to 12/31/2015	$17.50467	$18.46042	3,157,980
01/01/2016 to 12/31/2016	$18.46042	$18.50343	2,652,678
01/01/2017 to 12/31/2017	$18.50343	$23.78749	2,376,378
01/01/2018 to 12/31/2018	$23.78749	$23.89579	2,034,089
01/01/2019 to 12/31/2019	$23.89579	$32.38035	1,570,309
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99864	$10.19678	55,298
01/01/2013 to 12/31/2013	$10.19678	$13.48882	867,495
01/01/2014 to 12/31/2014	$13.48882	$14.62166	1,003,365
01/01/2015 to 12/31/2015	$14.62166	$14.27634	1,952,834
01/01/2016 to 12/31/2016	$14.27634	$15.92914	2,634,308
01/01/2017 to 12/31/2017	$15.92914	$18.38362	2,688,469
01/01/2018 to 12/31/2018	$18.38362	$16.24354	1,757,692
01/01/2019 to 12/31/2019	$16.24354	$20.66395	1,585,024
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.42307	$15.81896	6,728,348
01/01/2011 to 12/31/2011	$15.81896	$15.09505	4,560,864
01/01/2012 to 12/31/2012	$15.09505	$17.75759	4,904,077
01/01/2013 to 12/31/2013	$17.75759	$23.08682	5,099,534
01/01/2014 to 12/31/2014	$23.08682	$25.32324	4,212,533
01/01/2015 to 12/31/2015	$25.32324	$23.48945	6,589,806
01/01/2016 to 12/31/2016	$23.48945	$23.48269	5,545,452
01/01/2017 to 12/31/2017	$23.48269	$29.35334	5,099,466
01/01/2018 to 12/31/2018	$29.35334	$27.61105	3,953,745
01/01/2019 to 12/31/2019	$27.61105	$35.34436	2,780,427
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.87956	$16.84971	5,901,157
01/01/2011 to 12/31/2011	$16.84971	$16.16040	4,911,194
01/01/2012 to 12/31/2012	$16.16040	$18.61569	4,148,499
01/01/2013 to 12/31/2013	$18.61569	$25.99973	4,423,739
01/01/2014 to 12/31/2014	$25.99973	$29.21476	4,014,110
01/01/2015 to 12/31/2015	$29.21476	$27.11311	3,114,772
01/01/2016 to 12/31/2016	$27.11311	$31.52790	2,980,209
01/01/2017 to 12/31/2017	$31.52790	$35.28495	2,774,803
01/01/2018 to 12/31/2018	$35.28495	$28.99369	2,141,063
01/01/2019 to 12/31/2019	$28.99369	$34.50787	1,659,016
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$9.12827	$10.97710	11,156,029
01/01/2011 to 12/31/2011	$10.97710	$8.60766	6,749,550
01/01/2012 to 12/31/2012	$8.60766	$9.98335	7,897,745
01/01/2013 to 12/31/2013	$9.98335	$9.84051	8,565,272
01/01/2014 to 12/31/2014	$9.84051	$9.22491	7,895,167
01/01/2015 to 12/31/2015	$9.22491	$7.55507	6,604,045
01/01/2016 to 12/31/2016	$7.55507	$8.34921	5,785,322
01/01/2017 to 12/31/2017	$8.34921	$10.37789	6,660,956
01/01/2018 to 12/31/2018	$10.37789	$8.77210	5,202,731
01/01/2019 to 12/31/2019	$8.77210	$9.77898	4,395,054

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.65255	$11.58445	100,001,194
01/01/2011 to 12/31/2011	$11.58445	$11.50704	96,778,216
01/01/2012 to 12/31/2012	$11.50704	$12.49092	98,362,559
01/01/2013 to 12/31/2013	$12.49092	$13.41643	79,093,854
01/01/2014 to 12/31/2014	$13.41643	$13.95709	69,937,144
01/01/2015 to 12/31/2015	$13.95709	$13.74652	60,478,072
01/01/2016 to 12/31/2016	$13.74652	$14.26721	53,321,376
01/01/2017 to 12/31/2017	$14.26721	$15.45393	48,157,612
01/01/2018 to 12/31/2018	$15.45393	$14.76594	36,694,167
01/01/2019 to 12/31/2019	$14.76594	$16.66284	26,977,684
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01855	$10.07065	990,348
01/01/2012 to 12/31/2012	$10.07065	$10.60850	2,178,847
01/01/2013 to 12/31/2013	$10.60850	$10.19208	1,488,696
01/01/2014 to 12/31/2014	$10.19208	$10.63147	2,499,201
01/01/2015 to 12/31/2015	$10.63147	$10.42806	3,280,429
01/01/2016 to 12/31/2016	$10.42806	$10.68804	4,184,993
01/01/2017 to 12/31/2017	$10.68804	$11.10833	4,756,264
01/01/2018 to 12/31/2018	$11.10833	$10.83520	4,041,798
01/01/2019 to 12/31/2019	$10.83520	$11.69597	4,305,536
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$8.29738	$9.71261	115,827,900
01/01/2011 to 12/31/2011	$9.71261	$8.95893	75,603,365
01/01/2012 to 12/31/2012	$8.95893	$9.94941	89,282,138
01/01/2013 to 12/31/2013	$9.94941	$11.45130	87,210,945
01/01/2014 to 12/31/2014	$11.45130	$12.29819	83,056,988
01/01/2015 to 12/31/2015	$12.29819	$12.02114	119,678,650
01/01/2016 to 12/31/2016	$12.02114	$13.01668	109,389,517
01/01/2017 to 12/31/2017	$13.01668	$14.86317	160,964,447
01/01/2018 to 12/31/2018	$14.86317	$13.50638	116,807,822
01/01/2019 to 12/31/2019	$13.50638	$15.83119	90,179,043
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99863	$11.67690	5,665
01/01/2014 to 12/31/2014	$11.67690	$13.23473	121,259
01/01/2015 to 12/31/2015	$13.23473	$13.21718	110,869
01/01/2016 to 12/31/2016	$13.21718	$14.41070	164,589
01/01/2017 to 12/31/2017	$14.41070	$17.20835	129,742
01/01/2018 to 12/31/2018	$17.20835	$15.71265	84,609
01/01/2019 to 12/31/2019	$15.71265	$19.34591	84,247
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$9.04705	$10.23676	3,360,531
01/01/2011 to 12/31/2011	$10.23676	$10.41616	3,055,694
01/01/2012 to 12/31/2012	$10.41616	$12.17038	3,262,831
01/01/2013 to 12/31/2013	$12.17038	$15.85102	2,976,003
01/01/2014 to 12/31/2014	$15.85102	$18.27304	3,494,194
01/01/2015 to 12/31/2015	$18.27304	$18.52495	3,027,107
01/01/2016 to 12/31/2016	$18.52495	$20.92483	2,813,790
01/01/2017 to 12/31/2017	$20.92483	$25.15993	2,523,084
01/01/2018 to 12/31/2018	$25.15993	$22.70938	1,877,971
01/01/2019 to 12/31/2019	$22.70938	$27.79901	1,484,253

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99863	$8.89993	201,672
01/01/2012 to 12/31/2012	$8.89993	$9.90453	384,520
01/01/2013 to 12/31/2013	$9.90453	$11.92295	2,227,707
01/01/2014 to 12/31/2014	$11.92295	$12.48854	3,954,057
01/01/2015 to 12/31/2015	$12.48854	$12.30097	4,987,695
01/01/2016 to 12/31/2016	$12.30097	$12.86335	4,710,731
01/01/2017 to 12/31/2017	$12.86335	$14.95293	4,399,931
01/01/2018 to 12/31/2018	$14.95293	$13.74498	3,617,905
01/01/2019 to 12/31/2019	$13.74498	$16.38468	1,288,170
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$14.45984	$18.84985	4,200,876
01/01/2011 to 12/31/2011	$18.84985	$16.10840	4,029,967
01/01/2012 to 12/31/2012	$16.10840	$19.02245	3,987,156
01/01/2013 to 12/31/2013	$19.02245	$26.34396	3,589,232
01/01/2014 to 12/31/2014	$26.34396	$27.18947	3,049,744
01/01/2015 to 12/31/2015	$27.18947	$27.09786	2,435,616
01/01/2016 to 12/31/2016	$27.09786	$28.70362	2,019,066
01/01/2017 to 12/31/2017	$28.70362	$36.04862	1,824,209
01/01/2018 to 12/31/2018	$36.04862	$31.60636	1,485,600
01/01/2019 to 12/31/2019	$31.60636	$42.42558	1,060,339
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$8.87798	$11.91138	4,648,452
01/01/2011 to 12/31/2011	$11.91138	$11.60040	3,213,655
01/01/2012 to 12/31/2012	$11.60040	$12.79787	3,096,260
01/01/2013 to 12/31/2013	$12.79787	$17.01398	4,073,887
01/01/2014 to 12/31/2014	$17.01398	$17.37236	3,201,641
01/01/2015 to 12/31/2015	$17.37236	$17.22002	3,111,281
01/01/2016 to 12/31/2016	$17.22002	$18.98180	2,541,436
01/01/2017 to 12/31/2017	$18.98180	$23.13433	2,373,358
01/01/2018 to 12/31/2018	$23.13433	$20.83844	2,003,260
01/01/2019 to 12/31/2019	$20.83844	$26.66777	1,573,876
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$14.11106	$17.48588	6,195,308
01/01/2011 to 12/31/2011	$17.48588	$16.17000	5,166,090
01/01/2012 to 12/31/2012	$16.17000	$18.79089	3,913,693
01/01/2013 to 12/31/2013	$18.79089	$25.39300	3,418,708
01/01/2014 to 12/31/2014	$25.39300	$26.28974	2,808,610
01/01/2015 to 12/31/2015	$26.28974	$24.74160	2,217,703
01/01/2016 to 12/31/2016	$24.74160	$31.44064	2,012,505
01/01/2017 to 12/31/2017	$31.44064	$33.19514	1,801,371
01/01/2018 to 12/31/2018	$33.19514	$27.07026	1,411,502
01/01/2019 to 12/31/2019	$27.07026	$32.47543	1,040,641
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.84558	$14.09096	53,827,291
01/01/2011 to 12/31/2011	$14.09096	$14.13372	46,623,273
01/01/2012 to 12/31/2012	$14.13372	$15.77625	53,661,984
01/01/2013 to 12/31/2013	$15.77625	$18.12778	56,537,325
01/01/2014 to 12/31/2014	$18.12778	$18.87698	53,036,351
01/01/2015 to 12/31/2015	$18.87698	$18.57330	61,153,146
01/01/2016 to 12/31/2016	$18.57330	$19.64557	56,227,573
01/01/2017 to 12/31/2017	$19.64557	$22.29926	52,223,562
01/01/2018 to 12/31/2018	$22.29926	$20.76119	40,681,987
01/01/2019 to 12/31/2019	$20.76119	$24.67481	29,761,452

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.54281	$12.00822	12,250,636
01/01/2011 to 12/31/2011	$12.00822	$11.61022	9,294,364
01/01/2012 to 12/31/2012	$11.61022	$13.42613	10,725,477
01/01/2013 to 12/31/2013	$13.42613	$19.01819	11,809,685
01/01/2014 to 12/31/2014	$19.01819	$20.26543	11,237,461
01/01/2015 to 12/31/2015	$20.26543	$21.84110	10,710,975
01/01/2016 to 12/31/2016	$21.84110	$22.06119	8,827,493
01/01/2017 to 12/31/2017	$22.06119	$29.91878	7,920,851
01/01/2018 to 12/31/2018	$29.91878	$30.56007	6,705,902
01/01/2019 to 12/31/2019	$30.56007	$38.54072	4,887,345
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$11.51138	$12.73012	3,942,580
01/01/2011 to 12/31/2011	$12.73012	$12.45869	3,528,509
01/01/2012 to 12/31/2012	$12.45869	$13.89489	3,502,241
01/01/2013 to 12/31/2013	$13.89489	$18.39802	2,924,047
01/01/2014 to 12/31/2014	$18.39802	$18.37636	2,608,050
01/01/2015 to 12/31/2015	$18.37636	$16.97727	1,990,270
01/01/2016 to 12/31/2016	$16.97727	$17.72105	1,666,275
01/01/2017 to 12/31/2017	$17.72105	$20.31456	1,508,223
01/01/2018 to 12/31/2018	$20.31456	$18.03762	1,557,450
01/01/2019 to 12/31/2019	$18.03762	$22.34713	5,471,448
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$23.89300	$28.30538	5,827,673
01/01/2011 to 12/31/2011	$28.30538	$23.68588	4,562,770
01/01/2012 to 12/31/2012	$23.68588	$24.13710	4,495,210
01/01/2013 to 12/31/2013	$24.13710	$27.39014	3,688,022
01/01/2014 to 12/31/2014	$27.39014	$24.68587	3,347,866
01/01/2015 to 12/31/2015	$24.68587	$19.60403	2,736,765
01/01/2016 to 12/31/2016	$19.60403	$24.02744	2,471,111
01/01/2017 to 12/31/2017	$24.02744	$26.06762	2,347,242
01/01/2018 to 12/31/2018	$26.06762	$21.36593	1,497,045
01/01/2019 to 12/31/2019	$21.36593	$24.55763	1,358,165
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$15.07011	$15.67276	7,114,847
01/01/2011 to 12/31/2011	$15.67276	$16.05020	6,639,260
01/01/2012 to 12/31/2012	$16.05020	$16.60993	5,533,305
01/01/2013 to 12/31/2013	$16.60993	$15.72265	4,600,108
01/01/2014 to 12/31/2014	$15.72265	$15.54940	3,672,856
01/01/2015 to 12/31/2015	$15.54940	$14.58660	2,897,161
01/01/2016 to 12/31/2016	$14.58660	$14.97157	2,569,689
01/01/2017 to 12/31/2017	$14.97157	$15.02573	2,555,780
01/01/2018 to 12/31/2018	$15.02573	$15.07193	1,855,828
01/01/2019 to 12/31/2019	$15.07193	$15.06099	1,606,587
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.11071	$14.72294	2,978,973
01/01/2011 to 12/31/2011	$14.72294	$13.98059	2,405,087
01/01/2012 to 12/31/2012	$13.98059	$16.28103	2,424,624
01/01/2013 to 12/31/2013	$16.28103	$21.20296	2,138,372
01/01/2014 to 12/31/2014	$21.20296	$23.97472	1,904,816
01/01/2015 to 12/31/2015	$23.97472	$22.02086	1,494,027
01/01/2016 to 12/31/2016	$22.02086	$24.68960	1,298,357
01/01/2017 to 12/31/2017	$24.68960	$28.78313	1,173,758
01/01/2018 to 12/31/2018	$28.78313	$23.62781	878,983
01/01/2019 to 12/31/2019	$23.62781	$27.68697	735,703

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$8.78049	$9.89961	10,821,793
01/01/2011 to 12/31/2011	$9.89961	$9.40004	9,943,871
01/01/2012 to 12/31/2012	$9.40004	$10.26232	11,856,015
01/01/2013 to 12/31/2013	$10.26232	$12.16245	18,749,421
01/01/2014 to 12/31/2014	$12.16245	$12.62018	17,319,518
01/01/2015 to 12/31/2015	$12.62018	$12.33340	14,012,636
01/01/2016 to 12/31/2016	$12.33340	$12.92180	11,955,695
01/01/2017 to 12/31/2017	$12.92180	$14.43687	10,256,275
01/01/2018 to 12/31/2018	$14.43687	$13.48791	7,052,519
01/01/2019 to 12/31/2019	$13.48791	$15.99188	5,602,690
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.21392	$10.82874	17,651,916
01/01/2011 to 12/31/2011	$10.82874	$11.29192	18,170,336
01/01/2012 to 12/31/2012	$11.29192	$11.97752	18,416,796
01/01/2013 to 12/31/2013	$11.97752	$11.60405	17,928,589
01/01/2014 to 12/31/2014	$11.60405	$12.23394	19,702,934
01/01/2015 to 12/31/2015	$12.23394	$12.18082	18,938,735
01/01/2016 to 12/31/2016	$12.18082	$12.59720	19,007,777
01/01/2017 to 12/31/2017	$12.59720	$13.17153	19,214,511
01/01/2018 to 12/31/2018	$13.17153	$12.65978	20,284,879
01/01/2019 to 12/31/2019	$12.65978	$13.98248	16,984,697
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$9.99864	$10.38562	105,388
01/01/2013 to 12/31/2013	$10.38562	$9.38335	38,455
01/01/2014 to 12/31/2014	$9.38335	$9.35350	31,203
01/01/2015 to 12/31/2015	$9.35350	$8.91550	23,311
01/01/2016 to 12/31/2016	$8.91550	$9.69862	44,956
01/01/2017 to 12/31/2017	$9.69862	$10.42621	70,116
01/01/2018 to 12/31/2018	$10.42621	$9.56962	24,967
01/01/2019 to 12/31/2019	$9.56962	$10.80947	73,097
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99297	$9.12172	385,638
01/01/2012 to 12/31/2012	$9.12172	$10.65067	500,266
01/01/2013 to 12/31/2013	$10.65067	$13.72611	615,161
01/01/2014 to 12/31/2014	$13.72611	$15.23128	471,181
01/01/2015 to 12/31/2015	$15.23128	$15.28953	401,693
01/01/2016 to 12/31/2016	$15.28953	$17.26551	368,250
01/01/2017 to 12/31/2017	$17.26551	$18.43752	221,816
01/01/2018 to 12/31/2018	$18.43752	$16.75829	153,789
01/01/2019 to 12/31/2019	$16.75829	$20.61734	126,023
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$11.35499	$11.75885	545,135
01/01/2011 to 12/31/2011	$11.75885	$12.02209	524,638
01/01/2012 to 12/31/2012	$12.02209	$14.29418	462,518
01/01/2013 to 12/31/2013	$14.29418	$19.75802	464,049
01/01/2014 to 12/31/2014	$19.75802	$23.25416	483,876
01/01/2015 to 12/31/2015	$23.25416	$23.59376	397,984
01/01/2016 to 12/31/2016	$23.59376	$20.54588	211,321
01/01/2017 to 12/31/2017	$20.54588	$23.40614	156,236
01/01/2018 to 12/31/2018	$23.40614	$23.22592	109,879
01/01/2019 to 12/31/2019	$23.22592	$30.26757	91,247

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04992	$9.76598	229,829
01/01/2013 to 12/31/2013	$9.76598	$13.16014	522,396
01/01/2014 to 12/31/2014	$13.16014	$13.98316	170,256
01/01/2015 to 12/31/2015	$13.98316	$13.91821	202,132
01/01/2016 to 12/31/2016	$13.91821	$13.79262	155,646
01/01/2017 to 12/31/2017	$13.79262	$16.61688	127,674
01/01/2018 to 12/31/2018	$16.61688	$15.42878	95,975
01/01/2019 to 12/31/2019	$15.42878	$20.38520	93,703
Invesco V.I. Technology Fund - Series I
01/01/2010 to 12/31/2010	$7.90916	$9.43610	1,132,899
01/01/2011 to 12/31/2011	$9.43610	$8.81160	530,679
01/01/2012 to 12/31/2012	$8.81160	$9.64332	353,005
01/01/2013 to 12/31/2013	$9.64332	$11.86901	292,049
01/01/2014 to 12/31/2014	$11.86901	$12.96327	263,606
01/01/2015 to 12/31/2015	$12.96327	$13.61824	242,522
01/01/2016 to 12/31/2016	$13.61824	$13.29285	168,453
01/01/2017 to 12/31/2017	$13.29285	$17.66759	171,795
01/01/2018 to 12/31/2018	$17.66759	$17.29548	129,324
01/01/2019 to 12/31/2019	$17.29548	$23.11331	80,779
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12646	$9.72947	615,276
01/01/2017 to 12/31/2017	$9.72947	$13.50201	462,006
01/01/2018 to 12/31/2018	$13.50201	$10.92645	370,695
01/01/2019 to 12/31/2019	$10.92645	$13.17297	309,728
ProFund VP Asia 30
01/01/2010 to 12/31/2010	$21.10176	$23.63992	1,172,241
01/01/2011 to 12/31/2011	$23.63992	$16.97356	568,287
01/01/2012 to 12/31/2012	$16.97356	$19.27642	518,241
01/01/2013 to 12/31/2013	$19.27642	$21.79682	354,325
01/01/2014 to 12/31/2014	$21.79682	$21.10086	204,908
01/01/2015 to 12/31/2015	$21.10086	$18.80608	180,718
01/01/2016 to 12/31/2016	$18.80608	$18.61502	148,488
01/01/2017 to 12/31/2017	$18.61502	$24.32829	112,746
01/01/2018 to 12/31/2018	$24.32829	$19.47556	91,038
01/01/2019 to 12/31/2019	$19.47556	$24.19289	82,314
ProFund VP Banks
01/01/2010 to 12/31/2010	$4.69572	$5.00317	821,032
01/01/2011 to 12/31/2011	$5.00317	$3.60428	310,912
01/01/2012 to 12/31/2012	$3.60428	$4.72871	683,662
01/01/2013 to 12/31/2013	$4.72871	$6.20665	377,961
01/01/2014 to 12/31/2014	$6.20665	$6.73762	257,672
01/01/2015 to 12/31/2015	$6.73762	$6.59775	282,280
01/01/2016 to 12/31/2016	$6.59775	$7.99649	320,116
01/01/2017 to 12/31/2017	$7.99649	$9.27422	246,713
01/01/2018 to 12/31/2018	$9.27422	$7.48804	124,219
01/01/2019 to 12/31/2019	$7.48804	$10.04720	97,858

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Basic Materials
01/01/2010 to 12/31/2010	$13.31601	$16.98559	1,479,120
01/01/2011 to 12/31/2011	$16.98559	$14.00749	513,298
01/01/2012 to 12/31/2012	$14.00749	$14.94486	344,526
01/01/2013 to 12/31/2013	$14.94486	$17.40749	287,699
01/01/2014 to 12/31/2014	$17.40749	$17.40906	201,578
01/01/2015 to 12/31/2015	$17.40906	$14.73790	148,177
01/01/2016 to 12/31/2016	$14.73790	$17.17575	183,361
01/01/2017 to 12/31/2017	$17.17575	$20.77141	122,336
01/01/2018 to 12/31/2018	$20.77141	$16.81962	72,767
01/01/2019 to 12/31/2019	$16.81962	$19.47305	46,476
ProFund VP Bear
01/01/2010 to 12/31/2010	$6.34849	$5.13247	1,870,682
01/01/2011 to 12/31/2011	$5.13247	$4.59941	2,082,893
01/01/2012 to 12/31/2012	$4.59941	$3.77263	965,635
01/01/2013 to 12/31/2013	$3.77263	$2.72523	911,837
01/01/2014 to 12/31/2014	$2.72523	$2.29833	951,939
01/01/2015 to 12/31/2015	$2.29833	$2.14911	511,021
01/01/2016 to 12/31/2016	$2.14911	$1.83779	713,945
01/01/2017 to 12/31/2017	$1.83779	$1.48290	445,534
01/01/2018 to 12/31/2018	$1.48290	$1.51747	302,709
01/01/2019 to 12/31/2019	$1.51747	$1.15000	420,950
ProFund VP Biotechnology
01/01/2010 to 12/31/2010	$11.55992	$11.94922	254,803
01/01/2011 to 12/31/2011	$11.94922	$12.52334	188,759
01/01/2012 to 12/31/2012	$12.52334	$17.32996	338,800
01/01/2013 to 12/31/2013	$17.32996	$28.70550	326,187
01/01/2014 to 12/31/2014	$28.70550	$36.62452	259,481
01/01/2015 to 12/31/2015	$36.62452	$37.20907	163,042
01/01/2016 to 12/31/2016	$37.20907	$30.93209	86,316
01/01/2017 to 12/31/2017	$30.93209	$37.28121	96,712
01/01/2018 to 12/31/2018	$37.28121	$34.18850	56,646
01/01/2019 to 12/31/2019	$34.18850	$39.15785	35,319
ProFund VP Bull
01/01/2010 to 12/31/2010	$9.08242	$10.05618	2,476,971
01/01/2011 to 12/31/2011	$10.05618	$9.89068	3,165,929
01/01/2012 to 12/31/2012	$9.89068	$11.07807	1,499,016
01/01/2013 to 12/31/2013	$11.07807	$14.13739	1,204,038
01/01/2014 to 12/31/2014	$14.13739	$15.49877	1,173,460
01/01/2015 to 12/31/2015	$15.49877	$15.17320	592,041
01/01/2016 to 12/31/2016	$15.17320	$16.36515	445,098
01/01/2017 to 12/31/2017	$16.36515	$19.20921	584,910
01/01/2018 to 12/31/2018	$19.20921	$17.72927	533,516
01/01/2019 to 12/31/2019	$17.72927	$22.47276	145,074
ProFund VP Consumer Goods Portfolio
01/01/2010 to 12/31/2010	$10.25601	$11.83819	702,138
01/01/2011 to 12/31/2011	$11.83819	$12.45197	765,549
01/01/2012 to 12/31/2012	$12.45197	$13.57589	450,591
01/01/2013 to 12/31/2013	$13.57589	$17.15075	573,128
01/01/2014 to 12/31/2014	$17.15075	$18.59286	574,747
01/01/2015 to 12/31/2015	$18.59286	$19.04740	433,302
01/01/2016 to 12/31/2016	$19.04740	$19.39767	291,761
01/01/2017 to 12/31/2017	$19.39767	$21.95063	224,043
01/01/2018 to 12/31/2018	$21.95063	$18.39105	151,311
01/01/2019 to 12/31/2019	$18.39105	$22.89214	157,092

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Consumer Services
01/01/2010 to 12/31/2010	$7.73635	$9.23618	1,046,739
01/01/2011 to 12/31/2011	$9.23618	$9.58355	481,308
01/01/2012 to 12/31/2012	$9.58355	$11.50802	539,898
01/01/2013 to 12/31/2013	$11.50802	$15.83072	745,470
01/01/2014 to 12/31/2014	$15.83072	$17.50968	425,388
01/01/2015 to 12/31/2015	$17.50968	$18.02838	482,805
01/01/2016 to 12/31/2016	$18.02838	$18.47385	305,220
01/01/2017 to 12/31/2017	$18.47385	$21.50721	262,197
01/01/2018 to 12/31/2018	$21.50721	$21.28058	233,955
01/01/2019 to 12/31/2019	$21.28058	$26.08632	222,292
ProFund VP Europe 30
01/01/2010 to 12/31/2010	$12.07392	$12.18752	852,300
01/01/2011 to 12/31/2011	$12.18752	$10.92163	333,570
01/01/2012 to 12/31/2012	$10.92163	$12.52352	461,143
01/01/2013 to 12/31/2013	$12.52352	$14.98184	561,564
01/01/2014 to 12/31/2014	$14.98184	$13.46052	318,682
01/01/2015 to 12/31/2015	$13.46052	$11.79832	323,881
01/01/2016 to 12/31/2016	$11.79832	$12.51036	289,183
01/01/2017 to 12/31/2017	$12.51036	$14.72997	244,299
01/01/2018 to 12/31/2018	$14.72997	$12.43894	200,126
01/01/2019 to 12/31/2019	$12.43894	$14.40974	200,318
ProFund VP Financials
01/01/2010 to 12/31/2010	$6.29512	$6.86798	1,397,974
01/01/2011 to 12/31/2011	$6.86798	$5.82051	1,034,776
01/01/2012 to 12/31/2012	$5.82051	$7.13998	1,345,907
01/01/2013 to 12/31/2013	$7.13998	$9.27481	1,595,424
01/01/2014 to 12/31/2014	$9.27481	$10.30006	1,201,102
01/01/2015 to 12/31/2015	$10.30006	$9.97874	975,396
01/01/2016 to 12/31/2016	$9.97874	$11.31810	1,090,533
01/01/2017 to 12/31/2017	$11.31810	$13.15665	873,662
01/01/2018 to 12/31/2018	$13.15665	$11.58892	535,695
01/01/2019 to 12/31/2019	$11.58892	$14.84787	520,474
ProFund VP Health Care
01/01/2010 to 12/31/2010	$9.14274	$9.24755	875,030
01/01/2011 to 12/31/2011	$9.24755	$10.01493	924,616
01/01/2012 to 12/31/2012	$10.01493	$11.56360	1,121,561
01/01/2013 to 12/31/2013	$11.56360	$15.89446	1,361,062
01/01/2014 to 12/31/2014	$15.89446	$19.33701	1,316,203
01/01/2015 to 12/31/2015	$19.33701	$19.97324	1,214,167
01/01/2016 to 12/31/2016	$19.97324	$18.84835	746,538
01/01/2017 to 12/31/2017	$18.84835	$22.41599	644,252
01/01/2018 to 12/31/2018	$22.41599	$23.02195	561,239
01/01/2019 to 12/31/2019	$23.02195	$27.02822	490,642
ProFund VP Industrials
01/01/2010 to 12/31/2010	$9.68021	$11.78155	641,229
01/01/2011 to 12/31/2011	$11.78155	$11.38066	404,533
01/01/2012 to 12/31/2012	$11.38066	$12.96094	379,889
01/01/2013 to 12/31/2013	$12.96094	$17.61512	514,535
01/01/2014 to 12/31/2014	$17.61512	$18.29075	381,463
01/01/2015 to 12/31/2015	$18.29075	$17.37362	230,450
01/01/2016 to 12/31/2016	$17.37362	$20.08591	332,901
01/01/2017 to 12/31/2017	$20.08591	$24.18035	297,557
01/01/2018 to 12/31/2018	$24.18035	$20.74370	120,125
01/01/2019 to 12/31/2019	$20.74370	$26.62251	158,313

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Internet
01/01/2010 to 12/31/2010	$19.31472	$25.69739	455,035
01/01/2011 to 12/31/2011	$25.69739	$23.52770	92,624
01/01/2012 to 12/31/2012	$23.52770	$27.71190	98,828
01/01/2013 to 12/31/2013	$27.71190	$41.34854	134,453
01/01/2014 to 12/31/2014	$41.34854	$41.12237	46,264
01/01/2015 to 12/31/2015	$41.12237	$48.67555	88,272
01/01/2016 to 12/31/2016	$48.67555	$50.52169	50,482
01/01/2017 to 12/31/2017	$50.52169	$67.60465	28,747
01/01/2018 to 12/31/2018	$67.60465	$69.76315	18,650
01/01/2019 to 12/31/2019	$69.76315	$80.97899	13,060
ProFund VP Japan
01/01/2010 to 12/31/2010	$8.10920	$7.45426	414,005
01/01/2011 to 12/31/2011	$7.45426	$5.97226	292,468
01/01/2012 to 12/31/2012	$5.97226	$7.22157	445,817
01/01/2013 to 12/31/2013	$7.22157	$10.52835	616,969
01/01/2014 to 12/31/2014	$10.52835	$10.68867	321,351
01/01/2015 to 12/31/2015	$10.68867	$11.12292	271,326
01/01/2016 to 12/31/2016	$11.12292	$10.98500	213,374
01/01/2017 to 12/31/2017	$10.98500	$12.79780	207,879
01/01/2018 to 12/31/2018	$12.79780	$11.12102	185,679
01/01/2019 to 12/31/2019	$11.12102	$13.12485	153,368
ProFund VP Large-Cap Growth
01/01/2010 to 12/31/2010	$9.40289	$10.46700	1,282,022
01/01/2011 to 12/31/2011	$10.46700	$10.61678	1,146,789
01/01/2012 to 12/31/2012	$10.61678	$11.76932	796,871
01/01/2013 to 12/31/2013	$11.76932	$15.12476	730,784
01/01/2014 to 12/31/2014	$15.12476	$16.79832	876,271
01/01/2015 to 12/31/2015	$16.79832	$17.14180	474,182
01/01/2016 to 12/31/2016	$17.14180	$17.70515	358,253
01/01/2017 to 12/31/2017	$17.70515	$21.81809	334,476
01/01/2018 to 12/31/2018	$21.81809	$21.05704	251,064
01/01/2019 to 12/31/2019	$21.05704	$26.69264	211,951
ProFund VP Large-Cap Value
01/01/2010 to 12/31/2010	$8.30752	$9.22395	1,501,797
01/01/2011 to 12/31/2011	$9.22395	$8.95601	1,122,050
01/01/2012 to 12/31/2012	$8.95601	$10.16621	776,810
01/01/2013 to 12/31/2013	$10.16621	$12.98726	482,427
01/01/2014 to 12/31/2014	$12.98726	$14.11097	780,687
01/01/2015 to 12/31/2015	$14.11097	$13.22098	518,567
01/01/2016 to 12/31/2016	$13.22098	$15.00989	589,195
01/01/2017 to 12/31/2017	$15.00989	$16.74626	394,444
01/01/2018 to 12/31/2018	$16.74626	$14.71825	278,476
01/01/2019 to 12/31/2019	$14.71825	$18.78544	269,049
ProFund VP Mid-Cap Growth
01/01/2010 to 12/31/2010	$10.65021	$13.45122	2,021,397
01/01/2011 to 12/31/2011	$13.45122	$12.84677	1,040,542
01/01/2012 to 12/31/2012	$12.84677	$14.57782	684,764
01/01/2013 to 12/31/2013	$14.57782	$18.71380	592,623
01/01/2014 to 12/31/2014	$18.71380	$19.48939	371,987
01/01/2015 to 12/31/2015	$19.48939	$19.22211	357,650
01/01/2016 to 12/31/2016	$19.22211	$21.34005	331,122
01/01/2017 to 12/31/2017	$21.34005	$24.83120	303,762
01/01/2018 to 12/31/2018	$24.83120	$21.49420	232,983
01/01/2019 to 12/31/2019	$21.49420	$26.26428	287,987

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Mid-Cap Value
01/01/2010 to 12/31/2010	$11.04745	$13.08729	908,539
01/01/2011 to 12/31/2011	$13.08729	$12.36664	727,867
01/01/2012 to 12/31/2012	$12.36664	$14.17686	552,448
01/01/2013 to 12/31/2013	$14.17686	$18.42699	479,583
01/01/2014 to 12/31/2014	$18.42699	$19.96887	288,875
01/01/2015 to 12/31/2015	$19.96887	$18.02406	236,249
01/01/2016 to 12/31/2016	$18.02406	$22.04239	474,547
01/01/2017 to 12/31/2017	$22.04239	$23.97945	245,313
01/01/2018 to 12/31/2018	$23.97945	$20.44765	150,923
01/01/2019 to 12/31/2019	$20.44765	$24.95337	229,188
ProFund VP NASDAQ-100
01/01/2010 to 12/31/2010	$9.94164	$11.56165	1,576,633
01/01/2011 to 12/31/2011	$11.56165	$11.53676	909,044
01/01/2012 to 12/31/2012	$11.53676	$13.18763	644,940
01/01/2013 to 12/31/2013	$13.18763	$17.41567	507,723
01/01/2014 to 12/31/2014	$17.41567	$20.04118	490,538
01/01/2015 to 12/31/2015	$20.04118	$21.17985	411,272
01/01/2016 to 12/31/2016	$21.17985	$21.92619	193,838
01/01/2017 to 12/31/2017	$21.92619	$28.11521	168,628
01/01/2018 to 12/31/2018	$28.11521	$27.13182	130,884
01/01/2019 to 12/31/2019	$27.13182	$36.47800	137,023
ProFund VP Oil & Gas
01/01/2010 to 12/31/2010	$18.74595	$21.71150	1,296,969
01/01/2011 to 12/31/2011	$21.71150	$21.83365	829,408
01/01/2012 to 12/31/2012	$21.83365	$22.09472	551,530
01/01/2013 to 12/31/2013	$22.09472	$26.96103	414,618
01/01/2014 to 12/31/2014	$26.96103	$23.63437	346,412
01/01/2015 to 12/31/2015	$23.63437	$17.81132	258,376
01/01/2016 to 12/31/2016	$17.81132	$21.75488	239,263
01/01/2017 to 12/31/2017	$21.75488	$20.71774	132,569
01/01/2018 to 12/31/2018	$20.71774	$16.25359	75,155
01/01/2019 to 12/31/2019	$16.25359	$17.34672	72,782
ProFund VP Pharmaceuticals
01/01/2010 to 12/31/2010	$7.58424	$7.49464	268,122
01/01/2011 to 12/31/2011	$7.49464	$8.56033	862,925
01/01/2012 to 12/31/2012	$8.56033	$9.41676	302,309
01/01/2013 to 12/31/2013	$9.41676	$12.19047	276,233
01/01/2014 to 12/31/2014	$12.19047	$14.31041	297,503
01/01/2015 to 12/31/2015	$14.31041	$14.69965	159,802
01/01/2016 to 12/31/2016	$14.69965	$13.91791	92,869
01/01/2017 to 12/31/2017	$13.91791	$15.10676	78,826
01/01/2018 to 12/31/2018	$15.10676	$13.93522	47,460
01/01/2019 to 12/31/2019	$13.93522	$15.62964	24,140
ProFund VP Precious Metals
01/01/2010 to 12/31/2010	$16.85510	$22.03600	2,921,018
01/01/2011 to 12/31/2011	$22.03600	$17.50856	2,103,701
01/01/2012 to 12/31/2012	$17.50856	$14.71425	1,572,080
01/01/2013 to 12/31/2013	$14.71425	$8.98001	1,162,887
01/01/2014 to 12/31/2014	$8.98001	$6.72391	630,558
01/01/2015 to 12/31/2015	$6.72391	$4.44037	535,237
01/01/2016 to 12/31/2016	$4.44037	$6.80495	528,907
01/01/2017 to 12/31/2017	$6.80495	$7.04624	370,808
01/01/2018 to 12/31/2018	$7.04624	$5.99592	318,082
01/01/2019 to 12/31/2019	$5.99592	$8.60846	381,430

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Real Estate
01/01/2010 to 12/31/2010	$12.69458	$15.56804	509,622
01/01/2011 to 12/31/2011	$15.56804	$16.03891	345,408
01/01/2012 to 12/31/2012	$16.03891	$18.48252	392,557
01/01/2013 to 12/31/2013	$18.48252	$18.19431	325,883
01/01/2014 to 12/31/2014	$18.19431	$22.37078	289,291
01/01/2015 to 12/31/2015	$22.37078	$22.07298	179,238
01/01/2016 to 12/31/2016	$22.07298	$22.95255	135,429
01/01/2017 to 12/31/2017	$22.95255	$24.39208	94,186
01/01/2018 to 12/31/2018	$24.39208	$22.62081	103,574
01/01/2019 to 12/31/2019	$22.62081	$28.20077	117,345
ProFund VP Rising Rates Opportunity
01/01/2010 to 12/31/2010	$4.80759	$3.97042	4,679,376
01/01/2011 to 12/31/2011	$3.97042	$2.44059	2,645,539
01/01/2012 to 12/31/2012	$2.44059	$2.23383	1,760,429
01/01/2013 to 12/31/2013	$2.23383	$2.55893	3,779,215
01/01/2014 to 12/31/2014	$2.55893	$1.75517	3,810,891
01/01/2015 to 12/31/2015	$1.75517	$1.69877	2,300,690
01/01/2016 to 12/31/2016	$1.69877	$1.58459	3,979,174
01/01/2017 to 12/31/2017	$1.58459	$1.37292	672,668
01/01/2018 to 12/31/2018	$1.37292	$1.40630	553,158
01/01/2019 to 12/31/2019	$1.40630	$1.14218	444,278
ProFund VP Semiconductor
01/01/2010 to 12/31/2010	$5.85592	$6.47385	188,040
01/01/2011 to 12/31/2011	$6.47385	$6.11890	125,111
01/01/2012 to 12/31/2012	$6.11890	$5.76682	77,903
01/01/2013 to 12/31/2013	$5.76682	$7.57041	62,931
01/01/2014 to 12/31/2014	$7.57041	$10.01645	125,840
01/01/2015 to 12/31/2015	$10.01645	$9.56793	75,681
01/01/2016 to 12/31/2016	$9.56793	$12.01791	55,108
01/01/2017 to 12/31/2017	$12.01791	$16.02301	67,046
01/01/2018 to 12/31/2018	$16.02301	$14.14485	19,257
01/01/2019 to 12/31/2019	$14.14485	$20.83593	30,373
ProFund VP Short Mid-Cap
01/01/2010 to 12/31/2010	$6.44215	$4.69826	280,837
01/01/2011 to 12/31/2011	$4.69826	$4.24070	232,550
01/01/2012 to 12/31/2012	$4.24070	$3.38019	139,533
01/01/2013 to 12/31/2013	$3.38019	$2.40360	116,769
01/01/2014 to 12/31/2014	$2.40360	$2.06984	171,122
01/01/2015 to 12/31/2015	$2.06984	$2.00094	170,404
01/01/2016 to 12/31/2016	$2.00094	$1.57065	61,170
01/01/2017 to 12/31/2017	$1.57065	$1.31534	24,730
01/01/2018 to 12/31/2018	$1.31534	$1.43547	186,631
01/01/2019 to 12/31/2019	$1.43547	$1.11291	7,363
ProFund VP Short NASDAQ-100
01/01/2010 to 12/31/2010	$4.21899	$3.27025	782,589
01/01/2011 to 12/31/2011	$3.27025	$2.87953	1,249,273
01/01/2012 to 12/31/2012	$2.87953	$2.29961	957,612
01/01/2013 to 12/31/2013	$2.29961	$1.59655	348,933
01/01/2014 to 12/31/2014	$1.59655	$1.26593	241,202
01/01/2015 to 12/31/2015	$1.26593	$1.08261	286,125
01/01/2016 to 12/31/2016	$1.08261	$0.95772	256,099
01/01/2017 to 12/31/2017	$0.95772	$0.70408	129,839
01/01/2018 to 12/31/2018	$0.70408	$0.67241	117,734
01/01/2019 to 12/31/2019	$0.67241	$0.47583	90,824

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Short Small-Cap
01/01/2010 to 12/31/2010	$6.59454	$4.60842	355,244
01/01/2011 to 12/31/2011	$4.60842	$4.12054	702,306
01/01/2012 to 12/31/2012	$4.12054	$3.28401	351,352
01/01/2013 to 12/31/2013	$3.28401	$2.22045	176,749
01/01/2014 to 12/31/2014	$2.22045	$1.98216	197,127
01/01/2015 to 12/31/2015	$1.98216	$1.93339	165,249
01/01/2016 to 12/31/2016	$1.93339	$1.49096	60,221
01/01/2017 to 12/31/2017	$1.49096	$1.25820	36,440
01/01/2018 to 12/31/2018	$1.25820	$1.36593	744,521
01/01/2019 to 12/31/2019	$1.36593	$1.06407	14,359
ProFund VP Small-Cap Growth
01/01/2010 to 12/31/2010	$11.15090	$13.78817	1,733,790
01/01/2011 to 12/31/2011	$13.78817	$13.73472	1,437,215
01/01/2012 to 12/31/2012	$13.73472	$15.19367	495,243
01/01/2013 to 12/31/2013	$15.19367	$20.98384	722,604
01/01/2014 to 12/31/2014	$20.98384	$21.08606	341,491
01/01/2015 to 12/31/2015	$21.08606	$20.98143	310,904
01/01/2016 to 12/31/2016	$20.98143	$24.81155	268,146
01/01/2017 to 12/31/2017	$24.81155	$27.56822	233,143
01/01/2018 to 12/31/2018	$27.56822	$25.55249	171,943
01/01/2019 to 12/31/2019	$25.55249	$29.93521	152,702
ProFund VP Small-Cap Value
01/01/2010 to 12/31/2010	$9.65451	$11.59399	743,101
01/01/2011 to 12/31/2011	$11.59399	$10.93523	752,713
01/01/2012 to 12/31/2012	$10.93523	$12.49201	481,299
01/01/2013 to 12/31/2013	$12.49201	$16.91462	412,071
01/01/2014 to 12/31/2014	$16.91462	$17.60271	237,908
01/01/2015 to 12/31/2015	$17.60271	$15.87910	251,343
01/01/2016 to 12/31/2016	$15.87910	$20.11199	295,966
01/01/2017 to 12/31/2017	$20.11199	$21.70203	178,645
01/01/2018 to 12/31/2018	$21.70203	$18.30803	144,824
01/01/2019 to 12/31/2019	$18.30803	$22.06891	119,465
ProFund VP Technology
01/01/2010 to 12/31/2010	$8.77621	$9.55781	652,534
01/01/2011 to 12/31/2011	$9.55781	$9.27196	719,037
01/01/2012 to 12/31/2012	$9.27196	$10.05858	287,188
01/01/2013 to 12/31/2013	$10.05858	$12.38490	175,316
01/01/2014 to 12/31/2014	$12.38490	$14.38710	179,412
01/01/2015 to 12/31/2015	$14.38710	$14.48967	124,421
01/01/2016 to 12/31/2016	$14.48967	$16.01021	119,435
01/01/2017 to 12/31/2017	$16.01021	$21.28733	82,610
01/01/2018 to 12/31/2018	$21.28733	$20.45365	58,080
01/01/2019 to 12/31/2019	$20.45365	$29.20553	63,194
ProFund VP Telecommunications
01/01/2010 to 12/31/2010	$7.20798	$8.20115	847,216
01/01/2011 to 12/31/2011	$8.20115	$8.21681	476,200
01/01/2012 to 12/31/2012	$8.21681	$9.41587	486,914
01/01/2013 to 12/31/2013	$9.41587	$10.37826	375,062
01/01/2014 to 12/31/2014	$10.37826	$10.26467	329,989
01/01/2015 to 12/31/2015	$10.26467	$10.24892	246,225
01/01/2016 to 12/31/2016	$10.24892	$12.26323	259,808
01/01/2017 to 12/31/2017	$12.26323	$11.80524	206,948
01/01/2018 to 12/31/2018	$11.80524	$9.85577	140,704
01/01/2019 to 12/31/2019	$9.85577	$11.12471	169,880

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP U.S. Government Plus
01/01/2010 to 12/31/2010	$12.53843	$13.57748	1,042,250
01/01/2011 to 12/31/2011	$13.57748	$19.16526	1,145,039
01/01/2012 to 12/31/2012	$19.16526	$19.03182	721,134
01/01/2013 to 12/31/2013	$19.03182	$15.14014	419,798
01/01/2014 to 12/31/2014	$15.14014	$20.30924	243,348
01/01/2015 to 12/31/2015	$20.30924	$18.84732	307,076
01/01/2016 to 12/31/2016	$18.84732	$18.48017	132,889
01/01/2017 to 12/31/2017	$18.48017	$19.90052	64,074
01/01/2018 to 12/31/2018	$19.90052	$18.50902	50,825
01/01/2019 to 12/31/2019	$18.50902	$21.52063	55,922
ProFund VP UltraBull
01/01/2010 to 12/31/2010	$6.49713	$7.80642	914,644
01/01/2011 to 12/31/2011	$7.80642	$7.30702	689,374
01/01/2012 to 12/31/2012	$7.30702	$9.26411	451,227
01/01/2013 to 12/31/2013	$9.26411	$15.31166	302,573
01/01/2014 to 12/31/2014	$15.31166	$18.55847	265,404
01/01/2015 to 12/31/2015	$18.55847	$17.72596	202,056
01/01/2016 to 12/31/2016	$17.72596	$20.67716	90,526
01/01/2017 to 12/31/2017	$20.67716	$28.67909	85,450
01/01/2018 to 12/31/2018	$28.67909	$23.82990	72,451
01/01/2019 to 12/31/2019	$23.82990	$37.53854	44,442
ProFund VP UltraMid-Cap
01/01/2010 to 12/31/2010	$8.22543	$12.10861	1,530,577
01/01/2011 to 12/31/2011	$12.10861	$10.28371	591,778
01/01/2012 to 12/31/2012	$10.28371	$13.39974	516,451
01/01/2013 to 12/31/2013	$13.39974	$22.48468	317,543
01/01/2014 to 12/31/2014	$22.48468	$25.50653	386,697
01/01/2015 to 12/31/2015	$25.50653	$22.79049	377,840
01/01/2016 to 12/31/2016	$22.79049	$30.91353	280,604
01/01/2017 to 12/31/2017	$30.91353	$39.17943	77,938
01/01/2018 to 12/31/2018	$39.17943	$28.21463	66,543
01/01/2019 to 12/31/2019	$28.21463	$41.01036	46,004
ProFund VP UltraNASDAQ-100
01/01/2010 to 12/31/2010	$5.62648	$7.48276	1,359,439
01/01/2011 to 12/31/2011	$7.48276	$7.27165	1,795,997
01/01/2012 to 12/31/2012	$7.27165	$9.56529	563,727
01/01/2013 to 12/31/2013	$9.56529	$16.84373	561,715
01/01/2014 to 12/31/2014	$16.84373	$22.50303	414,291
01/01/2015 to 12/31/2015	$22.50303	$25.14240	345,567
01/01/2016 to 12/31/2016	$25.14240	$26.86092	255,704
01/01/2017 to 12/31/2017	$26.86092	$44.47219	231,119
01/01/2018 to 12/31/2018	$44.47219	$39.52168	211,982
01/01/2019 to 12/31/2019	$39.52168	$69.83579	104,210
ProFund VP UltraSmall-Cap
01/01/2010 to 12/31/2010	$7.38773	$10.78566	930,703
01/01/2011 to 12/31/2011	$10.78566	$8.61004	508,081
01/01/2012 to 12/31/2012	$8.61004	$10.96696	395,941
01/01/2013 to 12/31/2013	$10.96696	$20.13338	296,920
01/01/2014 to 12/31/2014	$20.13338	$20.86627	228,008
01/01/2015 to 12/31/2015	$20.86627	$17.85902	162,041
01/01/2016 to 12/31/2016	$17.85902	$24.51956	122,124
01/01/2017 to 12/31/2017	$24.51956	$30.19325	111,197
01/01/2018 to 12/31/2018	$30.19325	$21.68909	66,206
01/01/2019 to 12/31/2019	$21.68909	$31.42716	59,199

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Utilities
01/01/2010 to 12/31/2010	$12.26510	$12.78064	893,746
01/01/2011 to 12/31/2011	$12.78064	$14.77119	1,349,692
01/01/2012 to 12/31/2012	$14.77119	$14.54751	788,140
01/01/2013 to 12/31/2013	$14.54751	$16.21221	725,550
01/01/2014 to 12/31/2014	$16.21221	$20.07212	821,630
01/01/2015 to 12/31/2015	$20.07212	$18.47707	503,397
01/01/2016 to 12/31/2016	$18.47707	$20.91283	462,262
01/01/2017 to 12/31/2017	$20.91283	$22.75718	486,229
01/01/2018 to 12/31/2018	$22.75718	$23.02523	289,388
01/01/2019 to 12/31/2019	$23.02523	$27.82551	313,144
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$11.12185	$12.47084	346,910
01/01/2011 to 12/31/2011	$12.47084	$10.43600	327,254
01/01/2012 to 12/31/2012	$10.43600	$12.56220	230,539
01/01/2013 to 12/31/2013	$12.56220	$14.68616	101,416
01/01/2014 to 12/31/2014	$14.68616	$13.61838	73,228
01/01/2015 to 12/31/2015	$13.61838	$13.84461	63,745
01/01/2016 to 12/31/2016	$13.84461	$13.12893	56,615
01/01/2017 to 12/31/2017	$13.12893	$17.53748	66,125
01/01/2018 to 12/31/2018	$17.53748	$15.03689	76,788
01/01/2019 to 12/31/2019	$15.03689	$19.57785	39,236
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$13.32619	$16.11364	637,587
01/01/2011 to 12/31/2011	$16.11364	$13.82121	523,908
01/01/2012 to 12/31/2012	$13.82121	$15.45248	401,945
01/01/2013 to 12/31/2013	$15.45248	$18.22775	283,907
01/01/2014 to 12/31/2014	$18.22775	$16.97668	217,416
01/01/2015 to 12/31/2015	$16.97668	$17.07985	210,347
01/01/2016 to 12/31/2016	$17.07985	$17.34553	138,372
01/01/2017 to 12/31/2017	$17.34553	$21.30098	113,199
01/01/2018 to 12/31/2018	$21.30098	$17.41592	73,608
01/01/2019 to 12/31/2019	$17.41592	$19.78390	59,322
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$12.54043	$15.81530	385,986
01/01/2011 to 12/31/2011	$15.81530	$14.72149	411,256
01/01/2012 to 12/31/2012	$14.72149	$17.48336	413,544
01/01/2013 to 12/31/2013	$17.48336	$24.11014	306,342
01/01/2014 to 12/31/2014	$24.11014	$24.68160	201,332
01/01/2015 to 12/31/2015	$24.68160	$24.66780	142,859
01/01/2016 to 12/31/2016	$24.66780	$24.44784	93,681
01/01/2017 to 12/31/2017	$24.44784	$32.45008	70,682
01/01/2018 to 12/31/2018	$32.45008	$32.07718	55,802
01/01/2019 to 12/31/2019	$32.07718	$43.34529	45,145
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59327	$12.24845	617,813
01/01/2011 to 12/31/2011	$12.24845	$11.52354	383,450
01/01/2012 to 12/31/2012	$11.52354	$12.25238	264,060
01/01/2013 to 12/31/2013	$12.25238	$18.14246	293,944
01/01/2014 to 12/31/2014	$18.14246	$17.54440	192,275
01/01/2015 to 12/31/2015	$17.54440	$16.80023	164,785
01/01/2016 to 12/31/2016	$16.80023	$17.86272	131,068
01/01/2017 to 12/31/2017	$17.86272	$22.16101	107,764
01/01/2018 to 12/31/2018	$22.16101	$22.11458	86,180
01/01/2019 to 12/31/2019	$22.11458	$27.25482	84,707
*Denotes the start date of these sub-accounts

APEX II
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps
(3.05%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13423	$13.17192	65,536
01/01/2011 to 12/31/2011	$13.17192	$12.43126	29,622
01/01/2012 to 12/31/2012	$12.43126	$13.56586	36,253
01/01/2013 to 12/31/2013	$13.56586	$14.46408	11,985
01/01/2014 to 12/31/2014	$14.46408	$14.55840	21,734
01/01/2015 to 12/31/2015	$14.55840	$13.65997	12,885
01/01/2016 to 12/31/2016	$13.65997	$14.08352	6,722
01/01/2017 to 12/31/2017	$14.08352	$15.37365	19,724
01/01/2018 to 12/31/2018	$15.37365	$13.68977	3,906
01/01/2019 to 12/31/2019	$13.68977	$15.40315	11,000
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$12.32995	$13.59257	52,061
01/01/2011 to 12/31/2011	$13.59257	$13.19353	26,435
01/01/2012 to 12/31/2012	$13.19353	$14.53629	36,464
01/01/2013 to 12/31/2013	$14.53629	$16.42647	19,293
01/01/2014 to 12/31/2014	$16.42647	$16.89820	28,366
01/01/2015 to 12/31/2015	$16.89820	$16.51440	13,993
01/01/2016 to 12/31/2016	$16.51440	$17.14989	9,439
01/01/2017 to 12/31/2017	$17.14989	$19.44290	8,027
01/01/2018 to 12/31/2018	$19.44290	$17.73716	3,043
01/01/2019 to 12/31/2019	$17.73716	$20.95535	10,133
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$11.85733	$12.86591	39,827
01/01/2011 to 12/31/2011	$12.86591	$12.24761	16,831
01/01/2012 to 12/31/2012	$12.24761	$13.09430	20,040
01/01/2013 to 12/31/2013	$13.09430	$14.27418	5,148
01/01/2014 to 12/31/2014	$14.27418	$14.55015	10,773
01/01/2015 to 12/31/2015	$14.55015	$14.08292	6,595
01/01/2016 to 12/31/2016	$14.08292	$14.31192	3,041
01/01/2017 to 12/31/2017	$14.31192	$16.12922	6,745
01/01/2018 to 12/31/2018	$16.12922	$14.39900	2,025
01/01/2019 to 12/31/2019	$14.39900	$16.47937	4,983
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99745	$11.52409	0
01/01/2014 to 12/31/2014	$11.52409	$12.64404	0
01/01/2015 to 12/31/2015	$12.64404	$12.47014	0
01/01/2016 to 12/31/2016	$12.47014	$13.38475	0
01/01/2017 to 12/31/2017	$13.38475	$15.85046	0
01/01/2018 to 12/31/2018	$15.85046	$14.11453	0
01/01/2019 to 12/31/2019	$14.11453	$16.77372	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.96015	$13.02349	131,786
01/01/2011 to 12/31/2011	$13.02349	$12.47353	52,667
01/01/2012 to 12/31/2012	$12.47353	$13.60110	56,424
01/01/2013 to 12/31/2013	$13.60110	$15.51347	26,419
01/01/2014 to 12/31/2014	$15.51347	$16.02123	35,868
01/01/2015 to 12/31/2015	$16.02123	$15.60653	19,466
01/01/2016 to 12/31/2016	$15.60653	$16.08478	10,566
01/01/2017 to 12/31/2017	$16.08478	$17.92023	9,394
01/01/2018 to 12/31/2018	$17.92023	$16.51349	3,621
01/01/2019 to 12/31/2019	$16.51349	$19.11860	4,491
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99745	$9.07909	0
01/01/2012 to 12/31/2012	$9.07909	$9.84874	0
01/01/2013 to 12/31/2013	$9.84874	$10.58473	3,133
01/01/2014 to 12/31/2014	$10.58473	$10.76426	3,650
01/01/2015 to 12/31/2015	$10.76426	$10.12275	1,167
01/01/2016 to 12/31/2016	$10.12275	$10.49795	630
01/01/2017 to 12/31/2017	$10.49795	$11.46232	277
01/01/2018 to 12/31/2018	$11.46232	$10.52425	89
01/01/2019 to 12/31/2019	$10.52425	$12.00129	161
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.41264	$10.48881	8,917
01/01/2011 to 12/31/2011	$10.48881	$10.39821	3,150
01/01/2012 to 12/31/2012	$10.39821	$10.55386	3,391
01/01/2013 to 12/31/2013	$10.55386	$10.00959	590
01/01/2014 to 12/31/2014	$10.00959	$9.69502	546
01/01/2015 to 12/31/2015	$9.69502	$9.44474	376
01/01/2016 to 12/31/2016	$9.44474	$9.30721	302
01/01/2017 to 12/31/2017	$9.30721	$9.17786	312
01/01/2018 to 12/31/2018	$9.17786	$8.96257	245
01/01/2019 to 12/31/2019	$8.96257	$9.09083	17
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97629	$11.46296	174,087
01/01/2011 to 12/31/2011	$11.46296	$11.46724	92,726
01/01/2012 to 12/31/2012	$11.46724	$12.15323	96,820
01/01/2013 to 12/31/2013	$12.15323	$11.56610	35,919
01/01/2014 to 12/31/2014	$11.56610	$11.68773	32,447
01/01/2015 to 12/31/2015	$11.68773	$11.09239	10,690
01/01/2016 to 12/31/2016	$11.09239	$11.20959	6,473
01/01/2017 to 12/31/2017	$11.20959	$11.34268	8,466
01/01/2018 to 12/31/2018	$11.34268	$10.92236	2,599
01/01/2019 to 12/31/2019	$10.92236	$11.56618	7,115
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.51126	$10.26888	0
01/01/2011 to 12/31/2011	$10.26888	$11.54677	0
01/01/2012 to 12/31/2012	$11.54677	$11.84987	57,097
01/01/2013 to 12/31/2013	$11.84987	$10.93332	75,887
01/01/2014 to 12/31/2014	$10.93332	$11.05193	30,895
01/01/2015 to 12/31/2015	$11.05193	$10.82962	25,134
01/01/2016 to 12/31/2016	$10.82962	$10.65201	16,045
01/01/2017 to 12/31/2017	$10.65201	$10.40648	18,460
01/01/2018 to 12/31/2018	$10.40648	$10.14435	107,109
01/01/2019 to 12/31/2019	$10.14435	$9.97252	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18840	$9.96331	67,081
01/01/2011 to 12/31/2011	$9.96331	$11.46436	5,989
01/01/2012 to 12/31/2012	$11.46436	$11.81648	3,224
01/01/2013 to 12/31/2013	$11.81648	$10.70951	100,166
01/01/2014 to 12/31/2014	$10.70951	$11.02243	58,122
01/01/2015 to 12/31/2015	$11.02243	$10.84945	72,462
01/01/2016 to 12/31/2016	$10.84945	$10.72518	59,214
01/01/2017 to 12/31/2017	$10.72518	$10.49099	22,390
01/01/2018 to 12/31/2018	$10.49099	$10.19900	24,210
01/01/2019 to 12/31/2019	$10.19900	$10.23382	78,566
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99661	$10.86825	55,827
01/01/2011 to 12/31/2011	$10.86825	$12.67668	479,189
01/01/2012 to 12/31/2012	$12.67668	$13.12442	250,845
01/01/2013 to 12/31/2013	$13.12442	$11.83332	78,873
01/01/2014 to 12/31/2014	$11.83332	$12.35365	169,047
01/01/2015 to 12/31/2015	$12.35365	$12.19038	135,676
01/01/2016 to 12/31/2016	$12.19038	$12.05982	107,083
01/01/2017 to 12/31/2017	$12.05982	$11.87777	39,969
01/01/2018 to 12/31/2018	$11.87777	$11.52135	45,222
01/01/2019 to 12/31/2019	$11.52135	$11.73599	18,532
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99745	$11.86808	148,179
01/01/2012 to 12/31/2012	$11.86808	$12.17835	231,919
01/01/2013 to 12/31/2013	$12.17835	$10.65620	25,469
01/01/2014 to 12/31/2014	$10.65620	$11.40245	15,562
01/01/2015 to 12/31/2015	$11.40245	$11.28653	63,122
01/01/2016 to 12/31/2016	$11.28653	$11.14290	56,736
01/01/2017 to 12/31/2017	$11.14290	$10.97341	30,470
01/01/2018 to 12/31/2018	$10.97341	$10.62125	31,856
01/01/2019 to 12/31/2019	$10.62125	$10.90390	26,195
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99662	$10.26629	77,251
01/01/2013 to 12/31/2013	$10.26629	$8.93791	685,322
01/01/2014 to 12/31/2014	$8.93791	$9.75885	475,047
01/01/2015 to 12/31/2015	$9.75885	$9.71746	181,993
01/01/2016 to 12/31/2016	$9.71746	$9.60176	146,254
01/01/2017 to 12/31/2017	$9.60176	$9.46757	141,379
01/01/2018 to 12/31/2018	$9.46757	$9.15306	139,108
01/01/2019 to 12/31/2019	$9.15306	$9.45152	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99830	$8.63809	347,529
01/01/2014 to 12/31/2014	$8.63809	$9.59655	177,322
01/01/2015 to 12/31/2015	$9.59655	$9.56811	10,739
01/01/2016 to 12/31/2016	$9.56811	$9.45386	10,735
01/01/2017 to 12/31/2017	$9.45386	$9.32049	10,732
01/01/2018 to 12/31/2018	$9.32049	$8.97654	10,728
01/01/2019 to 12/31/2019	$8.97654	$9.39531	10,724
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99830	$11.15903	16,526
01/01/2015 to 12/31/2015	$11.15903	$11.03498	330,937
01/01/2016 to 12/31/2016	$11.03498	$10.96374	5,209
01/01/2017 to 12/31/2017	$10.96374	$10.82471	5,260
01/01/2018 to 12/31/2018	$10.82471	$10.41563	96,691
01/01/2019 to 12/31/2019	$10.41563	$10.97828	67,275

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99830	$9.81132	181,833
01/01/2016 to 12/31/2016	$9.81132	$9.71032	274,087
01/01/2017 to 12/31/2017	$9.71032	$9.64288	225,397
01/01/2018 to 12/31/2018	$9.64288	$9.25003	247,437
01/01/2019 to 12/31/2019	$9.25003	$9.86736	75,349
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99662	$9.75403	378,937
01/01/2017 to 12/31/2017	$9.75403	$9.71124	308,557
01/01/2018 to 12/31/2018	$9.71124	$9.29490	334,853
01/01/2019 to 12/31/2019	$9.29490	$9.97447	190,723
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99661	$9.90917	1,781
01/01/2018 to 12/31/2018	$9.90917	$9.40790	2,547
01/01/2019 to 12/31/2019	$9.40790	$10.17804	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99661	$9.53824	0
01/01/2019 to 12/31/2019	$9.53824	$10.38454	2,438
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99830	$11.09122	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22725	$13.44012	112,968
01/01/2011 to 12/31/2011	$13.44012	$12.71472	48,818
01/01/2012 to 12/31/2012	$12.71472	$14.01774	64,061
01/01/2013 to 12/31/2013	$14.01774	$16.67266	34,911
01/01/2014 to 12/31/2014	$16.67266	$17.29480	31,756
01/01/2015 to 12/31/2015	$17.29480	$16.85680	17,277
01/01/2016 to 12/31/2016	$16.85680	$17.46123	13,019
01/01/2017 to 12/31/2017	$17.46123	$19.95897	8,986
01/01/2018 to 12/31/2018	$19.95897	$18.14380	2,409
01/01/2019 to 12/31/2019	$18.14380	$21.50410	4,496
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99745	$11.52104	0
01/01/2014 to 12/31/2014	$11.52104	$12.68979	237
01/01/2015 to 12/31/2015	$12.68979	$11.86328	106
01/01/2016 to 12/31/2016	$11.86328	$13.21562	94
01/01/2017 to 12/31/2017	$13.21562	$15.17196	79
01/01/2018 to 12/31/2018	$15.17196	$14.00575	47
01/01/2019 to 12/31/2019	$14.00575	$17.79232	0
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$13.84184	$16.13064	5,671
01/01/2011 to 12/31/2011	$16.13064	$14.85134	2,697
01/01/2012 to 12/31/2012	$14.85134	$18.25697	2,502
01/01/2013 to 12/31/2013	$18.25697	$18.46963	757
01/01/2014 to 12/31/2014	$18.46963	$20.39964	1,542
01/01/2015 to 12/31/2015	$20.39964	$19.75964	470
01/01/2016 to 12/31/2016	$19.75964	$19.33010	271
01/01/2017 to 12/31/2017	$19.33010	$20.78249	376
01/01/2018 to 12/31/2018	$20.78249	$19.19633	0
01/01/2019 to 12/31/2019	$19.19633	$23.28728	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.41408	$17.98463	2,762
01/01/2011 to 12/31/2011	$17.98463	$18.58624	1,055
01/01/2012 to 12/31/2012	$18.58624	$20.78393	1,973
01/01/2013 to 12/31/2013	$20.78393	$20.78128	973
01/01/2014 to 12/31/2014	$20.78128	$26.37632	1,299
01/01/2015 to 12/31/2015	$26.37632	$26.81074	824
01/01/2016 to 12/31/2016	$26.81074	$27.24708	279
01/01/2017 to 12/31/2017	$27.24708	$28.06837	333
01/01/2018 to 12/31/2018	$28.06837	$25.91371	0
01/01/2019 to 12/31/2019	$25.91371	$32.96635	0
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$12.21412	$13.54265	69,693
01/01/2011 to 12/31/2011	$13.54265	$12.93283	27,636
01/01/2012 to 12/31/2012	$12.93283	$13.87100	29,060
01/01/2013 to 12/31/2013	$13.87100	$15.43301	12,216
01/01/2014 to 12/31/2014	$15.43301	$15.43379	13,448
01/01/2015 to 12/31/2015	$15.43379	$15.11138	7,606
01/01/2016 to 12/31/2016	$15.11138	$15.27483	5,990
01/01/2017 to 12/31/2017	$15.27483	$17.24991	2,457
01/01/2018 to 12/31/2018	$17.24991	$15.42577	1,475
01/01/2019 to 12/31/2019	$15.42577	$17.94645	1,302
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$11.77962	$12.74499	48,976
01/01/2011 to 12/31/2011	$12.74499	$12.29438	29,103
01/01/2012 to 12/31/2012	$12.29438	$13.12610	27,510
01/01/2013 to 12/31/2013	$13.12610	$13.97562	3,763
01/01/2014 to 12/31/2014	$13.97562	$14.09699	12,688
01/01/2015 to 12/31/2015	$14.09699	$13.54278	15,831
01/01/2016 to 12/31/2016	$13.54278	$13.82089	6,097
01/01/2017 to 12/31/2017	$13.82089	$15.04653	7,390
01/01/2018 to 12/31/2018	$15.04653	$13.55566	3,375
01/01/2019 to 12/31/2019	$13.55566	$15.24784	10,730
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67342	$15.57605	11,365
01/01/2011 to 12/31/2011	$15.57605	$15.29838	2,764
01/01/2012 to 12/31/2012	$15.29838	$17.15805	5,135
01/01/2013 to 12/31/2013	$17.15805	$23.09162	1,883
01/01/2014 to 12/31/2014	$23.09162	$23.99874	5,106
01/01/2015 to 12/31/2015	$23.99874	$21.98832	2,218
01/01/2016 to 12/31/2016	$21.98832	$26.50272	2,991
01/01/2017 to 12/31/2017	$26.50272	$28.82861	1,876
01/01/2018 to 12/31/2018	$28.82861	$24.01384	101
01/01/2019 to 12/31/2019	$24.01384	$28.55169	298
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.80078	$9.50418	66,807
01/01/2011 to 12/31/2011	$9.50418	$9.21691	22,753
01/01/2012 to 12/31/2012	$9.21691	$8.93594	21,654
01/01/2013 to 12/31/2013	$8.93594	$8.66333	38,219
01/01/2014 to 12/31/2014	$8.66333	$8.39917	34,608
01/01/2015 to 12/31/2015	$8.39917	$8.14297	10,538
01/01/2016 to 12/31/2016	$8.14297	$7.89524	3,237
01/01/2017 to 12/31/2017	$7.89524	$7.68106	1,578
01/01/2018 to 12/31/2018	$7.68106	$7.54238	1,173
01/01/2019 to 12/31/2019	$7.54238	$7.43589	619

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$12.43203	$13.68018	10,081
01/01/2011 to 12/31/2011	$13.68018	$13.68453	2,509
01/01/2012 to 12/31/2012	$13.68453	$15.10704	5,003
01/01/2013 to 12/31/2013	$15.10704	$15.69801	4,092
01/01/2014 to 12/31/2014	$15.69801	$15.60847	4,193
01/01/2015 to 12/31/2015	$15.60847	$14.59314	158
01/01/2016 to 12/31/2016	$14.59314	$16.32769	1,439
01/01/2017 to 12/31/2017	$16.32769	$17.01384	90
01/01/2018 to 12/31/2018	$17.01384	$16.16445	33
01/01/2019 to 12/31/2019	$16.16445	$18.06922	30
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64759	$13.87561	14,237
01/01/2011 to 12/31/2011	$13.87561	$12.89017	2,571
01/01/2012 to 12/31/2012	$12.89017	$14.60658	3,452
01/01/2013 to 12/31/2013	$14.60658	$19.80633	2,533
01/01/2014 to 12/31/2014	$19.80633	$21.84200	2,755
01/01/2015 to 12/31/2015	$21.84200	$19.51637	1,714
01/01/2016 to 12/31/2016	$19.51637	$22.68548	873
01/01/2017 to 12/31/2017	$22.68548	$26.21723	1,408
01/01/2018 to 12/31/2018	$26.21723	$21.81645	427
01/01/2019 to 12/31/2019	$21.81645	$27.39578	1,402
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.18206	$14.63316	11,291
01/01/2011 to 12/31/2011	$14.63316	$12.35377	3,255
01/01/2012 to 12/31/2012	$12.35377	$14.41562	4,810
01/01/2013 to 12/31/2013	$14.41562	$16.63952	2,931
01/01/2014 to 12/31/2014	$16.63952	$15.24057	3,701
01/01/2015 to 12/31/2015	$15.24057	$15.24080	2,164
01/01/2016 to 12/31/2016	$15.24080	$14.21873	923
01/01/2017 to 12/31/2017	$14.21873	$18.67047	1,564
01/01/2018 to 12/31/2018	$18.67047	$15.68508	465
01/01/2019 to 12/31/2019	$15.68508	$20.08998	1,807
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01465	$14.01639	2,501
01/01/2011 to 12/31/2011	$14.01639	$11.88393	1,271
01/01/2012 to 12/31/2012	$11.88393	$13.44221	1,073
01/01/2013 to 12/31/2013	$13.44221	$15.56934	345
01/01/2014 to 12/31/2014	$15.56934	$14.08243	415
01/01/2015 to 12/31/2015	$14.08243	$13.76436	251
01/01/2016 to 12/31/2016	$13.76436	$13.42303	154
01/01/2017 to 12/31/2017	$13.42303	$15.98390	225
01/01/2018 to 12/31/2018	$15.98390	$12.99339	52
01/01/2019 to 12/31/2019	$12.99339	$15.11950	126
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$12.16569	$13.42460	32,414
01/01/2011 to 12/31/2011	$13.42460	$12.94178	14,505
01/01/2012 to 12/31/2012	$12.94178	$14.25066	12,999
01/01/2013 to 12/31/2013	$14.25066	$16.06556	2,443
01/01/2014 to 12/31/2014	$16.06556	$16.56691	3,605
01/01/2015 to 12/31/2015	$16.56691	$15.89335	1,743
01/01/2016 to 12/31/2016	$15.89335	$16.21380	694
01/01/2017 to 12/31/2017	$16.21380	$18.38629	1,004
01/01/2018 to 12/31/2018	$18.38629	$16.50846	129
01/01/2019 to 12/31/2019	$16.50846	$19.11476	236

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49762	$14.02444	15,984
01/01/2011 to 12/31/2011	$14.02444	$12.35294	3,646
01/01/2012 to 12/31/2012	$12.35294	$14.59931	4,897
01/01/2013 to 12/31/2013	$14.59931	$16.32824	2,837
01/01/2014 to 12/31/2014	$16.32824	$14.82251	3,439
01/01/2015 to 12/31/2015	$14.82251	$13.96868	1,733
01/01/2016 to 12/31/2016	$13.96868	$13.80530	460
01/01/2017 to 12/31/2017	$13.80530	$17.35196	2,443
01/01/2018 to 12/31/2018	$17.35196	$13.88128	1,107
01/01/2019 to 12/31/2019	$13.88128	$17.12163	4,282
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$11.58846	$12.05741	27,863
01/01/2011 to 12/31/2011	$12.05741	$11.71759	14,468
01/01/2012 to 12/31/2012	$11.71759	$12.57728	14,931
01/01/2013 to 12/31/2013	$12.57728	$13.53899	3,132
01/01/2014 to 12/31/2014	$13.53899	$13.84127	3,997
01/01/2015 to 12/31/2015	$13.84127	$13.39461	2,268
01/01/2016 to 12/31/2016	$13.39461	$13.48555	1,412
01/01/2017 to 12/31/2017	$13.48555	$14.66306	1,041
01/01/2018 to 12/31/2018	$14.66306	$13.48474	213
01/01/2019 to 12/31/2019	$13.48474	$14.98348	843
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.27125	$11.08508	692
01/01/2011 to 12/31/2011	$11.08508	$10.81864	502
01/01/2012 to 12/31/2012	$10.81864	$12.08098	5,202
01/01/2013 to 12/31/2013	$12.08098	$15.98715	3,955
01/01/2014 to 12/31/2014	$15.98715	$16.97273	1,311
01/01/2015 to 12/31/2015	$16.97273	$18.20501	137
01/01/2016 to 12/31/2016	$18.20501	$17.39269	49
01/01/2017 to 12/31/2017	$17.39269	$22.90618	0
01/01/2018 to 12/31/2018	$22.90618	$21.84586	0
01/01/2019 to 12/31/2019	$21.84586	$28.08483	0
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62973	$14.66343	10,205
01/01/2011 to 12/31/2011	$14.66343	$14.08713	6,178
01/01/2012 to 12/31/2012	$14.08713	$15.33193	5,047
01/01/2013 to 12/31/2013	$15.33193	$20.30662	4,771
01/01/2014 to 12/31/2014	$20.30662	$21.77222	5,355
01/01/2015 to 12/31/2015	$21.77222	$23.23422	1,841
01/01/2016 to 12/31/2016	$23.23422	$23.78353	1,480
01/01/2017 to 12/31/2017	$23.78353	$30.66791	658
01/01/2018 to 12/31/2018	$30.66791	$28.92830	276
01/01/2019 to 12/31/2019	$28.92830	$36.91742	245
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$13.27574	$14.42174	7,763
01/01/2011 to 12/31/2011	$14.42174	$13.54451	3,117
01/01/2012 to 12/31/2012	$13.54451	$16.16121	6,301
01/01/2013 to 12/31/2013	$16.16121	$19.99839	2,669
01/01/2014 to 12/31/2014	$19.99839	$20.09225	6,478
01/01/2015 to 12/31/2015	$20.09225	$19.19400	1,884
01/01/2016 to 12/31/2016	$19.19400	$19.93349	2,054
01/01/2017 to 12/31/2017	$19.93349	$23.93497	1,579
01/01/2018 to 12/31/2018	$23.93497	$20.98438	17
01/01/2019 to 12/31/2019	$20.98438	$26.43924	14

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99746	$10.22384	17,403
01/01/2013 to 12/31/2013	$10.22384	$11.78687	12,005
01/01/2014 to 12/31/2014	$11.78687	$12.01464	6,593
01/01/2015 to 12/31/2015	$12.01464	$11.50362	2,031
01/01/2016 to 12/31/2016	$11.50362	$11.63565	829
01/01/2017 to 12/31/2017	$11.63565	$13.14245	2,723
01/01/2018 to 12/31/2018	$13.14245	$11.68519	871
01/01/2019 to 12/31/2019	$11.68519	$13.90759	1,273
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.07012	$13.19825	19,094
01/01/2011 to 12/31/2011	$13.19825	$12.72029	5,650
01/01/2012 to 12/31/2012	$12.72029	$14.43854	12,520
01/01/2013 to 12/31/2013	$14.43854	$19.13659	7,446
01/01/2014 to 12/31/2014	$19.13659	$20.16893	7,479
01/01/2015 to 12/31/2015	$20.16893	$20.96737	3,288
01/01/2016 to 12/31/2016	$20.96737	$20.71797	1,593
01/01/2017 to 12/31/2017	$20.71797	$26.25673	2,715
01/01/2018 to 12/31/2018	$26.25673	$25.99864	294
01/01/2019 to 12/31/2019	$25.99864	$34.72853	1,005
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99746	$10.14266	0
01/01/2013 to 12/31/2013	$10.14266	$13.22644	0
01/01/2014 to 12/31/2014	$13.22644	$14.13337	0
01/01/2015 to 12/31/2015	$14.13337	$13.60326	0
01/01/2016 to 12/31/2016	$13.60326	$14.96277	1,540
01/01/2017 to 12/31/2017	$14.96277	$17.02337	0
01/01/2018 to 12/31/2018	$17.02337	$14.82628	0
01/01/2019 to 12/31/2019	$14.82628	$18.59253	0
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.39410	$15.56025	11,918
01/01/2011 to 12/31/2011	$15.56025	$14.63721	5,719
01/01/2012 to 12/31/2012	$14.63721	$16.97338	5,361
01/01/2013 to 12/31/2013	$16.97338	$21.75332	3,788
01/01/2014 to 12/31/2014	$21.75332	$23.52086	5,202
01/01/2015 to 12/31/2015	$23.52086	$21.50686	3,500
01/01/2016 to 12/31/2016	$21.50686	$21.19540	1,347
01/01/2017 to 12/31/2017	$21.19540	$26.11843	1,986
01/01/2018 to 12/31/2018	$26.11843	$24.21616	598
01/01/2019 to 12/31/2019	$24.21616	$30.55741	1,346
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62485	$16.30541	2,199
01/01/2011 to 12/31/2011	$16.30541	$15.41607	751
01/01/2012 to 12/31/2012	$15.41607	$17.50500	4,345
01/01/2013 to 12/31/2013	$17.50500	$24.10075	3,593
01/01/2014 to 12/31/2014	$24.10075	$26.69542	2,440
01/01/2015 to 12/31/2015	$26.69542	$24.42218	683
01/01/2016 to 12/31/2016	$24.42218	$27.99599	1,274
01/01/2017 to 12/31/2017	$27.99599	$30.88754	538
01/01/2018 to 12/31/2018	$30.88754	$25.01680	266
01/01/2019 to 12/31/2019	$25.01680	$29.35091	127

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$14.69657	$17.42180	8,655
01/01/2011 to 12/31/2011	$17.42180	$13.46681	3,004
01/01/2012 to 12/31/2012	$13.46681	$15.39613	3,488
01/01/2013 to 12/31/2013	$15.39613	$14.95979	966
01/01/2014 to 12/31/2014	$14.95979	$13.82416	1,352
01/01/2015 to 12/31/2015	$13.82416	$11.16036	448
01/01/2016 to 12/31/2016	$11.16036	$12.15840	177
01/01/2017 to 12/31/2017	$12.15840	$14.89827	254
01/01/2018 to 12/31/2018	$14.89827	$12.41263	93
01/01/2019 to 12/31/2019	$12.41263	$13.64040	328
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52896	$12.35906	141,279
01/01/2011 to 12/31/2011	$12.35906	$12.10214	76,596
01/01/2012 to 12/31/2012	$12.10214	$12.94955	76,027
01/01/2013 to 12/31/2013	$12.94955	$13.71111	18,950
01/01/2014 to 12/31/2014	$13.71111	$14.06060	22,497
01/01/2015 to 12/31/2015	$14.06060	$13.65131	38,106
01/01/2016 to 12/31/2016	$13.65131	$13.96743	25,200
01/01/2017 to 12/31/2017	$13.96743	$14.91465	21,418
01/01/2018 to 12/31/2018	$14.91465	$14.04664	13,522
01/01/2019 to 12/31/2019	$14.04664	$15.62558	2,266
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01737	$10.04576	193
01/01/2012 to 12/31/2012	$10.04576	$10.43128	85
01/01/2013 to 12/31/2013	$10.43128	$9.87920	0
01/01/2014 to 12/31/2014	$9.87920	$10.15840	6,980
01/01/2015 to 12/31/2015	$10.15840	$9.82217	2,068
01/01/2016 to 12/31/2016	$9.82217	$9.92413	1,693
01/01/2017 to 12/31/2017	$9.92413	$10.16791	248
01/01/2018 to 12/31/2018	$10.16791	$9.77594	230
01/01/2019 to 12/31/2019	$9.77594	$10.40236	110
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$12.07483	$13.93339	76,341
01/01/2011 to 12/31/2011	$13.93339	$12.66957	31,690
01/01/2012 to 12/31/2012	$12.66957	$13.86953	41,291
01/01/2013 to 12/31/2013	$13.86953	$15.73600	17,345
01/01/2014 to 12/31/2014	$15.73600	$16.65928	25,798
01/01/2015 to 12/31/2015	$16.65928	$16.05220	34,968
01/01/2016 to 12/31/2016	$16.05220	$17.13484	21,049
01/01/2017 to 12/31/2017	$17.13484	$19.28801	63,229
01/01/2018 to 12/31/2018	$19.28801	$17.27629	17,936
01/01/2019 to 12/31/2019	$17.27629	$19.96176	41,028
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99745	$11.56330	0
01/01/2014 to 12/31/2014	$11.56330	$12.91939	0
01/01/2015 to 12/31/2015	$12.91939	$12.71856	0
01/01/2016 to 12/31/2016	$12.71856	$13.67032	0
01/01/2017 to 12/31/2017	$13.67032	$16.09272	0
01/01/2018 to 12/31/2018	$16.09272	$14.48359	0
01/01/2019 to 12/31/2019	$14.48359	$17.57894	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$12.72046	$14.18872	312
01/01/2011 to 12/31/2011	$14.18872	$14.23236	118
01/01/2012 to 12/31/2012	$14.23236	$16.39212	83
01/01/2013 to 12/31/2013	$16.39212	$21.04607	34
01/01/2014 to 12/31/2014	$21.04607	$23.91656	165
01/01/2015 to 12/31/2015	$23.91656	$23.90105	79
01/01/2016 to 12/31/2016	$23.90105	$26.61438	68
01/01/2017 to 12/31/2017	$26.61438	$31.54687	89
01/01/2018 to 12/31/2018	$31.54687	$28.06655	27
01/01/2019 to 12/31/2019	$28.06655	$33.86796	77
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99745	$8.81461	0
01/01/2012 to 12/31/2012	$8.81461	$9.66972	0
01/01/2013 to 12/31/2013	$9.66972	$11.47465	0
01/01/2014 to 12/31/2014	$11.47465	$11.84786	0
01/01/2015 to 12/31/2015	$11.84786	$11.50381	0
01/01/2016 to 12/31/2016	$11.50381	$11.85901	0
01/01/2017 to 12/31/2017	$11.85901	$13.58988	0
01/01/2018 to 12/31/2018	$13.58988	$12.31307	0
01/01/2019 to 12/31/2019	$12.31307	$14.46894	0
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89626	$16.57264	4,862
01/01/2011 to 12/31/2011	$16.57264	$13.96101	5,255
01/01/2012 to 12/31/2012	$13.96101	$16.25136	5,823
01/01/2013 to 12/31/2013	$16.25136	$22.18619	4,781
01/01/2014 to 12/31/2014	$22.18619	$22.57224	6,128
01/01/2015 to 12/31/2015	$22.57224	$22.17579	3,068
01/01/2016 to 12/31/2016	$22.17579	$23.15637	2,333
01/01/2017 to 12/31/2017	$23.15637	$28.66935	1,802
01/01/2018 to 12/31/2018	$28.66935	$24.77626	568
01/01/2019 to 12/31/2019	$24.77626	$32.78422	1,286
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04607	$17.25484	4,684
01/01/2011 to 12/31/2011	$17.25484	$16.56567	1,545
01/01/2012 to 12/31/2012	$16.56567	$18.01496	4,955
01/01/2013 to 12/31/2013	$18.01496	$23.60916	3,505
01/01/2014 to 12/31/2014	$23.60916	$23.76318	1,821
01/01/2015 to 12/31/2015	$23.76318	$23.21933	565
01/01/2016 to 12/31/2016	$23.21933	$25.23170	359
01/01/2017 to 12/31/2017	$25.23170	$30.31524	296
01/01/2018 to 12/31/2018	$30.31524	$26.91557	125
01/01/2019 to 12/31/2019	$26.91557	$33.95462	16
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85470	$15.70267	9,508
01/01/2011 to 12/31/2011	$15.70267	$14.31444	2,394
01/01/2012 to 12/31/2012	$14.31444	$16.39737	3,290
01/01/2013 to 12/31/2013	$16.39737	$21.84352	2,171
01/01/2014 to 12/31/2014	$21.84352	$22.29292	2,870
01/01/2015 to 12/31/2015	$22.29292	$20.68133	1,386
01/01/2016 to 12/31/2016	$20.68133	$25.90830	490
01/01/2017 to 12/31/2017	$25.90830	$26.96583	911
01/01/2018 to 12/31/2018	$26.96583	$21.67524	281
01/01/2019 to 12/31/2019	$21.67524	$25.63313	1,252

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.06428	$13.04555	45,724
01/01/2011 to 12/31/2011	$13.04555	$12.89923	20,735
01/01/2012 to 12/31/2012	$12.89923	$14.19291	29,389
01/01/2013 to 12/31/2013	$14.19291	$16.07644	15,266
01/01/2014 to 12/31/2014	$16.07644	$16.50254	25,157
01/01/2015 to 12/31/2015	$16.50254	$16.00592	14,684
01/01/2016 to 12/31/2016	$16.00592	$16.68970	6,431
01/01/2017 to 12/31/2017	$16.68970	$18.67545	5,023
01/01/2018 to 12/31/2018	$18.67545	$17.13842	1,363
01/01/2019 to 12/31/2019	$17.13842	$20.07927	436
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.07203	$14.67738	16,473
01/01/2011 to 12/31/2011	$14.67738	$13.98915	4,943
01/01/2012 to 12/31/2012	$13.98915	$15.94641	7,580
01/01/2013 to 12/31/2013	$15.94641	$22.26707	3,641
01/01/2014 to 12/31/2014	$22.26707	$23.38955	8,038
01/01/2015 to 12/31/2015	$23.38955	$24.84940	3,791
01/01/2016 to 12/31/2016	$24.84940	$24.74353	1,822
01/01/2017 to 12/31/2017	$24.74353	$33.08066	2,752
01/01/2018 to 12/31/2018	$33.08066	$33.30598	869
01/01/2019 to 12/31/2019	$33.30598	$41.40591	3,621
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67107	$13.81326	2,749
01/01/2011 to 12/31/2011	$13.81326	$13.32671	1,157
01/01/2012 to 12/31/2012	$13.32671	$14.65094	912
01/01/2013 to 12/31/2013	$14.65094	$19.12313	533
01/01/2014 to 12/31/2014	$19.12313	$18.82863	3,009
01/01/2015 to 12/31/2015	$18.82863	$17.14728	1,113
01/01/2016 to 12/31/2016	$17.14728	$17.64438	429
01/01/2017 to 12/31/2017	$17.64438	$19.93961	663
01/01/2018 to 12/31/2018	$19.93961	$17.45117	99
01/01/2019 to 12/31/2019	$17.45117	$21.31278	1,084
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$13.66252	$15.95544	33,585
01/01/2011 to 12/31/2011	$15.95544	$13.16159	12,364
01/01/2012 to 12/31/2012	$13.16159	$13.22091	17,404
01/01/2013 to 12/31/2013	$13.22091	$14.78922	7,649
01/01/2014 to 12/31/2014	$14.78922	$13.13911	8,829
01/01/2015 to 12/31/2015	$13.13911	$10.28556	4,076
01/01/2016 to 12/31/2016	$10.28556	$12.42748	1,339
01/01/2017 to 12/31/2017	$12.42748	$13.29146	2,558
01/01/2018 to 12/31/2018	$13.29146	$10.73807	575
01/01/2019 to 12/31/2019	$10.73807	$12.16656	2,584
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.03013	$11.30797	13,161
01/01/2011 to 12/31/2011	$11.30797	$11.41592	8,552
01/01/2012 to 12/31/2012	$11.41592	$11.64546	8,562
01/01/2013 to 12/31/2013	$11.64546	$10.86650	953
01/01/2014 to 12/31/2014	$10.86650	$10.59371	1,094
01/01/2015 to 12/31/2015	$10.59371	$9.79616	886
01/01/2016 to 12/31/2016	$9.79616	$9.91198	317
01/01/2017 to 12/31/2017	$9.91198	$9.80663	92
01/01/2018 to 12/31/2018	$9.80663	$9.69588	0
01/01/2019 to 12/31/2019	$9.69588	$9.55090	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.14232	$15.74998	8,558
01/01/2011 to 12/31/2011	$15.74998	$14.74335	4,926
01/01/2012 to 12/31/2012	$14.74335	$16.92440	5,226
01/01/2013 to 12/31/2013	$16.92440	$21.72727	2,453
01/01/2014 to 12/31/2014	$21.72727	$24.21804	4,675
01/01/2015 to 12/31/2015	$24.21804	$21.92766	1,847
01/01/2016 to 12/31/2016	$21.92766	$24.23608	1,021
01/01/2017 to 12/31/2017	$24.23608	$27.85350	1,657
01/01/2018 to 12/31/2018	$27.85350	$22.53706	45
01/01/2019 to 12/31/2019	$22.53706	$26.03288	123
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$12.67756	$14.09005	29,905
01/01/2011 to 12/31/2011	$14.09005	$13.18898	9,998
01/01/2012 to 12/31/2012	$13.18898	$14.19349	18,422
01/01/2013 to 12/31/2013	$14.19349	$16.58218	11,668
01/01/2014 to 12/31/2014	$16.58218	$16.96128	12,844
01/01/2015 to 12/31/2015	$16.96128	$16.33977	17,657
01/01/2016 to 12/31/2016	$16.33977	$16.87628	6,547
01/01/2017 to 12/31/2017	$16.87628	$18.58733	24,244
01/01/2018 to 12/31/2018	$18.58733	$17.11687	7,514
01/01/2019 to 12/31/2019	$17.11687	$20.00585	10,602
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68479	$11.16670	8,009
01/01/2011 to 12/31/2011	$11.16670	$11.47905	2,004
01/01/2012 to 12/31/2012	$11.47905	$12.00221	4,104
01/01/2013 to 12/31/2013	$12.00221	$11.46238	1,345
01/01/2014 to 12/31/2014	$11.46238	$11.91261	3,980
01/01/2015 to 12/31/2015	$11.91261	$11.69202	2,333
01/01/2016 to 12/31/2016	$11.69202	$11.92010	1,618
01/01/2017 to 12/31/2017	$11.92010	$12.28657	1,938
01/01/2018 to 12/31/2018	$12.28657	$11.64003	969
01/01/2019 to 12/31/2019	$11.64003	$12.67327	4,115
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99258	$9.03387	981
01/01/2012 to 12/31/2012	$9.03387	$10.39765	1,301
01/01/2013 to 12/31/2013	$10.39765	$13.20940	478
01/01/2014 to 12/31/2014	$13.20940	$14.44944	1,153
01/01/2015 to 12/31/2015	$14.44944	$14.29827	515
01/01/2016 to 12/31/2016	$14.29827	$15.91708	279
01/01/2017 to 12/31/2017	$15.91708	$16.75632	485
01/01/2018 to 12/31/2018	$16.75632	$15.01203	0
01/01/2019 to 12/31/2019	$15.01203	$18.20619	0
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$12.66779	$12.93160	1,135
01/01/2011 to 12/31/2011	$12.93160	$13.03317	509
01/01/2012 to 12/31/2012	$13.03317	$15.27536	646
01/01/2013 to 12/31/2013	$15.27536	$20.81404	58
01/01/2014 to 12/31/2014	$20.81404	$24.14868	145
01/01/2015 to 12/31/2015	$24.14868	$24.15257	74
01/01/2016 to 12/31/2016	$24.15257	$20.73375	12
01/01/2017 to 12/31/2017	$20.73375	$23.28491	17
01/01/2018 to 12/31/2018	$23.28491	$22.77485	0
01/01/2019 to 12/31/2019	$22.77485	$29.25743	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04953	$9.67111	486
01/01/2013 to 12/31/2013	$9.67111	$12.84698	147
01/01/2014 to 12/31/2014	$12.84698	$13.45608	396
01/01/2015 to 12/31/2015	$13.45608	$13.20293	206
01/01/2016 to 12/31/2016	$13.20293	$12.89801	54
01/01/2017 to 12/31/2017	$12.89801	$15.31871	80
01/01/2018 to 12/31/2018	$15.31871	$14.01955	0
01/01/2019 to 12/31/2019	$14.01955	$18.25947	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12607	$9.67324	133
01/01/2017 to 12/31/2017	$9.67324	$13.23371	80
01/01/2018 to 12/31/2018	$13.23371	$10.55584	0
01/01/2019 to 12/31/2019	$10.55584	$12.54491	0
ProFund VP Asia 30
01/01/2010 to 12/31/2010	$13.91890	$15.37162	0
01/01/2011 to 12/31/2011	$15.37162	$10.87986	0
01/01/2012 to 12/31/2012	$10.87986	$12.17969	0
01/01/2013 to 12/31/2013	$12.17969	$13.57620	0
01/01/2014 to 12/31/2014	$13.57620	$12.95552	0
01/01/2015 to 12/31/2015	$12.95552	$11.38192	0
01/01/2016 to 12/31/2016	$11.38192	$11.10639	0
01/01/2017 to 12/31/2017	$11.10639	$14.30950	0
01/01/2018 to 12/31/2018	$14.30950	$11.29105	0
01/01/2019 to 12/31/2019	$11.29105	$13.82630	0
ProFund VP Banks
01/01/2010 to 12/31/2010	$12.42852	$13.05410	0
01/01/2011 to 12/31/2011	$13.05410	$9.27026	0
01/01/2012 to 12/31/2012	$9.27026	$11.98909	0
01/01/2013 to 12/31/2013	$11.98909	$15.51237	0
01/01/2014 to 12/31/2014	$15.51237	$16.59993	0
01/01/2015 to 12/31/2015	$16.59993	$16.02391	0
01/01/2016 to 12/31/2016	$16.02391	$19.14534	0
01/01/2017 to 12/31/2017	$19.14534	$21.88954	0
01/01/2018 to 12/31/2018	$21.88954	$17.42052	0
01/01/2019 to 12/31/2019	$17.42052	$23.04180	0
ProFund VP Basic Materials
01/01/2010 to 12/31/2010	$14.20152	$17.85765	463
01/01/2011 to 12/31/2011	$17.85765	$14.51717	0
01/01/2012 to 12/31/2012	$14.51717	$15.26765	0
01/01/2013 to 12/31/2013	$15.26765	$17.53042	0
01/01/2014 to 12/31/2014	$17.53042	$17.28214	0
01/01/2015 to 12/31/2015	$17.28214	$14.42193	0
01/01/2016 to 12/31/2016	$14.42193	$16.56889	0
01/01/2017 to 12/31/2017	$16.56889	$19.75326	0
01/01/2018 to 12/31/2018	$19.75326	$15.76598	0
01/01/2019 to 12/31/2019	$15.76598	$17.99336	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Bear
01/01/2010 to 12/31/2010	$7.28002	$5.80163	7,621
01/01/2011 to 12/31/2011	$5.80163	$5.12531	1,565
01/01/2012 to 12/31/2012	$5.12531	$4.14391	1,206
01/01/2013 to 12/31/2013	$4.14391	$2.95080	0
01/01/2014 to 12/31/2014	$2.95080	$2.45319	0
01/01/2015 to 12/31/2015	$2.45319	$2.26121	0
01/01/2016 to 12/31/2016	$2.26121	$1.90620	0
01/01/2017 to 12/31/2017	$1.90620	$1.51614	0
01/01/2018 to 12/31/2018	$1.51614	$1.52931	0
01/01/2019 to 12/31/2019	$1.52931	$1.14237	0
ProFund VP Bull
01/01/2010 to 12/31/2010	$12.58475	$13.73581	0
01/01/2011 to 12/31/2011	$13.73581	$13.31784	0
01/01/2012 to 12/31/2012	$13.31784	$14.70393	0
01/01/2013 to 12/31/2013	$14.70393	$18.49759	0
01/01/2014 to 12/31/2014	$18.49759	$19.99022	0
01/01/2015 to 12/31/2015	$19.99022	$19.29166	0
01/01/2016 to 12/31/2016	$19.29166	$20.51186	0
01/01/2017 to 12/31/2017	$20.51186	$23.73511	0
01/01/2018 to 12/31/2018	$23.73511	$21.59272	0
01/01/2019 to 12/31/2019	$21.59272	$26.98045	0
ProFund VP Consumer Goods Portfolio
01/01/2010 to 12/31/2010	$12.48541	$14.20651	391
01/01/2011 to 12/31/2011	$14.20651	$14.73094	0
01/01/2012 to 12/31/2012	$14.73094	$15.83150	0
01/01/2013 to 12/31/2013	$15.83150	$19.71586	0
01/01/2014 to 12/31/2014	$19.71586	$21.06944	0
01/01/2015 to 12/31/2015	$21.06944	$21.27731	0
01/01/2016 to 12/31/2016	$21.27731	$21.36115	0
01/01/2017 to 12/31/2017	$21.36115	$23.82977	0
01/01/2018 to 12/31/2018	$23.82977	$19.67932	0
01/01/2019 to 12/31/2019	$19.67932	$24.14707	0
ProFund VP Consumer Services
01/01/2010 to 12/31/2010	$12.22381	$14.38622	399
01/01/2011 to 12/31/2011	$14.38622	$14.71530	0
01/01/2012 to 12/31/2012	$14.71530	$17.41816	0
01/01/2013 to 12/31/2013	$17.41816	$23.62000	0
01/01/2014 to 12/31/2014	$23.62000	$25.75302	0
01/01/2015 to 12/31/2015	$25.75302	$26.13847	0
01/01/2016 to 12/31/2016	$26.13847	$26.40418	0
01/01/2017 to 12/31/2017	$26.40418	$30.30369	0
01/01/2018 to 12/31/2018	$30.30369	$29.55502	0
01/01/2019 to 12/31/2019	$29.55502	$35.71374	0
ProFund VP Europe 30
01/01/2010 to 12/31/2010	$13.54745	$13.48040	0
01/01/2011 to 12/31/2011	$13.48040	$11.90848	0
01/01/2012 to 12/31/2012	$11.90848	$13.46050	0
01/01/2013 to 12/31/2013	$13.46050	$15.87354	0
01/01/2014 to 12/31/2014	$15.87354	$14.05845	0
01/01/2015 to 12/31/2015	$14.05845	$12.14672	0
01/01/2016 to 12/31/2016	$12.14672	$12.69695	0
01/01/2017 to 12/31/2017	$12.69695	$14.73760	0
01/01/2018 to 12/31/2018	$14.73760	$12.26703	0
01/01/2019 to 12/31/2019	$12.26703	$14.00848	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Financials
01/01/2010 to 12/31/2010	$12.79385	$13.75964	685
01/01/2011 to 12/31/2011	$13.75964	$11.49511	115
01/01/2012 to 12/31/2012	$11.49511	$13.89971	179
01/01/2013 to 12/31/2013	$13.89971	$17.79890	20
01/01/2014 to 12/31/2014	$17.79890	$19.48511	0
01/01/2015 to 12/31/2015	$19.48511	$18.60841	0
01/01/2016 to 12/31/2016	$18.60841	$20.80645	0
01/01/2017 to 12/31/2017	$20.80645	$23.84339	0
01/01/2018 to 12/31/2018	$23.84339	$20.70150	0
01/01/2019 to 12/31/2019	$20.70150	$26.14568	0
ProFund VP Health Care
01/01/2010 to 12/31/2010	$12.70067	$12.66363	0
01/01/2011 to 12/31/2011	$12.66363	$13.51983	0
01/01/2012 to 12/31/2012	$13.51983	$15.38790	0
01/01/2013 to 12/31/2013	$15.38790	$20.85042	0
01/01/2014 to 12/31/2014	$20.85042	$25.00549	0
01/01/2015 to 12/31/2015	$25.00549	$25.46054	0
01/01/2016 to 12/31/2016	$25.46054	$23.68543	0
01/01/2017 to 12/31/2017	$23.68543	$27.76902	0
01/01/2018 to 12/31/2018	$27.76902	$28.11130	0
01/01/2019 to 12/31/2019	$28.11130	$32.53333	0
ProFund VP Industrials
01/01/2010 to 12/31/2010	$12.69585	$15.23222	0
01/01/2011 to 12/31/2011	$15.23222	$14.50480	0
01/01/2012 to 12/31/2012	$14.50480	$16.28309	0
01/01/2013 to 12/31/2013	$16.28309	$21.81545	0
01/01/2014 to 12/31/2014	$21.81545	$22.32964	0
01/01/2015 to 12/31/2015	$22.32964	$20.90810	0
01/01/2016 to 12/31/2016	$20.90810	$23.82925	0
01/01/2017 to 12/31/2017	$23.82925	$28.27971	0
01/01/2018 to 12/31/2018	$28.27971	$23.91273	0
01/01/2019 to 12/31/2019	$23.91273	$30.25281	0
ProFund VP Japan
01/01/2010 to 12/31/2010	$11.28846	$10.22922	0
01/01/2011 to 12/31/2011	$10.22922	$8.07886	0
01/01/2012 to 12/31/2012	$8.07886	$9.62924	0
01/01/2013 to 12/31/2013	$9.62924	$13.83901	0
01/01/2014 to 12/31/2014	$13.83901	$13.84983	0
01/01/2015 to 12/31/2015	$13.84983	$14.20745	0
01/01/2016 to 12/31/2016	$14.20745	$13.83227	0
01/01/2017 to 12/31/2017	$13.83227	$15.88631	0
01/01/2018 to 12/31/2018	$15.88631	$13.60724	0
01/01/2019 to 12/31/2019	$13.60724	$15.83045	0
ProFund VP Large-Cap Growth
01/01/2010 to 12/31/2010	$12.55877	$13.78125	0
01/01/2011 to 12/31/2011	$13.78125	$13.77998	0
01/01/2012 to 12/31/2012	$13.77998	$15.05791	0
01/01/2013 to 12/31/2013	$15.05791	$19.07560	0
01/01/2014 to 12/31/2014	$19.07560	$20.88463	0
01/01/2015 to 12/31/2015	$20.88463	$21.00839	0
01/01/2016 to 12/31/2016	$21.00839	$21.39086	0
01/01/2017 to 12/31/2017	$21.39086	$25.98613	0
01/01/2018 to 12/31/2018	$25.98613	$24.72055	0
01/01/2019 to 12/31/2019	$24.72055	$30.89063	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Large-Cap Value
01/01/2010 to 12/31/2010	$12.61406	$13.80651	699
01/01/2011 to 12/31/2011	$13.80651	$13.21492	66
01/01/2012 to 12/31/2012	$13.21492	$14.78669	87
01/01/2013 to 12/31/2013	$14.78669	$18.62134	0
01/01/2014 to 12/31/2014	$18.62134	$19.94448	0
01/01/2015 to 12/31/2015	$19.94448	$18.42042	0
01/01/2016 to 12/31/2016	$18.42042	$20.61616	0
01/01/2017 to 12/31/2017	$20.61616	$22.67468	0
01/01/2018 to 12/31/2018	$22.67468	$19.64338	0
01/01/2019 to 12/31/2019	$19.64338	$24.71477	0
ProFund VP Mid-Cap Growth
01/01/2010 to 12/31/2010	$12.58120	$15.66418	702
01/01/2011 to 12/31/2011	$15.66418	$14.74776	66
01/01/2012 to 12/31/2012	$14.74776	$16.49618	88
01/01/2013 to 12/31/2013	$16.49618	$20.87531	0
01/01/2014 to 12/31/2014	$20.87531	$21.43093	0
01/01/2015 to 12/31/2015	$21.43093	$20.83622	0
01/01/2016 to 12/31/2016	$20.83622	$22.80383	0
01/01/2017 to 12/31/2017	$22.80383	$26.15801	0
01/01/2018 to 12/31/2018	$26.15801	$22.31833	0
01/01/2019 to 12/31/2019	$22.31833	$26.88307	0
ProFund VP Mid-Cap Value
01/01/2010 to 12/31/2010	$12.68222	$14.81037	0
01/01/2011 to 12/31/2011	$14.81037	$13.79590	0
01/01/2012 to 12/31/2012	$13.79590	$15.58971	0
01/01/2013 to 12/31/2013	$15.58971	$19.97523	0
01/01/2014 to 12/31/2014	$19.97523	$21.33849	0
01/01/2015 to 12/31/2015	$21.33849	$18.98605	0
01/01/2016 to 12/31/2016	$18.98605	$22.88946	0
01/01/2017 to 12/31/2017	$22.88946	$24.54757	0
01/01/2018 to 12/31/2018	$24.54757	$20.63226	0
01/01/2019 to 12/31/2019	$20.63226	$24.82031	0
ProFund VP NASDAQ-100
01/01/2010 to 12/31/2010	$12.96411	$14.86216	0
01/01/2011 to 12/31/2011	$14.86216	$14.61951	0
01/01/2012 to 12/31/2012	$14.61951	$16.47335	0
01/01/2013 to 12/31/2013	$16.47335	$21.44527	0
01/01/2014 to 12/31/2014	$21.44527	$24.32704	0
01/01/2015 to 12/31/2015	$24.32704	$25.34329	0
01/01/2016 to 12/31/2016	$25.34329	$25.86408	0
01/01/2017 to 12/31/2017	$25.86408	$32.69450	0
01/01/2018 to 12/31/2018	$32.69450	$31.09910	0
01/01/2019 to 12/31/2019	$31.09910	$41.21696	0
ProFund VP Oil & Gas
01/01/2010 to 12/31/2010	$11.85296	$13.53277	340
01/01/2011 to 12/31/2011	$13.53277	$13.41562	115
01/01/2012 to 12/31/2012	$13.41562	$13.38239	133
01/01/2013 to 12/31/2013	$13.38239	$16.09745	36
01/01/2014 to 12/31/2014	$16.09745	$13.91000	0
01/01/2015 to 12/31/2015	$13.91000	$10.33337	0
01/01/2016 to 12/31/2016	$10.33337	$12.44203	0
01/01/2017 to 12/31/2017	$12.44203	$11.68065	0
01/01/2018 to 12/31/2018	$11.68065	$9.03240	0
01/01/2019 to 12/31/2019	$9.03240	$9.50279	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Pharmaceuticals
01/01/2010 to 12/31/2010	$13.00324	$12.66688	0
01/01/2011 to 12/31/2011	$12.66688	$14.26265	0
01/01/2012 to 12/31/2012	$14.26265	$15.46567	0
01/01/2013 to 12/31/2013	$15.46567	$19.73648	0
01/01/2014 to 12/31/2014	$19.73648	$22.83920	0
01/01/2015 to 12/31/2015	$22.83920	$23.12647	0
01/01/2016 to 12/31/2016	$23.12647	$21.58579	0
01/01/2017 to 12/31/2017	$21.58579	$23.09704	0
01/01/2018 to 12/31/2018	$23.09704	$21.00053	0
01/01/2019 to 12/31/2019	$21.00053	$23.21847	0
ProFund VP Precious Metals
01/01/2010 to 12/31/2010	$13.58926	$17.51370	0
01/01/2011 to 12/31/2011	$17.51370	$13.71759	0
01/01/2012 to 12/31/2012	$13.71759	$11.36370	0
01/01/2013 to 12/31/2013	$11.36370	$6.83628	0
01/01/2014 to 12/31/2014	$6.83628	$5.04567	0
01/01/2015 to 12/31/2015	$5.04567	$3.28445	0
01/01/2016 to 12/31/2016	$3.28445	$4.96212	0
01/01/2017 to 12/31/2017	$4.96212	$5.06520	0
01/01/2018 to 12/31/2018	$5.06520	$4.24849	0
01/01/2019 to 12/31/2019	$4.24849	$6.01297	0
ProFund VP Real Estate
01/01/2010 to 12/31/2010	$13.93580	$16.84738	40
01/01/2011 to 12/31/2011	$16.84738	$17.11038	0
01/01/2012 to 12/31/2012	$17.11038	$19.43602	0
01/01/2013 to 12/31/2013	$19.43602	$18.86046	0
01/01/2014 to 12/31/2014	$18.86046	$22.86014	0
01/01/2015 to 12/31/2015	$22.86014	$22.23471	0
01/01/2016 to 12/31/2016	$22.23471	$22.79285	0
01/01/2017 to 12/31/2017	$22.79285	$23.87861	0
01/01/2018 to 12/31/2018	$23.87861	$21.82735	0
01/01/2019 to 12/31/2019	$21.82735	$26.82437	0
ProFund VP Rising Rates Opportunity
01/01/2010 to 12/31/2010	$10.16080	$8.27192	7,909
01/01/2011 to 12/31/2011	$8.27192	$5.01224	1,557
01/01/2012 to 12/31/2012	$5.01224	$4.52190	1,288
01/01/2013 to 12/31/2013	$4.52190	$5.10637	22
01/01/2014 to 12/31/2014	$5.10637	$3.45253	0
01/01/2015 to 12/31/2015	$3.45253	$3.29406	0
01/01/2016 to 12/31/2016	$3.29406	$3.02906	0
01/01/2017 to 12/31/2017	$3.02906	$2.58720	0
01/01/2018 to 12/31/2018	$2.58720	$2.61226	0
01/01/2019 to 12/31/2019	$2.61226	$2.09156	0
ProFund VP Short NASDAQ-100
01/01/2010 to 12/31/2010	$7.05307	$5.38906	0
01/01/2011 to 12/31/2011	$5.38906	$4.67771	0
01/01/2012 to 12/31/2012	$4.67771	$3.68232	0
01/01/2013 to 12/31/2013	$3.68232	$2.52023	0
01/01/2014 to 12/31/2014	$2.52023	$1.96969	0
01/01/2015 to 12/31/2015	$1.96969	$1.66059	0
01/01/2016 to 12/31/2016	$1.66059	$1.44818	0
01/01/2017 to 12/31/2017	$1.44818	$1.04949	0
01/01/2018 to 12/31/2018	$1.04949	$0.98797	0
01/01/2019 to 12/31/2019	$0.98797	$0.68915	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Small-Cap Growth
01/01/2010 to 12/31/2010	$12.49984	$15.23657	28
01/01/2011 to 12/31/2011	$15.23657	$14.96200	0
01/01/2012 to 12/31/2012	$14.96200	$16.31528	0
01/01/2013 to 12/31/2013	$16.31528	$22.21262	0
01/01/2014 to 12/31/2014	$22.21262	$22.00304	0
01/01/2015 to 12/31/2015	$22.00304	$21.58202	0
01/01/2016 to 12/31/2016	$21.58202	$25.15968	0
01/01/2017 to 12/31/2017	$25.15968	$27.55817	0
01/01/2018 to 12/31/2018	$27.55817	$25.17726	0
01/01/2019 to 12/31/2019	$25.17726	$29.07576	0
ProFund VP Small-Cap Value
01/01/2010 to 12/31/2010	$12.32237	$14.58729	721
01/01/2011 to 12/31/2011	$14.58729	$13.56286	68
01/01/2012 to 12/31/2012	$13.56286	$15.27280	90
01/01/2013 to 12/31/2013	$15.27280	$20.38595	0
01/01/2014 to 12/31/2014	$20.38595	$20.91327	0
01/01/2015 to 12/31/2015	$20.91327	$18.59676	0
01/01/2016 to 12/31/2016	$18.59676	$23.21990	0
01/01/2017 to 12/31/2017	$23.21990	$24.70007	0
01/01/2018 to 12/31/2018	$24.70007	$20.53869	0
01/01/2019 to 12/31/2019	$20.53869	$24.40539	0
ProFund VP Telecommunications
01/01/2010 to 12/31/2010	$10.94892	$12.28056	966
01/01/2011 to 12/31/2011	$12.28056	$12.12913	120
01/01/2012 to 12/31/2012	$12.12913	$13.70071	174
01/01/2013 to 12/31/2013	$13.70071	$14.88601	14
01/01/2014 to 12/31/2014	$14.88601	$14.51361	0
01/01/2015 to 12/31/2015	$14.51361	$14.28508	0
01/01/2016 to 12/31/2016	$14.28508	$16.85040	0
01/01/2017 to 12/31/2017	$16.85040	$15.99090	0
01/01/2018 to 12/31/2018	$15.99090	$13.15895	0
01/01/2019 to 12/31/2019	$13.15895	$14.64179	0
ProFund VP U.S. Government Plus
01/01/2010 to 12/31/2010	$8.84748	$9.44439	156
01/01/2011 to 12/31/2011	$9.44439	$13.14239	0
01/01/2012 to 12/31/2012	$13.14239	$12.86475	0
01/01/2013 to 12/31/2013	$12.86475	$10.08838	0
01/01/2014 to 12/31/2014	$10.08838	$13.34034	0
01/01/2015 to 12/31/2015	$13.34034	$12.20372	0
01/01/2016 to 12/31/2016	$12.20372	$11.79611	0
01/01/2017 to 12/31/2017	$11.79611	$12.52254	0
01/01/2018 to 12/31/2018	$12.52254	$11.48023	0
01/01/2019 to 12/31/2019	$11.48023	$13.15814	0
ProFund VP UltraMid-Cap
01/01/2010 to 12/31/2010	$15.92319	$23.10751	0
01/01/2011 to 12/31/2011	$23.10751	$19.34555	0
01/01/2012 to 12/31/2012	$19.34555	$24.84787	0
01/01/2013 to 12/31/2013	$24.84787	$41.10193	0
01/01/2014 to 12/31/2014	$41.10193	$45.96184	0
01/01/2015 to 12/31/2015	$45.96184	$40.48289	0
01/01/2016 to 12/31/2016	$40.48289	$54.13318	0
01/01/2017 to 12/31/2017	$54.13318	$67.63474	0
01/01/2018 to 12/31/2018	$67.63474	$48.00781	0
01/01/2019 to 12/31/2019	$48.00781	$68.78656	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Utilities
01/01/2010 to 12/31/2010	$12.17303	$12.50419	483
01/01/2011 to 12/31/2011	$12.50419	$14.24648	45
01/01/2012 to 12/31/2012	$14.24648	$13.83041	60
01/01/2013 to 12/31/2013	$13.83041	$15.19367	0
01/01/2014 to 12/31/2014	$15.19367	$18.54346	0
01/01/2015 to 12/31/2015	$18.54346	$16.82682	0
01/01/2016 to 12/31/2016	$16.82682	$18.77503	0
01/01/2017 to 12/31/2017	$18.77503	$20.14092	0
01/01/2018 to 12/31/2018	$20.14092	$20.08630	0
01/01/2019 to 12/31/2019	$20.08630	$23.92830	0
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$13.31770	$14.72056	0
01/01/2011 to 12/31/2011	$14.72056	$12.14334	0
01/01/2012 to 12/31/2012	$12.14334	$14.40902	0
01/01/2013 to 12/31/2013	$14.40902	$16.60563	0
01/01/2014 to 12/31/2014	$16.60563	$15.17900	0
01/01/2015 to 12/31/2015	$15.17900	$15.21142	0
01/01/2016 to 12/31/2016	$15.21142	$14.22031	0
01/01/2017 to 12/31/2017	$14.22031	$18.72603	0
01/01/2018 to 12/31/2018	$18.72603	$15.82578	0
01/01/2019 to 12/31/2019	$15.82578	$20.31174	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.94130	$14.34428	0
01/01/2011 to 12/31/2011	$14.34428	$12.12850	0
01/01/2012 to 12/31/2012	$12.12850	$13.36647	0
01/01/2013 to 12/31/2013	$13.36647	$15.54281	0
01/01/2014 to 12/31/2014	$15.54281	$14.26996	0
01/01/2015 to 12/31/2015	$14.26996	$14.15232	0
01/01/2016 to 12/31/2016	$14.15232	$14.16841	0
01/01/2017 to 12/31/2017	$14.16841	$17.15261	0
01/01/2018 to 12/31/2018	$17.15261	$13.82316	0
01/01/2019 to 12/31/2019	$13.82316	$15.47926	0
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.82477	$14.81485	0
01/01/2011 to 12/31/2011	$14.81485	$13.59427	0
01/01/2012 to 12/31/2012	$13.59427	$15.91436	0
01/01/2013 to 12/31/2013	$15.91436	$21.63442	0
01/01/2014 to 12/31/2014	$21.63442	$21.83186	0
01/01/2015 to 12/31/2015	$21.83186	$21.50910	0
01/01/2016 to 12/31/2016	$21.50910	$21.01476	0
01/01/2017 to 12/31/2017	$21.01476	$27.49783	0
01/01/2018 to 12/31/2018	$27.49783	$26.79266	0
01/01/2019 to 12/31/2019	$26.79266	$35.68917	0
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59287	$12.16761	0
01/01/2011 to 12/31/2011	$12.16761	$11.28480	0
01/01/2012 to 12/31/2012	$11.28480	$11.82722	0
01/01/2013 to 12/31/2013	$11.82722	$17.26398	0
01/01/2014 to 12/31/2014	$17.26398	$16.45706	0
01/01/2015 to 12/31/2015	$16.45706	$15.53456	0
01/01/2016 to 12/31/2016	$15.53456	$16.28261	0
01/01/2017 to 12/31/2017	$16.28261	$19.91418	0
01/01/2018 to 12/31/2018	$19.91418	$19.58788	0
01/01/2019 to 12/31/2019	$19.58788	$23.79715	0
*Denotes the start date of these sub-accounts

ASXT SIX
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits Cliff M&E (0.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ACCESS VP High Yield Fund
02/04/2013 to 12/31/2013	$18.01986	$19.47151	177,692
01/01/2014 to 12/31/2014	$19.47151	$19.79748	122,048
01/01/2015 to 12/31/2015	$19.79748	$19.69911	109,726
01/01/2016 to 12/31/2016	$19.69911	$21.33287	387,339
01/01/2017 to 12/31/2017	$21.33287	$22.21067	147,947
01/01/2018 to 12/31/2018	$22.21067	$21.93050	86,241
01/01/2019 to 12/31/2019	$21.93050	$24.49638	102,965
AST Academic Strategies Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$12.43785	$13.28419	3,302,095
01/01/2014 to 12/31/2014	$13.28419	$13.70177	4,233,346
01/01/2015 to 12/31/2015	$13.70177	$13.17454	4,275,666
01/01/2016 to 12/31/2016	$13.17454	$13.91823	7,653,121
01/01/2017 to 12/31/2017	$13.91823	$15.56812	17,046,560
01/01/2018 to 12/31/2018	$15.56812	$14.20813	17,277,340
01/01/2019 to 12/31/2019	$14.20813	$16.38199	26,202,776
AST Advanced Strategies Portfolio
02/04/2013 to 12/31/2013	$13.33468	$15.01604	2,104,605
01/01/2014 to 12/31/2014	$15.01604	$15.82972	2,745,392
01/01/2015 to 12/31/2015	$15.82972	$15.85314	3,307,487
01/01/2016 to 12/31/2016	$15.85314	$16.86949	6,413,451
01/01/2017 to 12/31/2017	$16.86949	$19.59683	12,611,396
01/01/2018 to 12/31/2018	$19.59683	$18.32279	15,572,908
01/01/2019 to 12/31/2019	$18.32279	$22.18286	21,318,284
AST AllianzGI World Trends Portfolio
02/04/2013 to 12/31/2013	$10.73897	$11.77322	834,112
01/01/2014 to 12/31/2014	$11.77322	$12.29780	1,249,619
01/01/2015 to 12/31/2015	$12.29780	$12.19758	1,625,752
01/01/2016 to 12/31/2016	$12.19758	$12.70180	3,094,012
01/01/2017 to 12/31/2017	$12.70180	$14.66782	9,654,552
01/01/2018 to 12/31/2018	$14.66782	$13.42047	10,931,891
01/01/2019 to 12/31/2019	$13.42047	$15.73953	16,449,140
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$9.99946	$10.18312	60,465
01/01/2014 to 12/31/2014	$10.18312	$9.80073	109,425
01/01/2015 to 12/31/2015	$9.80073	$8.22532	47,725
01/01/2016 to 12/31/2016	$8.22532	$9.26433	55,438
01/01/2017 to 12/31/2017	$9.26433	$12.42109	212,225
01/01/2018 to 12/31/2018	$12.42109	$10.00085	195,123
01/01/2019 to 12/31/2019	$10.00085	$11.70496	117,469
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99946	$11.71778	10,832
01/01/2014 to 12/31/2014	$11.71778	$13.17469	23,505
01/01/2015 to 12/31/2015	$13.17469	$13.31510	46,084
01/01/2016 to 12/31/2016	$13.31510	$14.64438	46,376
01/01/2017 to 12/31/2017	$14.64438	$17.76975	71,453
01/01/2018 to 12/31/2018	$17.76975	$16.21771	74,390
01/01/2019 to 12/31/2019	$16.21771	$19.75026	73,656

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$13.02090	$14.82427	2,849,628
01/01/2014 to 12/31/2014	$14.82427	$15.68843	3,274,796
01/01/2015 to 12/31/2015	$15.68843	$15.66066	4,187,549
01/01/2016 to 12/31/2016	$15.66066	$16.53880	8,248,576
01/01/2017 to 12/31/2017	$16.53880	$18.88058	21,352,492
01/01/2018 to 12/31/2018	$18.88058	$17.83171	25,969,719
01/01/2019 to 12/31/2019	$17.83171	$21.15566	35,476,617
AST BlackRock Global Strategies Portfolio
02/04/2013 to 12/31/2013	$10.44269	$11.29992	425,554
01/01/2014 to 12/31/2014	$11.29992	$11.77602	507,630
01/01/2015 to 12/31/2015	$11.77602	$11.34851	694,939
01/01/2016 to 12/31/2016	$11.34851	$12.05951	841,502
01/01/2017 to 12/31/2017	$12.05951	$13.49228	1,865,355
01/01/2018 to 12/31/2018	$13.49228	$12.69656	1,757,828
01/01/2019 to 12/31/2019	$12.69656	$14.83669	2,478,633
AST BlackRock Low Duration Bond Portfolio
02/04/2013 to 12/31/2013	$20.68011	$20.14971	2,801,507
01/01/2014 to 12/31/2014	$20.14971	$19.99945	2,847,394
01/01/2015 to 12/31/2015	$19.99945	$19.96538	2,661,208
01/01/2016 to 12/31/2016	$19.96538	$20.16033	2,499,016
01/01/2017 to 12/31/2017	$20.16033	$20.37142	2,658,656
01/01/2018 to 12/31/2018	$20.37142	$20.38931	2,645,887
01/01/2019 to 12/31/2019	$20.38931	$21.19276	2,959,786
AST BlackRock/Loomis Sayles Bond Portfolio
02/04/2013 to 12/31/2013	$28.95270	$28.29890	3,800,767
01/01/2014 to 12/31/2014	$28.29890	$29.30456	3,324,750
01/01/2015 to 12/31/2015	$29.30456	$28.50038	3,258,429
01/01/2016 to 12/31/2016	$28.50038	$29.51247	4,058,167
01/01/2017 to 12/31/2017	$29.51247	$30.59987	7,460,536
01/01/2018 to 12/31/2018	$30.59987	$30.19918	7,727,763
01/01/2019 to 12/31/2019	$30.19918	$32.77077	10,806,181
AST Capital Growth Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$12.66358	$14.92172	4,132,517
01/01/2014 to 12/31/2014	$14.92172	$15.86168	5,683,698
01/01/2015 to 12/31/2015	$15.86168	$15.84275	7,368,448
01/01/2016 to 12/31/2016	$15.84275	$16.81594	14,217,154
01/01/2017 to 12/31/2017	$16.81594	$19.69547	31,659,316
01/01/2018 to 12/31/2018	$19.69547	$18.35014	38,132,142
01/01/2019 to 12/31/2019	$18.35014	$22.28672	52,396,972
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99946	$11.76419	41,775
01/01/2014 to 12/31/2014	$11.76419	$13.27839	124,317
01/01/2015 to 12/31/2015	$13.27839	$12.72095	145,353
01/01/2016 to 12/31/2016	$12.72095	$14.52061	321,093
01/01/2017 to 12/31/2017	$14.52061	$17.08132	606,226
01/01/2018 to 12/31/2018	$17.08132	$16.16109	613,623
01/01/2019 to 12/31/2019	$16.16109	$21.03838	1,025,168
AST Cohen & Steers Global Realty Portfolio
02/04/2013 to 12/31/2013	$11.92848	$12.12952	127,240
01/01/2014 to 12/31/2014	$12.12952	$13.72846	158,568
01/01/2015 to 12/31/2015	$13.72846	$13.62700	168,685
01/01/2016 to 12/31/2016	$13.62700	$13.65961	244,948
01/01/2017 to 12/31/2017	$13.65961	$15.04823	611,852
01/01/2018 to 12/31/2018	$15.04823	$14.24590	610,169
01/01/2019 to 12/31/2019	$14.24590	$17.70940	881,472

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
02/04/2013 to 12/31/2013	$34.92440	$34.35587	382,035
01/01/2014 to 12/31/2014	$34.35587	$44.68361	429,106
01/01/2015 to 12/31/2015	$44.68361	$46.54348	402,779
01/01/2016 to 12/31/2016	$46.54348	$48.46744	423,296
01/01/2017 to 12/31/2017	$48.46744	$51.16020	579,401
01/01/2018 to 12/31/2018	$51.16020	$48.40949	550,843
01/01/2019 to 12/31/2019	$48.40949	$63.10821	674,662
AST Fidelity Institutional AM® Quantitative Portfolio
02/04/2013 to 12/31/2013	$11.51433	$12.83510	1,273,659
01/01/2014 to 12/31/2014	$12.83510	$13.15347	1,441,419
01/01/2015 to 12/31/2015	$13.15347	$13.19745	2,020,598
01/01/2016 to 12/31/2016	$13.19745	$13.66941	4,218,381
01/01/2017 to 12/31/2017	$13.66941	$15.81771	10,072,819
01/01/2018 to 12/31/2018	$15.81771	$14.49737	11,485,083
01/01/2019 to 12/31/2019	$14.49737	$17.28372	17,271,679
AST Goldman Sachs Multi-Asset Portfolio
02/04/2013 to 12/31/2013	$11.54040	$12.29732	762,432
01/01/2014 to 12/31/2014	$12.29732	$12.71119	923,241
01/01/2015 to 12/31/2015	$12.71119	$12.51374	1,118,730
01/01/2016 to 12/31/2016	$12.51374	$13.08586	1,798,867
01/01/2017 to 12/31/2017	$13.08586	$14.59787	7,497,732
01/01/2018 to 12/31/2018	$14.59787	$13.47892	8,186,085
01/01/2019 to 12/31/2019	$13.47892	$15.53673	13,346,281
AST Goldman Sachs Small-Cap Value Portfolio
02/04/2013 to 12/31/2013	$38.63659	$50.40332	231,304
01/01/2014 to 12/31/2014	$50.40332	$53.68012	235,413
01/01/2015 to 12/31/2015	$53.68012	$50.40109	225,702
01/01/2016 to 12/31/2016	$50.40109	$62.24760	285,453
01/01/2017 to 12/31/2017	$62.24760	$69.38111	515,226
01/01/2018 to 12/31/2018	$69.38111	$59.23375	578,140
01/01/2019 to 12/31/2019	$59.23375	$72.16979	829,808
AST Government Money Market Portfolio
02/04/2013 to 12/31/2013	$15.19855	$15.10943	5,545,728
01/01/2014 to 12/31/2014	$15.10943	$15.01092	7,009,676
01/01/2015 to 12/31/2015	$15.01092	$14.91290	7,119,880
01/01/2016 to 12/31/2016	$14.91290	$14.81638	6,852,795
01/01/2017 to 12/31/2017	$14.81638	$14.77056	7,080,832
01/01/2018 to 12/31/2018	$14.77056	$14.86481	9,658,303
01/01/2019 to 12/31/2019	$14.86481	$15.01788	10,608,543
AST High Yield Portfolio
02/04/2013 to 12/31/2013	$25.95553	$27.29926	2,050,214
01/01/2014 to 12/31/2014	$27.29926	$27.81549	1,005,691
01/01/2015 to 12/31/2015	$27.81549	$26.65008	949,073
01/01/2016 to 12/31/2016	$26.65008	$30.55351	1,149,758
01/01/2017 to 12/31/2017	$30.55351	$32.62333	1,375,246
01/01/2018 to 12/31/2018	$32.62333	$31.76641	1,143,321
01/01/2019 to 12/31/2019	$31.76641	$36.38826	1,502,243
AST Hotchkis & Wiley Large-Cap Value Portfolio
02/04/2013 to 12/31/2013	$25.20420	$33.28529	358,350
01/01/2014 to 12/31/2014	$33.28529	$37.61471	443,673
01/01/2015 to 12/31/2015	$37.61471	$34.44205	446,128
01/01/2016 to 12/31/2016	$34.44205	$41.02324	578,942
01/01/2017 to 12/31/2017	$41.02324	$48.57917	797,292
01/01/2018 to 12/31/2018	$48.57917	$41.43184	854,236
01/01/2019 to 12/31/2019	$41.43184	$53.31484	1,112,927

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST International Growth Portfolio
02/04/2013 to 12/31/2013	$22.05907	$25.35990	1,229,002
01/01/2014 to 12/31/2014	$25.35990	$23.80315	1,559,437
01/01/2015 to 12/31/2015	$23.80315	$24.39293	1,572,634
01/01/2016 to 12/31/2016	$24.39293	$23.31893	1,595,691
01/01/2017 to 12/31/2017	$23.31893	$31.37470	1,743,680
01/01/2018 to 12/31/2018	$31.37470	$27.01463	1,743,956
01/01/2019 to 12/31/2019	$27.01463	$35.45730	1,828,366
AST International Value Portfolio
02/04/2013 to 12/31/2013	$20.57078	$23.67546	316,370
01/01/2014 to 12/31/2014	$23.67546	$21.94480	331,237
01/01/2015 to 12/31/2015	$21.94480	$21.98043	377,249
01/01/2016 to 12/31/2016	$21.98043	$21.96444	494,250
01/01/2017 to 12/31/2017	$21.96444	$26.79999	822,800
01/01/2018 to 12/31/2018	$26.79999	$22.32870	916,090
01/01/2019 to 12/31/2019	$22.32870	$26.62527	1,088,517
AST J.P. Morgan Global Thematic Portfolio
02/04/2013 to 12/31/2013	$11.41282	$12.87147	854,130
01/01/2014 to 12/31/2014	$12.87147	$13.60168	918,602
01/01/2015 to 12/31/2015	$13.60168	$13.37178	975,931
01/01/2016 to 12/31/2016	$13.37178	$13.97800	1,719,405
01/01/2017 to 12/31/2017	$13.97800	$16.24201	6,648,154
01/01/2018 to 12/31/2018	$16.24201	$14.94645	7,931,523
01/01/2019 to 12/31/2019	$14.94645	$17.73454	12,223,123
AST J.P. Morgan International Equity Portfolio
02/04/2013 to 12/31/2013	$26.18502	$29.44603	493,919
01/01/2014 to 12/31/2014	$29.44603	$27.39256	519,707
01/01/2015 to 12/31/2015	$27.39256	$26.45402	521,224
01/01/2016 to 12/31/2016	$26.45402	$26.78990	574,859
01/01/2017 to 12/31/2017	$26.78990	$34.50274	990,407
01/01/2018 to 12/31/2018	$34.50274	$28.28957	1,069,922
01/01/2019 to 12/31/2019	$28.28957	$35.75683	1,395,418
AST J.P. Morgan Strategic Opportunities Portfolio
02/04/2013 to 12/31/2013	$26.88250	$29.21518	767,639
01/01/2014 to 12/31/2014	$29.21518	$30.60670	859,092
01/01/2015 to 12/31/2015	$30.60670	$30.35229	946,248
01/01/2016 to 12/31/2016	$30.35229	$31.31259	1,876,926
01/01/2017 to 12/31/2017	$31.31259	$34.88664	3,882,804
01/01/2018 to 12/31/2018	$34.88664	$32.88202	4,291,651
01/01/2019 to 12/31/2019	$32.88202	$37.44070	6,773,310
AST Jennison Large-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$13.43345	$17.68598	65,274
01/01/2014 to 12/31/2014	$17.68598	$19.24099	128,247
01/01/2015 to 12/31/2015	$19.24099	$21.14871	249,434
01/01/2016 to 12/31/2016	$21.14871	$20.70363	268,009
01/01/2017 to 12/31/2017	$20.70363	$27.93897	516,342
01/01/2018 to 12/31/2018	$27.93897	$27.30930	635,688
01/01/2019 to 12/31/2019	$27.30930	$35.97736	885,783
AST Loomis Sayles Large-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$22.76227	$29.54365	2,203,644
01/01/2014 to 12/31/2014	$29.54365	$32.45986	2,714,814
01/01/2015 to 12/31/2015	$32.45986	$35.49674	2,592,109
01/01/2016 to 12/31/2016	$35.49674	$37.23259	2,470,649
01/01/2017 to 12/31/2017	$37.23259	$49.19383	2,633,786
01/01/2018 to 12/31/2018	$49.19383	$47.55886	2,377,615
01/01/2019 to 12/31/2019	$47.55886	$62.19491	2,417,759

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Global Equity Portfolio
02/04/2013 to 12/31/2013	$19.92596	$24.04688	572,282
01/01/2014 to 12/31/2014	$24.04688	$24.75789	583,483
01/01/2015 to 12/31/2015	$24.75789	$24.23662	644,028
01/01/2016 to 12/31/2016	$24.23662	$25.79174	728,361
01/01/2017 to 12/31/2017	$25.79174	$31.73317	1,338,201
01/01/2018 to 12/31/2018	$31.73317	$28.51437	1,471,313
01/01/2019 to 12/31/2019	$28.51437	$36.81555	1,930,018
AST MFS Growth Allocation Portfolio
02/04/2013 to 12/31/2013	$10.74092	$12.28049	870,847
01/01/2014 to 12/31/2014	$12.28049	$12.82758	761,976
01/01/2015 to 12/31/2015	$12.82758	$12.58598	817,085
01/01/2016 to 12/31/2016	$12.58598	$13.04467	1,066,092
01/01/2017 to 12/31/2017	$13.04467	$15.09732	1,764,647
01/01/2018 to 12/31/2018	$15.09732	$13.75755	1,860,088
01/01/2019 to 12/31/2019	$13.75755	$16.77934	2,457,279
AST MFS Growth Portfolio
02/04/2013 to 12/31/2013	$10.79943	$14.04784	825,258
01/01/2014 to 12/31/2014	$14.04784	$15.17211	864,288
01/01/2015 to 12/31/2015	$15.17211	$16.16312	862,289
01/01/2016 to 12/31/2016	$16.16312	$16.36507	974,945
01/01/2017 to 12/31/2017	$16.36507	$21.25152	1,377,403
01/01/2018 to 12/31/2018	$21.25152	$21.56670	1,370,389
01/01/2019 to 12/31/2019	$21.56670	$29.52114	1,656,767
AST MFS Large-Cap Value Portfolio
02/04/2013 to 12/31/2013	$10.85690	$13.67722	57,164
01/01/2014 to 12/31/2014	$13.67722	$14.97664	66,490
01/01/2015 to 12/31/2015	$14.97664	$14.77167	148,850
01/01/2016 to 12/31/2016	$14.77167	$16.64891	328,700
01/01/2017 to 12/31/2017	$16.64891	$19.40894	716,459
01/01/2018 to 12/31/2018	$19.40894	$17.32502	808,983
01/01/2019 to 12/31/2019	$17.32502	$22.26366	1,177,073
AST Mid-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$7.32398	$9.17056	1,866,674
01/01/2014 to 12/31/2014	$9.17056	$10.16119	2,054,799
01/01/2015 to 12/31/2015	$10.16119	$9.52113	4,086,768
01/01/2016 to 12/31/2016	$9.52113	$9.61489	4,450,159
01/01/2017 to 12/31/2017	$9.61489	$12.14029	6,921,815
01/01/2018 to 12/31/2018	$12.14029	$11.53645	7,167,080
01/01/2019 to 12/31/2019	$11.53645	$14.91768	8,973,251
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
02/04/2013 to 12/31/2013	$43.70393	$57.58674	593,491
01/01/2014 to 12/31/2014	$57.58674	$65.36528	632,089
01/01/2015 to 12/31/2015	$65.36528	$61.27996	588,881
01/01/2016 to 12/31/2016	$61.27996	$71.98029	595,116
01/01/2017 to 12/31/2017	$71.98029	$81.37387	775,668
01/01/2018 to 12/31/2018	$81.37387	$67.54927	770,390
01/01/2019 to 12/31/2019	$67.54927	$81.21333	962,049
AST Parametric Emerging Markets Equity Portfolio
02/04/2013 to 12/31/2013	$10.65842	$10.39868	493,261
01/01/2014 to 12/31/2014	$10.39868	$9.84738	674,967
01/01/2015 to 12/31/2015	$9.84738	$8.14703	685,583
01/01/2016 to 12/31/2016	$8.14703	$9.09464	896,852
01/01/2017 to 12/31/2017	$9.09464	$11.41888	2,403,364
01/01/2018 to 12/31/2018	$11.41888	$9.75082	2,611,601
01/01/2019 to 12/31/2019	$9.75082	$10.98055	4,114,575

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$13.61007	$14.55895	3,852,365
01/01/2014 to 12/31/2014	$14.55895	$15.29958	3,583,397
01/01/2015 to 12/31/2015	$15.29958	$15.22193	4,194,357
01/01/2016 to 12/31/2016	$15.22193	$15.95874	6,948,644
01/01/2017 to 12/31/2017	$15.95874	$17.46135	12,393,167
01/01/2018 to 12/31/2018	$17.46135	$16.85466	14,490,335
01/01/2019 to 12/31/2019	$16.85466	$19.21341	21,372,711
AST Prudential Core Bond Portfolio
02/04/2013 to 12/31/2013	$10.66898	$10.41874	108,559
01/01/2014 to 12/31/2014	$10.41874	$10.97842	99,867
01/01/2015 to 12/31/2015	$10.97842	$10.87776	225,318
01/01/2016 to 12/31/2016	$10.87776	$11.26197	520,399
01/01/2017 to 12/31/2017	$11.26197	$11.82342	1,503,205
01/01/2018 to 12/31/2018	$11.82342	$11.65058	2,031,690
01/01/2019 to 12/31/2019	$11.65058	$12.70387	3,311,312
AST Prudential Growth Allocation Portfolio
02/04/2013 to 12/31/2013	$10.96301	$12.39040	1,933,476
01/01/2014 to 12/31/2014	$12.39040	$13.44202	2,980,642
01/01/2015 to 12/31/2015	$13.44202	$13.27284	4,688,196
01/01/2016 to 12/31/2016	$13.27284	$14.51766	10,784,874
01/01/2017 to 12/31/2017	$14.51766	$16.74513	45,066,148
01/01/2018 to 12/31/2018	$16.74513	$15.37220	53,882,013
01/01/2019 to 12/31/2019	$15.37220	$18.20126	80,921,646
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99946	$11.75760	0
01/01/2014 to 12/31/2014	$11.75760	$13.46149	9,545
01/01/2015 to 12/31/2015	$13.46149	$13.58030	10,783
01/01/2016 to 12/31/2016	$13.58030	$14.95673	15,565
01/01/2017 to 12/31/2017	$14.95673	$18.04136	24,926
01/01/2018 to 12/31/2018	$18.04136	$16.64184	51,327
01/01/2019 to 12/31/2019	$16.64184	$20.69831	38,312
AST QMA US Equity Alpha Portfolio
02/04/2013 to 12/31/2013	$16.99923	$21.19484	717,679
01/01/2014 to 12/31/2014	$21.19484	$24.68161	719,720
01/01/2015 to 12/31/2015	$24.68161	$25.27620	674,237
01/01/2016 to 12/31/2016	$25.27620	$28.84006	744,456
01/01/2017 to 12/31/2017	$28.84006	$35.02833	1,224,013
01/01/2018 to 12/31/2018	$35.02833	$31.94005	1,197,136
01/01/2019 to 12/31/2019	$31.94005	$39.49592	1,322,962
AST Quantitative Modeling Portfolio
02/04/2013 to 12/31/2013	$10.41367	$12.24997	315,728
01/01/2014 to 12/31/2014	$12.24997	$12.96155	852,665
01/01/2015 to 12/31/2015	$12.96155	$12.89666	1,827,546
01/01/2016 to 12/31/2016	$12.89666	$13.62285	1,892,173
01/01/2017 to 12/31/2017	$13.62285	$15.99640	2,728,811
01/01/2018 to 12/31/2018	$15.99640	$14.85453	2,995,190
01/01/2019 to 12/31/2019	$14.85453	$17.88737	3,084,360
AST Small-Cap Growth Opportunities Portfolio
02/04/2013 to 12/31/2013	$14.80266	$19.42995	878,841
01/01/2014 to 12/31/2014	$19.42995	$20.25743	1,058,177
01/01/2015 to 12/31/2015	$20.25743	$20.39441	1,095,306
01/01/2016 to 12/31/2016	$20.39441	$21.82195	1,095,490
01/01/2017 to 12/31/2017	$21.82195	$27.68356	1,418,074
01/01/2018 to 12/31/2018	$27.68356	$24.52057	1,458,312
01/01/2019 to 12/31/2019	$24.52057	$33.24867	1,762,794

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$29.53272	$37.20616	252,009
01/01/2014 to 12/31/2014	$37.20616	$38.37610	252,894
01/01/2015 to 12/31/2015	$38.37610	$38.42630	270,848
01/01/2016 to 12/31/2016	$38.42630	$42.78718	339,888
01/01/2017 to 12/31/2017	$42.78718	$52.67592	530,286
01/01/2018 to 12/31/2018	$52.67592	$47.93408	556,315
01/01/2019 to 12/31/2019	$47.93408	$61.96647	780,185
AST Small-Cap Value Portfolio
02/04/2013 to 12/31/2013	$31.24335	$40.14664	755,633
01/01/2014 to 12/31/2014	$40.14664	$41.98705	805,379
01/01/2015 to 12/31/2015	$41.98705	$39.91627	803,339
01/01/2016 to 12/31/2016	$39.91627	$51.23806	730,558
01/01/2017 to 12/31/2017	$51.23806	$54.64572	803,223
01/01/2018 to 12/31/2018	$54.64572	$45.01897	784,653
01/01/2019 to 12/31/2019	$45.01897	$54.55683	893,539
AST T. Rowe Price Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$33.53658	$37.93685	984,990
01/01/2014 to 12/31/2014	$37.93685	$39.90630	1,389,809
01/01/2015 to 12/31/2015	$39.90630	$39.66363	1,975,437
01/01/2016 to 12/31/2016	$39.66363	$42.37872	3,601,806
01/01/2017 to 12/31/2017	$42.37872	$48.59065	8,854,325
01/01/2018 to 12/31/2018	$48.59065	$45.70185	10,588,658
01/01/2019 to 12/31/2019	$45.70185	$54.86895	14,229,608
AST T. Rowe Price Large-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$21.69277	$29.71001	702,609
01/01/2014 to 12/31/2014	$29.71001	$31.98018	815,771
01/01/2015 to 12/31/2015	$31.98018	$34.81718	1,108,704
01/01/2016 to 12/31/2016	$34.81718	$35.52458	1,275,764
01/01/2017 to 12/31/2017	$35.52458	$48.66519	2,125,459
01/01/2018 to 12/31/2018	$48.66519	$50.21669	2,324,032
01/01/2019 to 12/31/2019	$50.21669	$63.97437	2,998,277
AST T. Rowe Price Large-Cap Value Portfolio
02/04/2013 to 12/31/2013	$14.60928	$18.44915	515,533
01/01/2014 to 12/31/2014	$18.44915	$18.61487	500,642
01/01/2015 to 12/31/2015	$18.61487	$17.37246	492,716
01/01/2016 to 12/31/2016	$17.37246	$18.31746	539,391
01/01/2017 to 12/31/2017	$18.31746	$21.21087	863,277
01/01/2018 to 12/31/2018	$21.21087	$19.02617	935,862
01/01/2019 to 12/31/2019	$19.02617	$23.81142	6,507,396
AST T. Rowe Price Natural Resources Portfolio
02/04/2013 to 12/31/2013	$56.16298	$61.78578	214,813
01/01/2014 to 12/31/2014	$61.78578	$56.25253	246,794
01/01/2015 to 12/31/2015	$56.25253	$45.12754	243,343
01/01/2016 to 12/31/2016	$45.12754	$55.87055	268,555
01/01/2017 to 12/31/2017	$55.87055	$61.22893	508,598
01/01/2018 to 12/31/2018	$61.22893	$50.69899	506,332
01/01/2019 to 12/31/2019	$50.69899	$58.86473	790,403
AST Templeton Global Bond Portfolio
02/04/2013 to 12/31/2013	$20.40314	$19.73350	1,057,340
01/01/2014 to 12/31/2014	$19.73350	$19.71444	1,171,818
01/01/2015 to 12/31/2015	$19.71444	$18.68194	1,103,519
01/01/2016 to 12/31/2016	$18.68194	$19.36935	1,107,507
01/01/2017 to 12/31/2017	$19.36935	$19.63657	1,390,332
01/01/2018 to 12/31/2018	$19.63657	$19.89846	1,352,053
01/01/2019 to 12/31/2019	$19.89846	$20.08621	1,590,385

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST WEDGE Capital Mid-Cap Value Portfolio
02/04/2013 to 12/31/2013	$18.07272	$22.38888	257,877
01/01/2014 to 12/31/2014	$22.38888	$25.57298	311,302
01/01/2015 to 12/31/2015	$25.57298	$23.72778	266,712
01/01/2016 to 12/31/2016	$23.72778	$26.87288	361,197
01/01/2017 to 12/31/2017	$26.87288	$31.64574	502,593
01/01/2018 to 12/31/2018	$31.64574	$26.24363	519,584
01/01/2019 to 12/31/2019	$26.24363	$31.06475	723,755
AST Wellington Management Hedged Equity Portfolio
02/04/2013 to 12/31/2013	$11.38320	$13.19869	1,095,380
01/01/2014 to 12/31/2014	$13.19869	$13.83470	1,402,528
01/01/2015 to 12/31/2015	$13.83470	$13.65786	1,473,627
01/01/2016 to 12/31/2016	$13.65786	$14.45462	2,482,243
01/01/2017 to 12/31/2017	$14.45462	$16.31293	4,259,105
01/01/2018 to 12/31/2018	$16.31293	$15.39650	4,457,377
01/01/2019 to 12/31/2019	$15.39650	$18.44049	5,775,830
AST Western Asset Core Plus Bond Portfolio
02/04/2013 to 12/31/2013	$12.58309	$12.34542	772,270
01/01/2014 to 12/31/2014	$12.34542	$13.14798	1,243,823
01/01/2015 to 12/31/2015	$13.14798	$13.22403	1,531,862
01/01/2016 to 12/31/2016	$13.22403	$13.81477	2,469,176
01/01/2017 to 12/31/2017	$13.81477	$14.59080	5,417,683
01/01/2018 to 12/31/2018	$14.59080	$14.16731	9,309,786
01/01/2019 to 12/31/2019	$14.16731	$15.80649	13,056,084
AST Western Asset Emerging Markets Debt Portfolio
02/04/2013 to 12/31/2013	$10.29861	$9.51458	31,671
01/01/2014 to 12/31/2014	$9.51458	$9.58076	58,298
01/01/2015 to 12/31/2015	$9.58076	$9.22504	49,794
01/01/2016 to 12/31/2016	$9.22504	$10.13715	52,495
01/01/2017 to 12/31/2017	$10.13715	$11.00812	228,137
01/01/2018 to 12/31/2018	$11.00812	$10.20707	171,241
01/01/2019 to 12/31/2019	$10.20707	$11.64658	227,998
Invesco V.I. Diversified Dividend Fund - Series I
02/04/2013 to 12/31/2013	$11.37596	$14.10256	179,854
01/01/2014 to 12/31/2014	$14.10256	$15.80810	235,186
01/01/2015 to 12/31/2015	$15.80810	$16.02985	262,725
01/01/2016 to 12/31/2016	$16.02985	$18.28497	278,046
01/01/2017 to 12/31/2017	$18.28497	$19.72404	300,747
01/01/2018 to 12/31/2018	$19.72404	$18.11100	256,970
01/01/2019 to 12/31/2019	$18.11100	$22.50813	200,955
Invesco V.I. Health Care Fund - Series I
02/04/2013 to 12/31/2013	$20.43988	$26.50075	141,248
01/01/2014 to 12/31/2014	$26.50075	$31.50696	177,897
01/01/2015 to 12/31/2015	$31.50696	$32.29234	177,262
01/01/2016 to 12/31/2016	$32.29234	$28.40589	155,110
01/01/2017 to 12/31/2017	$28.40589	$32.68826	131,582
01/01/2018 to 12/31/2018	$32.68826	$32.76843	128,694
01/01/2019 to 12/31/2019	$32.76843	$43.13733	121,681
Invesco V.I. Mid Cap Growth Portfolio, Series I
02/04/2013 to 12/31/2013	$10.50410	$13.38563	148,359
01/01/2014 to 12/31/2014	$13.38563	$14.36743	127,514
01/01/2015 to 12/31/2015	$14.36743	$14.44624	133,202
01/01/2016 to 12/31/2016	$14.44624	$14.46110	116,451
01/01/2017 to 12/31/2017	$14.46110	$17.59873	121,423
01/01/2018 to 12/31/2018	$17.59873	$16.50761	138,513
01/01/2019 to 12/31/2019	$16.50761	$22.03220	151,985

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Technology Fund - Series I
02/04/2013 to 12/31/2013	$7.11711	$8.62425	127,602
01/01/2014 to 12/31/2014	$8.62425	$9.51515	115,638
01/01/2015 to 12/31/2015	$9.51515	$10.09754	142,556
01/01/2016 to 12/31/2016	$10.09754	$9.95624	144,780
01/01/2017 to 12/31/2017	$9.95624	$13.36692	176,558
01/01/2018 to 12/31/2018	$13.36692	$13.21924	157,914
01/01/2019 to 12/31/2019	$13.21924	$17.84553	154,532
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12674	$9.76934	535,703
01/01/2017 to 12/31/2017	$9.76934	$13.69451	543,952
01/01/2018 to 12/31/2018	$13.69451	$11.19573	533,818
01/01/2019 to 12/31/2019	$11.19573	$13.63472	463,758
ProFund VP Asia 30
02/04/2013 to 12/31/2013	$21.76400	$24.52800	75,828
01/01/2014 to 12/31/2014	$24.52800	$23.98641	68,176
01/01/2015 to 12/31/2015	$23.98641	$21.59539	67,296
01/01/2016 to 12/31/2016	$21.59539	$21.59271	59,498
01/01/2017 to 12/31/2017	$21.59271	$28.50573	85,937
01/01/2018 to 12/31/2018	$28.50573	$23.05329	63,191
01/01/2019 to 12/31/2019	$23.05329	$28.92832	65,084
ProFund VP Banks
02/04/2013 to 12/31/2013	$5.51550	$6.98561	54,459
01/01/2014 to 12/31/2014	$6.98561	$7.66037	151,473
01/01/2015 to 12/31/2015	$7.66037	$7.57757	127,458
01/01/2016 to 12/31/2016	$7.57757	$9.27726	252,087
01/01/2017 to 12/31/2017	$9.27726	$10.86866	218,311
01/01/2018 to 12/31/2018	$10.86866	$8.86511	145,249
01/01/2019 to 12/31/2019	$8.86511	$12.01572	128,707
ProFund VP Basic Materials
02/04/2013 to 12/31/2013	$17.06754	$19.58915	95,961
01/01/2014 to 12/31/2014	$19.58915	$19.79000	64,938
01/01/2015 to 12/31/2015	$19.79000	$16.92405	64,844
01/01/2016 to 12/31/2016	$16.92405	$19.92338	93,929
01/01/2017 to 12/31/2017	$19.92338	$24.33829	94,753
01/01/2018 to 12/31/2018	$24.33829	$19.90968	86,285
01/01/2019 to 12/31/2019	$19.90968	$23.28508	72,989
ProFund VP Bear
02/04/2013 to 12/31/2013	$4.85090	$3.73245	355,838
01/01/2014 to 12/31/2014	$3.73245	$3.17983	231,199
01/01/2015 to 12/31/2015	$3.17983	$3.00362	188,249
01/01/2016 to 12/31/2016	$3.00362	$2.59463	198,391
01/01/2017 to 12/31/2017	$2.59463	$2.11469	180,171
01/01/2018 to 12/31/2018	$2.11469	$2.18613	241,873
01/01/2019 to 12/31/2019	$2.18613	$1.67351	378,185
ProFund VP Biotechnology
02/04/2013 to 12/31/2013	$15.20540	$23.67027	107,333
01/01/2014 to 12/31/2014	$23.67027	$30.50694	133,431
01/01/2015 to 12/31/2015	$30.50694	$31.30910	129,864
01/01/2016 to 12/31/2016	$31.30910	$26.29149	106,852
01/01/2017 to 12/31/2017	$26.29149	$32.00915	104,038
01/01/2018 to 12/31/2018	$32.00915	$29.65414	91,069
01/01/2019 to 12/31/2019	$29.65414	$34.30981	78,445

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Bull
02/04/2013 to 12/31/2013	$12.92655	$15.90907	397,809
01/01/2014 to 12/31/2014	$15.90907	$17.61835	760,993
01/01/2015 to 12/31/2015	$17.61835	$17.42362	423,471
01/01/2016 to 12/31/2016	$17.42362	$18.98285	355,667
01/01/2017 to 12/31/2017	$18.98285	$22.50760	316,009
01/01/2018 to 12/31/2018	$22.50760	$20.98601	235,267
01/01/2019 to 12/31/2019	$20.98601	$26.87118	196,841
ProFund VP Consumer Goods Portfolio
02/04/2013 to 12/31/2013	$15.94533	$19.29901	60,904
01/01/2014 to 12/31/2014	$19.29901	$21.13436	79,124
01/01/2015 to 12/31/2015	$21.13436	$21.87108	87,237
01/01/2016 to 12/31/2016	$21.87108	$22.49915	68,573
01/01/2017 to 12/31/2017	$22.49915	$25.71839	70,448
01/01/2018 to 12/31/2018	$25.71839	$21.76834	48,713
01/01/2019 to 12/31/2019	$21.76834	$27.37134	47,247
ProFund VP Consumer Services
02/04/2013 to 12/31/2013	$13.50784	$17.81439	92,785
01/01/2014 to 12/31/2014	$17.81439	$19.90402	58,099
01/01/2015 to 12/31/2015	$19.90402	$20.70202	100,543
01/01/2016 to 12/31/2016	$20.70202	$21.42854	58,701
01/01/2017 to 12/31/2017	$21.42854	$25.19995	58,268
01/01/2018 to 12/31/2018	$25.19995	$25.18921	56,716
01/01/2019 to 12/31/2019	$25.18921	$31.19150	57,175
ProFund VP Europe 30
02/04/2013 to 12/31/2013	$10.61817	$12.46427	264,298
01/01/2014 to 12/31/2014	$12.46427	$11.31241	215,221
01/01/2015 to 12/31/2015	$11.31241	$10.01642	198,350
01/01/2016 to 12/31/2016	$10.01642	$10.72862	197,132
01/01/2017 to 12/31/2017	$10.72862	$12.76008	226,655
01/01/2018 to 12/31/2018	$12.76008	$10.88551	144,290
01/01/2019 to 12/31/2019	$10.88551	$12.73850	162,222
ProFund VP Financials
02/04/2013 to 12/31/2013	$7.42326	$9.19359	186,474
01/01/2014 to 12/31/2014	$9.19359	$10.31365	181,847
01/01/2015 to 12/31/2015	$10.31365	$10.09347	195,122
01/01/2016 to 12/31/2016	$10.09347	$11.56425	188,858
01/01/2017 to 12/31/2017	$11.56425	$13.57905	238,851
01/01/2018 to 12/31/2018	$13.57905	$12.08340	177,816
01/01/2019 to 12/31/2019	$12.08340	$15.63876	160,954
ProFund VP Health Care
02/04/2013 to 12/31/2013	$12.47412	$16.18833	207,388
01/01/2014 to 12/31/2014	$16.18833	$19.89460	270,049
01/01/2015 to 12/31/2015	$19.89460	$20.75816	284,139
01/01/2016 to 12/31/2016	$20.75816	$19.78767	224,976
01/01/2017 to 12/31/2017	$19.78767	$23.77169	221,459
01/01/2018 to 12/31/2018	$23.77169	$24.66388	248,807
01/01/2019 to 12/31/2019	$24.66388	$29.25028	202,418
ProFund VP Industrials
02/04/2013 to 12/31/2013	$15.27431	$19.82217	50,850
01/01/2014 to 12/31/2014	$19.82217	$20.79174	43,236
01/01/2015 to 12/31/2015	$20.79174	$19.95009	41,542
01/01/2016 to 12/31/2016	$19.95009	$23.29843	63,562
01/01/2017 to 12/31/2017	$23.29843	$28.33174	67,240
01/01/2018 to 12/31/2018	$28.33174	$24.55376	47,391
01/01/2019 to 12/31/2019	$24.55376	$31.83275	47,937

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Internet
02/04/2013 to 12/31/2013	$33.35789	$46.52962	27,156
01/01/2014 to 12/31/2014	$46.52962	$46.74583	21,065
01/01/2015 to 12/31/2015	$46.74583	$55.89433	41,075
01/01/2016 to 12/31/2016	$55.89433	$58.60226	24,263
01/01/2017 to 12/31/2017	$58.60226	$79.21173	28,412
01/01/2018 to 12/31/2018	$79.21173	$82.57682	26,649
01/01/2019 to 12/31/2019	$82.57682	$96.82708	21,290
ProFund VP Japan
02/04/2013 to 12/31/2013	$8.49392	$11.84800	121,931
01/01/2014 to 12/31/2014	$11.84800	$12.15075	97,188
01/01/2015 to 12/31/2015	$12.15075	$12.77302	138,612
01/01/2016 to 12/31/2016	$12.77302	$12.74253	95,620
01/01/2017 to 12/31/2017	$12.74253	$14.99587	108,456
01/01/2018 to 12/31/2018	$14.99587	$13.16454	82,224
01/01/2019 to 12/31/2019	$13.16454	$15.69453	80,010
ProFund VP Large-Cap Growth
02/04/2013 to 12/31/2013	$13.20711	$16.58549	222,473
01/01/2014 to 12/31/2014	$16.58549	$18.60783	289,356
01/01/2015 to 12/31/2015	$18.60783	$19.18142	250,498
01/01/2016 to 12/31/2016	$19.18142	$20.01260	202,866
01/01/2017 to 12/31/2017	$20.01260	$24.91135	206,775
01/01/2018 to 12/31/2018	$24.91135	$24.28832	143,270
01/01/2019 to 12/31/2019	$24.28832	$31.10171	151,543
ProFund VP Large-Cap Value
02/04/2013 to 12/31/2013	$11.72912	$14.24242	134,528
01/01/2014 to 12/31/2014	$14.24242	$15.63192	265,861
01/01/2015 to 12/31/2015	$15.63192	$14.79497	194,928
01/01/2016 to 12/31/2016	$14.79497	$16.96711	202,387
01/01/2017 to 12/31/2017	$16.96711	$19.12167	188,929
01/01/2018 to 12/31/2018	$19.12167	$16.97797	152,164
01/01/2019 to 12/31/2019	$16.97797	$21.88974	136,084
ProFund VP Mid-Cap Growth
02/04/2013 to 12/31/2013	$17.32642	$21.05928	174,753
01/01/2014 to 12/31/2014	$21.05928	$22.15511	163,134
01/01/2015 to 12/31/2015	$22.15511	$22.07355	186,057
01/01/2016 to 12/31/2016	$22.07355	$24.75396	164,683
01/01/2017 to 12/31/2017	$24.75396	$29.09543	147,359
01/01/2018 to 12/31/2018	$29.09543	$25.44313	130,102
01/01/2019 to 12/31/2019	$25.44313	$31.40572	119,002
ProFund VP Mid-Cap Value
02/04/2013 to 12/31/2013	$16.88684	$20.73660	193,984
01/01/2014 to 12/31/2014	$20.73660	$22.70025	148,093
01/01/2015 to 12/31/2015	$22.70025	$20.69789	106,849
01/01/2016 to 12/31/2016	$20.69789	$25.56887	170,877
01/01/2017 to 12/31/2017	$25.56887	$28.09773	106,840
01/01/2018 to 12/31/2018	$28.09773	$24.20448	91,879
01/01/2019 to 12/31/2019	$24.20448	$29.83812	90,654
ProFund VP NASDAQ-100
02/04/2013 to 12/31/2013	$8.15236	$10.67982	457,085
01/01/2014 to 12/31/2014	$10.67982	$12.41477	428,820
01/01/2015 to 12/31/2015	$12.41477	$13.25345	419,427
01/01/2016 to 12/31/2016	$13.25345	$13.85955	274,058
01/01/2017 to 12/31/2017	$13.85955	$17.95172	369,355
01/01/2018 to 12/31/2018	$17.95172	$17.50102	261,970
01/01/2019 to 12/31/2019	$17.50102	$23.76866	245,566

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Oil & Gas
02/04/2013 to 12/31/2013	$23.09940	$26.37068	142,506
01/01/2014 to 12/31/2014	$26.37068	$23.35223	164,063
01/01/2015 to 12/31/2015	$23.35223	$17.77804	230,957
01/01/2016 to 12/31/2016	$17.77804	$21.93451	227,441
01/01/2017 to 12/31/2017	$21.93451	$21.10051	203,858
01/01/2018 to 12/31/2018	$21.10051	$16.72330	164,099
01/01/2019 to 12/31/2019	$16.72330	$18.02925	123,052
ProFund VP Pharmaceuticals
02/04/2013 to 12/31/2013	$11.16750	$13.71886	55,848
01/01/2014 to 12/31/2014	$13.71886	$16.26831	92,394
01/01/2015 to 12/31/2015	$16.26831	$16.88077	117,398
01/01/2016 to 12/31/2016	$16.88077	$16.14515	68,933
01/01/2017 to 12/31/2017	$16.14515	$17.70185	73,179
01/01/2018 to 12/31/2018	$17.70185	$16.49612	55,865
01/01/2019 to 12/31/2019	$16.49612	$18.69011	52,705
ProFund VP Precious Metals
02/04/2013 to 12/31/2013	$15.63958	$10.10607	326,483
01/01/2014 to 12/31/2014	$10.10607	$7.64416	475,057
01/01/2015 to 12/31/2015	$7.64416	$5.09960	760,919
01/01/2016 to 12/31/2016	$5.09960	$7.89451	574,072
01/01/2017 to 12/31/2017	$7.89451	$8.25733	343,317
01/01/2018 to 12/31/2018	$8.25733	$7.09843	350,023
01/01/2019 to 12/31/2019	$7.09843	$10.29484	605,999
ProFund VP Real Estate
02/04/2013 to 12/31/2013	$23.26373	$22.21991	70,779
01/01/2014 to 12/31/2014	$22.21991	$27.59787	110,898
01/01/2015 to 12/31/2015	$27.59787	$27.50732	101,839
01/01/2016 to 12/31/2016	$27.50732	$28.89304	74,741
01/01/2017 to 12/31/2017	$28.89304	$31.01624	67,000
01/01/2018 to 12/31/2018	$31.01624	$29.05818	54,454
01/01/2019 to 12/31/2019	$29.05818	$36.59429	60,590
ProFund VP Rising Rates Opportunity
02/04/2013 to 12/31/2013	$2.59396	$2.87984	675,015
01/01/2014 to 12/31/2014	$2.87984	$1.99535	1,232,465
01/01/2015 to 12/31/2015	$1.99535	$1.95092	753,860
01/01/2016 to 12/31/2016	$1.95092	$1.83830	551,666
01/01/2017 to 12/31/2017	$1.83830	$1.60891	510,664
01/01/2018 to 12/31/2018	$1.60891	$1.66497	382,978
01/01/2019 to 12/31/2019	$1.66497	$1.36607	276,431
ProFund VP Semiconductor
02/04/2013 to 12/31/2013	$6.78153	$8.51972	20,934
01/01/2014 to 12/31/2014	$8.51972	$11.38706	47,528
01/01/2015 to 12/31/2015	$11.38706	$10.98775	49,386
01/01/2016 to 12/31/2016	$10.98775	$13.94108	69,965
01/01/2017 to 12/31/2017	$13.94108	$18.77522	56,974
01/01/2018 to 12/31/2018	$18.77522	$16.74395	44,338
01/01/2019 to 12/31/2019	$16.74395	$24.91518	59,238
ProFund VP Short Mid-Cap
02/04/2013 to 12/31/2013	$3.41648	$2.63579	12,164
01/01/2014 to 12/31/2014	$2.63579	$2.29291	40,123
01/01/2015 to 12/31/2015	$2.29291	$2.23913	24,945
01/01/2016 to 12/31/2016	$2.23913	$1.77543	29,667
01/01/2017 to 12/31/2017	$1.77543	$1.50184	49,318
01/01/2018 to 12/31/2018	$1.50184	$1.65568	39,770
01/01/2019 to 12/31/2019	$1.65568	$1.29668	18,689

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Short NASDAQ-100
02/04/2013 to 12/31/2013	$2.49686	$1.79678	76,359
01/01/2014 to 12/31/2014	$1.79678	$1.43903	48,202
01/01/2015 to 12/31/2015	$1.43903	$1.24327	72,141
01/01/2016 to 12/31/2016	$1.24327	$1.11094	181,490
01/01/2017 to 12/31/2017	$1.11094	$0.82512	224,779
01/01/2018 to 12/31/2018	$0.82512	$0.79616	255,381
01/01/2019 to 12/31/2019	$0.79616	$0.56900	140,974
ProFund VP Short Small-Cap
02/04/2013 to 12/31/2013	$3.35147	$2.43499	25,593
01/01/2014 to 12/31/2014	$2.43499	$2.19578	54,092
01/01/2015 to 12/31/2015	$2.19578	$2.16357	46,092
01/01/2016 to 12/31/2016	$2.16357	$1.68537	62,604
01/01/2017 to 12/31/2017	$1.68537	$1.43654	85,866
01/01/2018 to 12/31/2018	$1.43654	$1.57540	68,600
01/01/2019 to 12/31/2019	$1.57540	$1.23989	46,228
ProFund VP Small-Cap Growth
02/04/2013 to 12/31/2013	$17.92141	$23.61368	246,118
01/01/2014 to 12/31/2014	$23.61368	$23.97002	137,811
01/01/2015 to 12/31/2015	$23.97002	$24.09350	168,091
01/01/2016 to 12/31/2016	$24.09350	$28.78066	146,587
01/01/2017 to 12/31/2017	$28.78066	$32.30234	125,794
01/01/2018 to 12/31/2018	$32.30234	$30.24674	89,702
01/01/2019 to 12/31/2019	$30.24674	$35.79482	76,449
ProFund VP Small-Cap Value
02/04/2013 to 12/31/2013	$14.60719	$19.03447	133,615
01/01/2014 to 12/31/2014	$19.03447	$20.01025	104,867
01/01/2015 to 12/31/2015	$20.01025	$18.23453	94,036
01/01/2016 to 12/31/2016	$18.23453	$23.32939	151,586
01/01/2017 to 12/31/2017	$23.32939	$25.42900	105,005
01/01/2018 to 12/31/2018	$25.42900	$21.67162	84,243
01/01/2019 to 12/31/2019	$21.67162	$26.38899	74,899
ProFund VP Technology
02/04/2013 to 12/31/2013	$6.51938	$8.04774	98,883
01/01/2014 to 12/31/2014	$8.04774	$9.44377	151,597
01/01/2015 to 12/31/2015	$9.44377	$9.60780	202,812
01/01/2016 to 12/31/2016	$9.60780	$10.72365	168,876
01/01/2017 to 12/31/2017	$10.72365	$14.40264	177,994
01/01/2018 to 12/31/2018	$14.40264	$13.98012	156,306
01/01/2019 to 12/31/2019	$13.98012	$20.16494	142,513
ProFund VP Telecommunications
02/04/2013 to 12/31/2013	$6.71010	$7.15850	49,347
01/01/2014 to 12/31/2014	$7.15850	$7.15222	66,854
01/01/2015 to 12/31/2015	$7.15222	$7.21387	65,108
01/01/2016 to 12/31/2016	$7.21387	$8.71921	139,094
01/01/2017 to 12/31/2017	$8.71921	$8.47873	126,171
01/01/2018 to 12/31/2018	$8.47873	$7.15106	89,499
01/01/2019 to 12/31/2019	$7.15106	$8.15381	73,258
ProFund VP U.S. Government Plus
02/04/2013 to 12/31/2013	$20.20956	$17.03654	127,113
01/01/2014 to 12/31/2014	$17.03654	$23.08528	199,538
01/01/2015 to 12/31/2015	$23.08528	$21.64137	124,443
01/01/2016 to 12/31/2016	$21.64137	$21.43494	109,120
01/01/2017 to 12/31/2017	$21.43494	$23.31636	112,457
01/01/2018 to 12/31/2018	$23.31636	$21.90777	86,676
01/01/2019 to 12/31/2019	$21.90777	$25.73125	66,240

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP UltraBull
02/04/2013 to 12/31/2013	$7.92160	$12.04891	217,693
01/01/2014 to 12/31/2014	$12.04891	$14.75247	148,741
01/01/2015 to 12/31/2015	$14.75247	$14.23403	127,196
01/01/2016 to 12/31/2016	$14.23403	$16.77212	93,818
01/01/2017 to 12/31/2017	$16.77212	$23.49834	121,567
01/01/2018 to 12/31/2018	$23.49834	$19.72499	98,008
01/01/2019 to 12/31/2019	$19.72499	$31.38786	88,941
ProFund VP UltraMid-Cap
02/04/2013 to 12/31/2013	$17.02618	$25.30433	82,594
01/01/2014 to 12/31/2014	$25.30433	$28.99706	86,748
01/01/2015 to 12/31/2015	$28.99706	$26.17300	95,014
01/01/2016 to 12/31/2016	$26.17300	$35.86125	103,555
01/01/2017 to 12/31/2017	$35.86125	$45.91039	92,367
01/01/2018 to 12/31/2018	$45.91039	$33.40056	67,228
01/01/2019 to 12/31/2019	$33.40056	$49.04169	57,967
ProFund VP UltraNASDAQ-100
02/04/2013 to 12/31/2013	$1.86493	$3.19725	2,805,778
01/01/2014 to 12/31/2014	$3.19725	$4.31486	3,540,961
01/01/2015 to 12/31/2015	$4.31486	$4.86993	3,654,654
01/01/2016 to 12/31/2016	$4.86993	$5.25551	3,100,750
01/01/2017 to 12/31/2017	$5.25551	$8.78935	2,625,821
01/01/2018 to 12/31/2018	$8.78935	$7.89085	2,459,337
01/01/2019 to 12/31/2019	$7.89085	$14.08502	638,284
ProFund VP UltraSmall-Cap
02/04/2013 to 12/31/2013	$10.77115	$17.78702	98,985
01/01/2014 to 12/31/2014	$17.78702	$18.62200	69,753
01/01/2015 to 12/31/2015	$18.62200	$16.10045	88,254
01/01/2016 to 12/31/2016	$16.10045	$22.32907	116,281
01/01/2017 to 12/31/2017	$22.32907	$27.77443	92,610
01/01/2018 to 12/31/2018	$27.77443	$20.15599	70,378
01/01/2019 to 12/31/2019	$20.15599	$29.50271	55,579
ProFund VP Utilities
02/04/2013 to 12/31/2013	$13.27377	$14.30671	139,022
01/01/2014 to 12/31/2014	$14.30671	$17.89278	230,133
01/01/2015 to 12/31/2015	$17.89278	$16.63832	145,740
01/01/2016 to 12/31/2016	$16.63832	$19.02243	166,540
01/01/2017 to 12/31/2017	$19.02243	$20.90980	182,084
01/01/2018 to 12/31/2018	$20.90980	$21.37243	170,466
01/01/2019 to 12/31/2019	$21.37243	$26.09083	160,971
PSF SP International Growth Portfolio
02/04/2013 to 12/31/2013	$14.03221	$16.09589	59,473
01/01/2014 to 12/31/2014	$16.09589	$15.07745	59,533
01/01/2015 to 12/31/2015	$15.07745	$15.48379	69,852
01/01/2016 to 12/31/2016	$15.48379	$14.83221	43,276
01/01/2017 to 12/31/2017	$14.83221	$20.01328	55,561
01/01/2018 to 12/31/2018	$20.01328	$17.33526	42,978
01/01/2019 to 12/31/2019	$17.33526	$22.79965	36,949
Wells Fargo VT International Equity Fund - Class 1
02/04/2013 to 12/31/2013	$15.61330	$18.10304	111,142
01/01/2014 to 12/31/2014	$18.10304	$17.03214	110,933
01/01/2015 to 12/31/2015	$17.03214	$17.30996	166,509
01/01/2016 to 12/31/2016	$17.30996	$17.75740	147,868
01/01/2017 to 12/31/2017	$17.75740	$22.02768	155,207
01/01/2018 to 12/31/2018	$22.02768	$18.19433	135,358
01/01/2019 to 12/31/2019	$18.19433	$20.87830	119,123

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Omega Growth Fund - Class 1
02/04/2013 to 12/31/2013	$17.38763	$23.32445	126,037
01/01/2014 to 12/31/2014	$23.32445	$24.12008	114,255
01/01/2015 to 12/31/2015	$24.12008	$24.35173	106,941
01/01/2016 to 12/31/2016	$24.35173	$24.37925	86,987
01/01/2017 to 12/31/2017	$24.37925	$32.68691	81,122
01/01/2018 to 12/31/2018	$32.68691	$32.64186	80,911
01/01/2019 to 12/31/2019	$32.64186	$44.55658	86,490
Wells Fargo VT Small Cap Growth Fund - Class 1
02/04/2013 to 12/31/2013	$13.15520	$18.78899	81,681
01/01/2014 to 12/31/2014	$18.78899	$18.35443	91,566
01/01/2015 to 12/31/2015	$18.35443	$17.75472	109,834
01/01/2016 to 12/31/2016	$17.75472	$19.06896	106,228
01/01/2017 to 12/31/2017	$19.06896	$23.89723	118,878
01/01/2018 to 12/31/2018	$23.89723	$24.09111	122,945
01/01/2019 to 12/31/2019	$24.09111	$29.99263	109,780
*Denotes the start date of these sub-accounts

ASXT SIX
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps
(3.05%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13423	$13.17192	65,536
01/01/2011 to 12/31/2011	$13.17192	$12.43126	29,622
01/01/2012 to 12/31/2012	$12.43126	$13.56586	36,253
01/01/2013 to 12/31/2013	$13.56586	$14.46408	11,985
01/01/2014 to 12/31/2014	$14.46408	$14.55840	21,734
01/01/2015 to 12/31/2015	$14.55840	$13.65997	12,885
01/01/2016 to 12/31/2016	$13.65997	$14.08352	6,722
01/01/2017 to 12/31/2017	$14.08352	$15.37365	19,724
01/01/2018 to 12/31/2018	$15.37365	$13.68977	3,906
01/01/2019 to 12/31/2019	$13.68977	$15.40315	11,000
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$12.32995	$13.59257	52,061
01/01/2011 to 12/31/2011	$13.59257	$13.19353	26,435
01/01/2012 to 12/31/2012	$13.19353	$14.53629	36,464
01/01/2013 to 12/31/2013	$14.53629	$16.42647	19,293
01/01/2014 to 12/31/2014	$16.42647	$16.89820	28,366
01/01/2015 to 12/31/2015	$16.89820	$16.51440	13,993
01/01/2016 to 12/31/2016	$16.51440	$17.14989	9,439
01/01/2017 to 12/31/2017	$17.14989	$19.44290	8,027
01/01/2018 to 12/31/2018	$19.44290	$17.73716	3,043
01/01/2019 to 12/31/2019	$17.73716	$20.95535	10,133
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$11.85733	$12.86591	39,827
01/01/2011 to 12/31/2011	$12.86591	$12.24761	16,831
01/01/2012 to 12/31/2012	$12.24761	$13.09430	20,040
01/01/2013 to 12/31/2013	$13.09430	$14.27418	5,148
01/01/2014 to 12/31/2014	$14.27418	$14.55015	10,773
01/01/2015 to 12/31/2015	$14.55015	$14.08292	6,595
01/01/2016 to 12/31/2016	$14.08292	$14.31192	3,041
01/01/2017 to 12/31/2017	$14.31192	$16.12922	6,745
01/01/2018 to 12/31/2018	$16.12922	$14.39900	2,025
01/01/2019 to 12/31/2019	$14.39900	$16.47937	4,983
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99745	$11.52409	0
01/01/2014 to 12/31/2014	$11.52409	$12.64404	0
01/01/2015 to 12/31/2015	$12.64404	$12.47014	0
01/01/2016 to 12/31/2016	$12.47014	$13.38475	0
01/01/2017 to 12/31/2017	$13.38475	$15.85046	0
01/01/2018 to 12/31/2018	$15.85046	$14.11453	0
01/01/2019 to 12/31/2019	$14.11453	$16.77372	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.96015	$13.02349	131,786
01/01/2011 to 12/31/2011	$13.02349	$12.47353	52,667
01/01/2012 to 12/31/2012	$12.47353	$13.60110	56,424
01/01/2013 to 12/31/2013	$13.60110	$15.51347	26,419
01/01/2014 to 12/31/2014	$15.51347	$16.02123	35,868
01/01/2015 to 12/31/2015	$16.02123	$15.60653	19,466
01/01/2016 to 12/31/2016	$15.60653	$16.08478	10,566
01/01/2017 to 12/31/2017	$16.08478	$17.92023	9,394
01/01/2018 to 12/31/2018	$17.92023	$16.51349	3,621
01/01/2019 to 12/31/2019	$16.51349	$19.11860	4,491
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99745	$9.07909	0
01/01/2012 to 12/31/2012	$9.07909	$9.84874	0
01/01/2013 to 12/31/2013	$9.84874	$10.58473	3,133
01/01/2014 to 12/31/2014	$10.58473	$10.76426	3,650
01/01/2015 to 12/31/2015	$10.76426	$10.12275	1,167
01/01/2016 to 12/31/2016	$10.12275	$10.49795	630
01/01/2017 to 12/31/2017	$10.49795	$11.46232	277
01/01/2018 to 12/31/2018	$11.46232	$10.52425	89
01/01/2019 to 12/31/2019	$10.52425	$12.00129	161
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.41264	$10.48881	8,917
01/01/2011 to 12/31/2011	$10.48881	$10.39821	3,150
01/01/2012 to 12/31/2012	$10.39821	$10.55386	3,391
01/01/2013 to 12/31/2013	$10.55386	$10.00959	590
01/01/2014 to 12/31/2014	$10.00959	$9.69502	546
01/01/2015 to 12/31/2015	$9.69502	$9.44474	376
01/01/2016 to 12/31/2016	$9.44474	$9.30721	302
01/01/2017 to 12/31/2017	$9.30721	$9.17786	312
01/01/2018 to 12/31/2018	$9.17786	$8.96257	245
01/01/2019 to 12/31/2019	$8.96257	$9.09083	17
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97629	$11.46296	174,087
01/01/2011 to 12/31/2011	$11.46296	$11.46724	92,726
01/01/2012 to 12/31/2012	$11.46724	$12.15323	96,820
01/01/2013 to 12/31/2013	$12.15323	$11.56610	35,919
01/01/2014 to 12/31/2014	$11.56610	$11.68773	32,447
01/01/2015 to 12/31/2015	$11.68773	$11.09239	10,690
01/01/2016 to 12/31/2016	$11.09239	$11.20959	6,473
01/01/2017 to 12/31/2017	$11.20959	$11.34268	8,466
01/01/2018 to 12/31/2018	$11.34268	$10.92236	2,599
01/01/2019 to 12/31/2019	$10.92236	$11.56618	7,115
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.51126	$10.26888	0
01/01/2011 to 12/31/2011	$10.26888	$11.54677	0
01/01/2012 to 12/31/2012	$11.54677	$11.84987	57,097
01/01/2013 to 12/31/2013	$11.84987	$10.93332	75,887
01/01/2014 to 12/31/2014	$10.93332	$11.05193	30,895
01/01/2015 to 12/31/2015	$11.05193	$10.82962	25,134
01/01/2016 to 12/31/2016	$10.82962	$10.65201	16,045
01/01/2017 to 12/31/2017	$10.65201	$10.40648	18,460
01/01/2018 to 12/31/2018	$10.40648	$10.14435	107,109
01/01/2019 to 12/31/2019	$10.14435	$9.97252	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18840	$9.96331	67,081
01/01/2011 to 12/31/2011	$9.96331	$11.46436	5,989
01/01/2012 to 12/31/2012	$11.46436	$11.81648	3,224
01/01/2013 to 12/31/2013	$11.81648	$10.70951	100,166
01/01/2014 to 12/31/2014	$10.70951	$11.02243	58,122
01/01/2015 to 12/31/2015	$11.02243	$10.84945	72,462
01/01/2016 to 12/31/2016	$10.84945	$10.72518	59,214
01/01/2017 to 12/31/2017	$10.72518	$10.49099	22,390
01/01/2018 to 12/31/2018	$10.49099	$10.19900	24,210
01/01/2019 to 12/31/2019	$10.19900	$10.23382	78,566
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99661	$10.86825	55,827
01/01/2011 to 12/31/2011	$10.86825	$12.67668	479,189
01/01/2012 to 12/31/2012	$12.67668	$13.12442	250,845
01/01/2013 to 12/31/2013	$13.12442	$11.83332	78,873
01/01/2014 to 12/31/2014	$11.83332	$12.35365	169,047
01/01/2015 to 12/31/2015	$12.35365	$12.19038	135,676
01/01/2016 to 12/31/2016	$12.19038	$12.05982	107,083
01/01/2017 to 12/31/2017	$12.05982	$11.87777	39,969
01/01/2018 to 12/31/2018	$11.87777	$11.52135	45,222
01/01/2019 to 12/31/2019	$11.52135	$11.73599	18,532
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99745	$11.86808	148,179
01/01/2012 to 12/31/2012	$11.86808	$12.17835	231,919
01/01/2013 to 12/31/2013	$12.17835	$10.65620	25,469
01/01/2014 to 12/31/2014	$10.65620	$11.40245	15,562
01/01/2015 to 12/31/2015	$11.40245	$11.28653	63,122
01/01/2016 to 12/31/2016	$11.28653	$11.14290	56,736
01/01/2017 to 12/31/2017	$11.14290	$10.97341	30,470
01/01/2018 to 12/31/2018	$10.97341	$10.62125	31,856
01/01/2019 to 12/31/2019	$10.62125	$10.90390	26,195
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99662	$10.26629	77,251
01/01/2013 to 12/31/2013	$10.26629	$8.93791	685,322
01/01/2014 to 12/31/2014	$8.93791	$9.75885	475,047
01/01/2015 to 12/31/2015	$9.75885	$9.71746	181,993
01/01/2016 to 12/31/2016	$9.71746	$9.60176	146,254
01/01/2017 to 12/31/2017	$9.60176	$9.46757	141,379
01/01/2018 to 12/31/2018	$9.46757	$9.15306	139,108
01/01/2019 to 12/31/2019	$9.15306	$9.45152	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99830	$8.63809	347,529
01/01/2014 to 12/31/2014	$8.63809	$9.59655	177,322
01/01/2015 to 12/31/2015	$9.59655	$9.56811	10,739
01/01/2016 to 12/31/2016	$9.56811	$9.45386	10,735
01/01/2017 to 12/31/2017	$9.45386	$9.32049	10,732
01/01/2018 to 12/31/2018	$9.32049	$8.97654	10,728
01/01/2019 to 12/31/2019	$8.97654	$9.39531	10,724
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99830	$11.15903	16,526
01/01/2015 to 12/31/2015	$11.15903	$11.03498	330,937
01/01/2016 to 12/31/2016	$11.03498	$10.96374	5,209
01/01/2017 to 12/31/2017	$10.96374	$10.82471	5,260
01/01/2018 to 12/31/2018	$10.82471	$10.41563	96,691
01/01/2019 to 12/31/2019	$10.41563	$10.97828	67,275

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99830	$9.81132	181,833
01/01/2016 to 12/31/2016	$9.81132	$9.71032	274,087
01/01/2017 to 12/31/2017	$9.71032	$9.64288	225,397
01/01/2018 to 12/31/2018	$9.64288	$9.25003	247,437
01/01/2019 to 12/31/2019	$9.25003	$9.86736	75,349
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99662	$9.75403	378,937
01/01/2017 to 12/31/2017	$9.75403	$9.71124	308,557
01/01/2018 to 12/31/2018	$9.71124	$9.29490	334,853
01/01/2019 to 12/31/2019	$9.29490	$9.97447	190,723
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99661	$9.90917	1,781
01/01/2018 to 12/31/2018	$9.90917	$9.40790	2,547
01/01/2019 to 12/31/2019	$9.40790	$10.17804	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99661	$9.53824	0
01/01/2019 to 12/31/2019	$9.53824	$10.38454	2,438
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99830	$11.09122	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22725	$13.44012	112,968
01/01/2011 to 12/31/2011	$13.44012	$12.71472	48,818
01/01/2012 to 12/31/2012	$12.71472	$14.01774	64,061
01/01/2013 to 12/31/2013	$14.01774	$16.67266	34,911
01/01/2014 to 12/31/2014	$16.67266	$17.29480	31,756
01/01/2015 to 12/31/2015	$17.29480	$16.85680	17,277
01/01/2016 to 12/31/2016	$16.85680	$17.46123	13,019
01/01/2017 to 12/31/2017	$17.46123	$19.95897	8,986
01/01/2018 to 12/31/2018	$19.95897	$18.14380	2,409
01/01/2019 to 12/31/2019	$18.14380	$21.50410	4,496
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99745	$11.52104	0
01/01/2014 to 12/31/2014	$11.52104	$12.68979	237
01/01/2015 to 12/31/2015	$12.68979	$11.86328	106
01/01/2016 to 12/31/2016	$11.86328	$13.21562	94
01/01/2017 to 12/31/2017	$13.21562	$15.17196	79
01/01/2018 to 12/31/2018	$15.17196	$14.00575	47
01/01/2019 to 12/31/2019	$14.00575	$17.79232	0
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$13.84184	$16.13064	5,671
01/01/2011 to 12/31/2011	$16.13064	$14.85134	2,697
01/01/2012 to 12/31/2012	$14.85134	$18.25697	2,502
01/01/2013 to 12/31/2013	$18.25697	$18.46963	757
01/01/2014 to 12/31/2014	$18.46963	$20.39964	1,542
01/01/2015 to 12/31/2015	$20.39964	$19.75964	470
01/01/2016 to 12/31/2016	$19.75964	$19.33010	271
01/01/2017 to 12/31/2017	$19.33010	$20.78249	376
01/01/2018 to 12/31/2018	$20.78249	$19.19633	0
01/01/2019 to 12/31/2019	$19.19633	$23.28728	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.41408	$17.98463	2,762
01/01/2011 to 12/31/2011	$17.98463	$18.58624	1,055
01/01/2012 to 12/31/2012	$18.58624	$20.78393	1,973
01/01/2013 to 12/31/2013	$20.78393	$20.78128	973
01/01/2014 to 12/31/2014	$20.78128	$26.37632	1,299
01/01/2015 to 12/31/2015	$26.37632	$26.81074	824
01/01/2016 to 12/31/2016	$26.81074	$27.24708	279
01/01/2017 to 12/31/2017	$27.24708	$28.06837	333
01/01/2018 to 12/31/2018	$28.06837	$25.91371	0
01/01/2019 to 12/31/2019	$25.91371	$32.96635	0
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$12.21412	$13.54265	69,693
01/01/2011 to 12/31/2011	$13.54265	$12.93283	27,636
01/01/2012 to 12/31/2012	$12.93283	$13.87100	29,060
01/01/2013 to 12/31/2013	$13.87100	$15.43301	12,216
01/01/2014 to 12/31/2014	$15.43301	$15.43379	13,448
01/01/2015 to 12/31/2015	$15.43379	$15.11138	7,606
01/01/2016 to 12/31/2016	$15.11138	$15.27483	5,990
01/01/2017 to 12/31/2017	$15.27483	$17.24991	2,457
01/01/2018 to 12/31/2018	$17.24991	$15.42577	1,475
01/01/2019 to 12/31/2019	$15.42577	$17.94645	1,302
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$11.77962	$12.74499	48,976
01/01/2011 to 12/31/2011	$12.74499	$12.29438	29,103
01/01/2012 to 12/31/2012	$12.29438	$13.12610	27,510
01/01/2013 to 12/31/2013	$13.12610	$13.97562	3,763
01/01/2014 to 12/31/2014	$13.97562	$14.09699	12,688
01/01/2015 to 12/31/2015	$14.09699	$13.54278	15,831
01/01/2016 to 12/31/2016	$13.54278	$13.82089	6,097
01/01/2017 to 12/31/2017	$13.82089	$15.04653	7,390
01/01/2018 to 12/31/2018	$15.04653	$13.55566	3,375
01/01/2019 to 12/31/2019	$13.55566	$15.24784	10,730
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67342	$15.57605	11,365
01/01/2011 to 12/31/2011	$15.57605	$15.29838	2,764
01/01/2012 to 12/31/2012	$15.29838	$17.15805	5,135
01/01/2013 to 12/31/2013	$17.15805	$23.09162	1,883
01/01/2014 to 12/31/2014	$23.09162	$23.99874	5,106
01/01/2015 to 12/31/2015	$23.99874	$21.98832	2,218
01/01/2016 to 12/31/2016	$21.98832	$26.50272	2,991
01/01/2017 to 12/31/2017	$26.50272	$28.82861	1,876
01/01/2018 to 12/31/2018	$28.82861	$24.01384	101
01/01/2019 to 12/31/2019	$24.01384	$28.55169	298
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.80078	$9.50418	66,807
01/01/2011 to 12/31/2011	$9.50418	$9.21691	22,753
01/01/2012 to 12/31/2012	$9.21691	$8.93594	21,654
01/01/2013 to 12/31/2013	$8.93594	$8.66333	38,219
01/01/2014 to 12/31/2014	$8.66333	$8.39917	34,608
01/01/2015 to 12/31/2015	$8.39917	$8.14297	10,538
01/01/2016 to 12/31/2016	$8.14297	$7.89524	3,237
01/01/2017 to 12/31/2017	$7.89524	$7.68106	1,578
01/01/2018 to 12/31/2018	$7.68106	$7.54238	1,173
01/01/2019 to 12/31/2019	$7.54238	$7.43589	619

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$12.43203	$13.68018	10,081
01/01/2011 to 12/31/2011	$13.68018	$13.68453	2,509
01/01/2012 to 12/31/2012	$13.68453	$15.10704	5,003
01/01/2013 to 12/31/2013	$15.10704	$15.69801	4,092
01/01/2014 to 12/31/2014	$15.69801	$15.60847	4,193
01/01/2015 to 12/31/2015	$15.60847	$14.59314	158
01/01/2016 to 12/31/2016	$14.59314	$16.32769	1,439
01/01/2017 to 12/31/2017	$16.32769	$17.01384	90
01/01/2018 to 12/31/2018	$17.01384	$16.16445	33
01/01/2019 to 12/31/2019	$16.16445	$18.06922	30
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64759	$13.87561	14,237
01/01/2011 to 12/31/2011	$13.87561	$12.89017	2,571
01/01/2012 to 12/31/2012	$12.89017	$14.60658	3,452
01/01/2013 to 12/31/2013	$14.60658	$19.80633	2,533
01/01/2014 to 12/31/2014	$19.80633	$21.84200	2,755
01/01/2015 to 12/31/2015	$21.84200	$19.51637	1,714
01/01/2016 to 12/31/2016	$19.51637	$22.68548	873
01/01/2017 to 12/31/2017	$22.68548	$26.21723	1,408
01/01/2018 to 12/31/2018	$26.21723	$21.81645	427
01/01/2019 to 12/31/2019	$21.81645	$27.39578	1,402
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.18206	$14.63316	11,291
01/01/2011 to 12/31/2011	$14.63316	$12.35377	3,255
01/01/2012 to 12/31/2012	$12.35377	$14.41562	4,810
01/01/2013 to 12/31/2013	$14.41562	$16.63952	2,931
01/01/2014 to 12/31/2014	$16.63952	$15.24057	3,701
01/01/2015 to 12/31/2015	$15.24057	$15.24080	2,164
01/01/2016 to 12/31/2016	$15.24080	$14.21873	923
01/01/2017 to 12/31/2017	$14.21873	$18.67047	1,564
01/01/2018 to 12/31/2018	$18.67047	$15.68508	465
01/01/2019 to 12/31/2019	$15.68508	$20.08998	1,807
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01465	$14.01639	2,501
01/01/2011 to 12/31/2011	$14.01639	$11.88393	1,271
01/01/2012 to 12/31/2012	$11.88393	$13.44221	1,073
01/01/2013 to 12/31/2013	$13.44221	$15.56934	345
01/01/2014 to 12/31/2014	$15.56934	$14.08243	415
01/01/2015 to 12/31/2015	$14.08243	$13.76436	251
01/01/2016 to 12/31/2016	$13.76436	$13.42303	154
01/01/2017 to 12/31/2017	$13.42303	$15.98390	225
01/01/2018 to 12/31/2018	$15.98390	$12.99339	52
01/01/2019 to 12/31/2019	$12.99339	$15.11950	126
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$12.16569	$13.42460	32,414
01/01/2011 to 12/31/2011	$13.42460	$12.94178	14,505
01/01/2012 to 12/31/2012	$12.94178	$14.25066	12,999
01/01/2013 to 12/31/2013	$14.25066	$16.06556	2,443
01/01/2014 to 12/31/2014	$16.06556	$16.56691	3,605
01/01/2015 to 12/31/2015	$16.56691	$15.89335	1,743
01/01/2016 to 12/31/2016	$15.89335	$16.21380	694
01/01/2017 to 12/31/2017	$16.21380	$18.38629	1,004
01/01/2018 to 12/31/2018	$18.38629	$16.50846	129
01/01/2019 to 12/31/2019	$16.50846	$19.11476	236

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49762	$14.02444	15,984
01/01/2011 to 12/31/2011	$14.02444	$12.35294	3,646
01/01/2012 to 12/31/2012	$12.35294	$14.59931	4,897
01/01/2013 to 12/31/2013	$14.59931	$16.32824	2,837
01/01/2014 to 12/31/2014	$16.32824	$14.82251	3,439
01/01/2015 to 12/31/2015	$14.82251	$13.96868	1,733
01/01/2016 to 12/31/2016	$13.96868	$13.80530	460
01/01/2017 to 12/31/2017	$13.80530	$17.35196	2,443
01/01/2018 to 12/31/2018	$17.35196	$13.88128	1,107
01/01/2019 to 12/31/2019	$13.88128	$17.12163	4,282
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$11.58846	$12.05741	27,863
01/01/2011 to 12/31/2011	$12.05741	$11.71759	14,468
01/01/2012 to 12/31/2012	$11.71759	$12.57728	14,931
01/01/2013 to 12/31/2013	$12.57728	$13.53899	3,132
01/01/2014 to 12/31/2014	$13.53899	$13.84127	3,997
01/01/2015 to 12/31/2015	$13.84127	$13.39461	2,268
01/01/2016 to 12/31/2016	$13.39461	$13.48555	1,412
01/01/2017 to 12/31/2017	$13.48555	$14.66306	1,041
01/01/2018 to 12/31/2018	$14.66306	$13.48474	213
01/01/2019 to 12/31/2019	$13.48474	$14.98348	843
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.27125	$11.08508	692
01/01/2011 to 12/31/2011	$11.08508	$10.81864	502
01/01/2012 to 12/31/2012	$10.81864	$12.08098	5,202
01/01/2013 to 12/31/2013	$12.08098	$15.98715	3,955
01/01/2014 to 12/31/2014	$15.98715	$16.97273	1,311
01/01/2015 to 12/31/2015	$16.97273	$18.20501	137
01/01/2016 to 12/31/2016	$18.20501	$17.39269	49
01/01/2017 to 12/31/2017	$17.39269	$22.90618	0
01/01/2018 to 12/31/2018	$22.90618	$21.84586	0
01/01/2019 to 12/31/2019	$21.84586	$28.08483	0
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62973	$14.66343	10,205
01/01/2011 to 12/31/2011	$14.66343	$14.08713	6,178
01/01/2012 to 12/31/2012	$14.08713	$15.33193	5,047
01/01/2013 to 12/31/2013	$15.33193	$20.30662	4,771
01/01/2014 to 12/31/2014	$20.30662	$21.77222	5,355
01/01/2015 to 12/31/2015	$21.77222	$23.23422	1,841
01/01/2016 to 12/31/2016	$23.23422	$23.78353	1,480
01/01/2017 to 12/31/2017	$23.78353	$30.66791	658
01/01/2018 to 12/31/2018	$30.66791	$28.92830	276
01/01/2019 to 12/31/2019	$28.92830	$36.91742	245
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$13.27574	$14.42174	7,763
01/01/2011 to 12/31/2011	$14.42174	$13.54451	3,117
01/01/2012 to 12/31/2012	$13.54451	$16.16121	6,301
01/01/2013 to 12/31/2013	$16.16121	$19.99839	2,669
01/01/2014 to 12/31/2014	$19.99839	$20.09225	6,478
01/01/2015 to 12/31/2015	$20.09225	$19.19400	1,884
01/01/2016 to 12/31/2016	$19.19400	$19.93349	2,054
01/01/2017 to 12/31/2017	$19.93349	$23.93497	1,579
01/01/2018 to 12/31/2018	$23.93497	$20.98438	17
01/01/2019 to 12/31/2019	$20.98438	$26.43924	14

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99746	$10.22384	17,403
01/01/2013 to 12/31/2013	$10.22384	$11.78687	12,005
01/01/2014 to 12/31/2014	$11.78687	$12.01464	6,593
01/01/2015 to 12/31/2015	$12.01464	$11.50362	2,031
01/01/2016 to 12/31/2016	$11.50362	$11.63565	829
01/01/2017 to 12/31/2017	$11.63565	$13.14245	2,723
01/01/2018 to 12/31/2018	$13.14245	$11.68519	871
01/01/2019 to 12/31/2019	$11.68519	$13.90759	1,273
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.07012	$13.19825	19,094
01/01/2011 to 12/31/2011	$13.19825	$12.72029	5,650
01/01/2012 to 12/31/2012	$12.72029	$14.43854	12,520
01/01/2013 to 12/31/2013	$14.43854	$19.13659	7,446
01/01/2014 to 12/31/2014	$19.13659	$20.16893	7,479
01/01/2015 to 12/31/2015	$20.16893	$20.96737	3,288
01/01/2016 to 12/31/2016	$20.96737	$20.71797	1,593
01/01/2017 to 12/31/2017	$20.71797	$26.25673	2,715
01/01/2018 to 12/31/2018	$26.25673	$25.99864	294
01/01/2019 to 12/31/2019	$25.99864	$34.72853	1,005
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99746	$10.14266	0
01/01/2013 to 12/31/2013	$10.14266	$13.22644	0
01/01/2014 to 12/31/2014	$13.22644	$14.13337	0
01/01/2015 to 12/31/2015	$14.13337	$13.60326	0
01/01/2016 to 12/31/2016	$13.60326	$14.96277	1,540
01/01/2017 to 12/31/2017	$14.96277	$17.02337	0
01/01/2018 to 12/31/2018	$17.02337	$14.82628	0
01/01/2019 to 12/31/2019	$14.82628	$18.59253	0
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.39410	$15.56025	11,918
01/01/2011 to 12/31/2011	$15.56025	$14.63721	5,719
01/01/2012 to 12/31/2012	$14.63721	$16.97338	5,361
01/01/2013 to 12/31/2013	$16.97338	$21.75332	3,788
01/01/2014 to 12/31/2014	$21.75332	$23.52086	5,202
01/01/2015 to 12/31/2015	$23.52086	$21.50686	3,500
01/01/2016 to 12/31/2016	$21.50686	$21.19540	1,347
01/01/2017 to 12/31/2017	$21.19540	$26.11843	1,986
01/01/2018 to 12/31/2018	$26.11843	$24.21616	598
01/01/2019 to 12/31/2019	$24.21616	$30.55741	1,346
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62485	$16.30541	2,199
01/01/2011 to 12/31/2011	$16.30541	$15.41607	751
01/01/2012 to 12/31/2012	$15.41607	$17.50500	4,345
01/01/2013 to 12/31/2013	$17.50500	$24.10075	3,593
01/01/2014 to 12/31/2014	$24.10075	$26.69542	2,440
01/01/2015 to 12/31/2015	$26.69542	$24.42218	683
01/01/2016 to 12/31/2016	$24.42218	$27.99599	1,274
01/01/2017 to 12/31/2017	$27.99599	$30.88754	538
01/01/2018 to 12/31/2018	$30.88754	$25.01680	266
01/01/2019 to 12/31/2019	$25.01680	$29.35091	127

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$14.69657	$17.42180	8,655
01/01/2011 to 12/31/2011	$17.42180	$13.46681	3,004
01/01/2012 to 12/31/2012	$13.46681	$15.39613	3,488
01/01/2013 to 12/31/2013	$15.39613	$14.95979	966
01/01/2014 to 12/31/2014	$14.95979	$13.82416	1,352
01/01/2015 to 12/31/2015	$13.82416	$11.16036	448
01/01/2016 to 12/31/2016	$11.16036	$12.15840	177
01/01/2017 to 12/31/2017	$12.15840	$14.89827	254
01/01/2018 to 12/31/2018	$14.89827	$12.41263	93
01/01/2019 to 12/31/2019	$12.41263	$13.64040	328
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52896	$12.35906	141,279
01/01/2011 to 12/31/2011	$12.35906	$12.10214	76,596
01/01/2012 to 12/31/2012	$12.10214	$12.94955	76,027
01/01/2013 to 12/31/2013	$12.94955	$13.71111	18,950
01/01/2014 to 12/31/2014	$13.71111	$14.06060	22,497
01/01/2015 to 12/31/2015	$14.06060	$13.65131	38,106
01/01/2016 to 12/31/2016	$13.65131	$13.96743	25,200
01/01/2017 to 12/31/2017	$13.96743	$14.91465	21,418
01/01/2018 to 12/31/2018	$14.91465	$14.04664	13,522
01/01/2019 to 12/31/2019	$14.04664	$15.62558	2,266
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01737	$10.04576	193
01/01/2012 to 12/31/2012	$10.04576	$10.43128	85
01/01/2013 to 12/31/2013	$10.43128	$9.87920	0
01/01/2014 to 12/31/2014	$9.87920	$10.15840	6,980
01/01/2015 to 12/31/2015	$10.15840	$9.82217	2,068
01/01/2016 to 12/31/2016	$9.82217	$9.92413	1,693
01/01/2017 to 12/31/2017	$9.92413	$10.16791	248
01/01/2018 to 12/31/2018	$10.16791	$9.77594	230
01/01/2019 to 12/31/2019	$9.77594	$10.40236	110
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$12.07483	$13.93339	76,341
01/01/2011 to 12/31/2011	$13.93339	$12.66957	31,690
01/01/2012 to 12/31/2012	$12.66957	$13.86953	41,291
01/01/2013 to 12/31/2013	$13.86953	$15.73600	17,345
01/01/2014 to 12/31/2014	$15.73600	$16.65928	25,798
01/01/2015 to 12/31/2015	$16.65928	$16.05220	34,968
01/01/2016 to 12/31/2016	$16.05220	$17.13484	21,049
01/01/2017 to 12/31/2017	$17.13484	$19.28801	63,229
01/01/2018 to 12/31/2018	$19.28801	$17.27629	17,936
01/01/2019 to 12/31/2019	$17.27629	$19.96176	41,028
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99745	$11.56330	0
01/01/2014 to 12/31/2014	$11.56330	$12.91939	0
01/01/2015 to 12/31/2015	$12.91939	$12.71856	0
01/01/2016 to 12/31/2016	$12.71856	$13.67032	0
01/01/2017 to 12/31/2017	$13.67032	$16.09272	0
01/01/2018 to 12/31/2018	$16.09272	$14.48359	0
01/01/2019 to 12/31/2019	$14.48359	$17.57894	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$12.72046	$14.18872	312
01/01/2011 to 12/31/2011	$14.18872	$14.23236	118
01/01/2012 to 12/31/2012	$14.23236	$16.39212	83
01/01/2013 to 12/31/2013	$16.39212	$21.04607	34
01/01/2014 to 12/31/2014	$21.04607	$23.91656	165
01/01/2015 to 12/31/2015	$23.91656	$23.90105	79
01/01/2016 to 12/31/2016	$23.90105	$26.61438	68
01/01/2017 to 12/31/2017	$26.61438	$31.54687	89
01/01/2018 to 12/31/2018	$31.54687	$28.06655	27
01/01/2019 to 12/31/2019	$28.06655	$33.86796	77
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99745	$8.81461	0
01/01/2012 to 12/31/2012	$8.81461	$9.66972	0
01/01/2013 to 12/31/2013	$9.66972	$11.47465	0
01/01/2014 to 12/31/2014	$11.47465	$11.84786	0
01/01/2015 to 12/31/2015	$11.84786	$11.50381	0
01/01/2016 to 12/31/2016	$11.50381	$11.85901	0
01/01/2017 to 12/31/2017	$11.85901	$13.58988	0
01/01/2018 to 12/31/2018	$13.58988	$12.31307	0
01/01/2019 to 12/31/2019	$12.31307	$14.46894	0
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89626	$16.57264	4,862
01/01/2011 to 12/31/2011	$16.57264	$13.96101	5,255
01/01/2012 to 12/31/2012	$13.96101	$16.25136	5,823
01/01/2013 to 12/31/2013	$16.25136	$22.18619	4,781
01/01/2014 to 12/31/2014	$22.18619	$22.57224	6,128
01/01/2015 to 12/31/2015	$22.57224	$22.17579	3,068
01/01/2016 to 12/31/2016	$22.17579	$23.15637	2,333
01/01/2017 to 12/31/2017	$23.15637	$28.66935	1,802
01/01/2018 to 12/31/2018	$28.66935	$24.77626	568
01/01/2019 to 12/31/2019	$24.77626	$32.78422	1,286
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04607	$17.25484	4,684
01/01/2011 to 12/31/2011	$17.25484	$16.56567	1,545
01/01/2012 to 12/31/2012	$16.56567	$18.01496	4,955
01/01/2013 to 12/31/2013	$18.01496	$23.60916	3,505
01/01/2014 to 12/31/2014	$23.60916	$23.76318	1,821
01/01/2015 to 12/31/2015	$23.76318	$23.21933	565
01/01/2016 to 12/31/2016	$23.21933	$25.23170	359
01/01/2017 to 12/31/2017	$25.23170	$30.31524	296
01/01/2018 to 12/31/2018	$30.31524	$26.91557	125
01/01/2019 to 12/31/2019	$26.91557	$33.95462	16
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85470	$15.70267	9,508
01/01/2011 to 12/31/2011	$15.70267	$14.31444	2,394
01/01/2012 to 12/31/2012	$14.31444	$16.39737	3,290
01/01/2013 to 12/31/2013	$16.39737	$21.84352	2,171
01/01/2014 to 12/31/2014	$21.84352	$22.29292	2,870
01/01/2015 to 12/31/2015	$22.29292	$20.68133	1,386
01/01/2016 to 12/31/2016	$20.68133	$25.90830	490
01/01/2017 to 12/31/2017	$25.90830	$26.96583	911
01/01/2018 to 12/31/2018	$26.96583	$21.67524	281
01/01/2019 to 12/31/2019	$21.67524	$25.63313	1,252

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.06428	$13.04555	45,724
01/01/2011 to 12/31/2011	$13.04555	$12.89923	20,735
01/01/2012 to 12/31/2012	$12.89923	$14.19291	29,389
01/01/2013 to 12/31/2013	$14.19291	$16.07644	15,266
01/01/2014 to 12/31/2014	$16.07644	$16.50254	25,157
01/01/2015 to 12/31/2015	$16.50254	$16.00592	14,684
01/01/2016 to 12/31/2016	$16.00592	$16.68970	6,431
01/01/2017 to 12/31/2017	$16.68970	$18.67545	5,023
01/01/2018 to 12/31/2018	$18.67545	$17.13842	1,363
01/01/2019 to 12/31/2019	$17.13842	$20.07927	436
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.07203	$14.67738	16,473
01/01/2011 to 12/31/2011	$14.67738	$13.98915	4,943
01/01/2012 to 12/31/2012	$13.98915	$15.94641	7,580
01/01/2013 to 12/31/2013	$15.94641	$22.26707	3,641
01/01/2014 to 12/31/2014	$22.26707	$23.38955	8,038
01/01/2015 to 12/31/2015	$23.38955	$24.84940	3,791
01/01/2016 to 12/31/2016	$24.84940	$24.74353	1,822
01/01/2017 to 12/31/2017	$24.74353	$33.08066	2,752
01/01/2018 to 12/31/2018	$33.08066	$33.30598	869
01/01/2019 to 12/31/2019	$33.30598	$41.40591	3,621
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67107	$13.81326	2,749
01/01/2011 to 12/31/2011	$13.81326	$13.32671	1,157
01/01/2012 to 12/31/2012	$13.32671	$14.65094	912
01/01/2013 to 12/31/2013	$14.65094	$19.12313	533
01/01/2014 to 12/31/2014	$19.12313	$18.82863	3,009
01/01/2015 to 12/31/2015	$18.82863	$17.14728	1,113
01/01/2016 to 12/31/2016	$17.14728	$17.64438	429
01/01/2017 to 12/31/2017	$17.64438	$19.93961	663
01/01/2018 to 12/31/2018	$19.93961	$17.45117	99
01/01/2019 to 12/31/2019	$17.45117	$21.31278	1,084
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$13.66252	$15.95544	33,585
01/01/2011 to 12/31/2011	$15.95544	$13.16159	12,364
01/01/2012 to 12/31/2012	$13.16159	$13.22091	17,404
01/01/2013 to 12/31/2013	$13.22091	$14.78922	7,649
01/01/2014 to 12/31/2014	$14.78922	$13.13911	8,829
01/01/2015 to 12/31/2015	$13.13911	$10.28556	4,076
01/01/2016 to 12/31/2016	$10.28556	$12.42748	1,339
01/01/2017 to 12/31/2017	$12.42748	$13.29146	2,558
01/01/2018 to 12/31/2018	$13.29146	$10.73807	575
01/01/2019 to 12/31/2019	$10.73807	$12.16656	2,584
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.03013	$11.30797	13,161
01/01/2011 to 12/31/2011	$11.30797	$11.41592	8,552
01/01/2012 to 12/31/2012	$11.41592	$11.64546	8,562
01/01/2013 to 12/31/2013	$11.64546	$10.86650	953
01/01/2014 to 12/31/2014	$10.86650	$10.59371	1,094
01/01/2015 to 12/31/2015	$10.59371	$9.79616	886
01/01/2016 to 12/31/2016	$9.79616	$9.91198	317
01/01/2017 to 12/31/2017	$9.91198	$9.80663	92
01/01/2018 to 12/31/2018	$9.80663	$9.69588	0
01/01/2019 to 12/31/2019	$9.69588	$9.55090	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.14232	$15.74998	8,558
01/01/2011 to 12/31/2011	$15.74998	$14.74335	4,926
01/01/2012 to 12/31/2012	$14.74335	$16.92440	5,226
01/01/2013 to 12/31/2013	$16.92440	$21.72727	2,453
01/01/2014 to 12/31/2014	$21.72727	$24.21804	4,675
01/01/2015 to 12/31/2015	$24.21804	$21.92766	1,847
01/01/2016 to 12/31/2016	$21.92766	$24.23608	1,021
01/01/2017 to 12/31/2017	$24.23608	$27.85350	1,657
01/01/2018 to 12/31/2018	$27.85350	$22.53706	45
01/01/2019 to 12/31/2019	$22.53706	$26.03288	123
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$12.67756	$14.09005	29,905
01/01/2011 to 12/31/2011	$14.09005	$13.18898	9,998
01/01/2012 to 12/31/2012	$13.18898	$14.19349	18,422
01/01/2013 to 12/31/2013	$14.19349	$16.58218	11,668
01/01/2014 to 12/31/2014	$16.58218	$16.96128	12,844
01/01/2015 to 12/31/2015	$16.96128	$16.33977	17,657
01/01/2016 to 12/31/2016	$16.33977	$16.87628	6,547
01/01/2017 to 12/31/2017	$16.87628	$18.58733	24,244
01/01/2018 to 12/31/2018	$18.58733	$17.11687	7,514
01/01/2019 to 12/31/2019	$17.11687	$20.00585	10,602
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68479	$11.16670	8,009
01/01/2011 to 12/31/2011	$11.16670	$11.47905	2,004
01/01/2012 to 12/31/2012	$11.47905	$12.00221	4,104
01/01/2013 to 12/31/2013	$12.00221	$11.46238	1,345
01/01/2014 to 12/31/2014	$11.46238	$11.91261	3,980
01/01/2015 to 12/31/2015	$11.91261	$11.69202	2,333
01/01/2016 to 12/31/2016	$11.69202	$11.92010	1,618
01/01/2017 to 12/31/2017	$11.92010	$12.28657	1,938
01/01/2018 to 12/31/2018	$12.28657	$11.64003	969
01/01/2019 to 12/31/2019	$11.64003	$12.67327	4,115
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99258	$9.03387	981
01/01/2012 to 12/31/2012	$9.03387	$10.39765	1,301
01/01/2013 to 12/31/2013	$10.39765	$13.20940	478
01/01/2014 to 12/31/2014	$13.20940	$14.44944	1,153
01/01/2015 to 12/31/2015	$14.44944	$14.29827	515
01/01/2016 to 12/31/2016	$14.29827	$15.91708	279
01/01/2017 to 12/31/2017	$15.91708	$16.75632	485
01/01/2018 to 12/31/2018	$16.75632	$15.01203	0
01/01/2019 to 12/31/2019	$15.01203	$18.20619	0
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$12.66779	$12.93160	1,135
01/01/2011 to 12/31/2011	$12.93160	$13.03317	509
01/01/2012 to 12/31/2012	$13.03317	$15.27536	646
01/01/2013 to 12/31/2013	$15.27536	$20.81404	58
01/01/2014 to 12/31/2014	$20.81404	$24.14868	145
01/01/2015 to 12/31/2015	$24.14868	$24.15257	74
01/01/2016 to 12/31/2016	$24.15257	$20.73375	12
01/01/2017 to 12/31/2017	$20.73375	$23.28491	17
01/01/2018 to 12/31/2018	$23.28491	$22.77485	0
01/01/2019 to 12/31/2019	$22.77485	$29.25743	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04953	$9.67111	486
01/01/2013 to 12/31/2013	$9.67111	$12.84698	147
01/01/2014 to 12/31/2014	$12.84698	$13.45608	396
01/01/2015 to 12/31/2015	$13.45608	$13.20293	206
01/01/2016 to 12/31/2016	$13.20293	$12.89801	54
01/01/2017 to 12/31/2017	$12.89801	$15.31871	80
01/01/2018 to 12/31/2018	$15.31871	$14.01955	0
01/01/2019 to 12/31/2019	$14.01955	$18.25947	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12607	$9.67324	133
01/01/2017 to 12/31/2017	$9.67324	$13.23371	80
01/01/2018 to 12/31/2018	$13.23371	$10.55584	0
01/01/2019 to 12/31/2019	$10.55584	$12.54491	0
ProFund VP Asia 30
01/01/2010 to 12/31/2010	$13.91890	$15.37162	0
01/01/2011 to 12/31/2011	$15.37162	$10.87986	0
01/01/2012 to 12/31/2012	$10.87986	$12.17969	0
01/01/2013 to 12/31/2013	$12.17969	$13.57620	0
01/01/2014 to 12/31/2014	$13.57620	$12.95552	0
01/01/2015 to 12/31/2015	$12.95552	$11.38192	0
01/01/2016 to 12/31/2016	$11.38192	$11.10639	0
01/01/2017 to 12/31/2017	$11.10639	$14.30950	0
01/01/2018 to 12/31/2018	$14.30950	$11.29105	0
01/01/2019 to 12/31/2019	$11.29105	$13.82630	0
ProFund VP Banks
01/01/2010 to 12/31/2010	$12.42852	$13.05410	0
01/01/2011 to 12/31/2011	$13.05410	$9.27026	0
01/01/2012 to 12/31/2012	$9.27026	$11.98909	0
01/01/2013 to 12/31/2013	$11.98909	$15.51237	0
01/01/2014 to 12/31/2014	$15.51237	$16.59993	0
01/01/2015 to 12/31/2015	$16.59993	$16.02391	0
01/01/2016 to 12/31/2016	$16.02391	$19.14534	0
01/01/2017 to 12/31/2017	$19.14534	$21.88954	0
01/01/2018 to 12/31/2018	$21.88954	$17.42052	0
01/01/2019 to 12/31/2019	$17.42052	$23.04180	0
ProFund VP Basic Materials
01/01/2010 to 12/31/2010	$14.20152	$17.85765	463
01/01/2011 to 12/31/2011	$17.85765	$14.51717	0
01/01/2012 to 12/31/2012	$14.51717	$15.26765	0
01/01/2013 to 12/31/2013	$15.26765	$17.53042	0
01/01/2014 to 12/31/2014	$17.53042	$17.28214	0
01/01/2015 to 12/31/2015	$17.28214	$14.42193	0
01/01/2016 to 12/31/2016	$14.42193	$16.56889	0
01/01/2017 to 12/31/2017	$16.56889	$19.75326	0
01/01/2018 to 12/31/2018	$19.75326	$15.76598	0
01/01/2019 to 12/31/2019	$15.76598	$17.99336	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Bear
01/01/2010 to 12/31/2010	$7.28002	$5.80163	7,621
01/01/2011 to 12/31/2011	$5.80163	$5.12531	1,565
01/01/2012 to 12/31/2012	$5.12531	$4.14391	1,206
01/01/2013 to 12/31/2013	$4.14391	$2.95080	0
01/01/2014 to 12/31/2014	$2.95080	$2.45319	0
01/01/2015 to 12/31/2015	$2.45319	$2.26121	0
01/01/2016 to 12/31/2016	$2.26121	$1.90620	0
01/01/2017 to 12/31/2017	$1.90620	$1.51614	0
01/01/2018 to 12/31/2018	$1.51614	$1.52931	0
01/01/2019 to 12/31/2019	$1.52931	$1.14237	0
ProFund VP Bull
01/01/2010 to 12/31/2010	$12.58475	$13.73581	0
01/01/2011 to 12/31/2011	$13.73581	$13.31784	0
01/01/2012 to 12/31/2012	$13.31784	$14.70393	0
01/01/2013 to 12/31/2013	$14.70393	$18.49759	0
01/01/2014 to 12/31/2014	$18.49759	$19.99022	0
01/01/2015 to 12/31/2015	$19.99022	$19.29166	0
01/01/2016 to 12/31/2016	$19.29166	$20.51186	0
01/01/2017 to 12/31/2017	$20.51186	$23.73511	0
01/01/2018 to 12/31/2018	$23.73511	$21.59272	0
01/01/2019 to 12/31/2019	$21.59272	$26.98045	0
ProFund VP Consumer Goods Portfolio
01/01/2010 to 12/31/2010	$12.48541	$14.20651	391
01/01/2011 to 12/31/2011	$14.20651	$14.73094	0
01/01/2012 to 12/31/2012	$14.73094	$15.83150	0
01/01/2013 to 12/31/2013	$15.83150	$19.71586	0
01/01/2014 to 12/31/2014	$19.71586	$21.06944	0
01/01/2015 to 12/31/2015	$21.06944	$21.27731	0
01/01/2016 to 12/31/2016	$21.27731	$21.36115	0
01/01/2017 to 12/31/2017	$21.36115	$23.82977	0
01/01/2018 to 12/31/2018	$23.82977	$19.67932	0
01/01/2019 to 12/31/2019	$19.67932	$24.14707	0
ProFund VP Consumer Services
01/01/2010 to 12/31/2010	$12.22381	$14.38622	399
01/01/2011 to 12/31/2011	$14.38622	$14.71530	0
01/01/2012 to 12/31/2012	$14.71530	$17.41816	0
01/01/2013 to 12/31/2013	$17.41816	$23.62000	0
01/01/2014 to 12/31/2014	$23.62000	$25.75302	0
01/01/2015 to 12/31/2015	$25.75302	$26.13847	0
01/01/2016 to 12/31/2016	$26.13847	$26.40418	0
01/01/2017 to 12/31/2017	$26.40418	$30.30369	0
01/01/2018 to 12/31/2018	$30.30369	$29.55502	0
01/01/2019 to 12/31/2019	$29.55502	$35.71374	0
ProFund VP Europe 30
01/01/2010 to 12/31/2010	$13.54745	$13.48040	0
01/01/2011 to 12/31/2011	$13.48040	$11.90848	0
01/01/2012 to 12/31/2012	$11.90848	$13.46050	0
01/01/2013 to 12/31/2013	$13.46050	$15.87354	0
01/01/2014 to 12/31/2014	$15.87354	$14.05845	0
01/01/2015 to 12/31/2015	$14.05845	$12.14672	0
01/01/2016 to 12/31/2016	$12.14672	$12.69695	0
01/01/2017 to 12/31/2017	$12.69695	$14.73760	0
01/01/2018 to 12/31/2018	$14.73760	$12.26703	0
01/01/2019 to 12/31/2019	$12.26703	$14.00848	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Financials
01/01/2010 to 12/31/2010	$12.79385	$13.75964	685
01/01/2011 to 12/31/2011	$13.75964	$11.49511	115
01/01/2012 to 12/31/2012	$11.49511	$13.89971	179
01/01/2013 to 12/31/2013	$13.89971	$17.79890	20
01/01/2014 to 12/31/2014	$17.79890	$19.48511	0
01/01/2015 to 12/31/2015	$19.48511	$18.60841	0
01/01/2016 to 12/31/2016	$18.60841	$20.80645	0
01/01/2017 to 12/31/2017	$20.80645	$23.84339	0
01/01/2018 to 12/31/2018	$23.84339	$20.70150	0
01/01/2019 to 12/31/2019	$20.70150	$26.14568	0
ProFund VP Health Care
01/01/2010 to 12/31/2010	$12.70067	$12.66363	0
01/01/2011 to 12/31/2011	$12.66363	$13.51983	0
01/01/2012 to 12/31/2012	$13.51983	$15.38790	0
01/01/2013 to 12/31/2013	$15.38790	$20.85042	0
01/01/2014 to 12/31/2014	$20.85042	$25.00549	0
01/01/2015 to 12/31/2015	$25.00549	$25.46054	0
01/01/2016 to 12/31/2016	$25.46054	$23.68543	0
01/01/2017 to 12/31/2017	$23.68543	$27.76902	0
01/01/2018 to 12/31/2018	$27.76902	$28.11130	0
01/01/2019 to 12/31/2019	$28.11130	$32.53333	0
ProFund VP Industrials
01/01/2010 to 12/31/2010	$12.69585	$15.23222	0
01/01/2011 to 12/31/2011	$15.23222	$14.50480	0
01/01/2012 to 12/31/2012	$14.50480	$16.28309	0
01/01/2013 to 12/31/2013	$16.28309	$21.81545	0
01/01/2014 to 12/31/2014	$21.81545	$22.32964	0
01/01/2015 to 12/31/2015	$22.32964	$20.90810	0
01/01/2016 to 12/31/2016	$20.90810	$23.82925	0
01/01/2017 to 12/31/2017	$23.82925	$28.27971	0
01/01/2018 to 12/31/2018	$28.27971	$23.91273	0
01/01/2019 to 12/31/2019	$23.91273	$30.25281	0
ProFund VP Japan
01/01/2010 to 12/31/2010	$11.28846	$10.22922	0
01/01/2011 to 12/31/2011	$10.22922	$8.07886	0
01/01/2012 to 12/31/2012	$8.07886	$9.62924	0
01/01/2013 to 12/31/2013	$9.62924	$13.83901	0
01/01/2014 to 12/31/2014	$13.83901	$13.84983	0
01/01/2015 to 12/31/2015	$13.84983	$14.20745	0
01/01/2016 to 12/31/2016	$14.20745	$13.83227	0
01/01/2017 to 12/31/2017	$13.83227	$15.88631	0
01/01/2018 to 12/31/2018	$15.88631	$13.60724	0
01/01/2019 to 12/31/2019	$13.60724	$15.83045	0
ProFund VP Large-Cap Growth
01/01/2010 to 12/31/2010	$12.55877	$13.78125	0
01/01/2011 to 12/31/2011	$13.78125	$13.77998	0
01/01/2012 to 12/31/2012	$13.77998	$15.05791	0
01/01/2013 to 12/31/2013	$15.05791	$19.07560	0
01/01/2014 to 12/31/2014	$19.07560	$20.88463	0
01/01/2015 to 12/31/2015	$20.88463	$21.00839	0
01/01/2016 to 12/31/2016	$21.00839	$21.39086	0
01/01/2017 to 12/31/2017	$21.39086	$25.98613	0
01/01/2018 to 12/31/2018	$25.98613	$24.72055	0
01/01/2019 to 12/31/2019	$24.72055	$30.89063	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Large-Cap Value
01/01/2010 to 12/31/2010	$12.61406	$13.80651	699
01/01/2011 to 12/31/2011	$13.80651	$13.21492	66
01/01/2012 to 12/31/2012	$13.21492	$14.78669	87
01/01/2013 to 12/31/2013	$14.78669	$18.62134	0
01/01/2014 to 12/31/2014	$18.62134	$19.94448	0
01/01/2015 to 12/31/2015	$19.94448	$18.42042	0
01/01/2016 to 12/31/2016	$18.42042	$20.61616	0
01/01/2017 to 12/31/2017	$20.61616	$22.67468	0
01/01/2018 to 12/31/2018	$22.67468	$19.64338	0
01/01/2019 to 12/31/2019	$19.64338	$24.71477	0
ProFund VP Mid-Cap Growth
01/01/2010 to 12/31/2010	$12.58120	$15.66418	702
01/01/2011 to 12/31/2011	$15.66418	$14.74776	66
01/01/2012 to 12/31/2012	$14.74776	$16.49618	88
01/01/2013 to 12/31/2013	$16.49618	$20.87531	0
01/01/2014 to 12/31/2014	$20.87531	$21.43093	0
01/01/2015 to 12/31/2015	$21.43093	$20.83622	0
01/01/2016 to 12/31/2016	$20.83622	$22.80383	0
01/01/2017 to 12/31/2017	$22.80383	$26.15801	0
01/01/2018 to 12/31/2018	$26.15801	$22.31833	0
01/01/2019 to 12/31/2019	$22.31833	$26.88307	0
ProFund VP Mid-Cap Value
01/01/2010 to 12/31/2010	$12.68222	$14.81037	0
01/01/2011 to 12/31/2011	$14.81037	$13.79590	0
01/01/2012 to 12/31/2012	$13.79590	$15.58971	0
01/01/2013 to 12/31/2013	$15.58971	$19.97523	0
01/01/2014 to 12/31/2014	$19.97523	$21.33849	0
01/01/2015 to 12/31/2015	$21.33849	$18.98605	0
01/01/2016 to 12/31/2016	$18.98605	$22.88946	0
01/01/2017 to 12/31/2017	$22.88946	$24.54757	0
01/01/2018 to 12/31/2018	$24.54757	$20.63226	0
01/01/2019 to 12/31/2019	$20.63226	$24.82031	0
ProFund VP NASDAQ-100
01/01/2010 to 12/31/2010	$12.96411	$14.86216	0
01/01/2011 to 12/31/2011	$14.86216	$14.61951	0
01/01/2012 to 12/31/2012	$14.61951	$16.47335	0
01/01/2013 to 12/31/2013	$16.47335	$21.44527	0
01/01/2014 to 12/31/2014	$21.44527	$24.32704	0
01/01/2015 to 12/31/2015	$24.32704	$25.34329	0
01/01/2016 to 12/31/2016	$25.34329	$25.86408	0
01/01/2017 to 12/31/2017	$25.86408	$32.69450	0
01/01/2018 to 12/31/2018	$32.69450	$31.09910	0
01/01/2019 to 12/31/2019	$31.09910	$41.21696	0
ProFund VP Oil & Gas
01/01/2010 to 12/31/2010	$11.85296	$13.53277	340
01/01/2011 to 12/31/2011	$13.53277	$13.41562	115
01/01/2012 to 12/31/2012	$13.41562	$13.38239	133
01/01/2013 to 12/31/2013	$13.38239	$16.09745	36
01/01/2014 to 12/31/2014	$16.09745	$13.91000	0
01/01/2015 to 12/31/2015	$13.91000	$10.33337	0
01/01/2016 to 12/31/2016	$10.33337	$12.44203	0
01/01/2017 to 12/31/2017	$12.44203	$11.68065	0
01/01/2018 to 12/31/2018	$11.68065	$9.03240	0
01/01/2019 to 12/31/2019	$9.03240	$9.50279	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Pharmaceuticals
01/01/2010 to 12/31/2010	$13.00324	$12.66688	0
01/01/2011 to 12/31/2011	$12.66688	$14.26265	0
01/01/2012 to 12/31/2012	$14.26265	$15.46567	0
01/01/2013 to 12/31/2013	$15.46567	$19.73648	0
01/01/2014 to 12/31/2014	$19.73648	$22.83920	0
01/01/2015 to 12/31/2015	$22.83920	$23.12647	0
01/01/2016 to 12/31/2016	$23.12647	$21.58579	0
01/01/2017 to 12/31/2017	$21.58579	$23.09704	0
01/01/2018 to 12/31/2018	$23.09704	$21.00053	0
01/01/2019 to 12/31/2019	$21.00053	$23.21847	0
ProFund VP Precious Metals
01/01/2010 to 12/31/2010	$13.58926	$17.51370	0
01/01/2011 to 12/31/2011	$17.51370	$13.71759	0
01/01/2012 to 12/31/2012	$13.71759	$11.36370	0
01/01/2013 to 12/31/2013	$11.36370	$6.83628	0
01/01/2014 to 12/31/2014	$6.83628	$5.04567	0
01/01/2015 to 12/31/2015	$5.04567	$3.28445	0
01/01/2016 to 12/31/2016	$3.28445	$4.96212	0
01/01/2017 to 12/31/2017	$4.96212	$5.06520	0
01/01/2018 to 12/31/2018	$5.06520	$4.24849	0
01/01/2019 to 12/31/2019	$4.24849	$6.01297	0
ProFund VP Real Estate
01/01/2010 to 12/31/2010	$13.93580	$16.84738	40
01/01/2011 to 12/31/2011	$16.84738	$17.11038	0
01/01/2012 to 12/31/2012	$17.11038	$19.43602	0
01/01/2013 to 12/31/2013	$19.43602	$18.86046	0
01/01/2014 to 12/31/2014	$18.86046	$22.86014	0
01/01/2015 to 12/31/2015	$22.86014	$22.23471	0
01/01/2016 to 12/31/2016	$22.23471	$22.79285	0
01/01/2017 to 12/31/2017	$22.79285	$23.87861	0
01/01/2018 to 12/31/2018	$23.87861	$21.82735	0
01/01/2019 to 12/31/2019	$21.82735	$26.82437	0
ProFund VP Rising Rates Opportunity
01/01/2010 to 12/31/2010	$10.16080	$8.27192	7,909
01/01/2011 to 12/31/2011	$8.27192	$5.01224	1,557
01/01/2012 to 12/31/2012	$5.01224	$4.52190	1,288
01/01/2013 to 12/31/2013	$4.52190	$5.10637	22
01/01/2014 to 12/31/2014	$5.10637	$3.45253	0
01/01/2015 to 12/31/2015	$3.45253	$3.29406	0
01/01/2016 to 12/31/2016	$3.29406	$3.02906	0
01/01/2017 to 12/31/2017	$3.02906	$2.58720	0
01/01/2018 to 12/31/2018	$2.58720	$2.61226	0
01/01/2019 to 12/31/2019	$2.61226	$2.09156	0
ProFund VP Short NASDAQ-100
01/01/2010 to 12/31/2010	$7.05307	$5.38906	0
01/01/2011 to 12/31/2011	$5.38906	$4.67771	0
01/01/2012 to 12/31/2012	$4.67771	$3.68232	0
01/01/2013 to 12/31/2013	$3.68232	$2.52023	0
01/01/2014 to 12/31/2014	$2.52023	$1.96969	0
01/01/2015 to 12/31/2015	$1.96969	$1.66059	0
01/01/2016 to 12/31/2016	$1.66059	$1.44818	0
01/01/2017 to 12/31/2017	$1.44818	$1.04949	0
01/01/2018 to 12/31/2018	$1.04949	$0.98797	0
01/01/2019 to 12/31/2019	$0.98797	$0.68915	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Small-Cap Growth
01/01/2010 to 12/31/2010	$12.49984	$15.23657	28
01/01/2011 to 12/31/2011	$15.23657	$14.96200	0
01/01/2012 to 12/31/2012	$14.96200	$16.31528	0
01/01/2013 to 12/31/2013	$16.31528	$22.21262	0
01/01/2014 to 12/31/2014	$22.21262	$22.00304	0
01/01/2015 to 12/31/2015	$22.00304	$21.58202	0
01/01/2016 to 12/31/2016	$21.58202	$25.15968	0
01/01/2017 to 12/31/2017	$25.15968	$27.55817	0
01/01/2018 to 12/31/2018	$27.55817	$25.17726	0
01/01/2019 to 12/31/2019	$25.17726	$29.07576	0
ProFund VP Small-Cap Value
01/01/2010 to 12/31/2010	$12.32237	$14.58729	721
01/01/2011 to 12/31/2011	$14.58729	$13.56286	68
01/01/2012 to 12/31/2012	$13.56286	$15.27280	90
01/01/2013 to 12/31/2013	$15.27280	$20.38595	0
01/01/2014 to 12/31/2014	$20.38595	$20.91327	0
01/01/2015 to 12/31/2015	$20.91327	$18.59676	0
01/01/2016 to 12/31/2016	$18.59676	$23.21990	0
01/01/2017 to 12/31/2017	$23.21990	$24.70007	0
01/01/2018 to 12/31/2018	$24.70007	$20.53869	0
01/01/2019 to 12/31/2019	$20.53869	$24.40539	0
ProFund VP Telecommunications
01/01/2010 to 12/31/2010	$10.94892	$12.28056	966
01/01/2011 to 12/31/2011	$12.28056	$12.12913	120
01/01/2012 to 12/31/2012	$12.12913	$13.70071	174
01/01/2013 to 12/31/2013	$13.70071	$14.88601	14
01/01/2014 to 12/31/2014	$14.88601	$14.51361	0
01/01/2015 to 12/31/2015	$14.51361	$14.28508	0
01/01/2016 to 12/31/2016	$14.28508	$16.85040	0
01/01/2017 to 12/31/2017	$16.85040	$15.99090	0
01/01/2018 to 12/31/2018	$15.99090	$13.15895	0
01/01/2019 to 12/31/2019	$13.15895	$14.64179	0
ProFund VP U.S. Government Plus
01/01/2010 to 12/31/2010	$8.84748	$9.44439	156
01/01/2011 to 12/31/2011	$9.44439	$13.14239	0
01/01/2012 to 12/31/2012	$13.14239	$12.86475	0
01/01/2013 to 12/31/2013	$12.86475	$10.08838	0
01/01/2014 to 12/31/2014	$10.08838	$13.34034	0
01/01/2015 to 12/31/2015	$13.34034	$12.20372	0
01/01/2016 to 12/31/2016	$12.20372	$11.79611	0
01/01/2017 to 12/31/2017	$11.79611	$12.52254	0
01/01/2018 to 12/31/2018	$12.52254	$11.48023	0
01/01/2019 to 12/31/2019	$11.48023	$13.15814	0
ProFund VP UltraMid-Cap
01/01/2010 to 12/31/2010	$15.92319	$23.10751	0
01/01/2011 to 12/31/2011	$23.10751	$19.34555	0
01/01/2012 to 12/31/2012	$19.34555	$24.84787	0
01/01/2013 to 12/31/2013	$24.84787	$41.10193	0
01/01/2014 to 12/31/2014	$41.10193	$45.96184	0
01/01/2015 to 12/31/2015	$45.96184	$40.48289	0
01/01/2016 to 12/31/2016	$40.48289	$54.13318	0
01/01/2017 to 12/31/2017	$54.13318	$67.63474	0
01/01/2018 to 12/31/2018	$67.63474	$48.00781	0
01/01/2019 to 12/31/2019	$48.00781	$68.78656	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Utilities
01/01/2010 to 12/31/2010	$12.17303	$12.50419	483
01/01/2011 to 12/31/2011	$12.50419	$14.24648	45
01/01/2012 to 12/31/2012	$14.24648	$13.83041	60
01/01/2013 to 12/31/2013	$13.83041	$15.19367	0
01/01/2014 to 12/31/2014	$15.19367	$18.54346	0
01/01/2015 to 12/31/2015	$18.54346	$16.82682	0
01/01/2016 to 12/31/2016	$16.82682	$18.77503	0
01/01/2017 to 12/31/2017	$18.77503	$20.14092	0
01/01/2018 to 12/31/2018	$20.14092	$20.08630	0
01/01/2019 to 12/31/2019	$20.08630	$23.92830	0
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$13.31770	$14.72056	0
01/01/2011 to 12/31/2011	$14.72056	$12.14334	0
01/01/2012 to 12/31/2012	$12.14334	$14.40902	0
01/01/2013 to 12/31/2013	$14.40902	$16.60563	0
01/01/2014 to 12/31/2014	$16.60563	$15.17900	0
01/01/2015 to 12/31/2015	$15.17900	$15.21142	0
01/01/2016 to 12/31/2016	$15.21142	$14.22031	0
01/01/2017 to 12/31/2017	$14.22031	$18.72603	0
01/01/2018 to 12/31/2018	$18.72603	$15.82578	0
01/01/2019 to 12/31/2019	$15.82578	$20.31174	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.94130	$14.34428	0
01/01/2011 to 12/31/2011	$14.34428	$12.12850	0
01/01/2012 to 12/31/2012	$12.12850	$13.36647	0
01/01/2013 to 12/31/2013	$13.36647	$15.54281	0
01/01/2014 to 12/31/2014	$15.54281	$14.26996	0
01/01/2015 to 12/31/2015	$14.26996	$14.15232	0
01/01/2016 to 12/31/2016	$14.15232	$14.16841	0
01/01/2017 to 12/31/2017	$14.16841	$17.15261	0
01/01/2018 to 12/31/2018	$17.15261	$13.82316	0
01/01/2019 to 12/31/2019	$13.82316	$15.47926	0
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.82477	$14.81485	0
01/01/2011 to 12/31/2011	$14.81485	$13.59427	0
01/01/2012 to 12/31/2012	$13.59427	$15.91436	0
01/01/2013 to 12/31/2013	$15.91436	$21.63442	0
01/01/2014 to 12/31/2014	$21.63442	$21.83186	0
01/01/2015 to 12/31/2015	$21.83186	$21.50910	0
01/01/2016 to 12/31/2016	$21.50910	$21.01476	0
01/01/2017 to 12/31/2017	$21.01476	$27.49783	0
01/01/2018 to 12/31/2018	$27.49783	$26.79266	0
01/01/2019 to 12/31/2019	$26.79266	$35.68917	0
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59287	$12.16761	0
01/01/2011 to 12/31/2011	$12.16761	$11.28480	0
01/01/2012 to 12/31/2012	$11.28480	$11.82722	0
01/01/2013 to 12/31/2013	$11.82722	$17.26398	0
01/01/2014 to 12/31/2014	$17.26398	$16.45706	0
01/01/2015 to 12/31/2015	$16.45706	$15.53456	0
01/01/2016 to 12/31/2016	$15.53456	$16.28261	0
01/01/2017 to 12/31/2017	$16.28261	$19.91418	0
01/01/2018 to 12/31/2018	$19.91418	$19.58788	0
01/01/2019 to 12/31/2019	$19.58788	$23.79715	0
*Denotes the start date of these sub-accounts

ASL II
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ACCESS VP High Yield Fund
01/01/2010 to 12/31/2010	$12.69830	$14.53399	627,620
01/01/2011 to 12/31/2011	$14.53399	$14.68710	1,447,058
01/01/2012 to 12/31/2012	$14.68710	$16.48448	880,304
01/01/2013 to 12/31/2013	$16.48448	$17.83668	528,834
01/01/2014 to 12/31/2014	$17.83668	$17.95275	298,989
01/01/2015 to 12/31/2015	$17.95275	$17.68377	173,339
01/01/2016 to 12/31/2016	$17.68377	$18.95821	223,472
01/01/2017 to 12/31/2017	$18.95821	$19.54026	160,140
01/01/2018 to 12/31/2018	$19.54026	$19.09859	55,759
01/01/2019 to 12/31/2019	$19.09859	$21.11851	131,640
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.69733	$10.67839	133,580,486
01/01/2011 to 12/31/2011	$10.67839	$10.22319	102,346,558
01/01/2012 to 12/31/2012	$10.22319	$11.31782	108,178,074
01/01/2013 to 12/31/2013	$11.31782	$12.24138	100,174,797
01/01/2014 to 12/31/2014	$12.24138	$12.49905	87,606,755
01/01/2015 to 12/31/2015	$12.49905	$11.89713	68,782,936
01/01/2016 to 12/31/2016	$11.89713	$12.44263	58,214,019
01/01/2017 to 12/31/2017	$12.44263	$13.77806	54,102,792
01/01/2018 to 12/31/2018	$13.77806	$12.44714	33,516,521
01/01/2019 to 12/31/2019	$12.44714	$14.20721	28,389,584
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$9.83646	$11.00020	68,974,007
01/01/2011 to 12/31/2011	$11.00020	$10.83106	55,424,347
01/01/2012 to 12/31/2012	$10.83106	$12.10614	63,361,367
01/01/2013 to 12/31/2013	$12.10614	$13.87770	63,758,948
01/01/2014 to 12/31/2014	$13.87770	$14.48241	59,078,042
01/01/2015 to 12/31/2015	$14.48241	$14.35789	52,619,003
01/01/2016 to 12/31/2016	$14.35789	$15.12506	46,176,929
01/01/2017 to 12/31/2017	$15.12506	$17.39421	41,774,384
01/01/2018 to 12/31/2018	$17.39421	$16.09882	31,714,658
01/01/2019 to 12/31/2019	$16.09882	$19.29424	23,219,379
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$8.68011	$9.55431	54,818,248
01/01/2011 to 12/31/2011	$9.55431	$9.22617	46,132,040
01/01/2012 to 12/31/2012	$9.22617	$10.00670	48,879,191
01/01/2013 to 12/31/2013	$10.00670	$11.06575	45,150,001
01/01/2014 to 12/31/2014	$11.06575	$11.44247	40,205,928
01/01/2015 to 12/31/2015	$11.44247	$11.23501	40,797,665
01/01/2016 to 12/31/2016	$11.23501	$11.58210	35,232,688
01/01/2017 to 12/31/2017	$11.58210	$13.24060	32,661,609
01/01/2018 to 12/31/2018	$13.24060	$11.99194	22,626,183
01/01/2019 to 12/31/2019	$11.99194	$13.92257	17,014,853

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$9.99863	$10.09535	48,359
01/01/2014 to 12/31/2014	$10.09535	$9.61837	82,633
01/01/2015 to 12/31/2015	$9.61837	$7.99094	118,874
01/01/2016 to 12/31/2016	$7.99094	$8.90998	119,085
01/01/2017 to 12/31/2017	$8.90998	$11.82619	171,113
01/01/2018 to 12/31/2018	$11.82619	$9.42540	104,234
01/01/2019 to 12/31/2019	$9.42540	$10.92042	93,307
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99863	$11.63729	58,666
01/01/2014 to 12/31/2014	$11.63729	$12.95262	125,345
01/01/2015 to 12/31/2015	$12.95262	$12.95892	117,691
01/01/2016 to 12/31/2016	$12.95892	$14.10972	159,404
01/01/2017 to 12/31/2017	$14.10972	$16.94933	119,700
01/01/2018 to 12/31/2018	$16.94933	$15.31237	94,423
01/01/2019 to 12/31/2019	$15.31237	$18.46005	59,494
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.94508	$10.98534	124,066,065
01/01/2011 to 12/31/2011	$10.98534	$10.67303	99,522,684
01/01/2012 to 12/31/2012	$10.67303	$11.80621	107,656,583
01/01/2013 to 12/31/2013	$11.80621	$13.66059	103,827,389
01/01/2014 to 12/31/2014	$13.66059	$14.31143	95,621,538
01/01/2015 to 12/31/2015	$14.31143	$14.14234	86,642,320
01/01/2016 to 12/31/2016	$14.14234	$14.78547	78,766,981
01/01/2017 to 12/31/2017	$14.78547	$16.70974	71,824,281
01/01/2018 to 12/31/2018	$16.70974	$15.62167	58,267,332
01/01/2019 to 12/31/2019	$15.62167	$18.34721	41,419,273
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99863	$9.16694	2,940,794
01/01/2012 to 12/31/2012	$9.16694	$10.08792	4,644,573
01/01/2013 to 12/31/2013	$10.08792	$10.99833	5,783,459
01/01/2014 to 12/31/2014	$10.99833	$11.34639	5,607,802
01/01/2015 to 12/31/2015	$11.34639	$10.82434	4,694,270
01/01/2016 to 12/31/2016	$10.82434	$11.38710	3,995,171
01/01/2017 to 12/31/2017	$11.38710	$12.61216	4,167,482
01/01/2018 to 12/31/2018	$12.61216	$11.74818	2,880,799
01/01/2019 to 12/31/2019	$11.74818	$13.59029	2,150,471
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$12.18946	$12.45587	20,255,855
01/01/2011 to 12/31/2011	$12.45587	$12.52601	18,155,075
01/01/2012 to 12/31/2012	$12.52601	$12.89740	15,540,231
01/01/2013 to 12/31/2013	$12.89740	$12.40869	10,724,539
01/01/2014 to 12/31/2014	$12.40869	$12.19212	7,424,203
01/01/2015 to 12/31/2015	$12.19212	$12.04895	5,743,361
01/01/2016 to 12/31/2016	$12.04895	$12.04444	4,782,679
01/01/2017 to 12/31/2017	$12.04444	$12.04825	4,425,882
01/01/2018 to 12/31/2018	$12.04825	$11.93676	3,457,086
01/01/2019 to 12/31/2019	$11.93676	$12.28225	3,266,906

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$13.64570	$14.45644	75,211,006
01/01/2011 to 12/31/2011	$14.45644	$14.67015	60,233,010
01/01/2012 to 12/31/2012	$14.67015	$15.77284	65,143,645
01/01/2013 to 12/31/2013	$15.77284	$15.22753	54,477,871
01/01/2014 to 12/31/2014	$15.22753	$15.61000	44,662,030
01/01/2015 to 12/31/2015	$15.61000	$15.02887	35,594,616
01/01/2016 to 12/31/2016	$15.02887	$15.40633	31,191,104
01/01/2017 to 12/31/2017	$15.40633	$15.81374	31,072,056
01/01/2018 to 12/31/2018	$15.81374	$15.44871	23,336,011
01/01/2019 to 12/31/2019	$15.44871	$16.59544	18,589,194
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.52235	$10.61785	141,306,019
01/01/2011 to 12/31/2011	$10.61785	$10.18954	100,099,910
01/01/2012 to 12/31/2012	$10.18954	$11.39642	113,717,767
01/01/2013 to 12/31/2013	$11.39642	$13.75050	125,316,122
01/01/2014 to 12/31/2014	$13.75050	$14.46969	121,728,074
01/01/2015 to 12/31/2015	$14.46969	$14.30680	113,394,276
01/01/2016 to 12/31/2016	$14.30680	$15.03316	101,590,172
01/01/2017 to 12/31/2017	$15.03316	$17.43090	96,062,997
01/01/2018 to 12/31/2018	$17.43090	$16.07583	76,708,296
01/01/2019 to 12/31/2019	$16.07583	$19.32808	53,109,424
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99863	$11.66303	342,569
01/01/2014 to 12/31/2014	$11.66303	$13.03167	1,094,841
01/01/2015 to 12/31/2015	$13.03167	$12.35889	1,140,121
01/01/2016 to 12/31/2016	$12.35889	$13.96591	2,377,940
01/01/2017 to 12/31/2017	$13.96591	$16.26395	2,283,114
01/01/2018 to 12/31/2018	$16.26395	$15.23198	1,639,341
01/01/2019 to 12/31/2019	$15.23198	$19.62936	1,295,056
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$8.12305	$9.60279	2,343,259
01/01/2011 to 12/31/2011	$9.60279	$8.96863	1,365,221
01/01/2012 to 12/31/2012	$8.96863	$11.18481	1,941,296
01/01/2013 to 12/31/2013	$11.18481	$11.47853	2,026,740
01/01/2014 to 12/31/2014	$11.47853	$12.86101	1,953,120
01/01/2015 to 12/31/2015	$12.86101	$12.63753	1,635,442
01/01/2016 to 12/31/2016	$12.63753	$12.54068	1,419,231
01/01/2017 to 12/31/2017	$12.54068	$13.67692	1,403,628
01/01/2018 to 12/31/2018	$13.67692	$12.81654	941,166
01/01/2019 to 12/31/2019	$12.81654	$15.77225	677,391
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$18.32376	$23.19228	2,674,245
01/01/2011 to 12/31/2011	$23.19228	$24.31338	2,210,944
01/01/2012 to 12/31/2012	$24.31338	$27.58177	2,291,954
01/01/2013 to 12/31/2013	$27.58177	$27.97660	2,083,185
01/01/2014 to 12/31/2014	$27.97660	$36.02098	2,044,785
01/01/2015 to 12/31/2015	$36.02098	$37.14280	1,780,125
01/01/2016 to 12/31/2016	$37.14280	$38.29038	1,533,707
01/01/2017 to 12/31/2017	$38.29038	$40.01231	1,307,651
01/01/2018 to 12/31/2018	$40.01231	$37.47763	931,793
01/01/2019 to 12/31/2019	$37.47763	$48.36565	708,509

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$8.86502	$9.97110	68,927,498
01/01/2011 to 12/31/2011	$9.97110	$9.65922	53,951,634
01/01/2012 to 12/31/2012	$9.65922	$10.50993	57,684,295
01/01/2013 to 12/31/2013	$10.50993	$11.86226	55,226,008
01/01/2014 to 12/31/2014	$11.86226	$12.03410	48,707,547
01/01/2015 to 12/31/2015	$12.03410	$11.95275	43,313,556
01/01/2016 to 12/31/2016	$11.95275	$12.25600	37,720,170
01/01/2017 to 12/31/2017	$12.25600	$14.03986	34,730,103
01/01/2018 to 12/31/2018	$14.03986	$12.73758	24,505,788
01/01/2019 to 12/31/2019	$12.73758	$15.03295	18,545,672
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$9.19947	$10.09710	50,682,089
01/01/2011 to 12/31/2011	$10.09710	$9.88042	43,785,652
01/01/2012 to 12/31/2012	$9.88042	$10.70150	45,432,815
01/01/2013 to 12/31/2013	$10.70150	$11.55860	40,182,442
01/01/2014 to 12/31/2014	$11.55860	$11.82726	35,662,590
01/01/2015 to 12/31/2015	$11.82726	$11.52638	30,217,247
01/01/2016 to 12/31/2016	$11.52638	$11.93250	26,668,380
01/01/2017 to 12/31/2017	$11.93250	$13.17763	26,236,829
01/01/2018 to 12/31/2018	$13.17763	$12.04439	17,675,332
01/01/2019 to 12/31/2019	$12.04439	$13.74355	13,878,980
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.18580	$18.93317	3,471,178
01/01/2011 to 12/31/2011	$18.93317	$18.86366	2,549,765
01/01/2012 to 12/31/2012	$18.86366	$21.46286	2,633,520
01/01/2013 to 12/31/2013	$21.46286	$29.30171	3,094,420
01/01/2014 to 12/31/2014	$29.30171	$30.89259	2,931,970
01/01/2015 to 12/31/2015	$30.89259	$28.71342	2,517,413
01/01/2016 to 12/31/2016	$28.71342	$35.10662	2,308,568
01/01/2017 to 12/31/2017	$35.10662	$38.73731	2,130,539
01/01/2018 to 12/31/2018	$38.73731	$32.73675	1,589,335
01/01/2019 to 12/31/2019	$32.73675	$39.48472	1,201,995
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.42178	$10.25242	50,307,852
01/01/2011 to 12/31/2011	$10.25242	$10.08558	50,902,069
01/01/2012 to 12/31/2012	$10.08558	$9.92007	39,894,836
01/01/2013 to 12/31/2013	$9.92007	$9.75615	29,504,243
01/01/2014 to 12/31/2014	$9.75615	$9.59539	25,524,289
01/01/2015 to 12/31/2015	$9.59539	$9.43719	23,153,087
01/01/2016 to 12/31/2016	$9.43719	$9.28187	20,723,986
01/01/2017 to 12/31/2017	$9.28187	$9.16030	16,486,250
01/01/2018 to 12/31/2018	$9.16030	$9.12553	14,577,153
01/01/2019 to 12/31/2019	$9.12553	$9.12673	11,977,760
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$13.47425	$15.04083	12,605,729
01/01/2011 to 12/31/2011	$15.04083	$15.26232	11,922,775
01/01/2012 to 12/31/2012	$15.26232	$17.09273	10,459,161
01/01/2013 to 12/31/2013	$17.09273	$18.01778	8,393,440
01/01/2014 to 12/31/2014	$18.01778	$18.17376	5,236,999
01/01/2015 to 12/31/2015	$18.17376	$17.23689	3,602,852
01/01/2016 to 12/31/2016	$17.23689	$19.56326	3,765,331
01/01/2017 to 12/31/2017	$19.56326	$20.67893	2,918,552
01/01/2018 to 12/31/2018	$20.67893	$19.93195	2,034,537
01/01/2019 to 12/31/2019	$19.93195	$22.60229	1,901,269

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.78382	$9.77580	5,307,829
01/01/2011 to 12/31/2011	$9.77580	$9.21256	4,698,568
01/01/2012 to 12/31/2012	$9.21256	$10.59036	4,248,181
01/01/2013 to 12/31/2013	$10.59036	$14.56755	5,494,376
01/01/2014 to 12/31/2014	$14.56755	$16.29672	5,782,801
01/01/2015 to 12/31/2015	$16.29672	$14.77183	4,317,804
01/01/2016 to 12/31/2016	$14.77183	$17.41780	3,949,844
01/01/2017 to 12/31/2017	$17.41780	$20.41923	3,761,572
01/01/2018 to 12/31/2018	$20.41923	$17.23861	3,259,259
01/01/2019 to 12/31/2019	$17.23861	$21.95970	2,534,729
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$15.91046	$17.91664	7,241,298
01/01/2011 to 12/31/2011	$17.91664	$15.34398	5,734,722
01/01/2012 to 12/31/2012	$15.34398	$18.16395	4,942,527
01/01/2013 to 12/31/2013	$18.16395	$21.26858	4,582,698
01/01/2014 to 12/31/2014	$21.26858	$19.76196	3,989,471
01/01/2015 to 12/31/2015	$19.76196	$20.04771	3,324,751
01/01/2016 to 12/31/2016	$20.04771	$18.97262	2,931,676
01/01/2017 to 12/31/2017	$18.97262	$25.27111	3,021,102
01/01/2018 to 12/31/2018	$25.27111	$21.53882	2,629,968
01/01/2019 to 12/31/2019	$21.53882	$27.98572	1,942,537
AST International Value Portfolio
01/01/2010 to 12/31/2010	$14.73896	$16.10237	3,649,081
01/01/2011 to 12/31/2011	$16.10237	$13.84955	2,916,031
01/01/2012 to 12/31/2012	$13.84955	$15.89231	2,668,328
01/01/2013 to 12/31/2013	$15.89231	$18.67292	2,705,225
01/01/2014 to 12/31/2014	$18.67292	$17.13364	2,548,306
01/01/2015 to 12/31/2015	$17.13364	$16.98867	2,467,892
01/01/2016 to 12/31/2016	$16.98867	$16.80599	2,319,732
01/01/2017 to 12/31/2017	$16.80599	$20.30026	2,283,395
01/01/2018 to 12/31/2018	$20.30026	$16.74197	1,830,771
01/01/2019 to 12/31/2019	$16.74197	$19.76268	1,522,077
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$8.65097	$9.68393	38,344,545
01/01/2011 to 12/31/2011	$9.68393	$9.47005	31,542,321
01/01/2012 to 12/31/2012	$9.47005	$10.57870	33,772,279
01/01/2013 to 12/31/2013	$10.57870	$12.09823	34,620,680
01/01/2014 to 12/31/2014	$12.09823	$12.65595	31,218,936
01/01/2015 to 12/31/2015	$12.65595	$12.31681	27,733,638
01/01/2016 to 12/31/2016	$12.31681	$12.74599	24,643,505
01/01/2017 to 12/31/2017	$12.74599	$14.66178	23,750,547
01/01/2018 to 12/31/2018	$14.66178	$13.35565	18,355,932
01/01/2019 to 12/31/2019	$13.35565	$15.68750	13,246,229
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.85552	$14.60401	5,905,133
01/01/2011 to 12/31/2011	$14.60401	$13.04913	4,359,903
01/01/2012 to 12/31/2012	$13.04913	$15.64529	4,428,816
01/01/2013 to 12/31/2013	$15.64529	$17.75076	4,647,244
01/01/2014 to 12/31/2014	$17.75076	$16.34657	4,276,895
01/01/2015 to 12/31/2015	$16.34657	$15.62754	3,960,328
01/01/2016 to 12/31/2016	$15.62754	$15.66712	3,354,922
01/01/2017 to 12/31/2017	$15.66712	$19.97550	3,518,759
01/01/2018 to 12/31/2018	$19.97550	$16.21247	2,855,876
01/01/2019 to 12/31/2019	$16.21247	$20.28579	2,206,545

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.53898	$13.23474	46,748,068
01/01/2011 to 12/31/2011	$13.23474	$13.04707	38,241,675
01/01/2012 to 12/31/2012	$13.04707	$14.20695	39,470,209
01/01/2013 to 12/31/2013	$14.20695	$15.51404	35,738,716
01/01/2014 to 12/31/2014	$15.51404	$16.08944	31,774,661
01/01/2015 to 12/31/2015	$16.08944	$15.79510	27,488,735
01/01/2016 to 12/31/2016	$15.79510	$16.13133	23,910,429
01/01/2017 to 12/31/2017	$16.13133	$17.79229	21,459,090
01/01/2018 to 12/31/2018	$17.79229	$16.60010	14,411,061
01/01/2019 to 12/31/2019	$16.60010	$18.71130	9,906,695
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.29064	$11.26617	473,823
01/01/2011 to 12/31/2011	$11.26617	$11.15393	755,324
01/01/2012 to 12/31/2012	$11.15393	$12.63560	1,110,275
01/01/2013 to 12/31/2013	$12.63560	$16.96244	1,223,206
01/01/2014 to 12/31/2014	$16.96244	$18.26808	1,330,655
01/01/2015 to 12/31/2015	$18.26808	$19.87733	2,148,045
01/01/2016 to 12/31/2016	$19.87733	$19.26374	1,599,569
01/01/2017 to 12/31/2017	$19.26374	$25.73532	1,813,210
01/01/2018 to 12/31/2018	$25.73532	$24.90062	1,442,816
01/01/2019 to 12/31/2019	$24.90062	$32.47411	1,204,562
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.86212	$12.79307	17,364,094
01/01/2011 to 12/31/2011	$12.79307	$12.46741	14,080,420
01/01/2012 to 12/31/2012	$12.46741	$13.76555	11,942,585
01/01/2013 to 12/31/2013	$13.76555	$18.49514	9,091,584
01/01/2014 to 12/31/2014	$18.49514	$20.11628	9,720,568
01/01/2015 to 12/31/2015	$20.11628	$21.77709	7,424,343
01/01/2016 to 12/31/2016	$21.77709	$22.61288	6,587,463
01/01/2017 to 12/31/2017	$22.61288	$29.57790	5,433,449
01/01/2018 to 12/31/2018	$29.57790	$28.30541	3,958,406
01/01/2019 to 12/31/2019	$28.30541	$36.64388	2,896,616
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$15.37175	$16.93954	3,612,405
01/01/2011 to 12/31/2011	$16.93954	$16.13853	3,114,124
01/01/2012 to 12/31/2012	$16.13853	$19.53485	3,437,135
01/01/2013 to 12/31/2013	$19.53485	$24.52181	3,984,432
01/01/2014 to 12/31/2014	$24.52181	$24.99282	3,982,260
01/01/2015 to 12/31/2015	$24.99282	$24.22021	3,944,892
01/01/2016 to 12/31/2016	$24.22021	$25.51562	3,423,715
01/01/2017 to 12/31/2017	$25.51562	$31.07864	3,333,656
01/01/2018 to 12/31/2018	$31.07864	$27.64337	2,650,577
01/01/2019 to 12/31/2019	$27.64337	$35.33185	1,908,630
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99864	$10.32369	5,908,428
01/01/2013 to 12/31/2013	$10.32369	$12.07379	6,987,054
01/01/2014 to 12/31/2014	$12.07379	$12.48482	5,942,954
01/01/2015 to 12/31/2015	$12.48482	$12.12641	5,278,987
01/01/2016 to 12/31/2016	$12.12641	$12.44216	4,364,208
01/01/2017 to 12/31/2017	$12.44216	$14.25569	3,983,721
01/01/2018 to 12/31/2018	$14.25569	$12.85908	3,073,391
01/01/2019 to 12/31/2019	$12.85908	$15.52572	2,574,574

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$9.75127	$10.81643	5,238,425
01/01/2011 to 12/31/2011	$10.81643	$10.57498	4,289,955
01/01/2012 to 12/31/2012	$10.57498	$12.17716	4,420,398
01/01/2013 to 12/31/2013	$12.17716	$16.37229	4,361,903
01/01/2014 to 12/31/2014	$16.37229	$17.50467	3,793,575
01/01/2015 to 12/31/2015	$17.50467	$18.46042	3,157,980
01/01/2016 to 12/31/2016	$18.46042	$18.50343	2,652,678
01/01/2017 to 12/31/2017	$18.50343	$23.78749	2,376,378
01/01/2018 to 12/31/2018	$23.78749	$23.89579	2,034,089
01/01/2019 to 12/31/2019	$23.89579	$32.38035	1,570,309
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99864	$10.19678	55,298
01/01/2013 to 12/31/2013	$10.19678	$13.48882	867,495
01/01/2014 to 12/31/2014	$13.48882	$14.62166	1,003,365
01/01/2015 to 12/31/2015	$14.62166	$14.27634	1,952,834
01/01/2016 to 12/31/2016	$14.27634	$15.92914	2,634,308
01/01/2017 to 12/31/2017	$15.92914	$18.38362	2,688,469
01/01/2018 to 12/31/2018	$18.38362	$16.24354	1,757,692
01/01/2019 to 12/31/2019	$16.24354	$20.66395	1,585,024
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.42307	$15.81896	6,728,348
01/01/2011 to 12/31/2011	$15.81896	$15.09505	4,560,864
01/01/2012 to 12/31/2012	$15.09505	$17.75759	4,904,077
01/01/2013 to 12/31/2013	$17.75759	$23.08682	5,099,534
01/01/2014 to 12/31/2014	$23.08682	$25.32324	4,212,533
01/01/2015 to 12/31/2015	$25.32324	$23.48945	6,589,806
01/01/2016 to 12/31/2016	$23.48945	$23.48269	5,545,452
01/01/2017 to 12/31/2017	$23.48269	$29.35334	5,099,466
01/01/2018 to 12/31/2018	$29.35334	$27.61105	3,953,745
01/01/2019 to 12/31/2019	$27.61105	$35.34436	2,780,427
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.87956	$16.84971	5,901,157
01/01/2011 to 12/31/2011	$16.84971	$16.16040	4,911,194
01/01/2012 to 12/31/2012	$16.16040	$18.61569	4,148,499
01/01/2013 to 12/31/2013	$18.61569	$25.99973	4,423,739
01/01/2014 to 12/31/2014	$25.99973	$29.21476	4,014,110
01/01/2015 to 12/31/2015	$29.21476	$27.11311	3,114,772
01/01/2016 to 12/31/2016	$27.11311	$31.52790	2,980,209
01/01/2017 to 12/31/2017	$31.52790	$35.28495	2,774,803
01/01/2018 to 12/31/2018	$35.28495	$28.99369	2,141,063
01/01/2019 to 12/31/2019	$28.99369	$34.50787	1,659,016
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$9.12827	$10.97710	11,156,029
01/01/2011 to 12/31/2011	$10.97710	$8.60766	6,749,550
01/01/2012 to 12/31/2012	$8.60766	$9.98335	7,897,745
01/01/2013 to 12/31/2013	$9.98335	$9.84051	8,565,272
01/01/2014 to 12/31/2014	$9.84051	$9.22491	7,895,167
01/01/2015 to 12/31/2015	$9.22491	$7.55507	6,604,045
01/01/2016 to 12/31/2016	$7.55507	$8.34921	5,785,322
01/01/2017 to 12/31/2017	$8.34921	$10.37789	6,660,956
01/01/2018 to 12/31/2018	$10.37789	$8.77210	5,202,731
01/01/2019 to 12/31/2019	$8.77210	$9.77898	4,395,054

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.65255	$11.58445	100,001,194
01/01/2011 to 12/31/2011	$11.58445	$11.50704	96,778,216
01/01/2012 to 12/31/2012	$11.50704	$12.49092	98,362,559
01/01/2013 to 12/31/2013	$12.49092	$13.41643	79,093,854
01/01/2014 to 12/31/2014	$13.41643	$13.95709	69,937,144
01/01/2015 to 12/31/2015	$13.95709	$13.74652	60,478,072
01/01/2016 to 12/31/2016	$13.74652	$14.26721	53,321,376
01/01/2017 to 12/31/2017	$14.26721	$15.45393	48,157,612
01/01/2018 to 12/31/2018	$15.45393	$14.76594	36,694,167
01/01/2019 to 12/31/2019	$14.76594	$16.66284	26,977,684
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01855	$10.07065	990,348
01/01/2012 to 12/31/2012	$10.07065	$10.60850	2,178,847
01/01/2013 to 12/31/2013	$10.60850	$10.19208	1,488,696
01/01/2014 to 12/31/2014	$10.19208	$10.63147	2,499,201
01/01/2015 to 12/31/2015	$10.63147	$10.42806	3,280,429
01/01/2016 to 12/31/2016	$10.42806	$10.68804	4,184,993
01/01/2017 to 12/31/2017	$10.68804	$11.10833	4,756,264
01/01/2018 to 12/31/2018	$11.10833	$10.83520	4,041,798
01/01/2019 to 12/31/2019	$10.83520	$11.69597	4,305,536
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$8.29738	$9.71261	115,827,900
01/01/2011 to 12/31/2011	$9.71261	$8.95893	75,603,365
01/01/2012 to 12/31/2012	$8.95893	$9.94941	89,282,138
01/01/2013 to 12/31/2013	$9.94941	$11.45130	87,210,945
01/01/2014 to 12/31/2014	$11.45130	$12.29819	83,056,988
01/01/2015 to 12/31/2015	$12.29819	$12.02114	119,678,650
01/01/2016 to 12/31/2016	$12.02114	$13.01668	109,389,517
01/01/2017 to 12/31/2017	$13.01668	$14.86317	160,964,447
01/01/2018 to 12/31/2018	$14.86317	$13.50638	116,807,822
01/01/2019 to 12/31/2019	$13.50638	$15.83119	90,179,043
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99863	$11.67690	5,665
01/01/2014 to 12/31/2014	$11.67690	$13.23473	121,259
01/01/2015 to 12/31/2015	$13.23473	$13.21718	110,869
01/01/2016 to 12/31/2016	$13.21718	$14.41070	164,589
01/01/2017 to 12/31/2017	$14.41070	$17.20835	129,742
01/01/2018 to 12/31/2018	$17.20835	$15.71265	84,609
01/01/2019 to 12/31/2019	$15.71265	$19.34591	84,247
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$9.04705	$10.23676	3,360,531
01/01/2011 to 12/31/2011	$10.23676	$10.41616	3,055,694
01/01/2012 to 12/31/2012	$10.41616	$12.17038	3,262,831
01/01/2013 to 12/31/2013	$12.17038	$15.85102	2,976,003
01/01/2014 to 12/31/2014	$15.85102	$18.27304	3,494,194
01/01/2015 to 12/31/2015	$18.27304	$18.52495	3,027,107
01/01/2016 to 12/31/2016	$18.52495	$20.92483	2,813,790
01/01/2017 to 12/31/2017	$20.92483	$25.15993	2,523,084
01/01/2018 to 12/31/2018	$25.15993	$22.70938	1,877,971
01/01/2019 to 12/31/2019	$22.70938	$27.79901	1,484,253

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99863	$8.89993	201,672
01/01/2012 to 12/31/2012	$8.89993	$9.90453	384,520
01/01/2013 to 12/31/2013	$9.90453	$11.92295	2,227,707
01/01/2014 to 12/31/2014	$11.92295	$12.48854	3,954,057
01/01/2015 to 12/31/2015	$12.48854	$12.30097	4,987,695
01/01/2016 to 12/31/2016	$12.30097	$12.86335	4,710,731
01/01/2017 to 12/31/2017	$12.86335	$14.95293	4,399,931
01/01/2018 to 12/31/2018	$14.95293	$13.74498	3,617,905
01/01/2019 to 12/31/2019	$13.74498	$16.38468	1,288,170
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$14.45984	$18.84985	4,200,876
01/01/2011 to 12/31/2011	$18.84985	$16.10840	4,029,967
01/01/2012 to 12/31/2012	$16.10840	$19.02245	3,987,156
01/01/2013 to 12/31/2013	$19.02245	$26.34396	3,589,232
01/01/2014 to 12/31/2014	$26.34396	$27.18947	3,049,744
01/01/2015 to 12/31/2015	$27.18947	$27.09786	2,435,616
01/01/2016 to 12/31/2016	$27.09786	$28.70362	2,019,066
01/01/2017 to 12/31/2017	$28.70362	$36.04862	1,824,209
01/01/2018 to 12/31/2018	$36.04862	$31.60636	1,485,600
01/01/2019 to 12/31/2019	$31.60636	$42.42558	1,060,339
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$8.87798	$11.91138	4,648,452
01/01/2011 to 12/31/2011	$11.91138	$11.60040	3,213,655
01/01/2012 to 12/31/2012	$11.60040	$12.79787	3,096,260
01/01/2013 to 12/31/2013	$12.79787	$17.01398	4,073,887
01/01/2014 to 12/31/2014	$17.01398	$17.37236	3,201,641
01/01/2015 to 12/31/2015	$17.37236	$17.22002	3,111,281
01/01/2016 to 12/31/2016	$17.22002	$18.98180	2,541,436
01/01/2017 to 12/31/2017	$18.98180	$23.13433	2,373,358
01/01/2018 to 12/31/2018	$23.13433	$20.83844	2,003,260
01/01/2019 to 12/31/2019	$20.83844	$26.66777	1,573,876
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$14.11106	$17.48588	6,195,308
01/01/2011 to 12/31/2011	$17.48588	$16.17000	5,166,090
01/01/2012 to 12/31/2012	$16.17000	$18.79089	3,913,693
01/01/2013 to 12/31/2013	$18.79089	$25.39300	3,418,708
01/01/2014 to 12/31/2014	$25.39300	$26.28974	2,808,610
01/01/2015 to 12/31/2015	$26.28974	$24.74160	2,217,703
01/01/2016 to 12/31/2016	$24.74160	$31.44064	2,012,505
01/01/2017 to 12/31/2017	$31.44064	$33.19514	1,801,371
01/01/2018 to 12/31/2018	$33.19514	$27.07026	1,411,502
01/01/2019 to 12/31/2019	$27.07026	$32.47543	1,040,641
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.84558	$14.09096	53,827,291
01/01/2011 to 12/31/2011	$14.09096	$14.13372	46,623,273
01/01/2012 to 12/31/2012	$14.13372	$15.77625	53,661,984
01/01/2013 to 12/31/2013	$15.77625	$18.12778	56,537,325
01/01/2014 to 12/31/2014	$18.12778	$18.87698	53,036,351
01/01/2015 to 12/31/2015	$18.87698	$18.57330	61,153,146
01/01/2016 to 12/31/2016	$18.57330	$19.64557	56,227,573
01/01/2017 to 12/31/2017	$19.64557	$22.29926	52,223,562
01/01/2018 to 12/31/2018	$22.29926	$20.76119	40,681,987
01/01/2019 to 12/31/2019	$20.76119	$24.67481	29,761,452

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.54281	$12.00822	12,250,636
01/01/2011 to 12/31/2011	$12.00822	$11.61022	9,294,364
01/01/2012 to 12/31/2012	$11.61022	$13.42613	10,725,477
01/01/2013 to 12/31/2013	$13.42613	$19.01819	11,809,685
01/01/2014 to 12/31/2014	$19.01819	$20.26543	11,237,461
01/01/2015 to 12/31/2015	$20.26543	$21.84110	10,710,975
01/01/2016 to 12/31/2016	$21.84110	$22.06119	8,827,493
01/01/2017 to 12/31/2017	$22.06119	$29.91878	7,920,851
01/01/2018 to 12/31/2018	$29.91878	$30.56007	6,705,902
01/01/2019 to 12/31/2019	$30.56007	$38.54072	4,887,345
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$11.51138	$12.73012	3,942,580
01/01/2011 to 12/31/2011	$12.73012	$12.45869	3,528,509
01/01/2012 to 12/31/2012	$12.45869	$13.89489	3,502,241
01/01/2013 to 12/31/2013	$13.89489	$18.39802	2,924,047
01/01/2014 to 12/31/2014	$18.39802	$18.37636	2,608,050
01/01/2015 to 12/31/2015	$18.37636	$16.97727	1,990,270
01/01/2016 to 12/31/2016	$16.97727	$17.72105	1,666,275
01/01/2017 to 12/31/2017	$17.72105	$20.31456	1,508,223
01/01/2018 to 12/31/2018	$20.31456	$18.03762	1,557,450
01/01/2019 to 12/31/2019	$18.03762	$22.34713	5,471,448
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$23.89300	$28.30538	5,827,673
01/01/2011 to 12/31/2011	$28.30538	$23.68588	4,562,770
01/01/2012 to 12/31/2012	$23.68588	$24.13710	4,495,210
01/01/2013 to 12/31/2013	$24.13710	$27.39014	3,688,022
01/01/2014 to 12/31/2014	$27.39014	$24.68587	3,347,866
01/01/2015 to 12/31/2015	$24.68587	$19.60403	2,736,765
01/01/2016 to 12/31/2016	$19.60403	$24.02744	2,471,111
01/01/2017 to 12/31/2017	$24.02744	$26.06762	2,347,242
01/01/2018 to 12/31/2018	$26.06762	$21.36593	1,497,045
01/01/2019 to 12/31/2019	$21.36593	$24.55763	1,358,165
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$15.07011	$15.67276	7,114,847
01/01/2011 to 12/31/2011	$15.67276	$16.05020	6,639,260
01/01/2012 to 12/31/2012	$16.05020	$16.60993	5,533,305
01/01/2013 to 12/31/2013	$16.60993	$15.72265	4,600,108
01/01/2014 to 12/31/2014	$15.72265	$15.54940	3,672,856
01/01/2015 to 12/31/2015	$15.54940	$14.58660	2,897,161
01/01/2016 to 12/31/2016	$14.58660	$14.97157	2,569,689
01/01/2017 to 12/31/2017	$14.97157	$15.02573	2,555,780
01/01/2018 to 12/31/2018	$15.02573	$15.07193	1,855,828
01/01/2019 to 12/31/2019	$15.07193	$15.06099	1,606,587
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.11071	$14.72294	2,978,973
01/01/2011 to 12/31/2011	$14.72294	$13.98059	2,405,087
01/01/2012 to 12/31/2012	$13.98059	$16.28103	2,424,624
01/01/2013 to 12/31/2013	$16.28103	$21.20296	2,138,372
01/01/2014 to 12/31/2014	$21.20296	$23.97472	1,904,816
01/01/2015 to 12/31/2015	$23.97472	$22.02086	1,494,027
01/01/2016 to 12/31/2016	$22.02086	$24.68960	1,298,357
01/01/2017 to 12/31/2017	$24.68960	$28.78313	1,173,758
01/01/2018 to 12/31/2018	$28.78313	$23.62781	878,983
01/01/2019 to 12/31/2019	$23.62781	$27.68697	735,703

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$8.78049	$9.89961	10,821,793
01/01/2011 to 12/31/2011	$9.89961	$9.40004	9,943,871
01/01/2012 to 12/31/2012	$9.40004	$10.26232	11,856,015
01/01/2013 to 12/31/2013	$10.26232	$12.16245	18,749,421
01/01/2014 to 12/31/2014	$12.16245	$12.62018	17,319,518
01/01/2015 to 12/31/2015	$12.62018	$12.33340	14,012,636
01/01/2016 to 12/31/2016	$12.33340	$12.92180	11,955,695
01/01/2017 to 12/31/2017	$12.92180	$14.43687	10,256,275
01/01/2018 to 12/31/2018	$14.43687	$13.48791	7,052,519
01/01/2019 to 12/31/2019	$13.48791	$15.99188	5,602,690
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.21392	$10.82874	17,651,916
01/01/2011 to 12/31/2011	$10.82874	$11.29192	18,170,336
01/01/2012 to 12/31/2012	$11.29192	$11.97752	18,416,796
01/01/2013 to 12/31/2013	$11.97752	$11.60405	17,928,589
01/01/2014 to 12/31/2014	$11.60405	$12.23394	19,702,934
01/01/2015 to 12/31/2015	$12.23394	$12.18082	18,938,735
01/01/2016 to 12/31/2016	$12.18082	$12.59720	19,007,777
01/01/2017 to 12/31/2017	$12.59720	$13.17153	19,214,511
01/01/2018 to 12/31/2018	$13.17153	$12.65978	20,284,879
01/01/2019 to 12/31/2019	$12.65978	$13.98248	16,984,697
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$9.99864	$10.38562	105,388
01/01/2013 to 12/31/2013	$10.38562	$9.38335	38,455
01/01/2014 to 12/31/2014	$9.38335	$9.35350	31,203
01/01/2015 to 12/31/2015	$9.35350	$8.91550	23,311
01/01/2016 to 12/31/2016	$8.91550	$9.69862	44,956
01/01/2017 to 12/31/2017	$9.69862	$10.42621	70,116
01/01/2018 to 12/31/2018	$10.42621	$9.56962	24,967
01/01/2019 to 12/31/2019	$9.56962	$10.80947	73,097
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99297	$9.12172	385,638
01/01/2012 to 12/31/2012	$9.12172	$10.65067	500,266
01/01/2013 to 12/31/2013	$10.65067	$13.72611	615,161
01/01/2014 to 12/31/2014	$13.72611	$15.23128	471,181
01/01/2015 to 12/31/2015	$15.23128	$15.28953	401,693
01/01/2016 to 12/31/2016	$15.28953	$17.26551	368,250
01/01/2017 to 12/31/2017	$17.26551	$18.43752	221,816
01/01/2018 to 12/31/2018	$18.43752	$16.75829	153,789
01/01/2019 to 12/31/2019	$16.75829	$20.61734	126,023
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$11.35499	$11.75885	545,135
01/01/2011 to 12/31/2011	$11.75885	$12.02209	524,638
01/01/2012 to 12/31/2012	$12.02209	$14.29418	462,518
01/01/2013 to 12/31/2013	$14.29418	$19.75802	464,049
01/01/2014 to 12/31/2014	$19.75802	$23.25416	483,876
01/01/2015 to 12/31/2015	$23.25416	$23.59376	397,984
01/01/2016 to 12/31/2016	$23.59376	$20.54588	211,321
01/01/2017 to 12/31/2017	$20.54588	$23.40614	156,236
01/01/2018 to 12/31/2018	$23.40614	$23.22592	109,879
01/01/2019 to 12/31/2019	$23.22592	$30.26757	91,247

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04992	$9.76598	229,829
01/01/2013 to 12/31/2013	$9.76598	$13.16014	522,396
01/01/2014 to 12/31/2014	$13.16014	$13.98316	170,256
01/01/2015 to 12/31/2015	$13.98316	$13.91821	202,132
01/01/2016 to 12/31/2016	$13.91821	$13.79262	155,646
01/01/2017 to 12/31/2017	$13.79262	$16.61688	127,674
01/01/2018 to 12/31/2018	$16.61688	$15.42878	95,975
01/01/2019 to 12/31/2019	$15.42878	$20.38520	93,703
Invesco V.I. Technology Fund - Series I
01/01/2010 to 12/31/2010	$7.90916	$9.43610	1,132,899
01/01/2011 to 12/31/2011	$9.43610	$8.81160	530,679
01/01/2012 to 12/31/2012	$8.81160	$9.64332	353,005
01/01/2013 to 12/31/2013	$9.64332	$11.86901	292,049
01/01/2014 to 12/31/2014	$11.86901	$12.96327	263,606
01/01/2015 to 12/31/2015	$12.96327	$13.61824	242,522
01/01/2016 to 12/31/2016	$13.61824	$13.29285	168,453
01/01/2017 to 12/31/2017	$13.29285	$17.66759	171,795
01/01/2018 to 12/31/2018	$17.66759	$17.29548	129,324
01/01/2019 to 12/31/2019	$17.29548	$23.11331	80,779
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12646	$9.72947	615,276
01/01/2017 to 12/31/2017	$9.72947	$13.50201	462,006
01/01/2018 to 12/31/2018	$13.50201	$10.92645	370,695
01/01/2019 to 12/31/2019	$10.92645	$13.17297	309,728
ProFund VP Asia 30
01/01/2010 to 12/31/2010	$21.10176	$23.63992	1,172,241
01/01/2011 to 12/31/2011	$23.63992	$16.97356	568,287
01/01/2012 to 12/31/2012	$16.97356	$19.27642	518,241
01/01/2013 to 12/31/2013	$19.27642	$21.79682	354,325
01/01/2014 to 12/31/2014	$21.79682	$21.10086	204,908
01/01/2015 to 12/31/2015	$21.10086	$18.80608	180,718
01/01/2016 to 12/31/2016	$18.80608	$18.61502	148,488
01/01/2017 to 12/31/2017	$18.61502	$24.32829	112,746
01/01/2018 to 12/31/2018	$24.32829	$19.47556	91,038
01/01/2019 to 12/31/2019	$19.47556	$24.19289	82,314
ProFund VP Banks
01/01/2010 to 12/31/2010	$4.69572	$5.00317	821,032
01/01/2011 to 12/31/2011	$5.00317	$3.60428	310,912
01/01/2012 to 12/31/2012	$3.60428	$4.72871	683,662
01/01/2013 to 12/31/2013	$4.72871	$6.20665	377,961
01/01/2014 to 12/31/2014	$6.20665	$6.73762	257,672
01/01/2015 to 12/31/2015	$6.73762	$6.59775	282,280
01/01/2016 to 12/31/2016	$6.59775	$7.99649	320,116
01/01/2017 to 12/31/2017	$7.99649	$9.27422	246,713
01/01/2018 to 12/31/2018	$9.27422	$7.48804	124,219
01/01/2019 to 12/31/2019	$7.48804	$10.04720	97,858

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Basic Materials
01/01/2010 to 12/31/2010	$13.31601	$16.98559	1,479,120
01/01/2011 to 12/31/2011	$16.98559	$14.00749	513,298
01/01/2012 to 12/31/2012	$14.00749	$14.94486	344,526
01/01/2013 to 12/31/2013	$14.94486	$17.40749	287,699
01/01/2014 to 12/31/2014	$17.40749	$17.40906	201,578
01/01/2015 to 12/31/2015	$17.40906	$14.73790	148,177
01/01/2016 to 12/31/2016	$14.73790	$17.17575	183,361
01/01/2017 to 12/31/2017	$17.17575	$20.77141	122,336
01/01/2018 to 12/31/2018	$20.77141	$16.81962	72,767
01/01/2019 to 12/31/2019	$16.81962	$19.47305	46,476
ProFund VP Bear
01/01/2010 to 12/31/2010	$6.34849	$5.13247	1,870,682
01/01/2011 to 12/31/2011	$5.13247	$4.59941	2,082,893
01/01/2012 to 12/31/2012	$4.59941	$3.77263	965,635
01/01/2013 to 12/31/2013	$3.77263	$2.72523	911,837
01/01/2014 to 12/31/2014	$2.72523	$2.29833	951,939
01/01/2015 to 12/31/2015	$2.29833	$2.14911	511,021
01/01/2016 to 12/31/2016	$2.14911	$1.83779	713,945
01/01/2017 to 12/31/2017	$1.83779	$1.48290	445,534
01/01/2018 to 12/31/2018	$1.48290	$1.51747	302,709
01/01/2019 to 12/31/2019	$1.51747	$1.15000	420,950
ProFund VP Biotechnology
01/01/2010 to 12/31/2010	$11.55992	$11.94922	254,803
01/01/2011 to 12/31/2011	$11.94922	$12.52334	188,759
01/01/2012 to 12/31/2012	$12.52334	$17.32996	338,800
01/01/2013 to 12/31/2013	$17.32996	$28.70550	326,187
01/01/2014 to 12/31/2014	$28.70550	$36.62452	259,481
01/01/2015 to 12/31/2015	$36.62452	$37.20907	163,042
01/01/2016 to 12/31/2016	$37.20907	$30.93209	86,316
01/01/2017 to 12/31/2017	$30.93209	$37.28121	96,712
01/01/2018 to 12/31/2018	$37.28121	$34.18850	56,646
01/01/2019 to 12/31/2019	$34.18850	$39.15785	35,319
ProFund VP Bull
01/01/2010 to 12/31/2010	$9.08242	$10.05618	2,476,971
01/01/2011 to 12/31/2011	$10.05618	$9.89068	3,165,929
01/01/2012 to 12/31/2012	$9.89068	$11.07807	1,499,016
01/01/2013 to 12/31/2013	$11.07807	$14.13739	1,204,038
01/01/2014 to 12/31/2014	$14.13739	$15.49877	1,173,460
01/01/2015 to 12/31/2015	$15.49877	$15.17320	592,041
01/01/2016 to 12/31/2016	$15.17320	$16.36515	445,098
01/01/2017 to 12/31/2017	$16.36515	$19.20921	584,910
01/01/2018 to 12/31/2018	$19.20921	$17.72927	533,516
01/01/2019 to 12/31/2019	$17.72927	$22.47276	145,074
ProFund VP Consumer Goods Portfolio
01/01/2010 to 12/31/2010	$10.25601	$11.83819	702,138
01/01/2011 to 12/31/2011	$11.83819	$12.45197	765,549
01/01/2012 to 12/31/2012	$12.45197	$13.57589	450,591
01/01/2013 to 12/31/2013	$13.57589	$17.15075	573,128
01/01/2014 to 12/31/2014	$17.15075	$18.59286	574,747
01/01/2015 to 12/31/2015	$18.59286	$19.04740	433,302
01/01/2016 to 12/31/2016	$19.04740	$19.39767	291,761
01/01/2017 to 12/31/2017	$19.39767	$21.95063	224,043
01/01/2018 to 12/31/2018	$21.95063	$18.39105	151,311
01/01/2019 to 12/31/2019	$18.39105	$22.89214	157,092

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Consumer Services
01/01/2010 to 12/31/2010	$7.73635	$9.23618	1,046,739
01/01/2011 to 12/31/2011	$9.23618	$9.58355	481,308
01/01/2012 to 12/31/2012	$9.58355	$11.50802	539,898
01/01/2013 to 12/31/2013	$11.50802	$15.83072	745,470
01/01/2014 to 12/31/2014	$15.83072	$17.50968	425,388
01/01/2015 to 12/31/2015	$17.50968	$18.02838	482,805
01/01/2016 to 12/31/2016	$18.02838	$18.47385	305,220
01/01/2017 to 12/31/2017	$18.47385	$21.50721	262,197
01/01/2018 to 12/31/2018	$21.50721	$21.28058	233,955
01/01/2019 to 12/31/2019	$21.28058	$26.08632	222,292
ProFund VP Europe 30
01/01/2010 to 12/31/2010	$12.07392	$12.18752	852,300
01/01/2011 to 12/31/2011	$12.18752	$10.92163	333,570
01/01/2012 to 12/31/2012	$10.92163	$12.52352	461,143
01/01/2013 to 12/31/2013	$12.52352	$14.98184	561,564
01/01/2014 to 12/31/2014	$14.98184	$13.46052	318,682
01/01/2015 to 12/31/2015	$13.46052	$11.79832	323,881
01/01/2016 to 12/31/2016	$11.79832	$12.51036	289,183
01/01/2017 to 12/31/2017	$12.51036	$14.72997	244,299
01/01/2018 to 12/31/2018	$14.72997	$12.43894	200,126
01/01/2019 to 12/31/2019	$12.43894	$14.40974	200,318
ProFund VP Financials
01/01/2010 to 12/31/2010	$6.29512	$6.86798	1,397,974
01/01/2011 to 12/31/2011	$6.86798	$5.82051	1,034,776
01/01/2012 to 12/31/2012	$5.82051	$7.13998	1,345,907
01/01/2013 to 12/31/2013	$7.13998	$9.27481	1,595,424
01/01/2014 to 12/31/2014	$9.27481	$10.30006	1,201,102
01/01/2015 to 12/31/2015	$10.30006	$9.97874	975,396
01/01/2016 to 12/31/2016	$9.97874	$11.31810	1,090,533
01/01/2017 to 12/31/2017	$11.31810	$13.15665	873,662
01/01/2018 to 12/31/2018	$13.15665	$11.58892	535,695
01/01/2019 to 12/31/2019	$11.58892	$14.84787	520,474
ProFund VP Health Care
01/01/2010 to 12/31/2010	$9.14274	$9.24755	875,030
01/01/2011 to 12/31/2011	$9.24755	$10.01493	924,616
01/01/2012 to 12/31/2012	$10.01493	$11.56360	1,121,561
01/01/2013 to 12/31/2013	$11.56360	$15.89446	1,361,062
01/01/2014 to 12/31/2014	$15.89446	$19.33701	1,316,203
01/01/2015 to 12/31/2015	$19.33701	$19.97324	1,214,167
01/01/2016 to 12/31/2016	$19.97324	$18.84835	746,538
01/01/2017 to 12/31/2017	$18.84835	$22.41599	644,252
01/01/2018 to 12/31/2018	$22.41599	$23.02195	561,239
01/01/2019 to 12/31/2019	$23.02195	$27.02822	490,642
ProFund VP Industrials
01/01/2010 to 12/31/2010	$9.68021	$11.78155	641,229
01/01/2011 to 12/31/2011	$11.78155	$11.38066	404,533
01/01/2012 to 12/31/2012	$11.38066	$12.96094	379,889
01/01/2013 to 12/31/2013	$12.96094	$17.61512	514,535
01/01/2014 to 12/31/2014	$17.61512	$18.29075	381,463
01/01/2015 to 12/31/2015	$18.29075	$17.37362	230,450
01/01/2016 to 12/31/2016	$17.37362	$20.08591	332,901
01/01/2017 to 12/31/2017	$20.08591	$24.18035	297,557
01/01/2018 to 12/31/2018	$24.18035	$20.74370	120,125
01/01/2019 to 12/31/2019	$20.74370	$26.62251	158,313

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Internet
01/01/2010 to 12/31/2010	$19.31472	$25.69739	455,035
01/01/2011 to 12/31/2011	$25.69739	$23.52770	92,624
01/01/2012 to 12/31/2012	$23.52770	$27.71190	98,828
01/01/2013 to 12/31/2013	$27.71190	$41.34854	134,453
01/01/2014 to 12/31/2014	$41.34854	$41.12237	46,264
01/01/2015 to 12/31/2015	$41.12237	$48.67555	88,272
01/01/2016 to 12/31/2016	$48.67555	$50.52169	50,482
01/01/2017 to 12/31/2017	$50.52169	$67.60465	28,747
01/01/2018 to 12/31/2018	$67.60465	$69.76315	18,650
01/01/2019 to 12/31/2019	$69.76315	$80.97899	13,060
ProFund VP Japan
01/01/2010 to 12/31/2010	$8.10920	$7.45426	414,005
01/01/2011 to 12/31/2011	$7.45426	$5.97226	292,468
01/01/2012 to 12/31/2012	$5.97226	$7.22157	445,817
01/01/2013 to 12/31/2013	$7.22157	$10.52835	616,969
01/01/2014 to 12/31/2014	$10.52835	$10.68867	321,351
01/01/2015 to 12/31/2015	$10.68867	$11.12292	271,326
01/01/2016 to 12/31/2016	$11.12292	$10.98500	213,374
01/01/2017 to 12/31/2017	$10.98500	$12.79780	207,879
01/01/2018 to 12/31/2018	$12.79780	$11.12102	185,679
01/01/2019 to 12/31/2019	$11.12102	$13.12485	153,368
ProFund VP Large-Cap Growth
01/01/2010 to 12/31/2010	$9.40289	$10.46700	1,282,022
01/01/2011 to 12/31/2011	$10.46700	$10.61678	1,146,789
01/01/2012 to 12/31/2012	$10.61678	$11.76932	796,871
01/01/2013 to 12/31/2013	$11.76932	$15.12476	730,784
01/01/2014 to 12/31/2014	$15.12476	$16.79832	876,271
01/01/2015 to 12/31/2015	$16.79832	$17.14180	474,182
01/01/2016 to 12/31/2016	$17.14180	$17.70515	358,253
01/01/2017 to 12/31/2017	$17.70515	$21.81809	334,476
01/01/2018 to 12/31/2018	$21.81809	$21.05704	251,064
01/01/2019 to 12/31/2019	$21.05704	$26.69264	211,951
ProFund VP Large-Cap Value
01/01/2010 to 12/31/2010	$8.30752	$9.22395	1,501,797
01/01/2011 to 12/31/2011	$9.22395	$8.95601	1,122,050
01/01/2012 to 12/31/2012	$8.95601	$10.16621	776,810
01/01/2013 to 12/31/2013	$10.16621	$12.98726	482,427
01/01/2014 to 12/31/2014	$12.98726	$14.11097	780,687
01/01/2015 to 12/31/2015	$14.11097	$13.22098	518,567
01/01/2016 to 12/31/2016	$13.22098	$15.00989	589,195
01/01/2017 to 12/31/2017	$15.00989	$16.74626	394,444
01/01/2018 to 12/31/2018	$16.74626	$14.71825	278,476
01/01/2019 to 12/31/2019	$14.71825	$18.78544	269,049
ProFund VP Mid-Cap Growth
01/01/2010 to 12/31/2010	$10.65021	$13.45122	2,021,397
01/01/2011 to 12/31/2011	$13.45122	$12.84677	1,040,542
01/01/2012 to 12/31/2012	$12.84677	$14.57782	684,764
01/01/2013 to 12/31/2013	$14.57782	$18.71380	592,623
01/01/2014 to 12/31/2014	$18.71380	$19.48939	371,987
01/01/2015 to 12/31/2015	$19.48939	$19.22211	357,650
01/01/2016 to 12/31/2016	$19.22211	$21.34005	331,122
01/01/2017 to 12/31/2017	$21.34005	$24.83120	303,762
01/01/2018 to 12/31/2018	$24.83120	$21.49420	232,983
01/01/2019 to 12/31/2019	$21.49420	$26.26428	287,987

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Mid-Cap Value
01/01/2010 to 12/31/2010	$11.04745	$13.08729	908,539
01/01/2011 to 12/31/2011	$13.08729	$12.36664	727,867
01/01/2012 to 12/31/2012	$12.36664	$14.17686	552,448
01/01/2013 to 12/31/2013	$14.17686	$18.42699	479,583
01/01/2014 to 12/31/2014	$18.42699	$19.96887	288,875
01/01/2015 to 12/31/2015	$19.96887	$18.02406	236,249
01/01/2016 to 12/31/2016	$18.02406	$22.04239	474,547
01/01/2017 to 12/31/2017	$22.04239	$23.97945	245,313
01/01/2018 to 12/31/2018	$23.97945	$20.44765	150,923
01/01/2019 to 12/31/2019	$20.44765	$24.95337	229,188
ProFund VP NASDAQ-100
01/01/2010 to 12/31/2010	$9.94164	$11.56165	1,576,633
01/01/2011 to 12/31/2011	$11.56165	$11.53676	909,044
01/01/2012 to 12/31/2012	$11.53676	$13.18763	644,940
01/01/2013 to 12/31/2013	$13.18763	$17.41567	507,723
01/01/2014 to 12/31/2014	$17.41567	$20.04118	490,538
01/01/2015 to 12/31/2015	$20.04118	$21.17985	411,272
01/01/2016 to 12/31/2016	$21.17985	$21.92619	193,838
01/01/2017 to 12/31/2017	$21.92619	$28.11521	168,628
01/01/2018 to 12/31/2018	$28.11521	$27.13182	130,884
01/01/2019 to 12/31/2019	$27.13182	$36.47800	137,023
ProFund VP Oil & Gas
01/01/2010 to 12/31/2010	$18.74595	$21.71150	1,296,969
01/01/2011 to 12/31/2011	$21.71150	$21.83365	829,408
01/01/2012 to 12/31/2012	$21.83365	$22.09472	551,530
01/01/2013 to 12/31/2013	$22.09472	$26.96103	414,618
01/01/2014 to 12/31/2014	$26.96103	$23.63437	346,412
01/01/2015 to 12/31/2015	$23.63437	$17.81132	258,376
01/01/2016 to 12/31/2016	$17.81132	$21.75488	239,263
01/01/2017 to 12/31/2017	$21.75488	$20.71774	132,569
01/01/2018 to 12/31/2018	$20.71774	$16.25359	75,155
01/01/2019 to 12/31/2019	$16.25359	$17.34672	72,782
ProFund VP Pharmaceuticals
01/01/2010 to 12/31/2010	$7.58424	$7.49464	268,122
01/01/2011 to 12/31/2011	$7.49464	$8.56033	862,925
01/01/2012 to 12/31/2012	$8.56033	$9.41676	302,309
01/01/2013 to 12/31/2013	$9.41676	$12.19047	276,233
01/01/2014 to 12/31/2014	$12.19047	$14.31041	297,503
01/01/2015 to 12/31/2015	$14.31041	$14.69965	159,802
01/01/2016 to 12/31/2016	$14.69965	$13.91791	92,869
01/01/2017 to 12/31/2017	$13.91791	$15.10676	78,826
01/01/2018 to 12/31/2018	$15.10676	$13.93522	47,460
01/01/2019 to 12/31/2019	$13.93522	$15.62964	24,140
ProFund VP Precious Metals
01/01/2010 to 12/31/2010	$16.85510	$22.03600	2,921,018
01/01/2011 to 12/31/2011	$22.03600	$17.50856	2,103,701
01/01/2012 to 12/31/2012	$17.50856	$14.71425	1,572,080
01/01/2013 to 12/31/2013	$14.71425	$8.98001	1,162,887
01/01/2014 to 12/31/2014	$8.98001	$6.72391	630,558
01/01/2015 to 12/31/2015	$6.72391	$4.44037	535,237
01/01/2016 to 12/31/2016	$4.44037	$6.80495	528,907
01/01/2017 to 12/31/2017	$6.80495	$7.04624	370,808
01/01/2018 to 12/31/2018	$7.04624	$5.99592	318,082
01/01/2019 to 12/31/2019	$5.99592	$8.60846	381,430

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Real Estate
01/01/2010 to 12/31/2010	$12.69458	$15.56804	509,622
01/01/2011 to 12/31/2011	$15.56804	$16.03891	345,408
01/01/2012 to 12/31/2012	$16.03891	$18.48252	392,557
01/01/2013 to 12/31/2013	$18.48252	$18.19431	325,883
01/01/2014 to 12/31/2014	$18.19431	$22.37078	289,291
01/01/2015 to 12/31/2015	$22.37078	$22.07298	179,238
01/01/2016 to 12/31/2016	$22.07298	$22.95255	135,429
01/01/2017 to 12/31/2017	$22.95255	$24.39208	94,186
01/01/2018 to 12/31/2018	$24.39208	$22.62081	103,574
01/01/2019 to 12/31/2019	$22.62081	$28.20077	117,345
ProFund VP Rising Rates Opportunity
01/01/2010 to 12/31/2010	$4.80759	$3.97042	4,679,376
01/01/2011 to 12/31/2011	$3.97042	$2.44059	2,645,539
01/01/2012 to 12/31/2012	$2.44059	$2.23383	1,760,429
01/01/2013 to 12/31/2013	$2.23383	$2.55893	3,779,215
01/01/2014 to 12/31/2014	$2.55893	$1.75517	3,810,891
01/01/2015 to 12/31/2015	$1.75517	$1.69877	2,300,690
01/01/2016 to 12/31/2016	$1.69877	$1.58459	3,979,174
01/01/2017 to 12/31/2017	$1.58459	$1.37292	672,668
01/01/2018 to 12/31/2018	$1.37292	$1.40630	553,158
01/01/2019 to 12/31/2019	$1.40630	$1.14218	444,278
ProFund VP Semiconductor
01/01/2010 to 12/31/2010	$5.85592	$6.47385	188,040
01/01/2011 to 12/31/2011	$6.47385	$6.11890	125,111
01/01/2012 to 12/31/2012	$6.11890	$5.76682	77,903
01/01/2013 to 12/31/2013	$5.76682	$7.57041	62,931
01/01/2014 to 12/31/2014	$7.57041	$10.01645	125,840
01/01/2015 to 12/31/2015	$10.01645	$9.56793	75,681
01/01/2016 to 12/31/2016	$9.56793	$12.01791	55,108
01/01/2017 to 12/31/2017	$12.01791	$16.02301	67,046
01/01/2018 to 12/31/2018	$16.02301	$14.14485	19,257
01/01/2019 to 12/31/2019	$14.14485	$20.83593	30,373
ProFund VP Short Mid-Cap
01/01/2010 to 12/31/2010	$6.44215	$4.69826	280,837
01/01/2011 to 12/31/2011	$4.69826	$4.24070	232,550
01/01/2012 to 12/31/2012	$4.24070	$3.38019	139,533
01/01/2013 to 12/31/2013	$3.38019	$2.40360	116,769
01/01/2014 to 12/31/2014	$2.40360	$2.06984	171,122
01/01/2015 to 12/31/2015	$2.06984	$2.00094	170,404
01/01/2016 to 12/31/2016	$2.00094	$1.57065	61,170
01/01/2017 to 12/31/2017	$1.57065	$1.31534	24,730
01/01/2018 to 12/31/2018	$1.31534	$1.43547	186,631
01/01/2019 to 12/31/2019	$1.43547	$1.11291	7,363
ProFund VP Short NASDAQ-100
01/01/2010 to 12/31/2010	$4.21899	$3.27025	782,589
01/01/2011 to 12/31/2011	$3.27025	$2.87953	1,249,273
01/01/2012 to 12/31/2012	$2.87953	$2.29961	957,612
01/01/2013 to 12/31/2013	$2.29961	$1.59655	348,933
01/01/2014 to 12/31/2014	$1.59655	$1.26593	241,202
01/01/2015 to 12/31/2015	$1.26593	$1.08261	286,125
01/01/2016 to 12/31/2016	$1.08261	$0.95772	256,099
01/01/2017 to 12/31/2017	$0.95772	$0.70408	129,839
01/01/2018 to 12/31/2018	$0.70408	$0.67241	117,734
01/01/2019 to 12/31/2019	$0.67241	$0.47583	90,824

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Short Small-Cap
01/01/2010 to 12/31/2010	$6.59454	$4.60842	355,244
01/01/2011 to 12/31/2011	$4.60842	$4.12054	702,306
01/01/2012 to 12/31/2012	$4.12054	$3.28401	351,352
01/01/2013 to 12/31/2013	$3.28401	$2.22045	176,749
01/01/2014 to 12/31/2014	$2.22045	$1.98216	197,127
01/01/2015 to 12/31/2015	$1.98216	$1.93339	165,249
01/01/2016 to 12/31/2016	$1.93339	$1.49096	60,221
01/01/2017 to 12/31/2017	$1.49096	$1.25820	36,440
01/01/2018 to 12/31/2018	$1.25820	$1.36593	744,521
01/01/2019 to 12/31/2019	$1.36593	$1.06407	14,359
ProFund VP Small-Cap Growth
01/01/2010 to 12/31/2010	$11.15090	$13.78817	1,733,790
01/01/2011 to 12/31/2011	$13.78817	$13.73472	1,437,215
01/01/2012 to 12/31/2012	$13.73472	$15.19367	495,243
01/01/2013 to 12/31/2013	$15.19367	$20.98384	722,604
01/01/2014 to 12/31/2014	$20.98384	$21.08606	341,491
01/01/2015 to 12/31/2015	$21.08606	$20.98143	310,904
01/01/2016 to 12/31/2016	$20.98143	$24.81155	268,146
01/01/2017 to 12/31/2017	$24.81155	$27.56822	233,143
01/01/2018 to 12/31/2018	$27.56822	$25.55249	171,943
01/01/2019 to 12/31/2019	$25.55249	$29.93521	152,702
ProFund VP Small-Cap Value
01/01/2010 to 12/31/2010	$9.65451	$11.59399	743,101
01/01/2011 to 12/31/2011	$11.59399	$10.93523	752,713
01/01/2012 to 12/31/2012	$10.93523	$12.49201	481,299
01/01/2013 to 12/31/2013	$12.49201	$16.91462	412,071
01/01/2014 to 12/31/2014	$16.91462	$17.60271	237,908
01/01/2015 to 12/31/2015	$17.60271	$15.87910	251,343
01/01/2016 to 12/31/2016	$15.87910	$20.11199	295,966
01/01/2017 to 12/31/2017	$20.11199	$21.70203	178,645
01/01/2018 to 12/31/2018	$21.70203	$18.30803	144,824
01/01/2019 to 12/31/2019	$18.30803	$22.06891	119,465
ProFund VP Technology
01/01/2010 to 12/31/2010	$8.77621	$9.55781	652,534
01/01/2011 to 12/31/2011	$9.55781	$9.27196	719,037
01/01/2012 to 12/31/2012	$9.27196	$10.05858	287,188
01/01/2013 to 12/31/2013	$10.05858	$12.38490	175,316
01/01/2014 to 12/31/2014	$12.38490	$14.38710	179,412
01/01/2015 to 12/31/2015	$14.38710	$14.48967	124,421
01/01/2016 to 12/31/2016	$14.48967	$16.01021	119,435
01/01/2017 to 12/31/2017	$16.01021	$21.28733	82,610
01/01/2018 to 12/31/2018	$21.28733	$20.45365	58,080
01/01/2019 to 12/31/2019	$20.45365	$29.20553	63,194
ProFund VP Telecommunications
01/01/2010 to 12/31/2010	$7.20798	$8.20115	847,216
01/01/2011 to 12/31/2011	$8.20115	$8.21681	476,200
01/01/2012 to 12/31/2012	$8.21681	$9.41587	486,914
01/01/2013 to 12/31/2013	$9.41587	$10.37826	375,062
01/01/2014 to 12/31/2014	$10.37826	$10.26467	329,989
01/01/2015 to 12/31/2015	$10.26467	$10.24892	246,225
01/01/2016 to 12/31/2016	$10.24892	$12.26323	259,808
01/01/2017 to 12/31/2017	$12.26323	$11.80524	206,948
01/01/2018 to 12/31/2018	$11.80524	$9.85577	140,704
01/01/2019 to 12/31/2019	$9.85577	$11.12471	169,880

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP U.S. Government Plus
01/01/2010 to 12/31/2010	$12.53843	$13.57748	1,042,250
01/01/2011 to 12/31/2011	$13.57748	$19.16526	1,145,039
01/01/2012 to 12/31/2012	$19.16526	$19.03182	721,134
01/01/2013 to 12/31/2013	$19.03182	$15.14014	419,798
01/01/2014 to 12/31/2014	$15.14014	$20.30924	243,348
01/01/2015 to 12/31/2015	$20.30924	$18.84732	307,076
01/01/2016 to 12/31/2016	$18.84732	$18.48017	132,889
01/01/2017 to 12/31/2017	$18.48017	$19.90052	64,074
01/01/2018 to 12/31/2018	$19.90052	$18.50902	50,825
01/01/2019 to 12/31/2019	$18.50902	$21.52063	55,922
ProFund VP UltraBull
01/01/2010 to 12/31/2010	$6.49713	$7.80642	914,644
01/01/2011 to 12/31/2011	$7.80642	$7.30702	689,374
01/01/2012 to 12/31/2012	$7.30702	$9.26411	451,227
01/01/2013 to 12/31/2013	$9.26411	$15.31166	302,573
01/01/2014 to 12/31/2014	$15.31166	$18.55847	265,404
01/01/2015 to 12/31/2015	$18.55847	$17.72596	202,056
01/01/2016 to 12/31/2016	$17.72596	$20.67716	90,526
01/01/2017 to 12/31/2017	$20.67716	$28.67909	85,450
01/01/2018 to 12/31/2018	$28.67909	$23.82990	72,451
01/01/2019 to 12/31/2019	$23.82990	$37.53854	44,442
ProFund VP UltraMid-Cap
01/01/2010 to 12/31/2010	$8.22543	$12.10861	1,530,577
01/01/2011 to 12/31/2011	$12.10861	$10.28371	591,778
01/01/2012 to 12/31/2012	$10.28371	$13.39974	516,451
01/01/2013 to 12/31/2013	$13.39974	$22.48468	317,543
01/01/2014 to 12/31/2014	$22.48468	$25.50653	386,697
01/01/2015 to 12/31/2015	$25.50653	$22.79049	377,840
01/01/2016 to 12/31/2016	$22.79049	$30.91353	280,604
01/01/2017 to 12/31/2017	$30.91353	$39.17943	77,938
01/01/2018 to 12/31/2018	$39.17943	$28.21463	66,543
01/01/2019 to 12/31/2019	$28.21463	$41.01036	46,004
ProFund VP UltraNASDAQ-100
01/01/2010 to 12/31/2010	$5.62648	$7.48276	1,359,439
01/01/2011 to 12/31/2011	$7.48276	$7.27165	1,795,997
01/01/2012 to 12/31/2012	$7.27165	$9.56529	563,727
01/01/2013 to 12/31/2013	$9.56529	$16.84373	561,715
01/01/2014 to 12/31/2014	$16.84373	$22.50303	414,291
01/01/2015 to 12/31/2015	$22.50303	$25.14240	345,567
01/01/2016 to 12/31/2016	$25.14240	$26.86092	255,704
01/01/2017 to 12/31/2017	$26.86092	$44.47219	231,119
01/01/2018 to 12/31/2018	$44.47219	$39.52168	211,982
01/01/2019 to 12/31/2019	$39.52168	$69.83579	104,210
ProFund VP UltraSmall-Cap
01/01/2010 to 12/31/2010	$7.38773	$10.78566	930,703
01/01/2011 to 12/31/2011	$10.78566	$8.61004	508,081
01/01/2012 to 12/31/2012	$8.61004	$10.96696	395,941
01/01/2013 to 12/31/2013	$10.96696	$20.13338	296,920
01/01/2014 to 12/31/2014	$20.13338	$20.86627	228,008
01/01/2015 to 12/31/2015	$20.86627	$17.85902	162,041
01/01/2016 to 12/31/2016	$17.85902	$24.51956	122,124
01/01/2017 to 12/31/2017	$24.51956	$30.19325	111,197
01/01/2018 to 12/31/2018	$30.19325	$21.68909	66,206
01/01/2019 to 12/31/2019	$21.68909	$31.42716	59,199

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Utilities
01/01/2010 to 12/31/2010	$12.26510	$12.78064	893,746
01/01/2011 to 12/31/2011	$12.78064	$14.77119	1,349,692
01/01/2012 to 12/31/2012	$14.77119	$14.54751	788,140
01/01/2013 to 12/31/2013	$14.54751	$16.21221	725,550
01/01/2014 to 12/31/2014	$16.21221	$20.07212	821,630
01/01/2015 to 12/31/2015	$20.07212	$18.47707	503,397
01/01/2016 to 12/31/2016	$18.47707	$20.91283	462,262
01/01/2017 to 12/31/2017	$20.91283	$22.75718	486,229
01/01/2018 to 12/31/2018	$22.75718	$23.02523	289,388
01/01/2019 to 12/31/2019	$23.02523	$27.82551	313,144
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$11.12185	$12.47084	346,910
01/01/2011 to 12/31/2011	$12.47084	$10.43600	327,254
01/01/2012 to 12/31/2012	$10.43600	$12.56220	230,539
01/01/2013 to 12/31/2013	$12.56220	$14.68616	101,416
01/01/2014 to 12/31/2014	$14.68616	$13.61838	73,228
01/01/2015 to 12/31/2015	$13.61838	$13.84461	63,745
01/01/2016 to 12/31/2016	$13.84461	$13.12893	56,615
01/01/2017 to 12/31/2017	$13.12893	$17.53748	66,125
01/01/2018 to 12/31/2018	$17.53748	$15.03689	76,788
01/01/2019 to 12/31/2019	$15.03689	$19.57785	39,236
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$13.32619	$16.11364	637,587
01/01/2011 to 12/31/2011	$16.11364	$13.82121	523,908
01/01/2012 to 12/31/2012	$13.82121	$15.45248	401,945
01/01/2013 to 12/31/2013	$15.45248	$18.22775	283,907
01/01/2014 to 12/31/2014	$18.22775	$16.97668	217,416
01/01/2015 to 12/31/2015	$16.97668	$17.07985	210,347
01/01/2016 to 12/31/2016	$17.07985	$17.34553	138,372
01/01/2017 to 12/31/2017	$17.34553	$21.30098	113,199
01/01/2018 to 12/31/2018	$21.30098	$17.41592	73,608
01/01/2019 to 12/31/2019	$17.41592	$19.78390	59,322
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$12.54043	$15.81530	385,986
01/01/2011 to 12/31/2011	$15.81530	$14.72149	411,256
01/01/2012 to 12/31/2012	$14.72149	$17.48336	413,544
01/01/2013 to 12/31/2013	$17.48336	$24.11014	306,342
01/01/2014 to 12/31/2014	$24.11014	$24.68160	201,332
01/01/2015 to 12/31/2015	$24.68160	$24.66780	142,859
01/01/2016 to 12/31/2016	$24.66780	$24.44784	93,681
01/01/2017 to 12/31/2017	$24.44784	$32.45008	70,682
01/01/2018 to 12/31/2018	$32.45008	$32.07718	55,802
01/01/2019 to 12/31/2019	$32.07718	$43.34529	45,145
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59327	$12.24845	617,813
01/01/2011 to 12/31/2011	$12.24845	$11.52354	383,450
01/01/2012 to 12/31/2012	$11.52354	$12.25238	264,060
01/01/2013 to 12/31/2013	$12.25238	$18.14246	293,944
01/01/2014 to 12/31/2014	$18.14246	$17.54440	192,275
01/01/2015 to 12/31/2015	$17.54440	$16.80023	164,785
01/01/2016 to 12/31/2016	$16.80023	$17.86272	131,068
01/01/2017 to 12/31/2017	$17.86272	$22.16101	107,764
01/01/2018 to 12/31/2018	$22.16101	$22.11458	86,180
01/01/2019 to 12/31/2019	$22.11458	$27.25482	84,707
*Denotes the start date of these sub-accounts

ASL II
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps
(3.05%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13423	$13.17192	65,536
01/01/2011 to 12/31/2011	$13.17192	$12.43126	29,622
01/01/2012 to 12/31/2012	$12.43126	$13.56586	36,253
01/01/2013 to 12/31/2013	$13.56586	$14.46408	11,985
01/01/2014 to 12/31/2014	$14.46408	$14.55840	21,734
01/01/2015 to 12/31/2015	$14.55840	$13.65997	12,885
01/01/2016 to 12/31/2016	$13.65997	$14.08352	6,722
01/01/2017 to 12/31/2017	$14.08352	$15.37365	19,724
01/01/2018 to 12/31/2018	$15.37365	$13.68977	3,906
01/01/2019 to 12/31/2019	$13.68977	$15.40315	11,000
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$12.32995	$13.59257	52,061
01/01/2011 to 12/31/2011	$13.59257	$13.19353	26,435
01/01/2012 to 12/31/2012	$13.19353	$14.53629	36,464
01/01/2013 to 12/31/2013	$14.53629	$16.42647	19,293
01/01/2014 to 12/31/2014	$16.42647	$16.89820	28,366
01/01/2015 to 12/31/2015	$16.89820	$16.51440	13,993
01/01/2016 to 12/31/2016	$16.51440	$17.14989	9,439
01/01/2017 to 12/31/2017	$17.14989	$19.44290	8,027
01/01/2018 to 12/31/2018	$19.44290	$17.73716	3,043
01/01/2019 to 12/31/2019	$17.73716	$20.95535	10,133
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$11.85733	$12.86591	39,827
01/01/2011 to 12/31/2011	$12.86591	$12.24761	16,831
01/01/2012 to 12/31/2012	$12.24761	$13.09430	20,040
01/01/2013 to 12/31/2013	$13.09430	$14.27418	5,148
01/01/2014 to 12/31/2014	$14.27418	$14.55015	10,773
01/01/2015 to 12/31/2015	$14.55015	$14.08292	6,595
01/01/2016 to 12/31/2016	$14.08292	$14.31192	3,041
01/01/2017 to 12/31/2017	$14.31192	$16.12922	6,745
01/01/2018 to 12/31/2018	$16.12922	$14.39900	2,025
01/01/2019 to 12/31/2019	$14.39900	$16.47937	4,983
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99745	$11.52409	0
01/01/2014 to 12/31/2014	$11.52409	$12.64404	0
01/01/2015 to 12/31/2015	$12.64404	$12.47014	0
01/01/2016 to 12/31/2016	$12.47014	$13.38475	0
01/01/2017 to 12/31/2017	$13.38475	$15.85046	0
01/01/2018 to 12/31/2018	$15.85046	$14.11453	0
01/01/2019 to 12/31/2019	$14.11453	$16.77372	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.96015	$13.02349	131,786
01/01/2011 to 12/31/2011	$13.02349	$12.47353	52,667
01/01/2012 to 12/31/2012	$12.47353	$13.60110	56,424
01/01/2013 to 12/31/2013	$13.60110	$15.51347	26,419
01/01/2014 to 12/31/2014	$15.51347	$16.02123	35,868
01/01/2015 to 12/31/2015	$16.02123	$15.60653	19,466
01/01/2016 to 12/31/2016	$15.60653	$16.08478	10,566
01/01/2017 to 12/31/2017	$16.08478	$17.92023	9,394
01/01/2018 to 12/31/2018	$17.92023	$16.51349	3,621
01/01/2019 to 12/31/2019	$16.51349	$19.11860	4,491
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99745	$9.07909	0
01/01/2012 to 12/31/2012	$9.07909	$9.84874	0
01/01/2013 to 12/31/2013	$9.84874	$10.58473	3,133
01/01/2014 to 12/31/2014	$10.58473	$10.76426	3,650
01/01/2015 to 12/31/2015	$10.76426	$10.12275	1,167
01/01/2016 to 12/31/2016	$10.12275	$10.49795	630
01/01/2017 to 12/31/2017	$10.49795	$11.46232	277
01/01/2018 to 12/31/2018	$11.46232	$10.52425	89
01/01/2019 to 12/31/2019	$10.52425	$12.00129	161
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.41264	$10.48881	8,917
01/01/2011 to 12/31/2011	$10.48881	$10.39821	3,150
01/01/2012 to 12/31/2012	$10.39821	$10.55386	3,391
01/01/2013 to 12/31/2013	$10.55386	$10.00959	590
01/01/2014 to 12/31/2014	$10.00959	$9.69502	546
01/01/2015 to 12/31/2015	$9.69502	$9.44474	376
01/01/2016 to 12/31/2016	$9.44474	$9.30721	302
01/01/2017 to 12/31/2017	$9.30721	$9.17786	312
01/01/2018 to 12/31/2018	$9.17786	$8.96257	245
01/01/2019 to 12/31/2019	$8.96257	$9.09083	17
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97629	$11.46296	174,087
01/01/2011 to 12/31/2011	$11.46296	$11.46724	92,726
01/01/2012 to 12/31/2012	$11.46724	$12.15323	96,820
01/01/2013 to 12/31/2013	$12.15323	$11.56610	35,919
01/01/2014 to 12/31/2014	$11.56610	$11.68773	32,447
01/01/2015 to 12/31/2015	$11.68773	$11.09239	10,690
01/01/2016 to 12/31/2016	$11.09239	$11.20959	6,473
01/01/2017 to 12/31/2017	$11.20959	$11.34268	8,466
01/01/2018 to 12/31/2018	$11.34268	$10.92236	2,599
01/01/2019 to 12/31/2019	$10.92236	$11.56618	7,115
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.51126	$10.26888	0
01/01/2011 to 12/31/2011	$10.26888	$11.54677	0
01/01/2012 to 12/31/2012	$11.54677	$11.84987	57,097
01/01/2013 to 12/31/2013	$11.84987	$10.93332	75,887
01/01/2014 to 12/31/2014	$10.93332	$11.05193	30,895
01/01/2015 to 12/31/2015	$11.05193	$10.82962	25,134
01/01/2016 to 12/31/2016	$10.82962	$10.65201	16,045
01/01/2017 to 12/31/2017	$10.65201	$10.40648	18,460
01/01/2018 to 12/31/2018	$10.40648	$10.14435	107,109
01/01/2019 to 12/31/2019	$10.14435	$9.97252	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18840	$9.96331	67,081
01/01/2011 to 12/31/2011	$9.96331	$11.46436	5,989
01/01/2012 to 12/31/2012	$11.46436	$11.81648	3,224
01/01/2013 to 12/31/2013	$11.81648	$10.70951	100,166
01/01/2014 to 12/31/2014	$10.70951	$11.02243	58,122
01/01/2015 to 12/31/2015	$11.02243	$10.84945	72,462
01/01/2016 to 12/31/2016	$10.84945	$10.72518	59,214
01/01/2017 to 12/31/2017	$10.72518	$10.49099	22,390
01/01/2018 to 12/31/2018	$10.49099	$10.19900	24,210
01/01/2019 to 12/31/2019	$10.19900	$10.23382	78,566
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99661	$10.86825	55,827
01/01/2011 to 12/31/2011	$10.86825	$12.67668	479,189
01/01/2012 to 12/31/2012	$12.67668	$13.12442	250,845
01/01/2013 to 12/31/2013	$13.12442	$11.83332	78,873
01/01/2014 to 12/31/2014	$11.83332	$12.35365	169,047
01/01/2015 to 12/31/2015	$12.35365	$12.19038	135,676
01/01/2016 to 12/31/2016	$12.19038	$12.05982	107,083
01/01/2017 to 12/31/2017	$12.05982	$11.87777	39,969
01/01/2018 to 12/31/2018	$11.87777	$11.52135	45,222
01/01/2019 to 12/31/2019	$11.52135	$11.73599	18,532
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99745	$11.86808	148,179
01/01/2012 to 12/31/2012	$11.86808	$12.17835	231,919
01/01/2013 to 12/31/2013	$12.17835	$10.65620	25,469
01/01/2014 to 12/31/2014	$10.65620	$11.40245	15,562
01/01/2015 to 12/31/2015	$11.40245	$11.28653	63,122
01/01/2016 to 12/31/2016	$11.28653	$11.14290	56,736
01/01/2017 to 12/31/2017	$11.14290	$10.97341	30,470
01/01/2018 to 12/31/2018	$10.97341	$10.62125	31,856
01/01/2019 to 12/31/2019	$10.62125	$10.90390	26,195
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99662	$10.26629	77,251
01/01/2013 to 12/31/2013	$10.26629	$8.93791	685,322
01/01/2014 to 12/31/2014	$8.93791	$9.75885	475,047
01/01/2015 to 12/31/2015	$9.75885	$9.71746	181,993
01/01/2016 to 12/31/2016	$9.71746	$9.60176	146,254
01/01/2017 to 12/31/2017	$9.60176	$9.46757	141,379
01/01/2018 to 12/31/2018	$9.46757	$9.15306	139,108
01/01/2019 to 12/31/2019	$9.15306	$9.45152	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99830	$8.63809	347,529
01/01/2014 to 12/31/2014	$8.63809	$9.59655	177,322
01/01/2015 to 12/31/2015	$9.59655	$9.56811	10,739
01/01/2016 to 12/31/2016	$9.56811	$9.45386	10,735
01/01/2017 to 12/31/2017	$9.45386	$9.32049	10,732
01/01/2018 to 12/31/2018	$9.32049	$8.97654	10,728
01/01/2019 to 12/31/2019	$8.97654	$9.39531	10,724
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99830	$11.15903	16,526
01/01/2015 to 12/31/2015	$11.15903	$11.03498	330,937
01/01/2016 to 12/31/2016	$11.03498	$10.96374	5,209
01/01/2017 to 12/31/2017	$10.96374	$10.82471	5,260
01/01/2018 to 12/31/2018	$10.82471	$10.41563	96,691
01/01/2019 to 12/31/2019	$10.41563	$10.97828	67,275

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99830	$9.81132	181,833
01/01/2016 to 12/31/2016	$9.81132	$9.71032	274,087
01/01/2017 to 12/31/2017	$9.71032	$9.64288	225,397
01/01/2018 to 12/31/2018	$9.64288	$9.25003	247,437
01/01/2019 to 12/31/2019	$9.25003	$9.86736	75,349
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99662	$9.75403	378,937
01/01/2017 to 12/31/2017	$9.75403	$9.71124	308,557
01/01/2018 to 12/31/2018	$9.71124	$9.29490	334,853
01/01/2019 to 12/31/2019	$9.29490	$9.97447	190,723
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99661	$9.90917	1,781
01/01/2018 to 12/31/2018	$9.90917	$9.40790	2,547
01/01/2019 to 12/31/2019	$9.40790	$10.17804	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99661	$9.53824	0
01/01/2019 to 12/31/2019	$9.53824	$10.38454	2,438
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99830	$11.09122	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22725	$13.44012	112,968
01/01/2011 to 12/31/2011	$13.44012	$12.71472	48,818
01/01/2012 to 12/31/2012	$12.71472	$14.01774	64,061
01/01/2013 to 12/31/2013	$14.01774	$16.67266	34,911
01/01/2014 to 12/31/2014	$16.67266	$17.29480	31,756
01/01/2015 to 12/31/2015	$17.29480	$16.85680	17,277
01/01/2016 to 12/31/2016	$16.85680	$17.46123	13,019
01/01/2017 to 12/31/2017	$17.46123	$19.95897	8,986
01/01/2018 to 12/31/2018	$19.95897	$18.14380	2,409
01/01/2019 to 12/31/2019	$18.14380	$21.50410	4,496
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99745	$11.52104	0
01/01/2014 to 12/31/2014	$11.52104	$12.68979	237
01/01/2015 to 12/31/2015	$12.68979	$11.86328	106
01/01/2016 to 12/31/2016	$11.86328	$13.21562	94
01/01/2017 to 12/31/2017	$13.21562	$15.17196	79
01/01/2018 to 12/31/2018	$15.17196	$14.00575	47
01/01/2019 to 12/31/2019	$14.00575	$17.79232	0
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$13.84184	$16.13064	5,671
01/01/2011 to 12/31/2011	$16.13064	$14.85134	2,697
01/01/2012 to 12/31/2012	$14.85134	$18.25697	2,502
01/01/2013 to 12/31/2013	$18.25697	$18.46963	757
01/01/2014 to 12/31/2014	$18.46963	$20.39964	1,542
01/01/2015 to 12/31/2015	$20.39964	$19.75964	470
01/01/2016 to 12/31/2016	$19.75964	$19.33010	271
01/01/2017 to 12/31/2017	$19.33010	$20.78249	376
01/01/2018 to 12/31/2018	$20.78249	$19.19633	0
01/01/2019 to 12/31/2019	$19.19633	$23.28728	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.41408	$17.98463	2,762
01/01/2011 to 12/31/2011	$17.98463	$18.58624	1,055
01/01/2012 to 12/31/2012	$18.58624	$20.78393	1,973
01/01/2013 to 12/31/2013	$20.78393	$20.78128	973
01/01/2014 to 12/31/2014	$20.78128	$26.37632	1,299
01/01/2015 to 12/31/2015	$26.37632	$26.81074	824
01/01/2016 to 12/31/2016	$26.81074	$27.24708	279
01/01/2017 to 12/31/2017	$27.24708	$28.06837	333
01/01/2018 to 12/31/2018	$28.06837	$25.91371	0
01/01/2019 to 12/31/2019	$25.91371	$32.96635	0
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$12.21412	$13.54265	69,693
01/01/2011 to 12/31/2011	$13.54265	$12.93283	27,636
01/01/2012 to 12/31/2012	$12.93283	$13.87100	29,060
01/01/2013 to 12/31/2013	$13.87100	$15.43301	12,216
01/01/2014 to 12/31/2014	$15.43301	$15.43379	13,448
01/01/2015 to 12/31/2015	$15.43379	$15.11138	7,606
01/01/2016 to 12/31/2016	$15.11138	$15.27483	5,990
01/01/2017 to 12/31/2017	$15.27483	$17.24991	2,457
01/01/2018 to 12/31/2018	$17.24991	$15.42577	1,475
01/01/2019 to 12/31/2019	$15.42577	$17.94645	1,302
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$11.77962	$12.74499	48,976
01/01/2011 to 12/31/2011	$12.74499	$12.29438	29,103
01/01/2012 to 12/31/2012	$12.29438	$13.12610	27,510
01/01/2013 to 12/31/2013	$13.12610	$13.97562	3,763
01/01/2014 to 12/31/2014	$13.97562	$14.09699	12,688
01/01/2015 to 12/31/2015	$14.09699	$13.54278	15,831
01/01/2016 to 12/31/2016	$13.54278	$13.82089	6,097
01/01/2017 to 12/31/2017	$13.82089	$15.04653	7,390
01/01/2018 to 12/31/2018	$15.04653	$13.55566	3,375
01/01/2019 to 12/31/2019	$13.55566	$15.24784	10,730
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67342	$15.57605	11,365
01/01/2011 to 12/31/2011	$15.57605	$15.29838	2,764
01/01/2012 to 12/31/2012	$15.29838	$17.15805	5,135
01/01/2013 to 12/31/2013	$17.15805	$23.09162	1,883
01/01/2014 to 12/31/2014	$23.09162	$23.99874	5,106
01/01/2015 to 12/31/2015	$23.99874	$21.98832	2,218
01/01/2016 to 12/31/2016	$21.98832	$26.50272	2,991
01/01/2017 to 12/31/2017	$26.50272	$28.82861	1,876
01/01/2018 to 12/31/2018	$28.82861	$24.01384	101
01/01/2019 to 12/31/2019	$24.01384	$28.55169	298
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.80078	$9.50418	66,807
01/01/2011 to 12/31/2011	$9.50418	$9.21691	22,753
01/01/2012 to 12/31/2012	$9.21691	$8.93594	21,654
01/01/2013 to 12/31/2013	$8.93594	$8.66333	38,219
01/01/2014 to 12/31/2014	$8.66333	$8.39917	34,608
01/01/2015 to 12/31/2015	$8.39917	$8.14297	10,538
01/01/2016 to 12/31/2016	$8.14297	$7.89524	3,237
01/01/2017 to 12/31/2017	$7.89524	$7.68106	1,578
01/01/2018 to 12/31/2018	$7.68106	$7.54238	1,173
01/01/2019 to 12/31/2019	$7.54238	$7.43589	619

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$12.43203	$13.68018	10,081
01/01/2011 to 12/31/2011	$13.68018	$13.68453	2,509
01/01/2012 to 12/31/2012	$13.68453	$15.10704	5,003
01/01/2013 to 12/31/2013	$15.10704	$15.69801	4,092
01/01/2014 to 12/31/2014	$15.69801	$15.60847	4,193
01/01/2015 to 12/31/2015	$15.60847	$14.59314	158
01/01/2016 to 12/31/2016	$14.59314	$16.32769	1,439
01/01/2017 to 12/31/2017	$16.32769	$17.01384	90
01/01/2018 to 12/31/2018	$17.01384	$16.16445	33
01/01/2019 to 12/31/2019	$16.16445	$18.06922	30
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64759	$13.87561	14,237
01/01/2011 to 12/31/2011	$13.87561	$12.89017	2,571
01/01/2012 to 12/31/2012	$12.89017	$14.60658	3,452
01/01/2013 to 12/31/2013	$14.60658	$19.80633	2,533
01/01/2014 to 12/31/2014	$19.80633	$21.84200	2,755
01/01/2015 to 12/31/2015	$21.84200	$19.51637	1,714
01/01/2016 to 12/31/2016	$19.51637	$22.68548	873
01/01/2017 to 12/31/2017	$22.68548	$26.21723	1,408
01/01/2018 to 12/31/2018	$26.21723	$21.81645	427
01/01/2019 to 12/31/2019	$21.81645	$27.39578	1,402
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.18206	$14.63316	11,291
01/01/2011 to 12/31/2011	$14.63316	$12.35377	3,255
01/01/2012 to 12/31/2012	$12.35377	$14.41562	4,810
01/01/2013 to 12/31/2013	$14.41562	$16.63952	2,931
01/01/2014 to 12/31/2014	$16.63952	$15.24057	3,701
01/01/2015 to 12/31/2015	$15.24057	$15.24080	2,164
01/01/2016 to 12/31/2016	$15.24080	$14.21873	923
01/01/2017 to 12/31/2017	$14.21873	$18.67047	1,564
01/01/2018 to 12/31/2018	$18.67047	$15.68508	465
01/01/2019 to 12/31/2019	$15.68508	$20.08998	1,807
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01465	$14.01639	2,501
01/01/2011 to 12/31/2011	$14.01639	$11.88393	1,271
01/01/2012 to 12/31/2012	$11.88393	$13.44221	1,073
01/01/2013 to 12/31/2013	$13.44221	$15.56934	345
01/01/2014 to 12/31/2014	$15.56934	$14.08243	415
01/01/2015 to 12/31/2015	$14.08243	$13.76436	251
01/01/2016 to 12/31/2016	$13.76436	$13.42303	154
01/01/2017 to 12/31/2017	$13.42303	$15.98390	225
01/01/2018 to 12/31/2018	$15.98390	$12.99339	52
01/01/2019 to 12/31/2019	$12.99339	$15.11950	126
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$12.16569	$13.42460	32,414
01/01/2011 to 12/31/2011	$13.42460	$12.94178	14,505
01/01/2012 to 12/31/2012	$12.94178	$14.25066	12,999
01/01/2013 to 12/31/2013	$14.25066	$16.06556	2,443
01/01/2014 to 12/31/2014	$16.06556	$16.56691	3,605
01/01/2015 to 12/31/2015	$16.56691	$15.89335	1,743
01/01/2016 to 12/31/2016	$15.89335	$16.21380	694
01/01/2017 to 12/31/2017	$16.21380	$18.38629	1,004
01/01/2018 to 12/31/2018	$18.38629	$16.50846	129
01/01/2019 to 12/31/2019	$16.50846	$19.11476	236

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49762	$14.02444	15,984
01/01/2011 to 12/31/2011	$14.02444	$12.35294	3,646
01/01/2012 to 12/31/2012	$12.35294	$14.59931	4,897
01/01/2013 to 12/31/2013	$14.59931	$16.32824	2,837
01/01/2014 to 12/31/2014	$16.32824	$14.82251	3,439
01/01/2015 to 12/31/2015	$14.82251	$13.96868	1,733
01/01/2016 to 12/31/2016	$13.96868	$13.80530	460
01/01/2017 to 12/31/2017	$13.80530	$17.35196	2,443
01/01/2018 to 12/31/2018	$17.35196	$13.88128	1,107
01/01/2019 to 12/31/2019	$13.88128	$17.12163	4,282
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$11.58846	$12.05741	27,863
01/01/2011 to 12/31/2011	$12.05741	$11.71759	14,468
01/01/2012 to 12/31/2012	$11.71759	$12.57728	14,931
01/01/2013 to 12/31/2013	$12.57728	$13.53899	3,132
01/01/2014 to 12/31/2014	$13.53899	$13.84127	3,997
01/01/2015 to 12/31/2015	$13.84127	$13.39461	2,268
01/01/2016 to 12/31/2016	$13.39461	$13.48555	1,412
01/01/2017 to 12/31/2017	$13.48555	$14.66306	1,041
01/01/2018 to 12/31/2018	$14.66306	$13.48474	213
01/01/2019 to 12/31/2019	$13.48474	$14.98348	843
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.27125	$11.08508	692
01/01/2011 to 12/31/2011	$11.08508	$10.81864	502
01/01/2012 to 12/31/2012	$10.81864	$12.08098	5,202
01/01/2013 to 12/31/2013	$12.08098	$15.98715	3,955
01/01/2014 to 12/31/2014	$15.98715	$16.97273	1,311
01/01/2015 to 12/31/2015	$16.97273	$18.20501	137
01/01/2016 to 12/31/2016	$18.20501	$17.39269	49
01/01/2017 to 12/31/2017	$17.39269	$22.90618	0
01/01/2018 to 12/31/2018	$22.90618	$21.84586	0
01/01/2019 to 12/31/2019	$21.84586	$28.08483	0
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62973	$14.66343	10,205
01/01/2011 to 12/31/2011	$14.66343	$14.08713	6,178
01/01/2012 to 12/31/2012	$14.08713	$15.33193	5,047
01/01/2013 to 12/31/2013	$15.33193	$20.30662	4,771
01/01/2014 to 12/31/2014	$20.30662	$21.77222	5,355
01/01/2015 to 12/31/2015	$21.77222	$23.23422	1,841
01/01/2016 to 12/31/2016	$23.23422	$23.78353	1,480
01/01/2017 to 12/31/2017	$23.78353	$30.66791	658
01/01/2018 to 12/31/2018	$30.66791	$28.92830	276
01/01/2019 to 12/31/2019	$28.92830	$36.91742	245
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$13.27574	$14.42174	7,763
01/01/2011 to 12/31/2011	$14.42174	$13.54451	3,117
01/01/2012 to 12/31/2012	$13.54451	$16.16121	6,301
01/01/2013 to 12/31/2013	$16.16121	$19.99839	2,669
01/01/2014 to 12/31/2014	$19.99839	$20.09225	6,478
01/01/2015 to 12/31/2015	$20.09225	$19.19400	1,884
01/01/2016 to 12/31/2016	$19.19400	$19.93349	2,054
01/01/2017 to 12/31/2017	$19.93349	$23.93497	1,579
01/01/2018 to 12/31/2018	$23.93497	$20.98438	17
01/01/2019 to 12/31/2019	$20.98438	$26.43924	14

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99746	$10.22384	17,403
01/01/2013 to 12/31/2013	$10.22384	$11.78687	12,005
01/01/2014 to 12/31/2014	$11.78687	$12.01464	6,593
01/01/2015 to 12/31/2015	$12.01464	$11.50362	2,031
01/01/2016 to 12/31/2016	$11.50362	$11.63565	829
01/01/2017 to 12/31/2017	$11.63565	$13.14245	2,723
01/01/2018 to 12/31/2018	$13.14245	$11.68519	871
01/01/2019 to 12/31/2019	$11.68519	$13.90759	1,273
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.07012	$13.19825	19,094
01/01/2011 to 12/31/2011	$13.19825	$12.72029	5,650
01/01/2012 to 12/31/2012	$12.72029	$14.43854	12,520
01/01/2013 to 12/31/2013	$14.43854	$19.13659	7,446
01/01/2014 to 12/31/2014	$19.13659	$20.16893	7,479
01/01/2015 to 12/31/2015	$20.16893	$20.96737	3,288
01/01/2016 to 12/31/2016	$20.96737	$20.71797	1,593
01/01/2017 to 12/31/2017	$20.71797	$26.25673	2,715
01/01/2018 to 12/31/2018	$26.25673	$25.99864	294
01/01/2019 to 12/31/2019	$25.99864	$34.72853	1,005
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99746	$10.14266	0
01/01/2013 to 12/31/2013	$10.14266	$13.22644	0
01/01/2014 to 12/31/2014	$13.22644	$14.13337	0
01/01/2015 to 12/31/2015	$14.13337	$13.60326	0
01/01/2016 to 12/31/2016	$13.60326	$14.96277	1,540
01/01/2017 to 12/31/2017	$14.96277	$17.02337	0
01/01/2018 to 12/31/2018	$17.02337	$14.82628	0
01/01/2019 to 12/31/2019	$14.82628	$18.59253	0
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.39410	$15.56025	11,918
01/01/2011 to 12/31/2011	$15.56025	$14.63721	5,719
01/01/2012 to 12/31/2012	$14.63721	$16.97338	5,361
01/01/2013 to 12/31/2013	$16.97338	$21.75332	3,788
01/01/2014 to 12/31/2014	$21.75332	$23.52086	5,202
01/01/2015 to 12/31/2015	$23.52086	$21.50686	3,500
01/01/2016 to 12/31/2016	$21.50686	$21.19540	1,347
01/01/2017 to 12/31/2017	$21.19540	$26.11843	1,986
01/01/2018 to 12/31/2018	$26.11843	$24.21616	598
01/01/2019 to 12/31/2019	$24.21616	$30.55741	1,346
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62485	$16.30541	2,199
01/01/2011 to 12/31/2011	$16.30541	$15.41607	751
01/01/2012 to 12/31/2012	$15.41607	$17.50500	4,345
01/01/2013 to 12/31/2013	$17.50500	$24.10075	3,593
01/01/2014 to 12/31/2014	$24.10075	$26.69542	2,440
01/01/2015 to 12/31/2015	$26.69542	$24.42218	683
01/01/2016 to 12/31/2016	$24.42218	$27.99599	1,274
01/01/2017 to 12/31/2017	$27.99599	$30.88754	538
01/01/2018 to 12/31/2018	$30.88754	$25.01680	266
01/01/2019 to 12/31/2019	$25.01680	$29.35091	127

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$14.69657	$17.42180	8,655
01/01/2011 to 12/31/2011	$17.42180	$13.46681	3,004
01/01/2012 to 12/31/2012	$13.46681	$15.39613	3,488
01/01/2013 to 12/31/2013	$15.39613	$14.95979	966
01/01/2014 to 12/31/2014	$14.95979	$13.82416	1,352
01/01/2015 to 12/31/2015	$13.82416	$11.16036	448
01/01/2016 to 12/31/2016	$11.16036	$12.15840	177
01/01/2017 to 12/31/2017	$12.15840	$14.89827	254
01/01/2018 to 12/31/2018	$14.89827	$12.41263	93
01/01/2019 to 12/31/2019	$12.41263	$13.64040	328
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52896	$12.35906	141,279
01/01/2011 to 12/31/2011	$12.35906	$12.10214	76,596
01/01/2012 to 12/31/2012	$12.10214	$12.94955	76,027
01/01/2013 to 12/31/2013	$12.94955	$13.71111	18,950
01/01/2014 to 12/31/2014	$13.71111	$14.06060	22,497
01/01/2015 to 12/31/2015	$14.06060	$13.65131	38,106
01/01/2016 to 12/31/2016	$13.65131	$13.96743	25,200
01/01/2017 to 12/31/2017	$13.96743	$14.91465	21,418
01/01/2018 to 12/31/2018	$14.91465	$14.04664	13,522
01/01/2019 to 12/31/2019	$14.04664	$15.62558	2,266
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01737	$10.04576	193
01/01/2012 to 12/31/2012	$10.04576	$10.43128	85
01/01/2013 to 12/31/2013	$10.43128	$9.87920	0
01/01/2014 to 12/31/2014	$9.87920	$10.15840	6,980
01/01/2015 to 12/31/2015	$10.15840	$9.82217	2,068
01/01/2016 to 12/31/2016	$9.82217	$9.92413	1,693
01/01/2017 to 12/31/2017	$9.92413	$10.16791	248
01/01/2018 to 12/31/2018	$10.16791	$9.77594	230
01/01/2019 to 12/31/2019	$9.77594	$10.40236	110
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$12.07483	$13.93339	76,341
01/01/2011 to 12/31/2011	$13.93339	$12.66957	31,690
01/01/2012 to 12/31/2012	$12.66957	$13.86953	41,291
01/01/2013 to 12/31/2013	$13.86953	$15.73600	17,345
01/01/2014 to 12/31/2014	$15.73600	$16.65928	25,798
01/01/2015 to 12/31/2015	$16.65928	$16.05220	34,968
01/01/2016 to 12/31/2016	$16.05220	$17.13484	21,049
01/01/2017 to 12/31/2017	$17.13484	$19.28801	63,229
01/01/2018 to 12/31/2018	$19.28801	$17.27629	17,936
01/01/2019 to 12/31/2019	$17.27629	$19.96176	41,028
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99745	$11.56330	0
01/01/2014 to 12/31/2014	$11.56330	$12.91939	0
01/01/2015 to 12/31/2015	$12.91939	$12.71856	0
01/01/2016 to 12/31/2016	$12.71856	$13.67032	0
01/01/2017 to 12/31/2017	$13.67032	$16.09272	0
01/01/2018 to 12/31/2018	$16.09272	$14.48359	0
01/01/2019 to 12/31/2019	$14.48359	$17.57894	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$12.72046	$14.18872	312
01/01/2011 to 12/31/2011	$14.18872	$14.23236	118
01/01/2012 to 12/31/2012	$14.23236	$16.39212	83
01/01/2013 to 12/31/2013	$16.39212	$21.04607	34
01/01/2014 to 12/31/2014	$21.04607	$23.91656	165
01/01/2015 to 12/31/2015	$23.91656	$23.90105	79
01/01/2016 to 12/31/2016	$23.90105	$26.61438	68
01/01/2017 to 12/31/2017	$26.61438	$31.54687	89
01/01/2018 to 12/31/2018	$31.54687	$28.06655	27
01/01/2019 to 12/31/2019	$28.06655	$33.86796	77
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99745	$8.81461	0
01/01/2012 to 12/31/2012	$8.81461	$9.66972	0
01/01/2013 to 12/31/2013	$9.66972	$11.47465	0
01/01/2014 to 12/31/2014	$11.47465	$11.84786	0
01/01/2015 to 12/31/2015	$11.84786	$11.50381	0
01/01/2016 to 12/31/2016	$11.50381	$11.85901	0
01/01/2017 to 12/31/2017	$11.85901	$13.58988	0
01/01/2018 to 12/31/2018	$13.58988	$12.31307	0
01/01/2019 to 12/31/2019	$12.31307	$14.46894	0
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89626	$16.57264	4,862
01/01/2011 to 12/31/2011	$16.57264	$13.96101	5,255
01/01/2012 to 12/31/2012	$13.96101	$16.25136	5,823
01/01/2013 to 12/31/2013	$16.25136	$22.18619	4,781
01/01/2014 to 12/31/2014	$22.18619	$22.57224	6,128
01/01/2015 to 12/31/2015	$22.57224	$22.17579	3,068
01/01/2016 to 12/31/2016	$22.17579	$23.15637	2,333
01/01/2017 to 12/31/2017	$23.15637	$28.66935	1,802
01/01/2018 to 12/31/2018	$28.66935	$24.77626	568
01/01/2019 to 12/31/2019	$24.77626	$32.78422	1,286
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04607	$17.25484	4,684
01/01/2011 to 12/31/2011	$17.25484	$16.56567	1,545
01/01/2012 to 12/31/2012	$16.56567	$18.01496	4,955
01/01/2013 to 12/31/2013	$18.01496	$23.60916	3,505
01/01/2014 to 12/31/2014	$23.60916	$23.76318	1,821
01/01/2015 to 12/31/2015	$23.76318	$23.21933	565
01/01/2016 to 12/31/2016	$23.21933	$25.23170	359
01/01/2017 to 12/31/2017	$25.23170	$30.31524	296
01/01/2018 to 12/31/2018	$30.31524	$26.91557	125
01/01/2019 to 12/31/2019	$26.91557	$33.95462	16
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85470	$15.70267	9,508
01/01/2011 to 12/31/2011	$15.70267	$14.31444	2,394
01/01/2012 to 12/31/2012	$14.31444	$16.39737	3,290
01/01/2013 to 12/31/2013	$16.39737	$21.84352	2,171
01/01/2014 to 12/31/2014	$21.84352	$22.29292	2,870
01/01/2015 to 12/31/2015	$22.29292	$20.68133	1,386
01/01/2016 to 12/31/2016	$20.68133	$25.90830	490
01/01/2017 to 12/31/2017	$25.90830	$26.96583	911
01/01/2018 to 12/31/2018	$26.96583	$21.67524	281
01/01/2019 to 12/31/2019	$21.67524	$25.63313	1,252

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.06428	$13.04555	45,724
01/01/2011 to 12/31/2011	$13.04555	$12.89923	20,735
01/01/2012 to 12/31/2012	$12.89923	$14.19291	29,389
01/01/2013 to 12/31/2013	$14.19291	$16.07644	15,266
01/01/2014 to 12/31/2014	$16.07644	$16.50254	25,157
01/01/2015 to 12/31/2015	$16.50254	$16.00592	14,684
01/01/2016 to 12/31/2016	$16.00592	$16.68970	6,431
01/01/2017 to 12/31/2017	$16.68970	$18.67545	5,023
01/01/2018 to 12/31/2018	$18.67545	$17.13842	1,363
01/01/2019 to 12/31/2019	$17.13842	$20.07927	436
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.07203	$14.67738	16,473
01/01/2011 to 12/31/2011	$14.67738	$13.98915	4,943
01/01/2012 to 12/31/2012	$13.98915	$15.94641	7,580
01/01/2013 to 12/31/2013	$15.94641	$22.26707	3,641
01/01/2014 to 12/31/2014	$22.26707	$23.38955	8,038
01/01/2015 to 12/31/2015	$23.38955	$24.84940	3,791
01/01/2016 to 12/31/2016	$24.84940	$24.74353	1,822
01/01/2017 to 12/31/2017	$24.74353	$33.08066	2,752
01/01/2018 to 12/31/2018	$33.08066	$33.30598	869
01/01/2019 to 12/31/2019	$33.30598	$41.40591	3,621
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67107	$13.81326	2,749
01/01/2011 to 12/31/2011	$13.81326	$13.32671	1,157
01/01/2012 to 12/31/2012	$13.32671	$14.65094	912
01/01/2013 to 12/31/2013	$14.65094	$19.12313	533
01/01/2014 to 12/31/2014	$19.12313	$18.82863	3,009
01/01/2015 to 12/31/2015	$18.82863	$17.14728	1,113
01/01/2016 to 12/31/2016	$17.14728	$17.64438	429
01/01/2017 to 12/31/2017	$17.64438	$19.93961	663
01/01/2018 to 12/31/2018	$19.93961	$17.45117	99
01/01/2019 to 12/31/2019	$17.45117	$21.31278	1,084
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$13.66252	$15.95544	33,585
01/01/2011 to 12/31/2011	$15.95544	$13.16159	12,364
01/01/2012 to 12/31/2012	$13.16159	$13.22091	17,404
01/01/2013 to 12/31/2013	$13.22091	$14.78922	7,649
01/01/2014 to 12/31/2014	$14.78922	$13.13911	8,829
01/01/2015 to 12/31/2015	$13.13911	$10.28556	4,076
01/01/2016 to 12/31/2016	$10.28556	$12.42748	1,339
01/01/2017 to 12/31/2017	$12.42748	$13.29146	2,558
01/01/2018 to 12/31/2018	$13.29146	$10.73807	575
01/01/2019 to 12/31/2019	$10.73807	$12.16656	2,584
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.03013	$11.30797	13,161
01/01/2011 to 12/31/2011	$11.30797	$11.41592	8,552
01/01/2012 to 12/31/2012	$11.41592	$11.64546	8,562
01/01/2013 to 12/31/2013	$11.64546	$10.86650	953
01/01/2014 to 12/31/2014	$10.86650	$10.59371	1,094
01/01/2015 to 12/31/2015	$10.59371	$9.79616	886
01/01/2016 to 12/31/2016	$9.79616	$9.91198	317
01/01/2017 to 12/31/2017	$9.91198	$9.80663	92
01/01/2018 to 12/31/2018	$9.80663	$9.69588	0
01/01/2019 to 12/31/2019	$9.69588	$9.55090	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.14232	$15.74998	8,558
01/01/2011 to 12/31/2011	$15.74998	$14.74335	4,926
01/01/2012 to 12/31/2012	$14.74335	$16.92440	5,226
01/01/2013 to 12/31/2013	$16.92440	$21.72727	2,453
01/01/2014 to 12/31/2014	$21.72727	$24.21804	4,675
01/01/2015 to 12/31/2015	$24.21804	$21.92766	1,847
01/01/2016 to 12/31/2016	$21.92766	$24.23608	1,021
01/01/2017 to 12/31/2017	$24.23608	$27.85350	1,657
01/01/2018 to 12/31/2018	$27.85350	$22.53706	45
01/01/2019 to 12/31/2019	$22.53706	$26.03288	123
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$12.67756	$14.09005	29,905
01/01/2011 to 12/31/2011	$14.09005	$13.18898	9,998
01/01/2012 to 12/31/2012	$13.18898	$14.19349	18,422
01/01/2013 to 12/31/2013	$14.19349	$16.58218	11,668
01/01/2014 to 12/31/2014	$16.58218	$16.96128	12,844
01/01/2015 to 12/31/2015	$16.96128	$16.33977	17,657
01/01/2016 to 12/31/2016	$16.33977	$16.87628	6,547
01/01/2017 to 12/31/2017	$16.87628	$18.58733	24,244
01/01/2018 to 12/31/2018	$18.58733	$17.11687	7,514
01/01/2019 to 12/31/2019	$17.11687	$20.00585	10,602
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68479	$11.16670	8,009
01/01/2011 to 12/31/2011	$11.16670	$11.47905	2,004
01/01/2012 to 12/31/2012	$11.47905	$12.00221	4,104
01/01/2013 to 12/31/2013	$12.00221	$11.46238	1,345
01/01/2014 to 12/31/2014	$11.46238	$11.91261	3,980
01/01/2015 to 12/31/2015	$11.91261	$11.69202	2,333
01/01/2016 to 12/31/2016	$11.69202	$11.92010	1,618
01/01/2017 to 12/31/2017	$11.92010	$12.28657	1,938
01/01/2018 to 12/31/2018	$12.28657	$11.64003	969
01/01/2019 to 12/31/2019	$11.64003	$12.67327	4,115
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99258	$9.03387	981
01/01/2012 to 12/31/2012	$9.03387	$10.39765	1,301
01/01/2013 to 12/31/2013	$10.39765	$13.20940	478
01/01/2014 to 12/31/2014	$13.20940	$14.44944	1,153
01/01/2015 to 12/31/2015	$14.44944	$14.29827	515
01/01/2016 to 12/31/2016	$14.29827	$15.91708	279
01/01/2017 to 12/31/2017	$15.91708	$16.75632	485
01/01/2018 to 12/31/2018	$16.75632	$15.01203	0
01/01/2019 to 12/31/2019	$15.01203	$18.20619	0
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$12.66779	$12.93160	1,135
01/01/2011 to 12/31/2011	$12.93160	$13.03317	509
01/01/2012 to 12/31/2012	$13.03317	$15.27536	646
01/01/2013 to 12/31/2013	$15.27536	$20.81404	58
01/01/2014 to 12/31/2014	$20.81404	$24.14868	145
01/01/2015 to 12/31/2015	$24.14868	$24.15257	74
01/01/2016 to 12/31/2016	$24.15257	$20.73375	12
01/01/2017 to 12/31/2017	$20.73375	$23.28491	17
01/01/2018 to 12/31/2018	$23.28491	$22.77485	0
01/01/2019 to 12/31/2019	$22.77485	$29.25743	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04953	$9.67111	486
01/01/2013 to 12/31/2013	$9.67111	$12.84698	147
01/01/2014 to 12/31/2014	$12.84698	$13.45608	396
01/01/2015 to 12/31/2015	$13.45608	$13.20293	206
01/01/2016 to 12/31/2016	$13.20293	$12.89801	54
01/01/2017 to 12/31/2017	$12.89801	$15.31871	80
01/01/2018 to 12/31/2018	$15.31871	$14.01955	0
01/01/2019 to 12/31/2019	$14.01955	$18.25947	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12607	$9.67324	133
01/01/2017 to 12/31/2017	$9.67324	$13.23371	80
01/01/2018 to 12/31/2018	$13.23371	$10.55584	0
01/01/2019 to 12/31/2019	$10.55584	$12.54491	0
ProFund VP Asia 30
01/01/2010 to 12/31/2010	$13.91890	$15.37162	0
01/01/2011 to 12/31/2011	$15.37162	$10.87986	0
01/01/2012 to 12/31/2012	$10.87986	$12.17969	0
01/01/2013 to 12/31/2013	$12.17969	$13.57620	0
01/01/2014 to 12/31/2014	$13.57620	$12.95552	0
01/01/2015 to 12/31/2015	$12.95552	$11.38192	0
01/01/2016 to 12/31/2016	$11.38192	$11.10639	0
01/01/2017 to 12/31/2017	$11.10639	$14.30950	0
01/01/2018 to 12/31/2018	$14.30950	$11.29105	0
01/01/2019 to 12/31/2019	$11.29105	$13.82630	0
ProFund VP Banks
01/01/2010 to 12/31/2010	$12.42852	$13.05410	0
01/01/2011 to 12/31/2011	$13.05410	$9.27026	0
01/01/2012 to 12/31/2012	$9.27026	$11.98909	0
01/01/2013 to 12/31/2013	$11.98909	$15.51237	0
01/01/2014 to 12/31/2014	$15.51237	$16.59993	0
01/01/2015 to 12/31/2015	$16.59993	$16.02391	0
01/01/2016 to 12/31/2016	$16.02391	$19.14534	0
01/01/2017 to 12/31/2017	$19.14534	$21.88954	0
01/01/2018 to 12/31/2018	$21.88954	$17.42052	0
01/01/2019 to 12/31/2019	$17.42052	$23.04180	0
ProFund VP Basic Materials
01/01/2010 to 12/31/2010	$14.20152	$17.85765	463
01/01/2011 to 12/31/2011	$17.85765	$14.51717	0
01/01/2012 to 12/31/2012	$14.51717	$15.26765	0
01/01/2013 to 12/31/2013	$15.26765	$17.53042	0
01/01/2014 to 12/31/2014	$17.53042	$17.28214	0
01/01/2015 to 12/31/2015	$17.28214	$14.42193	0
01/01/2016 to 12/31/2016	$14.42193	$16.56889	0
01/01/2017 to 12/31/2017	$16.56889	$19.75326	0
01/01/2018 to 12/31/2018	$19.75326	$15.76598	0
01/01/2019 to 12/31/2019	$15.76598	$17.99336	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Bear
01/01/2010 to 12/31/2010	$7.28002	$5.80163	7,621
01/01/2011 to 12/31/2011	$5.80163	$5.12531	1,565
01/01/2012 to 12/31/2012	$5.12531	$4.14391	1,206
01/01/2013 to 12/31/2013	$4.14391	$2.95080	0
01/01/2014 to 12/31/2014	$2.95080	$2.45319	0
01/01/2015 to 12/31/2015	$2.45319	$2.26121	0
01/01/2016 to 12/31/2016	$2.26121	$1.90620	0
01/01/2017 to 12/31/2017	$1.90620	$1.51614	0
01/01/2018 to 12/31/2018	$1.51614	$1.52931	0
01/01/2019 to 12/31/2019	$1.52931	$1.14237	0
ProFund VP Bull
01/01/2010 to 12/31/2010	$12.58475	$13.73581	0
01/01/2011 to 12/31/2011	$13.73581	$13.31784	0
01/01/2012 to 12/31/2012	$13.31784	$14.70393	0
01/01/2013 to 12/31/2013	$14.70393	$18.49759	0
01/01/2014 to 12/31/2014	$18.49759	$19.99022	0
01/01/2015 to 12/31/2015	$19.99022	$19.29166	0
01/01/2016 to 12/31/2016	$19.29166	$20.51186	0
01/01/2017 to 12/31/2017	$20.51186	$23.73511	0
01/01/2018 to 12/31/2018	$23.73511	$21.59272	0
01/01/2019 to 12/31/2019	$21.59272	$26.98045	0
ProFund VP Consumer Goods Portfolio
01/01/2010 to 12/31/2010	$12.48541	$14.20651	391
01/01/2011 to 12/31/2011	$14.20651	$14.73094	0
01/01/2012 to 12/31/2012	$14.73094	$15.83150	0
01/01/2013 to 12/31/2013	$15.83150	$19.71586	0
01/01/2014 to 12/31/2014	$19.71586	$21.06944	0
01/01/2015 to 12/31/2015	$21.06944	$21.27731	0
01/01/2016 to 12/31/2016	$21.27731	$21.36115	0
01/01/2017 to 12/31/2017	$21.36115	$23.82977	0
01/01/2018 to 12/31/2018	$23.82977	$19.67932	0
01/01/2019 to 12/31/2019	$19.67932	$24.14707	0
ProFund VP Consumer Services
01/01/2010 to 12/31/2010	$12.22381	$14.38622	399
01/01/2011 to 12/31/2011	$14.38622	$14.71530	0
01/01/2012 to 12/31/2012	$14.71530	$17.41816	0
01/01/2013 to 12/31/2013	$17.41816	$23.62000	0
01/01/2014 to 12/31/2014	$23.62000	$25.75302	0
01/01/2015 to 12/31/2015	$25.75302	$26.13847	0
01/01/2016 to 12/31/2016	$26.13847	$26.40418	0
01/01/2017 to 12/31/2017	$26.40418	$30.30369	0
01/01/2018 to 12/31/2018	$30.30369	$29.55502	0
01/01/2019 to 12/31/2019	$29.55502	$35.71374	0
ProFund VP Europe 30
01/01/2010 to 12/31/2010	$13.54745	$13.48040	0
01/01/2011 to 12/31/2011	$13.48040	$11.90848	0
01/01/2012 to 12/31/2012	$11.90848	$13.46050	0
01/01/2013 to 12/31/2013	$13.46050	$15.87354	0
01/01/2014 to 12/31/2014	$15.87354	$14.05845	0
01/01/2015 to 12/31/2015	$14.05845	$12.14672	0
01/01/2016 to 12/31/2016	$12.14672	$12.69695	0
01/01/2017 to 12/31/2017	$12.69695	$14.73760	0
01/01/2018 to 12/31/2018	$14.73760	$12.26703	0
01/01/2019 to 12/31/2019	$12.26703	$14.00848	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Financials
01/01/2010 to 12/31/2010	$12.79385	$13.75964	685
01/01/2011 to 12/31/2011	$13.75964	$11.49511	115
01/01/2012 to 12/31/2012	$11.49511	$13.89971	179
01/01/2013 to 12/31/2013	$13.89971	$17.79890	20
01/01/2014 to 12/31/2014	$17.79890	$19.48511	0
01/01/2015 to 12/31/2015	$19.48511	$18.60841	0
01/01/2016 to 12/31/2016	$18.60841	$20.80645	0
01/01/2017 to 12/31/2017	$20.80645	$23.84339	0
01/01/2018 to 12/31/2018	$23.84339	$20.70150	0
01/01/2019 to 12/31/2019	$20.70150	$26.14568	0
ProFund VP Health Care
01/01/2010 to 12/31/2010	$12.70067	$12.66363	0
01/01/2011 to 12/31/2011	$12.66363	$13.51983	0
01/01/2012 to 12/31/2012	$13.51983	$15.38790	0
01/01/2013 to 12/31/2013	$15.38790	$20.85042	0
01/01/2014 to 12/31/2014	$20.85042	$25.00549	0
01/01/2015 to 12/31/2015	$25.00549	$25.46054	0
01/01/2016 to 12/31/2016	$25.46054	$23.68543	0
01/01/2017 to 12/31/2017	$23.68543	$27.76902	0
01/01/2018 to 12/31/2018	$27.76902	$28.11130	0
01/01/2019 to 12/31/2019	$28.11130	$32.53333	0
ProFund VP Industrials
01/01/2010 to 12/31/2010	$12.69585	$15.23222	0
01/01/2011 to 12/31/2011	$15.23222	$14.50480	0
01/01/2012 to 12/31/2012	$14.50480	$16.28309	0
01/01/2013 to 12/31/2013	$16.28309	$21.81545	0
01/01/2014 to 12/31/2014	$21.81545	$22.32964	0
01/01/2015 to 12/31/2015	$22.32964	$20.90810	0
01/01/2016 to 12/31/2016	$20.90810	$23.82925	0
01/01/2017 to 12/31/2017	$23.82925	$28.27971	0
01/01/2018 to 12/31/2018	$28.27971	$23.91273	0
01/01/2019 to 12/31/2019	$23.91273	$30.25281	0
ProFund VP Japan
01/01/2010 to 12/31/2010	$11.28846	$10.22922	0
01/01/2011 to 12/31/2011	$10.22922	$8.07886	0
01/01/2012 to 12/31/2012	$8.07886	$9.62924	0
01/01/2013 to 12/31/2013	$9.62924	$13.83901	0
01/01/2014 to 12/31/2014	$13.83901	$13.84983	0
01/01/2015 to 12/31/2015	$13.84983	$14.20745	0
01/01/2016 to 12/31/2016	$14.20745	$13.83227	0
01/01/2017 to 12/31/2017	$13.83227	$15.88631	0
01/01/2018 to 12/31/2018	$15.88631	$13.60724	0
01/01/2019 to 12/31/2019	$13.60724	$15.83045	0
ProFund VP Large-Cap Growth
01/01/2010 to 12/31/2010	$12.55877	$13.78125	0
01/01/2011 to 12/31/2011	$13.78125	$13.77998	0
01/01/2012 to 12/31/2012	$13.77998	$15.05791	0
01/01/2013 to 12/31/2013	$15.05791	$19.07560	0
01/01/2014 to 12/31/2014	$19.07560	$20.88463	0
01/01/2015 to 12/31/2015	$20.88463	$21.00839	0
01/01/2016 to 12/31/2016	$21.00839	$21.39086	0
01/01/2017 to 12/31/2017	$21.39086	$25.98613	0
01/01/2018 to 12/31/2018	$25.98613	$24.72055	0
01/01/2019 to 12/31/2019	$24.72055	$30.89063	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Large-Cap Value
01/01/2010 to 12/31/2010	$12.61406	$13.80651	699
01/01/2011 to 12/31/2011	$13.80651	$13.21492	66
01/01/2012 to 12/31/2012	$13.21492	$14.78669	87
01/01/2013 to 12/31/2013	$14.78669	$18.62134	0
01/01/2014 to 12/31/2014	$18.62134	$19.94448	0
01/01/2015 to 12/31/2015	$19.94448	$18.42042	0
01/01/2016 to 12/31/2016	$18.42042	$20.61616	0
01/01/2017 to 12/31/2017	$20.61616	$22.67468	0
01/01/2018 to 12/31/2018	$22.67468	$19.64338	0
01/01/2019 to 12/31/2019	$19.64338	$24.71477	0
ProFund VP Mid-Cap Growth
01/01/2010 to 12/31/2010	$12.58120	$15.66418	702
01/01/2011 to 12/31/2011	$15.66418	$14.74776	66
01/01/2012 to 12/31/2012	$14.74776	$16.49618	88
01/01/2013 to 12/31/2013	$16.49618	$20.87531	0
01/01/2014 to 12/31/2014	$20.87531	$21.43093	0
01/01/2015 to 12/31/2015	$21.43093	$20.83622	0
01/01/2016 to 12/31/2016	$20.83622	$22.80383	0
01/01/2017 to 12/31/2017	$22.80383	$26.15801	0
01/01/2018 to 12/31/2018	$26.15801	$22.31833	0
01/01/2019 to 12/31/2019	$22.31833	$26.88307	0
ProFund VP Mid-Cap Value
01/01/2010 to 12/31/2010	$12.68222	$14.81037	0
01/01/2011 to 12/31/2011	$14.81037	$13.79590	0
01/01/2012 to 12/31/2012	$13.79590	$15.58971	0
01/01/2013 to 12/31/2013	$15.58971	$19.97523	0
01/01/2014 to 12/31/2014	$19.97523	$21.33849	0
01/01/2015 to 12/31/2015	$21.33849	$18.98605	0
01/01/2016 to 12/31/2016	$18.98605	$22.88946	0
01/01/2017 to 12/31/2017	$22.88946	$24.54757	0
01/01/2018 to 12/31/2018	$24.54757	$20.63226	0
01/01/2019 to 12/31/2019	$20.63226	$24.82031	0
ProFund VP NASDAQ-100
01/01/2010 to 12/31/2010	$12.96411	$14.86216	0
01/01/2011 to 12/31/2011	$14.86216	$14.61951	0
01/01/2012 to 12/31/2012	$14.61951	$16.47335	0
01/01/2013 to 12/31/2013	$16.47335	$21.44527	0
01/01/2014 to 12/31/2014	$21.44527	$24.32704	0
01/01/2015 to 12/31/2015	$24.32704	$25.34329	0
01/01/2016 to 12/31/2016	$25.34329	$25.86408	0
01/01/2017 to 12/31/2017	$25.86408	$32.69450	0
01/01/2018 to 12/31/2018	$32.69450	$31.09910	0
01/01/2019 to 12/31/2019	$31.09910	$41.21696	0
ProFund VP Oil & Gas
01/01/2010 to 12/31/2010	$11.85296	$13.53277	340
01/01/2011 to 12/31/2011	$13.53277	$13.41562	115
01/01/2012 to 12/31/2012	$13.41562	$13.38239	133
01/01/2013 to 12/31/2013	$13.38239	$16.09745	36
01/01/2014 to 12/31/2014	$16.09745	$13.91000	0
01/01/2015 to 12/31/2015	$13.91000	$10.33337	0
01/01/2016 to 12/31/2016	$10.33337	$12.44203	0
01/01/2017 to 12/31/2017	$12.44203	$11.68065	0
01/01/2018 to 12/31/2018	$11.68065	$9.03240	0
01/01/2019 to 12/31/2019	$9.03240	$9.50279	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Pharmaceuticals
01/01/2010 to 12/31/2010	$13.00324	$12.66688	0
01/01/2011 to 12/31/2011	$12.66688	$14.26265	0
01/01/2012 to 12/31/2012	$14.26265	$15.46567	0
01/01/2013 to 12/31/2013	$15.46567	$19.73648	0
01/01/2014 to 12/31/2014	$19.73648	$22.83920	0
01/01/2015 to 12/31/2015	$22.83920	$23.12647	0
01/01/2016 to 12/31/2016	$23.12647	$21.58579	0
01/01/2017 to 12/31/2017	$21.58579	$23.09704	0
01/01/2018 to 12/31/2018	$23.09704	$21.00053	0
01/01/2019 to 12/31/2019	$21.00053	$23.21847	0
ProFund VP Precious Metals
01/01/2010 to 12/31/2010	$13.58926	$17.51370	0
01/01/2011 to 12/31/2011	$17.51370	$13.71759	0
01/01/2012 to 12/31/2012	$13.71759	$11.36370	0
01/01/2013 to 12/31/2013	$11.36370	$6.83628	0
01/01/2014 to 12/31/2014	$6.83628	$5.04567	0
01/01/2015 to 12/31/2015	$5.04567	$3.28445	0
01/01/2016 to 12/31/2016	$3.28445	$4.96212	0
01/01/2017 to 12/31/2017	$4.96212	$5.06520	0
01/01/2018 to 12/31/2018	$5.06520	$4.24849	0
01/01/2019 to 12/31/2019	$4.24849	$6.01297	0
ProFund VP Real Estate
01/01/2010 to 12/31/2010	$13.93580	$16.84738	40
01/01/2011 to 12/31/2011	$16.84738	$17.11038	0
01/01/2012 to 12/31/2012	$17.11038	$19.43602	0
01/01/2013 to 12/31/2013	$19.43602	$18.86046	0
01/01/2014 to 12/31/2014	$18.86046	$22.86014	0
01/01/2015 to 12/31/2015	$22.86014	$22.23471	0
01/01/2016 to 12/31/2016	$22.23471	$22.79285	0
01/01/2017 to 12/31/2017	$22.79285	$23.87861	0
01/01/2018 to 12/31/2018	$23.87861	$21.82735	0
01/01/2019 to 12/31/2019	$21.82735	$26.82437	0
ProFund VP Rising Rates Opportunity
01/01/2010 to 12/31/2010	$10.16080	$8.27192	7,909
01/01/2011 to 12/31/2011	$8.27192	$5.01224	1,557
01/01/2012 to 12/31/2012	$5.01224	$4.52190	1,288
01/01/2013 to 12/31/2013	$4.52190	$5.10637	22
01/01/2014 to 12/31/2014	$5.10637	$3.45253	0
01/01/2015 to 12/31/2015	$3.45253	$3.29406	0
01/01/2016 to 12/31/2016	$3.29406	$3.02906	0
01/01/2017 to 12/31/2017	$3.02906	$2.58720	0
01/01/2018 to 12/31/2018	$2.58720	$2.61226	0
01/01/2019 to 12/31/2019	$2.61226	$2.09156	0
ProFund VP Short NASDAQ-100
01/01/2010 to 12/31/2010	$7.05307	$5.38906	0
01/01/2011 to 12/31/2011	$5.38906	$4.67771	0
01/01/2012 to 12/31/2012	$4.67771	$3.68232	0
01/01/2013 to 12/31/2013	$3.68232	$2.52023	0
01/01/2014 to 12/31/2014	$2.52023	$1.96969	0
01/01/2015 to 12/31/2015	$1.96969	$1.66059	0
01/01/2016 to 12/31/2016	$1.66059	$1.44818	0
01/01/2017 to 12/31/2017	$1.44818	$1.04949	0
01/01/2018 to 12/31/2018	$1.04949	$0.98797	0
01/01/2019 to 12/31/2019	$0.98797	$0.68915	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Small-Cap Growth
01/01/2010 to 12/31/2010	$12.49984	$15.23657	28
01/01/2011 to 12/31/2011	$15.23657	$14.96200	0
01/01/2012 to 12/31/2012	$14.96200	$16.31528	0
01/01/2013 to 12/31/2013	$16.31528	$22.21262	0
01/01/2014 to 12/31/2014	$22.21262	$22.00304	0
01/01/2015 to 12/31/2015	$22.00304	$21.58202	0
01/01/2016 to 12/31/2016	$21.58202	$25.15968	0
01/01/2017 to 12/31/2017	$25.15968	$27.55817	0
01/01/2018 to 12/31/2018	$27.55817	$25.17726	0
01/01/2019 to 12/31/2019	$25.17726	$29.07576	0
ProFund VP Small-Cap Value
01/01/2010 to 12/31/2010	$12.32237	$14.58729	721
01/01/2011 to 12/31/2011	$14.58729	$13.56286	68
01/01/2012 to 12/31/2012	$13.56286	$15.27280	90
01/01/2013 to 12/31/2013	$15.27280	$20.38595	0
01/01/2014 to 12/31/2014	$20.38595	$20.91327	0
01/01/2015 to 12/31/2015	$20.91327	$18.59676	0
01/01/2016 to 12/31/2016	$18.59676	$23.21990	0
01/01/2017 to 12/31/2017	$23.21990	$24.70007	0
01/01/2018 to 12/31/2018	$24.70007	$20.53869	0
01/01/2019 to 12/31/2019	$20.53869	$24.40539	0
ProFund VP Telecommunications
01/01/2010 to 12/31/2010	$10.94892	$12.28056	966
01/01/2011 to 12/31/2011	$12.28056	$12.12913	120
01/01/2012 to 12/31/2012	$12.12913	$13.70071	174
01/01/2013 to 12/31/2013	$13.70071	$14.88601	14
01/01/2014 to 12/31/2014	$14.88601	$14.51361	0
01/01/2015 to 12/31/2015	$14.51361	$14.28508	0
01/01/2016 to 12/31/2016	$14.28508	$16.85040	0
01/01/2017 to 12/31/2017	$16.85040	$15.99090	0
01/01/2018 to 12/31/2018	$15.99090	$13.15895	0
01/01/2019 to 12/31/2019	$13.15895	$14.64179	0
ProFund VP U.S. Government Plus
01/01/2010 to 12/31/2010	$8.84748	$9.44439	156
01/01/2011 to 12/31/2011	$9.44439	$13.14239	0
01/01/2012 to 12/31/2012	$13.14239	$12.86475	0
01/01/2013 to 12/31/2013	$12.86475	$10.08838	0
01/01/2014 to 12/31/2014	$10.08838	$13.34034	0
01/01/2015 to 12/31/2015	$13.34034	$12.20372	0
01/01/2016 to 12/31/2016	$12.20372	$11.79611	0
01/01/2017 to 12/31/2017	$11.79611	$12.52254	0
01/01/2018 to 12/31/2018	$12.52254	$11.48023	0
01/01/2019 to 12/31/2019	$11.48023	$13.15814	0
ProFund VP UltraMid-Cap
01/01/2010 to 12/31/2010	$15.92319	$23.10751	0
01/01/2011 to 12/31/2011	$23.10751	$19.34555	0
01/01/2012 to 12/31/2012	$19.34555	$24.84787	0
01/01/2013 to 12/31/2013	$24.84787	$41.10193	0
01/01/2014 to 12/31/2014	$41.10193	$45.96184	0
01/01/2015 to 12/31/2015	$45.96184	$40.48289	0
01/01/2016 to 12/31/2016	$40.48289	$54.13318	0
01/01/2017 to 12/31/2017	$54.13318	$67.63474	0
01/01/2018 to 12/31/2018	$67.63474	$48.00781	0
01/01/2019 to 12/31/2019	$48.00781	$68.78656	0

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
ProFund VP Utilities
01/01/2010 to 12/31/2010	$12.17303	$12.50419	483
01/01/2011 to 12/31/2011	$12.50419	$14.24648	45
01/01/2012 to 12/31/2012	$14.24648	$13.83041	60
01/01/2013 to 12/31/2013	$13.83041	$15.19367	0
01/01/2014 to 12/31/2014	$15.19367	$18.54346	0
01/01/2015 to 12/31/2015	$18.54346	$16.82682	0
01/01/2016 to 12/31/2016	$16.82682	$18.77503	0
01/01/2017 to 12/31/2017	$18.77503	$20.14092	0
01/01/2018 to 12/31/2018	$20.14092	$20.08630	0
01/01/2019 to 12/31/2019	$20.08630	$23.92830	0
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$13.31770	$14.72056	0
01/01/2011 to 12/31/2011	$14.72056	$12.14334	0
01/01/2012 to 12/31/2012	$12.14334	$14.40902	0
01/01/2013 to 12/31/2013	$14.40902	$16.60563	0
01/01/2014 to 12/31/2014	$16.60563	$15.17900	0
01/01/2015 to 12/31/2015	$15.17900	$15.21142	0
01/01/2016 to 12/31/2016	$15.21142	$14.22031	0
01/01/2017 to 12/31/2017	$14.22031	$18.72603	0
01/01/2018 to 12/31/2018	$18.72603	$15.82578	0
01/01/2019 to 12/31/2019	$15.82578	$20.31174	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.94130	$14.34428	0
01/01/2011 to 12/31/2011	$14.34428	$12.12850	0
01/01/2012 to 12/31/2012	$12.12850	$13.36647	0
01/01/2013 to 12/31/2013	$13.36647	$15.54281	0
01/01/2014 to 12/31/2014	$15.54281	$14.26996	0
01/01/2015 to 12/31/2015	$14.26996	$14.15232	0
01/01/2016 to 12/31/2016	$14.15232	$14.16841	0
01/01/2017 to 12/31/2017	$14.16841	$17.15261	0
01/01/2018 to 12/31/2018	$17.15261	$13.82316	0
01/01/2019 to 12/31/2019	$13.82316	$15.47926	0
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.82477	$14.81485	0
01/01/2011 to 12/31/2011	$14.81485	$13.59427	0
01/01/2012 to 12/31/2012	$13.59427	$15.91436	0
01/01/2013 to 12/31/2013	$15.91436	$21.63442	0
01/01/2014 to 12/31/2014	$21.63442	$21.83186	0
01/01/2015 to 12/31/2015	$21.83186	$21.50910	0
01/01/2016 to 12/31/2016	$21.50910	$21.01476	0
01/01/2017 to 12/31/2017	$21.01476	$27.49783	0
01/01/2018 to 12/31/2018	$27.49783	$26.79266	0
01/01/2019 to 12/31/2019	$26.79266	$35.68917	0
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59287	$12.16761	0
01/01/2011 to 12/31/2011	$12.16761	$11.28480	0
01/01/2012 to 12/31/2012	$11.28480	$11.82722	0
01/01/2013 to 12/31/2013	$11.82722	$17.26398	0
01/01/2014 to 12/31/2014	$17.26398	$16.45706	0
01/01/2015 to 12/31/2015	$16.45706	$15.53456	0
01/01/2016 to 12/31/2016	$15.53456	$16.28261	0
01/01/2017 to 12/31/2017	$16.28261	$19.91418	0
01/01/2018 to 12/31/2018	$19.91418	$19.58788	0
01/01/2019 to 12/31/2019	$19.58788	$23.79715	0
*Denotes the start date of these sub-accounts

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS
Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations	minus	purchase payments – proportional withdrawals
Example with Sub-account increase
Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000
Examples with Sub-account decline
Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in Sub-account performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	-$5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000
In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.
Example with Sub-account increase and withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

B-1

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000
Examples of Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.
Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

B-2

Highest Anniversary Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.
Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 – $3,350) * $1,650/($45,000 – $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.
Example with death after Death Benefit Target Date
Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

B-3

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.
Examples of Highest Daily Value Death Benefit Calculation
The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.
Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

B-4

Highest Daily Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

B-5

APPENDIX C – PLUS40 OPTIONAL LIFE INSURANCE RIDER
Prudential Annuities’ Plus40 Optional Life Insurance Rider was offered, in those States where approved, between November 18, 2002 for ASAP III, January 17, 2002 for ASL II and APEX II, and January 23, 2002 for XT6 and May 1, 2003. The description below of the Plus40 benefit applies to those Contract Owners who purchased an annuity during that time period and elected the Plus40 benefit.
The life insurance coverage provided under the Plus40 Optional Life Insurance Rider (“Plus40 rider” or the “Rider”) is supported by Prudential Annuities’ general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information about the Plus40 rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.
The income tax-free life insurance payable to your Beneficiary(ies) under the Plus40 rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.
ELIGIBILITY
The Plus40 rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity’s death benefit becomes payable – the Annuity’s owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider’s death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider’s death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.
The minimum allowable age to purchase the Plus40 rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40 rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section 401 of the Code (“Code”).
ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

▪
If you die during the first 24 months following the effective date of the Plus40 rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies) will receive no additional life insurance benefit from the Plus40 rider if you die within 24 months of its effective date.

▪
If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on those purchase payments as an additional amount included in the death benefit under the Rider.

▪
If we apply Credits to your Annuity based on purchase payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40 rider. However, if Credits were applied to purchase payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

▪
If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40 rider’s death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

▪	If charges for the Plus40 rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

▪
If the age of any person covered under the Plus40 rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

▪
On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity’s Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT
The Plus40 rider is subject to a Maximum Death Benefit Amount based on the purchase payments applied to your Annuity. The Plus40 rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40 rider or similar life insurance coverage.

▪
The Maximum Death Benefit Amount is 100% of the purchase payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If purchase payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such purchase payments.

▪
The Per Life Maximum Benefit applies to purchase payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make purchase payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40 riders, or similar riders issued by us, based on the combined amount of purchase payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40 rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of purchase payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION
If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40 rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider’s Effective Date.
The maximum we will pay, before any reduction, is the lesser of 50% of the Rider’s death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40 rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40 rider death benefit may be more restrictive than any Medically-Related Surrender provision that may be applicable to you under the Annuity.
CHARGES FOR THE PLUS40 RIDER
The Plus40 rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40 rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person’s life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

Attained Age	Percentage of Account Value
Age 40-75.80%
Age 76-80	1.60%
Age 81-85	3.20%
Age 86-90	4.80%
Age 91	6.50%
Age 92	7.50%
Age 93	8.50%
Age 94	9.50%
Age 95	10.50%
The charge for the Plus40 rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.
We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a Medically-Related Surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity’s Issue Date, the charge will be prorated. During the first year after the Annuity’s Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity’s Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity’s Account Value. The manner in which you elect to pay for the Rider may have tax implications.

▪
If you elect to pay the charge through a redemption of your Annuity’s Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

▪
If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION
You can terminate the Plus40 rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40 rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40 rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40 rider.
CHANGES IN ANNUITY DESIGNATIONS
Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40 rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.
SPOUSAL ASSUMPTION
A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity’s Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the Plus40 rider will be paid despite the fact that the Annuity will continue. The spousal beneficiary can apply the death benefit proceeds under the Plus40 rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40 rider, in which case the Annuity’s Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.
TAX CONSIDERATION
The Plus40 rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.
If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40 rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.
We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

APPENDIX D – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM
PROGRAM RULES

▪
Prior to December 5, 2005, you could elect an asset allocation program where the Sub-accounts for each asset class in each model portfolio were designated based on an evaluation of available Sub-accounts. Effective December 5, 2005, you can no longer enroll in an asset allocation program, but you will be permitted to remain in the program if you enrolled prior to the date. These program Rules reflect how the asset allocation program will be administered as of December 5, 2005 for those Owners who have chosen to remain in their program. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

HOW THE ASSET ALLOCATION PROGRAM WORKS

▪
Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you previously chose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You will not be permitted to change from one model portfolio to another. Upon each rebalance, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

▪
Additional Purchase Payments: Unless otherwise requested, any additional purchase payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you chose. Allocation of additional purchase payments outside of your model portfolio but into a Sub-account will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

▪
Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or had later been modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

▪
Sub-account Changes Within the Model Portfolios: From time to time there may be a change in a Sub-account within your model portfolio. Unless directed by you or your financial professional to reallocate to the new Sub-account, rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity. If the Sub-account is no longer available we will notify you. If you do not consent to the new Sub-account, your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under “Termination or Modification of the Asset Allocation Program” will apply.

▪	Owner Changes in Choice of Model Portfolio: You may not change from the model portfolio that you have elected to any other model portfolio.
TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

▪
You may request to terminate your asset allocation program at any time. Once you terminate your asset allocation program, you will not be permitted to re-enroll in the program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you are enrolled in certain optional benefits, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option, or (ii) the allocation of your entire account value to the then required investment option(s) available with these benefits. However, if you are enrolled in certain optional benefits, you may terminate the benefit in order to then terminate your asset allocation program. Prudential Annuities reserves the right to terminate or modify the asset allocation program at any time.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

▪	You cannot participate in automatic rebalancing or a DCA program while enrolled in an asset allocation program and Systematic Withdrawals can only be made as flat dollar amounts.

D-1

APPENDIX E – DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL
DEATH BENEFITS (THIS APPLIES SOLELY TO APEX II, ASL II AND XT6)
If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:
ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.
The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.
Calculation of Enhanced Beneficiary Protection Optional Death Benefit
If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above
PLUS

2.	50% of the “Death Benefit Amount” less purchase payments reduced by proportional withdrawals.
“Death Benefit Amount” includes your Account Value and any amounts added to your Account Value under the Annuity’s basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than purchase payments minus proportional withdrawals.
“Proportional Withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.
The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all purchase payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.
Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit.
NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death Benefit if you have elected any other Optional Death Benefit.
Guaranteed Minimum Death Benefit
If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.
Key Terms Used with the Guaranteed Minimum Death Benefit

▪	The Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

▪	The Highest Anniversary Value equals the highest of all previous “Anniversary Values” on or before the earlier of the Owner’s date of death and the “Death Benefit Target Date”.

▪
The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all purchase payments on or after such anniversary less the sum of all “Proportional Reductions” since such anniversary.

▪
A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by purchase payments increasing at the appropriate interest rate by 20%.

Calculation of Guaranteed Minimum Death Benefit
The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.	the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing “due proof of death”; and

E-1

2.
the sum of all purchase payments minus the sum of all Proportional Reductions, each increasing daily until the Owner’s date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all purchase payments and the sum of all withdrawals as of the Owner’s date of death; and

3.	the “Highest Anniversary Value” on or immediately preceding the Owner’s date of death.
The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the Account Value as of the date we receive in writing “due proof of death” (an MVA may be applicable to amounts in any Fixed Allocations); and

2.	the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all purchase payments less the sum of all Proportional Reductions since the Death Benefit Target Date.
The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.
Annuities with Joint Owners
For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.
Annuities owned by Entities
For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).
Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?
You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.
What are the Charges for the Optional Death Benefits?
We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.	on each anniversary of the Issue Date;

2.	when Account Value is transferred to our general account prior to the Annuity Date;

3.	if you surrender your Annuity; and

4.	if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)
If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.
We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity’s Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.
Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.
ADDITIONAL CALCULATIONS
Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner’s death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.
NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

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Example with Sub-account increase
Assume that the Owner’s Account Value has been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the “Death Benefit Amount” less purchase payments reduced by proportional withdrawals.

Purchase payments	=	$50,000
Account Value	=	$75,000
Basic Death Benefit	=	$75,000
Death Benefit Amount	=	$75,000 – $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
	=	$75,000 + $12,500 = $87,500
Examples with Sub-account decline
Assume that the Owner’s Account Value has been decreasing due to declines in Sub-account performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the “Death Benefit Amount” less purchase payments reduced by proportional withdrawals.

Purchase payments	=	$50,000
Account Value	=	$40,000
Basic Death Benefit	=	$50,000
Death Benefit Amount	=	$50,000 – $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000 + $0 = $50,000
In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.
Examples of Guaranteed Minimum Death Benefit Calculation
The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner’s death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.
NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.
Example of Sub-account increase
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior purchase payments increased by 5.0% annually ($73,872.77).
Example of Sub-account decrease
Assume that the Owner’s Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior purchase payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).
Example of Sub-account increase followed by decrease
Assume that the Owner’s Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior purchase payments increased by 5.0% annually ($73,872.77).

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APPENDIX F – FORMULA UNDER HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT
We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪
a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

▪
Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

▪	V – the total value of all Permitted Sub-accounts in the Annuity.

▪	F – the total value of all Benefit Fixed Rate Account allocations.

▪
I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

▪	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

▪	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

▪	If r < Cl, and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

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Example:
Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.
Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28
Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%
Since r > Cu ( because 83.11% > 83%) a transfer into the Benefit Fixed Rate Account occurs.

T	=	{Min (V, [L – F – V * Ct] / (1 – Ct))}
	=	{Min (92,300.00, [76,710.28 – 0 – 92,300.00 * 0.80] / (1 – 0.80))}
	=	{Min (92,300.00,14,351.40)}
	=	14,351.40
FORMULA FOR CONTRACTS WITH 90% CAP FEATURE TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
If you elect this feature, the following replaces the “Transfer Calculation” above.
Transfer Calculation:
The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:
If (F / (V + F) > .90) then T = F – (V + F) * .90
If T is greater than $0 as described above, then no additional transfer calculations are performed on the effective date.
On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

▪	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min(MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min(F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

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Age 65 “a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

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APPENDIX G – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

	ASL II NY	APEX II NY	ASAP III NY	XTra Credit SIX NY
Minimum Investment	$15,000	$10,000	$1,000	$10,000
Maximum Issue Age	Annuitant 85; Oldest Owner 85	Annuitant 85 Oldest Owner 85	Annuitant 85 Oldest Owner 80	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	None	4 Years (7%, 6%, 5%, 4%) (Applied to purchase payments based on the inception date of the Annuity)	7 Years (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to purchase payments based on the inception date of the Annuity)
10 Years
For contracts issued on or after August 27, 2007:
(9%, 9%, 8%, 7%, 6%,
5%, 4%, 3%, 2%, 1%)
For contracts issued before August 27, 2007:
(9%, 9%, 8.5%, 8%, 7%,
6%, 5%, 4%, 3%, 2%)
(Applied to purchase
payments based on the
inception date of the
Annuity)

Insurance Charge	1.65%	1.65%	0.65%	0.65%
Distribution Charge	N/A	N/A	0.60% annuity years 1-7 0.0% annuity years 8+	1.00% annuity years 1-10 0.00% annuity years 11+
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year.	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year

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	ASL II NY	APEX II NY	ASAP III NY	XTra Credit SIX NY
Contract Credit	No
Yes. Effective for
Contracts issued on or after June 20, 2005. Generally
we apply a Loyalty Credit
to your Annuity’s Account
Value at the end of your
fifth contract year (i.e. on
your fifth Contract
Anniversary). Currently
the Loyalty Credit is equal
to 2.75% of total purchase
payments made during the
first four contract years
less the cumulative amount
of withdrawals made
(including the deduction of
any CDSC amounts)
through the fifth Contract
Anniversary

Yes. Effective for
Contracts issued on or after July 24, 2006. Generally
we apply a Loyalty Credit
to your Annuity’s Account
Value at the end of your
fifth contract year (i.e. on
your fifth Contract
Anniversary). Currently
the Loyalty Credit is equal
to 0.50% of total purchase
payments made during the
first four contract years
less the cumulative amount
of withdrawals made
(including the deduction of any CDSC amounts)
through the fifth Contract
Anniversary

Yes The amount of the
credit applied to a Purchase Payment is based on the
year the Purchase Payment
is received, for the first 6
years of the contract.
Currently the credit
percentages for each year
starting with the first year
are: 6.50%, 5.00%, 4.00%,
3.00%, 2.00%, and 1.00%.

Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)
Fixed Allocations Available (Currently offering durations of: 5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.

Fixed Allocations Available (Currently offering durations of: 5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.

Fixed Allocations Available (Currently offering durations of: 2, 3, 5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.
No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.

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	ASL II NY	APEX II NY	ASAP III NY	XTra Credit SIX NY
Basic Death Benefit	The greater of: purchase payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: purchase payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: purchase payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: purchase payments less proportional withdrawals or Account Value (variable) (No MVA applied) (No recapture of credits applied within 12 months prior to date of death)
Optional Death Benefits (for an additional cost) [1]	Highest Anniversary Value (HAV)	HAV	HAV	HAV
Optional Living Benefits (for an additional cost) [2]
GRO Plus, GRO Plus 2008 Guaranteed Minimum Withdrawal Benefit, (GMWB), Guaranteed Minimum Income Benefit (GMIB), Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

GRO Plus, GRO Plus 2008 GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

GRO Plus, GRO Plus 2008 GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

GRO Plus, GRO Plus 2008 GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

Annuity Rewards [3]	No	Available after initial CDSC period	Available after initial CDSC period	Available after initial CDSC period
Annuitization Options
Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Medically Related Surrender	No	No	No	No

(1)	For more information on these benefits, refer to the “Living Benefits” section in the Prospectus.

(2)
Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.

(3)
The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

For more information about variations applicable to annuities approved for sale by the New York State Insurance Department, please refer to your Annuity Contract.

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APPENDIX H – FORMULA UNDER GRO PLUS 2008
(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date.The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni /365).
Next the formula calculates the following formula ratio:

r	=	(L – B) / V.
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu.
The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

H-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND
HIGHEST DAILY GRO
(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	C1 is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation
The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]
If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.
On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni /365).
Next the formula calculates the following formula ratio:

r	=	(L – B) / V
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

H-2

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

H-3

APPENDIX I – FORMULA UNDER HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT
(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)
1. Formula for Contracts Issued On or after July 21, 2008 (Without Election Of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min (VV + VF), [L – B – (VV + VF) * Ct] /(1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub- accounts
2. Formula for Contracts Issued Prior To 7/21/08 (Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	V – the total value of all Permitted Sub-accounts in the annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L = 0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio	=	(L – B) / V.

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts
3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior To July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula.
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX J – FORMULA FOR HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT
AND SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	C1 – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors)

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub- accounts.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX K – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
STATES
Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please also see Appendix G.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts
If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Medically Related Surrenders are not available.

Minnesota	For XT6 contracts, if your Annuity was issued in Minnesota on or after July 30, 2007, below are the applicable Contingent Deferred Sales Changes:

For XT6 contracts, if your Annuity was issued in Minnesota before July 30, 2007, below are the applicable Contingent Deferred Sales Changes:

Montana
If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Nevada	Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Medically Related Surrender is not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Fixed Allocations are not available.
Washington
If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available. Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

K-1

APPENDIX L – FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT
We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	F is the current Account Value of the Fixed Allocations
For each guarantee provided under the program,

▪	Gi is the Principal Value of the guarantee

▪	ti is the number of whole and partial years until the maturity date of the guarantee.

▪	ri is the current fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest integer to determine this rate).
The formula determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each guarantee the value (Li) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + ri)ti
Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:
A transfer into the Fixed Allocations will occur if L > (AV – 0.2 * V), and V > 0.
The transfer amount is calculated by the following formula:

T	=	MIN(V, (V – (1 / 0.23) * (AV – L)))
A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV – 0.26 * V), and F > 0.
The transfer amount is calculated by the following formula:

T	=	MIN(F, ((1 / 0.23) * (AV – L) – V))

L-1

APPENDIX M – FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT
We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	F is the current Account Value of the Fixed Allocations

▪	G is the Principal Value of the guarantee

▪	t is the number of whole and partial years between the current Valuation Day and the maturity date.

▪	ti is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

▪	r is the fixed rate associated with Fixed Allocations of length t (t1 is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

▪	ri is the fixed rate associated with Fixed Allocations of length t1 (t1 is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

▪	M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.
The formula determines, on each Valuation Day, when a transfer is required.
The formula begins by determining a “cushion”, D:

D	=	1 – [(G – M) / (1 + r)ti] / V
Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:
A transfer into the Fixed Allocations will occur if D < 0.20, V > 0, and V > 0.02 * AV.
The transfer amount is calculated by the following formula:

T	=	MIN(V, (V * (0.75 * (1 + ri)ti – G + M) / (0.75 * (1 + ri)ti – (1 + r)t)))
A transfer from the Fixed Allocations to the Sub-accounts will occur if D > 0.30 and F > 0.
The transfer amount is calculated by the following formula:

T	=	MIN(F, (V * (0.75 * (1 + ri)ti – G + M) / ((1 + r)[t] – 0.75 * (1 + ri)ti)))

M-1

APPENDIX N – FORMULA FOR HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 6 Plus with LIA)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L –B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06.

APPENDIX O – FORMULA FOR GRO PLUS II
(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010)
The following are the terms and definitions referenced in the transfer calculation formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni /365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

O-1

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

O-2

APPENDIX P – FORMULA FOR HIGHEST DAILY® GRO
Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni /365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

P-1

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

P-2

APPENDIX Q – FORMULA FOR HIGHEST DAILY® GRO II
Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni /365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

Q-1

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

Q-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) ASAPIIIPROS (APRIL 27, 2020), APEX2PROS (APRIL 27, 2020), ASL2PROS (APRIL 27, 2020), XT6PROS (APRIL 27, 2020).

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE
ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive
Shelton, Connecticut 06484
Telephone: 1-888-PRU-2888
http://www.prudentialannuities.com

   Variable Annuity Distributed by:

   PRUDENTIAL ANNUITIES
   DISTRIBUTORS, INC.
   A Prudential Financial Company
   One Corporate Drive
   Shelton, Connecticut 06484
   Telephone: 203-926-1888
   http://www.prudentialannuities.com

MAILING ADDRESSES:
Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional
Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

COREPROS

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
Supplement dated April 27, 2020
to Prospectuses dated April 27, 2020
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
On March 27, 2020 (Date of Enactment), Congress passed and President Trump signed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans.
Waiver of Required Minimum Distributions (RMDs) for 2020
The requirement to take minimum distributions from defined contribution plans and IRAs is waived for 2020.  The waiver would apply to any RMD due from such an arrangement in 2020, even RMDs with respect to the 2019 tax year that are due in 2020.  For example, if an IRA owner turned age 70½ in 2019, they owe an RMD for the 2019 tax year but can wait until 4/1/20 to take it.  If they did not take that first RMD in 2019, the bill waives it, along with the requirement to take their second RMD (for the 2020 tax year) by the end of 2020.  The relief applies both to lifetime and post-death RMDs.  In that regard, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year.  It is unclear whether this treatment applies for the 10-year period imposed by the SECURE Act. Although also unclear, the 1-year election rule for life expectancy payments by an eligible beneficiary may be extended based on the position the IRS took in Notice 2009-82.
Withdrawals from Employer Plans and IRAs, including Roth IRAs
Relief is provided for “coronavirus-related distributions” from qualified plans and IRAs. The relief applies to such distributions made at any time during the 2020 calendar year, as follows:

•	Permits such distributions to be treated as in-service distributions, even if such amounts are not otherwise distributable from the plan under sections 401(k), 403(b), or 457, as applicable;

•	Provides an exception to the 10% early distribution penalty under Code section 72(t) (but not for the similar penalty tax under Code section 72(q) that applies to non-qualified annuities);

•	Exempts such distributions from the 402(f) notice requirements and mandatory 20% withholding applicable to eligible rollover distributions, as applicable;

•
Permits the individual to include income attributable to such distributions ratably over the three-year period beginning with the year the distribution would otherwise be taxable (this spreading would apply unless the taxpayer elects out); and

•
Permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution.

The distribution must come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e. , an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan.  The relief would be limited to aggregate distributions of $100,000.  See below for a description of who is eligible for the relief.
Plan Loans
The following relief is provided with respect to plan loans (if available under a contract) taken by any “qualified individual” who is affected by the coronavirus:

•
For loans made during the 180-day period beginning on the date of enactment, the maximum loan amount would be increased from $50,000 or 50% of the vested account balance to $100,000 or 100% of the vested account balance.  Note that Department of Labor regulations require that plan loans be secured by no more than half of the account balance.  It is not clear whether this is an impediment to increasing the loan limit to 100% of the account balance.  We understand that DOL is aware of this issue.

•
The due date for any repayment on a loan that otherwise is due between the date of enactment and December 31, 2020, would be delayed for one year.  This also would extend the maximum loan period (normally five years).

CORNERPROS

Based on prior IRS guidance involving similar relief for natural disasters, all of the changes would be optional for plans See below for a description of who is eligible for the plan loan relief.
Eligible Individuals for Withdrawal and Loan Relief
The administrator of an eligible retirement plan may rely on an employee’s certification that the employee satisfies the conditions for eligibility.  The eligibility criteria for the relief remain the same, meaning the individual must fall within one of the following categories:

•	The individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

•	The individual’s spouse or dependent is diagnosed with such virus or disease; or

•
The individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury.

IRS Guidance
Extension of IRA Contribution Deadline
The deadline for making an IRA or Roth IRA contribution has been extended until July 15, 2020, the extended deadline for filing an individual’s 2019 tax return.

CORNERPROS

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive, Shelton, Connecticut 06484
ADVANCED SERIES CORNERSTONESM (“AS CORNERSTONE”)SM
Flexible Premium Deferred Annuity
PROSPECTUS: APRIL 27, 2020
This prospectus describes the Advanced Series Cornerstone Flexible Premium Annuity (“Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities”®, “we”, “our”, or “us”). If you are receiving this prospectus, it is because you currently own this Annuity. This Annuity is no longer offered for new sales. This Annuity was offered as an individual annuity contract or as an interest in a group annuity. This Annuity has features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. Selling broker-dealer firms through which this Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your financial professional for further details.This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional. This Annuity or certain of its investment options and/or features may not be available in all states. The guarantees provided by the variable annuity contract and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. For some of the variations specific to this Annuity approved for sale by the New York State Insurance Department, see Appendix C. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the annual and semi-annual shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from us electronically anytime at our website www.prudential.com. You may elect to receive all future shareholder reports in paper free of charge by calling 1-888-778-2888. Your election to receive reports in paper will apply to all portfolios available under your contract.
THE SUB-ACCOUNTS
Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, Nationwide Variable Insurance Trust, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.
PLEASE READ THIS PROSPECTUS
Please read this Prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
AVAILABLE INFORMATION
We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below – see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.
In compliance with U.S. law, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.

CORNERPROS

This Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, and is NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Government Money Market Sub-account.

THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
ADVANCED SERIES CORNERSTONESM IS A SERVICE MARK OR REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM

Prospectus Dated: April 27, 2020	Statement of Additional Information Dated: April 27, 2020

CORNERPROS

INVESTMENT OPTIONS
Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio
AST Advanced Strategies Portfolio
AST AllianzGI World Trends Portfolio
AST AQR Emerging Markets Equity Portfolio
AST AQR Large-Cap Portfolio
AST Balanced Asset Allocation Portfolio
AST BlackRock Global Strategies Portfolio
AST BlackRock Low Duration Bond Portfolio
AST BlackRock/Loomis Sayles Bond Portfolio
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Bond Portfolio 2025
AST Bond Portfolio 2026
AST Bond Portfolio 2027
AST Bond Portfolio 2028
AST Bond Portfolio 2029
AST Bond Portfolio 2030
AST Bond Portfolio 2031
AST Capital Growth Asset Allocation Portfolio
AST ClearBridge Dividend Growth Portfolio
AST Cohen & Steers Global Realty Portfolio
AST Cohen & Steers Realty Portfolio
AST Emerging Markets Equity Portfolio
AST Fidelity Institutional AM ® Quantitative Portfolio 1
AST Goldman Sachs Multi-Asset Portfolio
AST Goldman Sachs Small-Cap Value Portfolio
AST Government Money Market Portfolio
AST High Yield Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST Investment Grade Bond Portfolio
AST J.P. Morgan Global Thematic Portfolio
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio
AST Jennison Large-Cap Growth Portfolio
AST Large-Cap Core Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio
AST QMA US Equity Alpha Portfolio
AST Quantitative Modeling Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Growth Portfolio

AST Small-Cap Value Portfolio
AST T. Rowe Price Asset Allocation Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST T. Rowe Price Natural Resources Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Wellington Management Hedged Equity Portfolio
AST Western Asset Core Plus Bond Portfolio
AST Western Asset Emerging Markets Debt Portfolio
AIM Variable Insurance Funds
(Invesco Variable Insurance Funds)
Invesco V.I. Diversified Dividend Fund — Series I shares
Invesco V.I. Health Care Fund — Series I shares
Invesco V.I. Mid Cap Growth Fund – Series I shares 2
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund — Series I shares
Invesco V.I. Technology Fund — Series I shares
Nationwide Variable Insurance Trust
NVIT Emerging Markets Fund Class D
The Prudential Series Fund
PSF SP International Growth Portfolio — Class I*
Wells Fargo Variable Trust
Wells Fargo VT International Equity — Class 1
Wells Fargo VT Omega Growth — Class 1
Wells Fargo VT Small Cap Growth — Class 1

[1]	Fidelity Institutional AM is a registered service mark of FMR LLC. Used with permission.

[2]	Effective April 30, 2020, the Fund will merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I Shares.

*	No longer offered for new investment. See description regarding the Portfolio in “Investment Options.”

(i)

(ii)

APPENDIX K – FORMULA FOR HIGHEST DAILY GRO II	K-1

(iii)

GLOSSARY OF TERMS
Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.
Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity.
Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are Purchase Payments, and decreased by any charges deducted from such Purchase Payments.
Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.
Annuitization: The application of Account Value to one of the available annuity options to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.
Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, and (b) the fifth anniversary of the Issue Date, whichever occurs first.
Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.
Beneficiary Annuity: If you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity.
Code: The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
Combination 5% Roll-Up and HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.
Contingent Annuitant : The natural person named to become the Annuitant upon the death of Annuitant prior to the Annuity Date. A Contingent Annuitant may be named only in limited circumstances involving an Annuity issued to a Custodial Account or to a tax-qualified retirement plan.
Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. See “Summary of Contract Fees and Charges” for details on the CDSC for this Annuity.
Custodial Account: A trust or custodial account that qualifies as an individual retirement account as defined in Section 408(a) of the Code, including a Roth IRA that satisfies the definitions in Sections 408(a) and 408A of the Code.
DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.
Enhanced Beneficiary Protection Death Benefit: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.
Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.
Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value. We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a Fixed Allocation. We no longer offer our 6 or 12 Month DCA Program.
Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

1

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.
Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.
Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMIB.
Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMWB.
Guaranteed Return Option Plus 2008 (GRO Plus 2008)/Highest Daily® Guaranteed Return Option (Highest Daily GRO)/Guaranteed Return Option Plus II (GRO Plus II)/Highest Daily® Guaranteed Return Option II (HD GRO II): Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.
Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals. We no longer offer HAV.
Highest Daily Lifetime® Seven Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.
Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.
Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 6 Plus.
Highest Daily® Value Death Benefit (“HDV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.
Issue Date: The effective date of your Annuity.
Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.
Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Lifetime Five.
Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or individual named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.
Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.

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Spousal Highest Daily Lifetime® Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.
Spousal Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.
Spousal Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 6 Plus.
Spousal Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Spousal Lifetime Five.
Sub-Account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.
Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances.
Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.
Unit Value: Each Variable Sub-Account has a separate value for its Units (this is analogous to, but not the same as, the share price of a mutual fund).
Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued, not including any day: (1) trading on the NYSE is restricted; (2) an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or (3) the SEC, by order, permits the suspension or postponement for the protection of security holders.

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SUMMARY OF CONTRACT FEES AND CHARGES
Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against the Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from the Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.
The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.
FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX C – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

TRANSACTION FEES AND CHARGES
CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY 1
AS Cornerstone

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8
7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1
The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	AS Cornerstone
Transfer Fee [2]	Currently $10 after twenty in any annuity year. May be increased to $15 after 8 in any annuity year (may increase to $20 after 12 in NY)
Maximum	$15.00
Current	$10.00
Tax Charge (current) [3]	0% to 3.5%

2	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.

3
In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

 The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against the Account Value)
FEE/CHARGE	AS Cornerstone
Annual Maintenance Fee [4]	Lesser of $35 or 2% of Account Value [5]
Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value

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ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [6] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [7]	1.00%
Administration Charge [7]	0.15%
Settlement Service Charge [8]
Qualified	1.40%
Nonqualified	1.00%
Total Annual Charges of the Sub-accounts (excluding settlement service charge)	1.15%

4
Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.

5	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.

6	These charges are deducted daily and apply to the Sub-accounts only.

7	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.

8
The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

 The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [9]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [10] for AS Cornerstone
GRO PLUS II
Current and Maximum Charge [11] (assessed against Sub-account net assets)	0.60%	1.75%
HIGHEST DAILY GRO II
Current and Maximum Charge [11] (assessed against Sub-account net assets)	0.60%	1.75%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
Maximum Charge [12] (assessed against greater of Account Value and PWV)	1.50%	1.15% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.15% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [12] (assessed against greater of Account Value and PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.15% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
Maximum Charge [12] (assessed against greater of Account Value and PWV)	1.50%	1.15% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.15% + 0.95%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [9]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [10] for AS Cornerstone
GUARANTEED RETURN OPTION PLUS (GRO Plus 2008)
Maximum Charge [12] (assessed against Sub-account net assets)	0.75%	1.90%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.75%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Maximum Charge [12] (assessed against Sub-account net assets)	0.75%	1.90%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.75%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
Maximum Charge [12] (assessed against Sub-account net assets)	1.00%	2.15%
Current Charge (assessed against Sub-account net assets)	0.35%	1.50%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Maximum Charge [12] (assessed against PIV)	1.00%	1.15% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.15% + 0.50%
LIFETIME FIVESM INCOME BENEFIT
Maximum Charge [12] (assessed against Sub-account net assets)	1.50%	2.65%
Current Charge (assessed against Sub-account net assets)	0.60%	1.75%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
Maximum Charge [12] (assessed against Sub-account net assets)	1.50%	2.65%
Current Charge (assessed against Sub-account net assets)	0.75%	1.90%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [12] (assessed against the PWV)	1.50%	1.15% + 1.50%
Current Charge (assessed against the PWV)	0.60%	1.15% + 0.60%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [12] (assessed against the PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.15% + 0.95%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [12] (assessed against the PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.15% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [12] (assessed against the PWV)	1.50%	1.15% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.15% + 0.75%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [9]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [10] for AS Cornerstone
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [12] (assessed against the PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.15% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [12] (assessed against the greater of Account Value and PWV)	1.50%	1.15% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.15% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [12] (assessed against the greater of Account Value and PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.15% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [12] (assessed against the greater of Account Value and PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.15% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [12] (assessed against the greater of Account Value and PWV)	1.50%	1.15% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.15% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [12] (assessed against the greater of Account Value and PWV)	2.00%	1.15% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.15% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.25%	1.40%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (HAV)
Current and Maximum Charge [12] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.40%	1.55%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [12] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.80%	1.95%
HIGHEST DAILY VALUE DEATH BENEFIT (HDV)
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.50%	1.65%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
How Charge is Determined

9	GRO Plus II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years.
Highest Daily GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years.
Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.85% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

7

Highest Daily Lifetime 6 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 1.20% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.95% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
GRO Plus 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.
Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. If you elect the benefit on or after May 1, 2009: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.
Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.50% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.
Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For AS Cornerstone, 0.50% of PIV for GMIB is in addition to 1.15% annual charge in all Annuity years. This benefit is no longer available for new elections.
Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.75% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.
Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.90% total annual charge applies in all Annuity years.
Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.60% for Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven With Beneficiary Income Option: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% in all Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven With Lifetime Income Accelerator: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% annual charge in all Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). For AS Cornerstone, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven With Beneficiary Income Option: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% of PWV is in addition to 1.15% annual charge in all Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.75% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.90% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.40% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.
Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.25% of the assets. For AS Cornerstone, 1.40% total annual charge applies in all Annuity Years. For AS Cornerstone, 1.55% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.
Combination 5% Roll-up and HAV Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.50% of Sub-account assets if you elected benefit prior to May 1, 2009. For AS Cornerstone, 1.65% total annual charge applies in all Annuity Years. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.95% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.
Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.65% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.

10
The Total Annual Charge includes the Insurance Charge assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

11
Our reference in the fee table to “current and maximum” charge does not mean that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

12	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.

8

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) for the year ended December 31, 2019 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL UNDERLYING PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Underlying Portfolio Operating Expense	0.58%	1.54%
The following are the total annual expenses for each underlying mutual fund (“Portfolio”) for the year ended December 31, 2019, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2019 and do not necessarily reflect the fees you may incur. The “Total Annual Underlying Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com .

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Academic Strategies Asset Allocation Portfolio*	0.63%	0.04%	0.11%	0.04%	0.00%	0.57%	1.39%	0.01%	1.38%
AST Advanced Strategies Portfolio*	0.64%	0.03%	0.24%	0.00%	0.00%	0.04%	0.95%	0.02%	0.93%
AST AllianzGI World Trends Portfolio*	0.75%	0.02%	0.25%	0.00%	0.00%	0.00%	1.02%	0.03%	0.99%
AST AQR Emerging Markets Equity Portfolio*	0.93%	0.16%	0.25%	0.00%	0.00%	0.00%	1.34%	0.01%	1.33%
AST AQR Large-Cap Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.02%	0.81%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST BlackRock Global Strategies Portfolio*	0.81%	0.07%	0.25%	0.00%	0.00%	0.00%	1.13%	0.02%	1.11%
AST BlackRock Low Duration Bond Portfolio*	0.48%	0.05%	0.25%	0.00%	0.00%	0.00%	0.78%	0.06%	0.72%
AST BlackRock/Loomis Sayles Bond Portfolio*	0.46%	0.03%	0.25%	0.03%	0.00%	0.00%	0.77%	0.04%	0.73%
AST Bond Portfolio 2020	0.47%	0.18%	0.25%	0.00%	0.00%	0.00%	0.90%	0.00%	0.90%
AST Bond Portfolio 2021*	0.47%	0.22%	0.25%	0.00%	0.00%	0.01%	0.95%	0.01%	0.94%
AST Bond Portfolio 2022*	0.47%	0.29%	0.25%	0.00%	0.00%	0.00%	1.01%	0.08%	0.93%
AST Bond Portfolio 2023*	0.47%	0.49%	0.25%	0.00%	0.00%	0.00%	1.21%	0.28%	0.93%
AST Bond Portfolio 2024*	0.47%	0.37%	0.25%	0.00%	0.00%	0.00%	1.09%	0.16%	0.93%
AST Bond Portfolio 2025*	0.47%	0.30%	0.25%	0.00%	0.00%	0.00%	1.02%	0.09%	0.93%
AST Bond Portfolio 2026	0.47%	0.13%	0.25%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2027	0.47%	0.15%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST Bond Portfolio 2028*	0.47%	0.53%	0.25%	0.00%	0.00%	0.00%	1.25%	0.32%	0.93%
AST Bond Portfolio 2029*	0.47%	0.46%	0.25%	0.00%	0.00%	0.00%	1.18%	0.25%	0.93%
AST Bond Portfolio 2030*	0.47%	0.72%	0.25%	0.00%	0.00%	0.00%	1.44%	0.51%	0.93%
AST Bond Portfolio 2031*	0.47%	0.08%	0.25%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST ClearBridge Dividend Growth Portfolio*	0.66%	0.01%	0.25%	0.00%	0.00%	0.01%	0.93%	0.01%	0.92%
AST Cohen & Steers Global Realty Portfolio*	0.83%	0.08%	0.25%	0.00%	0.00%	0.00%	1.16%	0.05%	1.11%
AST Cohen & Steers Realty Portfolio	0.83%	0.02%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Emerging Markets Equity Portfolio*	0.93%	0.20%	0.25%	0.00%	0.00%	0.00%	1.38%	0.08%	1.30%
AST Fidelity Institutional AM® Quantitative Portfolio*	0.65%	0.04%	0.25%	0.00%	0.00%	0.01%	0.95%	0.02%	0.93%
AST Goldman Sachs Multi-Asset Portfolio*	0.76%	0.05%	0.25%	0.00%	0.00%	0.02%	1.08%	0.15%	0.93%
AST Goldman Sachs Small-Cap Value Portfolio*	0.77%	0.02%	0.25%	0.00%	0.00%	0.00%	1.04%	0.01%	1.03%
AST Government Money Market Portfolio	0.30%	0.03%	0.25%	0.00%	0.00%	0.00%	0.58%	0.00%	0.58%
AST High Yield Portfolio	0.57%	0.06%	0.25%	0.00%	0.00%	0.00%	0.88%	0.00%	0.88%

9

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Hotchkis & Wiley Large-Cap Value Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.01%	0.82%
AST International Growth Portfolio*	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.02%	1.08%
AST International Value Portfolio	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Investment Grade Bond Portfolio*	0.47%	0.05%	0.25%	0.00%	0.00%	0.00%	0.77%	0.04%	0.73%
AST J.P. Morgan Global Thematic Portfolio	0.76%	0.05%	0.25%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST J.P. Morgan International Equity Portfolio	0.71%	0.05%	0.25%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST J.P. Morgan Strategic Opportunities Portfolio*	0.81%	0.07%	0.25%	0.00%	0.00%	0.00%	1.13%	0.01%	1.12%
AST Jennison Large-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Large-Cap Core Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.02%	0.81%
AST Loomis Sayles Large-Cap Growth Portfolio*	0.71%	0.01%	0.25%	0.00%	0.00%	0.00%	0.97%	0.06%	0.91%
AST MFS Global Equity Portfolio*	0.82%	0.04%	0.25%	0.00%	0.00%	0.00%	1.11%	0.01%	1.10%
AST MFS Growth Allocation Portfolio	0.67%	0.06%	0.25%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST MFS Growth Portfolio*	0.71%	0.02%	0.25%	0.00%	0.00%	0.00%	0.98%	0.02%	0.96%
AST MFS Large-Cap Value Portfolio	0.66%	0.02%	0.25%	0.00%	0.00%	0.00%	0.93%	0.00%	0.93%
AST Mid-Cap Growth Portfolio	0.81%	0.02%	0.25%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.78%	0.94%	0.00%	0.94%
AST Prudential Core Bond Portfolio	0.47%	0.01%	0.25%	0.00%	0.00%	0.00%	0.73%	0.00%	0.73%
AST Prudential Growth Allocation Portfolio	0.61%	0.01%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST QMA US Equity Alpha Portfolio	0.83%	0.03%	0.25%	0.18%	0.25%	0.00%	1.54%	0.00%	1.54%
AST Quantitative Modeling Portfolio	0.25%	0.01%	0.00%	0.00%	0.00%	0.89%	1.15%	0.00%	1.15%
AST Small-Cap Growth Opportunities Portfolio	0.77%	0.03%	0.25%	0.00%	0.00%	0.01%	1.06%	0.00%	1.06%
AST Small-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Small-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.07%	1.07%	0.00%	1.07%
AST T. Rowe Price Asset Allocation Portfolio*	0.62%	0.02%	0.25%	0.00%	0.00%	0.00%	0.89%	0.01%	0.88%
AST T. Rowe Price Large-Cap Growth Portfolio*	0.68%	0.01%	0.25%	0.00%	0.00%	0.00%	0.94%	0.04%	0.90%
AST T. Rowe Price Large-Cap Value Portfolio*	0.56%	0.01%	0.25%	0.00%	0.00%	0.00%	0.82%	0.01%	0.81%
AST T. Rowe Price Natural Resources Portfolio*	0.73%	0.06%	0.25%	0.00%	0.00%	0.00%	1.04%	0.02%	1.02%
AST Templeton Global Bond Portfolio	0.63%	0.06%	0.25%	0.00%	0.00%	0.00%	0.94%	0.00%	0.94%
AST WEDGE Capital Mid-Cap Value Portfolio*	0.78%	0.04%	0.25%	0.00%	0.00%	0.00%	1.07%	0.01%	1.06%
AST Wellington Management Hedged Equity Portfolio*	0.81%	0.03%	0.25%	0.00%	0.00%	0.03%	1.12%	0.06%	1.06%
AST Western Asset Core Plus Bond Portfolio	0.50%	0.02%	0.25%	0.00%	0.00%	0.00%	0.77%	0.00%	0.77%
AST Western Asset Emerging Markets Debt Portfolio	0.68%	0.17%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
Invesco V.I. Diversified Dividend Fund - Series I shares	0.48%	0.17%	0.00%	0.00%	0.00%	0.01%	0.66%	0.00%	0.66%
Invesco V.I. Health Care Fund – Series I shares	0.75%	0.22%	0.00%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
Invesco V.I. Mid Cap Growth Fund – Series I shares	0.75%	0.22%	0.00%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
Invesco Oppenheimer Discovery Mid Cap Growth Fund*	0.70%	0.17%	0.00%	0.00%	0.00%	0.00%	0.87%	0.07%	0.80%
Invesco V.I. Technology Fund – Series I shares	0.75%	0.24%	0.00%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
NVIT Emerging Markets Fund*	0.95%	0.30%	0.25%	0.00%	0.00%	0.00%	1.50%	0.05%	1.45%
PSF SP International Growth Portfolio - Class I*	0.85%	0.39%	0.00%	0.00%	0.00%	0.00%	1.24%	0.23%	1.01%
Wells Fargo VT International Equity Fund - Class 1*	0.80%	0.33%	0.00%	0.00%	0.00%	0.00%	1.13%	0.44%	0.69%
Wells Fargo VT Omega Growth Fund - Class 1*	0.60%	0.22%	0.00%	0.00%	0.00%	0.00%	0.82%	0.07%	0.75%
Wells Fargo VT Small Cap Growth Fund - Class 1*	0.80%	0.13%	0.00%	0.00%	0.00%	0.01%	0.94%	0.00%	0.94%
*See notes immediately below for important information about this fund.

10

AST Academic Strategies Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Advanced Strategies Portfolio
The Manager has contractually agreed to waive 0.0222% of its investment management fees through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0020% of its investment management fees through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AllianzGI World Trends Portfolio
The Manager has contractually agreed to waive 0.029% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AQR Emerging Markets Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.330% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST AQR Large-Cap Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.810% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Global Strategies Portfolio
The Manager has contractually agreed to waive 0.022% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Low Duration Bond Portfolio
The Manager has contractually agreed to waive 0.057% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio
The Manager has contractually agreed to waive 0.035% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2021
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2022
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2023
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2024
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2025
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2028
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2029
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

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AST Bond Portfolio 2030
 The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2031
The Portfolio commenced operations on January 2, 2020. Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $200 million for the Portfolio for the fiscal period ending December 31, 2020.

AST ClearBridge Dividend Growth Portfolio
The Manager has contractually agreed to waive 0.012% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Cohen & Steers Global Realty Portfolio
The Manager has contractually agreed to waive 0.051% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Emerging Markets Equity Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.300% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Fidelity Institutional AM® Quantitative Portfolio
The Manager has contractually agreed to waive 0.020% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio
The Manager has contractually agreed to waive 0.132% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees. The Manager has also contractually agreed to waive a portion of its investment management fee equal to the management fee of any acquired fund managed or subadvised by Goldman Sachs Asset Management, L.P.

AST Goldman Sachs Small-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Hotchkis & Wiley Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.009% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST International Growth Portfolio
The Manager has contractually agreed to waive 0.02% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Investment Grade Bond Portfolio
The Distributor has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of the Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.

AST J.P. Morgan Strategic Opportunities Portfolio
The Manager has contractually agreed to waive 0.011% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Large-Cap Core Portfolio
The Manager has contractually agreed to waive 0.015% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.810% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.060% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Global Equity Portfolio
The Manager has contractually agreed to waive 0.0067% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Growth Portfolio
The Manager has contractually agreed to waive 0.0140% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0045% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.0101% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.0373% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.0011% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0117% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Natural Resources Portfolio
The Manager has contractually agreed to waive 0.0152% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

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AST WEDGE Capital Mid-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Wellington Management Hedged Equity Portfolio
The Manager has contractually agreed to waive 0.055% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

Invesco Oppenheimer Discovery Mid Cap Growth Fund
Invesco Advisers, Inc. (“Invesco” or the “Adviser”) has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding Acquired Fund Fees and Expenses and certain items discussed below) of Series I shares to 0.80% of the Fund’s average daily net assets (the “expense limit”). In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the numbers reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Unless Invesco continues the fee waiver agreements, they will terminate on May 31,2021. During its terms, the fee waiver agreements cannot be terminated or amended to increase the expense limits or reduce the advisory fee waiver without approval of the Board of Trustees.

NVIT Emerging Markets Fund
Nationwide Variable Insurance Trust (the “Trust”) and Nationwide Fund Advisors (the “Adviser”) have entered into a written contract waiving 0.05% of the management fee to which the Adviser would otherwise be entitled until April 30, 2021. The written contract may be changed or eliminated only with the consent of the Board of Trustees of the Trust.

PSF SP International Growth Portfolio - Class I
The Manager has contractually agreed to waive 0.019% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.010% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

Wells Fargo VT International Equity Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1 and 0.94% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Omega Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Small Cap Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1 and 1.20% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

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EXPENSE EXAMPLES
These examples are intended to help you compare the cost of investing in our Annuity with the cost of investing in other variable annuities.
Below are examples for the Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5.0% return each year.
The examples reflect the fees and charges listed below for the Annuity as described in “Summary of Contract Fees and Charges”:

▪	Insurance Charge

▪	Contingent Deferred Sales Charge (when and if applicable)

▪	Annual Maintenance Fee

▪	The maximum combination of optional benefit charges
The examples also assume the following for the period shown:

▪	You allocate all of your Account Value to the Sub-account with the maximum gross total annual portfolio operating expenses and those expenses remain the same each year*

▪	For each charge, we deduct the maximum charge rather than the current charge

▪	You make no withdrawals of Account Value

▪	You make no transfers, or other transactions for which we charge a fee

▪	No Tax Charge applies

▪
You elect the Highest Daily Lifetime 6 Plus with Combination 5.0% Roll-up and HAV Death Benefit which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.
Expense Examples are provided as follows:

	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,244	$2,153	$3,093	$5,790
If you annuitize your annuity at the end of the applicable time period: [1]	$544	$1,653	$2,793	$5,790
If you do not surrender your annuity:	$544	$1,653	$2,793	$5,790
1 Your ability to annuitize in the first Annuity Year may be limited.
For information relating to accumulation Unit Values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

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SUMMARY
Advanced Series Cornerstone (“AS Cornerstone”)
This Summary describes key features of the variable annuity described in this prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.
What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.
Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals, or provide minimum death benefits for your beneficiaries or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this prospectus. The guarantees are based on the long-term financial strength of the insurance company.
What does it mean that my variable annuity is “tax-deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings or interest from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until distributions are made from your Annuity, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 ½, you also may be subject to a 10% additional federal tax.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
How do I purchase this variable annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuity was as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
AS Cornerstone	85	$10,000
The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the sections entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.
You may make additional payments of at least $100 into your annuity at any time, subject to maximums allowed by us and as provided by law.
After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law. You must cancel your Annuity in writing.
See “What Are Our Requirements for Purchasing One of the Annuities?” for more detail.
Where should I invest my money? With the help of your financial professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary

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prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.
We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.
See “Investment Options,” and “Managing Your Account Value.”
How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge. See the “Tax Considerations” section of this Prospectus for information on the treatment of withdrawals and annuity payments.
You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.
See “Access to Account Value.”
Options For Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income for life. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.
As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefit section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

▪	Spousal Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 7 Plus

▪	Spousal Highest Daily Lifetime 7 Plus

▪	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

▪	Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Highest Daily Lifetime Seven

▪	Spousal Highest Daily Lifetime Seven

▪	Highest Daily Lifetime Seven with Lifetime Income Accelerator

▪	Highest Daily Lifetime Seven with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.
Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see the applicable optional benefits section for more information.
These benefits contain detailed provisions, so please see the following sections of the prospectus for complete details:

▪	Guaranteed Return Option Plus II

▪	Highest Daily Guaranteed Return Option II

▪	Guaranteed Return Option Plus 2008*

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▪	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.
What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.
We also have optional death benefits for an additional charge:

▪	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

▪
Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information.
Please see the section entitled “Managing Your Account Value” for more information.
What are the Annuity’s Fees and Charges?
Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and the applicable CDSC percentage (as indicated in the table below) depends on the Annuity year in which the purchase payment is withdrawn.

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8
AS Cornerstone	7.00%	6.00%	5.00%	4.00%	3.00%	2.00%	1.00%	0.00%
Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contract.
Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.
Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.
Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The Tax Charge currently ranges up to 3 1/2% of your Purchase Payments and is designed to approximate the taxes that we are required to pay. Please see the section titled “Fees and Charges” for more information.
Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you hold:

FEE/CHARGE	AS Cornerstone
Mortality & Expense Risk Charge	1.00%
Administration Charge	0.15%
Total Insurance Charge	1.15%
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

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Costs to Sell and Administer Our Variable Annuity: Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial advisor to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See “General Information”.
Other Information
Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS
WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. Please consult with a qualified investment professional if you wish to obtain investment advice. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning “Fees and Payments Received by Prudential Annuities” for a discussion of fees that we may receive from underlying mutual funds and /or their affiliates.
The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.
The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans or other limited classes of investors permitted by the Code. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities (“Affiliated Portfolios”) and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates (“Prudential Companies”) receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser financial incentive factors in determining which portfolios to offer under the Annuity. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Prudential Annuities Life Assurance Corporation has selected the Portfolios for inclusion as investment options under this Annuity in Prudential Annuities Life Assurance Corporation’s role as the issuer of this Annuity, and Prudential Annuities Life Assurance Corporation does not provide investment advice or recommend any particular Portfolio. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.
Effective May 1, 2004, the SP International Growth Portfolio (formerly the SP William Blair International Growth Portfolio) was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/ or out of the SP International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP International Growth Sub-account prior to May 1, 2004 or if you purchased your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP International Growth Sub-account.
Stipulated Investment Options if you Elect Certain Optional Benefits
As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of “Permitted Sub-accounts”. Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

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While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our “Custom Portfolios Program” (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials). If you participate in the Optional Allocation and Rebalancing Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.
Group I: Allowable Benefit Allocations

Optional Benefit Name*	Allowable Benefit Allocations:
Lifetime Five Income Benefit	AST Academic Strategies Asset Allocation Portfolio
Spousal Lifetime Five Income Benefit	AST Advanced Strategies Portfolio
Highest Daily Lifetime Seven Income Benefit	AST AllianzGI World Trends Portfolio
Spousal Highest Daily Lifetime Seven Income Benefit	AST Balanced Asset Allocation Portfolio
Highest Daily Value Death Benefit	AST BlackRock Global Strategies Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option	AST Capital Growth Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option	AST Fidelity Institutional AM® Quantitative Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator	AST Goldman Sachs Multi-Asset Portfolio
Highest Daily Lifetime 7 Plus Income Benefit	AST J.P. Morgan Global Thematic Portfolio
Highest Daily Lifetime 7 Plus with Beneficiary	AST J.P. Morgan Strategic Opportunities Portfolio
Income Option	AST MFS Growth Allocation Portfolio
Highest Daily Lifetime 7 Plus with Lifetime	AST Preservation Asset Allocation Portfolio
Income Accelerator	AST Prudential Growth Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus	AST T. Rowe Price Asset Allocation Portfolio
Income Benefit	AST Wellington Management Hedged Equity Portfolio
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Highest Daily Lifetime 6 Plus
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Spousal Highest Daily Lifetime 6 Plus
Highest Daily GRO II
GRO Plus II
Optional Benefit Name*	All investment options permitted, EXCEPT these:
Combo 5% Rollup & HAV Death Benefit	AST AQR Emerging Markets Equity Portfolio
Guaranteed Minimum Income Benefit	AST Western Asset Emerging Markets Debt Portfolio
Guaranteed Minimum Withdrawal Benefit	Invesco V.I. Technology
Highest Anniversary Value Death Benefit	Wells Fargo VT Small-Cap Growth
Optional Benefit Name*	All investment options permitted, EXCEPT these:
GRO PLUS 2008	AST AQR Emerging Markets Equity Portfolio
Highest Daily GRO	AST Quantitative Modeling Portfolio
AST Western Asset Emerging Markets Debt Portfolio
Invesco V.I. Technology
Wells Fargo VT Small-Cap Growth

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
The following set of tables describes the second category (i.e., Group II below), under which:

(a)
you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST BlackRock/Loomis Sayles Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio and/or the AST Prudential Core Bond Portfolio).

(b)	you may allocate up to 80% in equity and other portfolios listed in the table below.

(c)
on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Programs (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.

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(d)
between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

(e)
if you are already participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

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Group II: Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials)

Optional Benefit Name*	Permitted Portfolios
Highest Daily Lifetime Seven	AST Academic Strategies Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven	AST Advanced Strategies Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option	AST AllianzGI World Trends Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option	AST Balanced Asset Allocation Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator	AST BlackRock Global Strategies Portfolio
Highest Daily Lifetime 7 Plus	AST BlackRock Low Duration Bond Portfolio
Spousal Highest Daily Lifetime 7 Plus	AST BlackRock/Loomis Sayles Bond Portfolio
Highest Daily Lifetime 7 Plus with Beneficiary Income Option	AST Capital Growth Asset Allocation Portfolio
Spousal Highest Daily Lifetime 7 Plus with Beneficiary	AST ClearBridge Dividend Growth Portfolio
Income Option	AST Cohen & Steers Global Realty Portfolio
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator	AST Cohen & Steers Realty Portfolio
Highest Daily Lifetime 6 Plus	AST Emerging Markets Equity Portfolio
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator	AST Fidelity Institutional AM® Quantitative Portfolio
Spousal Highest Daily Lifetime 6 Plus	AST Goldman Sachs Multi-Asset Portfolio
GRO Plus II	AST Goldman Sachs Small-Cap Value Portfolio
Highest Daily GRO II	AST Government Money Market Portfolio
AST High Yield Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST J.P. Morgan Global Thematic Portfolio
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio
AST Jennison Large-Cap Growth Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio
AST QMA US Equity Alpha Portfolio
AST Small-Cap Growth Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Value Portfolio
AST T. Rowe Price Asset Allocation Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST T. Rowe Price Natural Resources Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Wellington Management Hedged Equity Portfolio
AST Western Asset Core Plus Bond Portfolio

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.

Certain optional living benefits employ a predetermined formula, under which Account Value is transferred between your chosen Sub-accounts and a bond Sub-account (or between two bond Sub-accounts).  For example, with a Highest Daily Lifetime benefit, Account Value may be transferred

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between your selected Sub-accounts and the AST Investment Grade Bond Sub-account; or with a GRO benefit, Account Value may be transferred between your selected Sub-accounts and an AST bond Sub-Account with a target maturity date (or among AST bond Sub-accounts with different target maturity dates).
Whether or not you elected an optional benefit subject to a predetermined mathematical formula, you should be aware that the operation of the formula may result in large scale asset flows into and out of the Sub accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the Portfolios may be used as investments in Portfolios that are structured as funds-of-funds and made available as Permitted Sub-accounts. Because transfers among the Sub-accounts can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

a)
a Portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the Portfolio’s investment strategy;

b)
the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities or longer duration bonds) that otherwise would have been held;

c)
a Portfolio may experience higher turnover and asset flows than it would have experienced without the formulas, which could result in higher transaction costs for the Portfolio compared to other similar funds;

d)	a Portfolio may have low asset levels and high operating expense ratios (including the possibility that all assets may be transferred out of the Portfolio).
The asset flows caused by the formulas may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to a particular Sub-account and other Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to a particular Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.
The efficient operation of the asset flows caused by a formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.
Please consult the prospectus for the applicable Portfolio for additional information about these effects.
The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Diversified Dividend Fund – Series I shares	Seeks to provide reasonable current income and long-term growth of income and capital.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Health Care Fund – Series I shares	Seeks long-term growth of capital.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Mid Cap Growth Fund – Series I shares	Seeks capital growth.	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) - Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund - Series I shares	Seeks capital appreciation	Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Technology Fund – Series I shares	Seeks long-term growth of capital.	Invesco Advisers, Inc.
AST Academic Strategies Asset Allocation Portfolio	Seeks long-term capital appreciation.
AlphaSimplex Group, LLC
AQR Capital Management, LLC
CoreCommodity Management, LLC
First Quadrant, L.P.
Jennison Associates LLC
Morgan Stanley Investment Management Inc.
Pacific Investment Management Company, LLC
PGIM Investments LLC
QMA LLC
Western Asset Management Company, LLC
Western Asset Management Company Limited

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Advanced Strategies Portfolio
Seeks a high level of absolute return by using traditional and non-traditional investment strategies and by investing in domestic and foreign equity and fixed income securities, derivative instruments and other investment companies.

Brown Advisory, LLC
Loomis, Sayles & Company, L.P.
LSV Asset Management
Pacific Investment Management Company, LLC
PGIM Fixed Income
PGIM Investments LLC
QMA LLC
T. Rowe Price Associates, Inc.
William Blair Investment Management, LLC

AST AllianzGI World Trends Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	Allianz Global Investors U.S. LLC
AST AQR Emerging Markets Equity Portfolio	Seeks long-term capital appreciation.	AQR Capital Management, LLC
AST AQR Large-Cap Portfolio	Seeks long-term capital appreciation.	AQR Capital Management, LLC
AST Balanced Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST BlackRock Global Strategies Portfolio	Seeks a high total return consistent with a moderate level of risk.	BlackRock Financial Management, Inc. BlackRock International Limited
AST BlackRock Low Duration Bond Portfolio	Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited
AST BlackRock/Loomis Sayles Bond Portfolio	Seeks to maximize total return, consistent with preservation of capital and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited Loomis, Sayles & Company, L.P.
AST Bond Portfolio 2020	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2021	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2022	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2023	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2024	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2025	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2026	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2027	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2028	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2029	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2030	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Bond Portfolio 2031	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Capital Growth Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST ClearBridge Dividend Growth Portfolio	Seeks income, capital preservation, and capital appreciation.	ClearBridge Investments, LLC
AST Cohen & Steers Global Realty Portfolio (formerly AST Global Real Estate Portfolio)	Seeks capital appreciation and income.	Cohen & Steers Asia Limited Cohen & Steers Capital Management, Inc. Cohen & Steers UK Limited
AST Cohen & Steers Realty Portfolio	Seeks to maximize total return through investment in real estate securities.	Cohen & Steers Capital Management, Inc.
AST Emerging Markets Equity Portfolio (formerly AST Parametric Emerging Markets Equity Portfolio)	Seeks long-term capital appreciation.	AQR Capital Management, LLC, J.P. Morgan Investment Management, Inc. Martin Currie Inc.
AST Fidelity Institutional AM® Quantitative Portfolio	Seeks long-term capital growth balanced by current income.	FIAM LLC
AST Goldman Sachs Multi-Asset Portfolio	Seeks to obtain a high level of total return consistent with its level of risk tolerance.	Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Small-Cap Value Portfolio	Seeks long-term capital appreciation.	Goldman Sachs Asset Management, L.P.
AST Government Money Market Portfolio	Seeks high current income and maintain high levels of liquidity.	PGIM Fixed Income
AST High Yield Portfolio	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	J.P. Morgan Investment Management, Inc. PGIM Fixed Income
AST Hotchkis & Wiley Large-Cap Value Portfolio	Seeks current income and long-term growth of income, as well as capital appreciation.	Hotchkis & Wiley Capital Management, LLC
AST International Growth Portfolio	Seeks long-term capital growth.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
AST International Value Portfolio	Seeks capital growth.	Lazard Asset Management LLC LSV Asset Management
AST Investment Grade Bond Portfolio	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST J.P. Morgan Global Thematic Portfolio	Seeks capital appreciation consistent with its specified level of risk tolerance.	J.P. Morgan Investment Management, Inc.
AST J.P. Morgan International Equity Portfolio	Seeks capital growth.	J.P. Morgan Investment Management, Inc.
AST J.P. Morgan Strategic Opportunities Portfolio	Seeks to maximize return compared to the benchmark through security selection and tactical asset allocation.	J.P. Morgan Investment Management, Inc.
AST Jennison Large-Cap Growth Portfolio	Seeks long-term growth of capital.	Jennison Associates LLC
AST Large-Cap Core Portfolio (formerly AST QMA Large-Cap Portfolio)	Seeks long-term capital appreciation.	QMA LLC J.P. Morgan Investment Management, Inc. Massachusetts Financial Services Company
AST Loomis Sayles Large-Cap Growth Portfolio	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	Loomis, Sayles & Company, L.P.
AST MFS Global Equity Portfolio	Seeks capital growth.	Massachusetts Financial Services Company
AST MFS Growth Allocation Portfolio (formerly AST New Discovery Asset Allocation Portfolio)	Seeks total return.	Massachusetts Financial Services Company
AST MFS Growth Portfolio	Seeks long-term capital growth and future, rather than current income.	Massachusetts Financial Services Company
AST MFS Large-Cap Value Portfolio	Seeks capital appreciation.	Massachusetts Financial Services Company
AST Mid-Cap Growth Portfolio	Seeks long-term growth of capital.	Massachusetts Financial Services Company Victory Capital Management Inc.
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	Seeks capital growth.	LSV Asset Management Neuberger Berman Investment Advisers LLC
AST Preservation Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST Prudential Core Bond Portfolio	Seeks to maximize total return consistent with the long-term preservation of capital.	PGIM Fixed Income

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Prudential Growth Allocation Portfolio	Seeks total return.	PGIM Fixed Income QMA LLC
AST QMA US Equity Alpha Portfolio	Seeks long term capital appreciation.	QMA LLC
AST Quantitative Modeling Portfolio	Seeks a high potential return while attempting to mitigate downside risk during adverse market cycles.	PGIM Investments LLC QMA LLC
AST Small-Cap Growth Opportunities Portfolio	Seeks capital growth.	Victory Capital Management Inc. Wellington Management Company, LLP
AST Small-Cap Growth Portfolio	Seeks long-term capital growth.	Emerald Mutual Fund Advisers Trust UBS Asset Management (Americas) Inc.
AST Small-Cap Value Portfolio	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	J.P. Morgan Investment Management, Inc. LMCG Investments, LLC
AST T. Rowe Price Asset Allocation Portfolio	Seeks a high level of total return by investing primarily in a diversified portfolio of equity and fixed income securities.	T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio
Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Value Portfolio	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	T. Rowe Price Associates, Inc.
AST T. Rowe Price Natural Resources Portfolio
Seeks long-term capital growth primarily through the investment in common stocks of companies that own or develop natural resources (such as energy products, precious metals and forest products) and other basic commodities.
T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio	Seeks to provide current income with capital appreciation and growth of income.	Franklin Advisers, Inc.
AST WEDGE Capital Mid-Cap Value Portfolio	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	WEDGE Capital Management LLP
AST Wellington Management Hedged Equity Portfolio
Seeks to outperform a mix of 50% Russell 3000 Index, 20% MSCI Europe, Australasia and the Far East (EAFE) Index, and 30% Bank of America Merrill Lynch Three-Month US Treasury Bill Index over a full market cycle by preserving capital in adverse markets utilizing an options strategy while maintaining equity exposure to benefit from up markets through investments in the Portfolio’s subadviser’s equity investment strategies
Wellington Management Company LLP
AST Western Asset Core Plus Bond Portfolio	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	Western Asset Management Company, LLC Western Asset Management Company Limited
AST Western Asset Emerging Markets Debt Portfolio	Seeks to maximize total return.	Western Asset Management Company, LLC Western Asset Management Company Limited
NVIT Emerging Markets Fund – Class D	Seeks long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.	Nationwide Fund Advisors/Lazard Asset Management LLC and Standard Life Investments (Corporate Funds) Limited
PSF SP International Growth Portfolio – Class I	Seeks long-term growth of capital.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
Wells Fargo VT International Equity Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Omega Growth Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Small Cap Growth Fund - Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
FIAM LLC is a business unit of FMR LLC (also known as Fidelity Investments).
Fidelity Institutional AM is a registered service mark of FMR LLC. Used with permission.
PGIM Fixed Income is a business unit of PGIM, Inc.
PGIM Investments LLC manages each of the portfolios of the Advanced Series Trust (AST). AST Investment Services, Inc. serves as co-manager, along with PGIM Investments LLC, to many of the portfolios of AST.
PGIM Investments LLC manages each of the portfolios of the Prudential Series Fund (PSF).
QMA LLC formerly known as Quantitative Management Associates LLC.
Personnel of Goldman Sachs Asset Management International, an affiliate of Goldman Sachs Asset Management, L.P., may perform certain delegated responsibilities for GSAM, may act on behalf of GSAM, or may perform functions that otherwise support the sub-advisory services provided to the Portfolio.

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WHAT ARE THE FIXED ALLOCATIONS?
The Fixed Allocations consist of the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and the Fixed Allocations used with our Dollar Cost Averaging program. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled “Do You Offer Dollar Cost Averaging?”. We no longer offer our 6 or 12 Month DCA Program.
DCA Fixed Rate Options. We offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

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FEES AND CHARGES
The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity.
The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values.
WHAT ARE THE CONTRACT FEES AND CHARGES?
Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for AS Cornerstone are shown under “Summary of Contract Fees and Charges”.
With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see “How Much Can I Withdraw as a Free Withdrawal?”). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.
For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.
We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.
Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.
Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, surrender value, or Account Value as applicable. The Tax Charge currently ranges up to 3 ½%.

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We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.
We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the Tax Charge you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.
In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the Tax Charge you pay under the contract. We reserve the right to change these tax practices.
Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under the Annuity, including the Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the Sub-account declines and the risk that the person we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.
The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Rate Options or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each Optional Benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.
WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations.
WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a Tax Charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.
EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion

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of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY
Please note that this Annuity is no longer available for new sales. The information provided in this section is for informational purposes only.
WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?
We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.
Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000 for the Annuity. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.
We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Speculative Investing – Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.
Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your financial professional’s broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.
Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age of 85 as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% additional tax in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.
“Beneficiary” Annuity
If you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements, you may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a “Beneficiary Continuation Option”.

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Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent’s death, using Table 1 in IRS Publication 590-B. These distributions are not subject to any CDSC.
For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent’s death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 ½ (72 for those who would have reached age 70 ½ after 2019), however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see “Required Distributions Upon Your Death for Qualified Annuity Contracts” in the Tax Considerations section of this Prospectus.
For nonqualified Annuities, distributions must begin within one year of the decedent’s death. For additional information regarding the tax considerations applicable to beneficiaries of a nonqualified Annuity see “Required Distributions Upon Your Death for Nonqualified Annuity Contracts” in the Tax Considerations section of this Prospectus.
You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.
The Annuity may provide a basic Death Benefit upon death, and you may name “successors” who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.
Please note the following additional limitations for a Beneficiary Annuity:

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No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple “Transfer of Assets” or “TOA’s” into a single contract as part of this “Beneficiary” Annuity.

▪	You may not elect any optional living or death benefits. Annuity Rewards is not available.

▪	You may not annuitize the Annuity; no annuity options are available.

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You may participate only in the following programs: Automatic Rebalancing, Dollar Cost Averaging (but not 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.

▪	You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A “beneficiary annuity” may not be co-owned.

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If the Annuity is funded by means of transfer from another “Beneficiary Annuity” with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another “Beneficiary Annuity” where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

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The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, an estate or a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and (3) the beneficiaries of the trust who are beneficiaries with respect to the trust’s interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

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If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

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If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

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Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies

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before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term “successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA Beneficiary Annuity or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY
MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

▪	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;

▪	a new Annuitant subsequent to the Annuity Date;

▪	for “nonqualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

▪	a change in Beneficiary if the Owner had previously made the designation irrevocable;

▪	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

▪	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.
There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.
If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. We accept assignment of nonqualified Annuities only.
Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.
We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

▪	a company(ies) that issues or manages viatical or structured settlements;

▪	an institutional investment company;

▪	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or

▪	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.
We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and Contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.
Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.
Spousal Designations
If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.
Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying

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for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.
Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
Contingent Annuitant
Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.
Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.
MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any Tax Charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted.
MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase Payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.
MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program “The Systematic Investment Plan.” Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.
MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE
HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent Purchase Payments.)
Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any Tax Charge that may apply. You can allocate Purchase Payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.
Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.
ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.
Currently, we charge $10.00 for each transfer after the 20th transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging program (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Government Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.
Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e. one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Government Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.
In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

▪
With respect to each Sub-account (other than the AST Government Money Market Sub-account or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Government Money Market Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

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▪
We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your financial professional promptly of the circumstances concerning the denial.
Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a financial professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a financial professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.
Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.
The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number) and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.
A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.
DO YOU OFFER DOLLAR COST AVERAGING?
Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of Sub-account fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.
You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations (not available with AS Cornerstone) is subject to a number of rules that include, but are not limited to the following:

▪	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).

▪
You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the DCA Fixed Allocation.

▪	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.
NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or the DCA Fixed Rate Options, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts. This will reduce

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the effective rate of return on the Fixed Allocation or the DCA Fixed Rate Options over the Guarantee Period or the duration of the program, respectively.
The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program.
Under our current Dollar Cost Averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Government Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.
6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE “6 OR 12 MONTH DCA PROGRAM”) WE NO LONGER OFFER OUR 6 OR 12 MONTH DCA PROGRAM.
The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.
The key features of this Program are as follows:

▪	You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.

▪
As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

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Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a “last-in, first-out” basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to “last-in, first-out” means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

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The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

▪	We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

▪	The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

▪
If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom

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Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a “Permitted Sub-account” for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

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If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

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If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

▪	We impose no fee for your participation in the 6 or 12 Month DCA Program.

▪
You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Government Money Market Sub-account.

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You cannot utilize “rate lock” with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

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We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

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The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

▪	The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the “Enhanced Dollar Cost Averaging Program.”
NOTE: When a 6 or 12 Month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA Fixed Rate Option.
HOW DO THE FIXED ALLOCATIONS WORK?
We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.
The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888 or at www.prudentialannuities.com.
A Guarantee Period for a Fixed Allocation begins:

▪	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

▪	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

▪	when you “renew” a Fixed Allocation by electing a new Guarantee Period.
To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.
Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase

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Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Government Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.
HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. The interest rate that we credit to the Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.
DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.
Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.
There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.
If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing, you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.
ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
We currently do not offer any asset allocation programs for use with your Annuity.
MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
Yes. Subject to our rules, your financial professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your financial professional has this authority, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your financial professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.

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MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).
It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.
We or an affiliate of ours may provide administrative support to licensed, registered financial professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require financial professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the financial professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a financial professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.
Please Note: Annuities where your financial professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a financial professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a financial professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your financial professional. Your financial professional will be informed of all such restrictions on an ongoing basis. We may also require that your financial professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).
Limitations that we may impose on your financial professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

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ACCESS TO ACCOUNT VALUE
WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.
ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?
During the Accumulation Period
A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% additional tax in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.
During the Annuitization Period
During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.
There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.
CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

▪
To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

▪	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.
To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2.
Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.

3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.
You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.
Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).
To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

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CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.
You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.
You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.
Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts. Please note that systematic withdrawals may be subject to any applicable CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.
The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.
If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.
If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

▪	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

▪
If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

▪
If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

▪	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.
Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.
DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% additional tax on distributions made prior to age 59 ½ if you elect to receive distributions as a series of “substantially equal periodic payments”. For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% additional tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

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You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% additional tax.
WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)
Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities.
The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code. Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distribution if you own that benefit.
CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.
For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.
Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.
To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.
WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state.
If you request a full surrender, the amount payable will be your Account Value plus any Purchase Payments received after our receipt of your request for a Medically-Related Surrender.
This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

▪	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;

▪	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

▪	if the Owner is one or more natural persons, all such Owners must also be alive at such time;

▪	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us;

▪	no additional Purchase Payments can be made to the Annuity; and

▪	proceeds will only be sent by check or electronic fund transfer directly to the Owner.

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A “Contingency Event” occurs if the Annuitant is:

▪	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or

▪	first diagnosed as having a “Fatal Illness” while your Annuity is in force.
The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts and New York.
WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.
You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first (“Latest Annuity Date”) and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.
Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.
Please note, you may not annuitize within the first Annuity Year.
For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.
Option 1
Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 2
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 3
Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.
Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that Key Lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.
We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.
HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

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You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity:

▪
Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

▪
If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at the time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.
Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).
HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the 2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

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LIVING BENEFITS
DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under an optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

▪	protecting a principal amount from decreases in value as of specified future dates due to investment performance;

▪	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

▪	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

▪	providing spousal continuation of certain benefits.
The “living benefits” are as follows:
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option Plus 2008 (GRO Plus 2008) 1
Highest Daily Guaranteed Return Option (Highest Daily GRO) 1
Guaranteed Minimum Withdrawal Benefit (GMWB) 1
Guaranteed Minimum Income Benefit (GMIB) 1
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit 1
Highest Daily Lifetime Seven Income Benefit 1
Spousal Highest Daily Lifetime Seven Income Benefit 1
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit 1
Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit 1
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit 1
Highest Daily Lifetime 7 Plus Income Benefit 1
Spousal Highest Daily Lifetime 7 Plus Income Benefit 1
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit 1
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit 1
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit 1
Highest Daily Lifetime 6 Plus Income Benefit 1
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator 1
Spousal Highest Daily Lifetime 6 Plus Income Benefit 1

[1]	No longer available for new elections.
Here is a general description of each kind of living benefit that exists under this Annuity:

▪
Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account. The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

▪
Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

▪
Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

▪
Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are

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guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.
Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.
In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.
Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your financial professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).
Termination of Existing Benefits and Election of New Benefits
If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.
Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit

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among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose the Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

▪	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

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▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”
GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix I of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are the Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-

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account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

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Election/Cancellation of the Benefit
GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.
There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under GRO Plus II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION II (HD GRO II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

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HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

▪	An additional guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

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If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.
HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix K of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals and additional Purchase Payments, as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest

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rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

▪
On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.

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Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.
There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under HD GRO II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account

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Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)
GRO Plus 2008 is no longer available for new elections.
Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose the Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for- dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.
EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

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Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

▪
The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value
GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix D to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix J to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?” You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.
Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018, an AST bond portfolio whose underlying investments generally mature in 2019, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows (please see Appendix D). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula,

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the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Guarantee Amount(s);

▪	The amount of time until the maturity of your Guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the Bond Portfolios;

▪	The discount rate used to determine the present value of your Guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.
You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio.
GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

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If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Special Considerations under GRO Plus 2008
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.

▪	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix D in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

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Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

▪	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

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HIGHEST DAILY® GUARANTEED RETURN OPTION (HD GRO)
We no longer permit new elections of Highest Daily GRO.
Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.
EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000; 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

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Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting initial guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.
Key Feature – Allocation of Account Value
HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix J of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals and additional Purchase Payments, as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period

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associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Election/Cancellation of the Benefit
We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.
If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio. Upon your election of another living benefit, Account Value may be

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transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.
Special Considerations under Highest Daily GRO
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.

▪
Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The formula is set forth in Appendix J of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).

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Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

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Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.
The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.
Key Feature – Protected Value
The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.
The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to Sub-account performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

▪	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

▪
If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

▪	If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment.
You may elect to step-up your Protected Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.
Key Feature – Protected Annual Withdrawal Amount
The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.
The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

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▪
If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

▪	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable purchase payment.

▪	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.
The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

▪	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).

—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).
The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

▪	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12.

—	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the Maximum Annual Benefit
A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).
BENEFITS UNDER GMWB

▪
In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

▪
If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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▪
If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

▪	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC that may apply.

▪	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

▪
The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit
The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.
We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.
Termination of the Benefit
The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.
The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.
Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Charges under the Benefit

▪	Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

▪
If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

▪
If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement,

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if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
The Guaranteed Minimum Income Benefit is no longer available for new elections.
The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in Sub-account performance. There is an additional charge if you elected the GMIB benefit.
Key Feature – Protected Income Value
The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable Tax Charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.
The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

▪
Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

▪
Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

▪
Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

▪
As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

▪
A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

▪
The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

▪	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

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▪
If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

▪	A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.
Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

▪	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).
The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

▪
The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the dollar-for-dollar limit
A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

▪	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).
Key Feature – GMIB Annuity Payments
You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.

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Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.
The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable Tax Charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.
On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.
GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period
Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

▪
If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

▪	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.
You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.
Other Important Considerations
You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

▪	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

▪
Where allowed by law, we reserve the right to limit subsequent Purchase Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

▪	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

▪
At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

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Election of the Benefit
The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.
Termination of the Benefit
The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.
Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
Charges under the Benefit
Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to Sub-account performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.
The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
No charge applies after the Annuity Date.
LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. See below for a description of Annual Income Amount and Annual Withdrawal Amount.

▪	If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value was your initial Purchase Payment.

▪	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.
The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year

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in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).
Step-Up of the Protected Withdrawal Value
You may elect to step-up your Protected Withdrawal Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Withdrawal Value.
If you elected the Lifetime Five benefit on or after March 20, 2006:

▪	You are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit;

▪	The Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up.
If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

▪	You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five benefit;

▪	The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary of the preceding step-up.
In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.
If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

▪
The first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

▪	Your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

▪
If at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up
If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

▪
The first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up

▪	Your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more

▪
If at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	Once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up
In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.
Key Feature – Annual Income Amount under the Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is

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equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit
The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.
The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

▪
If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

▪
If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals
The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).
Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550.
Annual Withdrawal Amount for future Annuity Years remains at $18,550.

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
Annual Income Amount for future Annuity Years remains at $13,250.

▪	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000
Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550

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▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93
Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

▪	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

▪	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489
Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

■	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623.
Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

▪
Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

▪
Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 – $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

▪
If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or

(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or

(3)
request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

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▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

▪
Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪	If you are taking your entire Annual Income Amount or Annual Withdrawal Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
Election of the Benefit
We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.
Termination of the Benefit
The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.
The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts

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from your Annuity beginning after age 70 ½ (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Initial Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. See below for a description of Annual Income Amount.
Key Feature – Annual Income Amount under the Spousal Lifetime Five Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.
Step-Up of Annual Income Amount
You may elect to step-up your Annual Income Amount if, due to positive Sub-account performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the purchase payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent

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increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.
Examples of withdrawals and step-up
The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).
Example 1. Dollar-for-dollar reduction
If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.

▪	Annual Income Amount for future Annuity Years remains at $13,250
Example 2. Dollar-for-dollar and proportional reductions
If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $0

▪	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪
Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income × Annual Income Amount = $1,750/($263,000 – $13,250) × $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-up of the Annual Income Amount
If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.
BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

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(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

▪
There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

▪
In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations”, and “Spousal Assumption of Annuity” in this Prospectus.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime

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Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit
The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.
You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (HD 7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
Highest Daily Lifetime Seven Income Benefit is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.
Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance

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on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix E to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or

(b)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and

(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

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Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

▪
The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under the Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.
We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do

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not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime Seven. For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see "Election of and Designations under the Benefit").
Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

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Mathematical Formula Component of Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix E to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

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Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.
There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.
If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then

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we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Highest Daily Lifetime Seven with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.
There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA.
If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA was based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.
Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

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You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.
Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.
LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction

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to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.
We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elect Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven
If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The mathematical formula is found in Appendix E (page E-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account,

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and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix E will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (SHD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.
Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.
The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and

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in Appendix E to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

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If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008

▪	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments.
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

■
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

▪
The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since

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this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b)	the sum of each Purchase Payment you made during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

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Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).
Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Spousal Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix E to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

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▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

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Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.
There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.
If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.
For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Optional 90% Cap Feature for the Formula for Spousal Highest Daily Lifetime Seven
If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature, which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The formula is found in Appendix E (page E-4) of this prospectus. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will

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not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix E will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing The Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

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HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (HD 7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect any available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus was based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.
Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit.
If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

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On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal you made during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 ½, 5% for ages 59 ½ – 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 ½, 5% for ages 59 ½ – 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase

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payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

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Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 1, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

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Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

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Benefits Under Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪
Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a

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last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.
An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix F.
Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.
The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

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Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.
As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated

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to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.
If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

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If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.
In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV.
We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible

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for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in ““Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

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Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (SHD7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.
We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

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Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	All adjusted purchase payments made after one year following the effective date of the benefit.
If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal you made during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 ½, 5% for ages 59 ½ – 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

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Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 ½, 5% for ages 59 ½ – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

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Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit

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On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Spousal Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal

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the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements.

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Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

▪
The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.
Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

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How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.
If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime

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Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.
HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (HD 6 Plus)
Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.
Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

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You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.
Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments made on that day;

(b)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments made within one year following the effective date of the benefit; and

(c)	all purchase payments made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

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Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 ½; 5% for ages 59 ½-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

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Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 ½ and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue

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to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

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In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Highest Daily Lifetime 6 Plus
If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits Under Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking

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withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.
Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

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How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the “Bond Sub-account”), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.
An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix H.
Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.
The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.
If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make,

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less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

▪
September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

▪
On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

▪
Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.
Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or

b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

▪	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

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Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.
Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 ½ (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.
We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST

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Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%).
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

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LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.
Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment. The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment.
If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.
Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.
Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.
If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

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Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (SHD6 Plus)
Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.
We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.
You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.
Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.

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If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments made on that day;

(b)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments made within one year following the effective date of the benefit; and

(c)	all purchase payments made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater

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difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions.
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.

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Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

■
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

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Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

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Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.
If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.
Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits Under Spousal Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

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Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

▪
Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less

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than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

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How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 ½ (72 for those who would have reached age 70 ½ after 2019) . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

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DEATH BENEFIT
WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”
BASIC DEATH BENEFIT
Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).
Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.
For AS Cornerstone, the existing basic Death Benefit (for all decedent ages) is the greater of:

▪	The sum of all Purchase Payments less the sum of all proportional withdrawals and

▪	The sum of your Account Value in the Sub-accounts, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.
OPTIONAL DEATH BENEFITS
Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.
Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits, you are not permitted to elect an optional Death Benefit.
Investment Restrictions may apply if you elect certain optional death benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit.
Enhanced Beneficiary Protection Optional Death Benefit
The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.
The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

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Calculation of Enhanced Beneficiary Protection Optional Death Benefit
If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;
PLUS

2.	40% of your “Growth” under an Annuity, as defined below.
“Growth” means the sum of your Account Value in the Sub-accounts, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.
The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.
The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, Spousal Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus.
See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.
Highest Anniversary Value Death Benefit (“HAV”)
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less.
Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.
Calculation of Highest Anniversary Value Death Benefit
The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.
The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected the “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus benefit.
Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.
See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

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Combination 5% Roll-up and Highest Anniversary Value Death Benefit
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.
Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.
Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value Death Benefit described above; and

3.	5% Roll-up described below.
The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

▪	all purchase payments increasing at an annual effective interest rate of 5% starting on the date that each purchase payment is made and ending on the Owner’s date of death;
MINUS

▪
the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

▪	the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;
MINUS

▪	the sum of all withdrawals which reduce the 5% Roll-up proportionally.
Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.
The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits.
See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.
Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

▪
The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪	The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

▪	The Anniversary Value is the Account Value in the Sub-accounts as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

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Highest Daily® Value Death Benefit (“HDV”)
The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.
If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.
The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the HDV as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.
The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.
Key Terms Used with the Highest Daily Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪	The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any Purchase Payments since such date.

▪	The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment.

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.
Annuities with Joint Owners
For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).
Annuities Owned by Entities
For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust, but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.
Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?
You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these

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optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.
What are the charges for the optional Death Benefits?
For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.
Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.
PRUDENTIAL ANNUITIES’ ANNUITY REWARDS
What is the Annuity Rewards Benefit?
Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.
Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

▪	your Account Value in the Sub-accounts as of the effective date of the benefit

▪	MINUS any proportional withdrawals following the effective date of the benefit

▪	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.
The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.
Who is eligible for the Annuity Rewards benefit?
Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.
PAYMENT OF DEATH BENEFITS
Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)
Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.
If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.
In the event of your death before the Annuity Date, the Death Benefit must be distributed:

▪	within five (5) years of the date of death (the “5 Year Deadline”); or

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▪
as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.
If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

▪	as a lump sum payment; or

▪
Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.
Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.
For deaths occurring after 2019, H.R. 1865, the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)), impacts defined contribution plans and IRA balances death benefits paid starting in 2020. if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
▪ If you die after a designated Beneficiary has been named, the death benefit must be fully distributed by December 31st of the year including the ten year anniversary of the date of death (the “Qualified Ten-Year Deadline”) with the exception of “eligible designated beneficiaries.” ”Eligible designated beneficiaries” may elect periodic payments not extending beyond the life expectancy of the eligible designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). Eligible designated beneficiaries generally include any designated beneficiary who is your surviving spouse, your child who has not reached majority, disabled and chronically ill beneficiaries (as specified by the Code) and any beneficiary who is not more than 10 years younger than you. In the case of a child who has not attained the age of majority, the Qualified Ten Year Deadline would apply as of the date the child attains the age of majority. The determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of your death.
• If the eligible designated Beneficiary does not begin installments by December 31st of the year following the year of death, then we require that the Beneficiary take the Death Benefit by the Qualified Ten-Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death, or December 31st of the year in which you would have reached age 70 1/2 (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date), whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.
• If you die before a designated Beneficiary is named, the Death Benefit must be paid out by the Qualified Five-Year Deadline For Annuities. Where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.
A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.
If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.
The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax adviser.
Beneficiary Continuation Option

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Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.
Under the Beneficiary Continuation Option:

▪	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the Death Benefit must be at least $15,000.

▪	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

▪
Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. The fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

▪
The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

▪	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

▪	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

▪
No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

▪	No additional Purchase Payments can be applied to the Annuity.

▪	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

▪
The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

▪	Withdrawals are not subject to CDSC.

▪
Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

▪
If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.
In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.
Spousal Assumption of Annuity
You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity (if available under your Annuity), the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

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A surviving spouse’s ability to continue ownership of the Annuity may be impacted (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.
See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.
When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Government Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.
Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be impacted by the Insurance Charge and may be subject to Sub-account fluctuations.
Exceptions to Amount of Death Benefit
There are certain exceptions to the amount of the Death Benefit.
Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).
Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, any applicable charge will continue to apply but the Death Benefit amount will equal the Account Value. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.
With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT
HOW IS MY ACCOUNT VALUE DETERMINED?
During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender.
WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.
HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the Sub-account fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.
Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.
Example
Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.
HOW DO YOU VALUE FIXED ALLOCATIONS?
Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.
WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day.
There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.
Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

▪	trading on the NYSE is restricted;

▪	an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

▪	the SEC, by order, permits the suspension or postponement for the protection of security holders.
Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent

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Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.
As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that customer funds will be deposited in a segregated bank account and held by the insurer until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors.
Additional Purchase Payments: We will apply any additional purchase payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions in Good Order. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.
Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, automatic rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.
Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the financial professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”
Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.
We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.
Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.
WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?
Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances. Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner.  Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable.  Advisory fee deduction programs are not permitted if the Annuity is commission based or has a living benefit. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.
The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to Prudential Annuities Life Assurance Corporation by the Internal Revenue Services (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to Prudential that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to an additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.
If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.
Taxes on Annuity Payments

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If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.
Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½;

•	the amount is paid on or after the death of you (or the death of the Annuitant when the owner is not an individual);

•	the amount received is attributable to your becoming disabled (as defined in the Code);

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59½ or five years and modification of payments during that time period will result in retroactive application of the 10% additional tax); or

•
the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction, as a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

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If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:

•	As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

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Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted.

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Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.

After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.
Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a

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natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death under Section 72(s) of the Code. See the “Death Benefits” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Sub-accounts Nonqualified Annuity must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may typically be purchased for use in connection with:

•	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

•	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

•	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

•	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

•	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

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•	Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.
You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2020 the contribution limit is $6,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. Beginning in 2020, there is no longer an age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

•	You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

•	Your rights as Owner are non-forfeitable;

•	You cannot sell, assign or pledge the Annuity;

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The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);

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The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date); and

•	Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

•	A 10% early withdrawal additional tax described below;

•	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or

•	Failure to take a Required Minimum Distribution, also described below.
SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $57,000 in 2020, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2020, this limit is $285,000;

•	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

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SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $19,500 in 2020 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

•	Contributions to a Roth IRA cannot be deducted from your gross income;

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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax).
The Code also permits the recharacterization of amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Under the Tax Cuts and Jobs Act of 2017, you may no longer recharacterize a conversion to a Roth IRA. It is still permissible to recharacterize a contribution made to a Roth IRA as a traditional IRA contribution, or a contribution to a traditional IRA as a Roth IRA contribution. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $19,500 in 2020. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

•	Your attainment of age 59½;

•	Your severance of employment;

•	Your death;

•	Your total and permanent disability; or

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•	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date), or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.
Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½ (72 for those who would have reached age 70 ½ after 2019). Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1)  the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2)  the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after

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2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

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The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed by December 31st of the year that includes the 10 year anniversary of your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death (i.e., a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
The new law applies if you die after 2019, subject to several exceptions. In particular, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.

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Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse reaches age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

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A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.
10 % Additional Tax for Early Withdrawals from a Qualified Annuity You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½ or die;

•	the amount received is attributable to your becoming disabled; or

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59½ or five years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

•	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

•	For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans - Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

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Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with this Ruling, beginning in 2019, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Same Sex Marriages, Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

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GENERAL INFORMATION
HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.prudentialannuities.com or any other electronic means. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and Automatic rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means. Beginning on January 1, 2021, paper copies of the annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on our website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
WHO IS PRUDENTIAL ANNUITIES?
Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut. It is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico and in all states except New York. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.
Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
Service Providers
Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2019, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030

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WHAT ARE SEPARATE ACCOUNTS?
The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.
Separate Account B
During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.
Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.
Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company
Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes of the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments.
In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.
If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available money market fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a money market fund for any continued and future investments.
Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.
Separate Account D
During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, are operated in accordance with the laws of Arizona, as of August 31, 2013.
There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have

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the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.
We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.
The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.
WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.
Voting Rights
We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting”, it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome.
We may, if required by state insurance regulations, disregard voting instructions if they would require shares to be voted so as to cause a change in the sub-classification or investment objectives of one or more of the available Variable Investment Options or to approve or disapprove an investment advisory contract for a Portfolio. In addition, we may disregard voting instructions that would require changes in the investment policy or investment adviser of one or more of the Portfolios associated with the available Variable Investment Options, provided that we reasonably disapprove such changes in accordance with applicable federal or state regulations. If we disregard Owner voting instructions, we will advise Owners of our action and the reasons for such action in the next available annual or semi-annual report.
We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.
Material Conflicts
In the future, it may become disadvantageous for Separate Accounts of variable life insurance and variable annuity contracts to invest in the same underlying Portfolios. Neither the companies that invest in the Portfolios nor the Portfolios currently foresee any such disadvantage. The Board of Directors for each Portfolio intends to monitor events in order to identify any material conflict between variable life insurance and variable annuity Contract Owners and to determine what action, if any, should be taken. Material conflicts could result from such things as:

(1)	changes in state insurance law;

(2)	changes in federal income tax law;

(3)	changes in the investment management of any Variable Investment Option; or

(4)	differences between voting instructions given by variable life insurance and variable annuity Contract Owners.

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Fees and Payments Received by Prudential Annuities
As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios’ advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see “Variable Investment Options” under “Investment Options” earlier in this prospectus.
We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio’s assets and are therefore borne by Owners.
We also receive administrative services payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which are referred to as “revenue sharing” payments. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are generally equal to an annual rate of 0.55% of the average assets allocated to the Portfolio under the Annuity (in certain cases, however, this amount may be equal to an annual rate of 0.60% of the average assets allocated to the Portfolio). We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.
In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity (not the Portfolios) may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, subadviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. For the annual period ended December 31, 2019, with regard to the total annual amounts that were paid (or as to which a payment amount was accrued) under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from $25,000.00 to $836,969.00. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.
In addition to the payments that we receive from underlying Portfolios and/or their affiliates, those same Portfolios and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.
WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).
Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms.
Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.
Under the selling agreements, commissions may be paid based on Account Value. The maximum commission to be paid in connection with a sale is 0.30% per year of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain Prudential Annuities products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under Prudential Annuities annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
We, or PAD, also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.
A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation

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is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware (as of December 31, 2019) received cash compensation with respect to our annuity business during 2019 (or as to which a payment amount was accrued during 2019). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. During 2019, the least amount paid, and greatest amount paid, were $1.10 and $18,272,777.70, respectively.
Name of Firm:

Allstate Financial Srvcs, LLC	Kestra Investment Services	The Investment Center
AMERICAN PORTFOLIO FIN SVCS INC	KMS Financial Services, Inc.	TransAmerica Financial Advisors, Inc.
ASSOCIATED SECURITIES CORP	Lincoln Financial Advisors	Triad Advisors, Inc.
AXA Advisors, LLC	Lincoln Financial Securities Corporation	UBS Financial Services, Inc.
BBVA Securities, Inc.	Lincoln Investment Planning	United Planners Fin. Serv.
BFT Financial Group, LLC	LPL Financial Corporation	Waddell & Reed
Cadaret, Grant & Co., Inc.	M Holdings Securities, Inc	WATERSTONE FINANCIAL GROUP INC
Cambridge Investment Research, Inc.	MML Investors Services, Inc.	Wells Fargo Advisors LLC
Centaurus Financial, Inc.	Morgan Stanley Smith Barney	WELLS FARGO ADVISORS LLC - WEALTH
Cetera Advisor Network LLC	Mutual Service Corporation	Wells Fargo Investments LLC
CFD Investments, Inc.	Next Financial Group, Inc.	Woodbury Financial Services
Citizens Securities, Inc.	PNC Investments, LLC
Commonwealth Financial Network	ProEquities
Crown Capital Securities, L.P.	RBC CAPITAL MARKETS CORPORATION
CUNA Brokerage Svcs, Inc.	Robert W. Baird & Co. Inc.
CUSO Financial Services, L.P.	Royal Alliance Associates
Equity Services, Inc.	SA Stone Wealth Management
FSC Securities Corp.	SAGEPOINT FINANCIAL, INC.
Geneos Wealth Management, Inc.	Securian Financial Svcs, Inc.
H. Beck, Inc.	Securities America, Inc.
Hantz Financial Services,Inc.	Securities Service Network
Investacorp	Stifel Nicolaus & Co.
Janney Montgomery Scott, LLC.	TFS Securities, Inc.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudentialannuities.com.
FINANCIAL STATEMENTS
The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

169

Internet
Access information about your Annuity through our website: www.prudentialannuities.com
Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system, and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your financial professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system, www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL PROCEEDINGS
Litigation and Regulatory Matters
Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising

170

out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Prudential Annuities' results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on: the Separate Account; the ability of PAD to perform its contract with the Separate Account; or Prudential Annuities' ability to meet its obligations under the Contracts.

171

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:
General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

172

APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices and Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges* assessed through a reduction in Unit Values, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account, which may include other variable annuities offered, as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, typically we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on Sub-account performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2020. This information reflects Sub-Account names as of December 31, 2019. Please refer to the "What Are the Investment Objectives and Policies of the Portfolio?" section of the prospectus for information on name changes.

* Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
** The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

A-1

Advanced Series Cornerstone
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits (1.15%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.90003	$10.95701	1,562,926
01/01/2011 to 12/31/2011	$10.95701	$10.54312	1,174,245
01/01/2012 to 12/31/2012	$10.54312	$11.73145	1,346,497
01/01/2013 to 12/31/2013	$11.73145	$12.75317	1,371,076
01/01/2014 to 12/31/2014	$12.75317	$13.08780	1,367,935
01/01/2015 to 12/31/2015	$13.08780	$12.52082	1,344,431
01/01/2016 to 12/31/2016	$12.52082	$13.16115	1,692,192
01/01/2017 to 12/31/2017	$13.16115	$14.64750	1,980,986
01/01/2018 to 12/31/2018	$14.64750	$13.30030	1,941,249
01/01/2019 to 12/31/2019	$13.30030	$15.25816	2,053,500
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$10.02757	$11.27087	640,211
01/01/2011 to 12/31/2011	$11.27087	$11.15386	523,986
01/01/2012 to 12/31/2012	$11.15386	$12.53032	631,188
01/01/2013 to 12/31/2013	$12.53032	$14.43699	646,076
01/01/2014 to 12/31/2014	$14.43699	$15.14267	672,879
01/01/2015 to 12/31/2015	$15.14267	$15.08868	690,761
01/01/2016 to 12/31/2016	$15.08868	$15.97547	1,064,692
01/01/2017 to 12/31/2017	$15.97547	$18.46528	1,303,181
01/01/2018 to 12/31/2018	$18.46528	$17.17753	1,342,602
01/01/2019 to 12/31/2019	$17.17753	$20.69178	1,368,828
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$8.77416	$9.70691	955,369
01/01/2011 to 12/31/2011	$9.70691	$9.42110	840,799
01/01/2012 to 12/31/2012	$9.42110	$10.27023	879,464
01/01/2013 to 12/31/2013	$10.27023	$11.41491	850,564
01/01/2014 to 12/31/2014	$11.41491	$11.86367	816,461
01/01/2015 to 12/31/2015	$11.86367	$11.70779	871,126
01/01/2016 to 12/31/2016	$11.70779	$12.13063	816,413
01/01/2017 to 12/31/2017	$12.13063	$13.93806	825,115
01/01/2018 to 12/31/2018	$13.93806	$12.68821	730,383
01/01/2019 to 12/31/2019	$12.68821	$14.80588	840,429
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$9.99905	$10.13925	4,223
01/01/2014 to 12/31/2014	$10.13925	$9.70932	4,223
01/01/2015 to 12/31/2015	$9.70932	$8.10764	4,223
01/01/2016 to 12/31/2016	$8.10764	$9.08595	4,223
01/01/2017 to 12/31/2017	$9.08595	$12.12091	0
01/01/2018 to 12/31/2018	$12.12091	$9.70966	0
01/01/2019 to 12/31/2019	$9.70966	$11.30695	0
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99905	$11.67760	4,797
01/01/2014 to 12/31/2014	$11.67760	$13.06342	2,877
01/01/2015 to 12/31/2015	$13.06342	$13.13622	5,681
01/01/2016 to 12/31/2016	$13.13622	$14.37526	8,213
01/01/2017 to 12/31/2017	$14.37526	$17.35583	4,900
01/01/2018 to 12/31/2018	$17.35583	$15.75975	6,640
01/01/2019 to 12/31/2019	$15.75975	$19.09597	4,676

A-2

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.15303	$11.27215	2,439,825
01/01/2011 to 12/31/2011	$11.27215	$11.00724	2,070,102
01/01/2012 to 12/31/2012	$11.00724	$12.23806	2,216,155
01/01/2013 to 12/31/2013	$12.23806	$14.23209	2,221,933
01/01/2014 to 12/31/2014	$14.23209	$14.98587	2,224,012
01/01/2015 to 12/31/2015	$14.98587	$14.88410	2,349,704
01/01/2016 to 12/31/2016	$14.88410	$15.63978	2,501,816
01/01/2017 to 12/31/2017	$15.63978	$17.76486	2,607,982
01/01/2018 to 12/31/2018	$17.76486	$16.69312	2,651,103
01/01/2019 to 12/31/2019	$16.69312	$19.70529	2,896,600
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99905	$9.19828	18,409
01/01/2012 to 12/31/2012	$9.19828	$10.17405	38,432
01/01/2013 to 12/31/2013	$10.17405	$11.14856	46,603
01/01/2014 to 12/31/2014	$11.14856	$11.55977	59,052
01/01/2015 to 12/31/2015	$11.55977	$11.08404	87,149
01/01/2016 to 12/31/2016	$11.08404	$11.71944	101,895
01/01/2017 to 12/31/2017	$11.71944	$13.04607	101,698
01/01/2018 to 12/31/2018	$13.04607	$12.21454	94,130
01/01/2019 to 12/31/2019	$12.21454	$14.20173	79,785
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$12.32422	$12.65743	81,187
01/01/2011 to 12/31/2011	$12.65743	$12.79325	68,255
01/01/2012 to 12/31/2012	$12.79325	$13.23966	146,946
01/01/2013 to 12/31/2013	$13.23966	$12.80276	293,078
01/01/2014 to 12/31/2014	$12.80276	$12.64317	338,182
01/01/2015 to 12/31/2015	$12.64317	$12.55841	508,243
01/01/2016 to 12/31/2016	$12.55841	$12.61743	534,367
01/01/2017 to 12/31/2017	$12.61743	$12.68555	566,890
01/01/2018 to 12/31/2018	$12.68555	$12.63222	476,237
01/01/2019 to 12/31/2019	$12.63222	$13.06417	479,137
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$13.61010	$14.49193	719,024
01/01/2011 to 12/31/2011	$14.49193	$14.78074	632,075
01/01/2012 to 12/31/2012	$14.78074	$15.97267	838,162
01/01/2013 to 12/31/2013	$15.97267	$15.49891	755,745
01/01/2014 to 12/31/2014	$15.49891	$15.96900	807,741
01/01/2015 to 12/31/2015	$15.96900	$15.45265	840,473
01/01/2016 to 12/31/2016	$15.45265	$15.92099	873,923
01/01/2017 to 12/31/2017	$15.92099	$16.42485	1,034,248
01/01/2018 to 12/31/2018	$16.42485	$16.12775	926,423
01/01/2019 to 12/31/2019	$16.12775	$17.41303	1,025,892
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.72143	$10.89498	2,065,600
01/01/2011 to 12/31/2011	$10.89498	$10.50847	1,469,934
01/01/2012 to 12/31/2012	$10.50847	$11.81303	1,825,382
01/01/2013 to 12/31/2013	$11.81303	$14.32559	2,003,360
01/01/2014 to 12/31/2014	$14.32559	$15.15144	2,316,265
01/01/2015 to 12/31/2015	$15.15144	$15.05716	2,410,163
01/01/2016 to 12/31/2016	$15.05716	$15.90188	3,014,814
01/01/2017 to 12/31/2017	$15.90188	$18.53166	3,615,814
01/01/2018 to 12/31/2018	$18.53166	$17.17845	3,830,612
01/01/2019 to 12/31/2019	$17.17845	$20.75876	4,008,316

A-3

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99905	$11.71377	11,466
01/01/2014 to 12/31/2014	$11.71377	$13.15494	39,712
01/01/2015 to 12/31/2015	$13.15494	$12.53932	46,834
01/01/2016 to 12/31/2016	$12.53932	$14.24157	80,233
01/01/2017 to 12/31/2017	$14.24157	$16.66899	138,597
01/01/2018 to 12/31/2018	$16.66899	$15.69103	157,870
01/01/2019 to 12/31/2019	$15.69103	$20.32370	187,676
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$8.18328	$9.72306	32,992
01/01/2011 to 12/31/2011	$9.72306	$9.12715	13,376
01/01/2012 to 12/31/2012	$9.12715	$11.44037	32,283
01/01/2013 to 12/31/2013	$11.44037	$11.80048	20,604
01/01/2014 to 12/31/2014	$11.80048	$13.28890	23,715
01/01/2015 to 12/31/2015	$13.28890	$13.12436	23,748
01/01/2016 to 12/31/2016	$13.12436	$13.08979	20,765
01/01/2017 to 12/31/2017	$13.08979	$14.34821	23,747
01/01/2018 to 12/31/2018	$14.34821	$13.51442	17,701
01/01/2019 to 12/31/2019	$13.51442	$16.71561	22,370
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$19.46464	$24.76119	13,156
01/01/2011 to 12/31/2011	$24.76119	$26.08976	21,984
01/01/2012 to 12/31/2012	$26.08976	$29.74759	27,252
01/01/2013 to 12/31/2013	$29.74759	$30.32683	36,608
01/01/2014 to 12/31/2014	$30.32683	$39.24533	38,386
01/01/2015 to 12/31/2015	$39.24533	$40.67319	40,889
01/01/2016 to 12/31/2016	$40.67319	$42.14203	59,607
01/01/2017 to 12/31/2017	$42.14203	$44.26022	58,009
01/01/2018 to 12/31/2018	$44.26022	$41.66846	49,566
01/01/2019 to 12/31/2019	$41.66846	$54.04722	40,564
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$9.03712	$10.21636	813,324
01/01/2011 to 12/31/2011	$10.21636	$9.94705	677,785
01/01/2012 to 12/31/2012	$9.94705	$10.87827	794,402
01/01/2013 to 12/31/2013	$10.87827	$12.34038	750,114
01/01/2014 to 12/31/2014	$12.34038	$12.58286	739,676
01/01/2015 to 12/31/2015	$12.58286	$12.56144	700,907
01/01/2016 to 12/31/2016	$12.56144	$12.94533	771,045
01/01/2017 to 12/31/2017	$12.94533	$14.90464	1,030,420
01/01/2018 to 12/31/2018	$14.90464	$13.59133	1,025,408
01/01/2019 to 12/31/2019	$13.59133	$16.12212	1,108,481
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$9.29920	$10.25838	829,285
01/01/2011 to 12/31/2011	$10.25838	$10.08908	733,417
01/01/2012 to 12/31/2012	$10.08908	$10.98324	752,656
01/01/2013 to 12/31/2013	$10.98324	$11.92323	696,614
01/01/2014 to 12/31/2014	$11.92323	$12.26241	670,322
01/01/2015 to 12/31/2015	$12.26241	$12.01113	638,328
01/01/2016 to 12/31/2016	$12.01113	$12.49725	629,938
01/01/2017 to 12/31/2017	$12.49725	$13.87142	761,629
01/01/2018 to 12/31/2018	$13.87142	$12.74341	646,355
01/01/2019 to 12/31/2019	$12.74341	$14.61510	756,959

A-4

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$17.16710	$21.51191	40,042
01/01/2011 to 12/31/2011	$21.51191	$21.54174	23,451
01/01/2012 to 12/31/2012	$21.54174	$24.63485	33,805
01/01/2013 to 12/31/2013	$24.63485	$33.80306	33,279
01/01/2014 to 12/31/2014	$33.80306	$35.81955	34,985
01/01/2015 to 12/31/2015	$35.81955	$33.46228	35,455
01/01/2016 to 12/31/2016	$33.46228	$41.12014	34,265
01/01/2017 to 12/31/2017	$41.12014	$45.60262	49,429
01/01/2018 to 12/31/2018	$45.60262	$38.73581	46,972
01/01/2019 to 12/31/2019	$38.73581	$46.95784	54,103
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.83597	$10.71406	111,243
01/01/2011 to 12/31/2011	$10.71406	$10.59360	103,617
01/01/2012 to 12/31/2012	$10.59360	$10.47243	130,013
01/01/2013 to 12/31/2013	$10.47243	$10.35198	288,635
01/01/2014 to 12/31/2014	$10.35198	$10.23256	603,201
01/01/2015 to 12/31/2015	$10.23256	$10.11537	887,511
01/01/2016 to 12/31/2016	$10.11537	$9.99892	1,091,222
01/01/2017 to 12/31/2017	$9.99892	$9.91760	1,364,762
01/01/2018 to 12/31/2018	$9.91760	$9.93035	976,063
01/01/2019 to 12/31/2019	$9.93035	$9.98206	880,313
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$14.76782	$16.56873	80,556
01/01/2011 to 12/31/2011	$16.56873	$16.89799	144,474
01/01/2012 to 12/31/2012	$16.89799	$19.02103	45,575
01/01/2013 to 12/31/2013	$19.02103	$20.15241	48,884
01/01/2014 to 12/31/2014	$20.15241	$20.43015	64,482
01/01/2015 to 12/31/2015	$20.43015	$19.47561	78,322
01/01/2016 to 12/31/2016	$19.47561	$22.21607	90,375
01/01/2017 to 12/31/2017	$22.21607	$23.60195	95,662
01/01/2018 to 12/31/2018	$23.60195	$22.86571	75,770
01/01/2019 to 12/31/2019	$22.86571	$26.06087	83,720
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$10.81671	$12.09933	17,238
01/01/2011 to 12/31/2011	$12.09933	$11.45997	9,745
01/01/2012 to 12/31/2012	$11.45997	$13.24107	17,860
01/01/2013 to 12/31/2013	$13.24107	$18.30614	55,359
01/01/2014 to 12/31/2014	$18.30614	$20.58315	95,330
01/01/2015 to 12/31/2015	$20.58315	$18.75215	104,775
01/01/2016 to 12/31/2016	$18.75215	$22.22327	134,823
01/01/2017 to 12/31/2017	$22.22327	$26.18460	135,124
01/01/2018 to 12/31/2018	$26.18460	$22.21903	123,652
01/01/2019 to 12/31/2019	$22.21903	$28.44776	115,816
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$16.49513	$18.66927	19,252
01/01/2011 to 12/31/2011	$18.66927	$16.06966	23,180
01/01/2012 to 12/31/2012	$16.06966	$19.11984	60,384
01/01/2013 to 12/31/2013	$19.11984	$22.50160	116,775
01/01/2014 to 12/31/2014	$22.50160	$21.01402	177,592
01/01/2015 to 12/31/2015	$21.01402	$21.42624	245,505
01/01/2016 to 12/31/2016	$21.42624	$20.38006	224,871
01/01/2017 to 12/31/2017	$20.38006	$27.28312	204,484
01/01/2018 to 12/31/2018	$27.28312	$23.37260	183,753
01/01/2019 to 12/31/2019	$23.37260	$30.52278	157,252

A-5

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST International Value Portfolio
01/01/2010 to 12/31/2010	$18.27423	$20.06608	21,715
01/01/2011 to 12/31/2011	$20.06608	$17.34632	18,167
01/01/2012 to 12/31/2012	$17.34632	$20.00622	30,153
01/01/2013 to 12/31/2013	$20.00622	$23.62592	46,439
01/01/2014 to 12/31/2014	$23.62592	$21.78865	63,246
01/01/2015 to 12/31/2015	$21.78865	$21.71414	75,017
01/01/2016 to 12/31/2016	$21.71414	$21.58945	76,371
01/01/2017 to 12/31/2017	$21.58945	$26.21036	88,439
01/01/2018 to 12/31/2018	$26.21036	$21.72686	91,301
01/01/2019 to 12/31/2019	$21.72686	$25.77726	81,233
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$8.74480	$9.83868	772,403
01/01/2011 to 12/31/2011	$9.83868	$9.67024	606,311
01/01/2012 to 12/31/2012	$9.67024	$10.85735	677,571
01/01/2013 to 12/31/2013	$10.85735	$12.48000	712,642
01/01/2014 to 12/31/2014	$12.48000	$13.12163	651,318
01/01/2015 to 12/31/2015	$13.12163	$12.83493	567,748
01/01/2016 to 12/31/2016	$12.83493	$13.34948	549,428
01/01/2017 to 12/31/2017	$13.34948	$15.43384	598,524
01/01/2018 to 12/31/2018	$15.43384	$14.13087	557,430
01/01/2019 to 12/31/2019	$14.13087	$16.68246	677,437
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$16.69783	$17.68924	97,614
01/01/2011 to 12/31/2011	$17.68924	$15.88616	49,839
01/01/2012 to 12/31/2012	$15.88616	$19.14382	64,570
01/01/2013 to 12/31/2013	$19.14382	$21.83054	78,923
01/01/2014 to 12/31/2014	$21.83054	$20.20591	74,393
01/01/2015 to 12/31/2015	$20.20591	$19.41548	84,523
01/01/2016 to 12/31/2016	$19.41548	$19.56338	84,580
01/01/2017 to 12/31/2017	$19.56338	$25.06940	105,044
01/01/2018 to 12/31/2018	$25.06940	$20.45086	92,560
01/01/2019 to 12/31/2019	$20.45086	$25.71909	101,213
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$14.83129	$15.73379	240,367
01/01/2011 to 12/31/2011	$15.73379	$15.58934	202,928
01/01/2012 to 12/31/2012	$15.58934	$17.06189	218,413
01/01/2013 to 12/31/2013	$17.06189	$18.72635	216,556
01/01/2014 to 12/31/2014	$18.72635	$19.51967	214,800
01/01/2015 to 12/31/2015	$19.51967	$19.26002	238,103
01/01/2016 to 12/31/2016	$19.26002	$19.76969	298,974
01/01/2017 to 12/31/2017	$19.76969	$21.91581	424,497
01/01/2018 to 12/31/2018	$21.91581	$20.55204	459,032
01/01/2019 to 12/31/2019	$20.55204	$23.28362	511,822
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.29748	$11.33102	4,874
01/01/2011 to 12/31/2011	$11.33102	$11.27499	16,047
01/01/2012 to 12/31/2012	$11.27499	$12.83791	22,569
01/01/2013 to 12/31/2013	$12.83791	$17.32156	96,833
01/01/2014 to 12/31/2014	$17.32156	$18.74970	86,659
01/01/2015 to 12/31/2015	$18.74970	$20.50502	58,058
01/01/2016 to 12/31/2016	$20.50502	$19.97282	64,924
01/01/2017 to 12/31/2017	$19.97282	$26.81763	73,693
01/01/2018 to 12/31/2018	$26.81763	$26.08052	63,856
01/01/2019 to 12/31/2019	$26.08052	$34.18579	73,418

A-6

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.88616	$15.25398	58,471
01/01/2011 to 12/31/2011	$15.25398	$14.94103	52,237
01/01/2012 to 12/31/2012	$14.94103	$16.58069	113,942
01/01/2013 to 12/31/2013	$16.58069	$22.39066	238,651
01/01/2014 to 12/31/2014	$22.39066	$24.47699	298,328
01/01/2015 to 12/31/2015	$24.47699	$26.63237	408,083
01/01/2016 to 12/31/2016	$26.63237	$27.79454	394,455
01/01/2017 to 12/31/2017	$27.79454	$36.53961	373,277
01/01/2018 to 12/31/2018	$36.53961	$35.14651	298,009
01/01/2019 to 12/31/2019	$35.14651	$45.73150	252,176
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$17.40961	$19.28266	27,945
01/01/2011 to 12/31/2011	$19.28266	$18.46407	19,656
01/01/2012 to 12/31/2012	$18.46407	$22.46370	45,046
01/01/2013 to 12/31/2013	$22.46370	$28.34159	41,487
01/01/2014 to 12/31/2014	$28.34159	$29.03280	43,931
01/01/2015 to 12/31/2015	$29.03280	$28.27838	61,199
01/01/2016 to 12/31/2016	$28.27838	$29.94182	73,918
01/01/2017 to 12/31/2017	$29.94182	$36.65447	107,585
01/01/2018 to 12/31/2018	$36.65447	$32.76974	101,197
01/01/2019 to 12/31/2019	$32.76974	$42.09698	103,960
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99905	$10.35923	64,385
01/01/2013 to 12/31/2013	$10.35923	$12.17693	99,126
01/01/2014 to 12/31/2014	$12.17693	$12.65540	83,665
01/01/2015 to 12/31/2015	$12.65540	$12.35457	86,979
01/01/2016 to 12/31/2016	$12.35457	$12.74052	98,239
01/01/2017 to 12/31/2017	$12.74052	$14.67137	109,246
01/01/2018 to 12/31/2018	$14.67137	$13.30179	98,639
01/01/2019 to 12/31/2019	$13.30179	$16.14192	97,019
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.63225	$14.08334	29,835
01/01/2011 to 12/31/2011	$14.08334	$13.83884	21,047
01/01/2012 to 12/31/2012	$13.83884	$16.01664	41,995
01/01/2013 to 12/31/2013	$16.01664	$21.64398	52,397
01/01/2014 to 12/31/2014	$21.64398	$23.25865	68,684
01/01/2015 to 12/31/2015	$23.25865	$24.65326	83,815
01/01/2016 to 12/31/2016	$24.65326	$24.83605	86,437
01/01/2017 to 12/31/2017	$24.83605	$32.09019	81,202
01/01/2018 to 12/31/2018	$32.09019	$32.40122	78,681
01/01/2019 to 12/31/2019	$32.40122	$44.12876	91,821
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99905	$10.21609	0
01/01/2013 to 12/31/2013	$10.21609	$13.58304	659
01/01/2014 to 12/31/2014	$13.58304	$14.79866	7,626
01/01/2015 to 12/31/2015	$14.79866	$14.52268	15,094
01/01/2016 to 12/31/2016	$14.52268	$16.28626	24,534
01/01/2017 to 12/31/2017	$16.28626	$18.89098	115,187
01/01/2018 to 12/31/2018	$18.89098	$16.77730	133,931
01/01/2019 to 12/31/2019	$16.77730	$21.45146	122,608

A-7

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$17.24941	$20.43147	79,495
01/01/2011 to 12/31/2011	$20.43147	$19.59553	29,042
01/01/2012 to 12/31/2012	$19.59553	$23.16935	61,641
01/01/2013 to 12/31/2013	$23.16935	$30.27566	74,871
01/01/2014 to 12/31/2014	$30.27566	$33.37730	69,326
01/01/2015 to 12/31/2015	$33.37730	$31.11769	159,147
01/01/2016 to 12/31/2016	$31.11769	$31.26639	160,642
01/01/2017 to 12/31/2017	$31.26639	$39.28086	197,295
01/01/2018 to 12/31/2018	$39.28086	$37.13830	174,007
01/01/2019 to 12/31/2019	$37.13830	$47.78169	164,684
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$16.03575	$19.56625	35,111
01/01/2011 to 12/31/2011	$19.56625	$18.86098	24,057
01/01/2012 to 12/31/2012	$18.86098	$21.83736	41,521
01/01/2013 to 12/31/2013	$21.83736	$30.65412	82,935
01/01/2014 to 12/31/2014	$30.65412	$34.61962	87,437
01/01/2015 to 12/31/2015	$34.61962	$32.29259	114,334
01/01/2016 to 12/31/2016	$32.29259	$37.74107	129,984
01/01/2017 to 12/31/2017	$37.74107	$42.45240	138,209
01/01/2018 to 12/31/2018	$42.45240	$35.06172	126,359
01/01/2019 to 12/31/2019	$35.06172	$41.94201	131,608
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$9.19591	$11.11460	241,651
01/01/2011 to 12/31/2011	$11.11460	$8.75969	118,710
01/01/2012 to 12/31/2012	$8.75969	$10.21135	173,167
01/01/2013 to 12/31/2013	$10.21135	$10.11647	175,990
01/01/2014 to 12/31/2014	$10.11647	$9.53185	171,468
01/01/2015 to 12/31/2015	$9.53185	$7.84621	170,531
01/01/2016 to 12/31/2016	$7.84621	$8.71492	127,647
01/01/2017 to 12/31/2017	$8.71492	$10.88736	191,547
01/01/2018 to 12/31/2018	$10.88736	$9.24990	167,035
01/01/2019 to 12/31/2019	$9.24990	$10.36409	172,403
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.87539	$11.88687	688,176
01/01/2011 to 12/31/2011	$11.88687	$11.86733	709,217
01/01/2012 to 12/31/2012	$11.86733	$12.94774	839,716
01/01/2013 to 12/31/2013	$12.94774	$13.97780	738,781
01/01/2014 to 12/31/2014	$13.97780	$14.61518	800,719
01/01/2015 to 12/31/2015	$14.61518	$14.46791	852,432
01/01/2016 to 12/31/2016	$14.46791	$15.09201	1,187,643
01/01/2017 to 12/31/2017	$15.09201	$16.43017	1,381,775
01/01/2018 to 12/31/2018	$16.43017	$15.77899	1,583,735
01/01/2019 to 12/31/2019	$15.77899	$17.89655	1,668,074
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01897	$10.07944	10,791
01/01/2012 to 12/31/2012	$10.07944	$10.67182	19,739
01/01/2013 to 12/31/2013	$10.67182	$10.30506	13,958
01/01/2014 to 12/31/2014	$10.30506	$10.80394	19,583
01/01/2015 to 12/31/2015	$10.80394	$10.65105	132,662
01/01/2016 to 12/31/2016	$10.65105	$10.97189	149,375
01/01/2017 to 12/31/2017	$10.97189	$11.46115	169,950
01/01/2018 to 12/31/2018	$11.46115	$11.23653	130,803
01/01/2019 to 12/31/2019	$11.23653	$12.19072	191,679

A-8

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$8.45849	$9.95153	1,733,959
01/01/2011 to 12/31/2011	$9.95153	$9.22592	1,209,165
01/01/2012 to 12/31/2012	$9.22592	$10.29804	1,426,557
01/01/2013 to 12/31/2013	$10.29804	$11.91281	1,452,243
01/01/2014 to 12/31/2014	$11.91281	$12.85892	1,435,017
01/01/2015 to 12/31/2015	$12.85892	$12.63327	2,251,001
01/01/2016 to 12/31/2016	$12.63327	$13.74886	2,352,964
01/01/2017 to 12/31/2017	$13.74886	$15.77877	4,694,811
01/01/2018 to 12/31/2018	$15.77877	$14.41177	4,370,207
01/01/2019 to 12/31/2019	$14.41177	$16.97822	4,562,932
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99905	$11.71727	0
01/01/2014 to 12/31/2014	$11.71727	$13.34785	0
01/01/2015 to 12/31/2015	$13.34785	$13.39792	1,097
01/01/2016 to 12/31/2016	$13.39792	$14.68189	3,952
01/01/2017 to 12/31/2017	$14.68189	$17.62100	932
01/01/2018 to 12/31/2018	$17.62100	$16.17171	1,377
01/01/2019 to 12/31/2019	$16.17171	$20.01226	3,099
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$11.26541	$12.81167	75,339
01/01/2011 to 12/31/2011	$12.81167	$13.10237	49,507
01/01/2012 to 12/31/2012	$13.10237	$15.38703	68,326
01/01/2013 to 12/31/2013	$15.38703	$20.14235	76,396
01/01/2014 to 12/31/2014	$20.14235	$23.33800	105,836
01/01/2015 to 12/31/2015	$23.33800	$23.77992	103,351
01/01/2016 to 12/31/2016	$23.77992	$26.99669	98,814
01/01/2017 to 12/31/2017	$26.99669	$32.62494	96,165
01/01/2018 to 12/31/2018	$32.62494	$29.59802	72,241
01/01/2019 to 12/31/2019	$29.59802	$36.41567	80,643
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99905	$8.93032	0
01/01/2012 to 12/31/2012	$8.93032	$9.98908	0
01/01/2013 to 12/31/2013	$9.98908	$12.08574	33,710
01/01/2014 to 12/31/2014	$12.08574	$12.72333	39
01/01/2015 to 12/31/2015	$12.72333	$12.59596	24,806
01/01/2016 to 12/31/2016	$12.59596	$13.23853	35,587
01/01/2017 to 12/31/2017	$13.23853	$15.46703	92,538
01/01/2018 to 12/31/2018	$15.46703	$14.29023	45,882
01/01/2019 to 12/31/2019	$14.29023	$17.12127	39,465
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$19.35142	$25.35450	23,796
01/01/2011 to 12/31/2011	$25.35450	$21.77705	27,459
01/01/2012 to 12/31/2012	$21.77705	$25.84752	36,427
01/01/2013 to 12/31/2013	$25.84752	$35.97775	46,755
01/01/2014 to 12/31/2014	$35.97775	$37.32114	53,798
01/01/2015 to 12/31/2015	$37.32114	$37.38441	73,156
01/01/2016 to 12/31/2016	$37.38441	$39.80047	71,685
01/01/2017 to 12/31/2017	$39.80047	$50.23818	81,026
01/01/2018 to 12/31/2018	$50.23818	$44.27268	75,959
01/01/2019 to 12/31/2019	$44.27268	$59.72971	71,122

A-9

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.60196	$16.99354	12,258
01/01/2011 to 12/31/2011	$16.99354	$16.63383	9,822
01/01/2012 to 12/31/2012	$16.63383	$18.44439	14,615
01/01/2013 to 12/31/2013	$18.44439	$24.64517	62,996
01/01/2014 to 12/31/2014	$24.64517	$25.29233	49,354
01/01/2015 to 12/31/2015	$25.29233	$25.19795	36,188
01/01/2016 to 12/31/2016	$25.19795	$27.91679	49,676
01/01/2017 to 12/31/2017	$27.91679	$34.19651	58,328
01/01/2018 to 12/31/2018	$34.19651	$30.96054	53,523
01/01/2019 to 12/31/2019	$30.96054	$39.82271	47,770
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.86984	$19.76526	20,406
01/01/2011 to 12/31/2011	$19.76526	$18.37058	18,778
01/01/2012 to 12/31/2012	$18.37058	$21.45694	35,533
01/01/2013 to 12/31/2013	$21.45694	$29.14296	92,549
01/01/2014 to 12/31/2014	$29.14296	$30.32547	102,295
01/01/2015 to 12/31/2015	$30.32547	$28.68481	138,803
01/01/2016 to 12/31/2016	$28.68481	$36.63634	142,295
01/01/2017 to 12/31/2017	$36.63634	$38.87681	140,546
01/01/2018 to 12/31/2018	$38.87681	$31.86581	120,768
01/01/2019 to 12/31/2019	$31.86581	$38.42271	112,213
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$14.59266	$16.08879	1,083,296
01/01/2011 to 12/31/2011	$16.08879	$16.21946	999,857
01/01/2012 to 12/31/2012	$16.21946	$18.19671	1,271,409
01/01/2013 to 12/31/2013	$18.19671	$21.01532	1,276,857
01/01/2014 to 12/31/2014	$21.01532	$21.99507	1,236,928
01/01/2015 to 12/31/2015	$21.99507	$21.75133	1,537,320
01/01/2016 to 12/31/2016	$21.75133	$23.12371	1,555,690
01/01/2017 to 12/31/2017	$23.12371	$26.38027	1,430,507
01/01/2018 to 12/31/2018	$26.38027	$24.68635	1,592,537
01/01/2019 to 12/31/2019	$24.68635	$29.48905	1,604,235
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.68606	$15.66754	99,978
01/01/2011 to 12/31/2011	$15.66754	$15.22500	46,258
01/01/2012 to 12/31/2012	$15.22500	$17.69596	59,479
01/01/2013 to 12/31/2013	$17.69596	$25.19378	99,275
01/01/2014 to 12/31/2014	$25.19378	$26.98245	119,471
01/01/2015 to 12/31/2015	$26.98245	$29.22824	171,252
01/01/2016 to 12/31/2016	$29.22824	$29.67248	212,826
01/01/2017 to 12/31/2017	$29.67248	$40.44466	299,994
01/01/2018 to 12/31/2018	$40.44466	$41.52283	254,830
01/01/2019 to 12/31/2019	$41.52283	$52.63262	228,881
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.75457	$15.28808	16,860
01/01/2011 to 12/31/2011	$15.28808	$15.03810	12,395
01/01/2012 to 12/31/2012	$15.03810	$16.85722	14,645
01/01/2013 to 12/31/2013	$16.85722	$22.43375	38,184
01/01/2014 to 12/31/2014	$22.43375	$22.52136	26,343
01/01/2015 to 12/31/2015	$22.52136	$20.91256	46,475
01/01/2016 to 12/31/2016	$20.91256	$21.93945	42,541
01/01/2017 to 12/31/2017	$21.93945	$25.27752	56,358
01/01/2018 to 12/31/2018	$25.27752	$22.55913	50,570
01/01/2019 to 12/31/2019	$22.55913	$28.09092	461,302

A-10

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$26.97103	$32.11407	63,949
01/01/2011 to 12/31/2011	$32.11407	$27.00952	51,278
01/01/2012 to 12/31/2012	$27.00952	$27.66423	69,365
01/01/2013 to 12/31/2013	$27.66423	$31.55217	68,307
01/01/2014 to 12/31/2014	$31.55217	$28.58181	73,225
01/01/2015 to 12/31/2015	$28.58181	$22.81364	62,726
01/01/2016 to 12/31/2016	$22.81364	$28.10298	59,740
01/01/2017 to 12/31/2017	$28.10298	$30.64377	75,172
01/01/2018 to 12/31/2018	$30.64377	$25.24527	60,738
01/01/2019 to 12/31/2019	$25.24527	$29.16386	77,351
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$14.20805	$14.85139	45,074
01/01/2011 to 12/31/2011	$14.85139	$15.28620	39,211
01/01/2012 to 12/31/2012	$15.28620	$15.89989	53,980
01/01/2013 to 12/31/2013	$15.89989	$15.12712	113,438
01/01/2014 to 12/31/2014	$15.12712	$15.03645	132,013
01/01/2015 to 12/31/2015	$15.03645	$14.17720	186,850
01/01/2016 to 12/31/2016	$14.17720	$14.62513	194,200
01/01/2017 to 12/31/2017	$14.62513	$14.75245	206,055
01/01/2018 to 12/31/2018	$14.75245	$14.87346	166,119
01/01/2019 to 12/31/2019	$14.87346	$14.93819	167,134
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$15.44446	$18.87119	21,245
01/01/2011 to 12/31/2011	$18.87119	$18.01058	10,531
01/01/2012 to 12/31/2012	$18.01058	$21.08109	14,127
01/01/2013 to 12/31/2013	$21.08109	$27.59360	21,318
01/01/2014 to 12/31/2014	$27.59360	$31.35935	28,408
01/01/2015 to 12/31/2015	$31.35935	$28.95022	36,404
01/01/2016 to 12/31/2016	$28.95022	$32.62313	32,651
01/01/2017 to 12/31/2017	$32.62313	$38.22466	48,069
01/01/2018 to 12/31/2018	$38.22466	$31.53878	37,836
01/01/2019 to 12/31/2019	$31.53878	$37.14477	41,200
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$8.96416	$10.15787	319,967
01/01/2011 to 12/31/2011	$10.15787	$9.69419	288,135
01/01/2012 to 12/31/2012	$9.69419	$10.63747	348,044
01/01/2013 to 12/31/2013	$10.63747	$12.67114	412,006
01/01/2014 to 12/31/2014	$12.67114	$13.21489	513,376
01/01/2015 to 12/31/2015	$13.21489	$12.98026	452,512
01/01/2016 to 12/31/2016	$12.98026	$13.66841	566,775
01/01/2017 to 12/31/2017	$13.66841	$15.34832	598,746
01/01/2018 to 12/31/2018	$15.34832	$14.41283	521,809
01/01/2019 to 12/31/2019	$14.41283	$17.17544	500,705
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.32437	$11.00152	244,533
01/01/2011 to 12/31/2011	$11.00152	$11.53028	207,165
01/01/2012 to 12/31/2012	$11.53028	$12.29264	244,516
01/01/2013 to 12/31/2013	$12.29264	$11.96993	328,315
01/01/2014 to 12/31/2014	$11.96993	$12.68383	354,642
01/01/2015 to 12/31/2015	$12.68383	$12.69306	412,868
01/01/2016 to 12/31/2016	$12.69306	$13.19346	503,172
01/01/2017 to 12/31/2017	$13.19346	$13.86477	761,183
01/01/2018 to 12/31/2018	$13.86477	$13.39424	1,046,330
01/01/2019 to 12/31/2019	$13.39424	$14.86890	1,071,663

A-11

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$9.99905	$10.40516	0
01/01/2013 to 12/31/2013	$10.40516	$9.44884	0
01/01/2014 to 12/31/2014	$9.44884	$9.46662	0
01/01/2015 to 12/31/2015	$9.46662	$9.06918	0
01/01/2016 to 12/31/2016	$9.06918	$9.91590	0
01/01/2017 to 12/31/2017	$9.91590	$10.71389	0
01/01/2018 to 12/31/2018	$10.71389	$9.88396	0
01/01/2019 to 12/31/2019	$9.88396	$11.22116	0
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99311	$9.15295	477
01/01/2012 to 12/31/2012	$9.15295	$10.74161	1,688
01/01/2013 to 12/31/2013	$10.74161	$13.91360	1,859
01/01/2014 to 12/31/2014	$13.91360	$15.51786	13,794
01/01/2015 to 12/31/2015	$15.51786	$15.65635	19,434
01/01/2016 to 12/31/2016	$15.65635	$17.76932	25,698
01/01/2017 to 12/31/2017	$17.76932	$19.07163	60,004
01/01/2018 to 12/31/2018	$19.07163	$17.42327	49,003
01/01/2019 to 12/31/2019	$17.42327	$21.54439	35,050
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$14.00377	$14.57552	0
01/01/2011 to 12/31/2011	$14.57552	$14.97725	23
01/01/2012 to 12/31/2012	$14.97725	$17.89855	2,635
01/01/2013 to 12/31/2013	$17.89855	$24.86577	6,228
01/01/2014 to 12/31/2014	$24.86577	$29.41449	13,970
01/01/2015 to 12/31/2015	$29.41449	$29.99595	25,590
01/01/2016 to 12/31/2016	$29.99595	$26.25349	18,642
01/01/2017 to 12/31/2017	$26.25349	$30.05983	27,927
01/01/2018 to 12/31/2018	$30.05983	$29.98110	17,968
01/01/2019 to 12/31/2019	$29.98110	$39.26944	11,996
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.05006	$9.79962	1,609
01/01/2013 to 12/31/2013	$9.79962	$13.27256	4,838
01/01/2014 to 12/31/2014	$13.27256	$14.17446	6,965
01/01/2015 to 12/31/2015	$14.17446	$14.18049	8,805
01/01/2016 to 12/31/2016	$14.18049	$14.12376	7,831
01/01/2017 to 12/31/2017	$14.12376	$17.10195	7,754
01/01/2018 to 12/31/2018	$17.10195	$15.96029	7,859
01/01/2019 to 12/31/2019	$15.96029	$21.19454	10,263
Invesco V.I. Technology Fund - Series I
01/01/2010 to 12/31/2010	$9.70151	$11.63324	1,935
01/01/2011 to 12/31/2011	$11.63324	$10.91853	1,178
01/01/2012 to 12/31/2012	$10.91853	$12.01003	0
01/01/2013 to 12/31/2013	$12.01003	$14.85697	0
01/01/2014 to 12/31/2014	$14.85697	$16.30918	0
01/01/2015 to 12/31/2015	$16.30918	$17.22031	0
01/01/2016 to 12/31/2016	$17.22031	$16.89405	0
01/01/2017 to 12/31/2017	$16.89405	$22.56765	0
01/01/2018 to 12/31/2018	$22.56765	$22.20535	0
01/01/2019 to 12/31/2019	$22.20535	$29.82558	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12660	$9.74939	80,684
01/01/2017 to 12/31/2017	$9.74939	$13.59816	65,164
01/01/2018 to 12/31/2018	$13.59816	$11.06062	46,434
01/01/2019 to 12/31/2019	$11.06062	$13.40245	44,379

A-12

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$11.41081	$12.85978	72
01/01/2011 to 12/31/2011	$12.85978	$10.81616	0
01/01/2012 to 12/31/2012	$10.81616	$13.08618	0
01/01/2013 to 12/31/2013	$13.08618	$15.37658	1,010
01/01/2014 to 12/31/2014	$15.37658	$14.33118	2,425
01/01/2015 to 12/31/2015	$14.33118	$14.64342	7,750
01/01/2016 to 12/31/2016	$14.64342	$13.95678	9,250
01/01/2017 to 12/31/2017	$13.95678	$18.73771	14,758
01/01/2018 to 12/31/2018	$18.73771	$16.14812	12,117
01/01/2019 to 12/31/2019	$16.14812	$21.13161	12,607
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$12.36094	$14.98140	11
01/01/2011 to 12/31/2011	$14.98140	$12.91534	739
01/01/2012 to 12/31/2012	$12.91534	$14.51315	2,608
01/01/2013 to 12/31/2013	$14.51315	$17.20660	8,258
01/01/2014 to 12/31/2014	$17.20660	$16.10722	8,215
01/01/2015 to 12/31/2015	$16.10722	$16.28747	16,325
01/01/2016 to 12/31/2016	$16.28747	$16.62467	18,816
01/01/2017 to 12/31/2017	$16.62467	$20.51913	22,283
01/01/2018 to 12/31/2018	$20.51913	$16.86256	22,634
01/01/2019 to 12/31/2019	$16.86256	$19.25268	21,150
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$16.12217	$20.37983	670
01/01/2011 to 12/31/2011	$20.37983	$19.06667	850
01/01/2012 to 12/31/2012	$19.06667	$22.75903	1,067
01/01/2013 to 12/31/2013	$22.75903	$31.54498	4,227
01/01/2014 to 12/31/2014	$31.54498	$32.45692	8,956
01/01/2015 to 12/31/2015	$32.45692	$32.60380	12,787
01/01/2016 to 12/31/2016	$32.60380	$32.47697	9,933
01/01/2017 to 12/31/2017	$32.47697	$43.32574	19,200
01/01/2018 to 12/31/2018	$43.32574	$43.04691	16,222
01/01/2019 to 12/31/2019	$43.04691	$58.46398	13,027
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59340	$12.27726	2,168
01/01/2011 to 12/31/2011	$12.27726	$11.60938	4,228
01/01/2012 to 12/31/2012	$11.60938	$12.40656	33,251
01/01/2013 to 12/31/2013	$12.40656	$18.46392	39,312
01/01/2014 to 12/31/2014	$18.46392	$17.94595	38,746
01/01/2015 to 12/31/2015	$17.94595	$17.27216	17,126
01/01/2016 to 12/31/2016	$17.27216	$18.45765	9,012
01/01/2017 to 12/31/2017	$18.45765	$23.01516	10,818
01/01/2018 to 12/31/2018	$23.01516	$23.08441	9,366
01/01/2019 to 12/31/2019	$23.08441	$28.59471	6,632
*Denotes the start date of these sub-accounts

A-13

Advanced Series Cornerstone
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps
(2.55%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.17609	$13.28540	816
01/01/2011 to 12/31/2011	$13.28540	$12.60297	445
01/01/2012 to 12/31/2012	$12.60297	$13.82446	523
01/01/2013 to 12/31/2013	$13.82446	$14.81563	76
01/01/2014 to 12/31/2014	$14.81563	$14.98906	130
01/01/2015 to 12/31/2015	$14.98906	$14.13667	80
01/01/2016 to 12/31/2016	$14.13667	$14.64990	80
01/01/2017 to 12/31/2017	$14.64990	$16.07417	77
01/01/2018 to 12/31/2018	$16.07417	$14.38770	0
01/01/2019 to 12/31/2019	$14.38770	$16.27185	0
AST Advanced Strategies Portfolio
01/01/2010 to 12/31/2010	$12.37238	$13.70958	0
01/01/2011 to 12/31/2011	$13.70958	$13.37549	0
01/01/2012 to 12/31/2012	$13.37549	$14.81292	0
01/01/2013 to 12/31/2013	$14.81292	$16.82526	0
01/01/2014 to 12/31/2014	$16.82526	$17.39767	0
01/01/2015 to 12/31/2015	$17.39767	$17.09005	0
01/01/2016 to 12/31/2016	$17.09005	$17.83888	0
01/01/2017 to 12/31/2017	$17.83888	$20.32802	0
01/01/2018 to 12/31/2018	$20.32802	$18.64083	0
01/01/2019 to 12/31/2019	$18.64083	$22.13653	0
AST AllianzGI World Trends Portfolio
01/01/2010 to 12/31/2010	$11.89825	$12.97689	23,042
01/01/2011 to 12/31/2011	$12.97689	$12.41682	11,606
01/01/2012 to 12/31/2012	$12.41682	$13.34388	12,728
01/01/2013 to 12/31/2013	$13.34388	$14.62131	2,722
01/01/2014 to 12/31/2014	$14.62131	$14.98078	0
01/01/2015 to 12/31/2015	$14.98078	$14.57456	0
01/01/2016 to 12/31/2016	$14.57456	$14.88777	0
01/01/2017 to 12/31/2017	$14.88777	$16.86438	0
01/01/2018 to 12/31/2018	$16.86438	$15.13333	0
01/01/2019 to 12/31/2019	$15.13333	$17.40897	0
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99788	$11.56450	0
01/01/2014 to 12/31/2014	$11.56450	$12.75386	0
01/01/2015 to 12/31/2015	$12.75386	$12.64327	0
01/01/2016 to 12/31/2016	$12.64327	$13.64041	0
01/01/2017 to 12/31/2017	$13.64041	$16.23618	0
01/01/2018 to 12/31/2018	$16.23618	$14.53304	0
01/01/2019 to 12/31/2019	$14.53304	$17.36032	0

A-14

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.00144	$13.13575	0
01/01/2011 to 12/31/2011	$13.13575	$12.64581	0
01/01/2012 to 12/31/2012	$12.64581	$13.86028	0
01/01/2013 to 12/31/2013	$13.86028	$15.89056	0
01/01/2014 to 12/31/2014	$15.89056	$16.49529	0
01/01/2015 to 12/31/2015	$16.49529	$16.15119	0
01/01/2016 to 12/31/2016	$16.15119	$16.73168	0
01/01/2017 to 12/31/2017	$16.73168	$18.73674	0
01/01/2018 to 12/31/2018	$18.73674	$17.35546	0
01/01/2019 to 12/31/2019	$17.35546	$20.19698	0
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$9.99788	$9.11049	0
01/01/2012 to 12/31/2012	$9.11049	$9.93389	0
01/01/2013 to 12/31/2013	$9.93389	$10.73126	0
01/01/2014 to 12/31/2014	$10.73126	$10.96953	0
01/01/2015 to 12/31/2015	$10.96953	$10.36893	0
01/01/2016 to 12/31/2016	$10.36893	$10.80853	0
01/01/2017 to 12/31/2017	$10.80853	$11.86219	0
01/01/2018 to 12/31/2018	$11.86219	$10.94785	0
01/01/2019 to 12/31/2019	$10.94785	$12.54862	0
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.44864	$10.57917	0
01/01/2011 to 12/31/2011	$10.57917	$10.54170	0
01/01/2012 to 12/31/2012	$10.54170	$10.75466	0
01/01/2013 to 12/31/2013	$10.75466	$10.25248	0
01/01/2014 to 12/31/2014	$10.25248	$9.98151	0
01/01/2015 to 12/31/2015	$9.98151	$9.77399	0
01/01/2016 to 12/31/2016	$9.77399	$9.68126	0
01/01/2017 to 12/31/2017	$9.68126	$9.59584	0
01/01/2018 to 12/31/2018	$9.59584	$9.41937	0
01/01/2019 to 12/31/2019	$9.41937	$9.60339	0
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$11.01411	$11.56176	5,726
01/01/2011 to 12/31/2011	$11.56176	$11.62563	2,994
01/01/2012 to 12/31/2012	$11.62563	$12.38482	3,446
01/01/2013 to 12/31/2013	$12.38482	$11.84730	681
01/01/2014 to 12/31/2014	$11.84730	$12.03373	482
01/01/2015 to 12/31/2015	$12.03373	$11.47963	297
01/01/2016 to 12/31/2016	$11.47963	$11.66063	294
01/01/2017 to 12/31/2017	$11.66063	$11.85976	309
01/01/2018 to 12/31/2018	$11.85976	$11.47949	0
01/01/2019 to 12/31/2019	$11.47949	$12.21874	0
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.54415	$10.35749	0
01/01/2011 to 12/31/2011	$10.35749	$11.70619	0
01/01/2012 to 12/31/2012	$11.70619	$12.07555	0
01/01/2013 to 12/31/2013	$12.07555	$11.19904	0
01/01/2014 to 12/31/2014	$11.19904	$11.37886	0
01/01/2015 to 12/31/2015	$11.37886	$11.20748	0
01/01/2016 to 12/31/2016	$11.20748	$11.08039	0
01/01/2017 to 12/31/2017	$11.08039	$10.88077	0
01/01/2018 to 12/31/2018	$10.88077	$10.66171	0
01/01/2019 to 12/31/2019	$10.66171	$10.53520	0

A-15

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.22017	$10.04928	0
01/01/2011 to 12/31/2011	$10.04928	$11.62266	0
01/01/2012 to 12/31/2012	$11.62266	$12.04152	0
01/01/2013 to 12/31/2013	$12.04152	$10.96987	9,100
01/01/2014 to 12/31/2014	$10.96987	$11.34860	8,451
01/01/2015 to 12/31/2015	$11.34860	$11.22806	9,154
01/01/2016 to 12/31/2016	$11.22806	$11.15659	9,206
01/01/2017 to 12/31/2017	$11.15659	$10.96911	9,206
01/01/2018 to 12/31/2018	$10.96911	$10.71910	0
01/01/2019 to 12/31/2019	$10.71910	$10.81102	0
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99717	$10.92425	0
01/01/2011 to 12/31/2011	$10.92425	$12.80754	0
01/01/2012 to 12/31/2012	$12.80754	$13.32830	0
01/01/2013 to 12/31/2013	$13.32830	$12.07905	0
01/01/2014 to 12/31/2014	$12.07905	$12.67522	0
01/01/2015 to 12/31/2015	$12.67522	$12.57219	0
01/01/2016 to 12/31/2016	$12.57219	$12.50145	0
01/01/2017 to 12/31/2017	$12.50145	$12.37602	0
01/01/2018 to 12/31/2018	$12.37602	$12.06686	0
01/01/2019 to 12/31/2019	$12.06686	$12.35524	0
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99788	$11.92912	15,844
01/01/2012 to 12/31/2012	$11.92912	$12.30424	14,670
01/01/2013 to 12/31/2013	$12.30424	$10.82189	0
01/01/2014 to 12/31/2014	$10.82189	$11.63946	0
01/01/2015 to 12/31/2015	$11.63946	$11.58044	0
01/01/2016 to 12/31/2016	$11.58044	$11.49187	0
01/01/2017 to 12/31/2017	$11.49187	$11.37531	0
01/01/2018 to 12/31/2018	$11.37531	$11.06737	0
01/01/2019 to 12/31/2019	$11.06737	$11.42054	0
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99718	$10.31945	0
01/01/2013 to 12/31/2013	$10.31945	$9.03059	35,592
01/01/2014 to 12/31/2014	$9.03059	$9.91083	0
01/01/2015 to 12/31/2015	$9.91083	$9.91965	0
01/01/2016 to 12/31/2016	$9.91965	$9.85204	0
01/01/2017 to 12/31/2017	$9.85204	$9.76416	0
01/01/2018 to 12/31/2018	$9.76416	$9.48887	0
01/01/2019 to 12/31/2019	$9.48887	$9.84876	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99858	$8.68269	0
01/01/2014 to 12/31/2014	$8.68269	$9.69588	0
01/01/2015 to 12/31/2015	$9.69588	$9.71695	0
01/01/2016 to 12/31/2016	$9.71695	$9.65021	0
01/01/2017 to 12/31/2017	$9.65021	$9.56310	0
01/01/2018 to 12/31/2018	$9.56310	$9.25794	0
01/01/2019 to 12/31/2019	$9.25794	$9.73973	0
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99858	$11.21663	0
01/01/2015 to 12/31/2015	$11.21663	$11.14897	0
01/01/2016 to 12/31/2016	$11.14897	$11.13386	0
01/01/2017 to 12/31/2017	$11.13386	$11.04920	0
01/01/2018 to 12/31/2018	$11.04920	$10.68689	0
01/01/2019 to 12/31/2019	$10.68689	$11.32230	0

A-16

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99858	$9.86188	0
01/01/2016 to 12/31/2016	$9.86188	$9.81060	0
01/01/2017 to 12/31/2017	$9.81060	$9.79261	0
01/01/2018 to 12/31/2018	$9.79261	$9.44241	0
01/01/2019 to 12/31/2019	$9.44241	$10.12449	0
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99718	$9.80421	0
01/01/2017 to 12/31/2017	$9.80421	$9.81145	0
01/01/2018 to 12/31/2018	$9.81145	$9.43966	0
01/01/2019 to 12/31/2019	$9.43966	$10.18202	0
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99717	$9.96017	0
01/01/2018 to 12/31/2018	$9.96017	$9.50546	0
01/01/2019 to 12/31/2019	$9.50546	$10.33662	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99717	$9.58772	0
01/01/2019 to 12/31/2019	$9.58772	$10.49216	0
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99858	$11.14836	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.26946	$13.55592	0
01/01/2011 to 12/31/2011	$13.55592	$12.89016	0
01/01/2012 to 12/31/2012	$12.89016	$14.28474	0
01/01/2013 to 12/31/2013	$14.28474	$17.07784	0
01/01/2014 to 12/31/2014	$17.07784	$17.80650	0
01/01/2015 to 12/31/2015	$17.80650	$17.44495	0
01/01/2016 to 12/31/2016	$17.44495	$18.16339	0
01/01/2017 to 12/31/2017	$18.16339	$20.86836	0
01/01/2018 to 12/31/2018	$20.86836	$19.06886	0
01/01/2019 to 12/31/2019	$19.06886	$22.71687	0
AST ClearBridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$9.99788	$11.57177	0
01/01/2014 to 12/31/2014	$11.57177	$12.81148	0
01/01/2015 to 12/31/2015	$12.81148	$12.03881	0
01/01/2016 to 12/31/2016	$12.03881	$13.48001	0
01/01/2017 to 12/31/2017	$13.48001	$15.55496	0
01/01/2018 to 12/31/2018	$15.55496	$14.43382	0
01/01/2019 to 12/31/2019	$14.43382	$18.43072	0
AST Cohen & Steers Global Realty Portfolio
01/01/2010 to 12/31/2010	$13.88942	$16.26944	0
01/01/2011 to 12/31/2011	$16.26944	$15.05620	0
01/01/2012 to 12/31/2012	$15.05620	$18.60444	0
01/01/2013 to 12/31/2013	$18.60444	$18.91827	0
01/01/2014 to 12/31/2014	$18.91827	$21.00284	0
01/01/2015 to 12/31/2015	$21.00284	$20.44890	0
01/01/2016 to 12/31/2016	$20.44890	$20.10723	0
01/01/2017 to 12/31/2017	$20.10723	$21.72917	0
01/01/2018 to 12/31/2018	$21.72917	$20.17483	0
01/01/2019 to 12/31/2019	$20.17483	$24.60047	0

A-17

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.46375	$18.13946	0
01/01/2011 to 12/31/2011	$18.13946	$18.84270	0
01/01/2012 to 12/31/2012	$18.84270	$21.17956	0
01/01/2013 to 12/31/2013	$21.17956	$21.28609	0
01/01/2014 to 12/31/2014	$21.28609	$27.15626	0
01/01/2015 to 12/31/2015	$27.15626	$27.74581	0
01/01/2016 to 12/31/2016	$27.74581	$28.34225	0
01/01/2017 to 12/31/2017	$28.34225	$29.34660	0
01/01/2018 to 12/31/2018	$29.34660	$27.23439	0
01/01/2019 to 12/31/2019	$27.23439	$34.82505	0
AST Fidelity Institutional AM® Quantitative Portfolio
01/01/2010 to 12/31/2010	$12.25627	$13.65941	0
01/01/2011 to 12/31/2011	$13.65941	$13.11141	0
01/01/2012 to 12/31/2012	$13.11141	$14.13533	0
01/01/2013 to 12/31/2013	$14.13533	$15.80824	0
01/01/2014 to 12/31/2014	$15.80824	$15.89064	0
01/01/2015 to 12/31/2015	$15.89064	$15.63886	0
01/01/2016 to 12/31/2016	$15.63886	$15.88929	0
01/01/2017 to 12/31/2017	$15.88929	$18.03599	0
01/01/2018 to 12/31/2018	$18.03599	$16.21246	0
01/01/2019 to 12/31/2019	$16.21246	$18.95903	0
AST Goldman Sachs Multi-Asset Portfolio
01/01/2010 to 12/31/2010	$11.82033	$12.85496	0
01/01/2011 to 12/31/2011	$12.85496	$12.46415	0
01/01/2012 to 12/31/2012	$12.46415	$13.37618	0
01/01/2013 to 12/31/2013	$13.37618	$14.31530	0
01/01/2014 to 12/31/2014	$14.31530	$14.51412	0
01/01/2015 to 12/31/2015	$14.51412	$14.01540	0
01/01/2016 to 12/31/2016	$14.01540	$14.37678	0
01/01/2017 to 12/31/2017	$14.37678	$15.73220	0
01/01/2018 to 12/31/2018	$15.73220	$14.24684	0
01/01/2019 to 12/31/2019	$14.24684	$16.10801	0
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.71717	$15.71034	0
01/01/2011 to 12/31/2011	$15.71034	$15.50968	0
01/01/2012 to 12/31/2012	$15.50968	$17.48493	0
01/01/2013 to 12/31/2013	$17.48493	$23.65276	0
01/01/2014 to 12/31/2014	$23.65276	$24.70873	0
01/01/2015 to 12/31/2015	$24.70873	$22.75557	0
01/01/2016 to 12/31/2016	$22.75557	$27.56848	0
01/01/2017 to 12/31/2017	$27.56848	$30.14200	0
01/01/2018 to 12/31/2018	$30.14200	$25.23823	0
01/01/2019 to 12/31/2019	$25.23823	$30.16213	0
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.83457	$9.58621	0
01/01/2011 to 12/31/2011	$9.58621	$9.34425	0
01/01/2012 to 12/31/2012	$9.34425	$9.10620	0
01/01/2013 to 12/31/2013	$9.10620	$8.87409	0
01/01/2014 to 12/31/2014	$8.87409	$8.64779	0
01/01/2015 to 12/31/2015	$8.64779	$8.42720	0
01/01/2016 to 12/31/2016	$8.42720	$8.21303	0
01/01/2017 to 12/31/2017	$8.21303	$8.03142	0
01/01/2018 to 12/31/2018	$8.03142	$7.92728	0
01/01/2019 to 12/31/2019	$7.92728	$7.85579	0

A-18

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST High Yield Portfolio
01/01/2010 to 12/31/2010	$12.47503	$13.79820	0
01/01/2011 to 12/31/2011	$13.79820	$13.87360	0
01/01/2012 to 12/31/2012	$13.87360	$15.39501	0
01/01/2013 to 12/31/2013	$15.39501	$16.07977	0
01/01/2014 to 12/31/2014	$16.07977	$16.07057	0
01/01/2015 to 12/31/2015	$16.07057	$15.10274	0
01/01/2016 to 12/31/2016	$15.10274	$16.98467	0
01/01/2017 to 12/31/2017	$16.98467	$17.78945	0
01/01/2018 to 12/31/2018	$17.78945	$16.98902	0
01/01/2019 to 12/31/2019	$16.98902	$19.08893	0
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.69120	$13.99529	0
01/01/2011 to 12/31/2011	$13.99529	$13.06834	0
01/01/2012 to 12/31/2012	$13.06834	$14.88507	0
01/01/2013 to 12/31/2013	$14.88507	$20.28776	0
01/01/2014 to 12/31/2014	$20.28776	$22.48829	0
01/01/2015 to 12/31/2015	$22.48829	$20.19744	0
01/01/2016 to 12/31/2016	$20.19744	$23.59798	0
01/01/2017 to 12/31/2017	$23.59798	$27.41188	0
01/01/2018 to 12/31/2018	$27.41188	$22.92893	0
01/01/2019 to 12/31/2019	$22.92893	$28.94115	0
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.22742	$14.75914	0
01/01/2011 to 12/31/2011	$14.75914	$12.52424	0
01/01/2012 to 12/31/2012	$12.52424	$14.69014	0
01/01/2013 to 12/31/2013	$14.69014	$17.04370	0
01/01/2014 to 12/31/2014	$17.04370	$15.69138	0
01/01/2015 to 12/31/2015	$15.69138	$15.77261	0
01/01/2016 to 12/31/2016	$15.77261	$14.79061	0
01/01/2017 to 12/31/2017	$14.79061	$19.52115	0
01/01/2018 to 12/31/2018	$19.52115	$16.48482	0
01/01/2019 to 12/31/2019	$16.48482	$21.22309	0
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.05958	$14.13727	0
01/01/2011 to 12/31/2011	$14.13727	$12.04812	0
01/01/2012 to 12/31/2012	$12.04812	$13.69839	0
01/01/2013 to 12/31/2013	$13.69839	$15.94786	0
01/01/2014 to 12/31/2014	$15.94786	$14.49929	0
01/01/2015 to 12/31/2015	$14.49929	$14.24492	0
01/01/2016 to 12/31/2016	$14.24492	$13.96315	0
01/01/2017 to 12/31/2017	$13.96315	$16.71250	0
01/01/2018 to 12/31/2018	$16.71250	$13.65625	0
01/01/2019 to 12/31/2019	$13.65625	$15.97270	0
AST J.P. Morgan Global Thematic Portfolio
01/01/2010 to 12/31/2010	$12.20762	$13.54016	0
01/01/2011 to 12/31/2011	$13.54016	$13.12021	0
01/01/2012 to 12/31/2012	$13.12021	$14.52185	0
01/01/2013 to 12/31/2013	$14.52185	$16.45576	0
01/01/2014 to 12/31/2014	$16.45576	$17.05677	0
01/01/2015 to 12/31/2015	$17.05677	$16.44765	0
01/01/2016 to 12/31/2016	$16.44765	$16.86548	0
01/01/2017 to 12/31/2017	$16.86548	$19.22349	0
01/01/2018 to 12/31/2018	$19.22349	$17.34971	0
01/01/2019 to 12/31/2019	$17.34971	$20.19238	0

A-19

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.54415	$14.14537	0
01/01/2011 to 12/31/2011	$14.14537	$12.52370	0
01/01/2012 to 12/31/2012	$12.52370	$14.87766	0
01/01/2013 to 12/31/2013	$14.87766	$16.72540	0
01/01/2014 to 12/31/2014	$16.72540	$15.26135	0
01/01/2015 to 12/31/2015	$15.26135	$14.45645	0
01/01/2016 to 12/31/2016	$14.45645	$14.36089	0
01/01/2017 to 12/31/2017	$14.36089	$18.14297	0
01/01/2018 to 12/31/2018	$18.14297	$14.58948	0
01/01/2019 to 12/31/2019	$14.58948	$18.08800	0
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2010 to 12/31/2010	$11.62842	$12.16139	0
01/01/2011 to 12/31/2011	$12.16139	$11.87946	0
01/01/2012 to 12/31/2012	$11.87946	$12.81704	0
01/01/2013 to 12/31/2013	$12.81704	$13.86811	0
01/01/2014 to 12/31/2014	$13.86811	$14.25094	0
01/01/2015 to 12/31/2015	$14.25094	$13.86224	0
01/01/2016 to 12/31/2016	$13.86224	$14.02805	0
01/01/2017 to 12/31/2017	$14.02805	$15.33131	0
01/01/2018 to 12/31/2018	$15.33131	$14.17243	0
01/01/2019 to 12/31/2019	$14.17243	$15.82873	0
AST Jennison Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.27822	$11.14962	0
01/01/2011 to 12/31/2011	$11.14962	$10.93780	0
01/01/2012 to 12/31/2012	$10.93780	$12.27724	0
01/01/2013 to 12/31/2013	$12.27724	$16.33055	0
01/01/2014 to 12/31/2014	$16.33055	$17.42663	0
01/01/2015 to 12/31/2015	$17.42663	$18.78815	0
01/01/2016 to 12/31/2016	$18.78815	$18.04208	0
01/01/2017 to 12/31/2017	$18.04208	$23.88363	0
01/01/2018 to 12/31/2018	$23.88363	$22.89619	0
01/01/2019 to 12/31/2019	$22.89619	$29.58691	0
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.67331	$14.78986	0
01/01/2011 to 12/31/2011	$14.78986	$14.28161	0
01/01/2012 to 12/31/2012	$14.28161	$15.62392	0
01/01/2013 to 12/31/2013	$15.62392	$20.79989	0
01/01/2014 to 12/31/2014	$20.79989	$22.41611	0
01/01/2015 to 12/31/2015	$22.41611	$24.04468	0
01/01/2016 to 12/31/2016	$24.04468	$24.73976	0
01/01/2017 to 12/31/2017	$24.73976	$32.06486	0
01/01/2018 to 12/31/2018	$32.06486	$30.40289	0
01/01/2019 to 12/31/2019	$30.40289	$38.99917	0
AST MFS Global Equity Portfolio
01/01/2010 to 12/31/2010	$13.32161	$14.54601	0
01/01/2011 to 12/31/2011	$14.54601	$13.73152	0
01/01/2012 to 12/31/2012	$13.73152	$16.46894	0
01/01/2013 to 12/31/2013	$16.46894	$20.48411	0
01/01/2014 to 12/31/2014	$20.48411	$20.68643	0
01/01/2015 to 12/31/2015	$20.68643	$19.86349	0
01/01/2016 to 12/31/2016	$19.86349	$20.73487	0
01/01/2017 to 12/31/2017	$20.73487	$25.02530	0
01/01/2018 to 12/31/2018	$25.02530	$22.05405	0
01/01/2019 to 12/31/2019	$22.05405	$27.93009	0

A-20

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST MFS Growth Allocation Portfolio
04/30/2012* to 12/31/2012	$9.99788	$10.25956	705
01/01/2013 to 12/31/2013	$10.25956	$11.88907	96
01/01/2014 to 12/31/2014	$11.88907	$12.18124	162
01/01/2015 to 12/31/2015	$12.18124	$11.72321	97
01/01/2016 to 12/31/2016	$11.72321	$11.91876	100
01/01/2017 to 12/31/2017	$11.91876	$13.53131	93
01/01/2018 to 12/31/2018	$13.53131	$12.09329	0
01/01/2019 to 12/31/2019	$12.09329	$14.46748	0
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.11172	$13.31198	0
01/01/2011 to 12/31/2011	$13.31198	$12.89596	0
01/01/2012 to 12/31/2012	$12.89596	$14.71365	0
01/01/2013 to 12/31/2013	$14.71365	$19.60181	0
01/01/2014 to 12/31/2014	$19.60181	$20.76578	0
01/01/2015 to 12/31/2015	$20.76578	$21.69909	0
01/01/2016 to 12/31/2016	$21.69909	$21.55122	0
01/01/2017 to 12/31/2017	$21.55122	$27.45306	0
01/01/2018 to 12/31/2018	$27.45306	$27.32419	0
01/01/2019 to 12/31/2019	$27.32419	$36.68727	0
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$9.99788	$10.16203	0
01/01/2013 to 12/31/2013	$10.16203	$13.31998	0
01/01/2014 to 12/31/2014	$13.31998	$14.30656	0
01/01/2015 to 12/31/2015	$14.30656	$13.84083	0
01/01/2016 to 12/31/2016	$13.84083	$15.30241	0
01/01/2017 to 12/31/2017	$15.30241	$17.49921	0
01/01/2018 to 12/31/2018	$17.49921	$15.31975	0
01/01/2019 to 12/31/2019	$15.31975	$19.31046	0
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.44038	$15.69455	0
01/01/2011 to 12/31/2011	$15.69455	$14.83955	0
01/01/2012 to 12/31/2012	$14.83955	$17.29687	0
01/01/2013 to 12/31/2013	$17.29687	$22.28222	0
01/01/2014 to 12/31/2014	$22.28222	$24.21696	0
01/01/2015 to 12/31/2015	$24.21696	$22.25761	0
01/01/2016 to 12/31/2016	$22.25761	$22.04807	0
01/01/2017 to 12/31/2017	$22.04807	$27.30864	0
01/01/2018 to 12/31/2018	$27.30864	$25.45120	0
01/01/2019 to 12/31/2019	$25.45120	$32.28149	0
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.67187	$16.44596	0
01/01/2011 to 12/31/2011	$16.44596	$15.62906	0
01/01/2012 to 12/31/2012	$15.62906	$17.83848	0
01/01/2013 to 12/31/2013	$17.83848	$24.68645	0
01/01/2014 to 12/31/2014	$24.68645	$27.48518	0
01/01/2015 to 12/31/2015	$27.48518	$25.27443	0
01/01/2016 to 12/31/2016	$25.27443	$29.12186	0
01/01/2017 to 12/31/2017	$29.12186	$32.29476	0
01/01/2018 to 12/31/2018	$32.29476	$26.29230	0
01/01/2019 to 12/31/2019	$26.29230	$31.00635	0

A-21

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Parametric Emerging Markets Equity Portfolio
01/01/2010 to 12/31/2010	$14.74728	$17.57203	0
01/01/2011 to 12/31/2011	$17.57203	$13.65305	0
01/01/2012 to 12/31/2012	$13.65305	$15.68979	0
01/01/2013 to 12/31/2013	$15.68979	$15.32374	0
01/01/2014 to 12/31/2014	$15.32374	$14.23354	0
01/01/2015 to 12/31/2015	$14.23354	$11.55021	0
01/01/2016 to 12/31/2016	$11.55021	$12.64780	0
01/01/2017 to 12/31/2017	$12.64780	$15.57760	0
01/01/2018 to 12/31/2018	$15.57760	$13.04601	0
01/01/2019 to 12/31/2019	$13.04601	$14.41030	0
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.56879	$12.46574	0
01/01/2011 to 12/31/2011	$12.46574	$12.26943	0
01/01/2012 to 12/31/2012	$12.26943	$13.19645	0
01/01/2013 to 12/31/2013	$13.19645	$14.04463	0
01/01/2014 to 12/31/2014	$14.04463	$14.47689	0
01/01/2015 to 12/31/2015	$14.47689	$14.12804	0
01/01/2016 to 12/31/2016	$14.12804	$14.52947	0
01/01/2017 to 12/31/2017	$14.52947	$15.59445	0
01/01/2018 to 12/31/2018	$15.59445	$14.76308	0
01/01/2019 to 12/31/2019	$14.76308	$16.50725	0
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.01780	$10.05469	0
01/01/2012 to 12/31/2012	$10.05469	$10.49452	0
01/01/2013 to 12/31/2013	$10.49452	$9.99029	0
01/01/2014 to 12/31/2014	$9.99029	$10.32553	0
01/01/2015 to 12/31/2015	$10.32553	$10.03524	0
01/01/2016 to 12/31/2016	$10.03524	$10.19159	0
01/01/2017 to 12/31/2017	$10.19159	$10.49564	0
01/01/2018 to 12/31/2018	$10.49564	$10.14338	0
01/01/2019 to 12/31/2019	$10.14338	$10.84896	0
AST Prudential Growth Allocation Portfolio
01/01/2010 to 12/31/2010	$12.11644	$14.05346	0
01/01/2011 to 12/31/2011	$14.05346	$12.84451	0
01/01/2012 to 12/31/2012	$12.84451	$14.13371	0
01/01/2013 to 12/31/2013	$14.13371	$16.11843	0
01/01/2014 to 12/31/2014	$16.11843	$17.15214	0
01/01/2015 to 12/31/2015	$17.15214	$16.61229	0
01/01/2016 to 12/31/2016	$16.61229	$17.82397	0
01/01/2017 to 12/31/2017	$17.82397	$20.16678	31
01/01/2018 to 12/31/2018	$20.16678	$18.15707	0
01/01/2019 to 12/31/2019	$18.15707	$21.08759	0
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$9.99788	$11.60383	0
01/01/2014 to 12/31/2014	$11.60383	$13.03159	0
01/01/2015 to 12/31/2015	$13.03159	$12.89535	0
01/01/2016 to 12/31/2016	$12.89535	$13.93163	0
01/01/2017 to 12/31/2017	$13.93163	$16.48459	0
01/01/2018 to 12/31/2018	$16.48459	$14.91330	0
01/01/2019 to 12/31/2019	$14.91330	$18.19380	0

A-22

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
01/01/2010 to 12/31/2010	$12.76440	$14.31106	0
01/01/2011 to 12/31/2011	$14.31106	$14.42894	0
01/01/2012 to 12/31/2012	$14.42894	$16.70451	0
01/01/2013 to 12/31/2013	$16.70451	$21.55746	0
01/01/2014 to 12/31/2014	$21.55746	$24.62396	0
01/01/2015 to 12/31/2015	$24.62396	$24.73491	0
01/01/2016 to 12/31/2016	$24.73491	$27.68448	0
01/01/2017 to 12/31/2017	$27.68448	$32.98405	0
01/01/2018 to 12/31/2018	$32.98405	$29.49745	0
01/01/2019 to 12/31/2019	$29.49745	$35.77809	0
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$9.99788	$8.84516	0
01/01/2012 to 12/31/2012	$8.84516	$9.75335	0
01/01/2013 to 12/31/2013	$9.75335	$11.63365	0
01/01/2014 to 12/31/2014	$11.63365	$12.07396	0
01/01/2015 to 12/31/2015	$12.07396	$11.78370	0
01/01/2016 to 12/31/2016	$11.78370	$12.20997	0
01/01/2017 to 12/31/2017	$12.20997	$14.06400	0
01/01/2018 to 12/31/2018	$14.06400	$12.80879	0
01/01/2019 to 12/31/2019	$12.80879	$15.12899	0
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.94077	$16.71540	0
01/01/2011 to 12/31/2011	$16.71540	$14.15378	0
01/01/2012 to 12/31/2012	$14.15378	$16.56095	0
01/01/2013 to 12/31/2013	$16.56095	$22.72541	0
01/01/2014 to 12/31/2014	$22.72541	$23.24010	0
01/01/2015 to 12/31/2015	$23.24010	$22.94970	0
01/01/2016 to 12/31/2016	$22.94970	$24.08780	0
01/01/2017 to 12/31/2017	$24.08780	$29.97573	0
01/01/2018 to 12/31/2018	$29.97573	$26.03976	0
01/01/2019 to 12/31/2019	$26.03976	$34.63369	0
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.09107	$17.40350	0
01/01/2011 to 12/31/2011	$17.40350	$16.79435	0
01/01/2012 to 12/31/2012	$16.79435	$18.35794	0
01/01/2013 to 12/31/2013	$18.35794	$24.18255	0
01/01/2014 to 12/31/2014	$24.18255	$24.46588	0
01/01/2015 to 12/31/2015	$24.46588	$24.02923	0
01/01/2016 to 12/31/2016	$24.02923	$26.24613	0
01/01/2017 to 12/31/2017	$26.24613	$31.69624	0
01/01/2018 to 12/31/2018	$31.69624	$28.28781	0
01/01/2019 to 12/31/2019	$28.28781	$35.86958	0
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.89906	$15.83794	0
01/01/2011 to 12/31/2011	$15.83794	$14.51211	0
01/01/2012 to 12/31/2012	$14.51211	$16.70962	0
01/01/2013 to 12/31/2013	$16.70962	$22.37394	0
01/01/2014 to 12/31/2014	$22.37394	$22.95208	0
01/01/2015 to 12/31/2015	$22.95208	$21.40270	0
01/01/2016 to 12/31/2016	$21.40270	$26.94968	0
01/01/2017 to 12/31/2017	$26.94968	$28.19402	0
01/01/2018 to 12/31/2018	$28.19402	$22.78013	0
01/01/2019 to 12/31/2019	$22.78013	$27.07869	0

A-23

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.10587	$13.15814	0
01/01/2011 to 12/31/2011	$13.15814	$13.07756	0
01/01/2012 to 12/31/2012	$13.07756	$14.46345	0
01/01/2013 to 12/31/2013	$14.46345	$16.46727	0
01/01/2014 to 12/31/2014	$16.46727	$16.99084	0
01/01/2015 to 12/31/2015	$16.99084	$16.56457	0
01/01/2016 to 12/31/2016	$16.56457	$17.36111	0
01/01/2017 to 12/31/2017	$17.36111	$19.52647	0
01/01/2018 to 12/31/2018	$19.52647	$18.01230	0
01/01/2019 to 12/31/2019	$18.01230	$21.21186	0
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.11699	$14.80379	0
01/01/2011 to 12/31/2011	$14.80379	$14.18231	0
01/01/2012 to 12/31/2012	$14.18231	$16.25009	0
01/01/2013 to 12/31/2013	$16.25009	$22.80797	0
01/01/2014 to 12/31/2014	$22.80797	$24.08129	0
01/01/2015 to 12/31/2015	$24.08129	$25.71615	0
01/01/2016 to 12/31/2016	$25.71615	$25.73825	0
01/01/2017 to 12/31/2017	$25.73825	$34.58720	0
01/01/2018 to 12/31/2018	$34.58720	$35.00332	0
01/01/2019 to 12/31/2019	$35.00332	$43.74037	0
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.71478	$13.93245	813
01/01/2011 to 12/31/2011	$13.93245	$13.51094	429
01/01/2012 to 12/31/2012	$13.51094	$14.93032	476
01/01/2013 to 12/31/2013	$14.93032	$19.58828	60
01/01/2014 to 12/31/2014	$19.58828	$19.38603	99
01/01/2015 to 12/31/2015	$19.38603	$17.74606	63
01/01/2016 to 12/31/2016	$17.74606	$18.35450	67
01/01/2017 to 12/31/2017	$18.35450	$20.84864	60
01/01/2018 to 12/31/2018	$20.84864	$18.34147	0
01/01/2019 to 12/31/2019	$18.34147	$22.51553	0
AST T. Rowe Price Natural Resources Portfolio
01/01/2010 to 12/31/2010	$13.70955	$16.09290	0
01/01/2011 to 12/31/2011	$16.09290	$13.34335	0
01/01/2012 to 12/31/2012	$13.34335	$13.47276	0
01/01/2013 to 12/31/2013	$13.47276	$15.14864	0
01/01/2014 to 12/31/2014	$15.14864	$13.52783	0
01/01/2015 to 12/31/2015	$13.52783	$10.64452	0
01/01/2016 to 12/31/2016	$10.64452	$12.92731	0
01/01/2017 to 12/31/2017	$12.92731	$13.89703	0
01/01/2018 to 12/31/2018	$13.89703	$11.28557	0
01/01/2019 to 12/31/2019	$11.28557	$12.85274	0
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.06831	$11.40564	0
01/01/2011 to 12/31/2011	$11.40564	$11.57379	0
01/01/2012 to 12/31/2012	$11.57379	$11.86755	0
01/01/2013 to 12/31/2013	$11.86755	$11.13080	0
01/01/2014 to 12/31/2014	$11.13080	$10.90735	0
01/01/2015 to 12/31/2015	$10.90735	$10.13823	0
01/01/2016 to 12/31/2016	$10.13823	$10.31084	0
01/01/2017 to 12/31/2017	$10.31084	$10.25365	0
01/01/2018 to 12/31/2018	$10.25365	$10.19046	0
01/01/2019 to 12/31/2019	$10.19046	$10.08997	0

A-24

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.18745	$15.88539	0
01/01/2011 to 12/31/2011	$15.88539	$14.94656	0
01/01/2012 to 12/31/2012	$14.94656	$17.24634	0
01/01/2013 to 12/31/2013	$17.24634	$22.25472	0
01/01/2014 to 12/31/2014	$22.25472	$24.93376	0
01/01/2015 to 12/31/2015	$24.93376	$22.69209	0
01/01/2016 to 12/31/2016	$22.69209	$25.20993	0
01/01/2017 to 12/31/2017	$25.20993	$29.12165	0
01/01/2018 to 12/31/2018	$29.12165	$23.68550	0
01/01/2019 to 12/31/2019	$23.68550	$27.50061	0
AST Wellington Management Hedged Equity Portfolio
01/01/2010 to 12/31/2010	$12.72138	$14.21165	0
01/01/2011 to 12/31/2011	$14.21165	$13.37118	0
01/01/2012 to 12/31/2012	$13.37118	$14.46386	0
01/01/2013 to 12/31/2013	$14.46386	$16.98514	0
01/01/2014 to 12/31/2014	$16.98514	$17.46319	0
01/01/2015 to 12/31/2015	$17.46319	$16.91015	0
01/01/2016 to 12/31/2016	$16.91015	$17.55514	0
01/01/2017 to 12/31/2017	$17.55514	$19.43449	0
01/01/2018 to 12/31/2018	$19.43449	$17.98994	0
01/01/2019 to 12/31/2019	$17.98994	$21.13474	0
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.72169	$11.26312	6,383
01/01/2011 to 12/31/2011	$11.26312	$11.63772	3,228
01/01/2012 to 12/31/2012	$11.63772	$12.23109	3,770
01/01/2013 to 12/31/2013	$12.23109	$11.74126	736
01/01/2014 to 12/31/2014	$11.74126	$12.26534	553
01/01/2015 to 12/31/2015	$12.26534	$12.10042	331
01/01/2016 to 12/31/2016	$12.10042	$12.39994	322
01/01/2017 to 12/31/2017	$12.39994	$12.84690	333
01/01/2018 to 12/31/2018	$12.84690	$12.23411	0
01/01/2019 to 12/31/2019	$12.23411	$13.38873	0
Invesco V.I. Diversified Dividend Fund - Series I
04/29/2011* to 12/31/2011	$9.99272	$9.06527	0
01/01/2012 to 12/31/2012	$9.06527	$10.48772	0
01/01/2013 to 12/31/2013	$10.48772	$13.39252	0
01/01/2014 to 12/31/2014	$13.39252	$14.72524	0
01/01/2015 to 12/31/2015	$14.72524	$14.64624	0
01/01/2016 to 12/31/2016	$14.64624	$16.38825	0
01/01/2017 to 12/31/2017	$16.38825	$17.34104	0
01/01/2018 to 12/31/2018	$17.34104	$15.61656	0
01/01/2019 to 12/31/2019	$15.61656	$19.03697	0
Invesco V.I. Health Care Fund - Series I
01/01/2010 to 12/31/2010	$12.71145	$13.04314	0
01/01/2011 to 12/31/2011	$13.04314	$13.21331	0
01/01/2012 to 12/31/2012	$13.21331	$15.56648	0
01/01/2013 to 12/31/2013	$15.56648	$21.31993	0
01/01/2014 to 12/31/2014	$21.31993	$24.86300	0
01/01/2015 to 12/31/2015	$24.86300	$24.99527	0
01/01/2016 to 12/31/2016	$24.99527	$21.56754	0
01/01/2017 to 12/31/2017	$21.56754	$24.34577	0
01/01/2018 to 12/31/2018	$24.34577	$23.93592	0
01/01/2019 to 12/31/2019	$23.93592	$30.90749	0

A-25

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Invesco V.I. Mid Cap Growth Portfolio, Series I
04/27/2012* to 12/31/2012	$10.04967	$9.70495	0
01/01/2013 to 12/31/2013	$9.70495	$12.95837	0
01/01/2014 to 12/31/2014	$12.95837	$13.64275	0
01/01/2015 to 12/31/2015	$13.64275	$13.45514	0
01/01/2016 to 12/31/2016	$13.45514	$13.21201	0
01/01/2017 to 12/31/2017	$13.21201	$15.77222	0
01/01/2018 to 12/31/2018	$15.77222	$14.50961	0
01/01/2019 to 12/31/2019	$14.50961	$18.99515	0
Invesco V.I. Technology Fund - Series I
01/01/2010 to 12/31/2010	$13.32356	$15.75046	0
01/01/2011 to 12/31/2011	$15.75046	$14.57368	0
01/01/2012 to 12/31/2012	$14.57368	$15.80298	0
01/01/2013 to 12/31/2013	$15.80298	$19.27232	0
01/01/2014 to 12/31/2014	$19.27232	$20.85650	0
01/01/2015 to 12/31/2015	$20.85650	$21.70969	0
01/01/2016 to 12/31/2016	$21.70969	$20.99760	0
01/01/2017 to 12/31/2017	$20.99760	$27.65356	0
01/01/2018 to 12/31/2018	$27.65356	$26.82190	0
01/01/2019 to 12/31/2019	$26.82190	$35.51624	0
NVIT Emerging Markets Fund Class D
08/05/2016* to 12/31/2016	$10.12621	$9.69347	0
01/01/2017 to 12/31/2017	$9.69347	$13.32950	0
01/01/2018 to 12/31/2018	$13.32950	$10.68751	0
01/01/2019 to 12/31/2019	$10.68751	$12.76693	0
PSF SP International Growth Portfolio
01/01/2010 to 12/31/2010	$13.36358	$14.84741	0
01/01/2011 to 12/31/2011	$14.84741	$12.31114	0
01/01/2012 to 12/31/2012	$12.31114	$14.68344	0
01/01/2013 to 12/31/2013	$14.68344	$17.00905	0
01/01/2014 to 12/31/2014	$17.00905	$15.62800	0
01/01/2015 to 12/31/2015	$15.62800	$15.74224	0
01/01/2016 to 12/31/2016	$15.74224	$14.79220	0
01/01/2017 to 12/31/2017	$14.79220	$19.57917	0
01/01/2018 to 12/31/2018	$19.57917	$16.63273	0
01/01/2019 to 12/31/2019	$16.63273	$21.45748	0
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$12.01584	$14.46792	0
01/01/2011 to 12/31/2011	$14.46792	$12.29606	0
01/01/2012 to 12/31/2012	$12.29606	$13.62123	0
01/01/2013 to 12/31/2013	$13.62123	$15.92066	0
01/01/2014 to 12/31/2014	$15.92066	$14.69216	0
01/01/2015 to 12/31/2015	$14.69216	$14.64607	0
01/01/2016 to 12/31/2016	$14.64607	$14.73817	0
01/01/2017 to 12/31/2017	$14.73817	$17.93398	0
01/01/2018 to 12/31/2018	$17.93398	$14.52788	0
01/01/2019 to 12/31/2019	$14.52788	$16.35232	0

A-26

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.89845	$14.94243	0
01/01/2011 to 12/31/2011	$14.94243	$13.78189	0
01/01/2012 to 12/31/2012	$13.78189	$16.21739	0
01/01/2013 to 12/31/2013	$16.21739	$22.15995	0
01/01/2014 to 12/31/2014	$22.15995	$22.47759	0
01/01/2015 to 12/31/2015	$22.47759	$22.25938	0
01/01/2016 to 12/31/2016	$22.25938	$21.85961	0
01/01/2017 to 12/31/2017	$21.85961	$28.75016	0
01/01/2018 to 12/31/2018	$28.75016	$28.15811	0
01/01/2019 to 12/31/2019	$28.15811	$37.70147	0
Wells Fargo VT Small Cap Growth Fund - Class 1
07/16/2010* to 12/31/2010	$9.59301	$12.19655	0
01/01/2011 to 12/31/2011	$12.19655	$11.36994	0
01/01/2012 to 12/31/2012	$11.36994	$11.97810	0
01/01/2013 to 12/31/2013	$11.97810	$17.57423	0
01/01/2014 to 12/31/2014	$17.57423	$16.83925	0
01/01/2015 to 12/31/2015	$16.83925	$15.97738	0
01/01/2016 to 12/31/2016	$15.97738	$16.83291	0
01/01/2017 to 12/31/2017	$16.83291	$20.69294	0
01/01/2018 to 12/31/2018	$20.69294	$20.45946	0
01/01/2019 to 12/31/2019	$20.45946	$24.98415	0
*Denotes the start date of these sub-accounts

A-27

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS
Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations	minus	purchase payments – proportional withdrawals
Example with Sub-account increase
Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000
Examples with Sub-account decline
Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in Sub-account performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	-$5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
		NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000
In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with Sub-account increase and withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000
Examples of Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.
Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 – $3,350) * $1,650/($45,000 – $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date
Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.
Examples of Highest Daily Value Death Benefit Calculation
The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.
Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

APPENDIX C – AS CORNERSTONE NY - APPROVED FOR SALE BY THE NEW YORK STATE
INSURANCE DEPARTMENT

AS Cornerstone NY
Minimum Investment	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 85
Contingent Deferred Sales Charge Schedule	7 Years (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.15%
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000
Transfer Fee	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year
Contract Credit	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable)
Optional Death Benefits (for an additional cost)[1]	Highest Anniversary Value (HAV)
Optional Living Benefits (for an additional cost)[2]
Highest Daily GRO, GRO Plus 2008, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, (Highest Daily GRO, and GRO Plus 2008 Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus GRO Plus II, HD GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

Annuity Rewards[3]	Available after initial CDSC period
Annuitization Options
Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Medically Related Surrender	No

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.

(2)	For more information on these benefits, refer to the “Living Benefits” section in the Prospectus.

(3)
The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

C-1

APPENDIX D – FORMULA UNDER GRO PLUS 2008
(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Next the formula calculates the following formula ratio:

r	=	(L – B) / V.
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu.
The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V*Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V*Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

D-1

 FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND
HIGHEST DAILY GRO
(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)
The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation
The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]
If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.
On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / V
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

D-2

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

D-3

APPENDIX E – FORMULA UNDER HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT
(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)
1. Formula for Contracts Issued on or after July 21, 2008
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min (VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

2.	Formula for Contracts Issued Prior to 7/21/08
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	V – the total value of all Permitted Sub-accounts in the annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

3.	Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula.
Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
Transfer Calculation:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4.	Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula
Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

Transfer Calculation:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX F – FORMULA FOR HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors)

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments, and adjusted for Lifetime Withdrawals.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

F-1

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

F-2

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06

F-3

APPENDIX G – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
STATES
Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix C.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts
If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Medically Related Surrenders are not available.

Montana
If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Nevada	Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Medically Related Surrender is Not Available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Fixed Allocations are not available.
Washington
If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available.
Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

G-1

APPENDIX H – FORMULA FOR HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 6 Plus with LIA)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments and adjusted for withdrawals, as described herein.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
DAILY CALCULATIONS
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described below, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

H-1

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
90% Cap Rule: If, on any Valuation Day, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

H-2

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

	Months
Years	1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06.

H-3

APPENDIX I – FORMULA FOR GRO PLUS II
(The following formula also applies to election of HD GRO II, if HD GRO was elected prior to July 16, 2010)
The following are the terms and definitions referenced in the transfer calculation formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

I-1

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

I-2

APPENDIX J – FORMULA FOR HIGHEST DAILY® GRO
Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

J-1

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

J-2

APPENDIX K – FORMULA FOR HIGHEST DAILY® GRO II
Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
 The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

K-1

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

K-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) ASCORNERSTONEPROS (APRIL 27, 2020).

(print your name)

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(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE
ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive
Shelton, Connecticut 06484
Telephone: 1-888-PRU-2888
http://www.prudentialannuities.com

  Variable Annuity Distributed by:

   PRUDENTIAL ANNUITIES
DISTRIBUTORS, INC.
   A Prudential Financial Company
   One Corporate Drive
   Shelton, Connecticut 06484
   Telephone: 203-926-1888
   http://www.prudentialannuities.com

MAILING ADDRESSES:
Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of
Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

CORNERPROS

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
Supplement dated April 27, 2020
to Prospectuses dated April 27, 2020
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
On March 27, 2020 (Date of Enactment), Congress passed and President Trump signed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans.
Waiver of Required Minimum Distributions (RMDs) for 2020
The requirement to take minimum distributions from defined contribution plans and IRAs is waived for 2020.  The waiver would apply to any RMD due from such an arrangement in 2020, even RMDs with respect to the 2019 tax year that are due in 2020.  For example, if an IRA owner turned age 70½ in 2019, they owe an RMD for the 2019 tax year but can wait until 4/1/20 to take it.  If they did not take that first RMD in 2019, the bill waives it, along with the requirement to take their second RMD (for the 2020 tax year) by the end of 2020.  The relief applies both to lifetime and post-death RMDs.  In that regard, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year.  It is unclear whether this treatment applies for the 10-year period imposed by the SECURE Act. Although also unclear, the 1-year election rule for life expectancy payments by an eligible beneficiary may be extended based on the position the IRS took in Notice 2009-82.
Withdrawals from Employer Plans and IRAs, including Roth IRAs
Relief is provided for “coronavirus-related distributions” from qualified plans and IRAs. The relief applies to such distributions made at any time during the 2020 calendar year, as follows:

•	Permits such distributions to be treated as in-service distributions, even if such amounts are not otherwise distributable from the plan under sections 401(k), 403(b), or 457, as applicable;

•	Provides an exception to the 10% early distribution penalty under Code section 72(t) (but not for the similar penalty tax under Code section 72(q) that applies to non-qualified annuities);

•	Exempts such distributions from the 402(f) notice requirements and mandatory 20% withholding applicable to eligible rollover distributions, as applicable;

•
Permits the individual to include income attributable to such distributions ratably over the three-year period beginning with the year the distribution would otherwise be taxable (this spreading would apply unless the taxpayer elects out); and

•
Permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution.

The distribution must come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e. , an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan.  The relief would be limited to aggregate distributions of $100,000.  See below for a description of who is eligible for the relief.
Plan Loans
The following relief is provided with respect to plan loans (if available under a contract) taken by any “qualified individual” who is affected by the coronavirus:

•
For loans made during the 180-day period beginning on the date of enactment, the maximum loan amount would be increased from $50,000 or 50% of the vested account balance to $100,000 or 100% of the vested account balance.  Note that Department of Labor regulations require that plan loans be secured by no more than half of the account balance.  It is not clear whether this is an impediment to increasing the loan limit to 100% of the account balance.  We understand that DOL is aware of this issue.

•
The due date for any repayment on a loan that otherwise is due between the date of enactment and December 31, 2020, would be delayed for one year.  This also would extend the maximum loan period (normally five years).

Based on prior IRS guidance involving similar relief for natural disasters, all of the changes would be optional for plans See below for a description of who is eligible for the plan loan relief.

LPLPLOASAI                                                OPTIMUM

Eligible Individuals for Withdrawal and Loan Relief
The administrator of an eligible retirement plan may rely on an employee’s certification that the employee satisfies the conditions for eligibility.  The eligibility criteria for the relief remain the same, meaning the individual must fall within one of the following categories:

•	The individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

•	The individual’s spouse or dependent is diagnosed with such virus or disease; or

•
The individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury.

IRS Guidance
Extension of IRA Contribution Deadline
The deadline for making an IRA or Roth IRA contribution has been extended until July 15, 2020, the extended deadline for filing an individual’s 2019 tax return.

LPLPLOASAI                                                OPTIMUM

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
A Prudential Financial Company
One Corporate Drive, Shelton, Connecticut 06484
OPTIMUMSM
OPTIMUM FOURSM
OPTIMUM PLUSSM
Flexible Premium Deferred Annuities
PROSPECTUS: APRIL 27, 2020
This prospectus describes three different flexible premium deferred annuities (the “Annuities” or the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”) exclusively through LPL Financial Corporation. If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional. Each Annuity or certain of its investment options and/or features may not be available in all states. Various rights, benefits and certain fees may differ among states to meet applicable laws and/or regulations. There may also be differences in the compensation paid to your financial professional for each Annuity. Differences in compensation among different annuity products could influence a financial professional’s decision as to which annuity to recommend for you. In addition, the selling broker-dealer firm through which each Annuity is sold not make available or may not recommend to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firm may restrict the optional benefits that it does make available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your financial professional for further details. For more information about variations applicable to your state, please refer to your Annuity or consult your financial professional. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum Plus Annuity grants credits with respect to your Purchase Payments, the expenses of Optimum Plus may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits you receive under the Optimum Plus Annuity may be more than offset over time by the additional fees and charges associated with the credit.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the annual and semi-annual shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from us electronically anytime at our website www.prudential.com. You may elect to receive all future shareholder reports in paper free of charge by calling 1-888-778-2888. Your election to receive reports in paper will apply to all portfolios available under your contract.
THE SUB-ACCOUNTS
Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Advanced Series Trust and Wells Fargo Variable Trust. See the following page for a complete list of Sub-accounts.
PLEASE READ THIS PROSPECTUS
Please read this Prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
AVAILABLE INFORMATION

LPLPLOASAI                                                OPTIMUM

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below – see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.
In compliance with U.S. law, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Government Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. OPTIMUMSM, OPTIMUM FOURSM, OPTIMUM PLUSSM, ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT WWW.PRUDENTIALANNUITIES.COM

Prospectus Dated: April 27, 2020	Statement of Additional Information Dated: April 27, 2020

LPLPLOASAI                                                OPTIMUM

INVESTMENT OPTIONS
Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio
AST Balanced Asset Allocation Portfolio
AST BlackRock Low Duration Bond Portfolio
AST BlackRock/Loomis Sayles Bond Portfolio
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Bond Portfolio 2025
AST Bond Portfolio 2026
AST Bond Portfolio 2027
AST Bond Portfolio 2028
AST Bond Portfolio 2029
AST Bond Portfolio 2030
AST Bond Portfolio 2031
AST Capital Growth Asset Allocation Portfolio
AST Cohen & Steers Realty Portfolio
AST Government Money Market Portfolio
AST Hotchkis & Wiley Large-Cap Value Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST Investment Grade Bond Portfolio
AST J.P. Morgan International Equity Portfolio
AST Loomis Sayles Large-Cap Growth Portfolio
AST MFS Growth Allocation Portfolio
AST MFS Growth Portfolio
AST Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST Preservation Asset Allocation Portfolio
AST Small-Cap Growth Opportunities Portfolio
AST Small-Cap Growth Portfolio
AST Small-Cap Value Portfolio
AST T. Rowe Price Large-Cap Growth Portfolio
AST T. Rowe Price Large-Cap Value Portfolio
AST Templeton Global Bond Portfolio
AST WEDGE Capital Mid-Cap Value Portfolio
AST Western Asset Core Plus Bond Portfolio

Wells Fargo Variable Trust:
Wells Fargo VT International Equity — Class 1
Wells Fargo VT Omega Growth — Class 1

(i)

(ii)

(iii)

GLOSSARY OF TERMS
Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.
Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to Optimum Plus, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.
Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.
Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.
Annuitization: The application of Account Value to one of the available annuity options to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.
Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday and (b) the fifth anniversary of the Issue Date, whichever occurs first.
Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.
Beneficiary Annuity: You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option in only available for purchase of an IRA, Roth IRA, or a nonqualified annuity.
Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.
Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
Combination 5% Roll-up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.
Contingent Annuitant: The natural person named to become the Annuitant upon the death of Annuitant prior to the Annuity Date. A Contingent Annuitant may be named only in limited circumstances involving an Annuity issued to a Custodial Account or to a tax-qualified retirement plan.
Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among the Optimum, Optimum Four and Optimum Plus. See “Summary of Contract Fees and Charges” for details on the CDSC for each Annuity.
Custodial Account: A trust or custodial account that qualifies as an individual retirement account as defined in Section 408(a) of the Code, including a Roth IRA that satisfies the definitions in Sections 408(a) and 408A of the Code.
Enhanced Beneficiary Protection Death Benefit: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.
Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.
Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation).

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Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the laws of your state, and may vary depending on whether your purchase is a replacement or not. Check your Annuity for more details about your free look right.
Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.
Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.
Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMIB.
Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of Sub-account performance on your Account Value. We no longer offer GMWB.
Guaranteed Return Option Plus (GRO Plus)/Guaranteed Return Option Plus 2008 (GRO Plus 2008)/Guaranteed Return Option (GRO)/Highest Daily® Guaranteed Return Option (Highest Daily GRO)/ Guaranteed Return Option Plus II (GRO Plus II)/Highest Daily® Guaranteed Return Option II (HD GRO II): Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.
Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals. We no longer offer HAV.
Highest Daily Lifetime® Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Highest Daily Lifetime Five.
Highest Daily Lifetime® Seven Income Benefit: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.
Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.
Highest Daily® Value Death Benefit (“HDV”): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.
Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 6 Plus.
Interim Value: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.
Issue Date: The effective date of your Annuity.
Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

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Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Lifetime Five.
MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.
Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or individual named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.
Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.
Spousal Highest Daily Lifetime® Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.
Spousal Highest Daily Lifetime® 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.
Spousal Highest Daily Lifetime® 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 6 Plus.
Spousal Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of Sub-account performance on your Account Value. We no longer offer Spousal Lifetime Five.
Sub-account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.
Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.
Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.
Unit Value: Each Variable Sub-Account has a separate value for its Units (this is analogous to, but not the same as, the share price of a mutual fund).
Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued, not including any day: (1) trading on the NYSE is restricted; (2) an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or (3) the SEC, by order, permits the suspension or postponement for the protection of security holders.

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SUMMARY OF CONTRACT FEES AND CHARGES
Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.
The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.
FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX E – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT.

TRANSACTION FEES AND CHARGES
CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY 1
OPTIMUM

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9+
7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%
OPTIMUM FOUR

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5+
8.5%	8.0%	7.0%	6.0%	0.0%
OPTIMUM PLUS
For Annuities issued prior to November 20, 2006, the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.5%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%
For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1
The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	OPTIMUM	OPTIMUM FOUR	OPTIMUM PLUS
Transfer Fee [2]	$15.00 maximum currently, $10.00	$15.00 maximum currently, $10.00	$15.00 maximum currently, $10.00
Tax Charge [3]	0% to 3.5%	0% to 3.5%	0% to 3.5%

2	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.

3
In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

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The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	OPTIMUM	OPTIMUM FOUR	OPTIMUM PLUS
Annual Maintenance Fee [4]	Lesser of $35 or 2% of Account Value [5]	Lesser of $35 or 2% of Account Value [5]	Lesser of $35 or 2% of Account Value
Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [6] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [7]	0.50%	1.50%	0.50%
Administration Charge [7]	0.15%	0.15%	0.15%
Distribution Charge [8]	0.60% In Annuity Years 1-8	N/A	1.00% in Annuity Years 1-10
Settlement Service Charge [9]	1.40% (qualified); 1.00% (nonqualified)	1.40% (qualified); 1.00% (nonqualified)	1 40% (qualified); 1.00% (nonqualified)
Total Annual Charges of The Sub-accounts (excluding settlement service charge)	1.25% In Annuity Years 1-8; 0.65% In Annuity Years 9 and later	1.65%	1.65% in Annuity Years 1-10; 0.65% in Annuity Years 11 and later

4
Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the nonqualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.

5	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.

6	These charges are deducted daily and apply to the Sub-accounts only.

7	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.

8	The Distribution Charge is 0.00% in Annuity Years 9+ for Optimum and in Annuity Years 11+ for Optimum Plus.

9
The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for OPTIMUM	TOTAL ANNUAL CHARGE [11] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [11] for OPTIMUM PLUS
GRO PLUS II
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
HIGHEST DAILY GRO II
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%

5

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for OPTIMUM	TOTAL ANNUAL CHARGE [11] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [11] for OPTIMUM PLUS
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
Maximum Charge [13] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.25% + 0.85%	1.65% + 0.85%	1.65% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [13] (assessed against greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.25% + 1.20%	1.65% + 1.20%	1.65% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
Maximum Charge [13] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
GUARANTEED RETURN OPTION (GRO)/GRO PLUS
Maximum Charge [13] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)
Maximum Charge [13] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
Current charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.85%	2.25%	2.25%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Maximum Charge [13] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
Current charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.85%	2.25%	2.25%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
Maximum Charge [13] (assessed against Sub-account net assets)	1.00%	2.25%	2.65%	2.65%
Current Charge (assessed against Sub-account net assets)	0.35%	1.60%	2.00%	2.00%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Maximum Charge [13] (assessed against PIV)	1.00%	1.25% + 1.00%	1.65% + 1.00%	1.65% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.25% + 0.50%	1.65% + 0.50%	1.65% + 0.50%

6

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for OPTIMUM	TOTAL ANNUAL CHARGE [11] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [11] for OPTIMUM PLUS
LIFETIME FIVE INCOME BENEFIT
Maximum Charge [13] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
Maximum Charge [13] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
Maximum Charge [13] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [13]	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
(assessed against the PWV)
Current Charge (assessed against the PWV)	0.60%	1.25% + 0.60%	1.65% + 0.60%	1.65% + 0.60%
HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [13] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [13] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [13] (assessed against the PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME BENEFIT (BIO)
Maximum Charge [13] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%

7

YOUR OPTIONAL BENEFIT FEES AND CHARGES [10]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [11] for OPTIMUM	TOTAL ANNUAL CHARGE [11] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [11] for OPTIMUM PLUS
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.25% + 0.90%	1.65% + 0.90%	1.65% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [13] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [12] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.40%	1.65%	2.05%	2.05%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [12] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.80%	2.05%	2.45%	2.45%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [12] (assessed against Sub-account net assets)	0.50%	1.75%	2.15%	2.15%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
How Charge is Determined

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GRO Plus II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 0.85% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime 6 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 1.20% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

8

Spousal Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

Guaranteed Return Option/GRO Plus: Charge for each benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For Optimum Four, 1.90% total annual charge applies in all Annuity Years, and for Optimum Plus, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. Each benefit is no longer available for new elections. This benefit is no longer available for new elections.

GRO Plus 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.35% of Sub-account assets. For Optimum, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For Optimum Four, 2.00% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elect the benefit on or after May 1, 2009, the fees are as follows: For Optimum, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets. For Optimum, 1.60% total annual charge applies in Annuity years 1-8 and 1.00% thereafter. For Optimum Four, 2.00% total annual charge applies in all Annuity years, and for Optimum Plus, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For Optimum, 1.85% total annual charge applies in Annuity years 1-8 and 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For Optimum Four, 2.00% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.

Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For Optimum, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For Optimum Plus, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For Optimum Four, 2.40% total annual charge applies in all Annuity years, and for Optimum Plus, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For Optimum Plus, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven with LIA: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). For Optimum, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For Optimum Plus, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-

9

accounts. For Optimum Plus, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For Optimum Four, 1.90% total annual charge applies in all Annuity years, and for Optimum Plus, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For Optimum, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For Optimum Four, 1.90% total annual charge applies in all Annuity Years, and for Optimum Plus, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For Optimum, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For Optimum Four, 2.05% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter. This benefit is no longer available for new elections.

Combination 5% Roll-Up and HAV Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For Optimum, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For Optimum Four, 2.15% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For Optimum, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For Optimum Four, 2.45% total annual charge applies in all Annuity Years, and Optimum Plus, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter. This benefit is no longer available for new elections.

Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For Optimum Four, 2.15% total annual charge applies in all Annuity years, and for Optimum Plus, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.

11
The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

12
Our reference in the fee table to “current and maximum” charge does not mean that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

13	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) for the year ended December 31, 2019 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL UNDERLYING PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Underlying Portfolio Operating Expense	0.58%	1.44%
The following are the total annual expenses for each underlying mutual fund (“Portfolio”) for the year ended December 31, 2019, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2019 and do not necessarily reflect the fees you may incur. The “Total Annual Underlying Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

10

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)
For the year ended December 31, 2019
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Academic Strategies Asset Allocation Portfolio*	0.63%	0.04%	0.11%	0.04%	0.00%	0.57%	1.39%	0.01%	1.38%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST BlackRock Low Duration Bond Portfolio*	0.48%	0.05%	0.25%	0.00%	0.00%	0.00%	0.78%	0.06%	0.72%
AST BlackRock/Loomis Sayles Bond Portfolio*	0.46%	0.03%	0.25%	0.03%	0.00%	0.00%	0.77%	0.04%	0.73%
AST Bond Portfolio 2020	0.47%	0.18%	0.25%	0.00%	0.00%	0.00%	0.90%	0.00%	0.90%
AST Bond Portfolio 2021*	0.47%	0.22%	0.25%	0.00%	0.00%	0.01%	0.95%	0.01%	0.94%
AST Bond Portfolio 2022*	0.47%	0.29%	0.25%	0.00%	0.00%	0.00%	1.01%	0.08%	0.93%
AST Bond Portfolio 2023*	0.47%	0.49%	0.25%	0.00%	0.00%	0.00%	1.21%	0.28%	0.93%
AST Bond Portfolio 2024*	0.47%	0.37%	0.25%	0.00%	0.00%	0.00%	1.09%	0.16%	0.93%
AST Bond Portfolio 2025*	0.47%	0.30%	0.25%	0.00%	0.00%	0.00%	1.02%	0.09%	0.93%
AST Bond Portfolio 2026	0.47%	0.13%	0.25%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2027	0.47%	0.15%	0.25%	0.00%	0.00%	0.00%	0.87%	0.00%	0.87%
AST Bond Portfolio 2028*	0.47%	0.53%	0.25%	0.00%	0.00%	0.00%	1.25%	0.32%	0.93%
AST Bond Portfolio 2029*	0.47%	0.46%	0.25%	0.00%	0.00%	0.00%	1.18%	0.25%	0.93%
AST Bond Portfolio 2030*	0.47%	0.72%	0.25%	0.00%	0.00%	0.00%	1.44%	0.51%	0.93%
AST Bond Portfolio 2031*	0.47%	0.08%	0.25%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.79%	0.95%	0.00%	0.95%
AST Cohen & Steers Realty Portfolio	0.83%	0.02%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Government Money Market Portfolio	0.30%	0.03%	0.25%	0.00%	0.00%	0.00%	0.58%	0.00%	0.58%
AST Hotchkis & Wiley Large-Cap Value Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.01%	0.82%
AST International Growth Portfolio*	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.02%	1.08%
AST International Value Portfolio	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.00%	1.10%
AST Investment Grade Bond Portfolio*	0.47%	0.05%	0.25%	0.00%	0.00%	0.00%	0.77%	0.04%	0.73%
AST J.P. Morgan International Equity Portfolio	0.71%	0.05%	0.25%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Loomis Sayles Large-Cap Growth Portfolio*	0.71%	0.01%	0.25%	0.00%	0.00%	0.00%	0.97%	0.06%	0.91%
AST MFS Growth Allocation Portfolio	0.67%	0.06%	0.25%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST MFS Growth Portfolio*	0.71%	0.02%	0.25%	0.00%	0.00%	0.00%	0.98%	0.02%	0.96%
AST Mid-Cap Growth Portfolio	0.81%	0.02%	0.25%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.78%	0.94%	0.00%	0.94%
AST Small-Cap Growth Opportunities Portfolio	0.77%	0.03%	0.25%	0.00%	0.00%	0.01%	1.06%	0.00%	1.06%
AST Small-Cap Growth Portfolio	0.72%	0.02%	0.25%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Small-Cap Value Portfolio	0.72%	0.03%	0.25%	0.00%	0.00%	0.07%	1.07%	0.00%	1.07%
AST T. Rowe Price Large-Cap Growth Portfolio*	0.68%	0.01%	0.25%	0.00%	0.00%	0.00%	0.94%	0.04%	0.90%
AST T. Rowe Price Large-Cap Value Portfolio*	0.56%	0.01%	0.25%	0.00%	0.00%	0.00%	0.82%	0.01%	0.81%
AST Templeton Global Bond Portfolio	0.63%	0.06%	0.25%	0.00%	0.00%	0.00%	0.94%	0.00%	0.94%
AST WEDGE Capital Mid-Cap Value Portfolio*	0.78%	0.04%	0.25%	0.00%	0.00%	0.00%	1.07%	0.01%	1.06%
AST Western Asset Core Plus Bond Portfolio	0.50%	0.02%	0.25%	0.00%	0.00%	0.00%	0.77%	0.00%	0.77%
Wells Fargo VT International Equity Fund - Class 1*	0.80%	0.33%	0.00%	0.00%	0.00%	0.00%	1.13%	0.44%	0.69%
Wells Fargo VT Omega Growth Fund - Class 1*	0.60%	0.22%	0.00%	0.00%	0.00%	0.00%	0.82%	0.07%	0.75%
*See notes immediately below for important information about this fund.

AST Academic Strategies Asset Allocation Portfolio
The Manager has contractually agreed to waive 0.007% of its investment management fees through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock Low Duration Bond Portfolio
The Manager has contractually agreed to waive 0.057% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio
The Manager has contractually agreed to waive 0.035% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

11

AST Bond Portfolio 2021
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2022
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2023
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2024
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2025
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2028
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2029
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2030
 The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.930% of the Portfolio's average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Bond Portfolio 2031
The Portfolio commenced operations on January 2, 2020. Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $200 million for the Portfolio for the fiscal period ending December 31, 2020.

AST Hotchkis & Wiley Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.009% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST International Growth Portfolio
The Manager has contractually agreed to waive 0.02% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST Investment Grade Bond Portfolio
The Distributor has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of the Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.

AST Loomis Sayles Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.060% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST MFS Growth Portfolio
The Manager has contractually agreed to waive 0.0140% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0045% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Growth Portfolio
The Manager has contractually agreed to waive 0.0373% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.0011% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0117% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

AST WEDGE Capital Mid-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2021. This arrangement may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

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Wells Fargo VT International Equity Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1 and 0.94% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo VT Omega Growth Fund - Class 1
The Manager has committed through April 30, 2021, to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

13

EXPENSE EXAMPLES
These examples are intended to help you compare the cost of investing in our Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.
Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5.0% return each year.
The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

▪	Insurance Charge

▪	Distribution Charge (if applicable)

▪	Contingent Deferred Sales Charge (when and if applicable)

▪	Annual Maintenance Fee

▪	The maximum combination of optional benefit charges
The examples also assume the following for the period shown:

▪	You allocate all of your Account Value to the Sub-account with the maximum total annual portfolio operating expenses, and those expenses remain the same each year*

▪	For each charge, we deduct the maximum charge rather than the current charge

▪	You make no withdrawals of your Account Value

▪	You make no transfers, or other transactions for which we charge a fee

▪	No Tax Charge applies

▪
You elect Highest Daily Lifetime 6 Plus with Combination 5.0% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

▪	For the Optimum Plus example, no purchase credit applies**

▪	For the Optimum Four example, no loyalty credit applies**

▪	For the Optimum example, no loyalty credit applies**
Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

**	Expense examples calculations are not adjusted to reflect the Purchase Credit or Loyalty Credit. If the Purchase Credit or Loyalty Credit were reflected in the calculations, expenses would be higher.
THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.
Expense Examples are provided as follows:

	OPTIMUM
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,294	$2,303	$3,294	$5,682
If you annuitize your annuity at the end of the applicable time period: [1]	$544	$1,653	$2,794	$5,682
If you do not surrender your annuity:	$544	$1,653	$2,794	$5,682

	OPTIMUM FOUR
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,434	$2,468	$2,976	$6,103
If you annuitize your annuity at the end of the applicable time period: [1]	$584	$1,768	$2,976	$6,103
If you do not surrender your annuity:	$584	$1,768	$2,976	$6,103

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	OPTIMUM PLUS - Contracts issued on or after November 20, 2006 [2]
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,484	$2,568	$3,576	$6,203
If you annuitize your annuity at the end of the applicable time period: [1]	$584	$1,768	$2,976	$6,103
If you do not surrender your annuity:	$584	$1,768	$2,976	$6,103

	OPTIMUM PLUS - Contracts issued before November 20, 2006 [2]
	Assuming Maximum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,484	$2,618	$3,676	$6,303
If you annuitize your annuity at the end of the applicable time period: [1]	$584	$1,768	$2,976	$6,103
If you do not surrender your annuity:	$584	$1,768	$2,976	$6,103

1.	If you own Optimum Plus, your ability to annuitize in the first 3 Annuity Years may be limited; if you own Optimum or Optimum Four, your ability to annuitize in the first Annuity Year may be limited.

2.
Optimum Plus Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense example calculations for Optimum Plus are not adjusted to reflect the purchase credit. If the purchase credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

15

SUMMARY
Optimum, Optimum Four, Optimum Plus
This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your financial professional can also help you if you have questions.
What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial professional, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.
Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.
What does it mean that my variable annuity is “tax-deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings or interest from your annuity until distributions are made from your Annuity. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 ½, you also may be subject to a 10% additional federal tax.
Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a death benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.
What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

▪	Optimum

▪	Optimum Four

▪	Optimum Plus
How do I purchase one of the variable annuities? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
Optimum	80	$1,000
Optimum Four	85	$10,000
Optimum Plus	75	$10,000
The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the sections entitled “Living Benefits” and “Death Benefit” for additional information on these benefits. We may allow you to purchase an Annuity with an amount lower than the “Minimum Initial Purchase Payment” if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.
You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

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After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “Free look period”). The period of time and the amount returned to you is dictated by state law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.
See “What Are Our Requirements for Purchasing One of the Annuities?” for more detail.
Where should I invest my money? With the help of your financial professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.
We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.
See “Investment Options,” and “Managing Your Account Value.”
How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge. See the “Tax Considerations” section of this Prospectus for information on the treatment of withdrawals and annuity payments.
You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.
See “Access to Account Value.”
Options for Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it is due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.
As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (i.e., Excess Income), (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year, that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

▪	Spousal Highest Daily Lifetime 6 Plus

▪	Highest Daily Lifetime 7 Plus

▪	Spousal Highest Daily Lifetime 7 Plus

▪	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

▪	Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

▪	Highest Daily Lifetime Seven

▪	Spousal Highest Daily Lifetime Seven

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▪	Highest Daily Lifetime Seven with Lifetime Income Accelerator

▪	Highest Daily Lifetime Seven with Beneficiary Income Option

▪	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.
Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.
These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

▪	Guaranteed Return Option Plus II

▪	Highest Daily Guaranteed Return Option II

▪	Guaranteed Return Option Plus (GRO Plus)*

▪	Guaranteed Return Option Plus 2008*

▪	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.
What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent’s age).
We also offer optional death benefits for an additional charge:

▪	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

▪
Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions. Please see the “Death Benefit” section of the Prospectus for more information.
How do I receive credits? With Optimum Plus, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits.
The amount of the credit depends on the year during which the purchase payment is made:

ANNUITY YEAR	CREDIT
1	6.50%*
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

*	For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.
Please note that during the first 10 years, the total asset-based charges on the Optimum Plus annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum Plus annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State law, we may also take back credits if you return your Annuity under the “free-look” provision.
For Optimum annuities issued on or after February 13, 2006, and Optimum Four annuities issued on or after June 20, 2005, we apply a “loyalty credit” at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For Optimum, the credit is 0.50%. For Optimum Four, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.
Please see the section entitled “Managing Your Account Value” for more information.

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What are the Annuity’s Fees and Charges? Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your purchase payment has been invested. The CDSC is different depending on which annuity you purchase:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
Optimum	7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%	—	—
Optimum Four	8.5%	8.0%	7.0%	6.0%	0.0%	—	—	—	—	—	—
Optimum Plus*	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

*	For annuities issued before November 20, 2006, the schedule is as follows:

Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+: 0.0%.
Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contract.
Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.
Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for Optimum Plus, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.
Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The Tax Charge currently ranges up to 3 ½% of your purchase payments and is designed to approximate the taxes that we are required to pay.
Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE	Optimum	Optimum Four	Optimum Plus
Mortality & Expense Risk Charge	0.50%	1.50%	0.50%
Administration Charge	0.15%	0.15%	0.15%
Total Insurance Charge	0.65%	1.65%	0.65%
Distribution Charge: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the daily net assets allocated to the Sub-accounts and is equal to the following:

FEE/CHARGE	Optimum	Optimum Four	Optimum Plus
Distribution Charge	0.60% in Annuity Years 1-8	N/A	1.00% in Annuity Years 1-10
Charges for Optional Benefits: Generally, if you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.
Costs to Sell and Administer Our Variable Annuity
Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial

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professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See “General Information”.
Other Information
Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS
WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. Please consult with a qualified investment professional if you wish to obtain investment advice. You bear the investment risk for amounts allocated to the Portfolios. Please see the “General Information” section of this Prospectus, under the heading “Fees and Payments Received by Prudential Annuities” for a discussion of fees that we may receive from underlying mutual funds and/or their families.
The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.
The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans or other limited classes of investors permitted by the Code. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or PGIM Investments LLC, both of which are affiliated companies of Prudential Annuities (“Affiliated Portfolios”) and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates (“Prudential Companies”) receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser financial incentive factors in determining which portfolios to offer under the Annuity. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Prudential Annuities Life Assurance Corporation has selected the Portfolios for inclusion as investment options under this Annuity in Prudential Annuities Life Assurance Corporation’s role as the issuer of this Annuity, and Prudential Annuities Life Assurance Corporation does not provide investment advice or recommend any particular Portfolio. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.
When you purchase one of the Annuities, you will be required to participate in LPL’s asset allocation program which does not utilize all of the investment options available under the Annuities. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs: Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 and Highest Daily Lifetime 6 Plus benefits, GRO Plus 2008, Highest Daily GRO, GRO Plus II, Highest Daily GRO II, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, see Appendix C – “Additional Information on Asset Allocation Programs.” If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL’s asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

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The optional benefits listed above employ predetermined formulas, under which money is transferred between your chosen variable Sub-accounts and a bond portfolio (the “AST Investment Grade Bond Sub-account”).
Certain optional living benefits employ a predetermined formula, under which Account Value is transferred between your chosen Sub-accounts and a bond Sub-account (or between two bond Sub-accounts).  For example, with a Highest Daily Lifetime benefit, Account Value may be transferred between your selected Sub-accounts and the AST Investment Grade Bond Sub-account; or with a GRO benefit, Account Value may be transferred between your selected Sub-accounts and an AST bond Sub-Account with a target maturity date (or among AST bond Sub-accounts with different target maturity dates).
Whether or not you elected an optional benefit subject to a predetermined mathematical formula, you should be aware that the operation of the formula may result in large scale asset flows into and out of the Sub accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the Portfolios may be used as investments in Portfolios that are structured as funds-of-funds and made available as Permitted Sub-accounts. Because transfers among the Sub-accounts can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

(a)
a Portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the Portfolio’s investment strategy;

(b)
the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities or longer duration bonds) that otherwise would have been held;

(c)
a Portfolio may experience higher turnover and asset flow than it would have experienced without the formulas, which could result in higher transaction costs for the Portfolio compared to other similar funds;

(d)	a Portfolio may have low asset levels and high operating expense ratios (including the possibility that all assets may be transferred out of the Portfolio).
The asset flows caused by the formulas may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to a particular Sub-account and others Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to a particular Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.
The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.
Please consult the prospectus for the applicable Portfolio for additional information about these effects.
The following table contains limited information about the Portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses, the prospectuses and statement of additional information for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Academic Strategies Asset Allocation Portfolio	Seeks long-term capital appreciation.
AlphaSimplex Group, LLC
AQR Capital Management, LLC
CoreCommodity Management, LLC
First Quadrant, L.P.
Jennison Associates LLC
Morgan Stanley Investment Management Inc.
Pacific Investment Management Company, LLC
PGIM Investments LLC
QMA LLC
Western Asset Management Company, LLC
Western Asset Management Company Limited

AST Balanced Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST BlackRock Low Duration Bond Portfolio	Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited
AST BlackRock/Loomis Sayles Bond Portfolio	Seeks to maximize total return, consistent with preservation of capital and prudent investment management.	BlackRock Financial Management, Inc. BlackRock International Limited BlackRock (Singapore) Limited Loomis, Sayles & Company, L.P.

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Bond Portfolio 2020	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2021	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2022	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2023	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2024	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2025	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2026	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2027	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2028	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2029	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2030	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Bond Portfolio 2031	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST Capital Growth Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST Cohen & Steers Realty Portfolio	Seeks to maximize total return through investment in real estate securities.	Cohen & Steers Capital Management, Inc.
AST Government Money Market Portfolio	Seeks high current income and maintain high levels of liquidity.	PGIM Fixed Income
AST Hotchkis & Wiley Large-Cap Value Portfolio	Seeks current income and long-term growth of income, as well as capital appreciation.	Hotchkis & Wiley Capital Management, LLC
AST International Growth Portfolio	Seeks long-term capital growth.	Jennison Associates LLC Neuberger Berman Investment Advisers LLC William Blair Investment Management, LLC
AST International Value Portfolio	Seeks capital growth.	Lazard Asset Management LLC LSV Asset Management
AST Investment Grade Bond Portfolio	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs. Total return is comprised of current income and capital appreciation.	PGIM Fixed Income PGIM Limited
AST J.P. Morgan International Equity Portfolio	Seeks capital growth.	J.P. Morgan Investment Management, Inc.
AST Loomis Sayles Large-Cap Growth Portfolio	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	Loomis, Sayles & Company, L.P.

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PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST MFS Growth Allocation Portfolio (formerly AST New Discovery Asset Allocation Portfolio)	Seeks total return.	Massachusetts Financial Services Company
AST MFS Growth Portfolio	Seeks long-term capital growth and future, rather than current income.	Massachusetts Financial Services Company
AST Mid-Cap Growth Portfolio	Seeks long-term growth of capital.	Massachusetts Financial Services Company Victory Capital Management Inc.
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	Seeks capital growth.	LSV Asset Management Neuberger Berman Investment Advisers LLC
AST Preservation Asset Allocation Portfolio	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	PGIM Investments LLC QMA LLC
AST Small-Cap Growth Opportunities Portfolio	Seeks capital growth.	Victory Capital Management Inc. Wellington Management Company, LLP
AST Small-Cap Growth Portfolio	Seeks long-term capital growth.	Emerald Mutual Fund Advisers Trust UBS Asset Management (Americas) Inc.
AST Small-Cap Value Portfolio	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	J.P. Morgan Investment Management, Inc. LMCG Investments, LLC
AST T. Rowe Price Large-Cap Growth Portfolio
Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Value Portfolio	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio	Seeks to provide current income with capital appreciation and growth of income.	Franklin Advisers, Inc.
AST WEDGE Capital Mid-Cap Value Portfolio	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	WEDGE Capital Management LLP
AST Western Asset Core Plus Bond Portfolio	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	Western Asset Management Company, LLC Western Asset Management Company Limited
Wells Fargo VT International Equity Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
Wells Fargo VT Omega Growth Fund – Class 1	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Incorporated, subadvisor
PGIM Fixed Income is a business unit of PGIM, Inc.
PGIM Investments LLC manages each of the portfolios of the Advanced Series Trust (AST).  AST Investment Services, Inc. serves as co-manager, along with PGIM Investments LLC, to many of the portfolios of AST.
QMA LLC formerly known as Quantitative Management Associates LLC.

WHAT ARE THE FIXED ALLOCATIONS?
The Fixed Allocations consist of the MVA Fixed Allocations, the Fixed Allocations and DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), and the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled “Do You Offer Dollar Cost Averaging?”
MVA Fixed Allocations: We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for certain MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.
Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont and Washington. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest

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Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.
No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

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FEES AND CHARGES
The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.
The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.
WHAT ARE THE CONTRACT FEES AND CHARGES?
Contingent Deferred Sales Charge: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under “Summary of Contract Fees and Charges”. If you purchase Optimum Plus and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.
With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see “How Much Can I Withdraw as a Free Withdrawal?”). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.
For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.
We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.
Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to Optimum and Optimum Four, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to Optimum Plus, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a nonqualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

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Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The Tax Charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.
We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the Tax Charge you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.
In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the Tax Charge you pay under the contract. We reserve the right to change these tax practices.
Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the Sub-account declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.
The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
Distribution Charge: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges” on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to Optimum Plus, the costs associated with offering Credits which are funded through Prudential Annuities’ general account. The Distribution Charge is deducted against your Annuity’s Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge. Please refer to the section entitled “Valuing Your Investment” for more information about how the units are impacted when the Distribution Charge decreases to 0.00%.
Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the sections entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.
Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.
Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.
WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or

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the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation. See "How Does the Market Value Adjustment Work?" in "Managing Your Account Value" for information about how the amount of a MVA is calculated if you withdraw or transfer Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period.
WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a Tax Charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.
EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY
Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.
WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?
We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.
Initial Purchase Payment: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows: $1,000 for Optimum, and $10,000 for Optimum Plus and Optimum Four. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.
We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.
Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.
Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your financial professional’s broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.
Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for Optimum, age 75 for Optimum Plus and age 85 for Optimum Four. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% additional tax in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.
“Beneficiary” Annuity
You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent’s annuity into one of the Annuities described in the prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a “Beneficiary Continuation Option”.

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Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. We will calculate your required distributions based on the applicable life expectancy in the year of the decedent’s death, using Table 1 in IRS Publication 590-B. These distributions are not subject to any CDSC.
For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent’s death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2 (72 for those who would have reached age 70 ½ after 2019), however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see “Required Distributions Upon Your Death for Qualified Annuity Contracts” in the Tax Considerations section of this Prospectus.
For nonqualified Annuities, distributions must begin within one year of the decedent’s death. For additional information regarding the tax considerations applicable to beneficiaries of a nonqualified Annuity see “Required Distributions Upon Your Death for Nonqualified Annuity Contracts” in the Tax Considerations section of your prospectus.
You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.
The Annuity may provide a basic Death Benefit upon death, and you may name “successors” who may receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.
Please note the following additional limitations:

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No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple “Transfer of Assets” or “TOA’s” into a single contact as part of this “Beneficiary” Annuity.

▪	You may not elect any optional living or death benefits. Annuity Rewards is not available.

▪	You may not annuitize the Annuity; no annuity options are available.

▪	You may participate only in the following programs: Automatic Rebalancing, Dollar Cost Averaging, Systematic Withdrawals, and Third Party Investment Advisor.

▪	You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A “Beneficiary Annuity” may not be co-owned.

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If the Annuity is funded by means of transfer from another “Beneficiary Annuity” with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another “Beneficiary Annuity” where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

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The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, an estate or a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and (3) the beneficiaries of the trust who are beneficiaries with respect to the trust’s interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

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If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

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If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

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Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies

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before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of Beneficiary, the term “Successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity, or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY
MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

▪	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;

▪	a new Annuitant subsequent to the Annuity Date;

▪	for “nonqualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

▪	a change in Beneficiary if the Owner had previously made the designation irrevocable;

▪	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

▪	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.
There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.
If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. We accept assignments of nonqualified Annuities only.
Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.
We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

▪	a company(ies) that issues or manages viatical or structured settlements;

▪	an institutional investment company;

▪	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or

▪	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.
We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.
Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.
Spousal Designations
If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you designate a different Beneficiary. Unless you designate a different Beneficiary, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.
Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer

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qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.
Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouse. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.
Contingent Annuitant
Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.
Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.
MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any Tax Charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. However, where required by law, we will return your Purchase Payment(s), if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum Plus, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.
MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date, or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.
MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program “The Systematic Investment Plan.” Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments.

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MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE
HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent purchase payments.)
Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any Tax Charge that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.
Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.
HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?
We apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity Year (“fifth Annuity Anniversary”). With respect to Optimum, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to Optimum Four, for annuities issued between June 20, 2005 and February 13, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For Optimum Four Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.
If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.
HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?
Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the “hierarchy” described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows: (a) if you participate in an asset allocation program (see Appendix C for a description of such programs), in accordance with that program, (b) in accordance with your standing allocation instructions (c) if you participate in the Systematic Investment Plan, in accordance with that Plan, (d) if you participate in an automatic rebalancing program, in accordance with that program (e) in accordance with how your most recent purchase payment was allocated and (f) otherwise in accordance with your instructions, if items (a) through (e) above are not permitted or applicable.
Example of Applying the Loyalty Credit with respect to Optimum.
Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of Purchase Payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.
Example of Applying the Loyalty Credit with respect to Optimum Four.
Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we

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will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.
HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM PLUS ANNUITY?
We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:
For annuities issued prior to February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.00%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%
For annuities issued on or after February 13, 2006 (subject to state availability):

ANNUITY YEAR	CREDIT
1	6.50%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%
HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM PLUS ANNUITY?
Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.
Examples of Applying Credits
Initial Purchase Payment
Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 × .065) to your Account Value in the proportion that your Purchase Payment is allocated.
Additional Purchase Payment in Annuity Year 2
Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 × .05) to your Account Value.
Additional Purchase Payment in Annuity Year 6
Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 × .01) to your Account Value.
The amount of any Optimum Plus Credits applied to your Optimum Plus Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

▪
any Optimum Plus Credits applied to your Account Value on Purchase Payments made within the 12 months before the Owner’s (or Annuitant’s if entity owned) date of death will be taken back (to the extent allowed by state law);

▪
the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any Optimum Plus Credits payable on Purchase Payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision; and

▪	if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any Optimum Plus Credits.
The Account Value may be substantially reduced if Prudential Annuities takes back the Optimum Plus Credit amount under these circumstances. The amount we take back will equal the Optimum Plus Credit amount, without adjustment up or down for investment performance. Therefore, any gain on

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the Optimum Plus Credit amount will not be taken back. But if there was a loss on the Optimum Plus Credit amount, the amount we take back will still equal the amount of the Optimum Plus Credit amount. We do not deduct a CDSC in any situation where we take back the Optimum Plus Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to Purchase Payments.
General Information about Credits

▪	We do not consider Credits to be “investment in the contract” for income tax purposes.

▪	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.
ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation. You may only allocate payments to DCA Fixed Allocations.
Currently, we charge $10.00 for each transfer after the twentieth (20th) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.
Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Government Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.
Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Government Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.
In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

▪
With respect to each Sub-account (other than the AST Government Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Government Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

▪
We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your financial professional promptly of the circumstances concerning the denial.

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There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a financial professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from jurisdiction- specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a financial professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.
Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.
The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.
A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.
DO YOU OFFER DOLLAR COST AVERAGING?
Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of Sub-account on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining Sub-account. We do not deduct a charge for participating in a Dollar Cost Averaging program.
You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

▪	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

▪
You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

▪	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.
NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.
The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.
Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program (“DCA Fixed Allocations”). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase

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Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
Account Value allocated to the DCA Fixed Allocation will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Government Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).
DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.
Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.
There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.
If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you elected automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.
ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
Yes. Certain “static asset allocation programs” are provided by LPL Financial Corporation (“LPL”), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled “Additional Information on the Asset Allocation Programs.”
Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL financial professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL financial professional before electing any asset allocation program.
WHAT IS THE BALANCED INVESTMENT PROGRAM?
We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is

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subject to Sub-account fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.
Example
Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.
MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
Yes. Subject to our rules, your financial professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your financial professional has this authority, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your financial professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.
MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).
It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.
We or an affiliate of ours may provide administrative support to licensed, registered financial professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require financial professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the financial professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a financial professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.
Please Note: Annuities where your financial professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a financial professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a financial professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your financial professional. Your financial professional will be informed of all such restrictions on an ongoing basis. We may also require that your financial professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).
Limitations that we may impose on your financial professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.
HOW DO THE FIXED ALLOCATIONS WORK?
We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

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The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.
A Guarantee Period for a Fixed Allocation begins:

▪	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

▪	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

▪	when you “renew” a Fixed Allocation by electing a new Guarantee Period.
To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.
The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.
Prudential Annuities offers Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.
On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Government Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.
HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.
HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

▪	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

▪	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.

▪
“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the ICE BofAML 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

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Source ICE Data Indices, LLC, used with permission. ICE Data Indices, LLC IS LICENSING THE ICE DATA INDICES AND RELATED DATA "AS IS," MAKES NO WARRANTIES REGARDING SAME, DOES NOT GUARANTEE THE SUITABILITY, QUALITY, ACCURACY, TIMELINESS, AND/OR COMPLETENESS OF THE ICE DATA INDICES OR ANY DATA INCLUDED IN, RELATED TO, OR DERIVED THEREFROM, ASSUMES NO LIABILITY IN CONNECTION WITH THEIR USE, AND DOES NOT SPONSOR, ENDORSE, OR RECOMMEND PRUDENTIAL, OR ANY OF ITS PRODUCTS OR SERVICES.
MVA Formula
The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:
[(1+I) / (1+J+0.0010)]^(N/365)
where:
I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.
N is the number of days remaining in the original Guarantee Period.
The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.
If you surrender your Annuity under the right to cancel provision, the MVA formula is:
[(1 + I)/(1 + J)]^(N/365)
MVA Examples
The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

▪
You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

▪	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

▪	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).
Example Of Positive MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 /= 1.027078
Interim Value = $57,881.25
Account Value after MVA = Interim Value × MVA Factor = $59,448.56
Example Of Negative MVA
Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:
MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345
Interim Value = $57,881.25

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Account Value after MVA = Interim Value × MVA Factor = $56,164.78
WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
The “Maturity Date” for a Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation’s Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.
If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Government Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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ACCESS TO ACCOUNT VALUE
WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions (“RMD”). You can also surrender your Annuity at any time. Depending on your instructions we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.
ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?
During The Accumulation Period
A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% additional tax in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.
During The Annuitization Period
During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.
There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.
CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

▪
To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.

▪	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.
To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2.
Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.

3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.
You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.
Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).
To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

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CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.
You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.
You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.
Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.
The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.
If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.
If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

▪	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

▪
If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

▪
If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

▪	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.
Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.
DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% additional tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of “substantially equal periodic payments.” For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% additional tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t)/72(q), you must provide us with certain required information in

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writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% additional tax.
WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)
Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.
The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.
You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.
Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distributions if you own that benefit.
CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.
For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative Sub-account performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.
Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.
To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.
We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.
WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state.
We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to Optimum Plus, (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision (or as otherwise stipulated by applicable State law); and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a Medically-Related Surrender (e.g. Purchase Payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above (if allowed by State law).

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This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

▪	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;

▪	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

▪	if the Owner is one or more natural persons, all such Owners must also be alive at such time;

▪	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us;

▪	no additional Purchase Payments can be made to the Annuity; and

▪	proceeds will only be sent by check or electronic fund transfer directly to the Owner.
A “Contingency Event” occurs if the Annuitant is:

▪	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or

▪	first diagnosed as having a “Fatal Illness” while your Annuity is in force.
The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts and New York.
WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.
You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first (“Latest Annuity Date”) and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.
Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.
Please note, with respect to Optimum Plus, you may not annuitize within the first three Annuity Years and with respect to Optimum and Optimum Four, you may not annuitize within the first Annuity Year.
For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.
Option 1
Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 2
Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.
Option 3
Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

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Option 4
Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.
We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.
HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.
You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.
For Annuities issued prior to November 20, 2006:

▪
if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant’s 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

▪	unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.
If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.
For Annuities issued on or after November 20, 2006:

▪
Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

▪
If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).
HOW ARE ANNUITY PAYMENTS CALCULATED?
Fixed Annuity Payments
If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the 2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

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LIVING BENEFITS
DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under an optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

▪	protecting a principal amount from decreases in value as of specified future dates due to investment performance;

▪	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

▪	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

▪	providing spousal continuation of certain benefits.
The “living benefits” are as follows:
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option (GRO)1
Guaranteed Return Option Plus (GRO Plus)1
Guaranteed Return Option Plus 2008 (GRO Plus 2008)1
Highest Daily Guaranteed Return Option (Highest Daily GRO)1
Guaranteed Minimum Withdrawal Benefit (GMWB)1
Guaranteed Minimum Income Benefit (GMIB)1
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1
Highest Daily Lifetime Five Income Benefit1
Highest Daily Lifetime Seven Income Benefit1
Spousal Highest Daily Lifetime Seven Income Benefit1
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1
Highest Daily Lifetime 7 Plus Income Benefit1
Spousal Highest Daily Lifetime 7 Plus Income Benefit1
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1
Highest Daily Lifetime 6 Plus Income Benefit1
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1
Spousal Highest Daily Lifetime 6 Plus Income Benefit1

(1)	No longer available for new elections.
Here is a general description of each kind of living benefit that exists under this Annuity:

▪
Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

▪
Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

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▪
Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

▪
Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access an annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.
In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.
Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. We reserve the right to terminate such benefit if you allocate funds into non-permitted Investment Options. You should consult with your financial professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).
Termination of Existing Benefits and Election of New Benefits
If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.
Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

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GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).
Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

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EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

▪	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”
GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix M of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on

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the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

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▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However, you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.
There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under GRO Plus II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION II (HD GRO II)
You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.
HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.
If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.
If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

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Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.
EXAMPLE
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2010

▪	The benefit is elected on December 1, 2010

▪	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

▪	An additional guarantee amount of $300,000 is locked in on December 1, 2011

▪	The Account Value immediately prior to the withdrawal is equal to $300,000

▪
For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000
Key Feature – Allocation of Account Value
We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.
HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.
In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is

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used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).
For example,

▪
March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

▪
On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

▪
Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

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Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.
HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.
There is no guarantee that any benefit will be available for election at a later date.
Special Considerations under HD GRO II
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

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▪
We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
GUARANTEED RETURN OPTION Plus (GRO Plus)
GRO Plus is no longer available for election.
GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the “maturity date”) and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the “Enhanced Protected Principal Value”) guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee. If the maturity date of any guarantee under GRO Plus is not a Valuation Day, and we are required to contribute an amount to your Account Value with respect to that maturing guarantee, we would contribute such an amount on the next Valuation Day.
The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.
The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.
Key Feature – Protected Principal Value/Enhanced Protected Principal Value
The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

▪
Base Guarantee: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

▪
Enhanced Guarantee: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its “maturity date”), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an “auto step-up” feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the benefit (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the Protected Principal Value or Enhanced Protected Principal Value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate the enhanced guarantee any amounts held in the MVA Fixed Allocations for the enhanced guarantee will be liquidated, on the Valuation Day the request is processed, (which may result in a market value adjustment), and such amounts will be transferred according to the rules described in “Termination of the Benefit/Enhanced Guarantee”. Termination of an enhanced guarantee will not result in termination of the base guarantee. If you have elected the

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enhanced guarantee, on the guarantee’s maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.
If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the “Base Guarantee” and the Enhanced Protected Principal Value is referred to as the “Step-up Guarantee” in the rider we issue for this benefit.
Withdrawals under your Annuity
Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent purchase payments and, with respect to Optimum Plus, any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the “dollar-for-dollar limit”). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any MVA Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.
Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under Optimum Plus); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.
Example 1. Dollar-For-Dollar Reduction
A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-For-Dollar and Proportional Reductions
A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the Dollar-For-Dollar Limit
A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Key Feature – Allocation of Account Value
GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such

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guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix J.
If your Account Value is greater than or equal to the reallocation trigger, then:

▪	your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and

▪
if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time; and

▪
if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Government Money Market Sub-account; and

▪	a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.
If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).
At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Sub-accounts;

▪	The amount invested in, and interest earned within, the MVA Fixed Allocations;

▪	The current crediting rates associated with MVA Fixed Allocations;

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.
You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.
Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed

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Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.
You should be aware of the following potential ramifications of the formula:

▪
Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

▪
As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

▪	Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.
Election of the Benefit
We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. Please note that if you terminate a living benefit such as GRO Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit/Enhanced Guarantee
You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.
Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Government Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply.
In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.
The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.
Special Considerations under the Guaranteed Return Option Plus
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations could be in effect as of the date that you elect to participate in the benefit. However, the reallocation trigger may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

▪
You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) may be allocated by us to MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

▪
Transfers from MVA Fixed Allocations made as a result of the allocation mechanism under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.

▪
Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.

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▪	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit
We currently deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the program have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of the prospectus entitled “Your Optional Benefit Fees and Charges.”
GUARANTEED RETURN OPTION (GRO)®
GRO is no longer available for election.
GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the “maturity date”) guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”).
The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.
The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.
Key Feature – Protected Principal Value
Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).
We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the “Guaranteed Amount” in the rider we issue for this benefit.
Key Feature – Allocation of Account Value
GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix K. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).
Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets,

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bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Sub-accounts;

▪	The amount invested in, and interest earned within, the MVA Fixed Allocations;

▪	The current crediting rates associated with MVA Fixed Allocations;

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.
You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.
You should be aware of the following potential ramifications of the formula:

▪
A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

▪
As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

▪
If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

▪
If your Account Value is greater than or equal to the reallocation trigger, and therefore Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.
Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.
Election of the Benefit
We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. Please note that if you terminate a living benefit such as GRO and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Restart of the Benefit
Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless

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you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to restart the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit – see “Charges Under the Benefit,” below.
As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.
Termination of the Benefit
The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Government Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).
In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.
The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.
The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.
Special Considerations under the Guaranteed Return Option. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

▪
Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under Optimum Plus) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under Optimum Plus) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

▪
Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

▪
Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪	Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as “investment in the contract” for income tax purposes.

▪
Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Government Money Market Portfolio, unless we receive at our Office prior instructions from you.

▪	Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.

▪	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.

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▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit
We deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.
GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)
GRO Plus 2008 is no longer available for new elections.
Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.
Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

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EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.
▪The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.
Key Feature – Allocation of Account Value
GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix F to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix N to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios? You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.
Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2016, an AST bond portfolio whose underlying investments generally mature in 2017, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.
Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each

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of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.
In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Guarantee Amount(s);

▪	The amount of time until the maturity of your Guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the Bond Portfolios;

▪	The discount rate used to determine the present value of your Guarantee(s);

▪	Additional purchase payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.
The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.
Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.
Election/Cancellation of the Benefit
GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.
You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the money market portfolio.

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GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.
If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Special Considerations under GRO Plus 2008
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.

▪	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

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Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any Automatic rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

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Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

▪	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.
HIGHEST DAILY® GUARANTEED RETURN OPTION (HD GRO)
We no longer permit new elections of Highest Daily GRO.
Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.
The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.
The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.
In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.
We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”
We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself.

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Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.
EXAMPLES
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

▪	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).
Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	the initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).
The resulting initial guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).
The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.
Key Feature – Allocation of Account Value
HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix N of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.
For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

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In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.
For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.
As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your guarantee amount(s);

▪	The amount of time until the maturity of your guarantee(s);

▪	The amount invested in, and the performance of, the Permitted Sub-accounts;

▪	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

▪	The discount rate used to determine the present value of your guarantee(s);

▪	Additional Purchase Payments, if any, that you make to the Annuity; and

▪	Withdrawals, if any, taken from the Annuity.
Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Election/Cancellation of the Benefit
We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.
If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Government Money Market Portfolio. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.
Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.
Special Considerations under Highest Daily GRO
This benefit is subject to certain rules and restrictions, including, but not limited to the following:

▪
Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

▪	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.

▪
Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

▪	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.

▪	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

▪
If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit
We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum

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charges shown in the section of this Prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.
OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The formula is set forth in Appendix N of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.
As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).
Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.
Under the formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.
If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).
For example,

▪
March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

▪
As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

▪
Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is

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applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any automatic rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.
It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.
Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).
Important Considerations When Electing this Feature:

▪	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.
The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.
Key Feature – Protected Value
The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.
The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under Optimum Plus) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to Sub-account performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

▪	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under Optimum Plus).

▪
If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

▪
If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments under Optimum Plus).

You may elect to step-up your Protected Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

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Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.
Key Feature – Protected Annual Withdrawal Amount.
The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.
The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.
If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

▪	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum Plus).

▪	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.
The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum Plus); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.
Example 1. Dollar-For-Dollar Reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

▪	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

▪	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).
Example 2. Dollar-For-Dollar and Proportional Reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

▪	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).

—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).
The resulting Protected Value is: $232,500 × (1 – $2,500 / $212,500), or $229,764.71.

▪	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 × (1 – $2,500 / $212,500), or $17,294.12;

▪	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the Maximum Annual Benefit
A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

▪	the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

▪	the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

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Benefits under GMWB

▪
In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

▪
If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

▪
If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

▪	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

▪	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

▪
The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

▪
The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit
The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.
We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.
Termination of the Benefit
The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

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The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.
Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Charges under the Program
Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year to purchase the GMWB benefit. The annual charge is deducted daily.

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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

▪
If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
The Guaranteed Minimum Income Benefit is no longer available for new elections.
The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in Sub-account performance. There is an additional charge if you elected the GMIB benefit.
Key Feature – Protected Income Value
The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable Tax Charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.
The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

▪
Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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▪
Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment in the case of Optimum Plus) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.

▪
As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

▪
A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

▪
The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus), minus the impact of any withdrawals after the date of the step-up.

▪	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

▪
If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

▪	A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.
Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.
The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum Plus); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.
Example 1. Dollar-for-dollar reduction
A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

▪	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

▪	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

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Example 2. Dollar-for-dollar and proportional reductions
A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

▪	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);

▪	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).

—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).
The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

▪
The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

▪	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.
Example 3. Reset of the dollar-for-dollar limit
A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

▪	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

▪	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).

▪	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).
Key Feature – GMIB Annuity Payments
You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.
Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.
The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable Tax Charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.
On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.
GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period
Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

▪
If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

▪	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

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You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.
Other Important Considerations
You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

▪	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

▪
Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

▪
We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

▪
If you change the Annuitant after the effective date of the GMIB, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB based on his or her age at the time of the change, then the GMIB program will terminate.

▪	Annuity payments made under the GMIB are subject to the same tax treatment as any other annuity payment.

▪
At the time you elect to begin receiving annuity payments under the GMIB or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit
The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.
Termination of the Benefit
The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.
Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).
Charges under the Benefit
Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to Sub-account performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.
The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.
LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at

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least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.
The benefit that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the purchase payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

▪	If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value would have been your initial Purchase Payment.

▪	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.
The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).
Step-Up of the Protected Withdrawal Value
You may elect to step-up your Protected Withdrawal Value if, due to positive Sub-account performance, your Account Value is greater than the Protected Withdrawal Value.
If you elected the Lifetime Five benefit on or after March 20, 2006:

▪	you are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit

▪	the Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up
If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

▪	you are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five benefit

▪	the Protected Withdrawal Value can be stepped up again on or after the 5th anniversary of the preceding step-up.
In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

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An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.
If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

▪
the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

▪	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

▪
if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up
If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

▪
the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

▪	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more

▪
if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

▪	once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up
In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.
Key Feature – Annual Income Amount under the Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit
The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.
The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

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▪
If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

▪
If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawal
The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 × 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).
Example 1. Dollar-For-Dollar reduction
If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.

▪	Annual Income Amount for future Annuity Years remains at $13,250

▪	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000
Example 2. Dollar-For-Dollar and Proportional Reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550

▪	Annual Withdrawal Amount for future Annuity Years remains at $18,550

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪
Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income × Annual Income Amount = $1,750/($263,000 – $13,250) × $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

▪	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Withdrawal Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

▪	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal × Annual Withdrawal Amount = $6,450/($263,000 – $18,550) × $18,550 = $489
Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

▪	Remaining Annual Income Amount for current Annuity Year = $0
Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income × Annual Income Amount = $11,750/($263,000 – $13,250) × $13,250 = $623

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Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

▪
Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

▪
Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal × Protected Withdrawal Value = $6,450/($263,000 – $18,550) × $246,450 = $6,503. Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits under the Lifetime Five Benefit

▪
If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

▪
If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or

(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or

(3)
request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

▪	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

▪
Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals

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reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
Election of the Benefit
We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such benefit may be more expensive.
Termination of the Benefit
The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the program other than in the circumstances listed above. However, we may stop offering the benefit for new elections or re-elections at any time in the future.
The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five program was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.
The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account

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performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).
Key Feature – Initial Protected Withdrawal Value
The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

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For existing Owners who are electing the Spousal Lifetime Five benefit, the Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

Key Feature – Annual Income Amount under the Spousal Life Income Benefit
The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.
Step-Up of Annual Income Amount
You may elect to step-up your Annual Income Amount if, due to positive Sub-account performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.
An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.
Examples of Withdrawals and Step-Up
The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume:

(1)
the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal

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to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.
The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 × 1.05^(393/365) = $263,484.33

(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000
Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).
Example 1. Dollar-For-Dollar Reduction
If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250

▪	Annual Income Amount for future Annuity Years remains at $13,250
Example 2. Dollar-For-Dollar and Proportional Reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

▪	Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

▪	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income × Annual Income Amount = $1,750 / ($263,000 – $13,250) × $13,250 = $93

▪	Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157
Example 3. Step-Up of the Annual Income Amount
If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.
Benefits Under the Spousal Lifetime Five Benefit
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪
If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

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Other Important Considerations

▪	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

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In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations” and “Spousal – Assumption of Annuity” in this Prospectus.

▪
You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.
Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

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We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit
The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.
Additional Tax Considerations
If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.
HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT (HD5)
Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
The Highest Daily Lifetime Five benefit is no longer being offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.
The benefit guarantees that until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

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Key Feature – Total Protected Withdrawal Value
The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.
The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

▪
the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

▪	the Account Value.
If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.
The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;

(b)	200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c)	100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.
We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.
Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit
The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.
Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.
Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the

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Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2006

▪	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.
Dollar-For-Dollar Reductions
On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional Reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to Optimum Plus).
Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.
Benefits under the Highest Daily Lifetime Five Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.
Other Important Considerations

▪	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

▪
Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

▪	You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

▪
Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

▪
The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

▪
The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.
We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.
Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed

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Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and

(b)	the sum of each Purchase Payment you made (including any Credits with respect to Optimum Plus) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Mathematical Formula Component of Highest Daily Lifetime Five
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.
Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the mathematical formula, see the discussion regarding the 90% cap.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.
While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

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Depending on the results of the formula calculation we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or

▪
If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

▪
Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.
Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Total Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.
Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

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As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.
If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a mathematical formula. The formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The formula is found in Appendix D. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.
Under the formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

▪
March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

▪
Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the transfer formula described above will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).
Once the 90% cap feature is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

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Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.
Important Considerations When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪	Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

▪
Because the charge for Highest Daily Lifetime Five is assessed against the daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (HD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.
Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or

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(2)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

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The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

▪
The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under The Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.
We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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▪
Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime Seven.
For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest

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Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and

(b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).
Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.
Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.

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As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

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Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.
There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO Benefit and will begin new guarantees under the newly elected benefit.
If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount—such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

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The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500). If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election and Designations under the Benefit” section, above.
Highest Daily Lifetime Seven with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.
There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.
Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.
You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current

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administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.
Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.
LIA amount at the First Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations

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section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.
We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven
If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The mathematical formula is found in Appendix G. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in Appendix G will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible

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that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing the Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT (SHD7)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.
Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime. Seven Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must be at least 59 1/2 years old when the benefit is elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.
The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more

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than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)	the Account Value.
If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or

(b)	the Periodic Value on the date of the withdrawal.
If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or

(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;

(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.
On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer permit additional purchase payments to Annuities with the Spousal Highest Daily Lifetime Seven benefit.
An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first

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withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2007

▪	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

▪	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.
Dollar-for-dollar reductions
On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.
Proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49
Highest Quarterly Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

**
In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

▪
This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.
In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.
Benefits Under The Spousal Highest Daily Lifetime Seven Benefit

▪
To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.
We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.
We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

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Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

▪
Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime Seven Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime Seven only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be

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divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.
If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such benefit may be more expensive.
Return of Principal Guarantee
If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

(b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.
If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).
Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
Mathematical Formula Component of Spousal Highest Daily Lifetime Seven
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

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Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.
If you elect the formula (90% Cap Feature), see discussion regarding that feature.
As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.
While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.
Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.
Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

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▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.
There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.
If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.
For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose

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to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).
The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).
If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.
Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven
If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a mathematical formula. The formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The formula is found in Appendix G of this prospectus (page G-4). As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.
Under the formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment

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Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the transfer formula described above and set forth in appendix G will be the formula for your Annuity.
In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.
Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).
Important Consideration When Electing The Formula:

▪	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

▪
If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (HD 7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.
Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that

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have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	all adjusted purchase payments made after one year following the effective date of the benefit.
If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

(b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge

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under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 591/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.
Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 591/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 591/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

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If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 ½ and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of highest daily auto step-up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 ½ and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is

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designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.
Example – required minimum distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to

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satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪	Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the

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benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:

(i)
upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”.
An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.
Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap

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feature) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.
The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.
If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

▪
March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

▪
On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

▪
Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.
As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

(a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

(b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer

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operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

▪
If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.
At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.
Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.
Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily

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Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.
If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.
Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

▪
Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

▪
Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

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If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.
In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of

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our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.
Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.
Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.
Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.
Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the 10th Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments

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until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.
If you elected Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT (SHD7 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.
We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit—the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value.
If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

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(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

(c)	All adjusted purchase payments made after one year following the effective date of the benefit.
If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.
On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).
Return of Principal Guarantee
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

(b)
the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.
Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

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If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio

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of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$19,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first

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Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.
On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

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Example – required minimum distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Benefits Under Spousal Highest Daily Lifetime 7 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life.

▪
If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or

(2)
request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.

▪	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

▪
Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

▪	Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

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▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit
We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated

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Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.
Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchase your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).
How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.
We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You may choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing

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benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.
If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.
For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.
If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.
Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.

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HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (HD 6 Plus)
Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.
We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.
Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.
Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.
Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

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(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 591/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 591/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 591/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest

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Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).
Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 ½ and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining

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the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.
The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

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On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.
Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Highest Daily Lifetime 6 Plus
If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

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▪
(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits Under Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

▪
Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives

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and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

▪
The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 × .2125%).
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.
Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.
Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your

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existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.
Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.
How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.
An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is described below.
Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts will occur.

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The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.
If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

▪
September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

▪
September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

▪
On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

▪
Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.
Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.
Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

(a)	The total value of all your Account Value in the Bond Sub-account, or

(b)	An amount equal to 5% of your total Account Value.
While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

▪	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

▪	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

▪	Transfer a portion of your Account Value in the Permitted Sub-accounts.
Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

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Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

▪	The difference between your Account Value and your Protected Withdrawal Value;

▪	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

▪	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

▪	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

▪	Any withdrawals you take from your Annuity (while the benefit is in effect).
At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.
Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.
If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.
Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.
We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest

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Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.
Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.
If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.
Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 × .30%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.
If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.
Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)
The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

v.	Transferring: Moving into or out of a bed, chair or wheelchair.

vi.
Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

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Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.
LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.
LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.
Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.
Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.
Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 591/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).
If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.
Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.
Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA

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terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.
Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make payments equal to the LIA Amount. The portion of such payments equal to the Annual Income Amount will be treated as an Annuity Payment for tax purposes. The excess above the Annual Income Amount will be treated as a nonperiodic withdrawal. Please see the Tax Considerations section for more information. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.
If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.
Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT (SHD6 Plus)
Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.
We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).
Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.
Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.
Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

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Key Feature – Protected Withdrawal Value
The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.
The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)
the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)	the Account Value on the current Valuation Day.
If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,

(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)
200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.
Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).
Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit
The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.
Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.
You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.
Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).
If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among

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the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.
Highest Daily Auto Step-Up
An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.
If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.
The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.
If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.
Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.
Example of dollar-for-dollar reductions.
On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of proportional reductions
Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40
Example of Highest Daily Auto Step-Up
On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).
Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*
In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

**
In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

▪
The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

▪
This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

▪
The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.
Non-Lifetime Withdrawal Feature
You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. The Non-Lifetime Withdrawal could result in a lower Annual Income Amount at the time you take your first Lifetime Withdrawal depending on the amount of the proportional reduction described above and duration of time between your Non-Lifetime and first Lifetime Withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.
If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.
Example – Non-Lifetime Withdrawal (proportional reduction)
This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.
Assume the following:

▪	The Issue Date is December 1, 2008

▪	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

▪	The Account Value at benefit election was $105,000

▪	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

▪	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit
On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.
Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
Required Minimum Distributions
Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.
In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

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Example – Required Minimum Distributions
The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.
Annual Income Amount = $5,000
Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000
The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).
If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.
Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.
If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

▪	the basic death benefit under the Annuity; and

▪	the amount of any optional death benefit you may have elected and remains in effect; and

▪
a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.
Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.
Benefits Under Spousal Highest Daily Lifetime 6 Plus

▪
To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

▪
Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

▪
If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or

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(2)
request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

▪
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)
the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

(2)	the Account Value.
If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.
Other Important Considerations

▪
Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

▪
Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

▪
You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your financial professional when it may be appropriate for you to begin taking withdrawals.

▪
You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

▪	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

▪
You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

▪
Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

▪
Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

▪
If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

▪
The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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▪
The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 × .2375%)
If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.
Election of and Designations under the Benefit
Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

▪
One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

▪
Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

▪
One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)
if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.
Termination of the Benefit
You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the

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first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.
Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.
How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.
Additional Tax Considerations
If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 (72 for those who would have reached age 70 ½ after 2019). For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.
As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.
If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT
WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”
BASIC DEATH BENEFIT
Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, with respect to Optimum Plus, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).
Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.
For Optimum, Optimum Four and Optimum Plus Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

▪	The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals and

▪
The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus, if allowed by applicable State law).

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.
OPTIONAL DEATH BENEFITS
Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.
Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ between jurisdictions once approved and if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, you are not permitted to elect an optional Death Benefit. With respect to Optimum Plus, under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your Purchase Payments.
Investment Restrictions may apply if you elect certain optional death benefits.
Enhanced Beneficiary Protection Optional Death Benefit
The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available

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to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.
The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit is purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.
Calculation Of Enhanced Beneficiary Protection Optional Death Benefit
If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;
PLUS

2.	40% of your “Growth” under an Annuity, as defined below.
“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus) reduced by the sum of all proportional withdrawals.
“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.
The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.
The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elect the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit or the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven or Highest Daily Lifetime Seven with BIO.
See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.
Highest Anniversary Value Death Benefit (“HAV”)
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less. Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.
Calculation of Highest Anniversary Value Death Benefit
The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Anniversary Value Death Benefit is not available if you have elected “Combination 5% Roll-up and Highest Anniversary Value”

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or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven or Spousal Highest Daily Lifetime 7 Plus.
Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.
See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.
Combination 5% Roll-up and Highest Anniversary Value Death Benefit
If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.
Certain Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.
Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and

2.	the Highest Anniversary Value Death Benefit described above; and

3.	5% Roll-up described below.

The	calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.
If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

▪
all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

▪
the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

▪
the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus) made after the Death Benefit Target Date;

MINUS

▪	the sum of all withdrawals which reduce the 5% Roll-up proportionally.
In the case of Optimum Plus, as indicated, the amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.
The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or any benefit with BIO.
See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.

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Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

▪
The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) since such anniversary.

▪
The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law).

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily® Value Death Benefit (“HDV”)
The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.
If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit. You are required to enroll and maintain your Account Value in the asset allocation program if you elected this benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement would apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.
The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).
If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.
the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law); and

2.	the HDV as of the Owner’s date of death.
If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and

2.
the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.
The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit is not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

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Key Terms Used with the Highest Daily Value Death Benefit:

▪
The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

▪
The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any purchase payments (plus associated Credits in the case of Optimum Plus applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such date.

▪
The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law).

▪
Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.
Annuities with Joint Owners
For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is a Beneficiary Annuity).
Annuities Owned by Entities
For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust, but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.
Can I Terminate the Optional Death Benefits? Do the Optional Death Benefits Terminate under other Circumstances?
You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue unless the Annuity is continued by a spouse Beneficiary (see “Spousal Assumption of Annuity” below). Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.
What are the Charges for the Optional Death Benefits?
For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.
Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

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PRUDENTIAL ANNUITIES’ ANNUITY REWARDS
What is the Annuity Rewards Benefit?
Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.
Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

▪	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

▪	MINUS any proportional withdrawals following the effective date of the benefit

▪	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.
The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.
PAYMENT OF DEATH BENEFITS
Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)
Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.
If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.
In the event of your death before the Annuity Date, the Death Benefit must be distributed:

▪	within five (5) years of the date of death (the “5 Year Deadline”); or

▪
as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.
If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

▪	as a lump sum payment; or

▪
Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.
Alternative Death Benefit Payment Options – Annuities held by Tax-Favored Plans
The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

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For deaths occurring after 2019, H.R. 1865, the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)), impacts defined contribution plans and IRA balances death benefits paid starting in 2020. if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).

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If you die after a designated Beneficiary has been named, the death benefit must be fully distributed by December 31st of the year including the ten year anniversary of the date of death (the “Qualified Ten-Year Deadline”) with the exception of “eligible designated beneficiaries.” ”Eligible designated beneficiaries” may elect periodic payments not extending beyond the life expectancy of the eligible designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). Eligible designated beneficiaries generally include any designated beneficiary who is your surviving spouse, your child who has not reached majority, disabled and chronically ill beneficiaries (as specified by the Code) and any beneficiary who is not more than 10 years younger than you. In the case of a child who has not attained the age of majority, the Qualified Ten Year Deadline would apply as of the date the child attains the age of majority. The determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of your death.

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If the eligible designated Beneficiary does not begin installments by December 31st of the year following the year of death, then we require that the Beneficiary take the Death Benefit by the Qualified Ten-Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death, or December 31st of the year in which you would have reached age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date), whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

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If you die before a designated Beneficiary is named, the Death Benefit must be paid out by the Qualified Five-Year Deadline For Annuities. Where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.
If we do not receive instructions on where to send the payment within 5 years of the date of death, the funds will be escheated.
The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax adviser.
Beneficiary Continuation Option
Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.
Under the Beneficiary Continuation Option:

▪	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.

▪	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.

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Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

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Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For nonqualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

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▪
The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

▪	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

▪	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

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No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

▪	No additional purchase payments can be applied to the Annuity.

▪	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

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The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

▪	Withdrawals are not subject to CDSC.

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Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

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If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.
In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.
Spousal Assumption of Annuity
You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you designate a different Beneficiary. Unless you designate a different Beneficiary or the Annuity is held as a Beneficiary Annuity, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.
A surviving spouse’s ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.
See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.
Are there any Exceptions to these Rules for Paying the Death Benefit?
Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter) and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant but any applicable charge will continue to apply. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.
When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically

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transfer the Death Benefit to the AST Government Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.
Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be impacted by the Insurance Charge and may be subject to market fluctuations.
EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
There are certain exceptions to the amount of the Death Benefit.
Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).
Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date, (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, any applicable charge will continue to apply but the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for Optimum Plus) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.
Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT
HOW IS MY ACCOUNT VALUE DETERMINED?
During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Optimum Plus, the Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.
WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.
HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.
Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.
Example
Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.
HOW DO YOU VALUE FIXED ALLOCATIONS?
During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.
WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day.
There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.
Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

▪	trading on the NYSE is restricted;

▪	an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

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▪	the SEC, by order, permits the suspension or postponement for the protection of security holders.
Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum Plus) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.
As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that customer funds will be deposited in a segregated bank account and held by the insurer until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. Neither will the amounts be reduced nor increased due to Sub-account fluctuations during that period. The monies in such suspense account may be subject to our general creditors.
Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum Plus) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions in Good Order. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.
Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, automatic rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, annuity payments and fees that are assessed daily as a percentage of the net assets of the Sub-accounts only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.
In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.
Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the financial professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”
Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.
We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.
WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?
Distribution Charge Applicable to Optimum and Optimum Plus: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a lower daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the same Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value at the time that the transaction is processed. However, beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.
Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, generally the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional

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benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS
The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Annuity is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to individual circumstances.
Generally, the cost basis in an Annuity is the amount you pay into your Annuity, or into an annuity exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA. We do not track cost basis for tax-favored retirement plans, which is the responsibility of the Owner.
On advisory products, you may establish an advisory fee deduction program for a qualified or non-qualified Annuity with no living benefit such that charges for investment advisory fees are not taxable to the Annuity Owner.  Please note that there are additional requirements that must be satisfied in order for investment advisory fee charges paid from a non-qualified Annuity to be treated as not taxable.  Advisory fee deduction programs are not permitted if the Annuity is commission based or has a living benefit. Charges for investment advisory fees that are taken from a qualified or non-qualified Annuity with a living benefit are treated as a partial withdrawal from the Annuity and will be tax reported as such to the Annuity Owner.
The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.
Taxes Payable by You
We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. We treat advisory fee payments as an expense of the Annuity and not a taxable distribution if your non-qualified Annuity satisfies the requirements of a Private Letter Ruling issued to Prudential Annuities Life Assurance Corporation by the Internal Revenue Services (“IRS”). In accordance with the PLR, advisory fee payments from your non-qualified Annuity are treated as an expense as long as your advisor attests to Prudential that the PLR requirements have been met, including that the advisory fees will not exceed 1.5% of the Annuity’s cash value and the Annuity only pays the advisor for fees related to investment advice and no other services. The PLR does not generally allow such favorable tax treatment of advisory fee payments where a commission is also paid on the Annuity.
It is possible that the IRS could assert that some or all of the charges for the optional living or death benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable income to the extent there are earnings in the Annuity. Additionally, for Owners under age 59½, the taxable income attributable to the charge for the benefit could be subject to an additional tax. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.
Taxes on Withdrawals and Surrender Before Annuity Payments Begin
If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of cost basis, until all gain has been withdrawn. At any time there is no gain in your Annuity, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. An exception to this treatment exists for contracts purchased prior to August 14, 1982. Withdrawals are treated as a return of cost basis in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

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If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.
Taxes on Annuity Payments
If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025.
If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.
Maximum Annuity Date
You must commence annuity payments no later than the first day of the calendar month following the maximum Annuity Date for your Annuity. Upon reaching the maximum Annuity Date you can no longer make Purchase Payments, surrender, exchange, or transfer your contract. The maximum Annuity Date may be the same as the Latest Annuity Date as described elsewhere in this prospectus. For some of our Annuities, you can choose to defer the Annuity Date beyond the default or Latest Annuity Date, as applicable, described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.
Partial Annuitization
Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Medicare Tax on Net Investment Income
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Annuity
You may owe a 10% additional tax on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½;

•	the amount is paid on or after the death of you (or the death of the Annuitant when the owner is not an individual);

•	the amount received is attributable to your becoming disabled (as defined in the Code);

•
generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59½ or five years and modification of payments during that time period will result in retroactive application of the 10% additional tax); or

•
the amount received is paid under an immediate Annuity (within the meaning of the Code) and the annuity start date is no more than one year from the date of purchase (the first monthly annuity payment being required to be paid within 13 months).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% additional tax on pre-age 59½ withdrawals. In Revenue Procedure 2011-38, the IRS indicated that, for partial exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed (other than an amount received as an annuity for a period of 10 years or more or during one or more lives), the IRS may not treat the transaction, as

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a tax-free Section 1035 exchange. The IRS will apply general tax rules to determine the substance and treatment of the transaction in such cases. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.
If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a return of cost basis first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% additional tax.
After you elect an Annuity Payout Option, we do not allow you to exchange your Annuity.
Taxes Payable by Beneficiaries for a Nonqualified Annuity
If an Owner dies before the Annuity Date, the Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit:

•	As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

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Within 5 years of death of Owner, the Beneficiary is taxed on the lump sum payment. The Death Benefit must be taken as one lump sum payment within 5 years of the death of the Owner. Partial withdrawals are not permitted.

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Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis. After the full amount of cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable.

After the Annuity Date, if a period certain remains under the annuity option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining investment in the contract is recovered and all annuity payments thereafter are fully includible in income. If we allow the Beneficiary to commute the remaining payments in a lump sum, the proceeds will be taxable as a surrender.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.
Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners
Where an Annuity is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the value of the Annuity over its cost basis will be subject to tax annually.
Where an Annuity is issued to a Charitable Remainder Trust (CRT), increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living and death benefits described elsewhere in this prospectus, and such charges reduce

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the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living or death benefits violates their fiduciary duty to the remainder beneficiary.
Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.
Where the Annuity is owned by a grantor trust, the Annuity must be distributed within five years after the date of the first grantor’s death under Section 72(s) of the Code. See the “Death Benefits” section for scenarios where a Death Benefit or Surrender Value is payable depending upon the underlying facts.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
Annuity Qualification
Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the investment assets in the Sub-accounts Nonqualified Annuity must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). If the Beneficiary does not begin installments within one year of the date of death, no partial withdrawals will be permitted thereafter, and we require that the Beneficiary take the Death Benefit as a lump sum within the five-year deadline. Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die.
Changes To Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.
QUALIFIED ANNUITIES
In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.
The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your financial professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.
A Qualified Annuity may typically be purchased for use in connection with:

•	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

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•	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

•	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

•	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

•	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

•	Section 457 plans (subject to 457 of the Code).
A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.
You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
Types of Tax-favored Plans
IRAs. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this prospectus and in those Disclosure Statements), the IRS requires that you have a “Free Look” after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.
Contribution Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2020 the contribution limit is $6,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule. Beginning in 2020, there is no longer an age limitation with regard to contributions to a traditional IRA as long as the earned income requirements are met.
In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.
Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

•	You, as Owner of the Annuity, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);

•	Your rights as Owner are non-forfeitable;

•	You cannot sell, assign or pledge the Annuity;

•
The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts or amounts transferred by trustee-to-trustee transfer);

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The date on which required minimum distributions must begin cannot be later than April 1 st of the calendar year after the calendar year you turn age 70½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain 70 ½ after such date); and

•	Death and annuity payments must meet Required Minimum Distribution rules described below.
Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

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•	A 10% early withdrawal additional tax described below;

•	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or

•	Failure to take a Required Minimum Distribution, also described below.
SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $57,000 in 2020, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2020, this limit is $285,000;

•	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

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SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $19,500 in 2020 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

•	Contributions to a Roth IRA cannot be deducted from your gross income;

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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59½; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA during your lifetime, and distributions are not required during the owner’s lifetime.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under Sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish (a "conversion"). The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution additional tax).
The Code also permits the recharacterization of amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Under the Tax Cuts and Jobs Act of 2017, you may no longer recharacterize a conversion to a Roth IRA. It is still permissible to recharacterize a contribution made to a Roth IRA as a traditional IRA contribution, or a contribution to a traditional IRA as a Roth IRA contribution. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under Sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.
TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $19,500 in 2020. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,500 in 2020. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll

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over TDA amounts to a qualified retirement plan, a SEP and a governmental 457(b) plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

•	Your attainment of age 59½;

•	Your severance of employment;

•	Your death;

•	Your total and permanent disability; or

•	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).
In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date), or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any “direct transfer” of your interest in the Annuity to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.
Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.
Late Rollover Self-Certification
You may be able to apply a rollover contribution to your IRA or qualified retirement plan after the 60-day deadline through a self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. As indicated in this IRS guidance, we, as a financial institution, are not required to accept your self-certification for waiver of the 60-day deadline.
Required Minimum Distributions and Payment Options
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70½ (or age 72 shall apply to distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date ) and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.
You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own. If a trustee to trustee transfer or direct rollover of the full contract value is requested when there is an active Required Minimum Distribution program running, the Required Minimum Distribution will be removed and sent to the Owner prior to the remaining funds being sent to the transfer institution.
Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.
Charitable IRA Distributions.
Certain qualified IRA distributions used for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½ ( 72 for those who would have reached age 70 ½ after 2019). Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions. Effective 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1)  the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70½, over (2)  the total amount of reductions for all tax years preceding the current tax year.

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The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Required Distributions Upon Your Death for a Qualified Annuity
Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after 2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.

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Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

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The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed by December 31st of the year that includes the 10 year anniversary of your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.

This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death ( i.e. , a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
The new law applies if you die after 2019, subject to several exceptions. In particular, if you are an employee under a governmental plan, such as a section 403(b) plan of a public school or a governmental 457(b) plan, the new law applies if you die after 2021. In addition, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law generally applies if you die after 2021 (unless the collective bargaining agreements terminate earlier).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to (1) a contract issued prior to 2020 which

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continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020, and (2) an inherited IRA issued after 2019 to the designated beneficiary of an employee or IRA owner who died prior to 2020.

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Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse reaches age 70 ½ (or age 72, for distributions required to be made after December 31, 2019, with respect to individuals who attain age 70½ after such date) by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.
Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.
10 % Additional Tax for Early Withdrawals from a Qualified Annuity You may owe a 10% additional tax on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59½. Amounts are not subject to this additional tax if:

•	the amount is paid on or after you reach age 59½ or die;

•	the amount received is attributable to your becoming disabled; or

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generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59½ or five years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% additional tax.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.
Withholding
For 403(b) Tax Deferred annuities, we will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, governmental 457(b) plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a governmental 457(b) plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

•	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

•	For all other distributions, we will withhold at a 10% rate.
If no U.S. taxpayer identification number is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ERISA Requirements
ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other

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costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.
Spousal Consent Rules for Retirement Plans - Qualified Annuities
If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.
Defined Benefit Plans and Money Purchase Pension Plans . If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.
Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.
IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with this Ruling, beginning in 2019, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37½ years younger than you, there may be generation-skipping transfer tax consequences.
Same Sex Marriages, Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser before electing the Spousal Benefit for a civil union partner or domestic partner.

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GENERAL INFORMATION
HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.prudentialannuities.com or any other electronic means. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and Automatic rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means. Beginning on January 1, 2021, paper copies of the annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the reports will be made available on our website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
WHO IS PRUDENTIAL ANNUITIES?
Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut. It is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico and in all states except New York. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.
Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
Service Providers
Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2019, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030

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WHAT ARE SEPARATE ACCOUNTS?
The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.
Separate Account B
During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”. Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.
Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes of the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.
If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available money market fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a money market fund for any continued and future investments.
Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.
Separate Account D
During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.
Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, are operated in accordance with the laws of Arizona, as of August 31, 2013.
There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the

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difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.
We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.
We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.
The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.
WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.
Voting Rights
We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting”, it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome.
We may, if required by state insurance regulations, disregard voting instructions if they would require shares to be voted so as to cause a change in the sub-classification or investment objectives of one or more of the available Variable Investment Options or to approve or disapprove an investment advisory contract for a Portfolio. In addition, we may disregard voting instructions that would require changes in the investment policy or investment adviser of one or more of the Portfolios associated with the available Variable Investment Options, provided that we reasonably disapprove such changes in accordance with applicable federal or state regulations. If we disregard Owner voting instructions, we will advise Owners of our action and the reasons for such action in the next available annual or semi-annual report.
We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.
Material Conflicts
In the future, it may become disadvantageous for Separate Accounts of variable life insurance and variable annuity contracts to invest in the same underlying Portfolios. Neither the companies that invest in the Portfolios nor the Portfolios currently foresee any such disadvantage. The Board of Directors for each Portfolio intends to monitor events in order to identify any material conflict between variable life insurance and variable annuity Contract Owners and to determine what action, if any, should be taken. Material conflicts could result from such things as:

(1)	changes in state insurance law;

(2)	changes in federal income tax law;

(3)	changes in the investment management of any Variable Investment Option; or

(4)	differences between voting instructions given by variable life insurance and variable annuity Contract Owners.

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Fees and Payments Received by Prudential Annuities
As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios’ advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see “Variable Investment Options” under “Investment Options” earlier in this prospectus.
We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio’s assets and are therefore borne by Owners.
We also receive administrative services payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which are referred to as “revenue sharing” payments. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are generally equal to an annual rate of 0.55% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.
In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity (not the Portfolios) may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, subadviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. For the annual period ended December 31, 2019, with regard to the total annual amounts that were paid (or as to which a payment amount was accrued) under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from $25,000.00 to $836,969.00. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.
In addition to the payments that we receive from underlying Portfolios and/or their affiliates, those same Portfolios and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.
WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).
Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms.
Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners.
Under the selling agreements, commissions may be paid based on Account Value. The maximum commission to be paid in connection with a sale is 0.30% per year of the Account Value. We may also provide cash compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. These payments may be made in the form of percentage payments based upon “Assets under Management” or “AUM,” (total assets), subject to certain criteria in certain Prudential Annuities products. These payments may also be made in the form of percentage payments based upon the total amount of money received as Purchase Payments under Prudential Annuities annuity products sold through the firm. Commissions and other cash compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.
We, or PAD, also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.
A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will

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be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.
The list below includes the names of the firms that we are aware (as of December 31, 2019) received cash compensation with respect to our annuity business during 2019 (or as to which a payment amount was accrued during 2019). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. During 2019, the least amount paid, and greatest amount paid, were $1.10 and $18,272,777.70, respectively.
Name of Firm:

Allstate Financial Srvcs, LLC	Kestra Investment Services	The Investment Center
AMERICAN PORTFOLIO FIN SVCS INC	KMS Financial Services, Inc.	TransAmerica Financial Advisors, Inc.
ASSOCIATED SECURITIES CORP	Lincoln Financial Advisors	Triad Advisors, Inc.
AXA Advisors, LLC	Lincoln Financial Securities Corporation	UBS Financial Services, Inc.
BBVA Securities, Inc.	Lincoln Investment Planning	United Planners Fin. Serv.
BFT Financial Group, LLC	LPL Financial Corporation	Waddell & Reed
Cadaret, Grant & Co., Inc.	M Holdings Securities, Inc	WATERSTONE FINANCIAL GROUP INC
Cambridge Investment Research, Inc.	MML Investors Services, Inc.	Wells Fargo Advisors LLC
Centaurus Financial, Inc.	Morgan Stanley Smith Barney	WELLS FARGO ADVISORS LLC - WEALTH
Cetera Advisor Network LLC	Mutual Service Corporation	Wells Fargo Investments LLC
CFD Investments, Inc.	Next Financial Group, Inc.	Woodbury Financial Services
Citizens Securities, Inc.	PNC Investments, LLC
Commonwealth Financial Network	ProEquities
Crown Capital Securities, L.P.	RBC CAPITAL MARKETS CORPORATION
CUNA Brokerage Svcs, Inc.	Robert W. Baird & Co. Inc.
CUSO Financial Services, L.P.	Royal Alliance Associates
Equity Services, Inc.	SA Stone Wealth Management
FSC Securities Corp.	SAGEPOINT FINANCIAL, INC.
Geneos Wealth Management, Inc.	Securian Financial Svcs, Inc.
H. Beck, Inc.	Securities America, Inc.
Hantz Financial Services,Inc.	Securities Service Network
Investacorp	Stifel Nicolaus & Co.
Janney Montgomery Scott, LLC.	TFS Securities, Inc.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudentialannuities.com.
FINANCIAL STATEMENTS
The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

188

Internet
Access information about your Annuity through our website: www.prudentialannuities.com
Correspondence Sent by Regular Mail
Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025
*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain account information by calling our automated response system, and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your financial professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your financial professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system, www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL PROCEEDINGS
Litigation and Regulatory Matters
Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject

189

to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Prudential Annuities' results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on: the Separate Account; the ability of PAD to perform its contract with the Separate Account; or Prudential Annuities' ability to meet its obligations under the Contracts.

190

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:
General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

191

APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices and Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price,corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges* assessed through a reduction in Unit Values, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account, which may include other variable annuities offered, as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, typically we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on Sub-account performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2020. This information reflects Sub-Account names as of December 31, 2019. Please refer to the "What Are the Investment Objectives and Policies of the Portfolio?" section of the prospectus for information on name changes.

* Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
** The remaining Unit Values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

A-1

Optimum
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits Cliff M&E (0.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$11.79413	$12.15841	2,137,936
01/01/2013 to 12/31/2013	$12.15841	$13.28419	3,302,095
01/01/2014 to 12/31/2014	$13.28419	$13.70177	4,233,346
01/01/2015 to 12/31/2015	$13.70177	$13.17454	4,275,666
01/01/2016 to 12/31/2016	$13.17454	$13.91823	7,653,121
01/01/2017 to 12/31/2017	$13.91823	$15.56812	17,046,560
01/01/2018 to 12/31/2018	$15.56812	$14.20813	17,277,340
01/01/2019 to 12/31/2019	$14.20813	$16.38199	26,202,776
AST Balanced Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$12.46312	$12.68301	1,758,212
01/01/2013 to 12/31/2013	$12.68301	$14.82427	2,849,628
01/01/2014 to 12/31/2014	$14.82427	$15.68843	3,274,796
01/01/2015 to 12/31/2015	$15.68843	$15.66066	4,187,549
01/01/2016 to 12/31/2016	$15.66066	$16.53880	8,248,576
01/01/2017 to 12/31/2017	$16.53880	$18.88058	21,352,492
01/01/2018 to 12/31/2018	$18.88058	$17.83171	25,969,719
01/01/2019 to 12/31/2019	$17.83171	$21.15566	35,476,617
AST BlackRock Low Duration Bond Portfolio
04/02/2012 to 12/31/2012	$20.16296	$20.73224	2,313,544
01/01/2013 to 12/31/2013	$20.73224	$20.14971	2,801,507
01/01/2014 to 12/31/2014	$20.14971	$19.99945	2,847,394
01/01/2015 to 12/31/2015	$19.99945	$19.96538	2,661,208
01/01/2016 to 12/31/2016	$19.96538	$20.16033	2,499,016
01/01/2017 to 12/31/2017	$20.16033	$20.37142	2,658,656
01/01/2018 to 12/31/2018	$20.37142	$20.38931	2,645,887
01/01/2019 to 12/31/2019	$20.38931	$21.19276	2,959,786
AST BlackRock/Loomis Sayles Bond Portfolio
04/02/2012 to 12/31/2012	$27.43311	$29.01718	3,550,533
01/01/2013 to 12/31/2013	$29.01718	$28.29890	3,800,767
01/01/2014 to 12/31/2014	$28.29890	$29.30456	3,324,750
01/01/2015 to 12/31/2015	$29.30456	$28.50038	3,258,429
01/01/2016 to 12/31/2016	$28.50038	$29.51247	4,058,167
01/01/2017 to 12/31/2017	$29.51247	$30.59987	7,460,536
01/01/2018 to 12/31/2018	$30.59987	$30.19918	7,727,763
01/01/2019 to 12/31/2019	$30.19918	$32.77077	10,806,181
AST Capital Growth Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$12.12989	$12.24267	2,189,962
01/01/2013 to 12/31/2013	$12.24267	$14.92172	4,132,517
01/01/2014 to 12/31/2014	$14.92172	$15.86168	5,683,698
01/01/2015 to 12/31/2015	$15.86168	$15.84275	7,368,448
01/01/2016 to 12/31/2016	$15.84275	$16.81594	14,217,154
01/01/2017 to 12/31/2017	$16.81594	$19.69547	31,659,316
01/01/2018 to 12/31/2018	$19.69547	$18.35014	38,132,142
01/01/2019 to 12/31/2019	$18.35014	$22.28672	52,396,972

A-2

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
04/02/2012 to 12/31/2012	$32.32997	$33.53009	329,212
01/01/2013 to 12/31/2013	$33.53009	$34.35587	382,035
01/01/2014 to 12/31/2014	$34.35587	$44.68361	429,106
01/01/2015 to 12/31/2015	$44.68361	$46.54348	402,779
01/01/2016 to 12/31/2016	$46.54348	$48.46744	423,296
01/01/2017 to 12/31/2017	$48.46744	$51.16020	579,401
01/01/2018 to 12/31/2018	$51.16020	$48.40949	550,843
01/01/2019 to 12/31/2019	$48.40949	$63.10821	674,662
AST Government Money Market Portfolio
04/02/2012 to 12/31/2012	$15.28117	$15.20802	4,933,586
01/01/2013 to 12/31/2013	$15.20802	$15.10943	5,545,728
01/01/2014 to 12/31/2014	$15.10943	$15.01092	7,009,676
01/01/2015 to 12/31/2015	$15.01092	$14.91290	7,119,880
01/01/2016 to 12/31/2016	$14.91290	$14.81638	6,852,795
01/01/2017 to 12/31/2017	$14.81638	$14.77056	7,080,832
01/01/2018 to 12/31/2018	$14.77056	$14.86481	9,658,303
01/01/2019 to 12/31/2019	$14.86481	$15.01788	10,608,543
AST Hotchkis & Wiley Large-Cap Value Portfolio
04/02/2012 to 12/31/2012	$23.06155	$23.95472	260,603
01/01/2013 to 12/31/2013	$23.95472	$33.28529	358,350
01/01/2014 to 12/31/2014	$33.28529	$37.61471	443,673
01/01/2015 to 12/31/2015	$37.61471	$34.44205	446,128
01/01/2016 to 12/31/2016	$34.44205	$41.02324	578,942
01/01/2017 to 12/31/2017	$41.02324	$48.57917	797,292
01/01/2018 to 12/31/2018	$48.57917	$41.43184	854,236
01/01/2019 to 12/31/2019	$41.43184	$53.31484	1,112,927
AST International Growth Portfolio
04/02/2012 to 12/31/2012	$20.91208	$21.44012	868,007
01/01/2013 to 12/31/2013	$21.44012	$25.35990	1,229,002
01/01/2014 to 12/31/2014	$25.35990	$23.80315	1,559,437
01/01/2015 to 12/31/2015	$23.80315	$24.39293	1,572,634
01/01/2016 to 12/31/2016	$24.39293	$23.31893	1,595,691
01/01/2017 to 12/31/2017	$23.31893	$31.37470	1,743,680
01/01/2018 to 12/31/2018	$31.37470	$27.01463	1,743,956
01/01/2019 to 12/31/2019	$27.01463	$35.45730	1,828,366
AST International Value Portfolio
04/02/2012 to 12/31/2012	$19.31092	$19.94731	252,102
01/01/2013 to 12/31/2013	$19.94731	$23.67546	316,370
01/01/2014 to 12/31/2014	$23.67546	$21.94480	331,237
01/01/2015 to 12/31/2015	$21.94480	$21.98043	377,249
01/01/2016 to 12/31/2016	$21.98043	$21.96444	494,250
01/01/2017 to 12/31/2017	$21.96444	$26.79999	822,800
01/01/2018 to 12/31/2018	$26.79999	$22.32870	916,090
01/01/2019 to 12/31/2019	$22.32870	$26.62527	1,088,517
AST J.P. Morgan International Equity Portfolio
04/02/2012 to 12/31/2012	$24.31812	$25.69220	411,454
01/01/2013 to 12/31/2013	$25.69220	$29.44603	493,919
01/01/2014 to 12/31/2014	$29.44603	$27.39256	519,707
01/01/2015 to 12/31/2015	$27.39256	$26.45402	521,224
01/01/2016 to 12/31/2016	$26.45402	$26.78990	574,859
01/01/2017 to 12/31/2017	$26.78990	$34.50274	990,407
01/01/2018 to 12/31/2018	$34.50274	$28.28957	1,069,922
01/01/2019 to 12/31/2019	$28.28957	$35.75683	1,395,418

A-3

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$22.74611	$21.76758	1,731,133
01/01/2013 to 12/31/2013	$21.76758	$29.54365	2,203,644
01/01/2014 to 12/31/2014	$29.54365	$32.45986	2,714,814
01/01/2015 to 12/31/2015	$32.45986	$35.49674	2,592,109
01/01/2016 to 12/31/2016	$35.49674	$37.23259	2,470,649
01/01/2017 to 12/31/2017	$37.23259	$49.19383	2,633,786
01/01/2018 to 12/31/2018	$49.19383	$47.55886	2,377,615
01/01/2019 to 12/31/2019	$47.55886	$62.19491	2,417,759
AST MFS Growth Portfolio
04/02/2012 to 12/31/2012	$10.32846	$10.34321	636,569
01/01/2013 to 12/31/2013	$10.34321	$14.04784	825,258
01/01/2014 to 12/31/2014	$14.04784	$15.17211	864,288
01/01/2015 to 12/31/2015	$15.17211	$16.16312	862,289
01/01/2016 to 12/31/2016	$16.16312	$16.36507	974,945
01/01/2017 to 12/31/2017	$16.36507	$21.25152	1,377,403
01/01/2018 to 12/31/2018	$21.25152	$21.56670	1,370,389
01/01/2019 to 12/31/2019	$21.56670	$29.52114	1,656,767
AST Mid-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$6.90822	$6.98274	1,209,969
01/01/2013 to 12/31/2013	$6.98274	$9.17056	1,866,674
01/01/2014 to 12/31/2014	$9.17056	$10.16119	2,054,799
01/01/2015 to 12/31/2015	$10.16119	$9.52113	4,086,768
01/01/2016 to 12/31/2016	$9.52113	$9.61489	4,450,159
01/01/2017 to 12/31/2017	$9.61489	$12.14029	6,921,815
01/01/2018 to 12/31/2018	$12.14029	$11.53645	7,167,080
01/01/2019 to 12/31/2019	$11.53645	$14.91768	8,973,251
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
04/02/2012 to 12/31/2012	$39.77785	$40.81741	466,775
01/01/2013 to 12/31/2013	$40.81741	$57.58674	593,491
01/01/2014 to 12/31/2014	$57.58674	$65.36528	632,089
01/01/2015 to 12/31/2015	$65.36528	$61.27996	588,881
01/01/2016 to 12/31/2016	$61.27996	$71.98029	595,116
01/01/2017 to 12/31/2017	$71.98029	$81.37387	775,668
01/01/2018 to 12/31/2018	$81.37387	$67.54927	770,390
01/01/2019 to 12/31/2019	$67.54927	$81.21333	962,049
AST Preservation Asset Allocation Portfolio
04/02/2012 to 12/31/2012	$13.02623	$13.41813	2,759,599
01/01/2013 to 12/31/2013	$13.41813	$14.55895	3,852,365
01/01/2014 to 12/31/2014	$14.55895	$15.29958	3,583,397
01/01/2015 to 12/31/2015	$15.29958	$15.22193	4,194,357
01/01/2016 to 12/31/2016	$15.22193	$15.95874	6,948,644
01/01/2017 to 12/31/2017	$15.95874	$17.46135	12,393,167
01/01/2018 to 12/31/2018	$17.46135	$16.85466	14,490,335
01/01/2019 to 12/31/2019	$16.85466	$19.21341	21,372,711
AST Small-Cap Growth Opportunities Portfolio
04/02/2012 to 12/31/2012	$14.56534	$13.88888	662,024
01/01/2013 to 12/31/2013	$13.88888	$19.42995	878,841
01/01/2014 to 12/31/2014	$19.42995	$20.25743	1,058,177
01/01/2015 to 12/31/2015	$20.25743	$20.39441	1,095,306
01/01/2016 to 12/31/2016	$20.39441	$21.82195	1,095,490
01/01/2017 to 12/31/2017	$21.82195	$27.68356	1,418,074
01/01/2018 to 12/31/2018	$27.68356	$24.52057	1,458,312
01/01/2019 to 12/31/2019	$24.52057	$33.24867	1,762,794

A-4

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Small-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$28.72466	$27.70495	191,153
01/01/2013 to 12/31/2013	$27.70495	$37.20616	252,009
01/01/2014 to 12/31/2014	$37.20616	$38.37610	252,894
01/01/2015 to 12/31/2015	$38.37610	$38.42630	270,848
01/01/2016 to 12/31/2016	$38.42630	$42.78718	339,888
01/01/2017 to 12/31/2017	$42.78718	$52.67592	530,286
01/01/2018 to 12/31/2018	$52.67592	$47.93408	556,315
01/01/2019 to 12/31/2019	$47.93408	$61.96647	780,185
AST Small-Cap Value Portfolio
04/02/2012 to 12/31/2012	$28.71618	$29.40995	610,153
01/01/2013 to 12/31/2013	$29.40995	$40.14664	755,633
01/01/2014 to 12/31/2014	$40.14664	$41.98705	805,379
01/01/2015 to 12/31/2015	$41.98705	$39.91627	803,339
01/01/2016 to 12/31/2016	$39.91627	$51.23806	730,558
01/01/2017 to 12/31/2017	$51.23806	$54.64572	803,223
01/01/2018 to 12/31/2018	$54.64572	$45.01897	784,653
01/01/2019 to 12/31/2019	$45.01897	$54.55683	893,539
AST T. Rowe Price Large-Cap Growth Portfolio
04/02/2012 to 12/31/2012	$21.38939	$20.76320	513,794
01/01/2013 to 12/31/2013	$20.76320	$29.71001	702,609
01/01/2014 to 12/31/2014	$29.71001	$31.98018	815,771
01/01/2015 to 12/31/2015	$31.98018	$34.81718	1,108,704
01/01/2016 to 12/31/2016	$34.81718	$35.52458	1,275,764
01/01/2017 to 12/31/2017	$35.52458	$48.66519	2,125,459
01/01/2018 to 12/31/2018	$48.66519	$50.21669	2,324,032
01/01/2019 to 12/31/2019	$50.21669	$63.97437	2,998,277
AST T. Rowe Price Large-Cap Value Portfolio
04/02/2012 to 12/31/2012	$13.75931	$13.79344	438,321
01/01/2013 to 12/31/2013	$13.79344	$18.44915	515,533
01/01/2014 to 12/31/2014	$18.44915	$18.61487	500,642
01/01/2015 to 12/31/2015	$18.61487	$17.37246	492,716
01/01/2016 to 12/31/2016	$17.37246	$18.31746	539,391
01/01/2017 to 12/31/2017	$18.31746	$21.21087	863,277
01/01/2018 to 12/31/2018	$21.21087	$19.02617	935,862
01/01/2019 to 12/31/2019	$19.02617	$23.81142	6,507,396
AST Templeton Global Bond Portfolio
04/02/2012 to 12/31/2012	$19.99147	$20.63724	866,451
01/01/2013 to 12/31/2013	$20.63724	$19.73350	1,057,340
01/01/2014 to 12/31/2014	$19.73350	$19.71444	1,171,818
01/01/2015 to 12/31/2015	$19.71444	$18.68194	1,103,519
01/01/2016 to 12/31/2016	$18.68194	$19.36935	1,107,507
01/01/2017 to 12/31/2017	$19.36935	$19.63657	1,390,332
01/01/2018 to 12/31/2018	$19.63657	$19.89846	1,352,053
01/01/2019 to 12/31/2019	$19.89846	$20.08621	1,590,385
AST WEDGE Capital Mid-Cap Value Portfolio
04/02/2012 to 12/31/2012	$16.39757	$17.01874	218,161
01/01/2013 to 12/31/2013	$17.01874	$22.38888	257,877
01/01/2014 to 12/31/2014	$22.38888	$25.57298	311,302
01/01/2015 to 12/31/2015	$25.57298	$23.72778	266,712
01/01/2016 to 12/31/2016	$23.72778	$26.87288	361,197
01/01/2017 to 12/31/2017	$26.87288	$31.64574	502,593
01/01/2018 to 12/31/2018	$31.64574	$26.24363	519,584
01/01/2019 to 12/31/2019	$26.24363	$31.06475	723,755

A-5

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Western Asset Core Plus Bond Portfolio
04/02/2012 to 12/31/2012	$12.00536	$12.61449	845,235
01/01/2013 to 12/31/2013	$12.61449	$12.34542	772,270
01/01/2014 to 12/31/2014	$12.34542	$13.14798	1,243,823
01/01/2015 to 12/31/2015	$13.14798	$13.22403	1,531,862
01/01/2016 to 12/31/2016	$13.22403	$13.81477	2,469,176
01/01/2017 to 12/31/2017	$13.81477	$14.59080	5,417,683
01/01/2018 to 12/31/2018	$14.59080	$14.16731	9,309,786
01/01/2019 to 12/31/2019	$14.16731	$15.80649	13,056,084
Wells Fargo VT International Equity Fund - Class 1
04/02/2012 to 12/31/2012	$14.94950	$15.19251	99,237
01/01/2013 to 12/31/2013	$15.19251	$18.10304	111,142
01/01/2014 to 12/31/2014	$18.10304	$17.03214	110,933
01/01/2015 to 12/31/2015	$17.03214	$17.30996	166,509
01/01/2016 to 12/31/2016	$17.30996	$17.75740	147,868
01/01/2017 to 12/31/2017	$17.75740	$22.02768	155,207
01/01/2018 to 12/31/2018	$22.02768	$18.19433	135,358
01/01/2019 to 12/31/2019	$18.19433	$20.87830	119,123
Wells Fargo VT Omega Growth Fund - Class 1
04/02/2012 to 12/31/2012	$16.83955	$16.74343	118,310
01/01/2013 to 12/31/2013	$16.74343	$23.32445	126,037
01/01/2014 to 12/31/2014	$23.32445	$24.12008	114,255
01/01/2015 to 12/31/2015	$24.12008	$24.35173	106,941
01/01/2016 to 12/31/2016	$24.35173	$24.37925	86,987
01/01/2017 to 12/31/2017	$24.37925	$32.68691	81,122
01/01/2018 to 12/31/2018	$32.68691	$32.64186	80,911
01/01/2019 to 12/31/2019	$32.64186	$44.55658	86,490
*Denotes the start date of these sub-accounts

A-6

Optimum
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and
Combo 5%/HAV 80 bps (2.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.30096	$10.13796	212,391
01/01/2011 to 12/31/2011	$10.13796	$9.60734	105,066
01/01/2012 to 12/31/2012	$9.60734	$10.52750	134,457
01/01/2013 to 12/31/2013	$10.52750	$11.27066	66,527
01/01/2014 to 12/31/2014	$11.27066	$11.39098	69,109
01/01/2015 to 12/31/2015	$11.39098	$10.73212	47,914
01/01/2016 to 12/31/2016	$10.73212	$11.11043	28,473
01/01/2017 to 12/31/2017	$11.11043	$12.17815	17,360
01/01/2018 to 12/31/2018	$12.17815	$10.88922	3,982
01/01/2019 to 12/31/2019	$10.88922	$12.30258	9,074
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.53889	$10.42969	803,521
01/01/2011 to 12/31/2011	$10.42969	$10.03042	368,297
01/01/2012 to 12/31/2012	$10.03042	$10.98237	447,452
01/01/2013 to 12/31/2013	$10.98237	$12.57823	326,622
01/01/2014 to 12/31/2014	$12.57823	$13.04346	360,939
01/01/2015 to 12/31/2015	$13.04346	$12.75826	265,506
01/01/2016 to 12/31/2016	$12.75826	$13.20323	215,387
01/01/2017 to 12/31/2017	$13.20323	$14.77042	214,914
01/01/2018 to 12/31/2018	$14.77042	$13.66744	122,984
01/01/2019 to 12/31/2019	$13.66744	$15.88887	157,742
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$11.06876	$11.19562	33,522
01/01/2011 to 12/31/2011	$11.19562	$11.14460	14,026
01/01/2012 to 12/31/2012	$11.14460	$11.35821	8,601
01/01/2013 to 12/31/2013	$11.35821	$10.81693	4,268
01/01/2014 to 12/31/2014	$10.81693	$10.52015	2,997
01/01/2015 to 12/31/2015	$10.52015	$10.29075	2,287
01/01/2016 to 12/31/2016	$10.29075	$10.18269	853
01/01/2017 to 12/31/2017	$10.18269	$10.08240	2,027
01/01/2018 to 12/31/2018	$10.08240	$9.88682	318
01/01/2019 to 12/31/2019	$9.88682	$10.06973	404
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$11.56672	$12.12932	259,444
01/01/2011 to 12/31/2011	$12.12932	$12.18375	94,206
01/01/2012 to 12/31/2012	$12.18375	$12.96596	96,756
01/01/2013 to 12/31/2013	$12.96596	$12.39041	59,772
01/01/2014 to 12/31/2014	$12.39041	$12.57245	59,859
01/01/2015 to 12/31/2015	$12.57245	$11.98120	34,602
01/01/2016 to 12/31/2016	$11.98120	$12.15770	27,891
01/01/2017 to 12/31/2017	$12.15770	$12.35273	31,329
01/01/2018 to 12/31/2018	$12.35273	$11.94430	13,139
01/01/2019 to 12/31/2019	$11.94430	$12.70060	18,873

A-7

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.53758	$10.33978	6,929
01/01/2011 to 12/31/2011	$10.33978	$11.67421	0
01/01/2012 to 12/31/2012	$11.67421	$12.03026	305,082
01/01/2013 to 12/31/2013	$12.03026	$11.14560	288,796
01/01/2014 to 12/31/2014	$11.14560	$11.31294	135,552
01/01/2015 to 12/31/2015	$11.31294	$11.13110	95,794
01/01/2016 to 12/31/2016	$11.13110	$10.99356	92,715
01/01/2017 to 12/31/2017	$10.99356	$10.78420	91,200
01/01/2018 to 12/31/2018	$10.78420	$10.55618	200,218
01/01/2019 to 12/31/2019	$10.55618	$10.42009	0
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.21385	$10.03213	100,282
01/01/2011 to 12/31/2011	$10.03213	$11.59086	8,944
01/01/2012 to 12/31/2012	$11.59086	$11.99630	7,256
01/01/2013 to 12/31/2013	$11.99630	$10.91742	685,862
01/01/2014 to 12/31/2014	$10.91742	$11.28268	352,471
01/01/2015 to 12/31/2015	$11.28268	$11.15140	403,648
01/01/2016 to 12/31/2016	$11.15140	$11.06894	348,328
01/01/2017 to 12/31/2017	$11.06894	$10.87183	139,509
01/01/2018 to 12/31/2018	$10.87183	$10.61314	138,038
01/01/2019 to 12/31/2019	$10.61314	$10.69338	147,256
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99706	$10.91308	64,449
01/01/2011 to 12/31/2011	$10.91308	$12.78135	706,219
01/01/2012 to 12/31/2012	$12.78135	$13.28736	323,557
01/01/2013 to 12/31/2013	$13.28736	$12.02971	15,261
01/01/2014 to 12/31/2014	$12.02971	$12.61048	444,243
01/01/2015 to 12/31/2015	$12.61048	$12.49526	557,426
01/01/2016 to 12/31/2016	$12.49526	$12.41229	489,067
01/01/2017 to 12/31/2017	$12.41229	$12.27525	307,363
01/01/2018 to 12/31/2018	$12.27525	$11.95626	269,958
01/01/2019 to 12/31/2019	$11.95626	$12.22937	132,278
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99779	$11.91683	329,141
01/01/2012 to 12/31/2012	$11.91683	$12.27885	414,448
01/01/2013 to 12/31/2013	$12.27885	$10.78850	45,625
01/01/2014 to 12/31/2014	$10.78850	$11.59161	42,773
01/01/2015 to 12/31/2015	$11.59161	$11.52098	183,525
01/01/2016 to 12/31/2016	$11.52098	$11.42126	187,600
01/01/2017 to 12/31/2017	$11.42126	$11.29385	152,536
01/01/2018 to 12/31/2018	$11.29385	$10.97682	122,280
01/01/2019 to 12/31/2019	$10.97682	$11.31554	61,504
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99707	$10.30890	155,312
01/01/2013 to 12/31/2013	$10.30890	$9.01217	1,001,752
01/01/2014 to 12/31/2014	$9.01217	$9.88053	492,219
01/01/2015 to 12/31/2015	$9.88053	$9.87923	80,752
01/01/2016 to 12/31/2016	$9.87923	$9.80184	116,312
01/01/2017 to 12/31/2017	$9.80184	$9.70455	67,958
01/01/2018 to 12/31/2018	$9.70455	$9.42113	66,791
01/01/2019 to 12/31/2019	$9.42113	$9.76850	12,524

A-8

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99853	$8.67375	405,665
01/01/2014 to 12/31/2014	$8.67375	$9.67604	251,870
01/01/2015 to 12/31/2015	$9.67604	$9.68723	11,220
01/01/2016 to 12/31/2016	$9.68723	$9.61091	2,402
01/01/2017 to 12/31/2017	$9.61091	$9.51434	285,129
01/01/2018 to 12/31/2018	$9.51434	$9.20120	354,679
01/01/2019 to 12/31/2019	$9.20120	$9.66999	179,160
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99853	$11.20509	52,018
01/01/2015 to 12/31/2015	$11.20509	$11.12625	616,068
01/01/2016 to 12/31/2016	$11.12625	$11.09981	20,400
01/01/2017 to 12/31/2017	$11.09981	$11.00416	4,794
01/01/2018 to 12/31/2018	$11.00416	$10.63230	152,354
01/01/2019 to 12/31/2019	$10.63230	$11.25284	67,220
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99853	$9.85185	197,716
01/01/2016 to 12/31/2016	$9.85185	$9.79057	609,579
01/01/2017 to 12/31/2017	$9.79057	$9.76249	371,735
01/01/2018 to 12/31/2018	$9.76249	$9.40361	370,354
01/01/2019 to 12/31/2019	$9.40361	$10.07263	166,412
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99707	$9.79419	472,773
01/01/2017 to 12/31/2017	$9.79419	$9.79143	377,625
01/01/2018 to 12/31/2018	$9.79143	$9.41066	260,667
01/01/2019 to 12/31/2019	$9.41066	$10.14034	140,381
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99706	$9.94987	5,739
01/01/2018 to 12/31/2018	$9.94987	$9.48576	28,544
01/01/2019 to 12/31/2019	$9.48576	$10.30467	202
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99706	$9.57789	16,223
01/01/2019 to 12/31/2019	$9.57789	$10.47071	5,428
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99853	$11.13698	3,818
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.13340	$10.08079	749,579
01/01/2011 to 12/31/2011	$10.08079	$9.57590	281,330
01/01/2012 to 12/31/2012	$9.57590	$10.60110	358,749
01/01/2013 to 12/31/2013	$10.60110	$12.66095	307,488
01/01/2014 to 12/31/2014	$12.66095	$13.18758	309,371
01/01/2015 to 12/31/2015	$13.18758	$12.90656	223,785
01/01/2016 to 12/31/2016	$12.90656	$13.42429	190,478
01/01/2017 to 12/31/2017	$13.42429	$15.40780	227,152
01/01/2018 to 12/31/2018	$15.40780	$14.06462	88,137
01/01/2019 to 12/31/2019	$14.06462	$16.73811	162,951

A-9

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$10.03793	$12.57604	51,647
01/01/2011 to 12/31/2011	$12.57604	$13.05025	12,690
01/01/2012 to 12/31/2012	$13.05025	$14.65360	15,675
01/01/2013 to 12/31/2013	$14.65360	$14.71225	10,375
01/01/2014 to 12/31/2014	$14.71225	$18.75029	11,401
01/01/2015 to 12/31/2015	$18.75029	$19.13773	10,065
01/01/2016 to 12/31/2016	$19.13773	$19.52915	6,021
01/01/2017 to 12/31/2017	$19.52915	$20.20052	5,250
01/01/2018 to 12/31/2018	$20.20052	$18.72723	2,722
01/01/2019 to 12/31/2019	$18.72723	$23.92231	2,548
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.14193	$9.87566	56,299
01/01/2011 to 12/31/2011	$9.87566	$9.61656	49,295
01/01/2012 to 12/31/2012	$9.61656	$9.36198	40,412
01/01/2013 to 12/31/2013	$9.36198	$9.11388	11,715
01/01/2014 to 12/31/2014	$9.11388	$8.87231	8,866
01/01/2015 to 12/31/2015	$8.87231	$8.63713	3,453
01/01/2016 to 12/31/2016	$8.63713	$8.40890	1,448
01/01/2017 to 12/31/2017	$8.40890	$8.21443	1,342
01/01/2018 to 12/31/2018	$8.21443	$8.09956	1,049
01/01/2019 to 12/31/2019	$8.09956	$8.01821	359
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$7.54954	$8.31669	4,760
01/01/2011 to 12/31/2011	$8.31669	$7.75798	3,241
01/01/2012 to 12/31/2012	$7.75798	$8.82726	12,829
01/01/2013 to 12/31/2013	$8.82726	$12.01890	34,651
01/01/2014 to 12/31/2014	$12.01890	$13.30894	26,370
01/01/2015 to 12/31/2015	$13.30894	$11.94096	11,313
01/01/2016 to 12/31/2016	$11.94096	$13.93711	3,272
01/01/2017 to 12/31/2017	$13.93711	$16.17314	4,542
01/01/2018 to 12/31/2018	$16.17314	$13.51420	5,360
01/01/2019 to 12/31/2019	$13.51420	$17.04029	757
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$9.74679	$10.86433	42,682
01/01/2011 to 12/31/2011	$10.86433	$9.20971	14,523
01/01/2012 to 12/31/2012	$9.20971	$10.79114	13,807
01/01/2013 to 12/31/2013	$10.79114	$12.50726	28,143
01/01/2014 to 12/31/2014	$12.50726	$11.50304	24,466
01/01/2015 to 12/31/2015	$11.50304	$11.55074	5,355
01/01/2016 to 12/31/2016	$11.55074	$10.82055	3,691
01/01/2017 to 12/31/2017	$10.82055	$14.26668	4,450
01/01/2018 to 12/31/2018	$14.26668	$12.03521	2,354
01/01/2019 to 12/31/2019	$12.03521	$15.47855	1,302
AST International Value Portfolio
01/01/2010 to 12/31/2010	$10.46155	$11.31318	49,149
01/01/2011 to 12/31/2011	$11.31318	$9.63147	11,615
01/01/2012 to 12/31/2012	$9.63147	$10.93943	25,404
01/01/2013 to 12/31/2013	$10.93943	$12.72279	12,457
01/01/2014 to 12/31/2014	$12.72279	$11.55530	6,767
01/01/2015 to 12/31/2015	$11.55530	$11.34104	7,158
01/01/2016 to 12/31/2016	$11.34104	$11.10522	3,877
01/01/2017 to 12/31/2017	$11.10522	$13.27831	4,072
01/01/2018 to 12/31/2018	$13.27831	$10.83881	1,306
01/01/2019 to 12/31/2019	$10.83881	$12.66431	714

A-10

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$10.15489	$10.59475	37,715
01/01/2011 to 12/31/2011	$10.59475	$9.37053	12,895
01/01/2012 to 12/31/2012	$9.37053	$11.12040	15,160
01/01/2013 to 12/31/2013	$11.12040	$12.48870	9,996
01/01/2014 to 12/31/2014	$12.48870	$11.38377	11,150
01/01/2015 to 12/31/2015	$11.38377	$10.77225	5,676
01/01/2016 to 12/31/2016	$10.77225	$10.69008	2,859
01/01/2017 to 12/31/2017	$10.69008	$13.49167	2,811
01/01/2018 to 12/31/2018	$13.49167	$10.83795	7,602
01/01/2019 to 12/31/2019	$10.83795	$13.42316	10,324
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$8.75100	$10.20198	63,578
01/01/2011 to 12/31/2011	$10.20198	$9.84132	22,561
01/01/2012 to 12/31/2012	$9.84132	$10.75523	21,520
01/01/2013 to 12/31/2013	$10.75523	$14.30364	4,048
01/01/2014 to 12/31/2014	$14.30364	$15.39934	11,540
01/01/2015 to 12/31/2015	$15.39934	$16.50120	7,022
01/01/2016 to 12/31/2016	$16.50120	$16.96076	6,056
01/01/2017 to 12/31/2017	$16.96076	$21.96017	6,166
01/01/2018 to 12/31/2018	$21.96017	$20.80046	2,911
01/01/2019 to 12/31/2019	$20.80046	$26.65435	4,710
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$9.57631	$10.51457	8,723
01/01/2011 to 12/31/2011	$10.51457	$10.17560	3,745
01/01/2012 to 12/31/2012	$10.17560	$11.59783	12,102
01/01/2013 to 12/31/2013	$11.59783	$15.43518	16,542
01/01/2014 to 12/31/2014	$15.43518	$16.33491	14,230
01/01/2015 to 12/31/2015	$16.33491	$17.05167	2,029
01/01/2016 to 12/31/2016	$17.05167	$16.91817	934
01/01/2017 to 12/31/2017	$16.91817	$21.52919	1,385
01/01/2018 to 12/31/2018	$21.52919	$21.40599	375
01/01/2019 to 12/31/2019	$21.40599	$28.71161	1,144
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$11.11365	$12.96425	39,965
01/01/2011 to 12/31/2011	$12.96425	$12.24544	10,818
01/01/2012 to 12/31/2012	$12.24544	$14.25851	13,842
01/01/2013 to 12/31/2013	$14.25851	$18.34920	17,574
01/01/2014 to 12/31/2014	$18.34920	$19.92208	17,554
01/01/2015 to 12/31/2015	$19.92208	$18.29144	14,778
01/01/2016 to 12/31/2016	$18.29144	$18.10069	12,109
01/01/2017 to 12/31/2017	$18.10069	$22.39656	7,815
01/01/2018 to 12/31/2018	$22.39656	$20.85164	6,184
01/01/2019 to 12/31/2019	$20.85164	$26.42043	6,072
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.99449	$10.80842	36,557
01/01/2011 to 12/31/2011	$10.80842	$10.26100	11,055
01/01/2012 to 12/31/2012	$10.26100	$11.69951	14,944
01/01/2013 to 12/31/2013	$11.69951	$16.17424	7,481
01/01/2014 to 12/31/2014	$16.17424	$17.98951	9,475
01/01/2015 to 12/31/2015	$17.98951	$16.52548	4,991
01/01/2016 to 12/31/2016	$16.52548	$19.02161	3,171
01/01/2017 to 12/31/2017	$19.02161	$21.07256	2,861
01/01/2018 to 12/31/2018	$21.07256	$17.13819	3,683
01/01/2019 to 12/31/2019	$17.13819	$20.19026	6,123

A-11

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.21746	$10.99832	172,519
01/01/2011 to 12/31/2011	$10.99832	$10.81406	76,467
01/01/2012 to 12/31/2012	$10.81406	$11.61910	85,882
01/01/2013 to 12/31/2013	$11.61910	$12.35322	28,140
01/01/2014 to 12/31/2014	$12.35322	$12.72038	44,324
01/01/2015 to 12/31/2015	$12.72038	$12.40101	24,783
01/01/2016 to 12/31/2016	$12.40101	$12.74020	15,124
01/01/2017 to 12/31/2017	$12.74020	$13.65999	18,272
01/01/2018 to 12/31/2018	$13.65999	$12.91841	6,777
01/01/2019 to 12/31/2019	$12.91841	$14.42989	9,759
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$9.08857	$11.72754	35,005
01/01/2011 to 12/31/2011	$11.72754	$9.92006	19,569
01/01/2012 to 12/31/2012	$9.92006	$11.59520	17,162
01/01/2013 to 12/31/2013	$11.59520	$15.89484	14,881
01/01/2014 to 12/31/2014	$15.89484	$16.23810	15,001
01/01/2015 to 12/31/2015	$16.23810	$16.01880	5,061
01/01/2016 to 12/31/2016	$16.01880	$16.79606	2,415
01/01/2017 to 12/31/2017	$16.79606	$20.88035	1,601
01/01/2018 to 12/31/2018	$20.88035	$18.11988	409
01/01/2019 to 12/31/2019	$18.11988	$24.07528	1,427
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$9.75581	$12.95635	8,672
01/01/2011 to 12/31/2011	$12.95635	$12.49008	3,795
01/01/2012 to 12/31/2012	$12.49008	$13.63906	9,240
01/01/2013 to 12/31/2013	$13.63906	$17.94803	10,329
01/01/2014 to 12/31/2014	$17.94803	$18.13954	9,004
01/01/2015 to 12/31/2015	$18.13954	$17.79751	6,659
01/01/2016 to 12/31/2016	$17.79751	$19.41953	5,436
01/01/2017 to 12/31/2017	$19.41953	$23.42807	3,755
01/01/2018 to 12/31/2018	$23.42807	$20.88714	5,088
01/01/2019 to 12/31/2019	$20.88714	$26.45831	4,928
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$9.58927	$11.76195	57,699
01/01/2011 to 12/31/2011	$11.76195	$10.76637	18,951
01/01/2012 to 12/31/2012	$10.76637	$12.38397	25,564
01/01/2013 to 12/31/2013	$12.38397	$16.56507	26,533
01/01/2014 to 12/31/2014	$16.56507	$16.97573	21,303
01/01/2015 to 12/31/2015	$16.97573	$15.81362	9,112
01/01/2016 to 12/31/2016	$15.81362	$19.89168	6,621
01/01/2017 to 12/31/2017	$19.89168	$20.78882	4,728
01/01/2018 to 12/31/2018	$20.78882	$16.77946	2,542
01/01/2019 to 12/31/2019	$16.77946	$19.92520	454
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$11.25044	$12.68409	16,377
01/01/2011 to 12/31/2011	$12.68409	$12.13926	5,215
01/01/2012 to 12/31/2012	$12.13926	$13.89483	7,212
01/01/2013 to 12/31/2013	$13.89483	$19.48226	20,350
01/01/2014 to 12/31/2014	$19.48226	$20.54887	17,245
01/01/2015 to 12/31/2015	$20.54887	$21.92147	13,928
01/01/2016 to 12/31/2016	$21.92147	$21.91782	6,911
01/01/2017 to 12/31/2017	$21.91782	$29.42329	6,189
01/01/2018 to 12/31/2018	$29.42329	$29.74669	7,217
01/01/2019 to 12/31/2019	$29.74669	$37.13361	7,450

A-12

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.71389	$9.53865	49,989
01/01/2011 to 12/31/2011	$9.53865	$9.24057	18,206
01/01/2012 to 12/31/2012	$9.24057	$10.20079	15,220
01/01/2013 to 12/31/2013	$10.20079	$13.36948	1,249
01/01/2014 to 12/31/2014	$13.36948	$13.21798	881
01/01/2015 to 12/31/2015	$13.21798	$12.08727	1,539
01/01/2016 to 12/31/2016	$12.08727	$12.48882	249
01/01/2017 to 12/31/2017	$12.48882	$14.17145	358
01/01/2018 to 12/31/2018	$14.17145	$12.45435	7,482
01/01/2019 to 12/31/2019	$12.45435	$15.27299	13,111
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$10.72580	$11.04139	39,047
01/01/2011 to 12/31/2011	$11.04139	$11.19265	17,715
01/01/2012 to 12/31/2012	$11.19265	$11.46495	17,456
01/01/2013 to 12/31/2013	$11.46495	$10.74223	6,107
01/01/2014 to 12/31/2014	$10.74223	$10.51570	6,879
01/01/2015 to 12/31/2015	$10.51570	$9.76424	3,304
01/01/2016 to 12/31/2016	$9.76424	$9.92035	1,920
01/01/2017 to 12/31/2017	$9.92035	$9.85528	3,730
01/01/2018 to 12/31/2018	$9.85528	$9.78455	1,059
01/01/2019 to 12/31/2019	$9.78455	$9.67800	1,018
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$9.30030	$11.19159	30,309
01/01/2011 to 12/31/2011	$11.19159	$10.51941	11,640
01/01/2012 to 12/31/2012	$10.51941	$12.12549	14,025
01/01/2013 to 12/31/2013	$12.12549	$15.63078	20,604
01/01/2014 to 12/31/2014	$15.63078	$17.49445	17,595
01/01/2015 to 12/31/2015	$17.49445	$15.90529	2,372
01/01/2016 to 12/31/2016	$15.90529	$17.65210	1,863
01/01/2017 to 12/31/2017	$17.65210	$20.37024	1,999
01/01/2018 to 12/31/2018	$20.37024	$16.55057	529
01/01/2019 to 12/31/2019	$16.55057	$19.19663	1,160
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$9.99485	$10.48873	80,747
01/01/2011 to 12/31/2011	$10.48873	$10.82644	33,098
01/01/2012 to 12/31/2012	$10.82644	$11.36669	41,891
01/01/2013 to 12/31/2013	$11.36669	$10.90030	64,111
01/01/2014 to 12/31/2014	$10.90030	$11.37520	62,478
01/01/2015 to 12/31/2015	$11.37520	$11.21067	33,189
01/01/2016 to 12/31/2016	$11.21067	$11.47629	21,828
01/01/2017 to 12/31/2017	$11.47629	$11.87776	19,379
01/01/2018 to 12/31/2018	$11.87776	$11.29955	27,945
01/01/2019 to 12/31/2019	$11.29955	$12.35327	26,590
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$8.90535	$10.71758	2,060
01/01/2011 to 12/31/2011	$10.71758	$9.09947	775
01/01/2012 to 12/31/2012	$9.09947	$10.06979	1,130
01/01/2013 to 12/31/2013	$10.06979	$11.75758	873
01/01/2014 to 12/31/2014	$11.75758	$10.83929	538
01/01/2015 to 12/31/2015	$10.83929	$10.79431	346
01/01/2016 to 12/31/2016	$10.79431	$10.85107	295
01/01/2017 to 12/31/2017	$10.85107	$13.19046	152
01/01/2018 to 12/31/2018	$13.19046	$10.67423	50
01/01/2019 to 12/31/2019	$10.67423	$12.00230	0

A-13

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$10.92687	$13.71576	1,684
01/01/2011 to 12/31/2011	$13.71576	$12.63749	457
01/01/2012 to 12/31/2012	$12.63749	$14.85539	898
01/01/2013 to 12/31/2013	$14.85539	$20.27800	821
01/01/2014 to 12/31/2014	$20.27800	$20.54751	819
01/01/2015 to 12/31/2015	$20.54751	$20.32717	134
01/01/2016 to 12/31/2016	$20.32717	$19.94169	161
01/01/2017 to 12/31/2017	$19.94169	$26.20089	26
01/01/2018 to 12/31/2018	$26.20089	$25.63489	3
01/01/2019 to 12/31/2019	$25.63489	$34.28794	3
*Denotes the start date of these sub-accounts

A-14

Optimum Four
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.69733	$10.67839	133,580,486
01/01/2011 to 12/31/2011	$10.67839	$10.22319	102,346,558
01/01/2012 to 12/31/2012	$10.22319	$11.31782	108,178,074
01/01/2013 to 12/31/2013	$11.31782	$12.24138	100,174,797
01/01/2014 to 12/31/2014	$12.24138	$12.49905	87,606,755
01/01/2015 to 12/31/2015	$12.49905	$11.89713	68,782,936
01/01/2016 to 12/31/2016	$11.89713	$12.44263	58,214,019
01/01/2017 to 12/31/2017	$12.44263	$13.77806	54,102,792
01/01/2018 to 12/31/2018	$13.77806	$12.44714	33,516,521
01/01/2019 to 12/31/2019	$12.44714	$14.20721	28,389,584
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.94508	$10.98534	124,066,065
01/01/2011 to 12/31/2011	$10.98534	$10.67303	99,522,684
01/01/2012 to 12/31/2012	$10.67303	$11.80621	107,656,583
01/01/2013 to 12/31/2013	$11.80621	$13.66059	103,827,389
01/01/2014 to 12/31/2014	$13.66059	$14.31143	95,621,538
01/01/2015 to 12/31/2015	$14.31143	$14.14234	86,642,320
01/01/2016 to 12/31/2016	$14.14234	$14.78547	78,766,981
01/01/2017 to 12/31/2017	$14.78547	$16.70974	71,824,281
01/01/2018 to 12/31/2018	$16.70974	$15.62167	58,267,332
01/01/2019 to 12/31/2019	$15.62167	$18.34721	41,419,273
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$12.18946	$12.45587	20,255,855
01/01/2011 to 12/31/2011	$12.45587	$12.52601	18,155,075
01/01/2012 to 12/31/2012	$12.52601	$12.89740	15,540,231
01/01/2013 to 12/31/2013	$12.89740	$12.40869	10,724,539
01/01/2014 to 12/31/2014	$12.40869	$12.19212	7,424,203
01/01/2015 to 12/31/2015	$12.19212	$12.04895	5,743,361
01/01/2016 to 12/31/2016	$12.04895	$12.04444	4,782,679
01/01/2017 to 12/31/2017	$12.04444	$12.04825	4,425,882
01/01/2018 to 12/31/2018	$12.04825	$11.93676	3,457,086
01/01/2019 to 12/31/2019	$11.93676	$12.28225	3,266,906
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$13.64570	$14.45644	75,211,006
01/01/2011 to 12/31/2011	$14.45644	$14.67015	60,233,010
01/01/2012 to 12/31/2012	$14.67015	$15.77284	65,143,645
01/01/2013 to 12/31/2013	$15.77284	$15.22753	54,477,871
01/01/2014 to 12/31/2014	$15.22753	$15.61000	44,662,030
01/01/2015 to 12/31/2015	$15.61000	$15.02887	35,594,616
01/01/2016 to 12/31/2016	$15.02887	$15.40633	31,191,104
01/01/2017 to 12/31/2017	$15.40633	$15.81374	31,072,056
01/01/2018 to 12/31/2018	$15.81374	$15.44871	23,336,011
01/01/2019 to 12/31/2019	$15.44871	$16.59544	18,589,194

A-15

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$9.52235	$10.61785	141,306,019
01/01/2011 to 12/31/2011	$10.61785	$10.18954	100,099,910
01/01/2012 to 12/31/2012	$10.18954	$11.39642	113,717,767
01/01/2013 to 12/31/2013	$11.39642	$13.75050	125,316,122
01/01/2014 to 12/31/2014	$13.75050	$14.46969	121,728,074
01/01/2015 to 12/31/2015	$14.46969	$14.30680	113,394,276
01/01/2016 to 12/31/2016	$14.30680	$15.03316	101,590,172
01/01/2017 to 12/31/2017	$15.03316	$17.43090	96,062,997
01/01/2018 to 12/31/2018	$17.43090	$16.07583	76,708,296
01/01/2019 to 12/31/2019	$16.07583	$19.32808	53,109,424
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$18.32376	$23.19228	2,674,245
01/01/2011 to 12/31/2011	$23.19228	$24.31338	2,210,944
01/01/2012 to 12/31/2012	$24.31338	$27.58177	2,291,954
01/01/2013 to 12/31/2013	$27.58177	$27.97660	2,083,185
01/01/2014 to 12/31/2014	$27.97660	$36.02098	2,044,785
01/01/2015 to 12/31/2015	$36.02098	$37.14280	1,780,125
01/01/2016 to 12/31/2016	$37.14280	$38.29038	1,533,707
01/01/2017 to 12/31/2017	$38.29038	$40.01231	1,307,651
01/01/2018 to 12/31/2018	$40.01231	$37.47763	931,793
01/01/2019 to 12/31/2019	$37.47763	$48.36565	708,509
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$10.42178	$10.25242	50,307,852
01/01/2011 to 12/31/2011	$10.25242	$10.08558	50,902,069
01/01/2012 to 12/31/2012	$10.08558	$9.92007	39,894,836
01/01/2013 to 12/31/2013	$9.92007	$9.75615	29,504,243
01/01/2014 to 12/31/2014	$9.75615	$9.59539	25,524,289
01/01/2015 to 12/31/2015	$9.59539	$9.43719	23,153,087
01/01/2016 to 12/31/2016	$9.43719	$9.28187	20,723,986
01/01/2017 to 12/31/2017	$9.28187	$9.16030	16,486,250
01/01/2018 to 12/31/2018	$9.16030	$9.12553	14,577,153
01/01/2019 to 12/31/2019	$9.12553	$9.12673	11,977,760
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$8.78382	$9.77580	5,307,829
01/01/2011 to 12/31/2011	$9.77580	$9.21256	4,698,568
01/01/2012 to 12/31/2012	$9.21256	$10.59036	4,248,181
01/01/2013 to 12/31/2013	$10.59036	$14.56755	5,494,376
01/01/2014 to 12/31/2014	$14.56755	$16.29672	5,782,801
01/01/2015 to 12/31/2015	$16.29672	$14.77183	4,317,804
01/01/2016 to 12/31/2016	$14.77183	$17.41780	3,949,844
01/01/2017 to 12/31/2017	$17.41780	$20.41923	3,761,572
01/01/2018 to 12/31/2018	$20.41923	$17.23861	3,259,259
01/01/2019 to 12/31/2019	$17.23861	$21.95970	2,534,729
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$15.91046	$17.91664	7,241,298
01/01/2011 to 12/31/2011	$17.91664	$15.34398	5,734,722
01/01/2012 to 12/31/2012	$15.34398	$18.16395	4,942,527
01/01/2013 to 12/31/2013	$18.16395	$21.26858	4,582,698
01/01/2014 to 12/31/2014	$21.26858	$19.76196	3,989,471
01/01/2015 to 12/31/2015	$19.76196	$20.04771	3,324,751
01/01/2016 to 12/31/2016	$20.04771	$18.97262	2,931,676
01/01/2017 to 12/31/2017	$18.97262	$25.27111	3,021,102
01/01/2018 to 12/31/2018	$25.27111	$21.53882	2,629,968
01/01/2019 to 12/31/2019	$21.53882	$27.98572	1,942,537

A-16

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST International Value Portfolio
01/01/2010 to 12/31/2010	$14.73896	$16.10237	3,649,081
01/01/2011 to 12/31/2011	$16.10237	$13.84955	2,916,031
01/01/2012 to 12/31/2012	$13.84955	$15.89231	2,668,328
01/01/2013 to 12/31/2013	$15.89231	$18.67292	2,705,225
01/01/2014 to 12/31/2014	$18.67292	$17.13364	2,548,306
01/01/2015 to 12/31/2015	$17.13364	$16.98867	2,467,892
01/01/2016 to 12/31/2016	$16.98867	$16.80599	2,319,732
01/01/2017 to 12/31/2017	$16.80599	$20.30026	2,283,395
01/01/2018 to 12/31/2018	$20.30026	$16.74197	1,830,771
01/01/2019 to 12/31/2019	$16.74197	$19.76268	1,522,077
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.85552	$14.60401	5,905,133
01/01/2011 to 12/31/2011	$14.60401	$13.04913	4,359,903
01/01/2012 to 12/31/2012	$13.04913	$15.64529	4,428,816
01/01/2013 to 12/31/2013	$15.64529	$17.75076	4,647,244
01/01/2014 to 12/31/2014	$17.75076	$16.34657	4,276,895
01/01/2015 to 12/31/2015	$16.34657	$15.62754	3,960,328
01/01/2016 to 12/31/2016	$15.62754	$15.66712	3,354,922
01/01/2017 to 12/31/2017	$15.66712	$19.97550	3,518,759
01/01/2018 to 12/31/2018	$19.97550	$16.21247	2,855,876
01/01/2019 to 12/31/2019	$16.21247	$20.28579	2,206,545
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.86212	$12.79307	17,364,094
01/01/2011 to 12/31/2011	$12.79307	$12.46741	14,080,420
01/01/2012 to 12/31/2012	$12.46741	$13.76555	11,942,585
01/01/2013 to 12/31/2013	$13.76555	$18.49514	9,091,584
01/01/2014 to 12/31/2014	$18.49514	$20.11628	9,720,568
01/01/2015 to 12/31/2015	$20.11628	$21.77709	7,424,343
01/01/2016 to 12/31/2016	$21.77709	$22.61288	6,587,463
01/01/2017 to 12/31/2017	$22.61288	$29.57790	5,433,449
01/01/2018 to 12/31/2018	$29.57790	$28.30541	3,958,406
01/01/2019 to 12/31/2019	$28.30541	$36.64388	2,896,616
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$9.75127	$10.81643	5,238,425
01/01/2011 to 12/31/2011	$10.81643	$10.57498	4,289,955
01/01/2012 to 12/31/2012	$10.57498	$12.17716	4,420,398
01/01/2013 to 12/31/2013	$12.17716	$16.37229	4,361,903
01/01/2014 to 12/31/2014	$16.37229	$17.50467	3,793,575
01/01/2015 to 12/31/2015	$17.50467	$18.46042	3,157,980
01/01/2016 to 12/31/2016	$18.46042	$18.50343	2,652,678
01/01/2017 to 12/31/2017	$18.50343	$23.78749	2,376,378
01/01/2018 to 12/31/2018	$23.78749	$23.89579	2,034,089
01/01/2019 to 12/31/2019	$23.89579	$32.38035	1,570,309
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.42307	$15.81896	6,728,348
01/01/2011 to 12/31/2011	$15.81896	$15.09505	4,560,864
01/01/2012 to 12/31/2012	$15.09505	$17.75759	4,904,077
01/01/2013 to 12/31/2013	$17.75759	$23.08682	5,099,534
01/01/2014 to 12/31/2014	$23.08682	$25.32324	4,212,533
01/01/2015 to 12/31/2015	$25.32324	$23.48945	6,589,806
01/01/2016 to 12/31/2016	$23.48945	$23.48269	5,545,452
01/01/2017 to 12/31/2017	$23.48269	$29.35334	5,099,466
01/01/2018 to 12/31/2018	$29.35334	$27.61105	3,953,745
01/01/2019 to 12/31/2019	$27.61105	$35.34436	2,780,427

A-17

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.87956	$16.84971	5,901,157
01/01/2011 to 12/31/2011	$16.84971	$16.16040	4,911,194
01/01/2012 to 12/31/2012	$16.16040	$18.61569	4,148,499
01/01/2013 to 12/31/2013	$18.61569	$25.99973	4,423,739
01/01/2014 to 12/31/2014	$25.99973	$29.21476	4,014,110
01/01/2015 to 12/31/2015	$29.21476	$27.11311	3,114,772
01/01/2016 to 12/31/2016	$27.11311	$31.52790	2,980,209
01/01/2017 to 12/31/2017	$31.52790	$35.28495	2,774,803
01/01/2018 to 12/31/2018	$35.28495	$28.99369	2,141,063
01/01/2019 to 12/31/2019	$28.99369	$34.50787	1,659,016
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$10.65255	$11.58445	100,001,194
01/01/2011 to 12/31/2011	$11.58445	$11.50704	96,778,216
01/01/2012 to 12/31/2012	$11.50704	$12.49092	98,362,559
01/01/2013 to 12/31/2013	$12.49092	$13.41643	79,093,854
01/01/2014 to 12/31/2014	$13.41643	$13.95709	69,937,144
01/01/2015 to 12/31/2015	$13.95709	$13.74652	60,478,072
01/01/2016 to 12/31/2016	$13.74652	$14.26721	53,321,376
01/01/2017 to 12/31/2017	$14.26721	$15.45393	48,157,612
01/01/2018 to 12/31/2018	$15.45393	$14.76594	36,694,167
01/01/2019 to 12/31/2019	$14.76594	$16.66284	26,977,684
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$14.45984	$18.84985	4,200,876
01/01/2011 to 12/31/2011	$18.84985	$16.10840	4,029,967
01/01/2012 to 12/31/2012	$16.10840	$19.02245	3,987,156
01/01/2013 to 12/31/2013	$19.02245	$26.34396	3,589,232
01/01/2014 to 12/31/2014	$26.34396	$27.18947	3,049,744
01/01/2015 to 12/31/2015	$27.18947	$27.09786	2,435,616
01/01/2016 to 12/31/2016	$27.09786	$28.70362	2,019,066
01/01/2017 to 12/31/2017	$28.70362	$36.04862	1,824,209
01/01/2018 to 12/31/2018	$36.04862	$31.60636	1,485,600
01/01/2019 to 12/31/2019	$31.60636	$42.42558	1,060,339
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$8.87798	$11.91138	4,648,452
01/01/2011 to 12/31/2011	$11.91138	$11.60040	3,213,655
01/01/2012 to 12/31/2012	$11.60040	$12.79787	3,096,260
01/01/2013 to 12/31/2013	$12.79787	$17.01398	4,073,887
01/01/2014 to 12/31/2014	$17.01398	$17.37236	3,201,641
01/01/2015 to 12/31/2015	$17.37236	$17.22002	3,111,281
01/01/2016 to 12/31/2016	$17.22002	$18.98180	2,541,436
01/01/2017 to 12/31/2017	$18.98180	$23.13433	2,373,358
01/01/2018 to 12/31/2018	$23.13433	$20.83844	2,003,260
01/01/2019 to 12/31/2019	$20.83844	$26.66777	1,573,876
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$14.11106	$17.48588	6,195,308
01/01/2011 to 12/31/2011	$17.48588	$16.17000	5,166,090
01/01/2012 to 12/31/2012	$16.17000	$18.79089	3,913,693
01/01/2013 to 12/31/2013	$18.79089	$25.39300	3,418,708
01/01/2014 to 12/31/2014	$25.39300	$26.28974	2,808,610
01/01/2015 to 12/31/2015	$26.28974	$24.74160	2,217,703
01/01/2016 to 12/31/2016	$24.74160	$31.44064	2,012,505
01/01/2017 to 12/31/2017	$31.44064	$33.19514	1,801,371
01/01/2018 to 12/31/2018	$33.19514	$27.07026	1,411,502
01/01/2019 to 12/31/2019	$27.07026	$32.47543	1,040,641

A-18

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$10.54281	$12.00822	12,250,636
01/01/2011 to 12/31/2011	$12.00822	$11.61022	9,294,364
01/01/2012 to 12/31/2012	$11.61022	$13.42613	10,725,477
01/01/2013 to 12/31/2013	$13.42613	$19.01819	11,809,685
01/01/2014 to 12/31/2014	$19.01819	$20.26543	11,237,461
01/01/2015 to 12/31/2015	$20.26543	$21.84110	10,710,975
01/01/2016 to 12/31/2016	$21.84110	$22.06119	8,827,493
01/01/2017 to 12/31/2017	$22.06119	$29.91878	7,920,851
01/01/2018 to 12/31/2018	$29.91878	$30.56007	6,705,902
01/01/2019 to 12/31/2019	$30.56007	$38.54072	4,887,345
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$11.51138	$12.73012	3,942,580
01/01/2011 to 12/31/2011	$12.73012	$12.45869	3,528,509
01/01/2012 to 12/31/2012	$12.45869	$13.89489	3,502,241
01/01/2013 to 12/31/2013	$13.89489	$18.39802	2,924,047
01/01/2014 to 12/31/2014	$18.39802	$18.37636	2,608,050
01/01/2015 to 12/31/2015	$18.37636	$16.97727	1,990,270
01/01/2016 to 12/31/2016	$16.97727	$17.72105	1,666,275
01/01/2017 to 12/31/2017	$17.72105	$20.31456	1,508,223
01/01/2018 to 12/31/2018	$20.31456	$18.03762	1,557,450
01/01/2019 to 12/31/2019	$18.03762	$22.34713	5,471,448
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$15.07011	$15.67276	7,114,847
01/01/2011 to 12/31/2011	$15.67276	$16.05020	6,639,260
01/01/2012 to 12/31/2012	$16.05020	$16.60993	5,533,305
01/01/2013 to 12/31/2013	$16.60993	$15.72265	4,600,108
01/01/2014 to 12/31/2014	$15.72265	$15.54940	3,672,856
01/01/2015 to 12/31/2015	$15.54940	$14.58660	2,897,161
01/01/2016 to 12/31/2016	$14.58660	$14.97157	2,569,689
01/01/2017 to 12/31/2017	$14.97157	$15.02573	2,555,780
01/01/2018 to 12/31/2018	$15.02573	$15.07193	1,855,828
01/01/2019 to 12/31/2019	$15.07193	$15.06099	1,606,587
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.11071	$14.72294	2,978,973
01/01/2011 to 12/31/2011	$14.72294	$13.98059	2,405,087
01/01/2012 to 12/31/2012	$13.98059	$16.28103	2,424,624
01/01/2013 to 12/31/2013	$16.28103	$21.20296	2,138,372
01/01/2014 to 12/31/2014	$21.20296	$23.97472	1,904,816
01/01/2015 to 12/31/2015	$23.97472	$22.02086	1,494,027
01/01/2016 to 12/31/2016	$22.02086	$24.68960	1,298,357
01/01/2017 to 12/31/2017	$24.68960	$28.78313	1,173,758
01/01/2018 to 12/31/2018	$28.78313	$23.62781	878,983
01/01/2019 to 12/31/2019	$23.62781	$27.68697	735,703
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.21392	$10.82874	17,651,916
01/01/2011 to 12/31/2011	$10.82874	$11.29192	18,170,336
01/01/2012 to 12/31/2012	$11.29192	$11.97752	18,416,796
01/01/2013 to 12/31/2013	$11.97752	$11.60405	17,928,589
01/01/2014 to 12/31/2014	$11.60405	$12.23394	19,702,934
01/01/2015 to 12/31/2015	$12.23394	$12.18082	18,938,735
01/01/2016 to 12/31/2016	$12.18082	$12.59720	19,007,777
01/01/2017 to 12/31/2017	$12.59720	$13.17153	19,214,511
01/01/2018 to 12/31/2018	$13.17153	$12.65978	20,284,879
01/01/2019 to 12/31/2019	$12.65978	$13.98248	16,984,697

A-19

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$13.32619	$16.11364	637,587
01/01/2011 to 12/31/2011	$16.11364	$13.82121	523,908
01/01/2012 to 12/31/2012	$13.82121	$15.45248	401,945
01/01/2013 to 12/31/2013	$15.45248	$18.22775	283,907
01/01/2014 to 12/31/2014	$18.22775	$16.97668	217,416
01/01/2015 to 12/31/2015	$16.97668	$17.07985	210,347
01/01/2016 to 12/31/2016	$17.07985	$17.34553	138,372
01/01/2017 to 12/31/2017	$17.34553	$21.30098	113,199
01/01/2018 to 12/31/2018	$21.30098	$17.41592	73,608
01/01/2019 to 12/31/2019	$17.41592	$19.78390	59,322
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$12.54043	$15.81530	385,986
01/01/2011 to 12/31/2011	$15.81530	$14.72149	411,256
01/01/2012 to 12/31/2012	$14.72149	$17.48336	413,544
01/01/2013 to 12/31/2013	$17.48336	$24.11014	306,342
01/01/2014 to 12/31/2014	$24.11014	$24.68160	201,332
01/01/2015 to 12/31/2015	$24.68160	$24.66780	142,859
01/01/2016 to 12/31/2016	$24.66780	$24.44784	93,681
01/01/2017 to 12/31/2017	$24.44784	$32.45008	70,682
01/01/2018 to 12/31/2018	$32.45008	$32.07718	55,802
01/01/2019 to 12/31/2019	$32.07718	$43.34529	45,145
*Denotes the start date of these sub-accounts

A-20

Optimum Four
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo
5%/HAV 80 bps (3.05%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13423	$13.17192	65,536
01/01/2011 to 12/31/2011	$13.17192	$12.43126	29,622
01/01/2012 to 12/31/2012	$12.43126	$13.56586	36,253
01/01/2013 to 12/31/2013	$13.56586	$14.46408	11,985
01/01/2014 to 12/31/2014	$14.46408	$14.55840	21,734
01/01/2015 to 12/31/2015	$14.55840	$13.65997	12,885
01/01/2016 to 12/31/2016	$13.65997	$14.08352	6,722
01/01/2017 to 12/31/2017	$14.08352	$15.37365	19,724
01/01/2018 to 12/31/2018	$15.37365	$13.68977	3,906
01/01/2019 to 12/31/2019	$13.68977	$15.40315	11,000
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.96015	$13.02349	131,786
01/01/2011 to 12/31/2011	$13.02349	$12.47353	52,667
01/01/2012 to 12/31/2012	$12.47353	$13.60110	56,424
01/01/2013 to 12/31/2013	$13.60110	$15.51347	26,419
01/01/2014 to 12/31/2014	$15.51347	$16.02123	35,868
01/01/2015 to 12/31/2015	$16.02123	$15.60653	19,466
01/01/2016 to 12/31/2016	$15.60653	$16.08478	10,566
01/01/2017 to 12/31/2017	$16.08478	$17.92023	9,394
01/01/2018 to 12/31/2018	$17.92023	$16.51349	3,621
01/01/2019 to 12/31/2019	$16.51349	$19.11860	4,491
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.41264	$10.48881	8,917
01/01/2011 to 12/31/2011	$10.48881	$10.39821	3,150
01/01/2012 to 12/31/2012	$10.39821	$10.55386	3,391
01/01/2013 to 12/31/2013	$10.55386	$10.00959	590
01/01/2014 to 12/31/2014	$10.00959	$9.69502	546
01/01/2015 to 12/31/2015	$9.69502	$9.44474	376
01/01/2016 to 12/31/2016	$9.44474	$9.30721	302
01/01/2017 to 12/31/2017	$9.30721	$9.17786	312
01/01/2018 to 12/31/2018	$9.17786	$8.96257	245
01/01/2019 to 12/31/2019	$8.96257	$9.09083	17
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97629	$11.46296	174,087
01/01/2011 to 12/31/2011	$11.46296	$11.46724	92,726
01/01/2012 to 12/31/2012	$11.46724	$12.15323	96,820
01/01/2013 to 12/31/2013	$12.15323	$11.56610	35,919
01/01/2014 to 12/31/2014	$11.56610	$11.68773	32,447
01/01/2015 to 12/31/2015	$11.68773	$11.09239	10,690
01/01/2016 to 12/31/2016	$11.09239	$11.20959	6,473
01/01/2017 to 12/31/2017	$11.20959	$11.34268	8,466
01/01/2018 to 12/31/2018	$11.34268	$10.92236	2,599
01/01/2019 to 12/31/2019	$10.92236	$11.56618	7,115

A-21

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.51126	$10.26888	0
01/01/2011 to 12/31/2011	$10.26888	$11.54677	0
01/01/2012 to 12/31/2012	$11.54677	$11.84987	57,097
01/01/2013 to 12/31/2013	$11.84987	$10.93332	75,887
01/01/2014 to 12/31/2014	$10.93332	$11.05193	30,895
01/01/2015 to 12/31/2015	$11.05193	$10.82962	25,134
01/01/2016 to 12/31/2016	$10.82962	$10.65201	16,045
01/01/2017 to 12/31/2017	$10.65201	$10.40648	18,460
01/01/2018 to 12/31/2018	$10.40648	$10.14435	107,109
01/01/2019 to 12/31/2019	$10.14435	$9.97252	0
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18840	$9.96331	67,081
01/01/2011 to 12/31/2011	$9.96331	$11.46436	5,989
01/01/2012 to 12/31/2012	$11.46436	$11.81648	3,224
01/01/2013 to 12/31/2013	$11.81648	$10.70951	100,166
01/01/2014 to 12/31/2014	$10.70951	$11.02243	58,122
01/01/2015 to 12/31/2015	$11.02243	$10.84945	72,462
01/01/2016 to 12/31/2016	$10.84945	$10.72518	59,214
01/01/2017 to 12/31/2017	$10.72518	$10.49099	22,390
01/01/2018 to 12/31/2018	$10.49099	$10.19900	24,210
01/01/2019 to 12/31/2019	$10.19900	$10.23382	78,566
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99661	$10.86825	55,827
01/01/2011 to 12/31/2011	$10.86825	$12.67668	479,189
01/01/2012 to 12/31/2012	$12.67668	$13.12442	250,845
01/01/2013 to 12/31/2013	$13.12442	$11.83332	78,873
01/01/2014 to 12/31/2014	$11.83332	$12.35365	169,047
01/01/2015 to 12/31/2015	$12.35365	$12.19038	135,676
01/01/2016 to 12/31/2016	$12.19038	$12.05982	107,083
01/01/2017 to 12/31/2017	$12.05982	$11.87777	39,969
01/01/2018 to 12/31/2018	$11.87777	$11.52135	45,222
01/01/2019 to 12/31/2019	$11.52135	$11.73599	18,532
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99745	$11.86808	148,179
01/01/2012 to 12/31/2012	$11.86808	$12.17835	231,919
01/01/2013 to 12/31/2013	$12.17835	$10.65620	25,469
01/01/2014 to 12/31/2014	$10.65620	$11.40245	15,562
01/01/2015 to 12/31/2015	$11.40245	$11.28653	63,122
01/01/2016 to 12/31/2016	$11.28653	$11.14290	56,736
01/01/2017 to 12/31/2017	$11.14290	$10.97341	30,470
01/01/2018 to 12/31/2018	$10.97341	$10.62125	31,856
01/01/2019 to 12/31/2019	$10.62125	$10.90390	26,195
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99662	$10.26629	77,251
01/01/2013 to 12/31/2013	$10.26629	$8.93791	685,322
01/01/2014 to 12/31/2014	$8.93791	$9.75885	475,047
01/01/2015 to 12/31/2015	$9.75885	$9.71746	181,993
01/01/2016 to 12/31/2016	$9.71746	$9.60176	146,254
01/01/2017 to 12/31/2017	$9.60176	$9.46757	141,379
01/01/2018 to 12/31/2018	$9.46757	$9.15306	139,108
01/01/2019 to 12/31/2019	$9.15306	$9.45152	0

A-22

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99830	$8.63809	347,529
01/01/2014 to 12/31/2014	$8.63809	$9.59655	177,322
01/01/2015 to 12/31/2015	$9.59655	$9.56811	10,739
01/01/2016 to 12/31/2016	$9.56811	$9.45386	10,735
01/01/2017 to 12/31/2017	$9.45386	$9.32049	10,732
01/01/2018 to 12/31/2018	$9.32049	$8.97654	10,728
01/01/2019 to 12/31/2019	$8.97654	$9.39531	10,724
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99830	$11.15903	16,526
01/01/2015 to 12/31/2015	$11.15903	$11.03498	330,937
01/01/2016 to 12/31/2016	$11.03498	$10.96374	5,209
01/01/2017 to 12/31/2017	$10.96374	$10.82471	5,260
01/01/2018 to 12/31/2018	$10.82471	$10.41563	96,691
01/01/2019 to 12/31/2019	$10.41563	$10.97828	67,275
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99830	$9.81132	181,833
01/01/2016 to 12/31/2016	$9.81132	$9.71032	274,087
01/01/2017 to 12/31/2017	$9.71032	$9.64288	225,397
01/01/2018 to 12/31/2018	$9.64288	$9.25003	247,437
01/01/2019 to 12/31/2019	$9.25003	$9.86736	75,349
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99662	$9.75403	378,937
01/01/2017 to 12/31/2017	$9.75403	$9.71124	308,557
01/01/2018 to 12/31/2018	$9.71124	$9.29490	334,853
01/01/2019 to 12/31/2019	$9.29490	$9.97447	190,723
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99661	$9.90917	1,781
01/01/2018 to 12/31/2018	$9.90917	$9.40790	2,547
01/01/2019 to 12/31/2019	$9.40790	$10.17804	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99661	$9.53824	0
01/01/2019 to 12/31/2019	$9.53824	$10.38454	2,438
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99830	$11.09122	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22725	$13.44012	112,968
01/01/2011 to 12/31/2011	$13.44012	$12.71472	48,818
01/01/2012 to 12/31/2012	$12.71472	$14.01774	64,061
01/01/2013 to 12/31/2013	$14.01774	$16.67266	34,911
01/01/2014 to 12/31/2014	$16.67266	$17.29480	31,756
01/01/2015 to 12/31/2015	$17.29480	$16.85680	17,277
01/01/2016 to 12/31/2016	$16.85680	$17.46123	13,019
01/01/2017 to 12/31/2017	$17.46123	$19.95897	8,986
01/01/2018 to 12/31/2018	$19.95897	$18.14380	2,409
01/01/2019 to 12/31/2019	$18.14380	$21.50410	4,496

A-23

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.41408	$17.98463	2,762
01/01/2011 to 12/31/2011	$17.98463	$18.58624	1,055
01/01/2012 to 12/31/2012	$18.58624	$20.78393	1,973
01/01/2013 to 12/31/2013	$20.78393	$20.78128	973
01/01/2014 to 12/31/2014	$20.78128	$26.37632	1,299
01/01/2015 to 12/31/2015	$26.37632	$26.81074	824
01/01/2016 to 12/31/2016	$26.81074	$27.24708	279
01/01/2017 to 12/31/2017	$27.24708	$28.06837	333
01/01/2018 to 12/31/2018	$28.06837	$25.91371	0
01/01/2019 to 12/31/2019	$25.91371	$32.96635	0
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.80078	$9.50418	66,807
01/01/2011 to 12/31/2011	$9.50418	$9.21691	22,753
01/01/2012 to 12/31/2012	$9.21691	$8.93594	21,654
01/01/2013 to 12/31/2013	$8.93594	$8.66333	38,219
01/01/2014 to 12/31/2014	$8.66333	$8.39917	34,608
01/01/2015 to 12/31/2015	$8.39917	$8.14297	10,538
01/01/2016 to 12/31/2016	$8.14297	$7.89524	3,237
01/01/2017 to 12/31/2017	$7.89524	$7.68106	1,578
01/01/2018 to 12/31/2018	$7.68106	$7.54238	1,173
01/01/2019 to 12/31/2019	$7.54238	$7.43589	619
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64759	$13.87561	14,237
01/01/2011 to 12/31/2011	$13.87561	$12.89017	2,571
01/01/2012 to 12/31/2012	$12.89017	$14.60658	3,452
01/01/2013 to 12/31/2013	$14.60658	$19.80633	2,533
01/01/2014 to 12/31/2014	$19.80633	$21.84200	2,755
01/01/2015 to 12/31/2015	$21.84200	$19.51637	1,714
01/01/2016 to 12/31/2016	$19.51637	$22.68548	873
01/01/2017 to 12/31/2017	$22.68548	$26.21723	1,408
01/01/2018 to 12/31/2018	$26.21723	$21.81645	427
01/01/2019 to 12/31/2019	$21.81645	$27.39578	1,402
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.18206	$14.63316	11,291
01/01/2011 to 12/31/2011	$14.63316	$12.35377	3,255
01/01/2012 to 12/31/2012	$12.35377	$14.41562	4,810
01/01/2013 to 12/31/2013	$14.41562	$16.63952	2,931
01/01/2014 to 12/31/2014	$16.63952	$15.24057	3,701
01/01/2015 to 12/31/2015	$15.24057	$15.24080	2,164
01/01/2016 to 12/31/2016	$15.24080	$14.21873	923
01/01/2017 to 12/31/2017	$14.21873	$18.67047	1,564
01/01/2018 to 12/31/2018	$18.67047	$15.68508	465
01/01/2019 to 12/31/2019	$15.68508	$20.08998	1,807
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01465	$14.01639	2,501
01/01/2011 to 12/31/2011	$14.01639	$11.88393	1,271
01/01/2012 to 12/31/2012	$11.88393	$13.44221	1,073
01/01/2013 to 12/31/2013	$13.44221	$15.56934	345
01/01/2014 to 12/31/2014	$15.56934	$14.08243	415
01/01/2015 to 12/31/2015	$14.08243	$13.76436	251
01/01/2016 to 12/31/2016	$13.76436	$13.42303	154
01/01/2017 to 12/31/2017	$13.42303	$15.98390	225
01/01/2018 to 12/31/2018	$15.98390	$12.99339	52
01/01/2019 to 12/31/2019	$12.99339	$15.11950	126

A-24

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49762	$14.02444	15,984
01/01/2011 to 12/31/2011	$14.02444	$12.35294	3,646
01/01/2012 to 12/31/2012	$12.35294	$14.59931	4,897
01/01/2013 to 12/31/2013	$14.59931	$16.32824	2,837
01/01/2014 to 12/31/2014	$16.32824	$14.82251	3,439
01/01/2015 to 12/31/2015	$14.82251	$13.96868	1,733
01/01/2016 to 12/31/2016	$13.96868	$13.80530	460
01/01/2017 to 12/31/2017	$13.80530	$17.35196	2,443
01/01/2018 to 12/31/2018	$17.35196	$13.88128	1,107
01/01/2019 to 12/31/2019	$13.88128	$17.12163	4,282
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62973	$14.66343	10,205
01/01/2011 to 12/31/2011	$14.66343	$14.08713	6,178
01/01/2012 to 12/31/2012	$14.08713	$15.33193	5,047
01/01/2013 to 12/31/2013	$15.33193	$20.30662	4,771
01/01/2014 to 12/31/2014	$20.30662	$21.77222	5,355
01/01/2015 to 12/31/2015	$21.77222	$23.23422	1,841
01/01/2016 to 12/31/2016	$23.23422	$23.78353	1,480
01/01/2017 to 12/31/2017	$23.78353	$30.66791	658
01/01/2018 to 12/31/2018	$30.66791	$28.92830	276
01/01/2019 to 12/31/2019	$28.92830	$36.91742	245
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.07012	$13.19825	19,094
01/01/2011 to 12/31/2011	$13.19825	$12.72029	5,650
01/01/2012 to 12/31/2012	$12.72029	$14.43854	12,520
01/01/2013 to 12/31/2013	$14.43854	$19.13659	7,446
01/01/2014 to 12/31/2014	$19.13659	$20.16893	7,479
01/01/2015 to 12/31/2015	$20.16893	$20.96737	3,288
01/01/2016 to 12/31/2016	$20.96737	$20.71797	1,593
01/01/2017 to 12/31/2017	$20.71797	$26.25673	2,715
01/01/2018 to 12/31/2018	$26.25673	$25.99864	294
01/01/2019 to 12/31/2019	$25.99864	$34.72853	1,005
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.39410	$15.56025	11,918
01/01/2011 to 12/31/2011	$15.56025	$14.63721	5,719
01/01/2012 to 12/31/2012	$14.63721	$16.97338	5,361
01/01/2013 to 12/31/2013	$16.97338	$21.75332	3,788
01/01/2014 to 12/31/2014	$21.75332	$23.52086	5,202
01/01/2015 to 12/31/2015	$23.52086	$21.50686	3,500
01/01/2016 to 12/31/2016	$21.50686	$21.19540	1,347
01/01/2017 to 12/31/2017	$21.19540	$26.11843	1,986
01/01/2018 to 12/31/2018	$26.11843	$24.21616	598
01/01/2019 to 12/31/2019	$24.21616	$30.55741	1,346
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62485	$16.30541	2,199
01/01/2011 to 12/31/2011	$16.30541	$15.41607	751
01/01/2012 to 12/31/2012	$15.41607	$17.50500	4,345
01/01/2013 to 12/31/2013	$17.50500	$24.10075	3,593
01/01/2014 to 12/31/2014	$24.10075	$26.69542	2,440
01/01/2015 to 12/31/2015	$26.69542	$24.42218	683
01/01/2016 to 12/31/2016	$24.42218	$27.99599	1,274
01/01/2017 to 12/31/2017	$27.99599	$30.88754	538
01/01/2018 to 12/31/2018	$30.88754	$25.01680	266
01/01/2019 to 12/31/2019	$25.01680	$29.35091	127

A-25

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52896	$12.35906	141,279
01/01/2011 to 12/31/2011	$12.35906	$12.10214	76,596
01/01/2012 to 12/31/2012	$12.10214	$12.94955	76,027
01/01/2013 to 12/31/2013	$12.94955	$13.71111	18,950
01/01/2014 to 12/31/2014	$13.71111	$14.06060	22,497
01/01/2015 to 12/31/2015	$14.06060	$13.65131	38,106
01/01/2016 to 12/31/2016	$13.65131	$13.96743	25,200
01/01/2017 to 12/31/2017	$13.96743	$14.91465	21,418
01/01/2018 to 12/31/2018	$14.91465	$14.04664	13,522
01/01/2019 to 12/31/2019	$14.04664	$15.62558	2,266
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89626	$16.57264	4,862
01/01/2011 to 12/31/2011	$16.57264	$13.96101	5,255
01/01/2012 to 12/31/2012	$13.96101	$16.25136	5,823
01/01/2013 to 12/31/2013	$16.25136	$22.18619	4,781
01/01/2014 to 12/31/2014	$22.18619	$22.57224	6,128
01/01/2015 to 12/31/2015	$22.57224	$22.17579	3,068
01/01/2016 to 12/31/2016	$22.17579	$23.15637	2,333
01/01/2017 to 12/31/2017	$23.15637	$28.66935	1,802
01/01/2018 to 12/31/2018	$28.66935	$24.77626	568
01/01/2019 to 12/31/2019	$24.77626	$32.78422	1,286
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04607	$17.25484	4,684
01/01/2011 to 12/31/2011	$17.25484	$16.56567	1,545
01/01/2012 to 12/31/2012	$16.56567	$18.01496	4,955
01/01/2013 to 12/31/2013	$18.01496	$23.60916	3,505
01/01/2014 to 12/31/2014	$23.60916	$23.76318	1,821
01/01/2015 to 12/31/2015	$23.76318	$23.21933	565
01/01/2016 to 12/31/2016	$23.21933	$25.23170	359
01/01/2017 to 12/31/2017	$25.23170	$30.31524	296
01/01/2018 to 12/31/2018	$30.31524	$26.91557	125
01/01/2019 to 12/31/2019	$26.91557	$33.95462	16
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85470	$15.70267	9,508
01/01/2011 to 12/31/2011	$15.70267	$14.31444	2,394
01/01/2012 to 12/31/2012	$14.31444	$16.39737	3,290
01/01/2013 to 12/31/2013	$16.39737	$21.84352	2,171
01/01/2014 to 12/31/2014	$21.84352	$22.29292	2,870
01/01/2015 to 12/31/2015	$22.29292	$20.68133	1,386
01/01/2016 to 12/31/2016	$20.68133	$25.90830	490
01/01/2017 to 12/31/2017	$25.90830	$26.96583	911
01/01/2018 to 12/31/2018	$26.96583	$21.67524	281
01/01/2019 to 12/31/2019	$21.67524	$25.63313	1,252
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.07203	$14.67738	16,473
01/01/2011 to 12/31/2011	$14.67738	$13.98915	4,943
01/01/2012 to 12/31/2012	$13.98915	$15.94641	7,580
01/01/2013 to 12/31/2013	$15.94641	$22.26707	3,641
01/01/2014 to 12/31/2014	$22.26707	$23.38955	8,038
01/01/2015 to 12/31/2015	$23.38955	$24.84940	3,791
01/01/2016 to 12/31/2016	$24.84940	$24.74353	1,822
01/01/2017 to 12/31/2017	$24.74353	$33.08066	2,752
01/01/2018 to 12/31/2018	$33.08066	$33.30598	869
01/01/2019 to 12/31/2019	$33.30598	$41.40591	3,621

A-26

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67107	$13.81326	2,749
01/01/2011 to 12/31/2011	$13.81326	$13.32671	1,157
01/01/2012 to 12/31/2012	$13.32671	$14.65094	912
01/01/2013 to 12/31/2013	$14.65094	$19.12313	533
01/01/2014 to 12/31/2014	$19.12313	$18.82863	3,009
01/01/2015 to 12/31/2015	$18.82863	$17.14728	1,113
01/01/2016 to 12/31/2016	$17.14728	$17.64438	429
01/01/2017 to 12/31/2017	$17.64438	$19.93961	663
01/01/2018 to 12/31/2018	$19.93961	$17.45117	99
01/01/2019 to 12/31/2019	$17.45117	$21.31278	1,084
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.03013	$11.30797	13,161
01/01/2011 to 12/31/2011	$11.30797	$11.41592	8,552
01/01/2012 to 12/31/2012	$11.41592	$11.64546	8,562
01/01/2013 to 12/31/2013	$11.64546	$10.86650	953
01/01/2014 to 12/31/2014	$10.86650	$10.59371	1,094
01/01/2015 to 12/31/2015	$10.59371	$9.79616	886
01/01/2016 to 12/31/2016	$9.79616	$9.91198	317
01/01/2017 to 12/31/2017	$9.91198	$9.80663	92
01/01/2018 to 12/31/2018	$9.80663	$9.69588	0
01/01/2019 to 12/31/2019	$9.69588	$9.55090	0
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.14232	$15.74998	8,558
01/01/2011 to 12/31/2011	$15.74998	$14.74335	4,926
01/01/2012 to 12/31/2012	$14.74335	$16.92440	5,226
01/01/2013 to 12/31/2013	$16.92440	$21.72727	2,453
01/01/2014 to 12/31/2014	$21.72727	$24.21804	4,675
01/01/2015 to 12/31/2015	$24.21804	$21.92766	1,847
01/01/2016 to 12/31/2016	$21.92766	$24.23608	1,021
01/01/2017 to 12/31/2017	$24.23608	$27.85350	1,657
01/01/2018 to 12/31/2018	$27.85350	$22.53706	45
01/01/2019 to 12/31/2019	$22.53706	$26.03288	123
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68479	$11.16670	8,009
01/01/2011 to 12/31/2011	$11.16670	$11.47905	2,004
01/01/2012 to 12/31/2012	$11.47905	$12.00221	4,104
01/01/2013 to 12/31/2013	$12.00221	$11.46238	1,345
01/01/2014 to 12/31/2014	$11.46238	$11.91261	3,980
01/01/2015 to 12/31/2015	$11.91261	$11.69202	2,333
01/01/2016 to 12/31/2016	$11.69202	$11.92010	1,618
01/01/2017 to 12/31/2017	$11.92010	$12.28657	1,938
01/01/2018 to 12/31/2018	$12.28657	$11.64003	969
01/01/2019 to 12/31/2019	$11.64003	$12.67327	4,115
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.94130	$14.34428	0
01/01/2011 to 12/31/2011	$14.34428	$12.12850	0
01/01/2012 to 12/31/2012	$12.12850	$13.36647	0
01/01/2013 to 12/31/2013	$13.36647	$15.54281	0
01/01/2014 to 12/31/2014	$15.54281	$14.26996	0
01/01/2015 to 12/31/2015	$14.26996	$14.15232	0
01/01/2016 to 12/31/2016	$14.15232	$14.16841	0
01/01/2017 to 12/31/2017	$14.16841	$17.15261	0
01/01/2018 to 12/31/2018	$17.15261	$13.82316	0
01/01/2019 to 12/31/2019	$13.82316	$15.47926	0

A-27

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.82477	$14.81485	0
01/01/2011 to 12/31/2011	$14.81485	$13.59427	0
01/01/2012 to 12/31/2012	$13.59427	$15.91436	0
01/01/2013 to 12/31/2013	$15.91436	$21.63442	0
01/01/2014 to 12/31/2014	$21.63442	$21.83186	0
01/01/2015 to 12/31/2015	$21.83186	$21.50910	0
01/01/2016 to 12/31/2016	$21.50910	$21.01476	0
01/01/2017 to 12/31/2017	$21.01476	$27.49783	0
01/01/2018 to 12/31/2018	$27.49783	$26.79266	0
01/01/2019 to 12/31/2019	$26.79266	$35.68917	0
*Denotes the start date of these sub-accounts

A-28

Optimum Plus
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With No Optional Benefits Cliff M&E (0.65%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$12.43785	$13.28419	3,302,095
01/01/2014 to 12/31/2014	$13.28419	$13.70177	4,233,346
01/01/2015 to 12/31/2015	$13.70177	$13.17454	4,275,666
01/01/2016 to 12/31/2016	$13.17454	$13.91823	7,653,121
01/01/2017 to 12/31/2017	$13.91823	$15.56812	17,046,560
01/01/2018 to 12/31/2018	$15.56812	$14.20813	17,277,340
01/01/2019 to 12/31/2019	$14.20813	$16.38199	26,202,776
AST Balanced Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$13.02090	$14.82427	2,849,628
01/01/2014 to 12/31/2014	$14.82427	$15.68843	3,274,796
01/01/2015 to 12/31/2015	$15.68843	$15.66066	4,187,549
01/01/2016 to 12/31/2016	$15.66066	$16.53880	8,248,576
01/01/2017 to 12/31/2017	$16.53880	$18.88058	21,352,492
01/01/2018 to 12/31/2018	$18.88058	$17.83171	25,969,719
01/01/2019 to 12/31/2019	$17.83171	$21.15566	35,476,617
AST BlackRock Low Duration Bond Portfolio
02/04/2013 to 12/31/2013	$20.68011	$20.14971	2,801,507
01/01/2014 to 12/31/2014	$20.14971	$19.99945	2,847,394
01/01/2015 to 12/31/2015	$19.99945	$19.96538	2,661,208
01/01/2016 to 12/31/2016	$19.96538	$20.16033	2,499,016
01/01/2017 to 12/31/2017	$20.16033	$20.37142	2,658,656
01/01/2018 to 12/31/2018	$20.37142	$20.38931	2,645,887
01/01/2019 to 12/31/2019	$20.38931	$21.19276	2,959,786
AST BlackRock/Loomis Sayles Bond Portfolio
02/04/2013 to 12/31/2013	$28.95270	$28.29890	3,800,767
01/01/2014 to 12/31/2014	$28.29890	$29.30456	3,324,750
01/01/2015 to 12/31/2015	$29.30456	$28.50038	3,258,429
01/01/2016 to 12/31/2016	$28.50038	$29.51247	4,058,167
01/01/2017 to 12/31/2017	$29.51247	$30.59987	7,460,536
01/01/2018 to 12/31/2018	$30.59987	$30.19918	7,727,763
01/01/2019 to 12/31/2019	$30.19918	$32.77077	10,806,181
AST Capital Growth Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$12.66358	$14.92172	4,132,517
01/01/2014 to 12/31/2014	$14.92172	$15.86168	5,683,698
01/01/2015 to 12/31/2015	$15.86168	$15.84275	7,368,448
01/01/2016 to 12/31/2016	$15.84275	$16.81594	14,217,154
01/01/2017 to 12/31/2017	$16.81594	$19.69547	31,659,316
01/01/2018 to 12/31/2018	$19.69547	$18.35014	38,132,142
01/01/2019 to 12/31/2019	$18.35014	$22.28672	52,396,972
AST Cohen & Steers Realty Portfolio
02/04/2013 to 12/31/2013	$34.92440	$34.35587	382,035
01/01/2014 to 12/31/2014	$34.35587	$44.68361	429,106
01/01/2015 to 12/31/2015	$44.68361	$46.54348	402,779
01/01/2016 to 12/31/2016	$46.54348	$48.46744	423,296
01/01/2017 to 12/31/2017	$48.46744	$51.16020	579,401
01/01/2018 to 12/31/2018	$51.16020	$48.40949	550,843
01/01/2019 to 12/31/2019	$48.40949	$63.10821	674,662

A-29

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Government Money Market Portfolio
02/04/2013 to 12/31/2013	$15.19855	$15.10943	5,545,728
01/01/2014 to 12/31/2014	$15.10943	$15.01092	7,009,676
01/01/2015 to 12/31/2015	$15.01092	$14.91290	7,119,880
01/01/2016 to 12/31/2016	$14.91290	$14.81638	6,852,795
01/01/2017 to 12/31/2017	$14.81638	$14.77056	7,080,832
01/01/2018 to 12/31/2018	$14.77056	$14.86481	9,658,303
01/01/2019 to 12/31/2019	$14.86481	$15.01788	10,608,543
AST Hotchkis & Wiley Large-Cap Value Portfolio
02/04/2013 to 12/31/2013	$25.20420	$33.28529	358,350
01/01/2014 to 12/31/2014	$33.28529	$37.61471	443,673
01/01/2015 to 12/31/2015	$37.61471	$34.44205	446,128
01/01/2016 to 12/31/2016	$34.44205	$41.02324	578,942
01/01/2017 to 12/31/2017	$41.02324	$48.57917	797,292
01/01/2018 to 12/31/2018	$48.57917	$41.43184	854,236
01/01/2019 to 12/31/2019	$41.43184	$53.31484	1,112,927
AST International Growth Portfolio
02/04/2013 to 12/31/2013	$22.05907	$25.35990	1,229,002
01/01/2014 to 12/31/2014	$25.35990	$23.80315	1,559,437
01/01/2015 to 12/31/2015	$23.80315	$24.39293	1,572,634
01/01/2016 to 12/31/2016	$24.39293	$23.31893	1,595,691
01/01/2017 to 12/31/2017	$23.31893	$31.37470	1,743,680
01/01/2018 to 12/31/2018	$31.37470	$27.01463	1,743,956
01/01/2019 to 12/31/2019	$27.01463	$35.45730	1,828,366
AST International Value Portfolio
02/04/2013 to 12/31/2013	$20.57078	$23.67546	316,370
01/01/2014 to 12/31/2014	$23.67546	$21.94480	331,237
01/01/2015 to 12/31/2015	$21.94480	$21.98043	377,249
01/01/2016 to 12/31/2016	$21.98043	$21.96444	494,250
01/01/2017 to 12/31/2017	$21.96444	$26.79999	822,800
01/01/2018 to 12/31/2018	$26.79999	$22.32870	916,090
01/01/2019 to 12/31/2019	$22.32870	$26.62527	1,088,517
AST J.P. Morgan International Equity Portfolio
02/04/2013 to 12/31/2013	$26.18502	$29.44603	493,919
01/01/2014 to 12/31/2014	$29.44603	$27.39256	519,707
01/01/2015 to 12/31/2015	$27.39256	$26.45402	521,224
01/01/2016 to 12/31/2016	$26.45402	$26.78990	574,859
01/01/2017 to 12/31/2017	$26.78990	$34.50274	990,407
01/01/2018 to 12/31/2018	$34.50274	$28.28957	1,069,922
01/01/2019 to 12/31/2019	$28.28957	$35.75683	1,395,418
AST Loomis Sayles Large-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$22.76227	$29.54365	2,203,644
01/01/2014 to 12/31/2014	$29.54365	$32.45986	2,714,814
01/01/2015 to 12/31/2015	$32.45986	$35.49674	2,592,109
01/01/2016 to 12/31/2016	$35.49674	$37.23259	2,470,649
01/01/2017 to 12/31/2017	$37.23259	$49.19383	2,633,786
01/01/2018 to 12/31/2018	$49.19383	$47.55886	2,377,615
01/01/2019 to 12/31/2019	$47.55886	$62.19491	2,417,759
AST MFS Growth Portfolio
02/04/2013 to 12/31/2013	$10.79943	$14.04784	825,258
01/01/2014 to 12/31/2014	$14.04784	$15.17211	864,288
01/01/2015 to 12/31/2015	$15.17211	$16.16312	862,289
01/01/2016 to 12/31/2016	$16.16312	$16.36507	974,945
01/01/2017 to 12/31/2017	$16.36507	$21.25152	1,377,403
01/01/2018 to 12/31/2018	$21.25152	$21.56670	1,370,389
01/01/2019 to 12/31/2019	$21.56670	$29.52114	1,656,767

A-30

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Mid-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$7.32398	$9.17056	1,866,674
01/01/2014 to 12/31/2014	$9.17056	$10.16119	2,054,799
01/01/2015 to 12/31/2015	$10.16119	$9.52113	4,086,768
01/01/2016 to 12/31/2016	$9.52113	$9.61489	4,450,159
01/01/2017 to 12/31/2017	$9.61489	$12.14029	6,921,815
01/01/2018 to 12/31/2018	$12.14029	$11.53645	7,167,080
01/01/2019 to 12/31/2019	$11.53645	$14.91768	8,973,251
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
02/04/2013 to 12/31/2013	$43.70393	$57.58674	593,491
01/01/2014 to 12/31/2014	$57.58674	$65.36528	632,089
01/01/2015 to 12/31/2015	$65.36528	$61.27996	588,881
01/01/2016 to 12/31/2016	$61.27996	$71.98029	595,116
01/01/2017 to 12/31/2017	$71.98029	$81.37387	775,668
01/01/2018 to 12/31/2018	$81.37387	$67.54927	770,390
01/01/2019 to 12/31/2019	$67.54927	$81.21333	962,049
AST Preservation Asset Allocation Portfolio
02/04/2013 to 12/31/2013	$13.61007	$14.55895	3,852,365
01/01/2014 to 12/31/2014	$14.55895	$15.29958	3,583,397
01/01/2015 to 12/31/2015	$15.29958	$15.22193	4,194,357
01/01/2016 to 12/31/2016	$15.22193	$15.95874	6,948,644
01/01/2017 to 12/31/2017	$15.95874	$17.46135	12,393,167
01/01/2018 to 12/31/2018	$17.46135	$16.85466	14,490,335
01/01/2019 to 12/31/2019	$16.85466	$19.21341	21,372,711
AST Small-Cap Growth Opportunities Portfolio
02/04/2013 to 12/31/2013	$14.80266	$19.42995	878,841
01/01/2014 to 12/31/2014	$19.42995	$20.25743	1,058,177
01/01/2015 to 12/31/2015	$20.25743	$20.39441	1,095,306
01/01/2016 to 12/31/2016	$20.39441	$21.82195	1,095,490
01/01/2017 to 12/31/2017	$21.82195	$27.68356	1,418,074
01/01/2018 to 12/31/2018	$27.68356	$24.52057	1,458,312
01/01/2019 to 12/31/2019	$24.52057	$33.24867	1,762,794
AST Small-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$29.53272	$37.20616	252,009
01/01/2014 to 12/31/2014	$37.20616	$38.37610	252,894
01/01/2015 to 12/31/2015	$38.37610	$38.42630	270,848
01/01/2016 to 12/31/2016	$38.42630	$42.78718	339,888
01/01/2017 to 12/31/2017	$42.78718	$52.67592	530,286
01/01/2018 to 12/31/2018	$52.67592	$47.93408	556,315
01/01/2019 to 12/31/2019	$47.93408	$61.96647	780,185
AST Small-Cap Value Portfolio
02/04/2013 to 12/31/2013	$31.24335	$40.14664	755,633
01/01/2014 to 12/31/2014	$40.14664	$41.98705	805,379
01/01/2015 to 12/31/2015	$41.98705	$39.91627	803,339
01/01/2016 to 12/31/2016	$39.91627	$51.23806	730,558
01/01/2017 to 12/31/2017	$51.23806	$54.64572	803,223
01/01/2018 to 12/31/2018	$54.64572	$45.01897	784,653
01/01/2019 to 12/31/2019	$45.01897	$54.55683	893,539
AST T. Rowe Price Large-Cap Growth Portfolio
02/04/2013 to 12/31/2013	$21.69277	$29.71001	702,609
01/01/2014 to 12/31/2014	$29.71001	$31.98018	815,771
01/01/2015 to 12/31/2015	$31.98018	$34.81718	1,108,704
01/01/2016 to 12/31/2016	$34.81718	$35.52458	1,275,764
01/01/2017 to 12/31/2017	$35.52458	$48.66519	2,125,459
01/01/2018 to 12/31/2018	$48.66519	$50.21669	2,324,032
01/01/2019 to 12/31/2019	$50.21669	$63.97437	2,998,277

A-31

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Value Portfolio
02/04/2013 to 12/31/2013	$14.60928	$18.44915	515,533
01/01/2014 to 12/31/2014	$18.44915	$18.61487	500,642
01/01/2015 to 12/31/2015	$18.61487	$17.37246	492,716
01/01/2016 to 12/31/2016	$17.37246	$18.31746	539,391
01/01/2017 to 12/31/2017	$18.31746	$21.21087	863,277
01/01/2018 to 12/31/2018	$21.21087	$19.02617	935,862
01/01/2019 to 12/31/2019	$19.02617	$23.81142	6,507,396
AST Templeton Global Bond Portfolio
02/04/2013 to 12/31/2013	$20.40314	$19.73350	1,057,340
01/01/2014 to 12/31/2014	$19.73350	$19.71444	1,171,818
01/01/2015 to 12/31/2015	$19.71444	$18.68194	1,103,519
01/01/2016 to 12/31/2016	$18.68194	$19.36935	1,107,507
01/01/2017 to 12/31/2017	$19.36935	$19.63657	1,390,332
01/01/2018 to 12/31/2018	$19.63657	$19.89846	1,352,053
01/01/2019 to 12/31/2019	$19.89846	$20.08621	1,590,385
AST WEDGE Capital Mid-Cap Value Portfolio
02/04/2013 to 12/31/2013	$18.07272	$22.38888	257,877
01/01/2014 to 12/31/2014	$22.38888	$25.57298	311,302
01/01/2015 to 12/31/2015	$25.57298	$23.72778	266,712
01/01/2016 to 12/31/2016	$23.72778	$26.87288	361,197
01/01/2017 to 12/31/2017	$26.87288	$31.64574	502,593
01/01/2018 to 12/31/2018	$31.64574	$26.24363	519,584
01/01/2019 to 12/31/2019	$26.24363	$31.06475	723,755
AST Western Asset Core Plus Bond Portfolio
02/04/2013 to 12/31/2013	$12.58309	$12.34542	772,270
01/01/2014 to 12/31/2014	$12.34542	$13.14798	1,243,823
01/01/2015 to 12/31/2015	$13.14798	$13.22403	1,531,862
01/01/2016 to 12/31/2016	$13.22403	$13.81477	2,469,176
01/01/2017 to 12/31/2017	$13.81477	$14.59080	5,417,683
01/01/2018 to 12/31/2018	$14.59080	$14.16731	9,309,786
01/01/2019 to 12/31/2019	$14.16731	$15.80649	13,056,084
Wells Fargo VT International Equity Fund - Class 1
02/04/2013 to 12/31/2013	$15.61330	$18.10304	111,142
01/01/2014 to 12/31/2014	$18.10304	$17.03214	110,933
01/01/2015 to 12/31/2015	$17.03214	$17.30996	166,509
01/01/2016 to 12/31/2016	$17.30996	$17.75740	147,868
01/01/2017 to 12/31/2017	$17.75740	$22.02768	155,207
01/01/2018 to 12/31/2018	$22.02768	$18.19433	135,358
01/01/2019 to 12/31/2019	$18.19433	$20.87830	119,123
Wells Fargo VT Omega Growth Fund - Class 1
02/04/2013 to 12/31/2013	$17.38763	$23.32445	126,037
01/01/2014 to 12/31/2014	$23.32445	$24.12008	114,255
01/01/2015 to 12/31/2015	$24.12008	$24.35173	106,941
01/01/2016 to 12/31/2016	$24.35173	$24.37925	86,987
01/01/2017 to 12/31/2017	$24.37925	$32.68691	81,122
01/01/2018 to 12/31/2018	$32.68691	$32.64186	80,911
01/01/2019 to 12/31/2019	$32.64186	$44.55658	86,490
*Denotes the start date of these sub-accounts

A-32

Optimum Plus
Prudential Annuities Life Assurance Corporation
Prospectus
ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo
5%/HAV 80 bps (3.05%)

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.13423	$13.17192	65,536
01/01/2011 to 12/31/2011	$13.17192	$12.43126	29,622
01/01/2012 to 12/31/2012	$12.43126	$13.56586	36,253
01/01/2013 to 12/31/2013	$13.56586	$14.46408	11,985
01/01/2014 to 12/31/2014	$14.46408	$14.55840	21,734
01/01/2015 to 12/31/2015	$14.55840	$13.65997	12,885
01/01/2016 to 12/31/2016	$13.65997	$14.08352	6,722
01/01/2017 to 12/31/2017	$14.08352	$15.37365	19,724
01/01/2018 to 12/31/2018	$15.37365	$13.68977	3,906
01/01/2019 to 12/31/2019	$13.68977	$15.40315	11,000
AST Balanced Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.96015	$13.02349	131,786
01/01/2011 to 12/31/2011	$13.02349	$12.47353	52,667
01/01/2012 to 12/31/2012	$12.47353	$13.60110	56,424
01/01/2013 to 12/31/2013	$13.60110	$15.51347	26,419
01/01/2014 to 12/31/2014	$15.51347	$16.02123	35,868
01/01/2015 to 12/31/2015	$16.02123	$15.60653	19,466
01/01/2016 to 12/31/2016	$15.60653	$16.08478	10,566
01/01/2017 to 12/31/2017	$16.08478	$17.92023	9,394
01/01/2018 to 12/31/2018	$17.92023	$16.51349	3,621
01/01/2019 to 12/31/2019	$16.51349	$19.11860	4,491
AST BlackRock Low Duration Bond Portfolio
01/01/2010 to 12/31/2010	$10.41264	$10.48881	8,917
01/01/2011 to 12/31/2011	$10.48881	$10.39821	3,150
01/01/2012 to 12/31/2012	$10.39821	$10.55386	3,391
01/01/2013 to 12/31/2013	$10.55386	$10.00959	590
01/01/2014 to 12/31/2014	$10.00959	$9.69502	546
01/01/2015 to 12/31/2015	$9.69502	$9.44474	376
01/01/2016 to 12/31/2016	$9.44474	$9.30721	302
01/01/2017 to 12/31/2017	$9.30721	$9.17786	312
01/01/2018 to 12/31/2018	$9.17786	$8.96257	245
01/01/2019 to 12/31/2019	$8.96257	$9.09083	17
AST BlackRock/Loomis Sayles Bond Portfolio
01/01/2010 to 12/31/2010	$10.97629	$11.46296	174,087
01/01/2011 to 12/31/2011	$11.46296	$11.46724	92,726
01/01/2012 to 12/31/2012	$11.46724	$12.15323	96,820
01/01/2013 to 12/31/2013	$12.15323	$11.56610	35,919
01/01/2014 to 12/31/2014	$11.56610	$11.68773	32,447
01/01/2015 to 12/31/2015	$11.68773	$11.09239	10,690
01/01/2016 to 12/31/2016	$11.09239	$11.20959	6,473
01/01/2017 to 12/31/2017	$11.20959	$11.34268	8,466
01/01/2018 to 12/31/2018	$11.34268	$10.92236	2,599
01/01/2019 to 12/31/2019	$10.92236	$11.56618	7,115

A-33

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2019
01/01/2010 to 12/31/2010	$9.51126	$10.26888	0
01/01/2011 to 12/31/2011	$10.26888	$11.54677	0
01/01/2012 to 12/31/2012	$11.54677	$11.84987	57,097
01/01/2013 to 12/31/2013	$11.84987	$10.93332	75,887
01/01/2014 to 12/31/2014	$10.93332	$11.05193	30,895
01/01/2015 to 12/31/2015	$11.05193	$10.82962	25,134
01/01/2016 to 12/31/2016	$10.82962	$10.65201	16,045
01/01/2017 to 12/31/2017	$10.65201	$10.40648	18,460
01/01/2018 to 12/31/2018	$10.40648	$10.14435	107,109
01/01/2019 to 12/31/2019	$10.14435	$9.97252	0
AST Bond Portfolio 2020
01/01/2010 to 12/31/2010	$9.18840	$9.96331	67,081
01/01/2011 to 12/31/2011	$9.96331	$11.46436	5,989
01/01/2012 to 12/31/2012	$11.46436	$11.81648	3,224
01/01/2013 to 12/31/2013	$11.81648	$10.70951	100,166
01/01/2014 to 12/31/2014	$10.70951	$11.02243	58,122
01/01/2015 to 12/31/2015	$11.02243	$10.84945	72,462
01/01/2016 to 12/31/2016	$10.84945	$10.72518	59,214
01/01/2017 to 12/31/2017	$10.72518	$10.49099	22,390
01/01/2018 to 12/31/2018	$10.49099	$10.19900	24,210
01/01/2019 to 12/31/2019	$10.19900	$10.23382	78,566
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$9.99661	$10.86825	55,827
01/01/2011 to 12/31/2011	$10.86825	$12.67668	479,189
01/01/2012 to 12/31/2012	$12.67668	$13.12442	250,845
01/01/2013 to 12/31/2013	$13.12442	$11.83332	78,873
01/01/2014 to 12/31/2014	$11.83332	$12.35365	169,047
01/01/2015 to 12/31/2015	$12.35365	$12.19038	135,676
01/01/2016 to 12/31/2016	$12.19038	$12.05982	107,083
01/01/2017 to 12/31/2017	$12.05982	$11.87777	39,969
01/01/2018 to 12/31/2018	$11.87777	$11.52135	45,222
01/01/2019 to 12/31/2019	$11.52135	$11.73599	18,532
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$9.99745	$11.86808	148,179
01/01/2012 to 12/31/2012	$11.86808	$12.17835	231,919
01/01/2013 to 12/31/2013	$12.17835	$10.65620	25,469
01/01/2014 to 12/31/2014	$10.65620	$11.40245	15,562
01/01/2015 to 12/31/2015	$11.40245	$11.28653	63,122
01/01/2016 to 12/31/2016	$11.28653	$11.14290	56,736
01/01/2017 to 12/31/2017	$11.14290	$10.97341	30,470
01/01/2018 to 12/31/2018	$10.97341	$10.62125	31,856
01/01/2019 to 12/31/2019	$10.62125	$10.90390	26,195
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$9.99662	$10.26629	77,251
01/01/2013 to 12/31/2013	$10.26629	$8.93791	685,322
01/01/2014 to 12/31/2014	$8.93791	$9.75885	475,047
01/01/2015 to 12/31/2015	$9.75885	$9.71746	181,993
01/01/2016 to 12/31/2016	$9.71746	$9.60176	146,254
01/01/2017 to 12/31/2017	$9.60176	$9.46757	141,379
01/01/2018 to 12/31/2018	$9.46757	$9.15306	139,108
01/01/2019 to 12/31/2019	$9.15306	$9.45152	0

A-34

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$9.99830	$8.63809	347,529
01/01/2014 to 12/31/2014	$8.63809	$9.59655	177,322
01/01/2015 to 12/31/2015	$9.59655	$9.56811	10,739
01/01/2016 to 12/31/2016	$9.56811	$9.45386	10,735
01/01/2017 to 12/31/2017	$9.45386	$9.32049	10,732
01/01/2018 to 12/31/2018	$9.32049	$8.97654	10,728
01/01/2019 to 12/31/2019	$8.97654	$9.39531	10,724
AST Bond Portfolio 2025
01/02/2014* to 12/31/2014	$9.99830	$11.15903	16,526
01/01/2015 to 12/31/2015	$11.15903	$11.03498	330,937
01/01/2016 to 12/31/2016	$11.03498	$10.96374	5,209
01/01/2017 to 12/31/2017	$10.96374	$10.82471	5,260
01/01/2018 to 12/31/2018	$10.82471	$10.41563	96,691
01/01/2019 to 12/31/2019	$10.41563	$10.97828	67,275
AST Bond Portfolio 2026
01/02/2015* to 12/31/2015	$9.99830	$9.81132	181,833
01/01/2016 to 12/31/2016	$9.81132	$9.71032	274,087
01/01/2017 to 12/31/2017	$9.71032	$9.64288	225,397
01/01/2018 to 12/31/2018	$9.64288	$9.25003	247,437
01/01/2019 to 12/31/2019	$9.25003	$9.86736	75,349
AST Bond Portfolio 2027
01/04/2016* to 12/31/2016	$9.99662	$9.75403	378,937
01/01/2017 to 12/31/2017	$9.75403	$9.71124	308,557
01/01/2018 to 12/31/2018	$9.71124	$9.29490	334,853
01/01/2019 to 12/31/2019	$9.29490	$9.97447	190,723
AST Bond Portfolio 2028
01/03/2017* to 12/31/2017	$9.99661	$9.90917	1,781
01/01/2018 to 12/31/2018	$9.90917	$9.40790	2,547
01/01/2019 to 12/31/2019	$9.40790	$10.17804	0
AST Bond Portfolio 2029
01/02/2018* to 12/31/2018	$9.99661	$9.53824	0
01/01/2019 to 12/31/2019	$9.53824	$10.38454	2,438
AST Bond Portfolio 2030
01/02/2019* to 12/31/2019	$9.99830	$11.09122	0
AST Capital Growth Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$12.22725	$13.44012	112,968
01/01/2011 to 12/31/2011	$13.44012	$12.71472	48,818
01/01/2012 to 12/31/2012	$12.71472	$14.01774	64,061
01/01/2013 to 12/31/2013	$14.01774	$16.67266	34,911
01/01/2014 to 12/31/2014	$16.67266	$17.29480	31,756
01/01/2015 to 12/31/2015	$17.29480	$16.85680	17,277
01/01/2016 to 12/31/2016	$16.85680	$17.46123	13,019
01/01/2017 to 12/31/2017	$17.46123	$19.95897	8,986
01/01/2018 to 12/31/2018	$19.95897	$18.14380	2,409
01/01/2019 to 12/31/2019	$18.14380	$21.50410	4,496

A-35

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2010 to 12/31/2010	$14.41408	$17.98463	2,762
01/01/2011 to 12/31/2011	$17.98463	$18.58624	1,055
01/01/2012 to 12/31/2012	$18.58624	$20.78393	1,973
01/01/2013 to 12/31/2013	$20.78393	$20.78128	973
01/01/2014 to 12/31/2014	$20.78128	$26.37632	1,299
01/01/2015 to 12/31/2015	$26.37632	$26.81074	824
01/01/2016 to 12/31/2016	$26.81074	$27.24708	279
01/01/2017 to 12/31/2017	$27.24708	$28.06837	333
01/01/2018 to 12/31/2018	$28.06837	$25.91371	0
01/01/2019 to 12/31/2019	$25.91371	$32.96635	0
AST Government Money Market Portfolio
01/01/2010 to 12/31/2010	$9.80078	$9.50418	66,807
01/01/2011 to 12/31/2011	$9.50418	$9.21691	22,753
01/01/2012 to 12/31/2012	$9.21691	$8.93594	21,654
01/01/2013 to 12/31/2013	$8.93594	$8.66333	38,219
01/01/2014 to 12/31/2014	$8.66333	$8.39917	34,608
01/01/2015 to 12/31/2015	$8.39917	$8.14297	10,538
01/01/2016 to 12/31/2016	$8.14297	$7.89524	3,237
01/01/2017 to 12/31/2017	$7.89524	$7.68106	1,578
01/01/2018 to 12/31/2018	$7.68106	$7.54238	1,173
01/01/2019 to 12/31/2019	$7.54238	$7.43589	619
AST Hotchkis & Wiley Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.64759	$13.87561	14,237
01/01/2011 to 12/31/2011	$13.87561	$12.89017	2,571
01/01/2012 to 12/31/2012	$12.89017	$14.60658	3,452
01/01/2013 to 12/31/2013	$14.60658	$19.80633	2,533
01/01/2014 to 12/31/2014	$19.80633	$21.84200	2,755
01/01/2015 to 12/31/2015	$21.84200	$19.51637	1,714
01/01/2016 to 12/31/2016	$19.51637	$22.68548	873
01/01/2017 to 12/31/2017	$22.68548	$26.21723	1,408
01/01/2018 to 12/31/2018	$26.21723	$21.81645	427
01/01/2019 to 12/31/2019	$21.81645	$27.39578	1,402
AST International Growth Portfolio
01/01/2010 to 12/31/2010	$13.18206	$14.63316	11,291
01/01/2011 to 12/31/2011	$14.63316	$12.35377	3,255
01/01/2012 to 12/31/2012	$12.35377	$14.41562	4,810
01/01/2013 to 12/31/2013	$14.41562	$16.63952	2,931
01/01/2014 to 12/31/2014	$16.63952	$15.24057	3,701
01/01/2015 to 12/31/2015	$15.24057	$15.24080	2,164
01/01/2016 to 12/31/2016	$15.24080	$14.21873	923
01/01/2017 to 12/31/2017	$14.21873	$18.67047	1,564
01/01/2018 to 12/31/2018	$18.67047	$15.68508	465
01/01/2019 to 12/31/2019	$15.68508	$20.08998	1,807
AST International Value Portfolio
01/01/2010 to 12/31/2010	$13.01465	$14.01639	2,501
01/01/2011 to 12/31/2011	$14.01639	$11.88393	1,271
01/01/2012 to 12/31/2012	$11.88393	$13.44221	1,073
01/01/2013 to 12/31/2013	$13.44221	$15.56934	345
01/01/2014 to 12/31/2014	$15.56934	$14.08243	415
01/01/2015 to 12/31/2015	$14.08243	$13.76436	251
01/01/2016 to 12/31/2016	$13.76436	$13.42303	154
01/01/2017 to 12/31/2017	$13.42303	$15.98390	225
01/01/2018 to 12/31/2018	$15.98390	$12.99339	52
01/01/2019 to 12/31/2019	$12.99339	$15.11950	126

A-36

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio
01/01/2010 to 12/31/2010	$13.49762	$14.02444	15,984
01/01/2011 to 12/31/2011	$14.02444	$12.35294	3,646
01/01/2012 to 12/31/2012	$12.35294	$14.59931	4,897
01/01/2013 to 12/31/2013	$14.59931	$16.32824	2,837
01/01/2014 to 12/31/2014	$16.32824	$14.82251	3,439
01/01/2015 to 12/31/2015	$14.82251	$13.96868	1,733
01/01/2016 to 12/31/2016	$13.96868	$13.80530	460
01/01/2017 to 12/31/2017	$13.80530	$17.35196	2,443
01/01/2018 to 12/31/2018	$17.35196	$13.88128	1,107
01/01/2019 to 12/31/2019	$13.88128	$17.12163	4,282
AST Loomis Sayles Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$12.62973	$14.66343	10,205
01/01/2011 to 12/31/2011	$14.66343	$14.08713	6,178
01/01/2012 to 12/31/2012	$14.08713	$15.33193	5,047
01/01/2013 to 12/31/2013	$15.33193	$20.30662	4,771
01/01/2014 to 12/31/2014	$20.30662	$21.77222	5,355
01/01/2015 to 12/31/2015	$21.77222	$23.23422	1,841
01/01/2016 to 12/31/2016	$23.23422	$23.78353	1,480
01/01/2017 to 12/31/2017	$23.78353	$30.66791	658
01/01/2018 to 12/31/2018	$30.66791	$28.92830	276
01/01/2019 to 12/31/2019	$28.92830	$36.91742	245
AST MFS Growth Portfolio
01/01/2010 to 12/31/2010	$12.07012	$13.19825	19,094
01/01/2011 to 12/31/2011	$13.19825	$12.72029	5,650
01/01/2012 to 12/31/2012	$12.72029	$14.43854	12,520
01/01/2013 to 12/31/2013	$14.43854	$19.13659	7,446
01/01/2014 to 12/31/2014	$19.13659	$20.16893	7,479
01/01/2015 to 12/31/2015	$20.16893	$20.96737	3,288
01/01/2016 to 12/31/2016	$20.96737	$20.71797	1,593
01/01/2017 to 12/31/2017	$20.71797	$26.25673	2,715
01/01/2018 to 12/31/2018	$26.25673	$25.99864	294
01/01/2019 to 12/31/2019	$25.99864	$34.72853	1,005
AST Mid-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.39410	$15.56025	11,918
01/01/2011 to 12/31/2011	$15.56025	$14.63721	5,719
01/01/2012 to 12/31/2012	$14.63721	$16.97338	5,361
01/01/2013 to 12/31/2013	$16.97338	$21.75332	3,788
01/01/2014 to 12/31/2014	$21.75332	$23.52086	5,202
01/01/2015 to 12/31/2015	$23.52086	$21.50686	3,500
01/01/2016 to 12/31/2016	$21.50686	$21.19540	1,347
01/01/2017 to 12/31/2017	$21.19540	$26.11843	1,986
01/01/2018 to 12/31/2018	$26.11843	$24.21616	598
01/01/2019 to 12/31/2019	$24.21616	$30.55741	1,346
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.62485	$16.30541	2,199
01/01/2011 to 12/31/2011	$16.30541	$15.41607	751
01/01/2012 to 12/31/2012	$15.41607	$17.50500	4,345
01/01/2013 to 12/31/2013	$17.50500	$24.10075	3,593
01/01/2014 to 12/31/2014	$24.10075	$26.69542	2,440
01/01/2015 to 12/31/2015	$26.69542	$24.42218	683
01/01/2016 to 12/31/2016	$24.42218	$27.99599	1,274
01/01/2017 to 12/31/2017	$27.99599	$30.88754	538
01/01/2018 to 12/31/2018	$30.88754	$25.01680	266
01/01/2019 to 12/31/2019	$25.01680	$29.35091	127

A-37

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
01/01/2010 to 12/31/2010	$11.52896	$12.35906	141,279
01/01/2011 to 12/31/2011	$12.35906	$12.10214	76,596
01/01/2012 to 12/31/2012	$12.10214	$12.94955	76,027
01/01/2013 to 12/31/2013	$12.94955	$13.71111	18,950
01/01/2014 to 12/31/2014	$13.71111	$14.06060	22,497
01/01/2015 to 12/31/2015	$14.06060	$13.65131	38,106
01/01/2016 to 12/31/2016	$13.65131	$13.96743	25,200
01/01/2017 to 12/31/2017	$13.96743	$14.91465	21,418
01/01/2018 to 12/31/2018	$14.91465	$14.04664	13,522
01/01/2019 to 12/31/2019	$14.04664	$15.62558	2,266
AST Small-Cap Growth Opportunities Portfolio
01/01/2010 to 12/31/2010	$12.89626	$16.57264	4,862
01/01/2011 to 12/31/2011	$16.57264	$13.96101	5,255
01/01/2012 to 12/31/2012	$13.96101	$16.25136	5,823
01/01/2013 to 12/31/2013	$16.25136	$22.18619	4,781
01/01/2014 to 12/31/2014	$22.18619	$22.57224	6,128
01/01/2015 to 12/31/2015	$22.57224	$22.17579	3,068
01/01/2016 to 12/31/2016	$22.17579	$23.15637	2,333
01/01/2017 to 12/31/2017	$23.15637	$28.66935	1,802
01/01/2018 to 12/31/2018	$28.66935	$24.77626	568
01/01/2019 to 12/31/2019	$24.77626	$32.78422	1,286
AST Small-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.04607	$17.25484	4,684
01/01/2011 to 12/31/2011	$17.25484	$16.56567	1,545
01/01/2012 to 12/31/2012	$16.56567	$18.01496	4,955
01/01/2013 to 12/31/2013	$18.01496	$23.60916	3,505
01/01/2014 to 12/31/2014	$23.60916	$23.76318	1,821
01/01/2015 to 12/31/2015	$23.76318	$23.21933	565
01/01/2016 to 12/31/2016	$23.21933	$25.23170	359
01/01/2017 to 12/31/2017	$25.23170	$30.31524	296
01/01/2018 to 12/31/2018	$30.31524	$26.91557	125
01/01/2019 to 12/31/2019	$26.91557	$33.95462	16
AST Small-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.85470	$15.70267	9,508
01/01/2011 to 12/31/2011	$15.70267	$14.31444	2,394
01/01/2012 to 12/31/2012	$14.31444	$16.39737	3,290
01/01/2013 to 12/31/2013	$16.39737	$21.84352	2,171
01/01/2014 to 12/31/2014	$21.84352	$22.29292	2,870
01/01/2015 to 12/31/2015	$22.29292	$20.68133	1,386
01/01/2016 to 12/31/2016	$20.68133	$25.90830	490
01/01/2017 to 12/31/2017	$25.90830	$26.96583	911
01/01/2018 to 12/31/2018	$26.96583	$21.67524	281
01/01/2019 to 12/31/2019	$21.67524	$25.63313	1,252
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2010 to 12/31/2010	$13.07203	$14.67738	16,473
01/01/2011 to 12/31/2011	$14.67738	$13.98915	4,943
01/01/2012 to 12/31/2012	$13.98915	$15.94641	7,580
01/01/2013 to 12/31/2013	$15.94641	$22.26707	3,641
01/01/2014 to 12/31/2014	$22.26707	$23.38955	8,038
01/01/2015 to 12/31/2015	$23.38955	$24.84940	3,791
01/01/2016 to 12/31/2016	$24.84940	$24.74353	1,822
01/01/2017 to 12/31/2017	$24.74353	$33.08066	2,752
01/01/2018 to 12/31/2018	$33.08066	$33.30598	869
01/01/2019 to 12/31/2019	$33.30598	$41.40591	3,621

A-38

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
AST T. Rowe Price Large-Cap Value Portfolio
01/01/2010 to 12/31/2010	$12.67107	$13.81326	2,749
01/01/2011 to 12/31/2011	$13.81326	$13.32671	1,157
01/01/2012 to 12/31/2012	$13.32671	$14.65094	912
01/01/2013 to 12/31/2013	$14.65094	$19.12313	533
01/01/2014 to 12/31/2014	$19.12313	$18.82863	3,009
01/01/2015 to 12/31/2015	$18.82863	$17.14728	1,113
01/01/2016 to 12/31/2016	$17.14728	$17.64438	429
01/01/2017 to 12/31/2017	$17.64438	$19.93961	663
01/01/2018 to 12/31/2018	$19.93961	$17.45117	99
01/01/2019 to 12/31/2019	$17.45117	$21.31278	1,084
AST Templeton Global Bond Portfolio
01/01/2010 to 12/31/2010	$11.03013	$11.30797	13,161
01/01/2011 to 12/31/2011	$11.30797	$11.41592	8,552
01/01/2012 to 12/31/2012	$11.41592	$11.64546	8,562
01/01/2013 to 12/31/2013	$11.64546	$10.86650	953
01/01/2014 to 12/31/2014	$10.86650	$10.59371	1,094
01/01/2015 to 12/31/2015	$10.59371	$9.79616	886
01/01/2016 to 12/31/2016	$9.79616	$9.91198	317
01/01/2017 to 12/31/2017	$9.91198	$9.80663	92
01/01/2018 to 12/31/2018	$9.80663	$9.69588	0
01/01/2019 to 12/31/2019	$9.69588	$9.55090	0
AST WEDGE Capital Mid-Cap Value Portfolio
01/01/2010 to 12/31/2010	$13.14232	$15.74998	8,558
01/01/2011 to 12/31/2011	$15.74998	$14.74335	4,926
01/01/2012 to 12/31/2012	$14.74335	$16.92440	5,226
01/01/2013 to 12/31/2013	$16.92440	$21.72727	2,453
01/01/2014 to 12/31/2014	$21.72727	$24.21804	4,675
01/01/2015 to 12/31/2015	$24.21804	$21.92766	1,847
01/01/2016 to 12/31/2016	$21.92766	$24.23608	1,021
01/01/2017 to 12/31/2017	$24.23608	$27.85350	1,657
01/01/2018 to 12/31/2018	$27.85350	$22.53706	45
01/01/2019 to 12/31/2019	$22.53706	$26.03288	123
AST Western Asset Core Plus Bond Portfolio
01/01/2010 to 12/31/2010	$10.68479	$11.16670	8,009
01/01/2011 to 12/31/2011	$11.16670	$11.47905	2,004
01/01/2012 to 12/31/2012	$11.47905	$12.00221	4,104
01/01/2013 to 12/31/2013	$12.00221	$11.46238	1,345
01/01/2014 to 12/31/2014	$11.46238	$11.91261	3,980
01/01/2015 to 12/31/2015	$11.91261	$11.69202	2,333
01/01/2016 to 12/31/2016	$11.69202	$11.92010	1,618
01/01/2017 to 12/31/2017	$11.92010	$12.28657	1,938
01/01/2018 to 12/31/2018	$12.28657	$11.64003	969
01/01/2019 to 12/31/2019	$11.64003	$12.67327	4,115
Wells Fargo VT International Equity Fund - Class 1
07/16/2010* to 12/31/2010	$11.94130	$14.34428	0
01/01/2011 to 12/31/2011	$14.34428	$12.12850	0
01/01/2012 to 12/31/2012	$12.12850	$13.36647	0
01/01/2013 to 12/31/2013	$13.36647	$15.54281	0
01/01/2014 to 12/31/2014	$15.54281	$14.26996	0
01/01/2015 to 12/31/2015	$14.26996	$14.15232	0
01/01/2016 to 12/31/2016	$14.15232	$14.16841	0
01/01/2017 to 12/31/2017	$14.16841	$17.15261	0
01/01/2018 to 12/31/2018	$17.15261	$13.82316	0
01/01/2019 to 12/31/2019	$13.82316	$15.47926	0

A-39

	Accumulation Unit Value	Accumulation Unit Value	Number of Accumulation Units
Sub-Account	At Beginning of Period	At End of Period	Outstanding at End of Period
Wells Fargo VT Omega Growth Fund - Class 1
07/16/2010* to 12/31/2010	$11.82477	$14.81485	0
01/01/2011 to 12/31/2011	$14.81485	$13.59427	0
01/01/2012 to 12/31/2012	$13.59427	$15.91436	0
01/01/2013 to 12/31/2013	$15.91436	$21.63442	0
01/01/2014 to 12/31/2014	$21.63442	$21.83186	0
01/01/2015 to 12/31/2015	$21.83186	$21.50910	0
01/01/2016 to 12/31/2016	$21.50910	$21.01476	0
01/01/2017 to 12/31/2017	$21.01476	$27.49783	0
01/01/2018 to 12/31/2018	$27.49783	$26.79266	0
01/01/2019 to 12/31/2019	$26.79266	$35.68917	0
*Denotes the start date of these sub-accounts

A-40

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS
Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations	minus	purchase payments – proportional withdrawals
Example with Sub-account increase
Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive Sub-account performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 - $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000
Examples with Sub-account decline
Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in Sub-account performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 - $0]
	=	-$5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000
In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.
Example with Sub-account increase and withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

B-1

Growth	=	$90,000 – [$50,000 - ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 - $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000
Examples of Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.
Example with death after Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

B-2

Highest Anniversary Value	=	$80,000 + $15,000 – [($ 80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.
Examples of Combination 5% Roll-up and Highest Anniversary Value Death Benefit Calculation
The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 - $3,350) – [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
	=	($63,655 - $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.
Example with death after Death Benefit Target Date
Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

B-3

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.
Examples of Highest Daily Value Death Benefit Calculation
The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.
Example with Sub-account increase and death before Death Benefit Target Date
Assume that the Owner’s Account Value has generally been increasing due to positive Sub-account performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).
Example with withdrawals
Assume that the Account Value has been increasing due to positive Sub-account performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-4

APPENDIX C – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS
PROGRAM RULES

▪
You can elect an asset allocation program provided by LPL Financial Corporation (“LPL”), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL’s evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit (“HD5”), the Lifetime Five Benefit (“LT5”), Spousal Lifetime Five Benefit (“SLT5”), the Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“HD7”), the Spousal Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“SHD7”), the Highest Daily Lifetime 6 Plus Benefits, Highest Daily GRO, GRO Plus II, Highest Daily GRO II or the Highest Daily Value Death Benefit (“HDV”), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

▪
Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

▪
Please see your program materials for a detailed description of LPL’s asset allocation program including the available model portfolios. You can obtain these materials from your LPL financial professional.

HOW THE ASSET ALLOCATION PROGRAM WORKS

▪
Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL financial professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

▪
Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

▪
Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

▪
Owner Changes in Choice of Model Portfolio: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

▪
You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

▪
You cannot participate in automatic rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any automatic rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

C-1

APPENDIX D – FORMULA UNDER HIGHEST DAILY LIFETIME® FIVE INCOME BENEFIT
We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪
a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

▪
Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

▪	V – the total value of all Permitted Sub-accounts in the Annuity.

▪	F – the total value of all Benefit Fixed Rate Account allocations.

▪
I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

▪	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

▪	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
Transfer Calculation:
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

▪	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

▪	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1-Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1-Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

Example:
Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.
Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28
Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%
Since r (>) Cu (because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a
If you elect this feature, the following replaces the “Transfer Calculation” above.
Transfer Calculation:
The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:
If (F / (V + F) > .90) then T = F – (V + F) * .90
If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.
On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than) = .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

▪	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.
The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min (F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

Age 65 “a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

APPENDIX E – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

	Optimum Four NY	Optimum NY	Optimum Plus NY
Minimum Investment	$10,000	$1,000	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 85	Annuitant 85 Oldest Owner 80	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	4 Years (7%, 6%, 5%, 4%) (Applied to Purchase Payments based on the inception date of the Annuity)	7 Years (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.65%	0.65%	0.65%
Distribution Charge	N/A	0.60% annuity years 1-7 0.0% annuity years 8+	1.00% annuity years 1-10 0.00% annuity years 11+
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value. Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value. Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year.	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year
Contract Credit
Yes. Effective for Annuities issued on or after June 20, 2005. Generally we apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity year (i.e. on your fifth Contract Anniversary). Currently the Loyalty Credit is equal to 2.75% of total Purchase Payments made during the first four Annuity years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Contract Anniversary

Yes. Effective for Annuities issued on or after July 24, 2006. Generally we apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity year (i.e. on your fifth Contract Anniversary). Currently the Loyalty Credit is equal to 0.50% of total Purchase Payments made during the first four Annuity years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Contract Anniversary

Yes The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, for the first 6 years of the Annuity. Currently the credit percentages for each year starting with the first year are: 6.50%, 5.00%, 4.00%, 3.00%, 2.00%, and 1.00%.

Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)
Fixed Allocations Available (Currently offering durations of: 5, 7, and 10 years). The MVA formula for NY is [(1+I)/ (1+J)] N 365. The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.

Fixed Allocations Available (Currently offering durations of: 2, 3, 5, 7, and 10 years). The MVA formula for NY is [(1+I)/ (1+J)] N 365. The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.
No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.	All options generally available except where restrictions apply when certain riders are purchased.	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) (No MVA applied)
Optional Death Benefits (for an additional cost)(1)	HAV	HAV	HAV

E-1

	Optimum Four NY	Optimum NY	Optimum Plus NY
Optional Living Benefits (for an additional cost)(2)
GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven and “Plus” versions, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven and “Plus” versions, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven and “Plus” versions, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus

Annuity Rewards(3)	Available after initial CDSC period	Available after initial CDSC period	Available after initial CDSC period
Annuitization Options
Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

Medically Related Surrender	No	No	No

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.

(2)
For more information on these benefits, refer to the “Living Benefit Programs” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.

(3)
The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

E-2

APPENDIX F – FORMULA UNDER GRO PLUS 2008
(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)
The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Next the formula calculates the following formula ratio:

r	=	(L – B) / V.
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu.
The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B - V*Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.
The transfer amount is calculated by the following formula:

T	=	{Min(B, - [L – B- V*Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

F-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND
HIGHEST DAILY GRO
(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)
The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation
The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]
If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.
On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / V
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

F-2

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

F-3

APPENDIX G – FORMULA UNDER HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME® SEVEN INCOME BENEFIT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min ((VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08
(Without Election of 90% Cap Feature)
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

▪	L – the target value as of the current business day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

▪	V – the total value of all Permitted Sub-accounts in the annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.
TARGET VALUE CALCULATION:
On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

▪	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub- accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula.
Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
Transfer Calculation:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account
T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.
4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008
See above for the Terms and Definitions Referenced in the Calculation Formula
Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a
Transfer Calculation:
The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]
If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.
On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

▪	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

▪
If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.
At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.
90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX H – FORMULA FOR HIGHEST DAILY LIFETIME® 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME® PLUS INCOME BENEFIT
(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
Daily Calculations
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
TRANSFER CALCULATION:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L - B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub- accounts
MONTHLY CALCULATION
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub- accounts.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX I – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES
Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts
If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit). Medically-Related Surrenders are not available.

Montana
If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Nevada	Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Medically Related Surrender is not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Fixed Allocations are not available.
Washington
If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available.
Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

I-1

APPENDIX J – FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT
We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	F is the current Account Value of the Fixed Allocations
For each guarantee provided under the program,

▪	Gi is the Principal Value of the guarantee

▪	t i is the number of whole and partial years until the maturity date of the guarantee.

▪	r i is the current fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest integer to determine this rate).
The formula determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each guarantee the value (Li) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + ri)^ti
Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:
A transfer into the Fixed Allocations will occur if L > (AV – 0.2 * V), and V > 0.
The transfer amount is calculated by the following formula:

T	=	MIN (V, (V – (1 / 0.23) * (AV – L)))
A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV - 0.26 * V), and F > 0.
The transfer amount is calculated by the following formula:

T	=	MIN (F, ((1 / 0.23) * (AV – L) – V))

J-1

APPENDIX K – FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT
We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

▪	V is the current Account Value of the elected Sub-accounts of the Annuity

▪	F is the current Account Value of the Fixed Allocations

▪	G is the Principal Value of the guarantee

▪	t is the number of whole and partial years between the current Valuation Day and the maturity date.

▪	ti is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

▪	r is the fixed rate associated with Fixed Allocations of length t (ti is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

▪	ri is the fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

▪	M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.
The formula determines, on each Valuation Day, when a transfer is required.
The formula begins by determining a “cushion”, D:

D	=	1 – [(G – M) / (1 + r)t] / V
Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:
A transfer into the Fixed Allocations will occur if D (less than) 0.20, V (greater than) 0, and V (greater than) 0.02 * AV.
The transfer amount is calculated by the following formula:

T	=	MIN (V, (V * (0.75 * (1 + ri)ti – G + M) / (0.75 * (1 + ri)^ti – (1 + r)t)))
A transfer from the Fixed Allocations to the Sub-accounts will occur if D (greater than) 0.30 and F (greater than) 0.
The transfer amount is calculated by the following formula:

T	=	MIN (F, (V * (0.75 * (1 + ri)ti – G + M) / ((1 + r)[t] – 0.75 * (1 + ri)^ti)))

K-1

APPENDIX L – FORMULA FOR HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT AND
SPOUSAL HIGHEST DAILY LIFETIME® 6 PLUS INCOME BENEFIT
(including Highest Daily Lifetime 6 Plus with LIA)
TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
AST INVESTMENT GRADE BOND SUB-ACCOUNT
TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

▪
Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

▪
Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

▪	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

▪	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

▪	L – the target value as of the current Valuation Day.

▪	r – the target ratio.

▪	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

▪	Vv – the total value of all Permitted Sub-accounts in the Annuity.

▪	VF – the total value of all elected Fixed Rate Options in the Annuity.

▪	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

▪
P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

▪	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

▪	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.
Daily Calculations
TARGET VALUE CALCULATION:
On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a
Transfer Calculation:
The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

▪
If on the third consecutive Valuation Day r > Cu and r £ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

▪
If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts
Monthly Calculation
On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:
If, after the daily Transfer Calculation is performed,
{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations
(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06**

*	The values set forth in this table are applied to all ages.

**	In all subsequent years and months thereafter, the annuity factor is 4.06.

APPENDIX M – FORMULA FOR GRO PLUS II
(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010)
The following are the terms and definitions referenced in the transfer calculation formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

▪	B is the total current value of the AST bond portfolio Sub-account

▪	Cl is the lower target value. Currently, it is 79%.

▪	Ct is the middle target value. Currently, it is 82%.

▪	Cu is the upper target value. Currently, it is 85%.

▪	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.
For each guarantee provided under the benefit,

▪	Gi is the guarantee amount

▪	Ni is the number of days until the maturity date

▪
di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)
Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)
If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (“90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.
The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.
The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

M-1

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.
If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

M-2

APPENDIX N – FORMULA FOR HIGHEST DAILY® GRO
Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

N-1

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

N-2

APPENDIX O – FORMULA FOR HIGHEST DAILY® GRO II
Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.
The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

▪	AV is the current Account Value of the Annuity

▪	VV is the current Account Value of the elected Sub-accounts of the Annuity

▪	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

▪	B is the total current value of the Transfer Account

▪	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

▪	T is the amount of a transfer into or out of the Transfer Account

▪
“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.
The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365).
Where:

▪	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

▪	Ni is the number of days until the end of the Guarantee Period

▪
di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	r = (L – B) / (VV + VF)
If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

O-1

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}
If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.
The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.
The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}
If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.
90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

O-2

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ASSURANCE CORPORATION
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Telephone: 1-888-PRU-2888
http://www.prudentialannuities.com
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